As filed with the Securities and Exchange Commission on March 24, 2026.

Registration Statement No. 333-286836

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Amendment No. 3 to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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ATHENA TECHNOLOGY ACQUISITION CORP. II
(Exact name of registrant as specified in its charter)

For Co-Registrants, see “Table of Co-Registrants” on the following page.

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Delaware	6770	87-2447308
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

442 5th Avenue
New York, NY 10018
Telephone: (970) 925-1572
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

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Isabelle Freidheim
Chief Executive Officer
442 5th Avenue
New York, NY 10018
Telephone: (970) 925-1572
(Name, address, including zip code, and telephone number, including area code, of agent for service)

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Copies to:

Peyton Worley Scott W. Westhoff Latham & Watkins LLP 1271 Avenue of the Americas New York, New York 10020 (212) 906-1200	Joseph M. Lucosky Victoria Baylin Lucosky Brookman LLP 101 Wood Avenue South 5th Floor Woodbridge, NJ 08830 (732) 395-4400

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Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and on completion of the business combination described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Registrant and Co-Registrant:

Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant and Co-Registrant hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant and Co-Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF CO-REGISTRANTS

Exact Name of Co-Registrant as Specified in its Charter(1)(2)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Ace Green Recycling, Inc.	Delaware	3341	86-2478384

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(1)      The Co-Registrant has the following principal executive office:

1001 West Loop South

Suite #635

Houston, Texas 77027

Telephone: (281) 217-4431

(2)      The agent for service for the Co-Registrant is:

Nishchay Chadha

Chief Executive Officer
1001 West Loop South

Suite #635

Houston, Texas 77027

Telephone: (281) 352-5998

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The securities described herein may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS	SUBJECT TO COMPLETION, DATED MARCH 24, 2026

Proxy Statement for
Special Meeting
of Stockholders of
Athena TECHNOLOGY Acquisition Corp. ii
and
Prospectus for
Up TO            shares of Common Stock,
and
Warrants to purchase            shares of Common Stock

Dear Athena Technology Acquisition Corp. II Stockholders:

You are cordially invited to attend the special meeting of the stockholders (the “special meeting”) of Athena Technology Acquisition Corp. II, a Delaware corporation (“Athena”), to be held at            Eastern Time, on            , 2026. The special meeting will be conducted exclusively over the Internet by means of a live video webcast, which can be accessed by visiting            . Athena is a Delaware blank check company established for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On December 4, 2024, Athena, Project Atlas Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of Athena (“Merger Sub”), and Ace Green Recycling, Inc. a Delaware corporation (“Ace Green”), entered into a Business Combination Agreement (as may be amended and/or amended and restated, the “Merger Agreement”), pursuant to which Merger Sub will merge (the “Merger”) with and into Ace Green, whereupon the separate corporate existence of Merger Sub will cease and Ace Green will be the surviving company and continue in existence as a wholly owned subsidiary of Athena, on the terms and subject to the conditions set forth therein (collectively with the other transactions described in the Merger Agreement, the “Business Combination”). In connection with the consummation of the Business Combination, Athena will be renamed “Ace Green Recycling, Inc.” Athena after the Business Combination is sometimes referred to in the accompanying proxy statement/prospectus as “New Ace Green.”

Athena’s Class A common stock (the “Athena Class A Common Stock”), units (the “Athena Units”) and public warrants (the “Public Warrants”) are currently traded on OTC Pink under the symbols “ATEK,” “ATEK.U,” and “ATEK WS,” respectively. At the effective time of the Business Combination (the “Effective Time”), (i) each share of Ace Green common stock, par value $0.0001 per share (the “Ace Green Common Stock”), issued and outstanding immediately prior to the Effective Time (but excluding any (x) shares of Ace Green Common Stock held by a holder who is entitled to demand and has properly exercised appraisal rights for such shares in accordance with Section 262 of the Delaware General Corporation Law and (y) shares of Ace Green Common Stock held by Ace Green as treasury stock) will be cancelled and converted into the right to receive (1) a pro rata share of any Earnout Shares (as defined below) and (2) a number of shares of Athena Class A Common Stock (rounded up to the nearest whole share) equal to the quotient of (a) the quotient of $250,000,000 divided by $10.10 divided by (b) the number of shares of Ace Green Common Stock outstanding immediately prior to the closing of the Business Combination (the “Closing”) on a fully diluted basis (the “Exchange Ratio”), (ii) each outstanding award of restricted stock units denominated in Ace Green Common Stock (each, an “Ace Green RSU”) shall automatically be converted into (1) the right to receive a pro rata share of any Earnout Shares and (2) an award of restricted stock units relating to a number of shares of New Ace Green Common Stock determined by multiplying (a) the number of shares of Ace Green Common Stock subject to such Ace Green RSU immediately prior to the Effective Time by (b) the Exchange Ratio (rounded down to the nearest whole share), and (iii) each outstanding option to purchase shares of Ace Green Common Stock (each, an “Ace Green Option”) shall automatically be converted into (1) the right to receive a pro rata share of any Earnout Shares and (2) an option to purchase a number of shares of New Ace Green Common Stock determined by multiplying (a) the number of shares of Ace Green Common Stock subject to such Ace Green Option immediately prior to the Effective Time by (b) the Exchange Ratio (rounded down to the nearest whole share), with an exercise price per share equal to the exercise price per share of such Ace Green Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest full cent).

The Merger Agreement also provides that (i) New Ace Green will issue or cause to be issued to the Ace Green stockholders and holders of Ace Green RSUs and Ace Green Options (collectively, the “Ace Green Securityholders”) up to an aggregate of an additional 25,500,000 shares of New Ace Green Common Stock (the “Earnout Shares”) (as equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to New Ace Green Common Stock occurring on or after the Closing) and (ii) Athena Technology Sponsor II, LLC, a Delaware limited liability company (the “Sponsor”) will vest in up to 1,500,000 shares of New Ace Green Common Stock (or such shares will be cancelled, as applicable) (the “Sponsor Earnout Shares”) (as equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to New Ace Green Common Stock occurring on or after the Closing), in each case after the Closing based on the price performance of the New Ace Green Common Stock during the three year period following the Closing (the “Earnout Period”) and, with respect to the Earnout Shares, based on price performance during the period beginning on the six-month anniversary of the Closing Date and ending on the three-year anniversary of the Closing Date (the “Adjusted Earnout Period”) and certain post-Closing revenue and EBITDA figures.

Pursuant to the Merger Agreement, during the Earnout Period (a) New Ace Green will issue to the former Ace Green Securityholders an additional 3,500,000 Earnout Shares (as equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to New Ace Green Common Stock occurring on or after the Closing) and (b) the Sponsor will vest in and retain 500,000 Sponsor Earnout Shares (as equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to New Ace Green Common Stock occurring on or after the Closing), the first time each of the following occurs:

•        the volume-weighted average trading price (“VWAP”) of New Ace Green Common Stock equals or exceeds $15.00 per share for any 20 trading days within any 30 trading day period;

•        the VWAP of New Ace Green Common Stock equals or exceeds $20.00 per share for any 20 trading days within any 30 trading day period; and

•        the VWAP of New Ace Green Common Stock equals or exceeds $25.00 per share for any 20 trading days within any 30 trading day period.

In addition, pursuant to the Merger Agreement, New Ace Green will issue to the former Ace Green Securityholders and additional 3,000,000 Earnout Shares (as adjusted) the first time each of the following occurs:

•        New Ace Green’s revenue for the first full fiscal year following the Closing Date, as reflected in its audited financial statements, equals or exceeds $75,000,000;

•        New Ace Green’s EBITDA for the five full fiscal years following the Closing Date equals or exceeds $50,000,000;

•        during the Adjusted Earnout Period, the VWAP of New Ace Green Common Stock equals or exceeds $15.00 per share for any 20 trading days within any 30 trading day period;

•        during the Adjusted Earnout Period, the VWAP of New Ace Green Common Stock equals or exceeds $20.00 per share for any 20 trading days within any 30 trading day period; and

•        during the Adjusted Earnout Period, the VWAP of New Ace Green Common Stock equals or exceeds $25.00 per share for any 20 trading days within any 30 trading day period.

Athena intends to apply to list the shares of New Ace Green Common Stock and the Public Warrants on the Nasdaq Stock Market under the symbols “            ,” and “            ,” respectively, in connection with the Business Combination.

The Sponsor and Athena’s officers and directors have agreed to (i) vote all of the outstanding shares of Athena Class A Common Stock originally issued to the Sponsor as shares of Athena Class B Common Stock (the “Founder Shares”) held by the Sponsor and all of their shares of Athena Class A Common Stock in favor of adoption and approval of the Merger Agreement, the Merger, and the other transactions comprising the Business Combination, and (ii) certain restrictions on their shares of Athena Class A Common Stock and Founder Shares (collectively, the “Athena Common Stock”).

On August 31, 2021, the Sponsor purchased 7,362,500 Founder Shares for an aggregate purchase price of $25,000, and in November 2021, Athena effected a 1.36672326 for 1 stock split of its common stock, resulting in the Sponsor owning an aggregate of 10,062,500 Founder Shares. Up to 1,312,500 Founder Shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option in Athena’s initial public offering was exercised. In connection with the underwriters’ partial exercise of their over-allotment option on December 28, 2021, the Sponsor forfeited 1,181,250 Founder Shares. As of the date hereof, the Sponsor owns an aggregate of 8,881,250 shares of Athena Class A Common Stock.

On December 9, 2021, the Sponsor also purchased an aggregate of 950,000 private placement units (the “Private Placement Units”), each consisting of one share of Athena Class A Common Stock (the “Private Placement Shares”) and one-half of one redeemable warrant (the “Private Placement Warrants”), at a price of $10.00 per Private Placement Unit in a private placement, generating gross proceeds to Athena of $9,500,000. Simultaneously with the exercise of the over-allotment option, Athena consummated the private placement of an additional 3,750 Private Placement Units to the Sponsor at a purchase price of $10.00 per Private Placement Unit, generating gross proceeds of $37,500.

On August 31, 2021, Athena issued a promissory note to the Sponsor (the “IPO Note”), pursuant to which Athena could borrow up to an aggregate principal amount of $300,000. The IPO Note was non-interest bearing and payable on the earlier of January 31, 2022, or the completion of Athena’s initial public offering (the “IPO”). Athena borrowed $104,402 under the IPO Note, all of which was repaid prior to December 31, 2021.

In order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor, or certain of Athena’s officers and directors may, but are not obligated to, loan Athena funds as may be required (“Working Capital Loans”). If we complete a business combination, we will repay the Working Capital Loans out of the proceeds of the trust account established in connection with the IPO (the “Trust Account”) released to us. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that Athena does not complete a business combination, we may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of the Business Combination or another business combination by Athena, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into units of the post-business combination entity at a price of $10.00 per unit. The warrants would be identical to the Sponsor’s Private Placement Warrants. As of December 31, 2025, the below promissory notes were entered into that fall under the Working Capital Loans structure.

In July 2023, Athena issued an unsecured promissory note to the Sponsor with a principal amount equal to $60,000 (the “Extension Note”). On the same date, in connection with advances the Sponsor may make in the future to Athena for working capital expenses in connection with its initial business combination, Athena issued a separate unsecured promissory note to the Sponsor in the principal amount of up to $240,000 (together with the Extension Note, the “2023 Notes”). The 2023 Notes bear no interest and are repayable in full upon the earlier of (a) the date of the consummation of the Business Combination or another business combination by Athena, or (b) the date of Athena’s liquidation. As of December 31, 2025, the total outstanding balance of the 2023 Notes was $300,000.

In connection with funding the 2023 Notes, on July 5, 2023, the Sponsor entered into a subscription agreement with a third-party investor. Pursuant to such agreement, the Sponsor will transfer one share of Athena Class A Common Stock for each dollar funded upon the closing of a business combination. As of December 31, 2024, such third-party investor loaned $300,000 to the Sponsor, which amount is included in the balance due to the Sponsor under the Notes described above.

On June 13, 2023, Athena held a special meeting in lieu of an annual meeting of stockholders (“First Extension Meeting”) pursuant to which its stockholders approved (i) an amendment (the “Charter Extension Amendment”) to Athena’s amended and restated certificate of incorporation giving Athena the right to extend the date by which it has to complete an initial business combination from June 14, 2023 to March 14, 2024, and (ii) an amendment to Athena’s Investment Management Trust Agreement dated December 9, 2021, with Continental Stock Transfer & Trust Company, as trustee, to allow the trustee to liquidate the Trust Account at such time as may be determined as set forth in the Charter Extension Amendment. Following the First Extension Meeting, the Sponsor determined to convert its Founder Shares to shares of Athena Class A Common Stock on a one-for-one basis (the “Conversion”). The 8,881,250 shares of Athena Class A Common Stock issued in connection with the Conversion are subject to the same restrictions as applied to the Athena Class B Common Stock before the Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination as described in the prospectus for the IPO.

In November and December 2023, Athena advanced an aggregate amount of $120,000 from its operating account into the Trust Account on the Sponsor’s behalf to extend the time that Athena had to complete an initial business combination to January 14, 2024. These advances fall under the Working Capital Loan borrowings. Total borrowings under the Working Capital Loans structure as of December 31, 2025 was $1,800,000, which is comprised of $300,000 Extension Note balance and $120,000 working capital loan borrowings. Working capital loans outstanding as of December 31, 2025 were $2,222,182.

On each of June 14, 2023, July 7, 2023, August 8, 2023, September 7, 2023, October 6, 2023, November 7, 2023, December 8, 2023, January 8, 2024 and February 9, 2024, Athena deposited $60,000 into the Trust Account, or an aggregate of $540,000, allowing Athena to extend the period of time that it had to consummate its initial business combination by one month per deposit from June 14, 2023 to March 14, 2024.

On March 12, 2024, Athena held a special meeting of stockholders (the “Second Extension Meeting”) pursuant to which its stockholders approved amendments to Athena’s amended and restated certificate of incorporation, as amended (the “Second Charter Extension Amendment”) (i) giving Athena the right to extend the date by which it had to complete an initial business combination from March 14, 2024 to up to December 14, 2024 and (ii) eliminating the limitation that Athena may not redeem Public Shares in an amount that would cause Athena’s net tangible assets to be less than $5,000,001 immediately prior to or upon consummation of a business combination.

On each of March 13, 2024, April 16, 2024, May 14, 2024, June 14, 2024, July 10, 2024, August 8, 2024, September 12, 2024, October 15, 2024 and November 11, 2024, Athena deposited $25,756 into the Trust Account, or an aggregate of $231,804, allowing Athena to extend the period of time that it had to consummate its initial business combination by one month per deposit from March 14, 2024 to December 14, 2024.

On July 26, 2024, Athena issued an unsecured promissory note to the Sponsor with a principal amount equal to $422,182 (the “July 2024 Note”). The note is non-interest bearing and payable on the earlier of July 26, 2026 or Athena’s initial business combination. The note may be converted into equity securities of Athena on mutually agreeable terms if consented to in writing by the Sponsor. As of December 31, 2024, Athena received the full principal amount of $422,182 under this note.

On October 10, 2024 (effective on April 10, 2024), Athena issued an unsecured and non-interest-bearing promissory note to the Sponsor with a principal amount equal to $1,500,000 to cover the monthly extension payments of Athena and for working capital purposes. Athena drew $800,000 from this note on April 10, 2024 (the “October 2024 Note, and together with the and the 2023 Notes and the July 2024 Note, the “Promissory Notes”).

On December 10, 2024, Athena held an annual meeting of stockholders (the “Third Extension Meeting”) pursuant to which its stockholders approved an amendment to Athena’s amended and restated certificate of incorporation, as amended (the “Third Charter Extension Amendment”) giving Athena the right to extend the date by which it has to complete an initial business combination from December 14, 2024 to September 14, 2025.

On each of December 11, 2024, January 10, 2025, February 10, 2025, March 6, 2025, April 7, 2025, May 7, 2025, June 6, 2025, July 8, 2025 and August 11, 2025, Athena deposited $6,203 into the Trust Account, or an aggregate of $55,827, allowing Athena to extend the period of time that it has to consummate its initial business combination by one month per deposit from December 14, 2024 to September 14, 2025.

On September 10, 2025, Athena held a special meeting of stockholders (the “Fourth Extension Meeting”) pursuant to which its stockholders approved an amendment to Athena’s amended and restated certificate of incorporation, as amended (the “Fourth Charter Extension Amendment”) giving Athena the right to extend the date by which it has to complete an initial business combination from September 14, 2025 to June 14, 2026.

On each of September 12, 2025, October 7, 2025, November 4, 2025, December 8, 2025, January 5, 2026, February 5, 2026 and March 4, 2026, Athena deposited approximately $498 into the Trust Account, or an aggregate of approximately $3,486, allowing Athena to extend the period of time that it has to consummate its initial business combination by one month per deposit from September 14, 2025 to April 14, 2026.

On December 6, 2024, Athena and the Sponsor entered into an Amended and Restated Subscription Agreement (the “A&R Polar Subscription Agreement”) with Polar Multi-Strategy Master Fund (“Polar”), pursuant to which Polar contributed an additional $200,000 to the Sponsor (for an aggregate of $500,000) (such funded amounts, the “Initial Polar Capital Investment”), which the Sponsor in turn loaned to Athena to fund any additional extensions of the date by which Athena must consummate an initial business combination and to cover working capital expenses. The A&R Polar Subscription Agreement provides that in connection with the Initial Polar Capital Investment, Athena will repay the entire balance of the Initial Polar Capital Investment to Polar within five business days of the closing of an initial business combination and that the Sponsor will transfer and/or that Athena will issue on the Sponsor’s behalf an additional 200,000 shares of Athena Class A Common Stock to Polar immediately prior to Athena’s closing of an initial business combination (for an aggregate of 500,000 shares to be transferred and/or issued to Polar as consideration for the Initial Polar Capital Investment).

On December 4, 2024, the Sponsor and Ace Green entered into a Side Letter Agreement which was amended and restated on March 19, 2026, pursuant to which, at the Closing,

(i)     the Private Placement Warrants, all of which are held by the Sponsor, will be forfeited and cancelled; and

(ii)    approximately 6.335 million of the Sponsor’s Founder Shares were conditionally surrendered to Athena and made available to be sold to participants in Athena and Ace Green’s PIPE financing efforts whereby 1/3 may be used by Athena, 1/3 by Ace Green and 1/3 by Ace Green’s financial advisor.

Also on December 4, 2024, Athena entered into a Support Agreement with (i) the Sponsor, (ii) Ace Green, and (iii) the Ace Green stockholders named therein (together with the Sponsor, the “Voting Parties”), pursuant to which the Voting Parties agreed to vote or cause to be voted all Athena voting shares and all Ace Green voting securities that they beneficially own: (i) in favor of (A) the Merger and the Merger Agreement, (B) an amendment of Athena’s governing documents to extend the outside date for consummating the Merger, if applicable, and (C) any proposal to adjourn or postpone a meeting of stockholders of Athena to a later date if there are not sufficient votes to approve the Merger; (ii) against any action, proposal, transaction or agreement that could reasonably be expected to result in a breach under the Merger Agreement; and (iii) against (A) any proposal or offer from any person (other than Athena or Ace Green or any of their respective affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving Athena or Ace Green, as applicable, (2) the issuance or acquisition of shares of capital stock or other equity securities of Athena or Ace Green (other than as contemplated by the Merger Agreement), or (3) with respect to stockholders of Ace Green, the sale, lease, exchange or other disposition of any significant portion of Ace Green’s properties or assets, and (B) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of a party’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of Athena or Ace Green, as applicable (including any amendments to such party’s governing documents other than in connection with the Merger).

The Support Agreement generally prohibits the Voting Parties from transferring their Athena voting shares or Ace Green voting securities prior to the consummation of the Merger, other than to certain permitted transferees who become party to, and bound by, the Support Agreement. The Support Agreement will automatically terminate upon the earlier to occur of (i) the Closing and (ii) the termination of the Merger Agreement in accordance with its terms.

On February 9, 2025, Athena and the Sponsor entered into a Subscription Agreement (the “February 2025 Subscription Agreement”) with Kevin Wright and Jeanine Percival Wright Revocable Trust (the “Investor,” and together with Polar, the “Subscription Agreement Investors”) pursuant to which the Investor contributed $500,000 to Sponsor (the “Contribution”), which in turn was loaned by the Sponsor to Athena to fund any additional extensions of the date by which Athena must consummate an initial business combination and to cover working capital expenses. The February 2025 Subscription Agreement provides that Athena will repay the entire balance of the Contribution to the Investor within five business days of the closing of an initial business combination of Athena and that the Sponsor will transfer and/or Athena will issue on the Sponsor’s behalf an additional 300,000 shares of Athena Class A Common Stock to the Investor immediately prior to the closing of an initial business combination of Athena.

On August 11, 2025, Athena and the Sponsor entered into a Subscription Agreement (the “August Subscription Agreement,” and together with the A&R Polar Subscription Agreement and the February 2025 Subscription Agreement, the “Subscription Agreements”) with Polar pursuant to which Polar contributed an additional $400,000 to Athena (the “August Polar Capital Investment” and together with the Initial Polar Capital Investment, the “Combined Polar Capital Investment”) to cover working capital expenses. The August Subscription Agreement provides that in connection with the August Polar Capital Investment, immediately prior to the closing of an Athena business combination, Athena will issue to Polar one share of Athena Class A Common Stock per $1.00 contributed by Polar.

Additionally, in connection with the August Subscription Agreement, an amount equal to the August Polar Capital Investment shall be paid by Athena to Polar as a return of capital within five business days of the closing of an Athena business combination. Additionally, the Sponsor shall not sell, transfer, or otherwise dispose of any securities (including warrants) owned by the Sponsor without Polar’s consent, other than permitted share transfers, until the full amount of the August Polar Capital Investment has been paid to Polar. Athena and the Sponsor are jointly and severally obligated for such repayment. If the closing of an Athena business combination occurs, Polar may, in its sole discretion, elect at the closing of such business combination or at any time prior to the repayment of the August Polar Capital Investment to receive such repayment from Athena either in cash or in shares of Athena Class A Common Stock at a rate of one share of Athena Class A Common Stock for each $10 of the August Polar Capital Investment (the “Return of Capital”). In the event that the Sponsor or Athena defaults in its obligations and that such default continues for a period of five business days following written notice to the Sponsor and Athena (the “Default Date”), Athena shall immediately issue to Polar 0.1 shares of Athena Class A Common Stock (the “Default Shares”) for each $1.00 of the August Polar Capital Investment on the Default Date, and shall issue to Polar an additional 0.1 Default Shares for each $1.00 of the August Polar Capital Investment that Polar funded each month thereafter, until the default is cured.

The following summarizes the pro forma ownership of New Ace Green Common Stock immediately following the Business Combination under five redemption scenarios: no further redemptions, 25% redemptions, 50% redemptions, 75% redemptions and maximum redemptions.

	Assuming No Further Redemptions		Assuming 25% Redemptions		Assuming 50% Redemptions		Assuming 75% Redemptions		Assuming Maximum Redemptions
	Shares	Percentage	Shares	Percentage	Shares	Percentage	Shares	Percentage	Shares	Percentage
Existing Ace Green stockholders	24,752,475	87.53%	24,752,475	87.55%	24,752,475	87.57%	24,752,475	87.59%	24,752,475	87.61%
Athena Public Stockholders	24,887	0.09%	18,665	0.07%	12,444	0.04%	6,222	0.02%	—	0.00%
Sponsor and related parties(1)	2,300,000	8.13%	2,300,000	8.14%	2,300,000	8.14%	2,300,000	8.14%	2,300,000	8.14%
Subscription Agreement Investors(2)	1,200,000	4.24%	1,200,000	4.24%	1,200,000	4.25%	1,200,000	4.25%	1,200,000	4.25%
Total shares of New Ace Green Common Stock outstanding at Closing	28,277,362	100%	28,271,140	100%	28,264,919	100%	28,258,697	100%	28,252,475	100%

____________

(1)      Excludes 476,875 Private Warrants held by the Sponsor, all of which will be forfeited at Closing.

(2)      Assumes that no Default Shares are issued and that Polar does not elect to receive repayment of any portion of the August Polar Capital Investment in shares of Athena Class A Common Stock.

Stockholders will experience additional dilution to the extent that New Ace Green issues additional shares of New Ace Green Common Stock after the Closing. The table above excludes (i) 12,687,500 shares of New Ace Common Stock that underlie Athena’s Public Warrants, (ii) 476,875 shares of New Ace Green Common Stock that underlie the Private Placement Warrants, (iii) 25,500,000 Earnout Shares (as defined below) (as adjusted), and (iv) 1,500,000 Sponsor Earnout Shares (as defined below) (as adjusted) (collectively, the “Dilutive Interests”), in each case because none of the Dilutive Interests are exercisable or issuable immediately following the consummation of the Business Combination.

For more information, please see the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal 1 — The Business Combination Proposal — Ownership of New Ace Green After the Closing.”

Dilution

After the completion of the Business Combination, the Public Stockholders will own a significantly smaller percentage of New Ace Green than they currently own of Athena. Consequently, the Public Stockholders, as a group, will have reduced ownership and voting power in the combined company compared to their ownership and voting power in Athena. The following table presents the net tangible book value per share, as adjusted, at various redemption levels assuming various sources of material probable dilution (but excluding the effects of the Business Combination itself) (in thousands, except share and per share data):

	Assuming No Further Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming Maximum Redemptions
Initial public offering price per share of Athena	$10.00	$10.00	$10.00	$10.00	$10.00
Net tangible book value, as adjusted(1)	$(7,767)	$(7,803)	$(7,878)	$(7,953)	$(8,028)
As adjusted shares(2)	3,524,887	3,518,665	3,512,444	3,506,222	3,500,000
Net tangible book value per share, as adjusted, as of December 31, 2025	$(2.20)	$(2.22)	$(2.24)	$(2.27)	$(2.29)
Dilution per share to Athena’s Stockholders	$12.19	$12.22	$12.24	$12.27	$12.29

____________

(1)      See table below for reconciliation of net tangible book value, as adjusted.

(2)      See table below for reconciliation of as adjusted shares.

The following table illustrates the as adjusted net tangible book value to Athena’s stockholders and increase in net tangible book value to Athena’s stockholders as a result of transaction cost incurred by Athena and funds released from the Trust Account upon consummation of the Business Combination (in thousands, except share and per share data).

	Assuming No Further Redemptions(1)	Assuming 25% Redemptions(2)	Assuming 50% Redemptions(3)	Assuming 75% Redemptions(4)	Assuming Maximum Redemptions(5)
Net tangible book value per share, as adjusted, as of December 31, 2025	$(2.20)	$(2.23)	$(2.25)	$(2.28)	$(2.30)
Numerator adjustments
Athena’s net tangible book value	$(17,022)	$(17,022)	$(17,022)	$(17,022)	$(17,022)
Transaction costs attributed to Athena	—	—	—	—	—
Deferred underwriting fee waived	8,956	8,956	8,956	8,956	8,956
Funds released from trust(6)	299	224	150	75	—
As adjusted net tangible book value	$(7,767)	$(7,842)	$(7,917)	$(7,991)	$(8,066)
Denominator adjustments(7)
Athena Public Shareholders	24,887	18,665	12,444	6,222	—
Sponsor and its affiliates and Subscription Agreement Investors – Class A	3,500,000	3,500,000	3,500,000	3,500,000	3,500,000
As adjusted Athena’s shares outstanding	3,524,887	3,518,665	3,512,444	3,506,222	3,500,000

____________

(1)      Assumes that no Public Stockholders exercise Redemption Rights with respect to their shares of Athena Class A Common Stock for a pro rata share of the funds in the Trust Account.

(2)      Assumes that 25% of Public Stockholders, holding 6,222 shares of Athena Class A Common Stock, exercise their Redemption Rights for an aggregate payment of approximately $0.07 million (based on the estimated per-share redemption price of approximately $12.03 per share) from the Trust Account.

(3)      Assumes that 50% of Public Stockholders, holding 12,444 shares of Athena Class A Common Stock, exercise their Redemption Rights for an aggregate payment of approximately $0.15 million (based on the estimated per-share redemption price of approximately $12.03 per share) from the Trust Account.

(4)      Assumes that 75% of Public Stockholders, holding 18,665 shares of Athena Class A Common Stock, exercise their Redemption Rights for an aggregate payment of approximately $0.22 million (based on the estimated per-share redemption price of approximately $12.03 per share) from the Trust Account.

(5)      Assumes that all Public Stockholders, holding 24,887 shares of Athena Class A Common Stock, exercise their Redemption Rights for an aggregate payment of approximately $0.30 million (based on the estimated per-share redemption price of approximately $12.03 per share) from the Trust Account.

(6)      The funds released from the Trust Account were adjusted under the 25% redemption scenario for the redemptions of $75 thousand, under 50% redemption scenario for the redemptions of $150 thousand, and under 75% redemption scenario for the redemptions of $225 thousand.

(7)      Excludes potentially dilutive outstanding securities consisting of 12,687,500 shares of Athena Class A Common Stock underlying the Public Warrants and 476,875 shares of Athena Class A Common Stock underlying the Private Placement Warrants held by the Sponsor. These sources of future dilution as the extent of their exercise is assumed not to be probable.

To the extent that additional shares are issued pursuant to the foregoing or any financing transactions Athena, Ace Green or New Ace Green may enter into, Athena’s stockholders will experience further dilution. In addition, Athena may enter into other transactions. To the extent it issues such securities, investors and Athena’s stockholders may experience further dilution.

For purposes of Item 1604(c)(1) of Regulation S-K, there would be 28,277,362 total shares of Athena Common Stock outstanding after giving effect to the Business Combination under the no further redemptions scenario. Where redemptions are none, the company valuation is based on Athena’s initial registered offering price per share of $10.00 is therefore calculated as: $10.00 (per share IPO price) times 28,277,362 shares, or $28,277 thousand. The following table illustrates the valuation at the offering price of the securities in the IPO of $10.00 per share for each redemption scenario:

	Assuming No Further Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming Maximum Redemptions
Athena Common Stock valuation based on offering price of the securities in the IPO of $10.00 per share	$35,249	$35,187	$35,124	$35,062	$35,000
Athena Public Stockholders shares outstanding post Business Combination(6)	3,524,887	3,518,665	3,512,444	3,506,222	3,500,000
Ace Green Common Stock valuation based on offering price of the securities in the IPO of $10.00 per share	$247,525	$247,525	$247,525	$247,525	$247,525
Shares of Ace Green Common Stock outstanding post Business Combination	24,752,475	24,752,475	24,752,475	24,752,475	24,752,475
Total valuation based on offering price of the securities in the IPO of $10.00 per share	$282,774	$282,711	$282,649	$282,587	$282,525
Total shares outstanding post Business Combination	28,277,362	28,271,140	28,264,919	28,258,697	28,252,475

The required disclosure is not a guarantee that the trading price of the combined company will not be below the IPO offering price of Athena, nor is the disclosure a guarantee the company valuation will attain one of the stated levels of valuation.

The following table shows the dilutive effect and the effect on the per share value of shares held by non-redeeming holders of Public Shares under a range of redemption scenarios and dilutive securities exercise scenarios:

Particulars	Assuming No Further Redemptions		Assuming 25% Redemptions		Assuming 50% Redemptions		Assuming 75% Redemptions		Assuming Maximum Redemptions
	No. of shares	Value per share(1)	No. of shares	Value per share(1)	No. of shares	Value per share(1)	No. of shares	Value per share(1)	No. of shares	Value per share(1)
Base Scenario(2)	28,277,362	8.75	28,271,140	8.76	28,264,919	8.76	28,258,697	8.76	28,252,475	8.76
Excluding Sponsor Shares(3)	24,777,362	9.99	24,771,140	9.99	24,764,919	9.99	24,758,697	10.00	24,752,475	10.00
Exercising Public Warrants(4)(5)	40,964,862	6.04	40,958,640	6.04	40,952,419	6.04	40,946,197	6.05	40,939,975	6.05
Exercising Private Warrants(5)(6)	28,754,237	8.61	28,748,015	8.61	28,741,794	8.61	28,735,572	8.61	28,729,350	8.62
Exercising All Warrants(5)(7)	41,441,737	5.97	41,435,515	5.97	41,429,294	5.97	41,423,072	5.98	41,416,850	5.98

____________

(1)      Based on post-transaction equity value attributable to the combined company of $247.5 million.

(2)      Represents the post-Closing share ownership of the combined company assuming various levels of redemption by holders of Public Shares.

(3)      Represents the Base Scenario excluding the shares owned by Sponsor and other insiders and the Subscription Agreement Investors.

(4)      Represents the Base Scenario plus the full exercise of the Public Warrants.

(5)      Analysis does not account for exercise prices to be paid in connection with the exercise of warrants.

(6)      Represents the Base Scenario plus the full exercise of the Private Placement Warrants.

(7)      Represents the Base Scenario plus the full exercise of the Public Warrants and the Private Placement Warrants.

Compensation Received by the Sponsor

The Sponsor is a Delaware limited liability company that was formed to invest in Athena. Although the Sponsor is permitted to undertake any activities permitted under the Delaware Limited Liability Company Act and other applicable law, the Sponsor’s business is focused on investing in Athena. Isabelle Freidheim, Athena’s Chair of the Board and Chief Executive Officer, is the sole manager of the Sponsor and holds voting and investment discretion with respect to the shares of Athena Common Stock held of record by the Sponsor. All of Athena’s officers and directors are members of the Sponsor. As of the date of this proxy statement/prospectus, other than certain of Athena’s officers and directors and the non-managing sponsor investors and lenders, no other person has a direct or indirect material interest in the Sponsor. In addition, Athena’s independent directors receive for their services as a director an indirect interest in the Founder Shares through membership interests in the Sponsor. Other than the Sponsor manager and Athena’s management team, none of the other members of the Sponsor participate in Athena’s activities.

The non-managing Sponsor investors hold as of the date of this proxy statement/prospectus, indirectly through membership interests in the Sponsor, less than 50% of the Private Placement Units and less than 50% of the Founder Shares. The non-managing Sponsor investors have no right to control the Sponsor or participate in any decision regarding the disposal of any security held by the Sponsor, or otherwise.

The following table sets forth the payments received by the Sponsor and its affiliates from Athena prior to or in connection with the completion of an initial business combination and the securities issued by Athena to the Sponsor or its affiliates:

Entity/Individual	Amount of Compensation Received or Securities Issued	Consideration Paid or to be Paid
Athena Technology Sponsor II, LLC or Isabelle Freidheim	$10,000 per month until liquidation or completion of an initial business combination	Office space, administrative and shared personnel support services
	8,881,250 shares of Class B Common Stock(1)	$25,000
	953,750 Private Placement Units(2)	$9,537,500
	$1,735,686 in working capital loans, which loans are convertible, at the Sponsor’s discretion, into units of the post business combination entity at a price of $10.00 per unit	Working capital loans to finance transaction costs in connection with an initial business combination
	$422,182 in unsecured promissory notes, which notes are convertible into equity securities of Athena on mutually agreeable terms(3)	Funding to finance Athena operations and transaction costs in connection with an initial business combination
	Reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination	Services in connection with identifying, investigating and completing an initial business combination
	Reimbursement for other out-of-pocket expenses paid by the Sponsor on Athena’s behalf	$211,029

____________

(1)      On June 21, 2023, the Sponsor determined to convert all the outstanding shares of Athena Class B Common Stock into shares of Athena Class A Common Stock on a one-for-one basis.

(2)      The non-managing sponsor investors hold as of the date of this proxy statement/prospectus, indirectly through membership interests in the Sponsor, less than 50% of the Private Placement Units and less than 50% of the Founder Shares.

(3)      On April 10, 2024, Athena issued (i) an unsecured promissory note to Isabelle Freidheim, Athena’s Chief Executive Officer, with a principal amount equal to $600,000 and (ii) an unsecured promissory note to Kirthiga Reddy, Athena’s President and Director, with a principal amount equal to $200,000. On July 26, 2024, Athena issued an unsecured promissory note to the Sponsor with a principal amount equal to $422,182.

At Closing, all 476,875 Private Placement Warrants included in the Private Placement Units will be forfeited as part of the Sponsor Side Letter Agreement, and upon the completion of the Business Combination, the Sponsor and its affiliates will hold a total of 2,300,000 shares of New Ace Green Common Stock and the Subscription Agreement Investors will hold a total of 1,200,000 shares of New Ace Green Common Stock. At Closing, the Working Capital Loans (including the Promissory Notes) will be repaid, without interest. The retention of shares by the Sponsor and its affiliates, the reimbursements payable to the Sponsor under the Working Capital Loans and the payments made by the Sponsor to the Subscription Agreement Investors at Closing will not result in a material dilution of the equity interests of non-redeeming Athena stockholders. See the section entitled “Information About Athena — Compensation Received by the Sponsor.”

Conflicts of Interest

As the Sponsor, its affiliates and representatives and the Athena officers and directors (collectively, the “Sponsor Related Parties”) have interests that are different from, or in addition to (and that may conflict with), the interests of the other holders of Athena Class A Common Stock, a conflict of interest may exist in determining whether the Business Combination is appropriate. Such interests include that the Sponsor Related Parties will lose their entire investment in Athena if Athena does not complete a business combination. When you consider the recommendation of the Athena board of directors (the “Athena Board”) in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor Related Parties have interests in such proposal that are different from, or in addition to (which may conflict with), those of the Athena stockholders generally.

These conflicts of interest include, among other things:

•        the beneficial ownership of the Sponsor and certain current and former members of the Athena Board and officers includes (i) an aggregate of 8,881,250 shares of Athena Class A Common Stock, which shares were acquired for an aggregate investment of $25,000 at the time of Athena’s formation and the IPO, and (ii) 953,750 Private Placement Units purchased by the Sponsor for an aggregate investment of $9,537,500, or $10.00 per Private Placement Unit. Such shares of Athena Class A Common Stock and Private Placement Units would become worthless if Athena does not complete a business combination by June 14, 2026, as such stockholders have waived any redemption right with respect to those shares;

•        after giving effect to the Business Combination, the Sponsor and certain current and former members of the Athena Board and Athena’s officers would own up to an aggregate of 2,300,000 shares of New Ace Green Common Stock. Such shares have an aggregate market value of approximately $            million, based on the closing price of Athena Class A Common Stock of $            on OTC Pink on            , 2025;

•        the continued indemnification of current directors and officers of Athena and the continuation of directors’ and officers’ liability insurance after the Business Combination;

•        the fact that the Sponsor and Athena’s officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on Athena’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations;

•        the fact that              will serve as a director on the Board of Directors of New Ace Green; and

•        the fact that the Sponsor and current and former officers and directors of Athena will lose their entire investment in Athena if Athena does not complete an initial business combination.

These interests may influence Athena’s directors in making their recommendation that you vote in favor of the Business Combination Proposal. These interests were considered by the Athena Board when it approved the Merger Agreement and the Business Combination. For additional information, see the section entitled “Information About Athena — Conflicts of Interest.”

Athena is holding a special meeting of its stockholders in order to obtain the stockholder approvals necessary to complete the Business Combination. At the Athena special meeting, which will be held on             , 2026, at             , Eastern Time, via live webcast at            , Athena will ask its stockholders to approve and adopt the Merger Agreement and the Business Combination and to approve the other proposals described in the accompanying proxy statement/prospectus. You will need the 12-digit meeting control number that is printed on your proxy card to enter the special meeting. Athena recommends that you log in at least 15 minutes before the special meeting to ensure that you are logged in when the special meeting starts. Please note that you will not be able to physically attend the special meeting.

After careful consideration, the Athena Board has unanimously approved the Merger Agreement and the other proposals described in the accompanying proxy statement/prospectus, and the Athena Board has determined that it is advisable to consummate the Business Combination. The Athena Board recommends that you vote “FOR” the proposals described in the accompanying proxy statement/prospectus.

Athena is providing the accompanying proxy statement/prospectus and proxy card to you in connection with the solicitation of proxies to be voted at the special meeting and at any adjournments or postponements of the special meeting. Your vote is very important. If you are a registered stockholder, please vote your shares as soon as possible by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting.

More information about Athena, Ace Green and the Business Combination is contained in the accompanying proxy statement/prospectus. Athena and Ace Green urge you to read the accompanying proxy statement/prospectus, including the financial statements and annexes and other documents referred to herein, carefully and in their entirety. In particular, you should carefully consider the matters discussed under “Risk Factors” beginning on page 18 of the accompanying proxy statement/prospectus.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE ATHENA REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO ATHENA’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of the Athena Board, I thank you for your support and look forward to the successful completion of the Business Combination.

, 2026	Sincerely,

Isabelle Freidheim Chief Executive Officer and Director

The accompanying proxy statement/prospectus is dated             , 2026 and is first being mailed to the stockholders of Athena on or about        , 2026.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

ATHENA TECHNOLOGY ACQUISITION CORP. II

NOTICE OF SPECIAL MEETING
OF STOCKHOLDERS
TO BE HELD ON         , 2026

To the Stockholders of Athena Technology Acquisition Corp. II:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “special meeting”) of Athena Technology Acquisition Corp. II, a Delaware corporation (“Athena,” “we,” “our” or “us”), will be held on             , 2026, at             , Eastern Time, via live webcast at the following address:             . You will need the 12-digit meeting control number that is printed on your proxy card to enter the special meeting. Athena recommends that you log in at least 15 minutes before the special meeting to ensure that you are logged in when the special meeting starts. Please note that you will not be able to physically attend the special meeting. You are cordially invited to attend the special meeting, which will be held for the following purposes:

•        Proposal No. 1 — The “Business Combination Proposal” — to consider and vote upon a proposal to approve and adopt the Business Combination Agreement, dated as of December 4, 2024, by and among Athena, Athena Technology Sponsor II, LLC, a Delaware limited liability company (the “Sponsor”), Ace Green Recycling, Inc., a Delaware corporation (“Ace Green”), and Project Atlas Merger Sub Inc., a Delaware corporation (“Merger Sub”), as amended pursuant to Amendment No. 1 thereto dated as of March 19, 2026 (as may be amended and/or amended and restated, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Ace Green (the “Merger”), with Ace Green surviving the Merger as a wholly owned subsidiary of Athena, and approve the Merger and the other transactions contemplated by the Merger Agreement (the “Business Combination” and such proposal, the “Business Combination Proposal”). The Merger Agreement is attached to the accompanying proxy statement/prospectus as Annex A (“Proposal No. 1”).

•        Proposal No. 2 — The “Charter Proposal” — to consider and vote upon a proposal to approve and adopt, assuming the Business Combination Proposal is approved and adopted, the proposed Amended and Restated Certificate of Incorporation of New Ace Green, as the post-Business Combination company (the “Proposed Charter”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex B, which, if approved, would take effect substantially concurrently with the Effective Time (“Proposal No. 2”).

•        Proposal No. 3 — The “Advisory Charter Proposal” — to approve, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, which are being presented separately in accordance with the U.S. Securities and Exchange Commission guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions (“Proposal No. 3”), as follows:

•        to approve and adopt the Proposed Charter to eliminate certain provisions related to Athena’s status as a blank check company, including changing Athena’s name from “Athena Technology Acquisition Corp. II” to “Ace Green Recycling, Inc.” and to remove the requirement to dissolve Athena and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination, which the board of directors of Athena (the “Athena Board”) believes are necessary to adequately address the needs of Athena immediately following the consummation of the Business Combination;

•        Proposal No. 4 — The “Election of Directors Proposal” — to consider and vote upon a proposal to elect, effective at the closing of the Business Combination (the “Closing”), five directors to serve on the New Ace Green Board of Directors for a term ending at either the first, second, or third annual meeting of stockholders following the Business Combination, and until their respective successors are duly elected and qualified (“Proposal No. 4”);

•        Proposal No. 5 — The “Equity Incentive Plan Proposal” — to consider and vote upon a proposal to approve and adopt the New Ace Green 2025 Equity Incentive Plan (the “Equity Incentive Plan”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex C (“Proposal No. 5”);

•        Proposal No. 6 — The “Nasdaq Proposal” — to consider and vote upon a proposal to approve, for purposes of complying with the applicable listing rules of The Nasdaq Stock Market LLC, the issuance of shares of Athena Class A Common Stock pursuant to the Merger Agreement in connection with the Business Combination (“Proposal No. 6”); and

•        Proposal No. 7 — The “Adjournment Proposal” — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

These items of business are described in the attached proxy statement/prospectus. We encourage you to read the attached proxy statement/prospectus in its entirety, including the Annexes and accompanying financial statements, before voting. IN PARTICULAR, WE URGE YOU TO CAREFULLY READ THE SECTION ENTITLED “RISK FACTORS” beginning on page 18 of the accompanying proxy statement/prospectus.

Only holders of record of shares of Athena Class A Common Stock at the close of business on            , 2026 (the “Record Date”) are entitled to notice of the special meeting and to vote at the special meeting and any adjournments or postponements of the special meeting. A complete list of our stockholders of record entitled to vote at the special meeting will be available for 10 days before the special meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting. During the special meeting, stockholders will also be able to view the list of our stockholders of record entitled to vote at the special meeting by logging into the webcast.

Pursuant to our Existing Charter (as defined in the accompanying proxy statement/prospectus), we are providing the holders of shares of Athena Class A Common Stock originally sold as part of the units issued in our initial public offering (the “IPO” and such holders, the “Public Stockholders”) with the opportunity to redeem, upon the Closing, shares of Athena Class A Common Stock then held by them for cash equal to their pro rata share of the aggregate amount then on deposit (as of two business days prior to the Closing) in the trust account (the “Trust Account”) that holds the proceeds (including interest not previously released to Athena to pay its taxes) from the IPO and a concurrent private placement of units to the Sponsor.

In connection with the Public Stockholders’ vote at the special meeting of stockholders held by Athena on June 13, 2023, 23,176,961 shares of Athena Class A Common Stock were tendered for redemption. As a result, approximately $239,604,919 (approximately $10.34 per share redeemed) was removed from the Trust Account to pay such holders. Following such redemptions, the Public Stockholders held 2,198,039 shares of Athena Class A Common Stock and the Sponsor held 8,881,250 non-redeemable shares of Athena Class B Common Stock, which were converted into 8,881,250 non-redeemable shares of Athena Class A Common Stock on June 21, 2023. In conjunction with the above redemptions, the Public Stockholders also voted to extend the deadline for Athena to complete an initial business combination from June 14, 2023 to March 14, 2024.

In connection with the Public Stockholders’ vote at the special meeting of stockholders held by Athena on March 12, 2024, 910,258 shares of Athena Class A Common Stock were tendered for redemption. As a result, approximately $10,156,503 (approximately $11.16 per share redeemed) was removed from the Trust Account to pay such holders. Following such redemptions, the Public Stockholders held 1,287,781 shares of Athena Class A Common Stock, and the Sponsor held 8,881,250 non-redeemable shares of Athena Class A Common Stock. In conjunction with the above redemptions, the Public Stockholders also voted to extend the deadline for Athena to complete an initial business combination from March 14, 2024 to December 14, 2024.

In connection with the Public Stockholders’ vote at the annual meeting of stockholders held by Athena on December 10, 2024, 977,625 shares of Athena Class A Common Stock were tendered for redemption. As a result, approximately $11,497,958 (approximately $11.76 per share redeemed) was removed from the Trust Account to pay such holders. Following redemptions, the Public Stockholders held 310,156 shares of Athena Class A Common Stock, and the Sponsor held 8,881,250 non-redeemable shares of Athena Class A Common Stock. In conjunction with the above redemptions, the Public Stockholders also voted to extend the deadline for Athena to complete an initial business combination from December 14, 2024 to September 14, 2025.

In connection with the Public Stockholders’ vote at the special meeting of stockholders held by Athena on September 10, 2025, 285,269 shares of Athena Class A Common Stock were tendered for redemption. As a result, approximately $3,335,294 (approximately $11.69 per share redeemed) was removed from the Trust Account to pay such holders. Following redemptions, the Public Stockholders held 24,887 shares of Athena Class A Common Stock, and the Sponsor held 8,881,250 non-redeemable shares of Athena Class A Common Stock. In conjunction with the above redemptions, the Public Stockholders also voted to extend the deadline for Athena to complete an initial business combination from September 14, 2024 to June 14, 2026.

For illustrative purposes, based on the funds held in the Trust Account as of December 31, 2025 of approximately $297,614 and net adjustments to the carrying value shares of Athena Class A common stock subject to possible redemption for prepaid taxes and other amounts due to redeeming Athena stockholders, the estimated per share redemption price would have been approximately $14.41. Public Stockholders may elect to redeem their shares whether or not they are holders as of the Record Date and whether or not they vote for the Business Combination Proposal. Notwithstanding the foregoing redemption rights, a Public Stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the outstanding shares of Athena Class A Common Stock sold in the IPO. Holders of Athena’s outstanding warrants sold in the IPO, which are exercisable for shares of Athena Class A Common Stock under certain circumstances, do not have redemption rights in connection with the Business Combination. The Sponsor and our officers and directors have agreed to waive their redemption rights in connection with the consummation of the Business Combination with respect to any shares of Athena Class A Common Stock they may hold. As of the Record Date, the Sponsor, and officers and directors collectively owned approximately 99.7% of the issued and outstanding shares of Athena Class A Common Stock. The Sponsor and our officers and directors have agreed to vote any shares of Athena Class A Common Stock owned by them in favor of the Business Combination.

We may not consummate the Business Combination unless each of the Business Combination Proposal, Charter Proposal, Election of Directors Proposal, Equity Incentive Plan Proposal and Nasdaq Proposal are approved at the special meeting. The Advisory Charter Proposal is conditioned on the approval of the Business Combination Proposal, Nasdaq Proposal, Election of Directors Proposal, Equity Incentive Plan Proposal and the Charter Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

The Athena Board has unanimously approved the Merger Agreement and the transactions contemplated thereby and recommends that you vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” the Advisory Charter Proposal, “FOR” each of the nominees for election of directors, “FOR” the Equity Incentive Plan Proposal, “FOR” the Nasdaq Proposal and “FOR” the Adjournment Proposal (if necessary).

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the financial statements and annexes attached thereto) for a more complete description of the proposed Business Combination and related transactions and each of the proposals.

, 2026	By Order of the Board of Directors,

Isabelle Freidheim Chief Executive Officer and Director

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MARKET AND INDUSTRY DATA

Certain information contained in this proxy statement/prospectus relates to or is based on studies, publications, surveys and other data obtained from third-party sources and our own internal estimates and research. While we are not aware of any misstatements regarding such third-party information and data presented in this proxy statement/prospectus, such information and data involves risks and uncertainties and is subject to change based on various factors, including, potentially, those discussed under the section entitled “Risk Factors” starting on page 18 of this proxy statement/prospectus. Furthermore, such information and data cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey. Finally, while we believe our own internal estimates and research are reliable, and are not aware of any misstatements regarding such information and data presented in this proxy statement/prospectus, such research has not been verified by any independent source. Notwithstanding anything in this proxy statement/prospectus to the contrary, we are responsible for all disclosures in this proxy statement/prospectus.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Athena Technology Acquisition Corp. II (“Athena”) (File No. 333-286836), constitutes a prospectus of Athena under Section 5 of the Securities Act of 1933, as amended, with respect to the shares of Athena Class A Common Stock to be issued if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to the special meeting of Athena stockholders at which Athena stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Merger Agreement, among other matters.

Athena files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Athena’s SEC filings, including this proxy statement/prospectus, at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact us by telephone or in writing:

Athena Technology Acquisition Corp. II
442 5th Avenue
New York, New York 10018
Attn: Isabelle Freidheim
Telephone: (970) 925-1572

If you are a stockholder of Athena and would like to request documents, please do so by            , 2026 (five business days prior to the special meeting) to receive them before the special meeting. If you request any documents from us, we will mail them to you without charge by first class mail, or another equally prompt means.

You may also obtain additional information about Athena from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your Public Shares (as defined below in this proxy statement/prospectus), you will need to check the box on the enclosed proxy card, send a letter demanding redemption (which includes the name of the beneficial owner of the shares) and deliver your shares electronically to our transfer agent at least two business days prior to the special meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” in the section entitled “Questions and Answers About the Business Combination.” If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company
1 State Street Plaza, 30th Floor
New York, New York 10004
E-mail: spacredemptions@continentalstock.com

FREQUENTLY USED TERMS

In this document:

“Ace Green” means Ace Green Recycling, Inc., a Delaware corporation.

“Ace Green Board” means Ace Green’s board of directors prior to the Closing.

“Ace Green Charter” means the Certificate of Incorporation of Ace Green, dated March 3, 2021, as amended on September 10, 2021.

“Ace Green Common Stock” means the shares of common stock of Ace Green, par value $0.0001 per share.

“Ace Green Convertible Securities” means, collectively, any other options, warrants or rights to subscribe for or purchase any capital shares of Ace Green or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of the Ace Green.

“Ace Expense Cap” means $1.5 million and includes Ace Green’s transaction expenses, however, any capital raising fees incurred by Ace Green and its representative would effectively be deducted from gross proceeds raised and will not be applied against the Ace Expense Cap.

“Ace Green Fully Diluted Capital Stock” means the aggregate number of shares of Ace Green Common Stock that are (a) issued and outstanding immediately prior to the Closing or (b) issuable upon, or subject to, the exercise or settlement of the vested Ace Green Convertible Securities that are outstanding immediately prior to the Closing (it being understood that, for purposes of this clause (b), the number of shares of Ace Green Common Stock underlying such Ace Green Convertible Securities shall be determined as of immediately prior to the Closing, assuming the conversion of all such Ace Green Convertible Securities to shares of Ace Green Common Stock immediately prior to the Closing in accordance with the terms of the contract(s) governing such Ace Green Convertible Securities and will not include any such securities that are not vested as of the Effective Time).

“Ace Green Incentive Plan” means the Ace Green Recycling Inc. 2021 Long-Term Incentive Plan.

“Ace Green Option” means each option (whether vested or unvested) to purchase shares of Ace Green Common Stock granted, and that remains outstanding, under the Ace Green Incentive Plan.

“Ace Green RSU” means an issued and outstanding restricted stock unit denominated in shares of Ace Green Common Stock.

“Ace Green Securityholder” means any holder of Ace Green Common Stock, Ace Green RSUs or Ace Green Options.

“Adjournment Proposal” means a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

“Advisory Charter Proposal” means the separate proposal for an amendment to the Existing Charter, which is reflected in the Proposed Charter, the full text of which is attached to this proxy statement/prospectus as Annex B.

“Aggregate Merger Consideration” means a number of shares of Athena Class A Common Stock equal to the quotient of (i) $250,000,000 divided by (ii) $10.10.

“Anticipated Bylaws” means the expected amended and restated bylaws of New Ace Green, the full text of which is attached to this proxy statement/prospectus as Annex I.

“Athena” means Athena Technology Acquisition Corp. II, a Delaware corporation.

“Athena Board” means Athena’s board of directors prior to the Business Combination.

“Athena Board Recommendations” means the recommendation of the Athena Board to the Athena stockholders that they approve and adopt the Merger Agreement and all other transactions contemplated thereby, approve the Merger and approve the Athena Proposals.

“Athena Class A Common Stock” means Athena’s Class A common stock, par value $0.0001 per share.

“Athena Class B Common Stock” means Athena’s Class B common stock, par value $0.0001 per share.

“Athena Common Stock” means Athena Class A Common Stock and Athena Class B Common Stock, collectively.

“Athena Expense Cap” means $3 million and includes the Athena’s legacy and transaction expense, including accrued expenses, non-accrued expenses, repayment of working capital loans, excise tax owed on redemptions of Athena Class A Common Stock pursuant to redemption rights, and similar expenses. Any capital raising fees incurred by Athena and its representatives would effectively be deducted from gross proceeds raised and will not be applied against the Athena Expense Cap.

“Athena Proposals” means the proposals to be voted on at the special meeting of Athena stockholders as described in this proxy statement/prospectus.

“Athena Unit” means one share of Athena Class A Common Stock and one-half of one redeemable Athena Warrant.

“Athena Public Warrant Agreement” means the Amended and Restated Public Warrant Agreement, dated as of March 29, 2022, by and between Athena and Continental Stock Transfer & Trust Company governing the outstanding Athena Public Warrants.

“Athena Private Warrant Agreement” means the Amended and Restated Private Warrant Agreement, dated as of March 29, 2022, by and between Athena and Continental Stock Transfer & Trust Company governing the outstanding Athena Private Warrants.

“Athena Warrant Agreements” means the Athena Public Warrant Agreement and the Athena Private Warrant Agreement.

“Athena Warrants” means the Private Placement Warrants and the Public Warrants issued under the Athena Warrant Agreements, with each whole warrant exercisable for one share of Athena Class A Common Stock at an exercise price of $11.50.

“Broker non-vote” means the failure of an Athena stockholder, who holds his or her shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.

“Business Combination” means the transactions contemplated by the Merger Agreement.

“Business Combination Proposal” means the proposal to approve the adoption of the Merger Agreement and the Business Combination.

“Business Days” means any day other than Saturday, Sunday or a day on which banks are closed in New York City, New York.

“Charter Proposal” means the proposal to be considered at the special meeting to approve and adopt, assuming the Business Combination Proposal is approved and adopted, the Proposed Charter of New Ace Green as the post-Business Combination company, which, if approved, would take effect substantially concurrently with the Effective Time.

“Closing” means the consummation of the Business Combination.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Code of Conduct” means the Code of Business Conduct and Ethics to be adopted by the New Ace Green Board and applicable to all of New Ace Green’s employees, executive officers and directors.

“DGCL” means the Delaware General Corporation Law, as amended.

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“Earnout Shares” means up to 25,500,000 shares of New Ace Green Common Stock (as equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to New Ace Green Common Stock occurring on or after the Closing).

“Effective Time” means the time when the Merger becomes effective, which shall be at the time of filing of a certificate of merger with the Secretary of State of the State of Delaware with respect to the Merger or such later time as may be agreed by Athena and Merger Sub, with the prior written consent of Ace Green, and specified in such certificate of merger.

“Election of Directors Proposal” means the proposal to elect, effective at the Closing, five directors to serve on our board of directors for a term ending at either the first, second, or third annual meeting of stockholders following the Business Combination and until their respective successors are duly elected and qualified.

“Equity Incentive Plan Proposal” means the proposal to approve and adopt the Equity Incentive Plan, to be effective upon the consummation of the Business Combination.

“Excess Shares” means the Public Shares held in excess of 15% of the total Public Shares issued that any individual Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), that exceeds 15% of the total Public Shares issued by Athena; such Excess Shares will be restricted from seeking redemption rights without Athena’s prior consents.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means a number equal to the quotient of (a) the quotient of (i) $250,000,000 divided by (ii) $10.10, divided by (b) the number of shares of Ace Green Fully Diluted Capital Stock.

“Existing Bylaws” means Athena’s Amended and Restated Bylaws.

“Existing Charter” means Athena’s Amended and Restated Certificate of Incorporation, dated as of December 8, 2021, as amended on June 13, 2023, June 20, 2023, March 12, 2024, December 10, 2024 and September 10, 2025.

“Extension Deadline” means June 14, 2026.

“Founder Shares” means the outstanding shares of Athena Class A Common Stock originally issued to the Sponsor as shares of Athena Class B Common Stock.

“GAAP” means U.S. generally accepted accounting principles.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Equity Incentive Plan” means the New Ace Green 2025 Equity Incentive Plan.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means Athena’s initial public offering of Athena Units, consummated on December 14, 2021.

“Merger” means the merger of Merger Sub with and into Ace Green.

“Merger Agreement” means the Business Combination Agreement, dated as of December 4, 2024, as amended pursuant to Amendment No. 1 thereto dated as of March 19, 2026, as may be amended from time to time, by and among Athena, the Sponsor, Merger Sub and Ace Green.

“Merger Sub” means Project Atlas Merger Sub Inc., a Delaware corporation.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Nasdaq Proposal” means the proposal to approve, for purposes of complying with the applicable Nasdaq listing rules, the issuance of shares of Athena Class A Common Stock pursuant to the Merger Agreement.

“New Ace Green” means Athena immediately following the consummation of the Business Combination and approval of the Proposed Charter.

“New Ace Green Board” means New Ace Green’s board of directors following the consummation of the Business Combination.

“New Ace Green Common Stock” means, following the consummation of the Business Combination, New Ace Green’s common stock, par value $0.0001 per share, as authorized under the Proposed Charter.

“New Ace Green EBITDA” means New Ace Green’s aggregate Earnings Before Interest, Taxes, Depreciation, and Amortization (each as set forth in its audited financial statements).

“NYSE” means the New York Stock Exchange.

“NYSE American” means the NYSE American LLC.

“PIPE” means a private investment in public equity.

“Private Placement” means the sale of the Private Placement Units that occurred simultaneously with the completion of the IPO.

“Private Placement Units” means the units sold in the Private Placement to the Sponsor, consisting of Athena Class A Common Stock and one-half of one redeemable warrant to purchase shares of Athena Class A Common Stock, that occurred simultaneously with the completion of the IPO.

“Private Placement Warrants” means the redeemable warrants included in the Private Placement Units sold in the Private Placement to the Sponsor, each whole warrant of which is exercisable for one share of Athena Class A Common Stock, in accordance with its terms.

“Proposed Charter” means the proposed Amended and Restated Certificate of Incorporation of New Ace Green, the full text of which is attached to this proxy statement/prospectus as Annex B.

“Public Shares” means shares of Athena Class A Common Stock issued as part of the units sold in the IPO.

“Public Stockholders” means the holders of shares of Athena Class A Common Stock.

“Public Warrants” means the redeemable warrants included in the Athena Units sold in the IPO, each whole warrant of which is exercisable for one share of Athena Class A Common Stock, in accordance with its terms.

“Record Date” means            , 2026, the record date for the special meeting of Athena stockholders as described in this proxy statement/prospectus.

“Required Proposals” means, collectively, the Business Combination Proposal, the Charter Proposal, the Election of Directors Proposal, the Equity Incentive Plan Proposal and the Nasdaq Proposal.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Sponsor” means Athena Technology Sponsor II, LLC, a Delaware limited liability company.

“Sponsor Earnout Shares” means up to 1,500,000 shares of Athena Class A Common Stock (as equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to New Ace Green Common Stock occurring on or after the Closing).

“Sponsor Side Letter Agreement” means that side letter, dated as of December 4, 2024, between the Company, SPAC and Sponsor, as amended and restated as of March 19, 2026.

“Support Agreement” means that Voting and Support Agreement, dated as of December 4, 2024, by and among Athena, Ace Green and the Sponsor.

“Trust Account” means the trust account that holds a portion of the proceeds of the Athena IPO and the concurrent sale of the Private Placement Units.

“VWAP” means volume-weighted average trading price.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting of Athena stockholders, including with respect to the proposed Business Combination. The following questions and answers may not include all the information that is important to Athena and Ace Green stockholders. Stockholders are urged to read carefully this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein.

Questions and Answers about the Special Meeting of Athena’s Stockholders and the Related Proposals

Q.     Why am I receiving this proxy statement/prospectus?

A.     Athena has entered into the Merger Agreement with Ace Green and the other parties thereto pursuant to which Merger Sub will merge with and into Ace Green, whereupon the separate corporate existence of Merger Sub will cease and Ace Green will be the surviving company and continue in existence as a wholly owned subsidiary of Athena. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

Athena stockholders are being asked to consider and vote upon the Business Combination Proposal to approve the adoption of the Merger Agreement and the Business Combination, among other proposals.

Athena Class A Common Stock, Athena Units and the Public Warrants are currently traded on OTC Pink, under the symbols “ATEK,” “ATEK.U,” and “ATEK WS,” respectively. Athena intends to apply to continue the listing of New Ace Green Common Stock and Public Warrants on Nasdaq under the symbols “            ” and “            ” upon the Closing. At the Closing, each Athena Unit will separate into its components consisting of one share of Athena Class A Common Stock and one-half of one redeemable Public Warrant, and therefore there will be no Nasdaq listing of the Athena Units following the consummation of the Business Combination.

The Sponsor and Athena’s officers and directors have agreed to (i) vote all of their shares of Athena Class A Common Stock in favor of the adoption and approval of the Merger Agreement, the Merger, and the other transactions comprising the Business Combination, and (ii) certain restrictions on their shares of Athena Common Stock.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the proposals to be acted upon at the special meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety. This document also constitutes a prospectus of Athena with respect to the Athena Class A Common Stock issuable in connection with the Business Combination.

Q.     What matters will Athena’s stockholders consider at the special meeting?

•        The Business Combination Proposal — a proposal to approve the adoption of the Merger Agreement and the Business Combination.

•        The Charter Proposal — a proposal to approve and adopt, upon consummation of the Business Combination, the Proposed Charter.

•        The Advisory Charter Proposal — a proposal to approve, on a non-binding advisory basis, certain governance provisions in the Proposed Charter.

•        The Election of Directors Proposal — a proposal to elect the directors comprising the board of directors of New Ace Green at the Closing.

•        The Equity Incentive Plan Proposal — a proposal to approve and adopt the Equity Incentive Plan, to be effective upon the Closing.

•        The Nasdaq Proposal — a proposal to approve, for purposes of complying with the applicable listing rules of Nasdaq, the issuance of shares of Athena Class A Common Stock pursuant to the Merger Agreement in connection with the Business Combination.

•        The Adjournment Proposal — a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

Q.     What vote is required to approve the proposals presented at the special meeting?

A.     The approval of the Charter Proposal requires the affirmative vote (in person or by proxy) of the majority of the issued and outstanding shares of Athena Class A Common Stock. Accordingly, an Athena stockholder’s failure to vote by proxy or to vote in person online at the special meeting, an abstention from voting or a broker non-vote will have the same effect as a vote against the Charter Proposal.

The approval of the Business Combination Proposal, the Advisory Charter Proposal, the Equity Incentive Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal require the affirmative vote (in person online or by proxy) of the holders of a majority of the shares of Athena Class A Common Stock that are cast thereon at the special meeting. Accordingly, an Athena stockholder’s failure to vote by proxy or to vote in person online at the special meeting, an abstention from voting or a broker non-vote will have no effect on the outcome of any vote on these Proposals.

The approval of the election of each director nominee pursuant to the Election of Directors Proposal requires the affirmative vote of the holders of a plurality of the shares of Athena Class A Common Stock that are cast thereon at the special meeting. Accordingly, an Athena stockholder’s failure to vote by proxy or to vote in person online at the special meeting, a vote withheld or a broker non-vote will have no effect on the outcome of the vote on the Election of Directors Proposal.

Pursuant to the Merger Agreement, the Business Combination is conditioned upon the approval of the requisite number of shares of Athena to approve and adopt the Merger Agreement and the Business Combination and to approve the other proposals as described in this proxy statement/prospectus.

In accordance with the Support Agreement, entered into concurrently with the execution of the Merger Agreement, holders of 9,835,000 shares of Athena Class A Common Stock (or 99.7% of the outstanding shares of Athena Common Stock as of the Record Date) have agreed to vote in favor of each of the Athena proposals, subject to certain customary conditions. Assuming all of the outstanding shares of Athena Common Stock subject to the Support Agreement are voted in favor of each Proposal, in accordance with the terms of the Support Agreement, the votes of such shares of Athena Common Stock will be sufficient for the approval of the Business Combination Proposal, the Charter Proposal, the Advisory Charter Proposal, the Equity Incentive Plan Proposal, the Nasdaq Proposal, the Adjournment Proposal and each director nominee pursuant to the Election of Directors Proposal, and will not require the vote of any additional shares of Athena Common Stock in order to be approved.

Q.     Are any of the proposals conditioned on one another?

A.     The Charter Proposal, Advisory Charter Proposal, Election of Directors Proposal and Equity Incentive Plan Proposal are all conditioned on the approval of each of the Business Combination Proposal and the Nasdaq Proposal. The Nasdaq Proposal is conditioned on the approval of the Business Combination Proposal. The Business Combination Proposal is conditioned on the approval of the Nasdaq Proposal and the Charter Proposal. The Adjournment Proposal does not require the approval of any other proposal to be effective.

It is important for you to note that in the event that the Business Combination Proposal is not approved, then Athena will not consummate the Business Combination. If Athena does not consummate the Business Combination and fails to complete an initial business combination by June 14, 2026 (the “Extension Deadline”), then Athena will be required to dissolve and liquidate.

Q.     What will happen upon the consummation of the Business Combination?

A.     At the Effective Time, as a result of the Business Combination, (i) each share of Ace Green Common Stock issued and outstanding immediately prior to the Effective Time (but excluding any (x) shares of Ace Green Common Stock held by a holder who is entitled to demand and has properly exercised appraisal rights for such shares in accordance with Section 262 of the DGCL and (y) shares of Ace Green Common Stock held by Ace Green as treasury stock) will be cancelled and converted into the right to receive (1) a number of shares of Athena Class A Common Stock (rounded up to the nearest whole share) equal to the quotient of (a) the Aggregate Merger Consideration divided by (b) the number of shares of Ace Green Common Stock outstanding immediately prior to the Closing on a fully diluted basis and (2) a pro rata share of the Earnout Shares, (ii) each outstanding Ace Green RSU shall automatically be converted into (1) the right to receive a pro rata share of the Earnout Shares, and (2) a restricted stock unit relating to a number of shares of New Ace Green Common Stock determined by multiplying (a) the number of shares of Ace Green Common Stock subject to such Ace Green RSU immediately prior to the Effective Time by (b) the Exchange Ratio (rounded down to the nearest whole share), and (iii) each outstanding Ace Green Option shall automatically be converted into (1) the right to receive a pro rata share of the Earnout Shares and (2) an option to purchase a number of shares of New Ace Green Common Stock determined by multiplying (x) the number of shares of Ace Green Common Stock subject to such Ace Green Option immediately prior to the Effective Time by (y) the Exchange Ratio (rounded down to the nearest whole share), with an exercise price per share equal to the exercise price per share of such Ace Green Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest full cent).

The Merger Agreement also provides that (i) New Ace Green will issue or cause to be issued to the Ace Green Securityholders up to an aggregate of an additional 25,500,000 shares of New Ace Green Common Stock (the “Earnout Shares”) (as adjusted) and (ii) the Sponsor will vest in up to 1,500,000 shares of New Ace Green Common Stock (the “Sponsor Earnout Shares”) (as adjusted) (or such shares will be canceled, as applicable), in each case after the Closing based on the price performance of the New Ace Green Common Stock during the during the five-year period following the Closing (the “Earnout Period”) and, with respect to the Earnout Shares, based on price performance during the period beginning on the six-month anniversary of the Closing Date and ending on the three-year anniversary of the Closing Date (the “Adjusted Earnout Period”) and certain post-Closing revenue and EBITDA figures.

Pursuant to the Merger Agreement, during the Earnout Period (a) New Ace Green will issue to the former Ace Green Securityholders an additional 3,500,000 Earnout Shares (as adjusted) and (b) the Sponsor will vest in and retain 500,000 Sponsor Earnout Shares (as adjusted), the first time each of the following occurs:

•        the VWAP of New Ace Green Common Stock equals or exceeds $15.00 per share for any 20 trading days within any 30 trading day period;

•        the VWAP of New Ace Green Common Stock equals or exceeds $20.00 per share for any 20 trading days within any 30 trading day period; and

•        the VWAP of New Ace Green Common Stock equals or exceeds $25.00 per share for any 20 trading days within any 30 trading day period.

If, during the Earnout Period, there is a change of control transaction with respect to New Ace Green or Ace Green, (i) the first earnout trigger shall have been deemed to occur if the per share consideration paid in such change of control transaction is equal to or in excess of $15.00, (ii) the first and second earnout triggers shall have been deemed to occur if the per share consideration paid in such change of control transaction is equal to or in excess of $20.00, and (iii) the first, second and third earnout triggers shall have been deemed to occur if the per share consideration paid in such change of control transaction is equal to or in excess of $25.00.

In addition, pursuant to the Merger Agreement, New Ace Green will issue to the former Ace Green Securityholders and additional 3,000,000 Earnout Shares (as adjusted) the first time each of the following occurs:

•        New Ace Green’s revenue for the first full fiscal year following the Closing Date, as reflected in its audited financial statements, equals or exceeds $75,000,000;

•        New Ace Green’s EBITDA for the five full fiscal years following the Closing Date equals or exceeds $50,000,000;

•        during the Adjusted Earnout Period, the VWAP of New Ace Green Common Stock equals or exceeds $15.00 per share for any 20 trading days within any 30 trading day period;

•        during the Adjusted Earnout Period, the VWAP of New Ace Green Common Stock equals or exceeds $20.00 per share for any 20 trading days within any 30 trading day period; and

•        during the Adjusted Earnout Period, the VWAP of New Ace Green Common Stock equals or exceeds $25.00 per share for any 20 trading days within any 30 trading day period.

x

If, on or before the three-year anniversary date of the Closing Date, there is a change of control transaction with respect to New Ace Green or Ace Green, (i) the third earnout trigger shall have been deemed to occur if the per share consideration paid in such change of control transaction is equal to or in excess of $15.00, (ii) the third and fourth earnout triggers shall have been deemed to occur if the per share consideration paid in such change of control transaction is equal to or in excess of $20.00, and (iii) the third, fourth and fifth earnout triggers shall have been deemed to occur if the per share consideration paid in such change of control transaction is equal to or in excess of $25.00. The first and second earnout triggers set forth above continue in effect after a change in control.

Additionally, any holder of Ace Green RSUs or Ace Green Options must continue to be an employee, director or individual independent contractor providing services to New Ace Green or its subsidiaries at the time of the earnout trigger satisfaction to be entitled to their pro rata share of the Earnout Shares payable at such time.

Q.     Why is Athena proposing the Business Combination Proposal?

A.     Athena was organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Athena is not limited to any particular industry or sector.

Athena received net proceeds of $252,500,000 from the IPO (including from the partial exercise by the underwriters of their over-allotment option) and sale of the Private Placement Units, which was placed into the Trust Account immediately following the IPO. As a result of the redemption of shares of Athena Class A Common Stock in connection with the special meetings of Athena stockholders held on June 13, 2023, March 12, 2024, December 10, 2024 and September 10, 2025 to extend Athena’s deadline to complete an initial business combination, there was approximately $297,614 in the Trust Account as of December 31, 2025. In accordance with the Existing Charter, the funds held in the Trust Account will be released upon the consummation of the Business Combination. See the question “What happens to the funds held in the Trust Account upon consummation of the Business Combination?” below.

As of December 10, 2025, there were 9,859,887 shares of Athena Class A Common Stock issued and outstanding. In addition, as of December 10, 2025, there were 12,685,144 Athena Warrants issued and outstanding, consisting of 476,875 Private Placement Warrants and 12,208,269 Public Warrants. Each whole Athena Warrant entitles the holder thereof to purchase one share of Athena Class A Common Stock at a price of $11.50 per share. The Athena Warrants will become exercisable 30 days after the completion of a business combination, and expire at 5:00 p.m., New York City time, five years after the completion of a business combination or earlier upon redemption or liquidation. In accordance with the Sponsor Side Letter Agreement, all 476,875 Private Placement Warrants will be forfeited at closing of the Business Combination.

Under the Existing Charter, Athena must provide all holders of Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of Athena’s initial business combination in conjunction with a stockholder vote.

Q.     Who is Ace Green?

A.     Formed in 2021 as a result of its acquisition of its two predecessor companies, Ace Green is a battery recycling technology company developing fully electrified modular technologies for the recycling of scrap (or end-of-life or waste) lithium-ion and lead-acid batteries.

Q.     What equity stake will current Athena stockholders and Ace Green stockholders have in New Ace Green?

A.     It is anticipated that, upon the completion of the Business Combination, the ownership of New Ace Green will be as follows:

•        Current Ace Green stockholders will own 24,752,475 shares of New Ace Green Common Stock, representing approximately 87.53% of the total shares outstanding under the no further redemptions scenario, 87.57% of the total shares under the 50% redemption scenario and 87.61% of the total shares outstanding under the maximum redemptions scenario;

•        Under the no further redemptions scenario, current Public Stockholders will own 24,887 shares of New Ace Green Common Stock, representing 0.09% of the total shares outstanding; under the 50% redemptions scenario, current Public Stockholders will own 12,444 shares of New Ace Green Common Stock, representing 0.04% of the total shares outstanding; and under the maximum redemptions scenario, current Public Stockholders will own zero shares of New Ace Green Common Stock, representing 0% of the total shares outstanding; and

•        Affiliates of the Sponsor and related parties will own 2,300,000 shares of New Ace Green Common Stock, representing 8.13% of the total shares outstanding under the no further redemptions scenario and 8.14% of the total shares outstanding under the 50% redemptions scenario and the maximum redemptions scenario.

The numbers of shares and percentage interests set forth above (i) reflect different redemption scenarios laid out below, (ii) assumes Aggregate Merger Consideration is calculated before the earnout, and (iii) are calculated based on the capitalization of Ace Green as of December 31, 2205 and Athena as of December 31, 2025, after redemptions in connection with the Fourth Extension Meeting.

No further redemptions scenario:    This presentation assumes that no Public Stockholders exercise redemption rights with respect to their Public Shares.

50% redemptions scenario.    This presentation assumes that 12,444 Public Shares are redeemed for an aggregate redemption payment of approximately $0.15 million.

Maximum redemptions scenario:    This scenario assumes that 24,887 Public Shares are redeemed for an aggregate redemption payment of approximately $0.30 million.

For the ownership percentages presented above, the ownership percentages with respect to New Ace Green do not take into account (i) the issuance of any additional shares upon the closing of the Business Combination under the Equity Incentive Plan, (ii) any exercise of Public Warrants or Private Placement Warrants to purchase shares of New Ace Green Common Stock that will be outstanding immediately following the Effective Time, or (iii) any shares of New Ace Green Common Stock covered by converted Ace Green RSUs or Ace Green Options. The presentation set forth above also does not give effect to any performance vesting provisions applicable to any of the shares Athena Class A Common Stock held by the Sponsor or the issuance of any Earnout Shares or Sponsor Earnout Shares. The numbers of shares and percentage interests set forth above have been presented for illustrative purposes only and do not necessarily reflect what New Ace Green’s share ownership will be upon completion of the Business Combination. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Q.     Who will be the officers and directors of Athena if the Business Combination is consummated?

A.     Immediately following the consummation of the Business Combination, the New Ace Green Board will be comprised of six members, including Nishchay Chadha, Vipin Tyagi, three additional directors designated by Ace Green (Richard Goldberg, Otto C. Schwethelm, and Carolyn Trabuco) and one director designated by the Sponsor (Jeanine Wright). Immediately following the consummation of the Business Combination, we expect that the executive officers of New Ace Green will be Nishchay Chadha (Chief Executive Officer), Vipin Tyagi (Chief Technology Officer) and Teodoro Alban (Chief Financial Officer).

Q.     What conditions must be satisfied to complete the Business Combination?

A.     There are a number of closing conditions in the Merger Agreement, including that Athena’s stockholders have approved and adopted the Merger Agreement. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Merger Agreement — Conditions to Closing of the Merger Agreement.”

Q.     What happens if I sell my shares of Athena Class A Common Stock before the special meeting?

A.     The Record Date for the special meeting will be earlier than the date that we expect the Business Combination to be completed. If you transfer your shares of Athena Class A Common Stock after the Record Date, but before the special meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting.

Q.     Is the approval of Ace Green stockholders required to complete the Business Combination?

A.     Yes. In accordance with the terms of the Merger Agreement, within 15 days following the date that the Registration Statement on Form S-4 of which this proxy statement/prospectus is a part (the “Registration Statement”) shall have been declared effective by the SEC, Ace Green must obtain and deliver to Athena a written consent of its shareholders approving the Merger Agreement and the Business Combination (including the Merger) by holders of at least a majority of the outstanding shares of Ace Green Common Stock.

Q.     How many votes do I have at the special meeting?

A.     Athena’s stockholders are entitled to one vote at the special meeting for each share of Athena Class A Common Stock held of record as of the Record Date. As of the close of business on the Record Date, there were            shares of Athena Class A Common Stock outstanding and no shares of Athena Class B Common Stock outstanding.

Q.     What interests do Athena’s current officers and directors have in the Business Combination?

A.     The Athena Board and executive officers may have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. The Athena Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in making their recommendation that you vote in favor of the approval of the Merger Agreement and the Business Combination. These interests were considered by the Athena Board when it approved the Merger Agreement and the Business Combination. For further information, please see the section entitled “The Business Combination — Interests of Athena’s Directors and Officers in the Business Combination.”

Q.     What happens if the Business Combination Proposal is not approved?

A.     If the Business Combination Proposal is not approved and Athena does not consummate the Business Combination and fails to complete an initial business combination by the Extension Deadline or amend its Existing Charter to extend the date by which Athena must consummate an initial business combination, then Athena will be required to dissolve and liquidate the Trust Account.

Q.     Do I have redemption rights?

A.     If you are a holder of Public Shares, you may redeem your Public Shares for cash equal to your pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of the IPO, as of two business days prior to the consummation of the Business Combination, including interest not previously released to Athena to pay its taxes, upon the consummation of the Business Combination. Holders of the outstanding Public Warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. The Sponsor has agreed to waive its redemption rights with respect to its shares of Athena Common Stock in connection with the completion of Athena’s initial business combination. The Sponsor’s shares of Athena Class A Common Stock will be excluded from the pro rata calculation used to determine the per share redemption price. For illustrative purposes, based on funds in the Trust Account of approximately $297,614 on December 31, 2025 and net adjustments to the carrying value shares of Athena Class A common stock subject to possible redemption for prepaid taxes and other amounts due to redeeming Public Stockholders, the estimated per share redemption price would have been approximately $14.41. This is greater than the $10.00 IPO price of Athena Units. Additionally, Public Shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the Trust Account (including interest but net of withdrawals that Athena is allowed to take from the Trust Account for taxes payable, and in the event of its dissolution, up to $100,000 of interest to pay dissolution expenses) in connection with the liquidation of the Trust Account. If the Business Combination is not consummated, Athena may enter into an alternative business combination and close such transaction by the Extension Deadline.

Q.     Is there a limit on the number of shares I may redeem?

A.     A Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 15% of the Public Shares. Accordingly, all shares in excess of 15% of the Public Shares owned by a holder will not be redeemed. On the other hand, a Public Stockholder who holds less than 15% of the Public Shares may redeem all of the Public Shares held by such stockholder for cash.

Q.     Will how I vote affect my ability to exercise redemption rights?

A.     No. You may exercise your redemption rights whether you vote your Public Shares for or against the Business Combination Proposal or do not vote your shares. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their Public Shares and no longer remain stockholders, leaving stockholders who choose not to redeem their Public Shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of Nasdaq.

Q.     How do I exercise my redemption rights?

A.     In order to exercise your redemption rights, you must, prior to 5:00 p.m., Eastern Time, on            , 2026 (two business days before the special meeting), (i) check the box on the enclosed proxy card to elect redemption, (ii) submit a written request, which includes the name of the beneficial owner of the shares to be redeemed, to Athena’s transfer agent that Athena redeem your Public Shares for cash and (iii) deliver your stock to Athena’s transfer agent physically or electronically through The Depository Trust Company (“DTC”). The address of Continental Stock Transfer & Trust Company, Athena’s transfer agent, is listed under the question “Who can help answer my questions?” below. Electronic delivery of your stock generally will be faster than delivery of physical stock certificates.

A physical stock certificate will not be needed if your stock is delivered to Athena’s transfer agent electronically. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and Athena’s transfer agent will need to act to facilitate the request. It is Athena’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent.

However, because Athena does not have any control over this process or over the brokers or DTC, it may take significantly longer than one week to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Athena’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Athena’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Athena’s transfer agent return the shares (physically or electronically). You may make such request by contacting Athena’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q.     What are the U.S. federal income tax consequences of exercising my redemption rights?

A.     We expect that a U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations of Holders of New Ace Green Common Stock and Athena Class A Common Stock”) that exercises its redemption rights to receive cash from the Trust Account in exchange for its shares of Athena Class A Common Stock will generally be treated as selling such shares of Athena Class A Common Stock resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of shares of Athena Class A Common Stock that such U.S. Holder owns (or is deemed to own), prior to and following the redemption. For a more detailed discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “Material U.S. Federal Income Tax Considerations of Holders of New Ace Green Common Stock and Athena Class A Common Stock — U.S. Federal Income Tax Considerations of Ownership and Disposition of New Ace Green Common Stock; Redemption of Athena Public Shares.”

Q.     What are the U.S. federal income tax consequences of the Merger?

A.     To the extent permitted under applicable law, Athena and Ace Green intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In connection with the filing of the registration statement of which this proxy statement/prospectus is a part, Latham &Watkins LLP and Rimon P.C. each intend to deliver an opinion to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The obligations of each of Ace Green and Athena to complete the Merger, however, are not conditioned on the receipt of any such opinion.

If the Merger does qualify as a reorganization, the Ace Green U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences of the Merger to Holders of Ace Green Common Stock”) would not recognize gain or loss as a result of the exchange, pursuant to the Merger, of their Ace Green Common Stock for shares of New Ace Green Common Stock and the Earnout Right (as defined in “Material U.S. Federal Income Tax Consequences of the Merger to Holders of Ace Green Common Stock”), other than income, if any, with respect to imputed interest. For a more detailed discussion of the U.S. federal income tax consequences of the Merger to holders of Ace Green Common Stock, see “Material U.S. Federal Income Tax Consequences of the Merger to Holders of Ace Green Common Stock.” Athena, Ace Green, and holders of Athena Common Stock who do not exercise their redemption rights should not recognize gain or loss for U.S. federal income tax purposes as a result of the Merger.

Q.     How do the Public Warrants differ from the Private Warrants and what are the related risks for any Public Warrant holders post-initial business combination?

A.     The Public Warrants are identical to the Private Warrants in material terms and provisions, except that the Private Warrants cannot be transferred, assigned or sold until 30 days after the initial business combination (except in limited circumstances). The Sponsor and its permitted transferees agreed not to transfer, assign or sell any of the Private Warrants, including the Athena Class A Common Stock issuable upon exercise of the warrants, until 30 days after the Business Combination. In accordance with the Sponsor Side Letter Agreement, all 476,875 Private Warrants will be forfeited at closing of the Business Combination.

Following the Business Combination, we may redeem your unexpired Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless. We have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Public Warrant, provided that the last reported sales price of Athena Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the shares of Athena Class A Common Stock issuable upon exercise of such warrants is effective and a current prospectus relating to those shares of Athena Class A Common Stock is available throughout the 30-day redemption period. If and when the Public Warrants become redeemable by us, we may not exercise our redemption right if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Public Warrants could force you (i) to exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants or (iii) to accept the nominal redemption price that, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants. At our election, any such exercise may be required to be on a cashless basis, which would lessen the dilutive effect of a warrant redemption.

Historical trading prices for shares of Athena Class A Common Stock have varied between a low of approximately $            per share on            , 2025 to a high of approximately $            per share on            , 2026, but have not approached the $18.00 per share threshold for redemption (which, as described above, would be required for 20 trading days within a 30 trading-day period after they become exercisable and prior to their expiration, at which point the Public Warrants would become redeemable). In the event that Athena elects to redeem all of the redeemable warrants as described above, Athena will fix a date for the redemption. Notice of redemption will be mailed by first class mail, postage prepaid, by us not less than 30 days prior to the redemption date to the registered holders of the Public Warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the warrant agreement shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.

Q.     If I hold Athena Warrants, can I exercise redemption rights with respect to my warrants?

A.     No. There are no redemption rights with respect to the Athena Warrants.

Q.     Do I have appraisal rights if I object to the proposed Business Combination?

A.     No. There are no appraisal rights available to holders of shares of Athena Common Stock or Athena Warrants in connection with the Business Combination under the DGCL.

Q.     What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A.     If the Business Combination is consummated, the funds held in the Trust Account will be released to pay (i) Athena stockholders who properly exercise their redemption rights and (ii) expenses incurred by Ace Green and Athena in connection with the Business Combination, to the extent not otherwise paid prior to the Closing. Any additional funds available for release from the Trust Account will be used for general corporate purposes of New Ace Green following the Business Combination.

Q.     What happens if a substantial number of stockholders vote in favor of the Business Combination Proposal and exercise redemption rights?

A.     Public Stockholders may vote in favor of the Business Combination and still exercise their redemption rights and are not required to vote in any way to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shares are substantially reduced as a result of redemptions by Public Stockholders. Also, with fewer Public Shares and Public Stockholders, the trading markets for Athena Class A Common Stock following the closing of the Business Combination may be less liquid than the market for Athena Class A Common Stock was prior to the Business Combination and New Ace Green may not be able to meet the listing standards of a national securities exchange, including Nasdaq. In addition, with fewer funds available from the Trust Account, the capital infusion from the Trust Account into New Ace Green’s business will be reduced and New Ace Green may not be able to achieve its business plans. In addition, without additional funds from a PIPE transaction in connection with the Closing, it is possible that a maximum redemptions scenario would result in a cash deficit, in which event the parties would need to find additional sources of funding in order for the Business Combination to become effective.

The table below presents the Trust Account value per share to a Public Stockholder that elects not to redeem its shares across a range of varying redemption scenarios.

As of December 31, 2025
Trust Account Value	$297,614
Total shares of Redeemable Athena Class A Common Stock	24,887
Trust Account Value per share of Redeemable Athena Class A Common Stock	$14.41
	Assuming No Further Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions
Redemptions ($)(1)	$—	$148,807	$297,614
Redemptions (Shares)	—	12,444	24,887
Cash left in the Trust Account post redemptions	$297,614	$148,807	$—
Athena Redeemable Class A Common Stock post redemptions	24,887	12,444	—
Remaining Trust Proceeds Per Redeemable Share	$14.41	$14.41	$—

____________

(1)      Redemption amounts are based on a redemption value of $14.41 per share.

For information on the relative ownership levels of holders of outstanding shares of New Ace Green Common Stock following the Business Combination under varying redemption scenarios and the fully diluted relative ownership levels of holders of shares of New Ace Green Common Stock following the Business Combination under varying redemption scenarios, see the section entitled “The Business Combination — Ownership of New Ace Green After the Closing.”

Q.     What happens if the Business Combination is not consummated?

A.     There are certain circumstances under which the Merger Agreement may be terminated. See the section entitled “The Merger Agreement — Termination” for information regarding the parties’ specific termination rights.

The Sponsor and our officers and directors have agreed to waive their redemption rights in connection with the consummation of the Business Combination with respect to any shares of Athena Class A Common Stock they may hold. If, as a result of the termination of the Merger Agreement or otherwise, Athena is unable to complete a business combination by the Extension Deadline, the Existing Charter provides that Athena will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, subject to lawfully available funds therefor, redeem 100% of the outstanding Public Shares, at a per share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to Athena to pay its taxes (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Public Shares, which redemption will completely extinguish the Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Athena Board in accordance with applicable law, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to Athena’s obligations under Delaware law to provide for claims of creditors and other requirements of applicable law. There will be no redemption rights or liquidating distributions with respect to the Athena Warrants, which will expire worthless if Athena fails to complete a business combination by the Extension Deadline. See the sections entitled “Risk Factors — Athena may not be able to consummate an initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem the Public Shares and liquidate, in which case the Public Stockholders may only receive $14.41 per share, or less than such amount in certain circumstances, and the Public Warrants will expire worthless” and “Risk Factors — Athena stockholders may be held liable for claims by third parties against Athena to the extent of distributions received by them upon redemption of their shares.” The Sponsor and Athena’s officers and directors have agreed to waive any right to any liquidation distribution with respect to the Athena Class A Common Stock.

Q.     When do you expect the Business Combination to be completed?

A.     We currently anticipate that we will consummate the Business Combination promptly following the special meeting, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived.

For a description of the conditions to the completion of the Business Combination, see the section entitled “The Merger Agreement — Conditions to Closing of the Merger Agreement.”

Q.     Are there risks of going public through the Business Combination rather than a traditional underwritten initial public offering?

A.     Yes. Athena intends to apply to list the New Ace Green Stock and warrants on Nasdaq, but the Business Combination is different from a traditional underwritten initial public offering. Among other things, there is no independent third-party underwriter selling the shares of New Ace Green Common Stock and, accordingly, the scope of due diligence conducted in conjunction with the Business Combination may be different than would typically be conducted in the event Ace Green pursued an underwritten initial public offering. Before entering into the Merger Agreement, Athena and Ace Green performed a due diligence review of each other’s business, operations and disclosure. However, in a typical initial public offering, the underwriters of the offering conduct independent due diligence on the company to be taken public, and following the offering, the underwriters are subject to liability under Section 11 of the Securities Act to private investors for any material misstatements or omissions in the registration statement. Due diligence reviews typically include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents, assessment of significant risks of the business operations, and independent analysis of the plan of business and any underlying financial assumptions. The lack of an independent due diligence review and investigation means that you must rely on the information included in this proxy statement/prospectus. Further, while potential investors in an initial public offering typically have a private right of action against the underwriters of the offering for any such material misstatements or omissions, there are no third-party underwriters of New Ace Green Common Stock that will be issued pursuant to the Business Combination, and therefore no corresponding right of action is available to investors in the Business Combination against any such third parties, including any financial advisors of Ace Green and Athena, for any material misstatements or omissions in this proxy statement/prospectus.

In addition, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on Nasdaq on the trading day immediately following the Closing Date, there will be no book building process and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing trades on Nasdaq. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of New Ace Green Common Stock on Nasdaq will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of shares of New Ace Green Common Stock or helping to stabilize, maintain or affect the public price of New Ace Green Common Stock following the Closing Date. Moreover, we will not engage in, and have not and will not, directly or indirectly, request the financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with New Ace Green Common Stock that will be outstanding immediately following the Closing Date. All of these differences from an underwritten public offering of Ace Green’s securities could result in a more volatile price for New Ace Green Common Stock following the Closing Date.

Further, we will not conduct a traditional “roadshow” with underwriters prior to the opening of initial post-closing trading of New Ace Green Common Stock on Nasdaq. There can be no guarantee that any information made available in this proxy statement/prospectus and/or otherwise disclosed or filed with the SEC will have the same impact on investor education as a traditional “roadshow” conducted in connection with an underwritten initial public offering. As a result, there may not be efficient or sufficient price discovery with respect to New Ace Green Common Stock or sufficient demand among potential investors immediately after the Closing Date, which could result in a more volatile price for New Ace Green Common Stock.

In addition, our initial stockholders, including the Sponsor, have interests in the Business Combination that are different from or are in addition to our stockholders and that would not be present in an underwritten public offering of Ace Green’s securities. Such interests may have influenced the Athena Board in making its recommendation that you vote in favor of the approval of the Business Combination Proposal and the other Proposals described in this proxy statement/prospectus. These actual or potential conflicts of interest are, to the extent material, described in the section entitled “The Business Combination — Interests of Athena’s Directors and Officers in the Business Combination” and “The Business Combination — Interests of Ace Green’s Directors and Executive Officers in the Business Combination” beginning on page 67 of this proxy statement/prospectus.

Accordingly, as an investor in the Business Combination, you may be exposed to increased risk when compared to investing in a traditional underwritten initial public offering.

Q.     What do I need to do now?

A.     We urge you to carefully read and consider the information contained in this proxy statement/prospectus, including the financial statements and annexes attached hereto, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q.     When and where is the special meeting?

A.     The special meeting will take place on            , 2026, at            Eastern Time and conducted exclusively over the internet by means of a live video webcast, or such other date, time and place to which such meeting may be adjourned or postponed, for the purposes set forth in the accompanying notice. There will not be a physical location for the meeting, and you will not be able to attend the meeting in person. You may attend the live video webcast of the meeting by accessing the web portal located at            and following the instructions set forth on your proxy card. Stockholders participating in the meeting will be able to listen only and will not be able to speak during the webcast. However, in order to maintain the interactive nature of the meeting, virtual attendees will be able to vote via the web portal during the meeting webcast and submit questions or comments to Athena’s directors and officers during the meeting via the meeting webcast. Stockholders may submit questions or comments during the meeting through the webcast by typing in the “Submit a question” box.

Q.     Who may vote?

A.     Only holders of record of Athena Common Stock as of the close of business on the Record Date may vote. Please see the section entitled “Special Meeting of Athena Stockholders — Record Date and Voting” for further information.

Q.     How do I vote?

A.     You may vote with respect to the Athena Proposals in person online at the special meeting, by internet, by phone, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you choose to vote by internet, visit http://www.            , 24 hours a day, seven days a week, until 11:59 p.m., Eastern Time, on            , 2026 (have your proxy card in hand when you visit the website). If you choose to vote by phone, call toll-free (within the U.S. or Canada)            (have            your proxy card in hand when you call). If you choose to participate in the special meeting, you can vote your shares electronically during the special meeting via live webcast by visiting            . You will need the 12-digit meeting control number that is printed on your proxy card to enter the special meeting. Athena recommends that you log in at least 15 minutes before the special meeting to ensure that you are logged in when the special meeting starts.

If on the Record Date your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the special meeting online. However, as you are not the stockholder of record, you may not vote your shares online at the special meeting unless you first request and obtain a valid legal proxy from your broker or other agent. You must then e-mail a copy (a legible photograph is sufficient) of your legal proxy to            . Beneficial owners who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the special meeting. Beneficial owners who wish to attend the special meeting online should contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717 no later than            , 2026 to obtain this information.

Q.     Are there risks associated with the Business Combination that I should consider in deciding how to vote?

A.     Yes. There are a number of risks related to the Business Combination and other transactions contemplated by the Merger Agreement that are discussed in this proxy statement/prospectus. Please read with particular care the detailed description of the risks described in “Risk Factors” beginning on page 18 of this proxy statement/prospectus.

Q.     What will happen if I abstain from voting or fail to instruct my bank, brokerage firm or nominee to vote at the special meeting?

A.     At the special meeting, Athena will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention or failure to vote will have the same effect as a vote against the Charter Proposal, and will have no effect on any of the other proposals.

Q.     What will happen if I sign and return my proxy card without indicating how I wish to vote?

A.     Signed and dated proxies received by Athena without an indication of how the stockholder intends to vote on a proposal will be voted in favor of each proposal presented to the stockholders.

Q.     How can I attend the special meeting?

A.     You may attend the special meeting and vote your shares in person online during the special meeting via live webcast by visiting            . As a registered stockholder, you received a proxy card from Broadridge that contains instructions on how to attend the special meeting in person online, including the URL address, along with your 12-digit meeting control number. You will need the 12-digit meeting control number that is printed on your proxy card to enter the special meeting. If you do not have your 12-digit meeting control number, contact Broadridge at            or e-mail Broadridge at            . Please note that you will not be able to physically attend the special meeting in person, but may attend the special meeting in person online by following the instructions below.

You can pre-register to attend the special meeting in person online starting            , 2026. Enter the URL address into your browser, and enter your 12-digit meeting control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. Prior to or at the start of the special meeting you will need to re-log in using your 12-digit meeting control number and will also be prompted to enter your 12-digit meeting control number if you vote in person online during the special meeting.

Athena recommends that you log in at least 15 minutes before the special meeting to ensure that you are logged in when the special meeting starts.

If your shares are held in “street name,” you may attend the special meeting. You will need to contact Broadridge at the number or email address above, to receive a 12-digit meeting control number and gain access to the special meeting or otherwise contact your broker, bank, or other nominee as soon as possible, to do so. Please allow up to 72 hours prior to the special meeting for processing your 12-digit meeting control number.

If you do not have Internet capabilities, you can listen only to the special meeting by dialing            , when prompted enter the pin #            . This is listening only; you will not be able to vote or enter questions during the special meeting.

Q.     Do I need to attend the special meeting in person online to vote my shares?

A.     No. You are invited to attend the special meeting in person online to vote on the Athena Proposals. However, you do not need to attend the special meeting in person online to vote your shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card(s) or using telephone or internet voting. Your vote is important. Athena encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus.

Q.     If I am not going to attend the special meeting in person online, should I return my proxy card instead?

A.     Yes. After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxy by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q.     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.     No. If your broker holds your shares in its name and you do not give the broker voting instructions, under the applicable stock exchange rules, your broker may not vote your shares on any of the Athena Proposals. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a “broker non-vote.” Broker non-votes will be counted for purposes of determining the presence of a quorum at the special meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide. However, in no event will a broker non-vote have the effect of exercising your redemption rights for a pro rata portion of the Trust Account, and therefore no shares as to which a broker non-vote occurs will be redeemed in connection with the proposed Business Combination unless the holder of these shares properly follows the procedures for redemption described in this proxy statement/prospectus with respect to these shares.

Q.     May I change my vote after I submit my proxy?

A.     Yes. You may change your vote by sending a later-dated, signed proxy card to Athena’s headquarters at the address listed below, or submitting a subsequent proxy via telephone or the internet, prior to the vote at the special meeting, or attend the special meeting and vote in person online. You also may revoke your proxy by sending a notice of revocation to Athena’s headquarters, provided such revocation is received prior to the vote at the special meeting. If your shares are held in street name by a broker or other nominee, you must contact the broker or nominee to change your vote.

Athena Technology Acquisition Corp. II
442 5th Avenue
New York, New York 10018

Q.     What should I do if I receive more than one set of voting materials?

A.     You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q.     What is the quorum requirement for the special meeting?

A.     A quorum will be present at the special meeting if a majority of the shares of Athena Common Stock outstanding and entitled to vote at the special meeting is represented in person online or by proxy. Based on the number of shares outstanding and entitled to vote as of the Record Date,            shares of Athena Common Stock will be required to be present at the special meeting to achieve a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or your broker, bank or other nominee submits one on your behalf) or if you vote in person online at the special meeting. Abstentions, votes withheld and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the shares represented by stockholders present in person online at the special meeting or by proxy may authorize adjournment of the special meeting to another date.

Q.     What happens to the Athena Warrants I hold if I vote my shares of Athena Common Stock against approval of the Business Combination Proposal and validly exercise my redemption rights?

A.     Properly exercising your redemption rights as an Athena stockholder does not result in either a vote “FOR” or “AGAINST” the Business Combination Proposal. If the Business Combination is not completed, you will continue to hold your Athena Warrants, and if Athena does not otherwise consummate an initial business combination by the Extension Deadline or obtain the approval of Athena stockholders to extend the deadline for Athena to consummate an initial business combination, Athena will be required to dissolve and liquidate, and your Athena Warrants will expire worthless.

Q.     Following the Business Combination, will Athena securities continue to trade on a stock exchange?

A.     We anticipate that, following the Business Combination, New Ace Green Common Stock and Public Warrants will trade on Nasdaq under the symbols “            ” and “            ,” respectively. The Athena Units will automatically separate into the component securities upon consummation of the Business Combination and, as a result, will no longer trade as a separate security.

Q.     How does the Sponsor intend to vote on the proposals?

A.     The Sponsor and our directors and officers have agreed to vote any shares of Athena Common Stock owned by them in favor of the Business Combination, including their shares of Athena Class A Common Stock and any Public Shares purchased after the IPO (including in open market and privately negotiated transactions). As of the Record Date, the Sponsor, and certain of our current and former officers and directors beneficially own an aggregate of            % of the outstanding shares of Athena Common Stock.

Q.     Who will solicit and pay the cost of soliciting proxies?

A.     Athena will pay the cost of soliciting proxies for the special meeting. Athena will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of the Public Shares for their expenses in forwarding soliciting materials to beneficial owners of Public Shares and in obtaining voting instructions from those owners. Athena’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.     Who can help answer my questions?

A.     If you have questions about the Athena Proposals, or if you need additional copies of this proxy statement/prospectus or the proxy card you should contact Athena at:

Athena Technology Acquisition Corp. II
442 5th Avenue
New York, New York 10018
Attn: Isabelle Freidheim
Telephone: (970) 925-1572

To obtain timely delivery, Athena’s stockholders and warrant holders must request the materials no later than five business days prior to the special meeting.

You may also obtain additional information about Athena from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your Public Shares, you will need to check the box on the enclosed proxy card, send a letter demanding redemption (which includes the name of the beneficial owner of the shares) and deliver your stock (either physically or electronically) to Athena’s transfer agent prior to 5:00 p.m., New York time, on the second business day prior to the special meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
1 State Street Plaza, 30th Floor
New York, New York 10004
E-mail: spacredemptions@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Business Combination and the proposals to be considered at the special meeting of the Athena stockholders, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section entitled “Where You Can Find More Information.”

Parties to the Business Combination

Athena Technology Acquisition Corp. II

Athena is a Delaware blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. The Athena Class A Common Stock, Athena Units and the Public Warrants are currently traded on OTC Pink under the symbols “ATEK,” “ATEK.U” and “ATEK WS,” respectively. The mailing address of Athena’s principal executive office is 442 5th Avenue, New York, New York 10018 and the telephone number of Athena’s principal executive office is (970) 925-1572.

Athena’s sponsor is Athena Technology Sponsor II, LLC, a Delaware limited liability company. The Sponsor currently holds 8,881,250 shares of Athena Class A Common Stock and 953,750 Private Placement Units, acquired for an aggregate investment of $9,562,500.

Ace Green

Founded in 2021 through its acquisition of its two predecessor companies, Ace Green is a battery recycling technology company developing fully electrified modular technologies for the recycling of scrap (or end-of-life or waste) lead-acid and lithium-ion batteries. Both technologies use innovative hydrometallurgical processes and proprietary equipment to recover critical raw materials for battery manufacturing including lead, lithium, cobalt, nickel and graphite. Ace Green’s recycling technologies result in zero Scope-1 carbon emissions and generate no toxic liquid or solid waste. Ace Green currently generates revenue from sales of recycled materials (from its India recycling facility), through its battery materials supply chain management platform, and, since fiscal year 2024, licensing its lead-acid battery recycling technology. Its supply chain management platform connects raw material suppliers, battery manufacturers, and recyclers, facilitating transactions and addressing sourcing and sales challenges. This platform also cultivates relationships with potential future customers for Ace Green’s recycling technologies.

The mailing address of Ace Green’s principal executive office is 1001 West Loop South, Suite #635, Houston, Texas 77027. Ace Green can be reached by telephone at (281) 217-4431.

The Business Combination

The Merger Agreement

For more information about the Merger Agreement and the Business Combination and other transactions contemplated thereby, see the sections entitled “Proposal No. 1 — The Business Combination Proposal” and “The Merger Agreement.” A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

Pursuant to the Merger Agreement, among other things, Merger Sub will be merged with and into Ace Green, with Ace Green surviving the Merger as a wholly owned subsidiary of Athena. The Merger Agreement contains customary representations and warranties, covenants, closing conditions, and termination provisions.

The Merger will be consummated by the filing of a certificate of merger with the Secretary of State of the State of Delaware and will be effective immediately upon such filing or upon such later time as may be agreed by Athena and Merger Sub, with the prior written consent of Ace Green, and specified in such certificate of merger. The parties will hold the Closing on the date that is three business days after the first date on which all conditions set forth in the Merger Agreement are satisfied or, to the extent legally permissible, waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent legally permissible, waiver of those conditions at such time), or on such other date, time or place as Athena and Ace Green may mutually agree.

Treatment of Ace Green’s Securities

Ace Green Common Stock.    At the Effective Time, Ace Green Common Stock will be converted into the right to receive New Ace Green Common Stock and a pro rata share of the Earnout Shares.

Ace Green RSUs.    At the Effective Time, each outstanding Ace Green RSU will be converted into the right to receive a pro rata portion of the Earnout Shares and a restricted stock unit relating to shares of New Ace Green Common Stock in accordance with the terms of the Merger Agreement.

Ace Green Options.    At the Effective Time, each outstanding Ace Green Option will be converted into the right to receive a pro rata portion of the Earnout Shares and an option to purchase shares of New Ace Green Common Stock in accordance with the terms of the Merger Agreement.

Consideration to be Received in the Business Combination

At the Closing, holders of Ace Green Common Stock (including holders of Ace Green SAFEs, which will convert or be deemed to convert into Ace Green Common Stock immediately prior to the Closing) shall receive merger consideration in shares of Athena Class A Common Stock equal to the quotient of (i) the Aggregate Merger Consideration divided by (ii) the number of shares of Ace Green Fully Diluted Capital Stock (the “Exchange Ratio”).

The Merger Agreement also provides that (i) New Ace Green will issue or cause to be issued to Ace Green Securityholders up to an aggregate of an additional 25,500,000 Earnout Shares (as adjusted) and (ii) the Sponsor will vest in up to 1,500,000 Sponsor Earnout Shares (as adjusted) (or such shares will be canceled, as applicable), in each case after Closing based on the price performance of the New Ace Green Common Stock during the Earnout Period and, with respect to the Earnout Shares, based on price performance of the New Ace Green Common Stock during the Adjusted Earnout Period and certain post-Closing revenue and EBITDA figures.

Pursuant to the Merger Agreement, during the Earnout Period (a) New Ace Green will issue to the former Ace Green Securityholders an additional 3,500,000 Earnout Shares (as adjusted) and (b) the Sponsor will vest in and retain 500,000 Sponsor Earnout Shares (as adjusted), the first time each of the following occurs:

•        the VWAP of New Ace Green Common Stock equals or exceeds $15.00 per share for any 20 trading days within any 30 trading day period;

•        the VWAP of New Ace Green Common Stock equals or exceeds $20.00 per share for any 20 trading days within any 30 trading day period; and

•        the VWAP of Athena Class A Common Stock equals or exceeds $25.00 per share for any 20 trading days within any 30 trading day period.

In addition, pursuant to the Merger Agreement, New Ace Green will issue to the former Ace Green Securityholders and additional 3,000,000 Earnout Shares (as adjusted) the first time each of the following occurs:

•        New Ace Green’s revenue for the first full fiscal year following the Closing Date, as reflected in its audited financial statements, equals or exceeds $75,000,000;

•        New Ace Green’s EBITDA for the five full fiscal years following the Closing Date equals or exceeds $50,000,000;

•        during the Adjusted Earnout Period, the VWAP of New Ace Green Common Stock equals or exceeds $15.00 per share for any 20 trading days within any 30 trading day period;

•        during the Adjusted Earnout Period, the VWAP of New Ace Green Common Stock equals or exceeds $20.00 per share for any 20 trading days within any 30 trading day period; and

•        during the Adjusted Earnout Period, the VWAP of New Ace Green Common Stock equals or exceeds $25.00 per share for any 20 trading days within any 30 trading day period.

Any holder of Ace Green RSUs or Ace Green Options must continue to be an employee, director or individual independent contractor providing services to New Ace Green or its subsidiaries at the time of the earnout trigger satisfaction to be entitled to their pro rata share of the Earnout Shares payable at such time.

Representations and Warranties

The Merger Agreement contains representations and warranties of the parties thereto that are customary for a transaction of this size and nature. The representations and warranties are, in many instances, qualified by materiality and knowledge, and will not survive the Business Combination, but their accuracy forms the basis of some of the conditions to the obligations of Athena, Merger Sub and Ace Green to complete the Business Combination.

Ace Green made representations and warranties relating to, among other things, Ace Green’s and its subsidiaries’ organization, good standing and qualification to do business, Ace Green’s capital structure, corporate authority and approval with respect to the Merger Agreement, required governmental approvals, that its execution and delivery of the Merger Agreement do not violate applicable laws, orders, consents, or material contracts to which it is a party, its financial statements and internal accounting controls, the absence of certain changes since March 31, 2024, the absence of undisclosed liabilities, litigation, its compliance with applicable laws, permits, employee benefits, labor matters, environmental matters, tax matters, real and personal property, intellectual property, IT assets, data privacy, insurance, Ace Green’s material contracts, brokers and finders, transactions with related parties, the Investment Company Act, and the absence of outside reliance.

Athena and Merger Sub made representations and warranties relating to, among other things, organization, good standing and qualification to do business, Athena’s capital structure, corporate authority and approval with respect to the Merger Agreement, approval of Ace Green as the sole stockholder of Merger Sub, required governmental approvals, that their execution and delivery of the Merger Agreement do not violate applicable laws, orders, consents or material contracts to which they are a party, material contracts, Athena’s SEC filings and internal control over financial reporting, absence of certain changes since Athena’s formation, business activities and liabilities, litigation and proceedings, compliance with applicable laws, tax matters, the Investment Company Act, the Trust Account, the valid issuance of all outstanding Athena securities, brokers and finders, taxes, the absence of outside reliance and employees and benefit plans.

Covenants and Agreements

Ace Green made covenants relating to, among other things, the conduct of its business until Closing or termination of the Merger Agreement, inspection of Ace Green’s and its subsidiaries’ books, records and facilities by Athena, no claim against the Trust Account, acquisition proposals, alternative transactions, stockholder approval, preparation and delivery of additional financial statements, information to be supplied for inclusion in the Registration Statement, and raising additional capital in a PIPE.

Athena made covenants relating to, among other things, the conduct of its business until Closing or termination of the Merger Agreement, Trust Account proceeds, indemnification and insurance, inspections of Athena’s books, records and facilities by Ace Green, Nasdaq listing, SEC filings including the Registration Statement, exclusivity, governing documents, stockholder litigation and raising additional capital in a PIPE.

Ace Green, Athena and Merger Sub made joint covenants relating to the HSR Act and other filings, preparation of this proxy statement/prospectus and Registration Statement, stockholders’ meetings and approvals, support of transaction, notifications, publicity, extensions, tax matters, the Equity Incentive Plan, and employment agreements.

Conditions to Closing

The consummation of the Business Combination is conditioned upon, among other things, (i) the approval of the holders of the requisite number of outstanding shares of Athena Common Stock entitled to vote, who attend and vote thereupon at the special meeting, (ii) the approval of the Merger Agreement and the Business Combination by the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of Ace Green Common Stock, (iii) the Registration Statement (of which this proxy statement/prospectus is a part) having been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement having been issued that remains in effect, and no proceedings for that purpose having commenced or been threatened by the SEC, (iv) all waiting periods (and any extensions thereof) under the HSR Act having expired or been terminated, (v) the aggregate amount of the PIPE Investment and cash remaining in the Trust Account following redemptions of Public Shares in connection with the Merger being at least $7,500,000, (vi) no governmental authority with jurisdiction over the parties with respect to the Business Combination will have issued any order or law enjoining, prohibiting or making illegal the consummation of the Business Combination, and (vii) Athena’s initial listing application with Nasdaq in connection with the Business

Combination having been conditionally approved and, immediately following the Effective Time, New Ace Green shall satisfy any applicable Nasdaq initial listing requirements, Athena not having received any notice of non-compliance therewith, and the Athena Class A Common Stock and the Athena Warrants having been approved for listing on Nasdaq.

The obligations of Athena and Merger Sub to consummate the Business Combination are further conditioned upon, among other things, (i) the representations and warranties of Ae Green being true and correct as determined in accordance with the Merger Agreement, (ii) Ace Green having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date, (iii) no material adverse effect having occurred with respect to Ace Green, (iv) Athena and Merger Sub having received a certificate from Ace Green attesting to the satisfaction of the foregoing conditions, (v) Ace Green having not exceeded the Ace Expense Cap or, to the extent that it has, Ace Green’s stockholders having borne or repaid any amounts in excess of the Ace Expense Cap, and (vi) Ace Green shall have delivered to Athena a counterpart of each Transaction Document to which it is a party.

The obligations of Ace Green to consummate the Business Combination are further conditioned upon, among other things, (i) the representations and warranties of Athena and Merger Sub being true and correct as determined in accordance with the Merger Agreement, (ii) Athena and Merger Sub having performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the Closing Date, (iii) no material adverse effect having occurred with respect to Athena, (iv) Ace Green having received a certificate from Athena attesting to the satisfaction of the foregoing conditions, (v) Athena having received a written waiver of any deferred IPO fees owed to Citigroup Global Markets Inc. (“Citigroup”), (vi) Athena having not exceeded the Athena Expense Cap or, to the extent it has, the Sponsor having borne or repaid any amounts in excess of the Athena Expense Cap, (vii) Athena having entered into written agreements with the holders of any working capital loans (to the extent not included in the Athena Expense Cap) to convert unpaid amounts to equity immediately prior to Closing, and (viii) Athena shall have delivered to Ace Green a counterpart of each Transaction Document to which it or Merger Sub is a party.

Any party to the Merger Agreement may, at any time prior to the Closing Date, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive any of the terms or conditions of the Merger Agreement, including the conditions to Closing set forth above, to the extent permitted by applicable laws and, in the case of Athena, the Existing Charter.

Termination

The Merger Agreement may be terminated and the Business Combination abandoned:

•        by mutual written consent of Ace Green and Athena;

•        by either Athena or Ace Green if any of the closing conditions set forth in the Merger Agreement have not been satisfied or waived by April 30, 2026; provided, however, that neither party may terminate the Merger Agreement under such provision if the breach or violation by such party or its affiliates of any representation, warranty, covenant or obligation under the Merger Agreement was the principal cause of the failure of a closing condition to be satisfied on or prior to such date;

•        by either Athena or Ace Green if a governmental entity shall have issued a law or order, rule or regulation that is then in effect that makes the Business Combination illegal or otherwise enjoining, prohibiting, or imposing any condition on the consummation of the Business Combination, provided that the party seeking to terminate cannot have failed to comply with any provision of the Merger Agreement if such failure was the principal cause of such governmental action;

•        by either Athena or Ace Green if the other party has breached its representations, warranties, covenants or agreements in the Merger Agreement such that the conditions to closing cannot be satisfied and such breach cannot be cured by the earlier of April 30, 2026 or 30 days following written notice of such breach from the terminating party, provided that neither party has such right to terminate if at such time the other party would be entitled to terminate the Merger Agreement under this provision;

•        by Athena if the Ace Green stockholders do not approve the Merger Agreement and the Business Combination;

•        by either Ace Green or Athena if the special meeting is held and concluded and the Athena stockholders have not approved the Required Proposals; or

•        by either Ace Green or Athena if the Athena Units, the Athena Class A Common Stock and the Athena Warrants are no longer listed on NYSE American or another national securities exchange for a period of more than 12 months.

Ownership of New Ace Green After the Closing

As of December 31, 2025, there were 9,859,887 shares of Athena Class A Common Stock and no shares of Athena Class B Common Stock issued and outstanding. There were also outstanding an aggregate of 13,641,250 Athena Warrants, which includes 953,750 Private Placement Warrants and 12,687,500 Public Warrants. Each warrant entitles the holder thereof to purchase one share of Athena Class A Common Stock and, following the Business Combination, will entitle the holder thereof to purchase one share of New Ace Green Common Stock.

Under the “no further redemptions” scenario, upon completion of the Business Combination the Public Stockholders would retain an ownership interest of approximately 0.09% in New Ace Green, the Sponsor and its affiliates and certain current and former directors of Athena, as the sole holders of Founder Shares, will retain an ownership interest of approximately 8.13% of New Ace Green, the Subscription Agreement investors will own approximately 4.24% of New Ace Geen, and Ace Green stockholders will own approximately 87.53% of New Ace Green.

Under the “50% redemptions” scenario, upon completion of the Business Combination the Public Stockholders would retain an ownership interest of approximately 0.04% in New Ace Green, the Sponsor and its affiliates and certain current and former directors of Athena, as the sole holders of Founder Shares, will retain an ownership interest of approximately 8.14% of New Ace Green, the Subscription Agreement investors will own approximately 4.25% of New Ace Geen, and Ace Green stockholders will own approximately 87.57% of New Ace Green.

Under the “maximum redemptions” scenario, upon completion of the Business Combination the Public Stockholders would not retain an ownership interest in New Ace Green, the Sponsor and its affiliates and certain current and former directors of Athena, as the sole holders of Founder Shares, will retain an ownership interest of approximately 8.14% of New Ace Green, the Subscription Agreement investors will own approximately 4.25% of New Ace Geen, and Ace Green stockholders will own approximately 87.61% of New Ace Green.

The following summarizes the pro forma ownership of New Ace Green Common Stock following the Business Combination assuming no further redemptions, 50% redemptions and maximum redemptions scenarios.

The ownership percentages reflected in the table are based upon the number of shares of Ace Green Common Stock issued and outstanding as of December 31, 2025, and are subject to the following additional assumptions:

•        the total shares of New Ace Green Common Stock to be issued to holders of Ace Green Common Stock will be 24,752,475;

•        all outstanding Ace Green SAFEs will be converted to Ace Green Common Stock prior to the Closing;

•        all Ace Green RSUs have been converted to restricted stock units relating to shares of New Ace Green Common Stock as of the Effective Time;

•        the shares to be issued to Ace Green stockholders do not account for the issuance of any additional shares following the closing of the Business Combination under the Equity Incentive Plan;

•        no exercise of Athena Warrants; and

•        no issuance of additional securities by Athena prior to the Effective Time.

If any of these assumptions are not correct, these percentages will be different.

For purposes of the table:

•        Assuming no further redemptions scenario:    This presentation assumes that no Public Stockholders exercise redemption rights with respect to their Public Shares.

•        Assuming 50% redemptions scenario:    This scenario assumes that 12,444 Public Shares are redeemed for an aggregate redemption payment of approximately $0.15 million.

•        Assuming maximum redemptions scenario:    This scenario assumes that 24,887 Public Shares are redeemed for an aggregate redemption payment of approximately $0.30 million.

	Assuming No Further Redemptions		Assuming 50% Redemptions		Assuming Maximum Redemptions
	Shares	Percentage	Shares	Percentage	Shares	Percentage
Existing Ace Green stockholders	24,752,475	87.53%	24,752,475	87.57%	24,752,475	87.61%
Public Stockholders	24,887	0.09%	12,444	0.04%	—	0.00%
Sponsor and related parties(1)	2,300,000	8.13%	2,300,000	8.14%	2,300,000	8.14%
Subscription Agreement Investors(2)	1,200,000	4.24%	1,200,000	4.25%	1,200,000	4.25%
Total shares of New Ace Green Common Stock outstanding at Closing	28,277,362	100%	28,264,919	100%	28,252,475	100%

____________

(1)      Excludes 476,875 Private Warrants held by the Sponsor, all of which will be forfeited at Closing.

(2)      Assumes that no Default Shares are issued and that Polar does not elect to receive repayment of any portion of the August Polar Capital Investment in shares of Athena Class A Common Stock.

Stockholders will experience additional dilution to the extent that New Ace Green issues additional shares of New Ace Green Common Stock after the Closing. The table above excludes (i) 12,687,500 shares of New Ace Green Common Stock that underlie Athena’s Public Warrants, (ii) 476,875 shares of New Ace Green Common Stock that underlie the Private Placement Warrants, (iii) 25,500,000 Earnout Shares, and (iv) 1,500,000 Sponsor Earnout Shares, in each case because none of the Dilutive Interests are exercisable or issuable immediately following the consummation of the Business Combination.

For more information, please see the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal 1 — The Business Combination Proposal — Ownership of New Ace Green After the Closing.”

Other Agreements Related to the Merger Agreement

Voting and Support Agreements

In connection with the execution of the Merger Agreement, the Sponsor entered into a Voting and Support Agreement (the “Sponsor Support Agreement”) with Athena, Merger Sub and Ace Green pursuant to which the Sponsor has agreed to, among other things, (i) vote at any meeting of Athena stockholders to be called for approval of the Merger Agreement, the Merger, and the other transactions comprising the Business Combination all shares of Athena Class A Common Stock (together with any warrants to acquire Athena Class A Common Stock, the “Sponsor Securities”) beneficially owned or thereafter acquired in favor of the Merger Agreement, the Merger, and the other transactions comprising the Business Combination, (ii) be bound by certain other covenants and agreements related to the Business Combination and (iii) be bound by certain transfer restrictions with respect to the Sponsor Securities, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.

In connection with the execution of the Merger Agreement, certain Ace Green stockholders entered into a Voting and Support Agreement (the “Ace Green Support Agreement”) with Athena and Ace Green, pursuant to which each such Ace Green stockholder has agreed to, among other things, (i) vote at any meeting of Ace Green’s stockholders to be called for approval of, among other things, the Merger Agreement and the Business Combination all of such Ace Green stockholder’s shares of Ace Green Common Stock (the “Ace Green Securities”) beneficially owned or thereafter acquired in favor of the Business Combination, (ii) be bound by certain other covenants and agreements related to the Business Combination and (iii) be bound by certain transfer restrictions with respect to the Ace Green Securities, in each case, on the terms and subject to the conditions set forth in the Ace Green Support Agreement.

Lock-Up Agreements

In connection with the Closing, certain Ace Green stockholders will each enter into an agreement providing that each such stockholder will not, subject to certain exceptions, sell or otherwise transfer its shares of New Ace Green Common Stock from the Closing Date until 180 days thereafter.

In connection with the Closing, the Sponsor will enter into an agreement providing that it will not, subject to certain exceptions, sell or otherwise transfer its shares of New Ace Green Common Stock from the Closing Date until 180 days thereafter.

New Registration Rights Agreement

The Merger Agreement provides that, at the Closing, certain Ace Green stockholders, the Sponsor and Athena will enter into a Registration Rights Agreement (the “New Registration Rights Agreement”), pursuant to which Athena will agree to register for resale certain shares of New Ace Green Common Stock and other equity securities of New Ace Green that are held by such stockholders and the Sponsor. Pursuant to the New Registration Rights Agreement, Athena will agree to file a shelf registration statement registering the resale of all of the Registrable Securities (as defined in the New Registration Rights Agreement) within 30 days after the Closing Date and use its commercially reasonable efforts to cause such registration statement to be declared effective under the Securities Act. Athena will also agree to provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The New Registration Rights Agreement will also provide that Athena will pay certain expenses relating to such registrations and indemnify the shareholders against certain liabilities.

Board of New Ace Green following the Business Combination

Upon the Closing, we anticipate that the New Ace Green Board will consist of six members. All of the existing directors of Athena, except Carolyn Trabuco, have informed us that they will resign from the Athena Board upon Closing.

The Athena Board has nominated Jeanine Wright for election at the special meeting.

For additional details, see the sections of this proxy statement/prospectus entitled “Proposal No. 4 — The Election of Directors Proposal” and “Directors and Executive Officers After the Business Combination.”

Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Athena will be treated as the acquired company and Ace Green will be treated as the accounting acquirer for financial statement reporting purposes.

For more information, see the section entitled “The Business Combination — Accounting Treatment of the Business Combination.”

Appraisal or Dissenter’s Rights

No appraisal or dissenter’s rights are available to holders of shares of Athena Common Stock or Athena Warrants in connection with the Business Combination.

Athena Proposals for Stockholder Approval

At the special meeting, Athena’s stockholders will be asked to separately approve the following proposals:

•        The Business Combination Proposal — a proposal to approve the adoption of the Merger Agreement and the Business Combination.

•        The Charter Proposal — a proposal to approve and adopt, upon consummation of the Business Combination, the Proposed Charter.

•        The Advisory Charter Proposal — a proposal to approve, on a non-binding advisory basis, certain governance provisions in the Proposed Charter.

•        The Election of Directors Proposal — a proposal to elect the directors comprising the New Ace Green Board.

•        The Equity Incentive Plan Proposal — a proposal to approve and adopt the Equity Incentive Plan, to be effective upon the Closing.

•        The Nasdaq Proposal — a proposal to approve, for purposes of complying with the applicable Nasdaq listing rules, the issuance of shares of Athena Class A Common Stock pursuant to the Merger Agreement in connection with the Business Combination.

•        The Adjournment Proposal — a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

For more information about these proposals, see the sections of this proxy statement/prospectus entitled “Proposal No. 1 — The Business Combination Proposal,” “Proposal No. 2 — The Charter Proposal,” “Proposal No. 3 — The Advisory Charter Proposal,” “Proposal No. 4 — The Election of Directors Proposal,” “Proposal No. 5 — The Equity Incentive Plan Proposal,” “Proposal No. 6 — The Nasdaq Proposal,” and “Proposal No. 7 — The Adjournment Proposal.”

Date, Time and Place of Special Meeting

The special meeting will be held on            , 2026, at            , Eastern Time, conducted via live webcast at the following address:            . You will need the 12-digit meeting control number that is printed on your proxy card to enter the special meeting. Athena recommends that you log in at least 15 minutes before the special meeting to ensure that you are logged in when the special meeting starts. Please note that you will not be able to attend the special meeting in person.

Record Date and Voting

Athena’s stockholders will be entitled to vote or direct votes to be cast at the special meeting if they owned shares of Athena Class A Common Stock or Athena Class B Common Stock at the close of business on            , 2026, which is the Record Date for the special meeting. Athena’s stockholders are entitled to one vote for each share of Athena Class A Common Stock or Athena Class B Common Stock that they owned as of the close of business on the Record Date. If Athena stockholders’ shares are held in “street name” or are in a margin or similar account, such stockholder should contact their broker, bank or other nominee to ensure that votes related to the shares beneficially own by such stockholder are properly counted. On the Record Date, there were            shares of Athena Class A Common Stock outstanding and no shares of Athena Class B Common Stock outstanding. The Sponsor holds 8,881,250 shares of Athena Class A Common Stock and 953,750 Private Placement Units.

The Sponsor and our officers and directors have agreed to vote all of their shares of Athena Class A Common Stock and any Public Shares acquired by them in favor of the Business Combination Proposal. Athena’s issued and outstanding Athena Warrants do not have voting rights at the special meeting.

Quorum and Vote Required for the Athena Proposals

A quorum will be present at the special meeting if a majority of the Athena Common Stock outstanding and entitled to vote at the special meeting is represented in person or by proxy.

The approval of the Charter Proposal requires the affirmative vote (in person or by proxy) of the majority of the issued and outstanding shares of the Athena Class A Common Stock, as well as the vote of a majority of the issued and outstanding shares of Athena Class A Common Stock and Athena Class B Common Stock, voting together as a single class.

The approval of the Business Combination Proposal, the Advisory Charter Proposal, the Equity Incentive Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal require the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Athena Common Stock, voting together as a single class, that are cast thereon at the special meeting.

The approval of the election of each director nominee pursuant to the Election of Directors Proposal requires the affirmative vote of the holders of a plurality of the outstanding shares of Athena Common Stock, voting together as a single class, that are cast thereon at the special meeting.

Pursuant to the Merger Agreement, the Business Combination is conditioned upon the approval of holders of the requisite number of outstanding shares of Athena Common Stock entitled to vote, whether in person or by proxy, at the special meeting.

In accordance with the Support Agreement entered into concurrently with the execution of the Merger Agreement, holders of 9,835,000 shares of Athena Class A Common Stock (or 99.7% of the outstanding shares of Athena Common Stock as of the Record Date) have agreed to vote in favor of each of the proposals, subject to certain customary conditions. Assuming all of the outstanding shares of Athena Common Stock subject to the Support Agreement are voted in favor of each proposal, in accordance with the terms of the Support Agreement, the votes of such shares of Athena Common Stock will be sufficient for the approval of the Business Combination Proposal, the Charter Proposal, the Advisory Charter Proposal, the Equity Incentive Plan Proposal, the Nasdaq Proposal, the Adjournment Proposal and each director nominee pursuant to the Election of Directors Proposal, and will not require the vote of any additional shares of Athena Common Stock in order to be approved.

For more information about these proposals, see the section entitled “Quorum and Vote Required for the Athena Proposals.”

Recommendation to Athena Stockholders

The Athena Board believes that each of the Athena Proposals is in the best interests of Athena and our stockholders and unanimously recommends that its stockholders vote “FOR” each of the Athena Proposals, including “FOR” each of the director nominees.

Athena Board’s Reasons for the Approval of the Business Combination

After careful consideration, the Athena Board recommends that its stockholders vote “FOR” the approval of the Business Combination Proposal. For a description of the Athena Board’s reasons for the approval of the Business Combination, see the section entitled “The Business Combination — Athena Board’s Reasons for the Approval of the Business Combination.”

Interests of Athena’s Directors and Officers in the Business Combination

When considering the Athena Board’s recommendation that Athena’s stockholders vote in favor of the approval of the Business Combination Proposal and the other proposals presented for stockholder approval in this proxy statement/prospectus, Athena’s stockholders should be aware that the Sponsor and certain of Athena’s executive officers and directors have interests in the Business Combination that may be different from or in addition to (or which may conflict with) the interests of Athena’s other stockholders.

These interests may influence Athena’s directors in making their recommendation that you vote in favor of the Business Combination Proposal. These interests were considered by the Athena Board when it approved the Business Combination. For further information, please see the section entitled “The Business Combination — Interests of Athena’s Directors and Officers in the Business Combination.”

Compensation Received by the Sponsor

The Sponsor is a Delaware limited liability company that was formed to invest in Athena. Although the Sponsor is permitted to undertake any activities permitted under the Delaware Limited Liability Company Act and other applicable law, the Sponsor’s business is focused on investing in Athena. Isabelle Freidheim, Athena’s Chair of the Board and Chief Executive Officer, is the sole manager of the Sponsor and holds voting and investment discretion with respect to the shares of Athena Common Stock held of record by the Sponsor. All of Athena’s officers and directors are members of the Sponsor. As of the date of this proxy statement/prospectus, other than certain of Athena’s officers and directors and the non-managing sponsor investors and lenders, no other person has a direct or indirect material interest in the Sponsor. In addition, Athena’s independent directors receive for their services as a director an indirect interest in the Founder Shares through membership interests in the Sponsor. Other than the Sponsor manager and Athena’s management team, none of the other members of the Sponsor participate in Athena’s activities.

The non-managing Sponsor investors hold as of the date of this proxy statement/prospectus, indirectly through membership interests in the Sponsor, less than 50% of the Private Placement Units and less than 50% of the Founder Shares. The non-managing Sponsor investors have no right to control the Sponsor or participate in any decision regarding the disposal of any security held by the Sponsor, or otherwise.

The following table sets forth the payments received by the Sponsor and its affiliates from Athena prior to or in connection with the completion of an initial business combination and the securities issued by Athena to the Sponsor or its affiliates:

Entity/Individual	Amount of Compensation Received or Securities Issued	Consideration Paid or to be Paid
Athena Technology Sponsor II, LLC or Isabelle Freidheim	$10,000 per month until liquidation or completion of an initial business combination	Office space, administrative and shared personnel support services
	8,881,250 shares of Class B Common Stock(1)	$25,000
	953,750 Private Placement Units(2)	$9,537,500
	$1,735,686 in working capital loans, which loans are convertible, at the Sponsor’s discretion, into units of the post business combination entity at a price of $10.00 per unit	Working capital loans to finance transaction costs in connection with an initial business combination
	$422,182 in unsecured promissory notes, which notes are convertible into equity securities of Athena on mutually agreeable terms(3)	Funding to finance Athena operations and transaction costs in connection with an initial business combination
	Reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination	Services in connection with identifying, investigating and completing an initial business combination
	Reimbursement for other out-of-pocket expenses paid by the Sponsor on Athena’s behalf	$211,029

____________

(1)      On June 21, 2023, the Sponsor determined to convert all the outstanding shares of Athena Class B Common Stock into shares of Athena Class A Common Stock on a one-for-one basis.

(2)      The non-managing sponsor investors hold as of the date of this proxy statement/prospectus, indirectly through membership interests in the Sponsor, less than 50% of the Private Placement Units and less than 50% of the Founder Shares.

(3)      On April 10, 2024, Athena issued (i) an unsecured promissory note to Isabelle Freidheim, Athena’s Chief Executive Officer, with a principal amount equal to $600,000 and (ii) an unsecured promissory note to Kirthiga Reddy, Athena’s President and Director, with a principal amount equal to $200,000. On July 26, 2024, Athena issued an unsecured promissory note to the Sponsor with a principal amount equal to $422,182.

At Closing, all 476,875 Private Placement Warrants included in the Private Placement Units will be forfeited as part of the Sponsor Side Letter Agreement, and the Sponsor and its affiliates will hold a total of 2,300,000 shares of New Ace Green Common Stock and the Subscription Agreement Investors will hold a total of 1,200,000 shares of New Ace Green Common Stock. At Closing, the Working Capital Loans (including the Promissory Notes) will be repaid, without interest. The retention of shares by the Sponsor and its affiliates, the reimbursements payable to the Sponsor under the Working Capital Loans and the payments made by the Sponsor to the Subscription Agreement Investors at Closing will not result in a material dilution of the equity interests of non-redeeming Athena stockholders. See the section entitled “Information About Athena — Compensation Received by the Sponsor.”

Redemption Rights

Pursuant to our Existing Charter, holders of Public Shares may elect to have their Public Shares redeemed for cash at the applicable redemption price per share calculated in accordance with our Existing Charter. For illustrative purposes, based on funds in the Trust Account of approximately $297,614 on December 31, 2025 and net adjustments to the carrying value shares of Athena Class A Common Stock subject to possible redemption for prepaid taxes and other amounts due to redeeming Public Stockholders, the estimated per share redemption price would have been approximately $14.41. If a Public Stockholder exercises its redemption rights, then such Public Stockholder will be exchanging its shares of Athena Class A Common Stock for cash and will no longer own shares of Athena. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. Each redemption of Public Shares by our Public Stockholders will decrease the amount in our Trust Account. See the section entitled “Special Meeting of Athena Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

U.S. Federal Income Tax Considerations for Holders of Athena Class A Common Stock Exercising Redemption Rights

As described more fully herein, a holder of Athena Class A Common Stock that exercises its redemption rights to receive cash in exchange for such shares may be treated as selling its Athena Class A Common Stock in a taxable sale or exchange resulting in the recognition of gain or loss. There may be certain circumstances in which the redemption may be treated as a distribution of an amount equal to the redemption proceeds, for U.S. federal income tax purposes, depending on the amount of our stock that a holder owns or is deemed to own by attribution (including through the ownership of warrants).

Please see the section entitled “Material U.S. Federal Income Tax Considerations of Holders of New Ace Green Common Stock and Athena Class A Common Stock — U.S. Federal Income Tax Considerations of Ownership and Disposition of New Ace Green Common Stock; Redemption of Athena Public Shares” for additional information. You are urged to consult your tax advisors regarding the tax considerations of exercising your redemption rights.

U.S. Federal Income Tax Consequences of the Merger

To the extent permitted under applicable law, Ace Green and Athena intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In connection with the filing of the registration statement of which this proxy statement/prospectus is a part, Latham & Watkins LLP and Rimon P.C. each intend to deliver an opinion to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The obligations of each of Ace Green and Athena to complete the Merger, however, are not conditioned on the receipt of any such opinion.

If the Merger does qualify as a reorganization, the Ace Green U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences of the Merger to Holders of Ace Green Common Stock”) would not recognize gain or loss as a result of the exchange, pursuant to the Merger, of their Ace Green Common Stock for shares of New Ace Green Common Stock and the Earnout Right (as defined in “Material U.S. Federal Income Tax Consequences of the Merger to Holders of Ace Green Common Stock”), other than income, if any, with respect to imputed interest. For a more detailed discussion of the U.S. federal income tax consequences of the Merger to holders of Ace Green Common Stock, see “Material U.S. Federal Income Tax Consequences of the Merger to Holders of Ace Green Common Stock.” Ace Green, Athena and holders of Athena Common Stock who do not exercise their redemption rights should not recognize gain or loss for U.S. federal income tax purposes as a result of the Merger.

Emerging Growth Company

Athena is an “emerging growth company,” as defined in Rule 405 promulgated under the Securities Act and Rule 12b-2 under the Exchange Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in Athena’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 13(a) of the Exchange Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. A smaller reporting company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Athena has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Athena, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Athena’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Athena will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the IPO (i.e., December 31, 2026), (b) in which it has total annual gross revenue of at least $1.235 billion (as may be adjusted for inflation) or (c) in which Athena is deemed to be a “large accelerated filer” as defined in SEC rules, which means the market value of Athena’s common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (ii) the date on which Athena will have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Summary of Risk Factors

In evaluating the Business Combination and the proposals to be considered and voted on at the special meeting of Athena stockholders, you should carefully read this proxy statement/prospectus, including the annexes, and especially review and consider the factors discussed in the section entitled “Risk Factors” beginning on page 18 of this proxy statement/prospectus. Some of the risks related to Ace Green’s business and industry, Athena, and the Business Combination are summarized below.

Risks Related to Ace Green’s Business and Industry

•        Ace Green has a limited operating history at scale and scaling up its operations and expansion in the U.S. may carry uncertainties and pose liquidity risks.

•        Ace Green may not be able to secure adequate capital to execute its business plan.

•        Workforce and engineering challenges from scaling up production may cause Ace Green to not succeed in executing its plan of expanding its operations and growing its business.

•        Licensing or regulatory issues may delay implementation of Ace Green’s planned U.S. facility.

•        Battery feedstock material for recycling may be unavailable or fall short of efficient operating ranges.

•        Ace Green’s business, financial condition, and results of operations could be materially and adversely affected if its key customers fail to meet their contractual obligations.

•        Prices for recovered materials are subject to global market fluctuations and price instability may negatively impact Ace Green’s financial performance.

•        A decline in green energy adoption may inhibit future recycling opportunities and may result in decreased demand for Ace Green’s products. Further, current licensees may decline to expand existing operations.

•        Ace Green’s proprietary know-how and resulting technological edge may be rivaled by competitors.

General Risks Related to Ace Green

•        Failure to significantly expand recycling capacity may impede the expansion of Ace Green’s business or its ability to achieve profitability.

•        Mishandling hazardous substances may subject Ace Green to severe liabilities.

•        Unfavorable economic or geopolitical conditions could constrain Ace Green’s expansion, and Ace Green is exposed to fluctuations in foreign currency exchange rates.

•        Ace Green may be negatively affected by labor shortages and higher labor costs.

Risks Related to Tax and Accounting Matters

•        There is uncertainty regarding the federal income tax considerations of the redemption to the holders of Athena Class A Common Stock.

•        Ace Green’s independent registered public accounting firm’s report for the year ended March 31, 2025, contains an explanatory paragraph that expresses substantial doubt about its ability to continue as a “going concern.”

•        Athena’s management has concluded that there is substantial doubt about its ability to continue as a “going concern.”

Risks Related to Being a Public Company

•        The market price of New Ace Green Common Stock may fluctuate significantly following the Business Combination and may decline regardless of New Ace Green’s operating performance. You could lose all or part of your investment as a result.

•        There may be increased volatility in the trading of Athena Common Stock due to a lower public float as a result of the prior redemption of shares of Athena Class A Common Stock by Athena stockholders.

•        The requirements and increased costs of being a public company may strain New Ace Green’s resources, divert New Ace Green’s management’s attention and affect New Ace Green’s ability to attract and retain qualified board members.

•        New Ace Green’s issuance of additional shares of Ace Green Common Stock or convertible securities could make it difficult for another company to acquire it, may dilute your ownership of New Ace Green and could adversely affect its stock price.

•        Failure to maintain effective internal control over financial reporting could have a material adverse effect on New Ace Green’s business, operating results and stock price.

•        New Ace Green’s management team has no experience managing a public company.

Risks Related to the Business Combination and New Ace Green

•        If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Athena Common Stock may decline before the Closing, or the market price of New Ace Green’s securities may decline after the Closing.

•        Athena’s securities were delisted from trading on NYSE American, and Nasdaq may not list the New Ace Green Common Stock, which could limit investors’ ability to effect transactions in New Ace Green Common Stock and subject it to additional trading restrictions.

•        An active market for New Ace Green’s securities may not develop, which would adversely affect the liquidity and price of New Ace Green’s securities.

•        New Ace Green may issue additional shares or other equity securities without your approval, which would dilute your ownership interest and may depress the market price of the New Ace Green Common Stock.

Risks Related to Athena’s Business and the Business Combination

•        The Business Combination and New Ace Green becoming a publicly listed company as a result of the Merger differs significantly from an underwritten initial public offering.

•        Athena may not be able to consummate an initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem the Public Shares and liquidate, in which case the Public Stockholders may only receive $10.10 per share, or less than such amount in certain circumstances, and the Public Warrants will expire worthless.

•        The Sponsor and Athena’s officers and directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.

Risks Related to Redemptions

•        If a stockholder fails to receive notice of the offer to redeem Public Shares in connection with the Business Combination, or fails to comply with required procedures, such shares may not be redeemed.

•        If we are unable to consummate our initial business combination, Public Stockholders may be forced to wait until after the Extension Deadline before redemption from the Trust Account.

•        There is no guarantee that a stockholder’s decision whether to redeem their shares of Athena Class A Common Stock for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information has been derived from the unaudited pro forma condensed combined balance sheet as of December 31, 2025, and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025, included in “Unaudited Pro Forma Condensed Combined Financial Information.”

The summary unaudited pro forma condensed combined financial information should be read in conjunction with the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations, and the accompanying notes. In addition, the unaudited condensed combined pro forma financial information was based on and should be read in conjunction with the historical financial statements of Athena and Ace Green, including the accompanying notes, which are included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined balance sheet as of December 31, 2025, combines the historical audited balance sheet of Athena as of December 31, 2025, with the historical unaudited condensed consolidated balance sheet of Ace Green as of December 31, 2025, on a pro forma basis as if the Business Combination had been consummated on December 31, 2025.

The unaudited pro forma combined statement of operations for the year ended December 31, 2025, combines the historical audited statements of operations of Athena for the year ended December 31, 2025, and the historical unaudited consolidated statement of operations of Ace Green for the year ended December 31, 2025, on a pro forma basis as if the Business Combination had been consummated on January 1, 2025, the beginning of the earliest period presented. The figures for the year ended December 31, 2025, for Ace Green have been derived by adding the unaudited figures for the nine months ended December 31, 2025, to the audited figures for the year ended March 31, 2025, and then subtracting the unaudited figures for the nine months ended December 31, 2024.

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Athena will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New Ace Green will represent a continuation of the financial statements of Ace Green with the Business Combination treated as the equivalent of Ace Green issuing shares for the net assets of Athena, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Ace Green in future reports of New Ace Green.

The unaudited pro forma combined financial information has been prepared assuming three redemption scenarios after giving effect to the Business Combination, as follows:

•        Assuming No Further Redemptions:    This presentation assumes that no Public Stockholders exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

•        Assuming 50% Redemptions:    This presentation assumes that Public Stockholders holding 12,444 of the Public Shares exercise their redemption rights for their pro rata share of the funds in the Trust Account. This scenario gives effect to Public Share redemptions for aggregate redemption payments of $0.15 million using a per share redemption price of $12.03 per share.

•        Assuming Maximum Redemptions:    This presentation assumes that Public Stockholders holding 24,887 of the Public Shares exercise their redemption rights for their pro rata share of the funds in the Trust Account. This scenario gives effect to Public Share redemptions for aggregate redemption payments of $0.30 million using a per share redemption price of $12.03 per share.

The unaudited pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. The unaudited pro forma combined financial information does not purport to project the future operating results or financial position of New Ace Green following the completion of the Business Combination.

The following summarizes the pro forma shares of New Ace Green Common Stock issued and outstanding immediately after the Business Combination, presented under the three assumed redemption scenarios. The table below does not include (i) 12,687,500 shares of New Ace Green Common Stock that underlie the Public Warrants,

(ii) 476,875 shares of New Ace Green Common Stock that underlie the Private Placement Warrants, (iii) 25,500,000 Earnout Shares, and (iv) 1,500,000 Sponsor Earnout Shares (collectively, the “Dilutive Interests”), in each case because none of the Dilutive Interests are exercisable or issuable immediately following the consummation of the Business Combination:

	Share Ownership in New Ace Green
	Assuming No Further Redemptions		Assuming 50% Redemptions		Assuming Maximum Redemptions
Existing Ace Green shareholders	24,752,475	87.53%	24,752,475	87.57%	24,752,475	87.61%
Athena Public Stockholders	24,887	0.09%	12,444	0.04%	—	0.00%
Sponsor and its affiliates	2,300,000	8.13%	2,300,000	8.14%	2,300,000	8.14%
Subscription Agreement Investors	1,200,000	4.25%	1,200,000	4.25%	1,200,000	4.25%
Total	28,277,362	100.00%	28,264,919	100.00%	28,252,475	100.00%

The following table presents Pro forma Ownership of New Ace Green inclusive of the Dilutive Interests. The following table assumes (i) the Dilutive Interests have been fully exercised and/or vested, (ii) any conditions to the issuance of such Dilutive Interests have been fully satisfied, and (iii) such Dilutive Interests were issued in connection with the consummation of the Business Combination, such that the implied ownership of New Ace Green immediately following the consummation of the Business Combination is as follows:

	Share Ownership in New Ace Green
	No Further		50%		100%
	Redemptions	Ownership	Redemption	Ownership	Redemption	Ownership
Existing Ace Green shareholders	50,252,475	73.94%	50,252,475	73.95%	50,252,475	73.97%
Athena Public Stockholders	12,712,387	18.70%	12,699,944	18.69%	12,687,500	18.67%
Sponsor and its affiliates	3,800,000	5.59%	3,800,000	5.59%	3,800,000	5.59%
Subscription Agreement Investors	1,200,000	1.77%	1,200,000	1.77%	1,200,000	1.77%
Total	67,964,862	100%	67,952,419	100%	67,939,975	100%
(Amounts in thousands, except per share data)	Historical		Pro forma
	Athena	Ace Green	Assuming No Further Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions
Statement of Operations Data – For the year ended December 31, 2025
Revenue	$—	$25,929	$25,929	$25,929	$25,929
Loss from operations	$(1,882)	$(5,359)	$(7,121)	$(7,121)	$(7,121)
Net profit (loss)	$(1,272)	$(9,171)	$2,542	$2,542	$2,542
Basic and diluted earnings/(loss) per share	$(0.13)	$(10.08)	$0.09	$0.09	$0.09
(Amounts in thousands, except per share data)	Historical		Pro forma
	Athena	Ace Green	Assuming No Further Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions
Balance Sheet Data – As of December 31, 2025
Total current assets	$1,057	$7,012	$4,734	$4,734	$4,734
Total assets	$1,355	$8,884	$6,606	$6,606	$6,606
Total current liabilities	$9,062	$62,217	$12,728	$12,878	$13,087
Total liabilities	$18,018	$63,459	$13,970	$14,120	$14,329
Total deficit	$(17,022)	$(54,575)	$(7,364)	$(7,514)	$(7,723)

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our, our management team, Ace Green’s and Ace Green’s management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those related to the Business Combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•        the ability to complete the Business Combination with Ace Green or, if Athena does not consummate such Business Combination, any other initial business combination;

•        the anticipated timing of the Business Combination;

•        New Ace Green’s capitalization after giving effect to the Business Combination;

•        the ability to recognize the anticipated benefits of the proposed Business Combination;

•        satisfaction or waiver of the conditions to the Business Combination including, among others, (i) the required stockholder approvals, (ii) the Registration Statement (of which this proxy statement/prospectus is a part) will have been declared effective under the Securities Act and remains effective as of such date, (iii) no governmental authority with jurisdiction over the parties with respect to the Business Combination will have issued any order or law enjoining, prohibiting or making illegal the consummation of the Business Combination, and (iv) New Ace Green Common Stock to be issued in connection with the Business Combination shall have been approved for listing on Nasdaq;

•        the financial and business performance of New Ace Green, including financial projections and business metrics and any underlying assumptions thereunder;

•        the ability to obtain and/or maintain the listing of New Ace Green Common Stock and the Public Warrants on Nasdaq following the Business Combination;

•        the potential liquidity and trading of our public securities;

•        changes in Ace Green’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•        the implementation, market acceptance and success of Ace Green’s business model;

•        Ace Green’s ability to scale in a cost-effective manner;

•        developments and projections relating to Ace Green’s competitors and industry;

•        Ace Green’s future capital requirements and sources and uses of cash;

•        Ace Green’s ability to obtain funding for its operations;

•        Ace Green’s business, expansion plans and opportunities;

•        Ace Green’s success in retaining or recruiting, or changes required in, officers, key employees or directors following the completion of the Business Combination;

•        the size of the addressable markets for New Ace Green’s products and services;

•        New Ace Green’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others; and

•        the outcome of any known and unknown litigation and regulatory proceedings.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•        the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Merger Agreement;

•        the outcome of any legal proceedings that may be instituted against Athena following announcement of the proposed Business Combination and transactions contemplated thereby;

•        the inability to complete the Business Combination due to the failure to obtain approval of the stockholders of Athena or to satisfy other conditions to the Closing in the Merger Agreement;

•        the ability to obtain or maintain the listing of New Ace Green Common Stock on Nasdaq following the Business Combination;

•        the risk that the proposed Business Combination disrupts current plans and operations of Ace Green as a result of the announcement and consummation of the transactions described herein;

•        the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of Ace Green to grow and manage growth profitably;

•        costs related to the Business Combination;

•        changes in applicable laws or regulations;

•        the ability of Ace Green to execute its business model;

•        Ace Green’s ability to attract and retain customers and expand customers’ use of Ace Green’s products and services;

•        risks relating to the uncertainty of the projected financial and operating information with respect to Ace Green;

•        Ace Green’s ability to raise capital;

•        the possibility that Athena or Ace Green may be adversely affected by other economic, business and/or competitive factors; and

•        other risks and uncertainties described in this proxy statement/prospectus, including those under the section entitled “Risk Factors.”

RISK FACTORS

The following risk factors relate to Athena, the Business Combination and/or will apply to the business and operations of New Ace Green following the Closing. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, prospects, financial condition and operating results of Ace Green and New Ace Green’s business, prospects, financial condition and operating results following the completion of the Business Combination. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements,” before deciding how to vote your shares of Athena Common Stock. Please see the section entitled “Where You Can Find More Information” in this proxy statement/prospectus. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may harm the business, cash flows, financial condition and results of operations of New Ace Green. Ace Green may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, that may also impair New Ace Green’s business, prospects, financial condition or operating results. The following discussion should be read in conjunction with the financial statements of Ace Green and financial statements of Athena and notes thereto included elsewhere in this proxy statement/prospectus.

Unless the context requires otherwise, references to “Ace Green,” “we,” “us,” “our,” and the “Company” in this section are to the business and operations of Ace Green prior to the Business Combination and the business and operations of New Ace Green as directly or indirectly affected by the Business Combination.

Risks Related to Ace Green’s Business and Industry

Ace Green has a limited operating history at scale and is developing a flagship and new facility in the United States; scaling up its operations and expansion in the U.S. may carry uncertainties and pose liquidity risks to Ace Green.

Ace Green was established in 2021 and only commenced commercial scale development of GREENLEAD® at a licensee’s site in 2024 and has had pilot-scale operations of LITHIUMFIRST™ since 2023. Ace Green currently operates three facilities in India (one lithium-ion battery recycling facility, one warehousing and lithium-ion battery discharging facility and one fabrication facility for lead battery recycling equipment), has one operating licensee partner for lead battery recycling in Taiwan, and is planning a large-scale deployment of its technology across both the lithium and lead battery spaces. While Ace Green’s operations have gone through several cycles of improvements and we expect the modularity of its technology to support replication to large scale, scaling up from modest to large operations carries significant risks, including but not limited to operational, technological, supply chain, capital risks and the need to be supported by increasing demand for recycled battery materials, none of which we can predict with any precision.

You should evaluate Ace Green against its potential for growth in a competitive environment. While the projects and agreements secured indicates a strong pipeline for growth, there can be no assurance that these projects will be successful.

Ace Green may not be able to secure adequate capital to execute its business plan.

Based on its current project pipeline, Ace Green expects to execute projects in various markets within 12 months of the completion of the Business Combination, including one licensing deal and one equipment sale deal, both in Armenia. While licensing and equipment sale related projects may not demand materially significant capital resources from Ace Green, projects wholly owned by Ace Green, for example, acquiring land leases and opening up recycling facilities, would require significant capital to develop its pipeline of lead and lithium projects in various global markets. We expect to finance those projects, including approximately $23.0 million in aggregate capital expenditures for Phase I deployment of our planned Texas recycling facility, through both equity and debt offerings. As of December 31, 2025, we had approximately $2.0 million cash and cash equivalents. At present, prior to the potential infusion of capital as part of the PIPE in connection with the Business Combination, Ace Green may not have adequate cash on hand to execute these projects, which makes us reliant on the PIPE and future capital raises to provide additional capital to support future growth. Although Ace Green will continue to seek equity and debt financing opportunities, we may not be able to secure sufficient funding on commercially favorable terms, and may therefore be unable to pursue some or all of our intended projects.

If we are unable to overcome the workforce and engineering challenges arising from scaling up production from our existing capacities, we may not succeed in executing our plan of expanding our operations and growing our business.

Ace Green’s project pipeline includes planned operations for facilities that are several times larger than what it currently operates. Although Ace Green has an organized and modularized recycling facility and a skilled and experienced team to deploy, execute and operate its systems, this production scale-up may pose workforce engineering challenges.

As of February 28, 2026, we had 41 full-time employees on company payroll and 16 full-time employees on a contractual basis. These employees are based out of U.S., India and Singapore. To meet the intellectual demands of these planned projects, Ace Green will need to recruit additional workforce members who are skillful in various niches of operations. Other challenges may include making adjustments to the facility setups for increased capacity.

While Ace Green is confident that its modular processes can be scaled-up, there can be no assurance that such scaling up will be successful or timely. Additionally, if we cannot recruit or retain a skillful workforce, we may be unsuccessful in executing our plans for growth and expansion.

Successful or timely implementation of Ace Green’s planned U.S. facility may be delayed due to licensing or regulatory issues.

Ace Green intends to develop large-scale lithium and lead recycling facilities in the United States, but it has not yet obtained all the requisite licenses and permits. While Ace Green has retained Texas-based consultants to provide regulatory support in this regard and, based on its discussions with such consultants, does not expect that it will encounter significant regulatory pushback, there can be no guarantee that Ace Green will obtain the required licenses or permits that it needs to operate its U.S. facility in time to commence operations during the third quarter of 2027 as currently planned.

Battery feedstock (battery waste raw material for recycling) may be unavailable or fall short of efficient operating ranges.

As Ace Green expects to be a new market entrant in some of the geographic areas in which it intends to operate, Ace Green may not have access to the amount of battery feedstock necessary to supply its facilities. While Ace Green is trying to diversify its requirements for feedstock by treating various battery chemistries like lead, nickel-manganese-cobalt and lithium ferro phosphate, maintains an active battery and battery materials supply chain, and several members of its management team have extensive experience in the metals and resources trading space with extensive commercial relationships with traders of batteries and battery materials, the market may not be able to provide sufficient feedstock for all of Ace Green’s intended projects.

Ace Green’s operations depend on obtaining a steady supply of batteries and battery manufacturing scrap for recycling. While this risk can be mitigated through its supply chain networks, which involve third-party feedstock supply arrangements that can be redirected to its facilities, supply challenges may still be significant. Further, while we expect Ace Green’s focus on lead battery recycling in the near term, along with joint venture partnerships and technology licensing, will help address supply risks, we may not be successful in competing with others to secure feedstock on favorable terms related to pricing, service delivery, financing, commodity market fluctuations, environmental considerations, and government approvals. Additionally, suppliers may alter or delay their commitments for various reasons, including force majeure events or regulatory challenges beyond Ace Green’s control.

During the year ended March 31, 2025, at our India facility, we consumed about 41 metric tons of feedstock (lithium ferro phosphate battery equivalent) on average per month, and we will need a significantly increased amount of feedstock if we want to execute the projects currently in our pipeline. If we are not able to procure the necessary amounts of feedstock, we may not be able to reach anticipated levels of growth, leading to adverse material effects on our plan to scale up productions and meet increased demands in different markets.

A large portion of our profit is derived from a relatively small number of major customers. Our business, financial condition, and results of operations could be materially and adversely affected if our key customers fail to meet their contractual obligations.

We are subject to significant customer concentration risk, as a substantial portion of our accounts receivable and revenue is attributable to a limited number of key customers. As of March 31, 2025, our largest customer accounted for 77.80% of our total accounts receivable and our second largest customer represented 22.08%. As of March 31, 2024, our largest customer accounted for 44.16% of our total accounts receivable, while our second largest and third largest customers represented 19.62% and 12.65%, respectively.

Similarly, for the fiscal year ended March 31, 2025, a significant portion of our revenue was derived from a small number of customers, including our largest revenue-generating customer (26.26%), second largest revenue-generating customer (21.83%), third largest revenue-generating customer (12.30%), and fourth largest revenue-generating customer (11.75%). By comparison, for the fiscal year ended March 31, 2024, our largest revenue-generating customer accounted for 15.95% of total revenue, while our second largest, third largest and fourth largest customers accounted for 13.84%, 12.02% and 11.01%, respectively, of accounts receivable.

If any of these key customers fail to perform their contractual obligations, including failing to make timely payments, our liquidity and cash flows could be materially affected. Given that we do not require collateral or security for accounts receivable, we are exposed to increased credit risk, which may result in higher allowance for doubtful accounts and potential write-offs. Any significant deterioration in the financial condition of our key customers or their inability to pay could lead to increased bad debt expenses, as seen in our fiscal year 2025 bad debt expense of $154 thousand.

Additionally, the loss of one or more key customers, the renegotiation of existing contracts on less favorable terms, or a reduction in business volume from these customers could negatively impact our revenue, growth prospects, and financial stability. If we are unable to replace lost revenue with new customers, our ability to execute our business strategy and meet our financial obligations could be adversely affected.

Prices for recovered materials are subject to global market fluctuations and price instability may negatively impact our financial performance.

The materials derived from Ace Green’s recycling processes are internationally traded commodities. The prices of these commodities are subject to market pressures and may fluctuate significantly with the needs of the battery industry as a whole. While the price of lead has been relatively stable for the past few years, the increasing global demand, dwindling supply and other market factors related to lithium battery materials has led to significant fluctuations in the prices of lithium, nickel, cobalt, and other associated metals. For example, the price of lead, lithium carbonate, nickel and cobalt has fluctuated as follows:

•        Lead:    -1.29% and -1.40% for March 2025 versus March 2024 and March 2024 versus March 2023 (London Metal Exchange price)

•        Lithium Carbonate:    -27.73% and -76.82% for March 2025 versus March 2024 and March 2024 versus March 2023 (Fastmarkets Metal Bulletin)

•        Nickel:    -7.89% and -24.96% for March 2025 versus March 2024 and March 2024 versus March 2023 (London Metal Exchange price)

•        Cobalt:    -33.19% and -13.89% for March 2025 versus March 2024 and March 2024 versus March 2023 (Fastmarkets Metal Bulletin price)

Significant negative price movements may have a materially adverse impact on Ace Green’s commercial performance and Ace Green cannot guarantee that it will sell its products at desired prices and meet its revenue targets.

We rely on third-party vendors for key machineries and failure to acquire and maintain them may adversely disrupt our operations.

While a small amount of equipment that Ace Green deploys in its facilities is made in house in Ace Green’s India facility, Ace Green does not currently maintain adequate manufacturing capabilities to make additional new equipment to be deployed in its future projects. As a result, Ace Green has entered into commercial relationships with experienced partners in Italy and South Korea to outsource its equipment manufacturing, including standard equipment for both lead and lithium battery recycling and Ace Green’s proprietary equipment for lead battery recycling. These machines play a critical role in our operation in scrap battery shredding and finished product manufacturing (lead ingots and various metal salts in the case of lead and lithium battery recycling). We also rely on these third-party vendors to properly maintain and service the acquired machines, and if these vendors fail to perform the maintenances and services needed in a timely manner, we may be unable to produce recycled battery materials to meet our contractual obligations to our customers.

Given Ace Green’s dependence on third parties for this process, there is a risk outside of Ace Green’s control that the machinery either does not meet Ace Green’s specifications or that the delivery of the machinery to Ace Green may be delayed. In the event of third-party errors, Ace Green may not be able to fulfil its intended project pipeline in a timely manner or at all.

A decline in green energy adoption may inhibit future recycling opportunities and may result in decreased demand for our products.

Ace Green’s primary business activity is in the recycling of batteries to develop new battery materials including lithium and lead for future manufacturing. Over the last decade and more, the global economy has shifted more towards electrification, necessitating a growth in both lithium and lead batteries. The demand for Ace Green’s recycling services and products is driven in part by projected increases in the demand for electric vehicles (“EVs”) (including automobiles, e-bikes, scooters, buses and trucks). A decline in the adoption rate of EVs or a decline in the support by governments for “green” energy technologies could reduce the demand for Ace Green’s recycling services and products, which could materially harm Ace Green’s financial results and ability to grow its business. A decline in volume under existing contracts or an inability to source new supplier relationships could also have a material adverse effect on Ace Green’s results of operations and cash flow.

While it is unlikely that the global economy will permanently retract from the use of EVs, a temporary decline or downturn in the sales of EVs or battery energy storage systems may reduce the demand for battery materials, thus reducing demand for our products in our lead battery recycling business.

Ace Green’s proprietary know-how may be rivaled by competitors, which may erode the technological edge it established.

As of February 28, 2026, Ace Green has two registered patents in the U.S. and has filed 142 patent applications for both its lithium and lead battery recycling technologies across 35 patent families. Eight of these patent families are currently in national stage in key geographies such as the U.S., Canada, China, the E.U., India, Israel, Japan, Malaysia, South Africa, South Korea, Brazil, Chile, Indonesia, Mexico, Singapore, Taiwan and Thailand. However, Ace Green recognizes that the field of battery recycling is highly competitive and that its inventions or patents, while novel, may be fiercely competed by those brought by our competitors. While Ace Green maintains a sustainable intellectual property strategy that we believe should adequately protect its technological advantage, competitor processes may be able to make technological advancements independently and with their own novel distinctions. Should Ace Green’s competitors go to market with their own technologies that are materially and commercially similar or superior to Ace Green’s, this may erode the technological advantages that Ace Green currently enjoys and slow our growth.

Our business is heavily dependent on the protection of our intellectual property, including patents, trademarks, and trade secrets. While Ace Green has made efforts to protect its intellectual property, there is no guarantee that its protections are adequate or that it will always have access to the necessary intellectual property to execute its business and strategies. Ace Green may also face challenges if competitors independently develop similar technologies or if its trade secrets are exposed to third parties. The scope of its patents may not fully cover its intellectual property, and foreign intellectual property laws may not offer sufficient protection. Failure to protect its intellectual property could materially harm Ace Green’s business, operations, and financial performance.

Intellectual property disputes are common in the applied science sector. While Ace Green does not currently expect any such claims, any allegation of infringement could be time-consuming and costly to defend, potentially diverting management’s focus and disrupting operations. In some cases, Ace Green may be forced to enter into licensing, royalty, or other agreements rather than contest the claims due to costs. Although the risk of intellectual property disputes is comparatively lower in lead battery recycling due to fewer competitors developing similar technologies, it is more pronounced in lithium-ion battery recycling, where innovation and competition are more intense. If intellectual property owners pursue legal action against us, we may face lengthy and expensive litigation, with no assurance of a favorable outcome. Additionally, Ace Green may be unable to secure necessary licenses or agreements on commercially reasonable terms or at all, which could adversely affect its business, prospectus, results of operations and financial condition.

Ace Green relies on its senior management’s expertise and their departures may disrupt its operations and have materially adverse impacts on Ace Green.

Certain members of Ace Green’s senior management team, including but not limited to Ace Green’s executive officers, are critical contributors to Ace Green’s intended successes. While management is confident that all such members remain continually dedicated, there is no guarantee that they will not leave for other opportunities. The employment agreements we entered into with each Mr. Chadha, our Chief Executive Officer, and Mr. Tyagi, our Chief Technology Officer, have a term of five years and provide that Messrs. Chadha and Tyagi may terminate their employment agreement at any time during the term of such agreement without cause upon 30 days written notice. Our employment agreement with Mr. Alban, our Chief Financial Officer, has an initial one-year term and can be automatically renewed. Mr. Alban may terminate his employment agreement at any time and for any reason upon 15 days advance notice.

Ace Green recognizes that its executive officers’ and senior management’s expertise in battery recycling is rare and aggressively sought after, and will make every effort to retain talents and key members of management. If Ace Green is unable to offer competitive compensation, it may lose these important key employees that are critical to the execution of its business plans.

We may be exposed to risks and challenges in connection with conducting business outside the United States.

As of February 28, 2026, over 89% of our employees and 100% of our physical assets are located outside of the U.S. During the year ended March 31, 2025 and the nine months ended December 31, 2025, substantially all of our revenue was generated from outside the U.S. As part of its growth strategy, Ace Green aims to explore opportunities in selected international markets, including the United States. This includes entering into licensing or joint venture agreements with local companies that would manage day-to-day operations. Conducting business outside the U.S. will require substantial management focus and financial investment to establish and operate such facilities, as well as to build sales, supply, and support networks. There is no guarantee that these efforts will succeed, nor can Ace Green assure that the costs associated with these initiatives will not surpass any resulting revenues. Operating internationally also exposes us to unique risks and challenges that would not arise if Ace Green confined its business activities to the United States.

Nonperformance of commercial agreements that we have entered into may strain our cash flows.

Many binding and non-binding commercial agreements that the Company has entered into may or may not materialize as expected due to many factors including, but not limited to, lack of capital availability, regulatory approvals, market factors, disagreement on commercial terms and performance obligations, which may inhibit the Company’s ability to materially benefit from these agreements. In particular, on November 23, 2022, we entered into a Master Offtake Agreement with Glencore Ltd, whereby Glencore agreed to buy all recycled battery materials to be generated from Ace Green’s four pre-agreed future recycling facilities, subject, however, to the parties negotiating and entering into annual purchase agreements setting forth the material commercial terms with respect to the products to be purchased by Glencore thereunder, for a term ending on the later of (i) 15 years from when the first future recycling facility reaches a certain capacity or (ii) when Ace Green fully delivers the amount of products contemplated by the agreement or any subject purchase agreement to be entered into thereunder. Assuming that the Company sells the contemplated products to Glencore as anticipated in the agreement, we expect the revenues generated under this agreement to account for over 25% of our revenue over the next five years. As noted above, however, the sale of products to Glencore under this agreement is dependent on Glencore and Ace Green agreeing to the material commercial terms with respect to Glencore’s purchase of such products, including, among others, price, payment terms, quantities, the required quality specifications of such products, product warranties with respect thereto, and delivery schedules.

While the agreement requires that Ace Green and Glencore negotiate in good faith with respect to entering into purchase agreements that address these matters, there is no guarantee, even with both sides negotiating in good faith, that we will come to agreement on these matters with respect to specific time periods and products. In the event that we are unable to agree on material commercial terms for a given calendar year and product, the agreement provides that there will be no purchases of such product by Glencore for such calendar year and product. Even if we are able to negotiate a purchase agreement with respect to one or more products for a particular year, it may be for less than the total forecasted production volume for such products or on terms, particularly pricing terms, than we expect. In any such case, or, if Glencore terminates the agreement or refuses to pay the agreed-upon purchase price for the specified products, we would not realize, in whole or in part, the anticipated benefits that we expect from this agreement. In any such case, if Ace Green is unable to find other customers to whom to sell its products at a reasonable purchase price, our cash flow and overall financial condition will be materially and adversely affected, which may, among other things, inhibit our growth strategy.

General Risks Related to Ace Green

Failure to significantly expand our recycling capacity may impede the expansion of our business or our ability to achieve profitability.

As of December 31, 2025, Ace Green had recycled an aggregate of about 865 metric tons of lithium-ion and lead-acid batteries across its 19,353 square feet of recycling facility in India. Based on the projects in our pipeline, we expect to increase the quantity of batteries that we recycle to 75,000 metric tons of lead-acid batteries beginning in second half of 2027 in Ace Green’s planned Texas facility. Subsequently, the facility will be scaled up to start processing lithium-ion batteries as well. Our strategy involves scaling our operations through a combination of company-owned facilities, technology licensing arrangements, and joint ventures with third parties. This approach is intended to enable growth while utilizing relatively fewer resources. There is no assurance, however, that Ace Green will successfully execute this strategy. If Ace Green is unable to establish and operate new facilities, secure and implement licensing agreements, or finalize and manage joint venture arrangements, Ace Green may fail to expand its business, meet customer demand, maintain a competitive edge, or achieve profitability.

Mishandling hazardous substances may subject us to severe liabilities.

Our operations and the operations of our licensees in the United States will be subject to the federal, state and local environmental, health and safety laws applicable to the reclamation of batteries including the Occupational Safety and Health Act of 1970 and comparable state statutes. Ace Green may incur liabilities for the handling, exposure, and remediation of hazardous materials at future operational sites. Although Ace Green’s technology emphasizes environmentally friendly recycling solutions to minimize the environmental risks associated with traditional battery recycling processes, batteries are classified as hazardous materials. Handling and recycling these materials may lead to accidents or unpermitted releases of hazardous substances including but not limited to fire hazards, chemical spillage, emission of toxic gases, accidents related to handling of materials or equipment, accidents caused due to human errors or machinery related malfunctioning or damage. As a result, Ace Green could be liable for cleanup costs, government penalties, damages to human health or the environment, or harm to neighboring communities. These liabilities could have significant financial and reputational consequences for the Company.

Unfavorable economic or geopolitical conditions could constrain our expansion, inhibit our further growth and otherwise have a material adverse effect our business, results of operations, prospects and financial condition.

There have recently been significant changes to international trade policies and tariffs. Recently, the United States has implemented a range of new tariffs and increases to existing tariffs. In response to the tariffs announced by the U.S., other countries have imposed, are considering imposing, and may in the future impose new or increased tariffs on certain exports from the U.S. There is currently significant uncertainty about the future relationship between the U.S. and other countries with respect to trade policies, taxes, government regulations and tariffs, and we cannot predict whether, and to what extent, current tariffs will continue or trade policies will change in the future. These developments, or the perception that any of them could occur, may have a material adverse effect on global economic conditions and the stability of global financial markets, and may significantly reduce global trade and, in particular, trade between the impacted nations and the United States. Any of these factors could depress economic activity and restrict our access to suppliers or customers and, in turn, have a material adverse effect on the business and financial condition of such suppliers and customers or other counterparties that we do business with, which in turn would negatively impact us.

Deteriorating macroeconomic conditions, including slower growth or a recession, inflation, changes in the U.S. presidential administration, bank failures, supply chain disruption, increases in interest rates, geopolitical events, including escalating tariff and non-tariff trade measures imposed by the U.S. and other countries, the potential for new or unforeseen conflicts such as the impact of the Russia and Ukraine conflict and Hamas and Israel conflict, changes in the labor market, or decreases in government spending power could in the future result in a decline in consumer spending, which could materially adversely affect our business, results of operations, prospects and financial condition. Ace Green’s intended entry and expansion in the United States and Europe may also be subject to potential scrutiny and political interferences that may inhibit or delay future expansions into other markets. There can be no assurance that global economic and political conditions will not negatively affect Ace Green’s growth prospects.

Ace Green may be negatively affected by labor shortages and higher labor costs.

Ace Green’s ability to maintain operations is dependent on its ability to retain and attract employees with required skillsets. As of February 28, 2026, we have 35 full-time employees in India on our company payroll who do not have the right to form unions or strike under their employment agreements or the Indian labor and employment laws. While Ace Green considers its labor relations with its employees amicable, it could still experience workplace dissatisfaction that could trigger bargaining issues with wages and benefits. This may result in work stoppages and disruptions to operations. Changing labor market conditions or aging demographics may also result in labor shortfalls or higher-than-expected wage demands. There can be no assurance that Ace Green will not experience any labor shortages or higher human capital expenses that adversely affects its operations or financial condition.

We are exposed to fluctuations in foreign currency exchange rates.

Ace Green reports its financial results in U.S. dollars, with most of its sales and cash holdings denominated in U.S. dollars. A portion of its operating costs and capital expenditures, however, are incurred in other currencies, including Indian Rupees, Singapore Dollars, Euros, British Pounds, and others. If these currencies appreciate against the U.S. dollar, its operating costs and capital expenditures could increase when converted to U.S. dollars for financial reporting, potentially impacting Ace Green’s financial results and condition.

While Ace Green monitors its exposure to foreign exchange fluctuations and may use hedging contracts periodically, these contracts only offset changes in the value of hedged transactions. Ace Green currently does not have foreign-exchange hedging contracts in place, and there is no guarantee that its future efforts to manage currency risk will be effective. Additionally, there can be no assurance that Ace Green will secure hedging contracts on favorable terms when needed. As a result, fluctuations in foreign currency exchange rates could materially and adversely affect Ace Green’s business, financial performance, and operations.

We may make misjudgments on cost estimate, which could have a negative impact on our financial planning.

Ace Green’s estimates for capital costs, operating expenses, raw material costs, and production may vary significantly from actual results. There is no assurance that actual costs will not exceed our projections. Variances could arise due to factors including, but not limited to, raw material shortages, limited availability of supplies or equipment, inflationary pressures from global supply chain disruptions, higher transportation costs, increased labor expenses, unforeseen construction or operational challenges, fluctuating feedstock and commodity prices, revisions to project plans, or risks related to natural events, labor strikes, or accidents. Many of these factors are beyond its control and could negatively impact Ace Green’s operating cash flow and ability to meet financial obligations.

We are inherently exposed to the risk of fraud, misconduct, or violations of anti-corruption laws.

Ace Green may be exposed to risks of fraud, breaches of anti-corruption laws, and other misconduct by employees, joint venture partners, agents, vendors, customers, or other third parties acting on its behalf. Such activities could lead to significant legal liabilities, financial losses, regulatory penalties, and harm to Ace Green’s reputation.

Misconduct may include misappropriation of funds, fraudulent or deceptive actions, violations of anti-bribery and anti-corruption laws, or other unethical practices performed for personal benefit or contrary to laws and internal policies. As Ace Green’s business expands, the risk of such occurrences may increase.

While Ace Green maintains insurance to mitigate certain business risks, not all risks are insurable, and insurance coverage may not be available or economically feasible. Additionally, insurance policies may not fully cover actual liabilities or could be discontinued by insurers due to circumstances beyond our control.

We are subject to health and safety risks.

Ace Green may face potential liability related to employee health and safety. Adhering to health and safety laws, permits, and regulatory requirements is critical to Ace Green’s operations, and changes to these laws or increased enforcement could impose additional compliance costs or penalties.

Government orders, investigations, or legal claims regarding health and safety could adversely impact its business, increasing operational costs and affecting Ace Green’s reputation and future prospects. Enhanced regulations or enforcement actions may further strain resources and disrupt operations, materially affecting Ace Green’s performance.

We are exposed to risk of catastrophic events, terrorism, and war.

Extraordinary events, including acts of terrorism, wars, and natural disasters, could disrupt Ace Green operations and diminish demand for its products. Certain assets may be particularly vulnerable to targeted attacks, posing risks to operations in the United States and globally.

The impact of such events is unpredictable but could negatively affect the broader economy and the markets Ace Green serves. Direct attacks on Ace Green assets or related infrastructure could result in loss of life, significant property damage, and operational disruption. Moreover, insurance coverage may be insufficient to fully address the costs of such damages or may be prohibitively expensive to obtain.

We may incur future losses and lack profitability.

The Company expects to continue generating negative cash flow from operating activities until it achieves profitable commercial production and substantial licensing revenues. Although Ace Green has access to cash reserves and additional funding options, its ability to continue as a going concern depends on its ability to generate profits from operations or raise capital through equity or debt financing to meet its obligations and repay liabilities as they come due.

We may face uncertainties related to research, development, and evolving technology.

Ace Green’s research and development efforts may not always align with changing customer needs, and competitors may develop more effective or successful technologies. Advances in battery technology may rely on materials other than lead and lithium compounds, which could significantly affect Ace Green’s business and future revenue potential.

Predicting which new technologies will be commercially viable and their market share is uncertain. The development of battery technologies that use less lead or lithium could negatively impact Ace Green’s prospects and financial performance.

We are subject to risks related to joint venture, acquisition, and strategic alliance risks.

Ace Green’s business strategy includes forming joint ventures, acquisitions, and strategic alliances within the battery materials value chain. If Ace Green fails to identify or successfully integrate such arrangements into its operations, it could adversely affect its business.

Joint ventures, acquisitions, and alliances carry additional risks, including distractions to management, insufficient revenue generation to offset the liabilities and costs incurred, and the discovery of unforeseen issues during due diligence, such as product quality, technology challenges, or legal risks. Furthermore, Ace Green may face difficulties integrating these initiatives into its existing operations, potentially impacting its overall performance.

We are exposed to information technology and cybersecurity risks.

The risks associated with information technology and cybersecurity continue to evolve in complexity and severity, particularly due to the increased prevalence of remote work. A cybersecurity breach could potentially compromise the Company’s business, financial, and operational systems and may go undetected for a significant period. Risks from such threats include, but are not limited to, the theft of intellectual property, disruption of business processes, damage to data systems, breaches of privacy and confidentiality, and heightened costs and time commitments to address and prevent future incidents.

To mitigate these risks, the Company has implemented a cybersecurity policy, provided employee training, and adhered to best practices in system maintenance and network upgrades. Despite these precautions, however, a major cybersecurity event could materially disrupt the Company’s operations, leading to long-lasting negative impacts.

Risks Related to Tax and Accounting Matters

There is uncertainty regarding the federal income tax considerations of the redemption to the holders of Athena Class A Common Stock.

We expect that a U.S. Holder that exercises its redemption rights to receive cash from the Trust Account in exchange for its shares of Athena Class A Common Stock will generally be treated as selling such shares of Athena Class A Common Stock resulting in recognition of capital gain or loss. However, there is some uncertainty regarding the federal income tax considerations to holders of Athena Class A Common Stock who exercise their redemption rights. The U.S. federal income tax treatment of a redemption of Athena Class A Common Stock will depend on whether the redemption qualifies as a sale of such Athena Class A Common Stock under Section 302 of the Code, which will depend largely on the total number of shares of Athena Class A Common Stock treated as held by the shareholder electing to redeem its Athena Class A Common Stock (including any stock constructively owned by the holder including as a result of owning Private Placement Warrants or Public Warrants and any of our stock that a holder would directly or indirectly acquire pursuant to the Merger) relative to all of our shares of Athena Class A Common Stock outstanding before and after the redemption. If such redemption is not treated as a sale of Athena Class A Common Stock for U.S. federal income tax purposes, the redemption will instead be treated as a corporate distribution.

For more information about the material U.S. federal income tax treatment of the redemption rights of holders of Athena Public Shares, see “Material U.S. Federal Income Tax Considerations of Holders of New Ace Green Common Stock and Athena Class A Common Stock — U.S. Holders — U.S. Federal Income Tax Considerations of Ownership and Disposition of New Ace Green Common Stock; Redemption of Athena Public Shares” and “— Non-U.S. Holders — U.S. Federal Income Tax Considerations of Ownership and Disposition of New Ace Green Common Stock; Redemption of Athena Public Shares.” The considerations of a redemption to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

Changes to, or changes to interpretations of, the U.S. federal, state, local or other jurisdictional tax laws could have a material adverse effect on our business, financial condition and results of operations.

All statements contained herein concerning U.S. federal income tax (or other tax) consequences are based on existing law and interpretations thereof. The tax regimes to which we are subject or under which we operate, including income and non-income taxes, are unsettled and may be subject to significant change. While some of these changes could be beneficial, others could negatively affect our after-tax returns. Accordingly, no assurance can be given that the currently anticipated tax treatment will not be modified by legislative, judicial or administrative changes, possibly with retroactive effect. In addition, no assurance can be given that any tax authority or court will agree with any particular interpretation of the relevant laws.

State, local or other jurisdictions could impose, levy or otherwise enforce tax laws against us. Tax laws and regulations at the state and local levels frequently change, especially in relation to the interpretation of existing tax laws for new and emerging industries, and we cannot always reasonably predict the impact from, or the ultimate cost of compliance with, current or future taxes, which could have a material adverse effect on our business, financial condition and results of operations.

If the Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, Ace Green stockholders may be required to pay substantial U.S. federal income taxes.

To the extent permitted under applicable law, Athena and Ace Green intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In connection with the filing of the registration statement of which this proxy statement/prospectus is a part, Latham & Watkins LLP and Rimon P.C. each intend to deliver an opinion to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The obligations of each of Ace Green and Athena to complete the Merger, however, are not conditioned on the receipt of any such opinion. Each opinion of counsel will be based on customary assumptions and certain representations, warranties, and covenants of Ace Green, Athena and Merger Sub, including that the merger is completed in the manner set forth in the Merger Agreement and the registration statement on Form S-4 of which this proxy statement/prospectus forms a part. If any of these assumptions, representations, warranties, or covenants is or becomes incorrect, incomplete, or inaccurate, or is violated, or if there is a change in U.S. federal income tax law after the date of such opinion of counsel, the validity of such opinion of counsel may be adversely affected. In addition, such opinion of counsel is not free from doubt because there is no authority directly addressing the treatment of all of the particular facts of the Merger for U.S. federal income tax purposes. An opinion of counsel represents counsel’s legal judgment but is not binding on the IRS or any court, nor does an opinion of counsel preclude the IRS from adopting a contrary position. Neither Ace Green nor Athena intends to request a ruling from the IRS with respect to the tax treatment of the Merger, and as a result, no assurance can be given that the IRS will not challenge the tax treatment of the Merger described below or that a court would not sustain such a challenge. If the Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, Ace Green Holders (as defined in “Material U.S. Federal Income Tax Consequences of the Merger to Holders of Ace Green Common Stock”) would be required to recognize any gain with respect to the exchange, pursuant to the Merger, of Ace Green Common Stock for shares of Athena Class A Common Stock and the Earnout Right. See “Material U.S. Federal Income Tax Consequences of the Merger to Holders of Ace Green Common Stock.”

Ace Green’s independent registered public accounting firm’s report for the year ended March 31, 2025, contains an explanatory paragraph that expresses substantial doubt about its ability to continue as a “going concern.”

Ace Green’s financial statements have been prepared under the assumption that it will continue as a going concern. Ace Green’s independent auditor has issued a report on Ace Green’s audited financial statement for the years ended March 31, 2025 and March 31, 2024 that includes an explanatory paragraph expressing substantial doubt in Ace Green’s ability to continue as a going concern for one year from the date of such report. Ace Green’s ability to continue as a going concern, and New Ace Green’s ability to continue as a going concern after the consummation of the Business Combination, is dependent on Ace Green’s and New Ace Green’s ability to obtain additional equity or debt financing or to generate cash flow from operations. Ace Green’s financial statements do not include any adjustments that might result from the outcome of this uncertainty. The substantial doubt regarding the potential ability of Ace Green to continue as a going concern may adversely affect its, and New Ace Green’s, ability to obtain such debt or equity financing on reasonable terms or at all, or to execute its business strategies. Additionally, if New Ace Green is unable to continue as a going concern, investors, including holders of New Ace Green Common Stock following the Closing of the Business Combination, may lose some or all of their investment.

Athena’s management has concluded that there is substantial doubt about its ability to continue as a “going concern.”

Athena’s current certificate of incorporation states that Athena must consummate a business combination by June 14, 2026 (the “mandatory liquidation date”) or cease all operations except for the purpose of winding up. If Athena does not consummate a business combination by this date, it will be subject to mandatory liquidation and subsequent dissolution. Athena had a working capital deficit of $7,966,895 as of December 31, 2025 and expects to incur significant expenses related to the consummation of the Business Combination. Management has determined that the liquidity condition and mandatory liquidation, should Athena not consummate a business combination, and potential subsequent dissolution, raises substantial doubt about Athena’s ability to continue as a going concern. The financial statements contained elsewhere in this proxy statement/prospectus do not contain any adjustments that might result should Athena be required to liquidate after June 14, 2026.

Risks Related to the Business Combination and New Ace Green

If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Athena Common Stock may decline before the Closing, or the market price of New Ace Green’s securities may decline after the Closing.

If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of the Athena Class A Common Stock prior to the Closing may decline. The market value of the Athena Class A Common Stock at the time of the Business Combination may vary significantly from its price on the date that the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which Athena stockholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of New Ace Green Common Stock could contribute to the loss of all or part of your investment. Any of the factors listed below could have a material adverse effect on your investment, and Athena Class A Common Stock before the Closing (or New Ace Green Common Stock after the Closing) may trade at a price significantly below the price you paid for it. In such circumstances, the trading price of Athena Class A Common Stock before the Closing (or New Ace Green Common Stock after the Closing) may not recover and may experience a further decline.

Broad market and industry factors may materially harm the market price of New Ace Green Common Stock after the Closing, irrespective of New Ace Green’s operating performance. The stock market in general and Nasdaq in particular have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of New Ace Green’s securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies that investors perceive to be similar to New Ace Green could depress New Ace Green’s stock price regardless of its business, prospects, financial condition or results of operations. A decline in the market price for New Ace Green Common Stock also could adversely affect New Ace Green’s ability to issue additional securities and New Ace Green’s ability to obtain additional financing in the future.

Nasdaq may not list the New Ace Green Common Stock, which could limit investors’ ability to effect transactions in New Ace Green Common Stock and subject it to additional trading restrictions.

We intend to apply to have the New Ace Green Common Stock approved for listing on Nasdaq in connection with the consummation of the Business Combination. We will be required to meet certain initial listing requirements to be listed, including having a minimum number of round lot shareholders. We may not be able to meet the initial listing requirements in connection with the Business Combination. It is a condition to Closing that Athena’s initial listing application with Nasdaq in connection with the Business Combination shall have been conditionally approved and, immediately following the Effective Time, that New Ace Green will satisfy any applicable initial listing requirements of Nasdaq, and in order to consummate the Business Combination the parties would need to waive this condition if Nasdaq has not approved the listing of the New Ace Green Common Stock. Further, even if the New Ace Green Common Stock is so listed, we may be unable to maintain such listing in the future. If we fail to meet the initial listing requirements and Nasdaq does not approve Athena’s application to list the New Ace Green Common Stock and the Athena Warrants (and the parties waive the related closing condition), we could face significant material adverse consequences, including:

•        a limited availability of market quotations for the New Ace Green Common Stock;

•        a reduced level of trading activity in the secondary trading market for the New Ace Green Common Stock, resulting in reduced liquidity with respect thereto;

•        a limited amount of news and analyst coverage for New Ace Green;

•        determination that the shares of New Ace Green Common Stock are a “penny stock,” which will require brokers trading in shares of New Ace Green Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for the New Ace Green Common Stock;

•        a decreased ability to issue additional securities or obtain additional financing in the future; and

•        our securities would not be “covered securities” under the National Securities Markets Improvement Act of 1996, which is a federal statute that prevents or pre-empts the states from regulating the offer and sale of certain securities, including securities listed on Nasdaq, in which case our securities would be subject to regulation in each state where we offer and sell securities.

Athena’s securities were delisted from trading on NYSE American, which could delay or complicate the listing application for New Ace Green and subject New Ace Green to additional trading restrictions.

On December 19, 2024, NYSE American filed a Form 25 to delist Athena’s securities and to remove such securities from registration under Section 12(b) of the Exchange Act. Such delisting took effect on December 30, 2024. The Athena Class A Common Stock, Athena Units and Public Warrants currently trade on OTC Pink under the symbols “ATEK,” “ATEK.U” and “ATEK WS,” respectively. As Athena’s securities were delisted from NYSE American and are no longer listed on a national securities exchange, we may face significant material adverse consequences including additional questions or requirements from Nasdaq related to our listing application.

Legal proceedings in connection with the Business Combination, the outcomes of which are uncertain, could delay or prevent the completion of the Business Combination.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into business combination or similar agreements and/or their officers and directors alleging, among other things, that the proxy statement/prospectus filed in connection with such business combination contains false and misleading statements and/or omits material information concerning the business combination. Such lawsuits generally seek, among other things, injunctive relief and an award of attorneys’ fees and expenses. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Athena’s and New Ace Green’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the Business Combination, such injunction may delay or prevent the Business Combination from being completed or from being completed within the expected timeframe, which may adversely affect Athena’s, Ace Green’s and New Ace Green’s respective businesses, financial condition and results of operation. Although no such lawsuits have yet been filed in connection with the Business Combination, it is possible that they could be. Defending such lawsuits could require Athena and/or New Ace Green to incur significant costs and draw the attention of Athena’s, Ace Green’s and/or New Ace Green’s management away from the Business Combination as well as the ongoing operation of their businesses. Such legal proceedings could also delay or prevent the Business Combination from becoming effective within the agreed-upon timeframe. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time that the Business Combination is consummated may adversely affect New Ace Green’s prospective business, financial condition, results of operations and cash flows.

The announcement of the Business Combination could disrupt Ace Green’s relationships with its customers, providers, business partners and others, as well as its operating results and business generally.

Whether or not the Business Combination and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the Business Combination on Ace Green’s business include the following:

•        its employees may experience uncertainty about their future roles, which might adversely affect New Ace Green’s ability to retain and hire key personnel and other employees; and

•        customers, business partners and other parties with which Ace Green maintains business relationships may experience uncertainty about its future and seek alternative relationships with third parties, seek to alter their business relationships with New Ace Green or fail to extend an existing relationship with New Ace Green.

If any of the aforementioned risks were to materialize, they could lead to significant costs that may impact New Ace Green’s results of operations and cash available to fund its business.

Third parties may terminate or alter existing contracts or relationships with Ace Green.

Ace Green has contracts with distributors, affiliates, landlords, licensors, and other business partners that may require Ace Green to obtain consent from these other parties in connection with the Business Combination. If Ace Green cannot obtain these consents, the counterparties to these contracts and other third parties with which Ace Green currently has relationships may have the ability to terminate, reduce the scope of, or otherwise materially adversely alter their relationships with Ace Green in anticipation of the Business Combination or with New Ace Green following the Business Combination, which may result in Ace Green or New Ace Green suffering a loss of potential future revenue or incurring liabilities in connection with a breach of such agreements and losing rights that are material to its business. Any such disruptions could limit New Ace Green’s ability to achieve the anticipated benefits of the Business Combination. The adverse effect of such disruptions could also be exacerbated by a delay in the consummation of the Business Combination or the termination of the Merger Agreement.

Subsequent to the consummation of the Business Combination, New Ace Green may be exposed to unknown or contingent liabilities and may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and share price, which could cause you to lose some or all of your investment.

Although Athena has conducted due diligence on Ace Green, Athena cannot assure you that this diligence has identified all material issues or risks that may be present in Ace Green’s business, that it would be possible to uncover all material issues through a customary amount of due diligence or that factors outside of Ace Green’s business and outside of its control will not later arise. As a result of these factors, New Ace Green may be exposed to liabilities and incur additional costs and expenses and it may be forced to later write-down or write-off assets, restructure its operations or incur impairment or other charges that could result in it reporting losses.

Even if Athena’s due diligence has successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Athena’s risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on New Ace Green’s liquidity, the fact that New Ace Green reports charges of this nature could contribute to negative market perceptions of New Ace Green or its securities. Accordingly, any Athena stockholders or holders of Athena Warrants who choose to remain stockholders and warrant holders following the Business Combination could suffer a reduction in the value of their shares or warrants. Such Athena stockholders and warrant holders are unlikely to have a remedy for such reduction in value.

Athena and Ace Green will incur significant transaction and transition costs in connection with the Business Combination.

Athena and Ace Green have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. Athena and Ace Green may also incur additional costs to retain key employees. All expenses incurred in connection with the Merger Agreement and the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs.

Future resales of New Ace Green’s securities may cause the market price of such securities to drop significantly, even if New Ace Green’s business is doing well.

The sale of our securities in the public market, including by entities to which we have issued shares in connection with transactions, or the perception that such sales could occur, could harm the prevailing market price of our securities. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

New Ace Green may issue additional shares or other equity securities without your approval, which would dilute your ownership interest and may depress the market price of the New Ace Green Common Stock.

Pursuant to the Equity Incentive Plan, following the consummation of the Business Combination, New Ace Green may initially issue an aggregate of up to the number of shares equal to 10% of New Ace Green Common Stock issued and outstanding at the Effective Time on a fully-diluted basis, which amount will automatically increase annually and may further be subject to increase from time to time. For additional information about the Equity Incentive Plan, please read the discussion under the heading “Proposal No. 5 — The Equity Incentive Plan Proposal.” New Ace Green may also issue additional shares of New Ace Green Common Stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without stockholder approval, in a number of circumstances.

The issuance of additional shares or other equity securities of equal or senior rank would have the following effects:

•        existing stockholders’ proportionate ownership interest in New Ace Green will decrease;

•        the amount of cash available per share, including for payment of dividends in the future, may decrease;

•        the relative voting strength of each share of previously outstanding New Ace Green Common Stock may be diminished; and

•        the market price of New Ace Green Common Stock may decline.

New Ace Green does not intend to pay dividends on the New Ace Green Common Stock for the foreseeable future.

We currently intend for New Ace Green to retain all available funds and any future earnings to fund the development and growth of its business. As a result, we do not anticipate that New Ace Green will declare or pay any cash dividends on shares of the New Ace Green Common Stock in the foreseeable future following completion of the Business Combination. Any decision to declare and pay dividends in the future will be made at the discretion of the New Ace Green Board and will depend on, among other things, New Ace Green’s business prospects, results of operations, financial condition, cash requirements and availability, certain restrictions related to its indebtedness, industry trends and other factors that the New Ace Green Board may deem relevant. Any such decision will also be subject to compliance with contractual restrictions and covenants in the agreements governing New Ace Green’s current and future indebtedness. In addition, New Ace Green may incur additional indebtedness, the terms of which may further restrict or prevent New Ace Green from paying dividends on the New Ace Green Common Stock. As a result, you may have to sell some or all of your shares of New Ace Green Common Stock after price appreciation in order to generate cash flow from your investment, which you may not be able to do. New Ace Green’s inability or decision not to pay dividends, particularly when others in its industry have elected to do so, could also adversely affect the market price of the New Ace Green Common Stock.

Fluctuations in operating results, quarter to quarter earnings and other factors, including incidents involving customers and negative media coverage, may result in significant decreases in the price of New Ace Green’s securities.

The stock markets experience volatility that is often unrelated to operating performance of the companies whose securities are listed thereon. These broad market fluctuations may adversely affect the trading price of New Ace Green Common Stock and, as a result, there may be significant volatility in the market price of New Ace Green Common Stock. Separately, if New Ace Green is unable to achieve profitability in line with investor expectations, the market price of New Ace Green Common Stock will likely decline when it becomes apparent that such market expectations may not be realized. In addition to operating results, many economic factors outside of New Ace Green’s control could have an adverse effect on the price of New Ace Green Common Stock and increase fluctuations in its results. These factors include certain of the risks discussed herein, operating results of other companies in the same industry, changes in financial estimates or recommendations of securities analysts, speculation in the press or investment community, negative media coverage or risk of proceedings or government investigation, changes in government regulation, foreign currency fluctuations, uncertainty regarding tax policies, the possible effects of war, terrorist and other hostilities, and other factors affecting general conditions in the economy.

An active market for New Ace Green’s securities may not develop, which would adversely affect the liquidity and price of New Ace Green’s securities.

The price of New Ace Green’s securities may vary significantly due to factors specific to New Ace Green as well as to general market or economic conditions. Furthermore, an active trading market for New Ace Green’s securities may never develop or, if developed, may not be sustained. Additionally, if New Ace Green’s securities are not listed on, or become delisted from, Nasdaq for any reason, the liquidity and price of its securities may be more limited than if its securities were listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established and sustained.

New Ace Green may be exposed to risks of legal proceedings.

As a publicly traded company, New Ace Green will be subject to various regulatory requirements, which may result in investigations, claims, lawsuits, and other legal proceedings. While the Company has not faced litigation to date, there is an increasing trend in legal actions related to environmental issues, climate change, ESG (environmental, social and governance) disclosures, and securities class actions. The outcome of any such proceedings is inherently uncertain due to factors such as new evidence, emerging legal theories, judicial decisions, and potential appeals, all of which can make predicting the results of litigation difficult.

Claims for indemnification by New Ace Green’s directors and officers may reduce its available funds to satisfy successful third-party claims against New Ace Green and may reduce the amount of money available to New Ace Green.

As permitted by Section 145 of the DGCL, the Anticipated Bylaws provide and, we anticipate, the indemnification agreements that Ace Green will enter into with its directors will provide, that:

•        New Ace Green will indemnify its directors and officers for serving New Ace Green in those capacities or for serving other business enterprises at its request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful;

•        New Ace Green may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law;

•        New Ace Green will be required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;

•        New Ace Green will not be obligated to indemnify a person with respect to proceedings initiated by that person against New Ace Green or its other indemnitees, except with respect to proceedings authorized by the New Ace Green Board or brought to enforce a right to indemnification;

•        the rights conferred in its bylaws are not exclusive, and New Ace Green is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons; and

•        New Ace Green may not retroactively amend its bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

New Ace Green will be deemed to be an “emerging growth company” and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, shares of New Ace Green Common Stock may be less attractive to investors.

New Ace Green will qualify as an “emerging growth company” as defined in Rule 405 under the Securities Act and Rule 12b-2 under the Exchange Act, and it intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including, but not limited to, (i) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (ii) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements and (iii) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, New Ace Green’s stockholders may not have access to certain information that they may deem important. New Ace Green will remain an emerging growth company until the earliest of (a) the last day of the fiscal year in which the market value of the shares of New Ace Green Common Stock that are held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (b) the last day of the fiscal year in which it has total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (c) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (d) December 31, 2026, which is the last day of the fiscal year following the fifth anniversary of the date of the first sale of Athena

Common Stock in the IPO. We cannot predict whether investors will find New Ace Green’s securities less attractive because it will rely on these exemptions. If some investors find New Ace Green’s securities less attractive as a result of its reliance on these exemptions, the trading prices of New Ace Green’s securities may be lower than they otherwise would be, there may be a less active trading market for New Ace Green’s securities and the trading prices of New Ace Green’s securities may be more volatile.

Further, Section 13(a) of the Exchange Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. A smaller reporting company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of New Ace Green’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Anti-takeover provisions contained in the Proposed Charter and the Anticipated Bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Certain provisions in the Proposed Charter or the Anticipated Bylaws could have the effect of delaying or preventing changes in control or changes in New Ace Green’s management without the consent of the New Ace Green Board. These provisions include:

•        no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•        the exclusive right of the New Ace Green Board to elect a director to fill a vacancy created by the expansion of the board of directors, the resignation, death, or removal of a director, or any other reason, which prevents stockholders from being able to fill vacancies on the New Ace Green Board;

•        the ability of the New Ace Green Board to determine whether to issue shares of our preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•        a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•        the requirement that a special meeting of stockholders may be called only by the Chairman of the New Ace Green Board, New Ace Green’s chief executive officer, or the New Ace Green Board, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•        limiting the liability of, and providing indemnification to, our directors and officers;

•        controlling the procedures for the conduct and scheduling of stockholder meetings; and

•        advance notice procedures that stockholders must comply with in order to nominate candidates to the New Ace Green Board or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of New Ace Green.

These provisions, alone or together, could delay hostile takeovers and changes in control of New Ace Green or changes in the New Ace Green Board and New Ace Green’s management.

As a Delaware corporation, New Ace Green also will be subject to provisions of Delaware law, including Section 203 of the DGCL, that will prevent some stockholders holding more than 15% of the outstanding shares of New Ace Green Common Stock from engaging in certain business combinations without approval of the holders of substantially all of the outstanding shares of New Ace Green Common Stock. Any provision of the Proposed Charter, the Anticipated Bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for New Ace Green’s stockholders to receive a premium for their shares of New Ace Green Common Stock and could also affect the price that some investors are willing to pay for New Ace Green Common Stock.

Risks Related to New Ace Green Being a Public Company

The market price of New Ace Green Common Stock may fluctuate significantly following the Business Combination and may decline regardless of New Ace Green’s operating performance. You could lose all or part of your investment as a result.

The market price of New Ace Green Common Stock following the Business Combination is likely to be volatile. The stock market in general, and the market for technology companies in particular, have experienced volatility that has often been unrelated to the operating performance or prospects of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors such as those listed in “— Risks Related to Ace Green’s Business and Industry” and the following:

•        the uncertainty resulting from the invasion of Ukraine by Russia, the Israel-Hamas conflict, strategic competition and tensions between Taiwan, China and the United States and resulting sanctions, and other events (such as terrorist attacks, geopolitical unrest, natural disasters or a significant outbreak of other infectious diseases);

•        New Ace Green’s operating and financial performance and prospects;

•        New Ace Green’s quarterly or annual earnings or those of other companies in our industry compared to market expectations;

•        conditions that impact demand for New Ace Green’s products and/or services;

•        future announcements concerning New Ace Green’s business, our clients’ businesses or our competitors’ businesses;

•        the public’s reaction to New Ace Green’s press releases, other public announcements and filings with the SEC;

•        the market’s reaction to New Ace Green’s reduced disclosure and other requirements as a result of being an emerging growth company;

•        the size of New Ace Green’s public float;

•        coverage by or changes in financial estimates by securities analysts or failure to meet their expectations;

•        market and industry perception of New Ace Green’s success, or lack thereof, in pursuing its growth strategy;

•        strategic actions by New Ace Green’s or its competitors, such as acquisitions or restructurings;

•        changes in laws or regulations, including laws or regulations relating to environmental, health and safety matters or initiatives relating to climate change, or changes in the implementation of regulations by regulatory bodies, that adversely affect New Ace Green’s industry or New Ace Green;

•        privacy and data protection laws, privacy or data breaches, or the loss of data;

•        changes in accounting standards, policies, guidance, interpretations or principles;

•        changes in senior management or key personnel;

•        issuances, exchanges or sales, or expected issuances, exchanges or sales of New Ace Green’s capital stock;

•        changes in New Ace Green’s dividend policy;

•        adverse resolution of new or pending litigation against New Ace Green; and

•        changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events.

These broad market and industry factors may materially reduce the market price of New Ace Green Common Stock, regardless of its actual operating performance. These fluctuations may be even more pronounced in the trading markets for New Ace Green Common Stock shortly following the closing of the Business Combination. Following periods of such volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Because of the potential volatility of New Ace Green Common Stock, New Ace Green may become the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from New Ace Green’s business. The realization of any of the above risks or any of a broad range of other risks, including those described in this “Risk Factors” section, could have a dramatic and material adverse impact on the market price of our common stock following the Business Combination.

There may be increased volatility in the trading of Athena Common Stock due to a lower public float as a result of the prior redemption of shares of Athena Class A Common Stock by Athena stockholders.

Holders of Athena Class A Common Stock have previously elected to redeem 23,176,961, 910,258 and 977,625 shares of Athena Class A Common Stock in connection with the implementation of the First Extension Meeting, Second Extension Meeting and Third Extension Meeting, respectively. Upon completion of such redemptions and after the conversion of shares of Athena Class B Common Stock to shares of Athena Class A Common Stock,            shares of Athena Class A Common Stock remained issued and outstanding as of the Record Date. As a result, there is a lower public float of the Athena Class A Common Stock, which may cause further volatility in the price of our securities and adversely impact our ability to secure financing following the Closing. Holders will have redemption rights in connection with the special meeting to vote on the Business Combination, and consequently, the public float may be further reduced if additional Athena stockholders elect to redeem their shares.

The requirements and increased costs of being a public company may strain New Ace Green’s resources, divert New Ace Green’s management’s attention and affect New Ace Green’s ability to attract and retain qualified board members.

As a public company, New Ace Green will incur significant legal, accounting, and other expenses that Ace Green did not incur as a private company. New Ace Green will be subject to the reporting requirements of the Exchange Act, Nasdaq listing requirements, and other applicable securities rules and regulations, including regarding the establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Such expenses may increase even more once New Ace Green no longer qualifies as an emerging growth company. We expect that New Ace Green will need to hire additional accounting, finance, and other personnel in connection with its becoming subject to, and its efforts to comply with, these requirements, and New Ace Green’s management and other personnel will need to devote a substantial amount of time towards maintaining compliance with these requirements. These requirements will increase New Ace Green’s legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that the rules and regulations applicable to New Ace Green as a public company may make it more difficult and more expensive for it to obtain director and officer liability insurance, which could make it more difficult for it to attract and retain qualified members of the New Ace Green Board. Ace Green is currently evaluating these rules and regulations and cannot predict or estimate the amount of additional costs that New Ace Green may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

New Ace Green’s issuance of additional shares of New Ace Green Common Stock or convertible securities could make it difficult for another company to acquire it, may dilute your ownership of New Ace Green and could adversely affect its stock price.

In connection with the Business Combination, New Ace Green intends to file a registration statement with the SEC on Form S-8 providing for the registration of the offer and sale of shares of New Ace Green Common Stock reserved for issuance and issuable pursuant to Ace Green RSUs and reserved for future issuance under the Equity Incentive Plan. The Equity Incentive Plan will provide for automatic increases in the shares of New Ace Green Common Stock reserved for grant or issuance thereunder, which could result in additional dilution to New Ace Green’s stockholders. Subject to the satisfaction of vesting conditions and the expiration of any applicable lockup restrictions, shares registered under the registration statement on Form S-8 will generally be available for resale immediately in the public market without restriction. From time to time in the future, New Ace Green may also issue additional shares of New Ace Green Common Stock or securities convertible into New Ace Green Common Stock pursuant to a variety of transactions, including acquisitions. New Ace Green may also execute or have executed agreements that allow certain third parties the right to purchase additional shares of New Ace Green Common Stock or securities convertible into New Ace Green Common Stock. The issuance by New Ace Green of additional shares of New Ace Green Common Stock or securities convertible into New Ace Green Common Stock would dilute your ownership of New Ace Green and the sale of a significant amount of such shares in the public market could adversely affect prevailing market prices of New Ace Green Common Stock.

We expect that New Ace Green will obtain financing or to further increase its capital resources by issuing additional shares of its capital stock or offering debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity, or shares of preferred stock. New Ace Green may sell shares of New Ace Green Common Stock or other securities in any other offering at a price per share that is less than the price per share paid by the investors in the Business Combination, and investors purchasing shares of New Ace Green Common Stock or other securities in the future could have rights superior to existing shareholders. The price per share at which the additional shares of New Ace Green Common Stock or securities convertible or exchangeable into shares of New Ace Green Common Stock will be sold in future transactions may be higher or lower than the price per share paid by investors pursuant to the Business Combination. Further, issuing additional shares of New Ace Green’s capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of New Ace Green’s then-existing stockholders, reduce the market price of the New Ace Green Common Stock, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit New Ace Green’s ability to pay dividends to the holders of New Ace Green Common Stock. New Ace Green’s decision to issue securities in any future offering will depend on market conditions and other factors beyond its control, which may adversely affect the amount, timing or nature of its future offerings. As a result, holders of shares of New Ace Green Common Stock will bear the risk that its future offerings may reduce the market price of the New Ace Green Common Stock and dilute their percentage ownership. See the section entitled “Description of New Ace Green’s Securities.”

Future sales, or the perception of future sales, of shares of New Ace Green Common Stock by New Ace Green or its existing stockholders in the public market following the Closing could cause the market price for New Ace Green Common Stock to decline.

The sale of substantial amounts of shares of New Ace Green Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of New Ace Green Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for New Ace Green to sell equity securities in the future at a time and at a price that it deems appropriate.

Upon consummation of the Business Combination, assuming the no further redemptions scenario, a total of 28,277,362 shares of New Ace Green Common Stock will be outstanding, consisting of (i) 24,752,475 shares issued to holders of Ace Green Common Stock, (ii) 24,887 shares held by Public Stockholders, and (iii) 2,300,000 shares held by the Sponsor and its affiliates and (iv) 1,200,000 shares held by the Subscription Agreement Investors. All shares issued as part of the Aggregate Merger Consideration in the Business Combination will be freely tradable without registration under the Securities Act and without restriction by persons other than our “affiliates” (as defined under Rule 144 of the Securities Act, referred to herein as “Rule 144”), including our directors, executive officers and other affiliates.

Pursuant to that certain letter agreement, dated December 9, 2021, by and among Athena, certain of its officers and directors, the Sponsor and certain other Athena stockholders party thereto (the “2021 Letter Agreement”), and the Sponsor Support Agreement, the Sponsor and certain of Athena’s directors, officers and stockholders are prohibited from selling, pledging, transferring or otherwise disposing of their ownership interest in New Ace Green Common Stock issuable upon conversion of shares of Athena Class A Common Stock. Of these shares:

•        976,081 will be subject to transfer restrictions until 30 days after the Closing;

•        1,772,547 will remain subject to transfer restrictions until the earlier of (a) six months following the Closing or (b) the first date that the stock price exceeds $12.00 for 20 trading days of any consecutive 30 trading day period ending after the date that is 90 days after the Closing;

•        1,772,547 will remain subject to transfer restrictions until the earlier of (a) (x) in the event that Athena and Ace Green raise $50 million or more as of the Closing, one year following the Closing, and (y) in the event that Athena and Ace Green raise less than $50 million as of the Closing, two years following the Closing, or (b) the first date that the stock price exceeds $15.00 for 20 trading days of any consecutive 30 trading day period ending after the date that is 90 days after the Closing; and

•        1,772,547 will remain subject to transfer restrictions until the earlier of (a) 10 years following the Closing or (b) the first date that the stock price exceeds $17.00 for 20 trading days of any consecutive 30 trading day period ending after the date that is 90 days after the Closing.

In addition, pursuant to the New Registration Rights Agreement, certain stockholders will have the right, subject to certain conditions, to require New Ace Green to register the sale of their shares of New Ace Green Common Stock under the Securities Act. By exercising their registration rights and selling a large number of shares, these stockholders could cause the prevailing market price of the New Ace Green Common Stock to decline. Following completion of the Business Combination, we expect that the shares covered by registration rights will represent approximately            % and             % of the outstanding shares of New Ace Green Common Stock assuming the no further redemptions scenario and the maximum redemptions of Athena Common Stock, respectively. See the section entitled “Certain Agreements Related to the Business Combination — New Registration Rights Agreement” for a description of these registration rights.

In addition, following the completion of the Business Combination, the shares of New Ace Green Common Stock issuable pursuant to the converted Ace Green RSUs and Ace Green Options and the shares reserved for future issuance under the Equity Incentive Plan will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. The number of shares to be initially reserved for future issuance under the Equity Incentive Plan is expected to equal 10% of the fully diluted number of shares of New Ace Green Common Stock outstanding as of the Closing, plus (i) any shares that remain available for issuance under the Ace Green Incentive Plan as of the Closing, and (ii) any shares that are subject to awards under the Ace Green Incentive Plan as of the Closing that become available for grant under the Equity Incentive Plan following the Closing pursuant to the terms of the Equity Incentive Plan. We expect to file one or more registration statements on Form S-8 under the Securities Act to register shares of New Ace Green Common Stock issuable pursuant to the converted Ace Green RSUs, Ace Green Options and the Equity Incentive Plan. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will generally be available for sale in the open market once issued.

Failure to maintain effective internal control over financial reporting could have a material adverse effect on New Ace Green’s business, operating results and stock price.

Prior to the consummation of the Business Combination, Ace Green is neither a publicly listed company nor an affiliate of a publicly listed company, and it has not dedicated accounting personnel and other resources to address internal control over financial reporting and other procedures commensurate with those of a publicly listed company. Effective internal control over financial reporting is necessary to increase the reliability of financial reports and all companies required to file Exchange Act reports with the SEC are required to maintain internal control over financial reporting.

Prior to the Business Combination, neither Ace Green nor its auditors were required to perform an evaluation of internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act as it is a private company. Following the Business Combination, New Ace Green’s independent registered public accounting firm will not be required to report on the effectiveness of its internal control over financial reporting until New Ace Green’s first Annual Report on Form 10-K following the date on which it ceases to qualify as an “emerging growth company,” which may be up to five full fiscal years following the date of the IPO. If such evaluation were performed, control deficiencies could be identified by New Ace Green’s management, and those control deficiencies could also represent one or more material weaknesses. We cannot predict the outcome of any such determination and whether New Ace Green will need to implement remedial actions in order to implement effective control over financial reporting. If in subsequent years New Ace Green is unable to assert that its internal control over financial reporting is effective, or if New Ace Green’s auditors express an opinion that New Ace Green’s internal control over financial reporting is ineffective, New Ace Green may fail to meet its reporting obligations in a timely and reliable manner and its financial statements may contain material misstatements. Any such failure could also adversely cause New Ace Green’s investors to have less confidence in the accuracy and completeness of its financial reports, which could have a material adverse effect on the price of New Ace Green’s securities.

New Ace Green’s management team has no experience managing a public company.

Members of the New Ace Green management team have no experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. The New Ace Green management team may not successfully or efficiently manage New Ace Green’s transition to being a public company that is subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors.

These new obligations and constituents will require significant attention from New Ace Green’s senior management and could divert their attention away from the day-to-day management of its business, which could harm its business, financial condition, and results of operations.

New Ace Green’s business and operations could be negatively affected if it becomes subject to any securities litigation or stockholder activism, which could cause New Ace Green to incur significant expense, hinder execution of business and growth strategy and negatively impact its stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Stockholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the market price of New Ace Green Common Stock or other reasons may in the future cause it to become the target of securities litigation or stockholder activism. Securities litigation and stockholder activism, including potential proxy contests, could result in substantial costs and divert management’s and the New Ace Green Board’s attention and resources from New Ace Green’s business. Additionally, such securities litigation and stockholder activism could give rise to perceived uncertainties as to New Ace Green’s future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, New Ace Green may be required to incur significant legal fees and other expenses related to any securities litigation and activist stockholder matters. Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and stockholder activism.

Risks Related to Athena’s Business and the Business Combination

Unless the context otherwise requires, all references to “we,” “us,” or “our” in this subsection refer to Athena.

The Business Combination and New Ace Green becoming a publicly listed company as a result of the Merger differs significantly from an underwritten initial public offering.

There are risks to our stockholders who are not affiliates of the Sponsor of becoming stockholders of New Ace Green through the Business Combination rather than acquiring securities of Ace Green directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

Because there is no independent third-party underwriter involved in the Business Combination or the issuance of securities in connection therewith, investors will not receive the benefit of any outside independent review of Athena’s or Ace Green’s respective finances and operations. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (FINRA) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review will be conducted in connection with the Business Combination, our stockholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering.

In addition, the Sponsor and certain of Athena’s officers and directors have interests in the Business Combination that may be different from, or in addition to, the interests of our stockholders generally. Such interests may have influenced Athena’s directors in making their recommendation that you vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. See “— The exercise of Athena’s directors’ and officers’ discretion in agreeing to changes or permitted waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in the best interests of Athena stockholders.” and “— Our Public Stockholders will experience immediate dilution due to the issuance of shares of Athena Class A Common Stock to Ace Green stockholders in the Business Combination. Having a minority share position may reduce the influence that our current stockholders have on the management of New Ace Green.”

Because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on Nasdaq on the trading day immediately following the Closing, there will be no book building process and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing trades on Nasdaq. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of New Ace Green Common Stock on Nasdaq will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of shares of New Ace Green Common Stock or helping to stabilize, maintain or affect the public price of New Ace Green Common Stock following the Closing. Moreover, we will not engage in, and have not and will not, directly or indirectly, request the financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with New Ace Green Common Stock that will be outstanding immediately following the Closing. All of these differences from an underwritten public offering of Ace Green’s securities could result in a more volatile price for New Ace Green Common Stock.

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if Ace Green became a publicly listed company through an underwritten initial public offering instead of upon completion of the Business Combination.

The unaudited pro forma financial information included herein may not be indicative of what New Ace Green’s actual financial position or results of operations would have been.

The unaudited pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” may not be representative of New Ace Green’s results if the Business Combination is completed.

Athena and Ace Green currently operate as separate companies and have had no prior history as a combined entity, and Ace Green’s operations have not previously been managed on a combined basis. The pro forma financial information included in this proxy statement/prospectus is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of Ace Green. The pro forma statement of operations does not reflect future nonrecurring charges resulting from the Business Combination. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of future market conditions on revenues or expenses. The pro forma financial information included in the section entitled “Unaudited

Pro Forma Condensed Combined Financial Information” has been derived from Athena’s and Ace Green’s historical financial statements and certain adjustments and assumptions have been made regarding Ace Green after giving effect to the Business Combination. There may be differences between preliminary estimates in the pro forma financial information and the final acquisition accounting, which could result in material differences from the pro forma information presented in this proxy statement/prospectus in respect of the estimated financial position and results of operations of New Ace Green.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect Ace Green’s financial condition or results of operations following the Closing. Any potential decline in Ace Green’s financial condition or results of operations may cause significant variations in the price of the New Ace Green Common Stock.

The Sponsor and Athena’s officers and directors have agreed to vote in favor of the Business Combination, regardless of how the Public Stockholders vote.

The Sponsor and Athena’s officers and directors have agreed to vote any shares of Athena Common Stock owned by them in favor of the Business Combination, including their shares of Athena Class A Common Stock and any Public Shares purchased after our IPO (including in open market and privately negotiated transactions). As of the Record Date, the Sponsor and certain of Athena’s current and former officers and directors beneficially own an aggregate of approximately            % of the outstanding shares of Athena Common Stock. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if such persons agreed to vote their shares of Athena Common Stock in accordance with the majority of the votes cast by the Public Stockholders.

Athena may not be able to consummate an initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem the Public Shares and liquidate, in which case the Public Stockholders may only receive $10.10 per share, or less than such amount in certain circumstances, and the Public Warrants will expire worthless.

The Existing Charter provides that Athena must complete an initial business combination by the Extension Deadline. Athena may not be able to complete an initial business combination by such date. If Athena has not consummated an initial business combination prior to the Extension Deadline, it will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, subject to lawfully available funds therefor, redeem 100% of the Public Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Athena to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and the Athena Board, dissolve and liquidate, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law, in which case its Public Stockholders may only receive $10.10 per share, or less than such amount in certain circumstances, and the Public Warrants will expire worthless.

At Closing, the trading price per share of New Ace Green Common Stock may be less than the per share value of the Trust Account.

Although the parties to the Business Combination have agreed to the relative consideration to be provided to Ace Green stockholders and Athena stockholders on the basis that shares of New Ace Green Common Stock are valued at $10.00 per share, the cash backed value per share of New Ace Green Common Stock following the Business Combination is expected to be substantially less than $10.00 per share. The cash held in the Trust Account as of December 31, 2025, after net adjustments for prepaid taxes and other amounts due to redeeming Public Stockholders, was approximately $14.41 per Public Share. Accordingly, Public Stockholders who do not exercise redemption rights will receive shares of New Ace Green Common Stock that will have a value ascribed to them by their trading price as of two business days prior to the special meeting, which may be substantially less than the amount they would have received upon exercise of redemption rights. See “Questions and Answers About the Business Combination — What happens if a substantial number of stockholders vote in favor of the Business Combination Proposal and exercise redemption rights?” In particular, the shares of most companies that are the result of a recently completed business combination between a special purpose acquisition company and an operating company have traded at prices substantially below $10.00 per share. As such, Public Stockholders who do not exercise redemption rights may hold securities that never obtain a value equal to or exceeding the per share value of the Trust Account.

Athena’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern.”

In connection with Athena’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 205-40, “Presentation of Financial Statements — Going Concern,” Athena has determined that there is substantial doubt about the company’s ability to continue as a going concern. Such doubt carries additional risk if the Business Combination is not consummated. In connection with our assessment of going concern considerations in accordance with FASB ASC 205-40, Athena’s management has considered that if Athena is unable to complete an initial business combination by June 14, 2026, then Athena will cease all operations except for the purpose of liquidating. The current date for mandatory liquidation and subsequent dissolution raises substantial doubt about Athena’s ability to continue as a going concern, but no adjustments have been made to the carrying amounts of assets or liabilities should Athena be required to liquidate after June 14, 2026; the potential subsequent dissolution would raise substantial doubt about Athena’s ability to continue as a going concern. Athena’s unaudited condensed consolidated financial statements do not include any adjustment that might be necessary if Athena is unable to continue as a going concern. See “Athena Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources”

The previous restatement of Athena’s financial statements may lead to additional risks and uncertainties, including regulatory, litigation, stockholder or other actions, loss of investor and counterparty confidence and negative impacts on Athena’s stock price if the business combination is not consummated.

As a result of the restatement of Athena’s previously issued unaudited condensed financial statements contained in its Quarterly Report on Form 10-Q for the three months ended September 30, 2023, Athena is subject to additional risks, including unanticipated costs for accounting and legal fees in connection with or related to the restatement. In addition, the attention of Athena’s management team may be diverted by these efforts. Athena could also be subject to regulatory, litigation, stockholder, or other actions in connection with the restatement, which would, regardless of the outcome, consume management’s time and attention and may result in additional legal, accounting, and other costs. If Athena does not prevail in any such proceedings, Athena could be required to pay damages or settlement costs, which could be material. In addition, the restatement and related matters could have a negative effect on Athena’s reputation or on the Business Combination or any future proposed business combination, or could cause Athena’s customers, stockholders, or other counterparties to lose confidence in Athena. Any of these occurrences could have a material adverse effect on Athena’s business, results of operations, financial condition, and stock price.

Athena may be unable to obtain additional financing to complete the Business Combination, which could compel Athena to restructure or abandon the Business Combination.

Athena may be required to seek additional financing to complete the Business Combination. Athena cannot assure you that such financing will be available on acceptable terms, if at all. To the extent that additional financing proves to be unavailable when needed to complete the Business Combination, Athena would be compelled to either restructure the transaction or abandon the Business Combination and seek an alternative target business candidate. Further, Athena may be required to obtain additional financing in connection with the closing of the Business Combination for general corporate purposes, including for maintenance or expansion of operations of New Ace Green, the payment of principal or interest due on indebtedness incurred in completing the Business Combination, or to fund the purchase of other companies. If Athena is unable to complete an initial business combination, the Public Stockholders may only receive their pro rata portion of the funds in the Trust Account that are available for distribution to Public Stockholders, and the Athena Warrants will expire worthless. In addition, even if Athena does not need additional financing to complete the Business Combination or another business combination, Athena may require such financing to fund the operations or growth of New Ace Green or another target business. The failure to secure additional financing could have a material adverse effect on the continued development or growth of New Ace Green or another target business. None of Athena’s officers, directors or stockholders is required to provide any financing to Athena in connection with or after the Business Combination.

The Athena Warrants will become exercisable for New Ace Green Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Outstanding Athena Warrants to purchase an aggregate of 12,678,500 shares of New Ace Green Common Stock will become exercisable 30 days after the completion of the Business Combination. Each whole warrant will entitle the holder thereof to purchase one share of New Ace Green Common Stock at a price of $11.50 per whole share, subject to adjustment. The Athena Warrants may be exercised only for a whole number of shares of New Ace Green Common Stock. To the extent that such warrants are exercised, additional shares of New Ace Green Common Stock will be issued, which will result in dilution to the then existing holders of New Ace Green Common Stock and an increase in the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of New Ace Green Common Stock.

Because the market price of shares of Athena Class A Common Stock will fluctuate, Ace Green’s stockholders cannot be sure of the value of the consideration they will receive in the Merger.

The Aggregate Merger Consideration that Ace Green stockholders will receive is a fixed number of shares of Athena Class A Common Stock; it is not a number of shares with a particular fixed market value. See the section entitled “The Merger Agreement.” The market value of Athena Class A Common Stock and Ace Green Common Stock at the Closing may vary significantly from their respective values on the date on which the Merger Agreement was executed or at other dates, including the date on which Ace Green stockholders provide written consent to the approval of the Merger Agreement and the transactions contemplated thereby. As the Aggregate Merger Consideration will not be adjusted to reflect any changes in the market value of shares of Athena Class A Common Stock or Ace Green Common Stock, the market value of the shares of Athena Class A Common Stock issued in connection with the Business Combination and the Ace Green Common Stock converted in connection with the Business Combination may be higher or lower than the values of those shares on earlier dates, and may be higher or lower than the value used to determine the Exchange Ratio. Accordingly, at the time of providing written consent to approve the Merger Agreement and the Business Combination, Ace Green stockholders will not know or be able to calculate the market value of the shares of Athena Class A Common Stock they would receive upon the completion of the Business Combination. Stock price changes may result from a variety of factors, including changes in the business, operations or prospects of Athena or Ace Green, regulatory considerations and general business, market, industry or economic conditions. Many of these factors are outside of the control of Athena and Ace Green.

The Public Stockholders will experience immediate dilution due to the issuance of shares of Athena Class A Common Stock to Ace Green stockholders in the Business Combination. Having a minority share position may reduce the influence that Athena’s current stockholders have on the management of New Ace Green.

We anticipate that, following the completion of the Business Combination (for illustrative purposes), Athena’s existing stockholders, including the Sponsor, will retain an ownership interest of approximately 12.47%, 12.45%, 12.43%, 12.41% and 12.39% of New Ace Green under the no further redemptions, 25% redemptions, 50% redemptions, 75% redemptions and maximum redemptions scenarios, respectively, and Ace Green stockholders will own approximately 87.53%, 87.55%, 87.57%, 87.59% and 87.61% of New Ace Green under the no further redemptions, 25% redemptions, 50% redemptions, 75% redemptions and maximums redemption scenarios, respectively. For a description of the assumptions used in the no further redemptions, 50% redemptions and maximum redemptions scenarios, please see the section entitled “Questions and Answers About the Business Combination — What equity stake will current Athena stockholders and Ace Green stockholders have in New Ace Green?” To the extent that any of the Athena Warrants are exercised for New Ace Green Common Stock, current Athena and Ace Green stockholders may experience substantial dilution. Such dilution could, among other things, limit the ability of such current stockholders to influence management of New Ace Green through the election of directors following the Business Combination.

Neither Athena nor its stockholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-Closing adjustment to be made to the Aggregate Merger Consideration in the event that any of the representations and warranties made by Ace Green in the Merger Agreement ultimately proves to be inaccurate or incorrect.

The representations and warranties made by Ace Green and Athena to each other in the Merger Agreement will not survive the consummation of the Business Combination. As a result, Athena and its stockholders will not have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the Aggregate Merger Consideration if any representation or warranty made by Ace Green in the Merger Agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, Athena would have no indemnification claim with respect thereto and its financial condition or results of operations could be adversely affected.

The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Merger Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

The Merger Agreement is subject to a number of conditions that must be fulfilled in order to complete the Business Combination. Those conditions include: (i) approval of the Business Combination and related agreements and transactions by the respective stockholders of Athena and Ace Green; (ii) effectiveness of the Registration Statement on Form S-4 filed in connection with the Business Combination; (iii) the absence of any order or law enjoining, prohibiting or making illegal the consummation of the Business Combination; (iv) receipt of approval for listing on Nasdaq the shares of New Ace Green Common Stock to be issued in connection with the Business Combination; (v) the aggregate amount of the PIPE Investment and cash remaining in the Trust Account following redemptions of shares of Athena Common Stock in connection with the Merger being at least $7,500,000; and (vi) other conditions as set forth in the subsection entitled “The Business Combination — Conditions to Closing of the Merger Agreement.” As of December 31, 2025, the amount of cash in the Trust Account was approximately $297,614. The completion of the Business Combination is not assured and is subject to risks, including the risk that the foregoing conditions are not timely satisfied.

In addition, the parties can mutually decide to terminate the Merger Agreement any time, before or after stockholder approval, or Athena or Ace Green may elect to terminate the Merger Agreement in certain other circumstances. For additional information please see the subsection entitled “The Business Combination — Termination.” If the Business Combination is not completed, Athena and Ace Green could be subject to several risks, including:

•        the parties may be liable for damages to one another under the terms and conditions of the Merger Agreement;

•        negative reactions from the financial markets, including declines in the price of the Athena Class A Common Stock due to the fact that current prices reflect a market assumption that the Business Combination will be completed;

•        the attention of our management will have been diverted to the Business Combination rather than the pursuit of other opportunities in respect of an initial business combination; and

•        we will have a limited period of time, if any, to complete an alternative initial business combination and we may not be as attractive to potential alternative partners to an initial business combination if we are unable to complete the Business Combination.

We may waive one or more of the conditions to the Business Combination.

We may agree to waive, in whole or in part, some of the conditions to our obligations to complete the Business Combination, to the extent permitted by the Existing Charter and applicable laws. For example, it is a condition to our obligations to close the Business Combination that certain of Ace Green’s representations and warranties are true and correct in all material respects as of the Closing Date. However, if the Athena Board determines that it is in our stockholders’ best interest to waive any such breach, then the Athena Board may elect to waive that condition and close the Business Combination. We are not able to waive the condition that our stockholders approve the Business Combination.

The exercise of Athena’s directors’ and officers’ discretion in agreeing to changes or permitted waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in the best interests of Athena stockholders.

In the period leading up to the Closing events may occur that, pursuant to the Merger Agreement, would require Athena to agree to amend the Merger Agreement, to consent to certain actions taken by Ace Green or to waive rights that Athena is entitled to under the Merger Agreement. Such events could arise because of changes in the course of Ace

Green’s business, a request by Ace Green to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Ace Green’s business and would entitle Athena to terminate the Merger Agreement. In any of such circumstances, it would be at Athena’s discretion, acting through the Athena Board, to grant its consent or waive those rights. For example, Athena could agree to waive the Closing condition related to no material adverse effect having occurred with respect to Ace Green between the date of the Merger Agreement and the Closing. If Athena were to waive this Closing condition and proceed to Closing of the Business Combination, the price of New Ace Green Common Stock could be materially depressed.

The existence of the financial and personal interests of the directors described herein may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is best for Athena and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Athena does not believe there will be any material changes or waivers that Athena’s directors and officers would be likely to make after the mailing of this proxy statement/prospectus. Athena will circulate a supplemental or amended proxy statement/prospectus if changes to the terms of the Business Combination that would have a material impact on its stockholders are required prior to the vote on the Business Combination Proposal.

Athena’s ability to successfully effect the Business Combination and New Ace Green’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of Ace Green, all of whom Athena and Ace Green expect to stay with New Ace Green following the Closing. The loss of such key personnel could negatively impact the operations and financial results of the combined business.

Athena’s ability to successfully effect the Business Combination and New Ace Green’s ability to successfully operate the business following the Closing is dependent upon the efforts of certain key personnel of Ace Green. Although Athena expects key personnel to remain with New Ace Green following the consummation of the Business Combination, there can be no assurance that they will do so. It is possible that Ace Green or New Ace Green will lose some key personnel, the loss of which could negatively impact the operations and profitability of New Ace Green. Furthermore, following the Closing, certain of the key personnel of Ace Green who will become the management of New Ace Green may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause New Ace Green to have to expend time and resources helping them become familiar with such requirements.

Public Stockholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. As a result, Public Stockholders may be forced to sell their Public Shares or Public Warrants to liquidate their investment, potentially at a loss.

Public Stockholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (i) Athena’s completion of an initial business combination, and then only in connection with those shares of Athena Class A Common Stock that such Public Stockholder properly elected to redeem, subject to the limitations described herein; (ii) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend the Existing Charter (A) to modify the substance or timing of Athena’s obligation to redeem 100% of the Public Shares if Athena does not complete an initial business combination by the Extension Deadline or (B) with respect to any other material provisions of the Existing Charter relating to stockholders’ rights or pre-initial business combination activity; and (iii) the redemption of the Public Shares if Athena is unable to complete an initial business combination by the Extension Deadline, subject to applicable law and as further described herein. In no other circumstances will a Public Stockholder have any right or interest of any kind in the Trust Account. Holders of Public Warrants will not have any right to the proceeds held in the Trust Account with respect to the Public Warrants. Accordingly, to liquidate their investment, Public Stockholders may be forced to sell their Public Shares or Public Warrants, potentially at a loss.

Athena may not have sufficient funds to satisfy indemnification claims of its directors and executive officers.

Athena has agreed to indemnify its officers and directors to the fullest extent permitted by law. However, Athena’s officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account. Accordingly, any indemnification provided will be able to be satisfied by Athena only if (i) Athena has sufficient funds outside of the Trust Account or (ii) Athena consummates an initial business combination. Athena’s obligation to indemnify its officers and directors may discourage stockholders from bringing a lawsuit against its officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against Athena’s officers and directors, even though such an action, if successful, might otherwise benefit Athena and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that Athena pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

If, after Athena distributes the proceeds in the Trust Account to its stockholders, it files a bankruptcy petition or an involuntary bankruptcy petition is filed against Athena that is not dismissed, any distributions received by Athena’s stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Athena’s stockholders. In addition, the Athena Board may be viewed as having breached its fiduciary duty to its creditors and/or having acted in bad faith, thereby exposing itself and Athena to claims of punitive damages, by paying Athena’s stockholders from the Trust Account prior to addressing the claims of creditors.

If, before distributing the proceeds in the Trust Account to the Public Stockholders, Athena files a bankruptcy petition or an involuntary bankruptcy petition is filed against Athena that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Athena’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Athena’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise have been received by Athena’s stockholders in connection with Athena’s liquidation would be reduced.

The Sponsor and Athena’s officers and directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.

When considering the Athena Board’s recommendation that Athena’s stockholders vote in favor of the approval of the Business Combination Proposal, Athena’s stockholders should be aware that the Sponsor and certain of Athena’s executive officers and directors have interests in the Business Combination that may be different from or in addition to (and which may conflict with) the interests of Athena’s other stockholders. These interests include:

•        the beneficial ownership of the Sponsor and certain current and former members of the Athena Board and officers of an aggregate of 9,835,000 shares of Athena Class A Common Stock, which were acquired as shares of Athena Class B Common Stock at the time of Athena’s formation and the IPO and subsequently converted to shares of Athena Class A Common Stock, would become worthless if Athena does not complete a business combination by the Extension Deadline, as such stockholders have waived any redemption right with respect to those shares. After giving effect to the Business Combination, the Sponsor and certain current and former members of the Athena Board and officers would own up to an aggregate of 2,300,000 shares of Athena Class A Common Stock. Such shares have an aggregate market value of approximately $            million, based on the closing price of Athena Class A Common Stock of $            on OTC Pink on            , 2025;

•        the continued indemnification of current directors and officers of Athena and the continuation of directors’ and officers’ liability insurance after the Business Combination;

•        the fact that the Sponsor and Athena’s officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations;

•        the fact that of Athena will serve as a director on the New Ace Green Board; and

•        the fact that the Sponsor and Athena’s current and former officers and directors will lose their entire investment in Athena if it does not complete an initial business combination.

These interests may influence Athena’s directors in making their recommendation that you vote in favor of the Business Combination Proposal. These interests were considered by the Athena Board when it approved the Merger Agreement and the Business Combination.

Athena may amend the terms of the Public Warrants in a manner that may be adverse to holders of Public Warrants with the approval by the holders of at least a majority of the then outstanding Public Warrants or for amendments necessary for the warrants to be classified as equity. As a result, the exercise price of the Public Warrants could be increased, the exercise period could be shortened and the number of shares of New Ace Green Common Stock purchasable upon exercise of a Public Warrant could be decreased, all without your approval.

The Public Warrants were issued in registered form under the Athena Public Warrant Agreement between Continental Stock Transfer & Trust Company, N.A., as warrant agent, and Athena. The Athena Public Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants. Accordingly, Athena may amend the terms of the Public Warrants (i) in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants approve of such amendment or (ii) to the extent necessary for the Public Warrants to allow for the warrants to be classified as equity in the financial statements without the consent of any holder. Although Athena’s ability to amend the terms of the Public Warrants with the consent of at least 50% of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Public Warrants, convert the Public Warrants into cash or stock, shorten the exercise period or decrease the number of shares of Athena Class A Common Stock purchasable upon exercise of a Public Warrant.

Athena may redeem your unexpired Athena Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Athena Warrants worthless.

Athena has the ability to redeem outstanding Athena Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of Athena Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which Athena gives proper notice of such redemption, provided that on the date Athena gives notice of redemption and during the entire period thereafter until the time Athena redeems the Athena Warrants, it has an effective registration statement under the Securities Act covering the shares of Athena Class A Common Stock issuable upon exercise of the Athena Warrants and a current prospectus relating to them is available. If and when the Athena Warrants become redeemable, Athena may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, Athena may redeem the Athena Warrants as set forth above even if the holders are otherwise unable to exercise the Athena Warrants. Redemption of the outstanding Athena Warrants could force you (i) to exercise your Athena Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Athena Warrants at the then-current market price when you might otherwise wish to hold your Athena Warrants or (iii) to accept the nominal redemption price that, at the time the outstanding Athena Warrants are called for redemption, is likely to be substantially less than the market value of your Athena Warrants.

The Public Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of Athena Public Warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with Athena.

The Public Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against Athena arising out of or relating in any way to the Public Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that Athena irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. Athena will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the Public Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our public warrants shall be deemed to have notice of and to have consented to the forum provisions in the Public Warrant Agreement. If any action, the subject matter of which is within the scope the forum provisions of the Public Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of Athena Public Warrants, such holder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions, and (ii) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Athena, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Public Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, Athena may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect Athena’s business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

The Existing Charter and the Proposed Charter require, to the fullest extent permitted by law, that derivative actions brought in Athena’s or New Ace Green’s name, as applicable, against their respective directors, officers, other employees or stockholders for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware, and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, which may have the effect of discouraging lawsuits against Athena’s or New Ace Green’s directors, officers, other employees or stockholders, as applicable.

The Existing Charter and the Proposed Charter require, to the fullest extent permitted by law, that derivative actions brought in Athena’s or New Ace Green’s name, as applicable, against their respective directors, officers, other employees or stockholders for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware, and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, except, under the Existing Charter, any action (i) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within 10 days following such determination), (ii) that is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (iii) for which the Court of Chancery does not have subject matter jurisdiction.

Any person or entity holding any Athena or New Ace Green securities will be deemed to have notice of and consented to the forum provisions in the Existing Charter and the Proposed Charter. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Athena or New Ace Green, as applicable, or any of their respective directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although their respective stockholders will not be deemed to have waived their compliance with federal securities laws and the rules and regulations thereunder. However, there is no assurance that a court would enforce the choice of forum provision contained in the Existing Charter and the Proposed Charter. If a court were to find such provision to be inapplicable or unenforceable in an action, Athena or New Ace Green, as applicable, may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, operating results and financial condition. The Proposed Charter also provides that, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. As noted above, the Proposed Charter provides that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. Due to the concurrent jurisdiction for federal and state courts created by Section 22 of the Securities Act over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, there is uncertainty as to whether a court would enforce the exclusive form provision. Investors also cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about New Ace Green, its business, or its market, or if they change their recommendations regarding New Ace Green’s securities adversely, the price and trading volume of New Ace Green’s securities could decline.

The trading market for New Ace Green’s securities will be influenced by the research and reports that industry or securities analysts may publish about New Ace Green, its business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on New Ace Green. If no securities or industry analysts commence coverage of New Ace Green, New Ace Green’s share price and trading volume would likely be negatively impacted. If any of the analysts who may cover New Ace Green change their recommendation regarding New Ace Green Common Stock adversely, or provide more favorable relative recommendations about New Ace Green’s competitors, the price of shares of New Ace Green Common Stock would likely decline. If any analyst who may cover New Ace Green were to cease coverage of New Ace Green or fail to regularly publish reports on it, New Ace Green could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.

Changes to laws or regulations or in how such laws or regulations are interpreted or applied, or a failure to comply with any laws, regulations, interpretations or applications, may adversely affect our business, including our ability to negotiate and complete our initial business combination, including the Business Combination.

We are subject to the laws and regulations, and interpretations and applications of such laws and regulations, of national, regional, state and local governments in the United States. In particular, we are required to comply with certain SEC and other legal and regulatory requirements, and our consummation of an initial business combination may be contingent upon our ability to comply with certain laws, regulations, interpretations and applications and any post-business combination company may be subject to additional laws, regulations, interpretations and applications. Compliance with, and monitoring of, the foregoing may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time, and those changes could have a material adverse effect on our business, including our ability to negotiate and complete an initial business combination. A failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business, including our ability to negotiate and complete an initial business combination.

On January 24, 2024, the SEC adopted new rules relating to, among other items: disclosures in business combination transactions involving SPACs and private operating companies; the financial statement requirements applicable to transactions involving shell companies; the use of projections in SEC filings in connection with proposed business combination transactions; the potential liability of certain participants in proposed business combination transactions; and the extent to which SPACs could become subject to regulation under the Investment Company Act. These rules may materially increase the costs and time required to negotiate and complete an initial business combination and could potentially impair Athena’s ability to complete an initial business combination.

Athena may not be able to complete an initial business combination with a U.S. target company if such initial business combination is subject to U.S. foreign investment regulations and review by a U.S. government entity such as the Committee on Foreign Investment in the United States (CFIUS), or ultimately prohibited.

The Sponsor is a Delaware limited liability company, and is not controlled by, nor has substantial ties with any non-U.S. person. Athena does not expect that it will be considered a “foreign person” under the regulations administered by CFIUS. However, if its initial business combination with a U.S. business is subject to CFIUS review, the scope of which was expanded by the Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA”), to include certain non-passive, non-controlling investments in sensitive U.S. businesses and certain acquisitions of real estate even with no underlying U.S. business, FIRRMA, and subsequent implementing regulations that are now in force, also subjects certain categories of investments to mandatory filings. If the Merger or another initial business combination falls within CFIUS’s jurisdiction, Athena may determine that Athena is required to make a mandatory filing or that Athena will submit a voluntary notice to CFIUS, or to proceed with the initial business combination without notifying CFIUS and risk CFIUS intervention, before or after closing the initial business combination. CFIUS may decide to block or delay its initial business combination, impose conditions to mitigate national security concerns with respect to such initial business combination or order Athena to divest all or a portion of a U.S. business of the combined company without first obtaining CFIUS clearance, which may limit the attractiveness of or prevent Athena from pursuing certain initial business combination opportunities that Athena believes would otherwise be beneficial to Athena and its stockholders. As a result, the pool of potential targets with which Athena could complete an initial business combination may be limited and Athena may be adversely affected in terms of competing with other special purpose acquisition companies which do not have similar foreign ownership issues.

Moreover, the process of government review, whether by the CFIUS or otherwise, could be lengthy and Athena has limited time to complete its initial business combination. If Athena cannot complete its initial business combination by June 14, 2026 because the review process extends beyond such timeframe or because its initial business combination is ultimately prohibited by CFIUS or another U.S. government entity, Athena may be required to liquidate. If Athena is unable to complete an initial business combination and liquidates, the Public Stockholders may receive only approximately $10.10 per share on the liquidation of the Trust Account and the Athena Warrants will expire worthless. In certain circumstances, the Public Stockholders may receive less than $10.10 per share on the redemption of their shares. This will also cause Athena stockholders to lose the investment opportunity in the Merger and the chance of realizing future gains on their investment through any price appreciation in New Ace Green.

If Athena is deemed to be an investment company under the Investment Company Act, it may be required to institute burdensome compliance requirements and its activities would be severely restricted and, as a result, Athena may abandon its efforts to consummate an initial business combination and liquidate.

There is currently uncertainty concerning the applicability of the Investment Company Act to a special purpose acquisition company, and it is possible that a claim could be made that Athena has been operating as an unregistered investment company. If Athena is deemed to be an investment company under the Investment Company Act, it may be required to register as an investment company under such act. Further, Athena’s activities and operations would be severely restricted, including:

•        restrictions on the nature of its investments; and

•        restrictions on the issuance of securities;

each of which may make it difficult for Athena to complete the Business Combination or another initial business combination and may instead force Athena to wind down its operations and liquidate.

In order not to be regulated as an investment company under the Investment Company Act, unless Athena can qualify for an exclusion, it must ensure that it is engaged primarily in a business other than investing, reinvesting or trading of securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Athena’s business is to identify and complete an initial business combination and thereafter to operate the post-transaction business or assets for the long term.

Athena does not believe that its principal activities will subject it to the Investment Company Act. To this end, the proceeds held in the Trust Account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations. By restricting the investment of the proceeds to these instruments, and by having a business plan targeted at acquiring and growing businesses for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), Athena intends to avoid being deemed an “investment company” within the meaning of the Investment Company Act. Athena’s securities are not intended for persons who are seeking a return on investments in government securities or investment securities. The Trust Account is intended as a holding place for funds pending the earliest to occur of: (i) the completion of Athena’s primary business objective, which is a business combination; (ii) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend the Existing Charter to modify the substance or timing of Athena’s obligation to provide for the redemption of the Public Shares in connection with an initial business combination or to redeem 100% of the Public Shares if it does not complete our initial business combination by the Extension Deadline; and (iii) absent a business combination, Athena’s return of the funds held in the Trust Account to the Public Stockholders as part of its redemption of the Public Shares. If Athena does not invest the proceeds as discussed above, it may be deemed to be subject to the Investment Company Act. If Athena were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which it has not allotted funds and may hinder its ability to consummate the Business Combination or another initial business combination, and Athena might be forced to abandon its efforts to complete an initial business combination and instead be required to liquidate. If Athena is unable to complete an initial business combination, the Public Stockholders may receive only approximately $10.10 per share on the liquidation of the Trust Account and the Athena Warrants will expire worthless. In certain circumstances, the Public Stockholders may receive less than $10.10 per share on the redemption of their shares. Additionally, Athena stockholders would lose the investment opportunity in the Merger and the chance of realizing future gains on their investment through any price appreciation in New Ace Green.

Risks Related to Redemptions

Unless the context otherwise requires, all references to “we,” “us,” or “our” in this subsection refer to Athena.

If a stockholder fails to receive notice of Athena’s offer to redeem the Public Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

Athena will comply with applicable proxy rules when conducting redemptions in connection with the Business Combination. Despite Athena’s compliance with these rules, if a stockholder fails to receive Athena’s proxy materials, such stockholder may not become aware of the opportunity to redeem its shares. In addition, proxy materials that Athena furnishes to the Public Stockholders in connection with the Business Combination will describe the various procedures that must be complied with in order to validly redeem Public Shares. In the event that a stockholder fails to comply with these or any other procedures, its shares may not be redeemed.

If we are unable to consummate our initial business combination, Public Stockholders may be forced to wait until after the Extension Deadline before redemption from the Trust Account.

If we are unable to consummate our initial business combination by the Extension Deadline, we will distribute the aggregate amount then on deposit in the Trust Account (less up to $100,000 of the net interest to pay dissolution expenses and which interest shall be net of taxes payable), pro rata to Public Stockholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described in this proxy statement/prospectus. Any redemption of Public Stockholders from the Trust Account shall be affected automatically by function of our Existing Charter prior to any voluntary winding up. If we are required to wind-up, liquidate the Trust Account and distribute such amount therein, pro rata, to the Public Stockholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of Delaware Law. In that case, investors may be forced to wait beyond the Extension Deadline, before the redemption proceeds of the Trust Account become available to them, and they receive the return of their pro rata portion of the proceeds from the Trust Account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless we consummate our initial business combination prior thereto and only then in cases where investors have sought to redeem their Public Shares. Only upon our redemption or any liquidation will Public Stockholders be entitled to distributions if we are unable to complete our initial business combination.

If a stockholder or a “group” of stockholders are deemed to hold in excess of 15% of the issued and outstanding shares of Athena Class A Common Stock, such stockholder or group will lose the ability to redeem all such shares in excess of 15% of the issued and outstanding shares of Athena Class A Common Stock.

The Existing Charter provides that a Public Stockholder, individually or together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to an aggregate of more than 15% of the shares of Athena Class A Common Stock sold in the IPO without Athena’s prior written consent. The inability of a stockholder to redeem an aggregate of more than 15% of the shares of Athena Class A Common Stock sold in the IPO will reduce its influence over Athena’s ability to consummate its initial business combination and such stockholder could suffer a material loss on its investment in Athena if it sells such Excess Shares in open market transactions.

If third parties bring claims against Athena, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by stockholders may be less than $10.10 per share.

Athena’s placing of funds in the Trust Account may not protect those funds from third-party claims against Athena. Although Athena has sought to have all vendors, service providers, prospective target businesses and other entities with which it does business (except its independent registered accounting firm) execute agreements with

Athena waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Athena’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Athena’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Athena than any alternative. If we do not obtain a waiver from a third party, we will obtain the Sponsor’s written consent before entering into an agreement with such third party.

Examples of possible instances where Athena may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Athena and will not seek recourse against the Trust Account for any reason. Upon redemption of the Public Shares, if Athena is unable to complete its initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with its initial business combination, Athena will be required to provide for payment of claims of creditors that were not waived that may be brought against Athena within the 10 years following redemption. Accordingly, the per-share redemption amount received by Public Stockholders could be less than the $10.10 per share initially held in the Trust Account due to claims of such creditors. Pursuant to a written agreement, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below $10.10 per share except as to any claims by a third party who executed a waiver of rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriter of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, if an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations, we have not asked the Sponsor to reserve for such indemnification obligations and we believe that its only assets are securities of our company. Therefore, we cannot assure you that it would be able to satisfy these obligations.

Athena’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Stockholders.

In the event that the proceeds in the Trust Account are reduced below $10.10 per Public Share and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our Public Stockholders may be reduced below $10.10 per share.

Athena stockholders may be held liable for claims by third parties against Athena to the extent of distributions received by them upon redemption of their shares.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to the Public Stockholders upon the redemption of the Public Shares in the event Athena does not complete an initial business combination by the Extension Deadline may be considered a liquidating distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is Athena’s intention to redeem the Public Shares as soon as reasonably possible following the Extension Deadline in the event it does not complete its initial business combination and, therefore, Athena does not intend to comply with the foregoing procedures.

Because Athena will not be complying with Section 280, Section 281(b) of the DGCL requires Athena to adopt a plan, based on facts known to Athena at such time that will provide for Athena’s payment of all existing and pending claims or claims that may be potentially brought against Athena within the 10 years following its dissolution. However, because Athena is a blank check company, rather than an operating company, and Athena’s operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from Athena’s vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. If Athena’s plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. Athena cannot assure you that it will properly assess all claims that may be potentially brought against Athena. As such, Athena’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of Athena’s stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of the Trust Account distributed to the Public Stockholders upon the redemption of the Public Shares in the event Athena does not complete an initial business combination by the Extension Deadline is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.

There is no guarantee that a stockholder’s decision whether to redeem their shares of Athena Class A Common Stock for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

Athena can give no assurance as to the price at which a stockholder may be able to sell its Public Shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in Athena’s share price, and may result in a lower value realized now than a stockholder of Athena might realize in the future had the stockholder redeemed their shares. Similarly, if a stockholder does not redeem their shares, the stockholder will bear the risk of ownership of the Public Shares after the consummation of any initial business combination, including the Business Combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

SPECIAL MEETING OF Athena STOCKHOLDERS

The Athena Special Meeting

We are furnishing this proxy statement/prospectus to our stockholders as part of the solicitation of proxies by the Athena Board for use at the special meeting to be held on            , 2026 and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our stockholders on or about            , 2026. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place of the Special Meeting

The special meeting will be held on            , 2026, at            , Eastern Time, conducted via live webcast at the following address            . You will need the 12-digit meeting control number that is printed on your proxy card to enter the special meeting. Athena recommends that you log in at least 15 minutes before the special meeting to ensure that you are logged in when the special meeting starts. Please note that you will not be able to physically attend the special meeting.

Purpose of the Special Meeting

At the special meeting, Athena will ask its stockholders to vote in favor of the following proposals:

•        The Business Combination Proposal — a proposal to approve the adoption of the Merger Agreement and the Business Combination.

•        The Charter Proposal — a proposal to approve and adopt, upon consummation of the Business Combination, the Proposed Charter.

•        The Advisory Charter Proposal — a proposal to approve, on a non-binding advisory basis, certain governance provisions in the Proposed Charter.

•        The Election of Directors Proposal — a proposal to elect the directors comprising the board of directors of New Ace Green.

•        The Equity Incentive Plan Proposal — a proposal to approve and adopt the Equity Incentive Plan, to be effective upon the Closing.

•        The Nasdaq Proposal — a proposal to approve, for purposes of complying with the applicable Nasdaq listing rules, the issuance of shares of Athena Class A Common Stock pursuant to the Merger Agreement in connection with the Business Combination.

•        The Adjournment Proposal — a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

Recommendation to Athena Stockholders

The Athena Board believes that each of the Business Combination Proposal, the Charter Proposal, the Advisory Charter Proposal, the Election of Directors Proposal, the Equity Incentive Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal to be presented at the special meeting is in the best interests of Athena and our stockholders and unanimously recommends that its stockholders vote “FOR” each of these proposals, including “FOR” each of the director nominees.

When you consider the recommendation of the Athena Board in favor of approval of the Business Combination Proposal, you should keep in mind that Athena’s directors and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. These interests include, among other things:

•        the beneficial ownership of the Sponsor and certain current and former members of the Athena Board and officers of an aggregate of 9,835,000 shares of Athena Class A Common Stock, which would become worthless if Athena does not complete a business combination by the Extension Deadline, as such stockholders have waived any redemption right with respect to those shares. After giving effect to the Business Combination, the Sponsor and certain current and former members of the Athena Board and officers would own up to an aggregate of 2,300,000 shares of Athena Class A Common Stock. Such shares have an aggregate market value of approximately $            million, based on the closing price of Athena Class A Common Stock of $            on OTC Pink on            , 2026;

•        the continued indemnification of current directors and officers of Athena and the continuation of directors’ and officers’ liability insurance after the Business Combination;

•        the fact that the Sponsor and Athena’s officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations;

•        the fact that            will serve as a director on the Board of Directors of New Ace Green; and

•        the fact that the Sponsor and Athena’s current and former officers and directors will lose their entire investment in Athena if an initial business combination is not completed.

These interests may influence Athena’s directors in making their recommendation that you vote in favor of the approval of the Merger Agreement and the Business Combination. These interests were considered by the Athena Board when the Athena Board approved the Merger Agreement and the Business Combination.

Record Date and Voting

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of Athena Class A Common Stock at the close of business on            , 2026, which is the Record Date for the special meeting. You are entitled to one vote for each share of Athena Class A Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were            shares of Athena Class A Common Stock outstanding and no shares of Athena Class B Common Stock outstanding. The Sponsor holds 9,835,000 shares of Athena Class A Common Stock.

The Sponsor and our officers and directors have agreed to vote all of their shares of Athena Common Stock, including any Public Shares acquired by them in favor of the Business Combination Proposal. The Athena Warrants do not have voting rights at the special meeting.

Voting Your Shares

Each share of Athena Class A Common Stock that you own in your name entitles you to one vote on each of the proposals for the special meeting. Your one or more proxy cards show the number of shares of Athena Common Stock that you own.

If you are a holder of record, there are two ways to vote your shares of Athena Common Stock at the special meeting:

•        You can vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting(s). If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Athena Common Stock will be voted as recommended by the Athena Board. With respect to proposals for the special meeting, that means: “FOR” each of the proposals and “FOR” each of the director nominees.

•        You can attend the special meeting and vote in person online. However, if your shares of Athena Common Stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of Athena Common Stock.

Quorum and Vote Required for the Athena Proposals

A quorum of our stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if a majority of the Athena Common Stock outstanding and entitled to vote at the special meeting is represented in person online or by proxy. Abstentions, votes withheld and broker non-votes will count as present for the purposes of establishing a quorum.

The approval of the Charter Proposal requires the affirmative vote (in person or by proxy) of the majority of the issued and outstanding shares of the Athena Class A Common Stock, as well as the vote of a majority of the issued and outstanding shares of Athena Class A Common Stock and Athena Class B Common Stock, voting together as a single class. Accordingly, an Athena stockholder’s failure to vote by proxy or to vote in person online at the special meeting, an abstention from voting, or a broker non-vote will have the same effect as a vote against this proposal.

The approval of the Business Combination Proposal, the Advisory Charter Proposal, Equity Incentive Plan Proposal, Nasdaq Proposal and Adjournment Proposal require the affirmative vote (in person online or by proxy) of the holders of a majority of the shares of Athena Common Stock, voting together as a single class, that are cast thereon at the special meeting. Accordingly, an Athena stockholder’s failure to vote by proxy or to vote in person online at the special meeting, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on these proposals.

The approval of the election of each director nominee pursuant to the Election of Directors Proposal requires the affirmative vote of the holders of a plurality of the outstanding shares of Athena Common Stock, voting together as a single class, that are cast thereon at the special meeting. Accordingly, an Athena stockholder’s failure to vote by proxy or to vote in person online at the special meeting, a vote withheld or a broker non-vote will have no effect on the outcome of any vote on the Election of Directors Proposal.

Pursuant to the Merger Agreement, the Business Combination is conditioned upon the approval of holders of the requisite number of shares of Athena to approve and adopt the Merger Agreement and the Business Combination and to approve the other proposals described in this proxy statement/prospectus.

In accordance with the Support Agreement, entered into concurrently with the execution of the Merger Agreement, holders of 9,835,000 shares of Athena Class A Common Stock (or 99.7% of the outstanding shares of Athena Common Stock as of the Record Date) have agreed to vote in favor of each of the proposals, subject to certain customary conditions. Assuming all of the outstanding shares of Athena Common Stock vote on each proposal, each of the Charter Proposal, Advisory Charter Proposal, Business Combination Proposal, Equity Incentive Plan Proposal, Nasdaq Proposal, Adjournment Proposal and each director nominee pursuant to the Election of Directors Proposal will not require the affirmative vote of any additional shares of outstanding Athena Common Stock (voting together as a single class) in order to be approved.

Abstentions, Votes Withheld and Broker Non-Votes

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Athena believes the proposals presented to its stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”

Abstentions, votes withheld and broker non-votes will be counted for purposes of determining the presence of a quorum at the special meeting of Athena stockholders. For purposes of approval of all proposals other than the Election of Directors Proposal, an abstention or failure to vote will have the same effect as a vote against the Charter Proposal, and will have no effect on any of the other proposals. A vote withheld or failure to vote will have no effect on the Election of Directors Proposal.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the special meeting or at such meeting by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may send a notice of revocation to Athena’s headquarters before the special meeting; or

•        you may attend the special meeting, revoke your proxy and vote in person online, as indicated above.

No Additional Matters May Be Presented at the Meeting

This meeting has been called only to consider the approval of the Business Combination Proposal, the Charter Proposal, the Advisory Charter Proposal, the Election of Directors Proposal, the Equity Incentive Plan Proposal, the Nasdaq Proposal, and the Adjournment Proposal. Under the current bylaws, other than procedural matters incident to the conduct of the meeting, no other matters may be considered at the meeting if they are not included in the notice of the meeting.

Redemption Rights

Pursuant to the Existing Charter, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account not previously released to Athena to pay its taxes, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, including interest earned on the funds held in the Trust Account not previously released to Athena to pay its taxes, as of two business days prior to the consummation of the Business Combination, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the Trust Account of approximately $297,614 on December 31, 2025 and net adjustments to the carrying value shares of Athena Class A Common Stock subject to possible redemption for prepaid taxes and other amounts due to redeeming Public Stockholders, the estimated per share redemption price would have been approximately $14.41.

Redemption rights are not available to holders of Athena Warrants in connection with the Business Combination.

In order to exercise your redemption rights, you must, prior to 5:00 p.m., Eastern Time, on            , 2026 (two business days before the special meeting):

•        Check the box on the enclosed proxy card to elect redemption;

•        Submit a request in writing, which includes the name of the beneficial owner of the shares to be redeemed, that Athena redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, Athena’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
E-mail: spacredemptions@continentalstock.com

•        Deliver your Public Shares either physically or electronically through DTC to Athena’s transfer agent. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is Athena’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, Athena does not have any control over this process and it may take longer than one week. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not check the box, submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Athena’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Athena’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Athena’s transfer agent return the shares (physically or electronically). You may make such request by contacting Athena’s transfer agent at the phone number or address listed above.

Prior to exercising redemption rights, stockholders should verify the market price of their Public Shares as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Athena cannot assure you that you will be able to sell your Public Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the Public Shares when you wish to sell your shares.

If you exercise your redemption rights, your Public Shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest will be net of taxes payable). You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption.

If the Business Combination Proposal is not approved and Athena does not consummate an initial business combination by the Extension Deadline or obtain the approval of Athena stockholders to extend the deadline for Athena to consummate an initial business combination, it will be required to dissolve and liquidate and the Athena Warrants will expire worthless.

Holders of outstanding Athena Units must separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares.

If you hold Athena Units registered in your own name, you must deliver the certificate for such Athena Units to Continental Stock Transfer & Trust Company with written instructions to separate such Athena Units into Public Shares and Public Warrants. This must be completed far enough in advance to permit the mailing of the Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the Public Share from the Athena Units.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to holders of shares of Athena Common Stock or Athena Warrants in connection with the Business Combination.

Solicitation of Proxies

Athena will pay the cost of soliciting proxies for the special meeting.

Athena will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Public Shares for their expenses in forwarding soliciting materials to beneficial owners of Public Shares and in obtaining voting instructions from those owners. Athena’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the internet or in person. They will not be paid any additional amounts for soliciting proxies.

Stock Ownership

As of the Record Date, the Sponsor and certain of Athena’s current and former officers and directors beneficially own an aggregate of            % of the outstanding shares of Athena Common Stock. The Sponsor and Athena’s officers and directors have agreed to vote any shares of Athena Common Stock owned by them, including any Public Shares acquired by them, in favor of the Business Combination.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

Overview

Athena’s stockholders are being asked to approve the Business Combination with Ace Green described in this proxy statement/prospectus, including (i) adopting the Merger Agreement and (ii) approving the other transactions contemplated by the Merger Agreement and related agreements described in this proxy statement/prospectus. The discussion in this proxy statement/prospectus of the Business Combination and the principal terms of the Merger Agreement are subject to, and are qualified in their entirety by reference to, the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus.

You should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement. Please see the subsection entitled “The Merger Agreement” below for additional information and a summary of certain terms of the Merger Agreement.

Pursuant to the Merger Agreement, we may consummate the Business Combination only if it is approved by the affirmative vote of holders of a majority of the shares of Athena Common Stock that are cast thereon at the special meeting.

THE BUSINESS COMBINATION

Background of the Business Combination

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. This chronology does not purport to catalogue every conversation or correspondence among representatives of Athena and Ace Green.

Athena is a blank check company incorporated under the laws of Delaware in 2021. Athena was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. The Business Combination is the result of an extensive search by Athena’s management team, including the Athena Board, leveraging their individual and collective networks and investing and operating experience. The terms of the Merger Agreement are the result of extensive discussions and negotiations between representatives of Athena and Ace Green. The following provides a brief background of these discussions and negotiations, the Business Combination and related transactions.

Prior to the consummation of the IPO on December 14, 2021, neither Athena nor anyone on its behalf had contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with Ace Green.

After the IPO, Athena’s officers and directors commenced an active search for prospective businesses and assets to acquire. In connection with the evaluating potential business combinations, members of Athena’s management contacted and were contacted by, a number of individuals, entities, investment banks and private equity funds with respect to potential business combination opportunities.

The parties have continued and expect to continue regular discussions regarding the execution and timing of the Business Combination and to take all requisite corporate actions to advance towards the closing of the Business Combination.

Prior to a subsequent amendment, Athena’s amended and restated certificate of incorporation filed with the Delaware Secretary of State on December 8, 2021, initially provided that it had until June 14, 2023 to consummate a business combination transaction. On June 13, 2023, Athena held a special meeting of its stockholders at which the stockholders approved an amendment to its certificate of incorporation to extend the date by which Athena had to consummate its initial business combination from June 14, 2023 to March 14, 2024 (or such earlier date as determined by the Athena Board).

On March 12, 2024, Athena held a special meeting of stockholders at which the stockholders approved an amendment to Athena’s amended and restated certificate of incorporation, as amended giving Athena the right to extend the date by which it had to complete an initial business combination from March 14, 2024 to up to December 14, 2024.

On December 10, 2024, Athena held an annual meeting of stockholders at which the stockholders approved an amendment to Athena’s amended and restated certificate of incorporation, as amended giving Athena the right to extend the date by which it had to complete an initial business combination from December 14, 2024 to up to September 14, 2025.

On September 10, 2025, Athena held a special meeting of stockholders at which the stockholders approved an amendment to Athena’s amended and restated certificate of incorporation, as amended giving Athena the right to extend the date by which it has to complete an initial business combination from September 14, 2025 to up to June 14, 2026.

After the IPO, Athena’s management team commenced an active search for prospective businesses and/or assets to acquire in its initial business combination. The Athena Board and management have extensive experience in investing as well as with operational management, and investment and financial analysis. As such, the Athena Board members and management team believe that they are qualified to conduct and analyze the due diligence required for Athena to identify a merger partner. See the section entitled “Information About Athena — Directors and Executive Officers” for additional information regarding the experience of the Athena Board and management team.

Athena identified companies in sectors such as battery recycling, electric mobility/transportation, robotics, artificial intelligence, fintech, insurance, media and entertainment, marketing technology, e-commerce, networking/connectivity software, real estate technology, hospitality technology, agricultural technology, publishing technology, digital assets natural resources and others. In the evaluation of business combination partners, the Athena Board and management team considered many factors. The Athena Board did not consider it practicable or relevant to quantify or otherwise assign relative weights to the specific factors it considered in reaching its final decision. Important criteria that Athena used in evaluating prospective business transaction opportunities included:

•        Strong management team;

•        Opportunities for growth;

•        Defensible and differentiated business niche;

•        Core commitment to providing social, financial, and environmental value;

•        Technology and risk management infrastructure; and

•        Products or solutions that improve environmental outcomes, advance progress toward greater diversity, equity, and inclusion.

Athena’s management team employed various strategies to identify an appropriate target company, including:

•        Contacting investment bankers, attorneys, accountants, venture capital funds, private equity funds, leveraged buyout funds, management buyout funds, brokers and other members of the financial community and corporate executives;

•        Contacting investment banks that might be working with companies looking for exits or funding;

•        Contacting private equity and venture capital investment firms that might have portfolio companies they are looking to exit;

•        Caucusing Athena’s officers and directors, as well as their affiliates, for target business candidates of which they become aware through their contacts; and

•        Conducting Internet research in order to find companies that might be looking for funding or a sale.

From the date of the IPO through the signing of the LOI (as defined below) with Ace Green in September 2024, Isabelle Freidheim, Chief Executive Officer and the Chair of the Athena Board, Kirthiga Reddy, President of Athena and Athena Director, and Anna Apostolova, internal investment advisor to Athena and the Board, reviewed target companies identified by representatives of Athena.

During the same period, representatives of Athena also contacted, and were contacted by, several representatives of potential target companies with respect to business combination opportunities. As part of this process, representatives of Athena considered and evaluated over 50 potential acquisition targets in a variety of sectors, signed 48 non-disclosure agreements in addition to the non-disclosure agreement entered into with Ace Green (each of which contained customary terms regarding disclosure of confidential information but did not contain any standstill, exclusivity or similarly restrictive provisions), and representatives of Athena submitted a non-binding letter of intent to 27 acquisition targets (other than Ace Green). Athena representatives closely evaluated the strength of business and management teams, differentiated product offerings and company financial condition after extensive discussions with the management teams of eight such potential acquisition targets in addition to Ace Green. Ultimately, Athena determined that none of these other potential acquisition targets were suitable business combination partners and ceased discussions with them.

On August 19, 2024, representatives of Athena met with Ace Green’s financial advisor to learn more about Ace Green but Ace Green was not present at such meeting.

On August 22, 2024 and August 28, 2024, representatives of Athena met with members of Ace Green’s management team to discuss Ace Green’s business and undertake business diligence efforts.

On September 3, 2024, Athena provided Ace Green and its financial advisor with a letter of intent (the “LOI”) on behalf of Athena reflecting (i) a proposed valuation range of Ace Green of approximately $385 to $450 million (noted as preliminary and subject to ongoing diligence and negotiation), (ii) a PIPE financing to meet the Company’s capital needs and to be funded simultaneously with the announcement of the transaction, (iii) primary proceeds and (iv) a transaction structure to be agreed that would be acceptable to all parties based on legal, accounting, tax and other considerations.

On September 5, 2024, Athena management conducted a preliminary call with the Athena Board to review the LOI and the Ace Green business. All directors were present on the call, as was Anna Apostolova. At the end of this meeting, members of Ace Green’s management team were presented to the Athena Board.

On September 6, 2024, Ace Green provided Athena with a revised draft of the LOI, reflecting a proposal whereby Athena would allocate a significant portion of the Founder Shares to be used as an incentive for potential investors in the proposed PIPE financing and requesting mutual exclusivity.

On September 10, Athena and Ace Green held a meeting to finalize the terms of the LOI. In this meeting, the parties discussed potential changes to the valuation of Ace Green for the transaction based upon Ace Green’s historical results, Athena’s view of the overall market, and Athena’s view of how the combined company may perform as a public company.

In preparing the draft of the LOI, it was important to Athena that the structure of the business combination be favorable to Ace Green’s stockholders and present an opportunity for long term growth of the combined company with a manageable cash expense for the transaction combined with a manageable share overhang.

As a result, on September 12, 2024, Athena provided Ace Green with a revised and final draft of the LOI, reflecting: (i) a proposed valuation of Ace Green of $250 million; (ii) an agreement by Athena to forfeit its Private Placement Warrants and to contribute 6,335,000 of the Founder Shares as incentives to investors in the transaction; and (iii) an agreement to source a total of $22.5 million investment from third parties in the form of a PIPE or other equity financing solutions.

On September 12, 2024, Athena and Ace Green executed the LOI.

On September 16, 2024, representatives of Athena, Ace Green and their respective advisors met telephonically to plan next steps in the transaction.

On September 23, 2024, Athena contacted Ravi Bhat of Polar to discuss providing financing for the transaction and introduced Polar to the Ace Green management team.

On September 16, 2024, representatives of Latham & Watkins LLP, counsel Athena (“Latham”), and Lucosky Brookman LLP, counsel to Ace Green (“Lucosky”), Athena, Ace Green and Chardan Capital Markets LLC held a teleconference to discuss transaction documentation and structure.

Between August 19, 2024 and announcement of the transaction, the parties engaged in numerous diligence calls and virtual conferences. Such meetings involved various topics, including (i) financial diligence and review of Ace Green’s financial information with Nishchay Chadha and Aaron Wee, (ii) risk management due diligence with Nishchay Chadha, Vipin Tyagi and Aaron Wee, (iii) product pipeline due diligence with Nishchay Chadha, Vipin Tyagi and Aaron Wee, (iv) diligence with certain key service providers of Ace Green, and (v) legal diligence with Lucosky. Representatives of Athena were present at each diligence session.

On October 3, 2024, Latham circulated the initial draft of the Merger Agreement to Lucosky. Between October 3, 2024 and December 4, 2024, Lucosky and Latham exchanged revised drafts of the Merger Agreement, the disclosure schedules to the Merger Agreement, the voting and support agreements, the lock-up agreements and the New Registration Rights Agreement and engaged in negotiations of such documents and agreements.

On October 5, 2024, November 14, 2024, November 21, 2024, November 23, 2024 and November 25, 2024, Athena conducted telephonic calls with its board of directors to discuss the transaction and review the Merger Agreement. All directors were present on the call, as was Anna Apostolova.

On December 4, 2024, after relevant comments and updated drafts of the Merger Agreement and other Transaction Documents were shared with and agreed to by the parties, Lucosky and Latham circulated the execution versions of the Merger Agreement, including the disclosure schedules and all exhibits, the voting and support agreements and various other documents to be delivered concurrently with the signing.

On November 25, 2024, the Athena Board met and approved the Merger Agreement. Present at the meeting were all directors and representatives from Latham. Representatives of Latham reviewed the proposed transaction documentation and answered questions from the Athena Board. Following review and discussion, the Merger Agreement and related documents and agreements were unanimously approved by the Athena Board, subject to final negotiations and modifications, and the Athena Board determined to recommend the approval of the Merger Agreement to the Athena stockholders.

Also on December 4, 2024, the board of directors of Ace Green held a meeting during which it approved the Business Combination, the Merger Agreement and the various other documents to be delivered concurrently with the signing of the definitive documentation in respect of the Business Combination.

Neither the Athena Board nor the Ace Green board of directors obtained a third-party valuation or fairness opinion in connection with its resolution to approve the Business Combination and the Merger Agreement, and the Athena Board did not retain an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Business Combination, as the Athena Board determined that Athena’s management, the Sponsor and the members of the Athena Board had substantial experience in evaluating the operational, financial and business merits of companies similar to Ace Green sufficient to make its own determination of the merits and fairness to Athena’s stockholders of the business combination with Ace Green.

The Merger Agreement was signed on December 4, 2024. Concurrently with signing the Merger Agreement, Athena, Ace Green, certain Ace Green equity holders and the Sponsor executed the Support Agreement, and Athena, Ace Green and the Sponsor executed the Sponsor Side Letter Agreement. Later in the morning of December 4, 2024, the parties issued a press release publicly announcing the transaction.

Athena Board’s Reasons for the Approval of the Business Combination

The Athena Board met telephonically on November 25, 2024 to, among other things, discuss a potential business combination with Ace Green, and, unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, were in the best interest of Athena and its stockholders and resolved to recommend that the Athena stockholders vote to adopt the Merger Agreement and approve the Merger and the other transactions contemplated thereby.

Prior to reaching the decision to approve the Merger and the Merger Agreement, the Athena Board consulted with its management and its legal advisors. In making its determination with respect to the Merger, the Athena Board also considered whether Ace Green has an aggregate fair market value equal to at least 80% of the balance of funds in the Trust Account (excluding any deferred underwriters’ fees and taxes payable on the income earned on the Trust Account).

In addition, before determining that the Merger was in the best interests of Athena and its stockholders, the Athena Board reviewed various industry and financial data, including, but not limited to Ace Green’s historical financials, and reviewed the results of management’s due diligence review of Ace Green, which took place over a four-month period beginning in August of 2024 and continuing through the signing of the Merger Agreement on December 4, 2024, including extensive meetings and calls with Ace Green’s management team regarding operations and projections, review of Ace Green’s material contracts, intellectual property matters, financing and accounting due diligence, tax due diligence, and other legal due diligence with assistance from Athena’s legal counsel. In connection with making its determination, the Athena Board did not receive and did not review any forward looking projections of the Ace Green.

The Athena Board and management have extensive experience in operational management and investment and financial analysis. As such, the members of the Athena Board and management team believe that they are qualified to conduct and analyze the due diligence required for us to identify a merger partner. See the section entitled “Information About Athena — Directors and Executive Officers” for additional information regarding the experience of the Athena Board and management team.

Athena has been conducting a search for a business combination partner since the IPO in December 2021. In its evaluation of business combination partners, the Athena Board and management team considered a wide variety of complex factors. The Athena Board did not consider it practicable or relevant to quantify or otherwise assign relative weights to the specific factors it considered in reaching its final decision.

Important criteria Athena used in evaluating prospective business transaction opportunities included:

•        Strong management team;

•        Opportunities for growth;

•        Defensible and differentiated business niche;

•        Historical financial results;

•        Commitment to providing financial value; and

•        Technology and risk management infrastructure.

The Athena Board determined that Ace Green met all of the above criteria. In particular, the Athena Board considered the following positive factors, although not weighted or in any order of significance:

•        Strong management team:    Led by its co-founder and CEO, Nishchay Chadha, Ace Green has built a leading management team with deep experience in cutting edge technology and metals recycling. Ace Green’s management team has demonstrated a history of successfully understanding its underlying customer base and how to utilize a variety of media and channels to reach such customer base.

•        Opportunities for growth:    Ace Green is poised for organic growth both by building out their own recycling plants as well as licensing their technology to third parties.

•        Defensible/differentiated business niche:    Innovative technology that allows for lead and lithium recycling with lower capital expenditures than existing recycling providers.

•        Commitment to providing social and financial value:    Ace Green’s technology provides access to recycled metals at competitive prices while limiting the need for new mining.

In considering the Merger, the Athena Board also considered the following negative factors, although not weighted or in any order of significance:

•        The Public Stockholders will hold a minority share position in the post-Merger company;

•        Athena stockholders may object to and challenge the Merger and take actions that may prevent or delay the consummation of the Merger, including to vote down the proposals at the special meeting or exercise their redemption rights;

•        The potential for diversion of management and employee attention during the period prior to completion of the Merger, and the potential negative effects on Ace Green’s business;

•        The risk that, despite the efforts of Athena and Ace Green prior to the consummation of the Merger, Ace Green may lose key personnel, and the potential resulting negative effects on Ace Green’s business;

•        The risk associated with macroeconomic uncertainty and the effects it could have on Ace Green’s revenues;

•        The Merger Agreement prohibits Athena from soliciting or engaging in discussions regarding alternative transactions during the pendency of the Merger;

•        Risks and costs to Athena if the Merger is not completed, including the risk of liquidation;

•        Potential changes in the regulatory landscape or new industry developments, including changes in consumer preferences, may adversely affect the business benefits anticipated to result from the Merger; and

•        Risks of the type and nature described under the section entitled “Risk Factors” beginning on page 18.

The foregoing discussion of material factors considered by the Athena Board is not intended to be exhaustive but does sets forth the principal factors considered by its board of directors. After reviewing all of the positive and negative factors discussed above, the Athena Board determined that the merger was in best interest of the Athena’s stockholders.

The Athena Board also considered whether members of its management and the Athena Board may have interests in the Merger that are different from, or are in addition to, the interests of the Athena stockholders generally, including the matters described under the subsection entitled “— Interests of Certain Persons in the Merger” below. However, the Athena Board concluded that (i) these interests were disclosed in the IPO prospectus and/or are included in this proxy statement/prospectus, (ii) these disparate interests would exist with respect to a business combination with any target company, (iii) Athena stockholders will have the opportunity to redeem their Public Shares in connection with the Merger and (iv) shares of Athena Common Stock held by its officers, directors and other initial stockholders are subject to transfer restrictions following the Merger. See the section entitled “The Merger Agreement — Additional Agreements” for a description of these transfer restrictions.

Interests of Athena’s Directors and Officers in the Business Combination

In considering the recommendation of the Athena Board in favor of approval of the Business Combination, it should be noted that Athena’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as an Athena stockholder. These interests include, among other things:

•        If Athena is unable to complete its initial business combination by the Extension Deadline, it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining Athena stockholders and the Athena Board, liquidate and dissolve, subject in each case to Athena’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Athena Warrants, which will expire worthless if Athena fails to complete its initial business combination by the Extension Deadline. The Sponsor purchased the Founder Shares prior to the IPO for an aggregate purchase price of $25,000. In accordance with the terms of the 2021 Letter Agreement and the Sponsor Side Letter Agreement, approximately 6.335 million of such Founder Shares were conditionally surrendered and made available to be sold to participants in Athena and Ace Green’s PIPE financing efforts whereby 1/3 may be used by Athena, 1/3 by Ace Green and 1/3 by Ace Green’s financial advisor. Sponsor will be subject to transfer restrictions that will lift for one-third of the shares when the closing share price of the New Ace Green Common Stock exceeds $12.00 for 20 out of any 30 consecutive trading days, one-third of the shares upon the earlier of (a)(x) in the event that Athena and Ace Green raise $50 million or more as of the Closing, one year following the Closing, and (y) in the event that Athena and Ace Green raise less than $50 million two years following the Closing, or (b) the first date that the stock price exceeds $15.00 for 20 out of any 30 consecutive trading days, and the remaining one-third when the closing share price of the New Ace Green Common Stock exceeds $17.00 for 20 out of any 30 consecutive trading days.

•        Simultaneously with the closing of the IPO, Athena consummated the sale of 953,750 Private Placement Units at a price of $10.00 per unit to the Sponsor. The Private Placement Warrants, which are included in the Private Placement Units, are each exercisable commencing 30 days following the Closing for one share of Athena Common Stock at $11.50 per share. In accordance with the terms of the Sponsor Side Letter Agreement, the Sponsor will surrender all of its Private Placement Warrants at Closing. If Athena does not consummate a business combination by the Extension Deadline, then the proceeds from the sale of the Private Placement Units will be part of the liquidating distribution to the holders of the Public Shares, and the Athena Warrants held by the Sponsor will be worthless. The Athena Warrants held by the Sponsor had an aggregate market value of approximately $            based upon the closing price of $            per warrant on OTC Pink on            , 2026.

•        The Sponsor and Athena’s officers and directors will lose their entire investment if Athena does not complete a business combination by the Extension Deadline.

•        The Sponsor and Athena’s executive officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if Athena fails to complete a business combination by the Extension Deadline.

•        In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to Athena if and to the extent that any claims by a vendor for services rendered or products sold to Athena, or a prospective target business with which Athena has entered into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account.

•        Following the Closing, the Sponsor would be entitled to the repayment of any working capital loan and advances that it has made to Athena that remain outstanding. If Athena does not complete an initial business combination by the Extension Deadline, it may use a portion of its working capital held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

•        Following the consummation of the Business Combination, New Ace Green will continue to indemnify Athena’s existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•        Upon the Closing, subject to the terms and conditions of the Merger Agreement, the Sponsor, Athena’s officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans.

•        Following the consummation of the Business Combination, Athena’s            will serve as a director on the New Ace Green Board.

•        Following the Closing and assuming the no further redemptions scenario, Athena expects the Sponsor to hold approximately 12.38% of the outstanding shares of New Ace Green Common Stock before giving effect to the impact of any Earnout Shares potentially issuable in connection with the Business Combination.

Ace Green Board’s Reasons for the Approval of the Business Combination

After consideration, the Ace Green Board unanimously adopted resolutions (i) determining that the Merger Agreement, the other Transaction Documents to which Ace Green is a party and the Business Combination, including the Merger, were in the best interests of Ace Green and its stockholders, (ii) approving, declaring the advisability of, and authorizing the execution, delivery and performance by Ace Green of the Merger Agreement, the other Transaction Documents to which Ace Green is a party and the transactions contemplated thereby, and (iii) recommending that the Ace Green stockholders approve and adopt the Merger Agreement and the other Transaction Documents to which Ace Green is a party and the transactions contemplated thereby.

In reaching its decision to adopt and approve, and declare advisable the Merger Agreement, the other Transaction Documents and the transactions contemplated thereby, including the Merger, and resolving to recommend that the Ace Green stockholders approve and adopt the Merger Agreement and the other Transaction Documents to which Ace Green is a party and the transactions contemplated thereby, the Ace Green Board consulted with Ace Green’s management, as well as its financial and legal advisors, and considered a number of factors, including:

(i)     the potential increase in financing options for Ace Green that may result from consummating the Business Combination;

(ii)    the business, operations, financial condition, competitive position and prospects of Ace Green and current economic, industry and market conditions affecting Ace Green;

(iii)   the anticipated value of the combined organization;

(iv)   the potential for other third parties to enter into strategic relationships with Ace Green as a publicly traded company following the Business Combination;

(v)    the fiduciary duties of the directors and officers of Ace Green to its stockholders;

(vi)   the terms of the Merger Agreement and the other Transaction Documents and the transactions contemplated thereby, including, among others, the tax treatment and the conditions for the parties’ obligations to consummate the Business Combination;

(vii)  the likelihood of realizing a superior or comparable return for Ace Green stockholders through alternative business strategies (including continuing as a privately held standalone entity, going public through a different form of transaction or other merger prospects and the associated risks of delay, non-consummation or unavailability thereof); and

(viii) the risks involved with the Business Combination, including the risk that the benefits sought to be achieved by the Business Combination might not be achieved.

The foregoing discussion of the factors considered by the Ace Green Board is not intended to be exhaustive but, rather, includes the material factors considered by the Ace Green Board. In reaching its decision to approve and declare advisable, the Merger Agreement and the Business Combination, the Ace Green Board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Ace Green Board considered all these factors as a whole, including discussions with, and questioning of, Ace Green’s management and financial and legal advisors, and, overall, considered these factors to be favorable to, and to support, its determination.

The Ace Green Board concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expected Ace Green stockholders would receive as a result of the Business Combination, including the belief of the Ace Green Board that the Business Combination would maximize the immediate value of shares of Ace Green Common Stock. Accordingly, the Ace Green Board determined that the Merger Agreement, the other Transaction Documents and the transactions contemplated thereby, including the Merger, were advisable and in the best interests of Ace Green and its stockholders, and approved the Merger Agreement, the other Transaction Documents and the transactions contemplated thereby, and recommended that the Ace Green stockholders approve and adopt the Merger Agreement and the other Transaction Documents to which Ace Green is a party and the transactions contemplated thereby.

Ace Green Merger Consideration

As part of the Business Combination, holders of Ace Green Common Stock will receive aggregate consideration of approximately $250 million, payable in shares of Athena Class A Common Stock at a price of $10.10 per share, plus up to 25,500,000 shares of Athena Class A Common Stock (as adjusted) if the applicable earnout conditions are met. Additionally, as part of the Business Combination, if the applicable earnout conditions are met, the Sponsor may retain up to 1,500,000 shares of Athena Class A Common Stock.

At the Effective Time, after giving effect to the conversion of Ace Green RSUs and Ace Green Options as described in the Merger Agreement, (i) each share of Ace Green Common Stock issued and outstanding immediately prior to the Effective Time (but excluding any (x) shares of Ace Green Common held by a holder who is entitled to demand and has properly exercised appraisal rights for such shares in accordance with Section 262 of the Delaware General Corporation Law and (y) shares of Ace Green Common Stock held by Ace Green as treasury stock) will be cancelled and converted into the right to receive (1) its pro rata share of any Earnout Shares and (2) a number of shares of Athena Class A Common Stock (rounded up to the nearest whole share) equal to the quotient of (a) $250,000,000 divided by $10.10, divided by (b) the number of shares of Ace Green Fully Diluted Capital Stock, (ii) each outstanding award of Ace Green RSUs shall automatically be converted into (1) the right to receive its pro rata share of any Earnout Shares and (2) an award of restricted stock units relating to a number of shares of New Ace Green Common Stock determined by multiplying (a) the number of shares of Ace Green Common Stock subject to such Ace Green RSU immediately prior to the Effective Time by (b) the Exchange Ratio (rounded down to the nearest whole share), and (iii) each outstanding Ace Green Option shall automatically be converted into (1) the right to receive its pro rata share of any Earnout Shares and (2) an option to purchase a number of shares of New Ace Green Common Stock determined by multiplying (a) the number of shares of Ace Green Common Stock subject to such Ace Green Option immediately prior to the Effective Time by (b) the Exchange Ratio (rounded down to the nearest whole share), with an exercise price per share equal to the exercise price of such Ace Green Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole cent).

The Merger Agreement also provides that (i) New Ace Green will issue or cause to be issued to the Ace Green Securityholders up to an aggregate of an additional 25,500,000 Earnout Shares (as adjusted) and (ii) the Sponsor will vest in up to 1,500,000 Sponsor Earnout Shares (as adjusted), in each case after the Closing based on the price performance of the New Ace Green Common Stock during the Earnout Period and, with respect to the Earnout Shares, based on price performance during the Adjusted Earnout Period and certain post-Closing revenue and EBITDA figures.

Pursuant to the Merger Agreement, during the Earnout Period (a) New Ace Green will issue to the former Ace Green Securityholders an additional 3,500,000 Earnout Shares (as adjusted) and (b) the Sponsor will vest in and retain 500,000 Sponsor Earnout Shares (as adjusted), the first time each of the following occurs:

•        the VWAP of New Ace Green Common Stock equals or exceeds $15.00 per share for any 20 trading days within any 30 trading day period;

•        the VWAP of New Ace Green Common Stock equals or exceeds $20.00 per share for any 20 trading days within any 30 trading day period; and

•        the VWAP of New Ace Green Common Stock equals or exceeds $25.00 per share for any 20 trading days within any 30 trading day period.

If, during the Earnout Period, there is a change of control transaction with respect to New Ace Green or Ace Green, (i) the first earnout trigger shall have been deemed to occur if the per share consideration paid in such change of control transaction is equal to or in excess of $15.00, (ii) the first and second earnout triggers shall have been deemed to occur if the per share consideration paid in such change of control transaction is equal to or in excess of $20.00 and (iii) the first, second and third earnout triggers shall have been deemed to occur if the per share consideration paid in such change of control transaction is equal to or in excess of $25.00.

In addition, pursuant to the Merger Agreement, New Ace Green will issue to the former Ace Green Securityholders and additional 3,000,000 Earnout Shares (as adjusted) the first time each of the following occurs:

•        New Ace Green’s revenue for the first full fiscal year following the Closing Date, as reflected in its audited financial statements, equals or exceeds $75,000,000;

•        New Ace Green’s aggregate Earnings Before Interest, Taxes, Depreciation, and Amortization (each as set forth in its audited financial statements) for the five full fiscal years following the Closing Date equals or exceeds $50,000,000;

•        during the Adjusted Earnout Period, the VWAP of New Ace Green Common Stock equals or exceeds $15.00 per share for any 20 trading days within any 30 trading day period;

•        during the Adjusted Earnout Period, the VWAP of New Ace Green Common Stock equals or exceeds $20.00 per share for any 20 trading days within any 30 trading day period; and

•        during the Adjusted Earnout Period, the VWAP of New Ace Green Common Stock equals or exceeds $25.00 per share for any 20 trading days within any 30 trading day period.

If, on or before the three-year anniversary date of the Closing Date, there is a change of control transaction with respect to New Ace Green or Ace Green, (i) the third earnout trigger shall have been deemed to occur if the per share consideration paid in such change of control transaction is equal to or in excess of $15.00, (ii) the third and fourth earnout triggers shall have been deemed to occur if the per share consideration paid in such change of control transaction is equal to or in excess of $20.00, and (iii) the third, fourth and fifth earnout triggers shall have been deemed to occur if the per share consideration paid in such change of control transaction is equal to or in excess of $25.00. The first and second earnout triggers set forth above continue in effect after a change in control.

Additionally, any holder of Ace Green RSUs or Ace Green Options must continue to be an employee, director or individual independent contractor providing services to New Ace Green or its subsidiaries at the time of the earnout trigger satisfaction to be entitled to their pro rata share of the Earnout Shares payable at such time.

Interests of Ace Green’s Directors and Officers in the Business Combination

In considering the approval, and recommendation of stockholder approval, by the Ace Green Board with respect to the Merger Agreement, Ace Green’s stockholders should keep in mind that Ace Green’s directors and executive officers have interests in the Business Combination that are different from, or in addition to (and that may conflict with), those of Ace Green’s stockholders. The Ace Green Board was aware of such interests during its deliberations on the merits of the Business Combination. These interests include, among other things, the interests listed below:

•        Certain of Ace Green’s directors and executive officers are expected to become directors and/or executive officers of New Ace Green upon the Effective Time. Specifically, the following individuals who are currently executive officers of Ace Green are expected to become executive officers of New Ace Green upon the Effective Time, serving in the offices set forth opposite their names below:

Name	Position
Nishchay Chadha	Chief Executive Officer
Vipin Tyagi	Chief Technology Officer
Teodoro Alban	Chief Financial Officer

•        Upon the Effective Time, Nishchay Chadha and Vipin Tyagi are expected to become members of the New Ace Green Board. In addition to these current members of the Ace Green Board, other parties are being evaluated to become members of the New Ace Green Board upon the Closing.

Teodoro Alban, Ace Green’s Chief Financial Officer, holds Ace Green Options. The treatment of such Ace Green Options in connection with the Business Combination is described in “The Business Combination — Ace Green Merger Consideration.” As of the date hereof, Mr. Alban’s holds Ace Green Options to purchase 19,773 shares of Ace Green Common Stock at an exercise price of $9.49 per share, 8,650 of which are vested and 11,123 of which are not vested.

Regulatory Approvals Required for the Business Combination

Under the HSR Act and related rules, certain transactions may not be completed until notifications have been given and information is furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and all statutory waiting period requirements have been satisfied. The parties have determined that notification under the HSR Act is not required in connection with the Business Combination.

At any time before or after the expiration of the statutory waiting periods under the HSR Act, the Antitrust Division of the Department of Justice and the Federal Trade Commission may take action under the antitrust laws, including seeking to enjoin the completion of the Business Combination, to rescind the Business Combination or to conditionally permit completion of the Business Combination subject to regulatory conditions or other remedies. In addition, non-U.S. regulatory bodies and U.S. state attorneys general could take action under other applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin or otherwise prevent the completion of the Business Combination or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under regulatory laws under some circumstances. There can be no assurance that a challenge to the Business Combination on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. Athena and Ace Green are not aware of any other regulatory approvals in the United States required for the consummation of the Business Combination.

Accounting Treatment of the Business Combination

We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Athena will be treated as the acquired company and Ace Green will be treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New Ace Green will represent a continuation of the financial statements of Ace Green, with the Business Combination treated as the equivalent of Ace Green issuing stock for the historical net assets of Athena, accompanied by a recapitalization. Athena’s net assets will be stated at fair value, which is expected to approximate historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Ace Green.

Sources and Uses of Funds

The following table summarizes the sources and uses for funding the Business Combination assuming the no further redemptions scenario for Public Shares and approximately $297,614 of cash remaining in the Trust Account:

Sources ($ in millions):		Uses:
Ace Green Rollover Equity(1)	$250.00	Ace Green Rollover Equity(1)	$250.00
Proceeds from Trust Account	0.29	Cash to Balance Sheet	(3.71)
		Transaction Expenses	4.00
Total Sources	$250.29	Total Uses	$250.29

____________

(1)      Reflects the aggregate merger consideration of $250,000,000 payable in shares of New Ace Green Common Stock.

The following table summarizes the sources and uses for funding the Business Combination assuming that 12,444 Public Shares subject to possible redemption are redeemed for an aggregate redemption payment of approximately $0.15 million.

Sources ($ in millions):		Uses:
Ace Green Rollover Equity(1)	$250.00	Ace Green Rollover Equity(1)	$250.00
Proceeds from Trust Account	0.29	Cash to Balance Sheet	(3.71)
		Transaction Expenses	4.00
Total Sources	$250.29	Total Uses	$250.29

The following table summarizes the sources and uses for funding the Business Combination assuming that 24,887 Public Shares subject to possible redemption are redeemed for an aggregate redemption payment of approximately $0.30 million.

Sources ($ in millions):		Uses:
Ace Green Rollover Equity(1)	$250.00	Ace Green Rollover Equity(1)	$250.00
Proceeds from Trust Account	—	Cash to Balance Sheet	(4.00)
		Transaction Expenses	4.00
Total Sources	$250.00	Total Uses	$250.00

All of the sources and uses above are for illustrative purposes only. Where actual amounts are not known or knowable, the figures above represent Athena’s good faith estimate of such amounts.

Satisfaction of 80% Test

The Existing Charter and Nasdaq rules require that an initial business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of signing a definitive agreement in connection with an initial business combination. The Athena Board has determined that the fair market value of the Business Combination meets this test at the time of execution of the Merger Agreement.

Name; Headquarters of New Ace Green

The name of the combined company after the Business Combination will be Ace Green Recycling, Inc., and its headquarters will be located at 1001 West Loop South, Suite #635, Houston, TX 77027.

Board of New Ace Green following the Business Combination

Upon the Effective Time, we anticipate that the New Ace Green Board will consist of Nishchay Chadha, Vipin Tyagi, Richard Goldberg, Otto C. Schwethelm, Carolyn Trabuco, and Jeanine Wright.

For additional details, see the sections of this proxy statement/prospectus entitled “Proposal No. 4 — The Election of Directors Proposal” and “Directors and Executive Officers After the Business Combination.”

Redemption Rights

Pursuant to the Existing Charter, holders of Public Shares may elect to have their Public Shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Existing Charter. For illustrative purposes, based on funds in the Trust Account of approximately $297,614 on December 31, 2025 and net adjustments to the carrying value shares of Athena Class A Common Stock subject to possible redemption for prepaid taxes and other amounts due to redeeming Athena stockholders, the estimated per share redemption price would have been approximately $14.41. If a Public Stockholder exercises its redemption rights, then such Public Stockholder will be exchanging its shares of Athena Class A Common Stock for cash and will no longer own such shares. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Athena’s transfer agent in accordance with the procedures described herein. Each redemption of Public Shares by the Public Stockholders will decrease the amount in the Trust Account. See the section entitled “Special Meeting of Athena Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your Public Shares for cash.

Appraisal Rights

There are no appraisal rights available to holders of shares of Athena Common Stock or Athena Warrants in connection with the Business Combination under the DGCL.

Ownership of New Ace Green After the Closing

As of December 31, 2025, there were 9,859,887 shares of Athena Class A Common Stock issued and outstanding. There were also outstanding an aggregate of 13,641,250 Athena Warrants, which includes 953,750 Private Placement Warrants and 12,687,500 Public Warrants. Each Athena Warrant entitles the holder thereof to purchase one share of Athena Class A Common Stock and, following the Business Combination, will entitle the holder thereof to purchase one share of New Ace Green Common Stock. Pursuant to the Sponsor Side Letter Agreement, all Private Placement

Warrants will be forfeited at Closing. Pursuant to the Subscription Agreements, the Sponsor will transfer up to 1,200,000 of its Athena Class A Common Stock to the Subscription Agreement Investors in connection with the Closing (and could transfer additional shares of Athena Class A Common Stock to Polar if Athena defaults in its obligations with respect to the August Polar Capital Investment or Polar elects receive repayment of any portion of the August Polar Capital Investment in shares of Athena Class A Common Stock.

Under the “no further redemptions” scenario, upon completion of the Business Combination, the Public Stockholders would retain an ownership interest of approximately 0.09% in New Ace Green, the Sponsor and its affiliates and certain current and former directors of Athena will retain an ownership interest of approximately 8.13% of New Ace Green, the Subscription Agreement Investors will own approximately 4.24% of New Ace Green and Ace Green stockholders will own approximately 87.53% of New Ace Green.

Under the “25% redemptions” scenario, upon completion of the Business Combination, the Public Stockholders would retain an ownership interest of approximately 0.09% in New Ace Green, the Sponsor and its affiliates and certain current and former directors of Athena will retain an ownership interest of approximately 8.13% of New Ace Green, the Subscription Agreement Investors will own approximately 4.24% of New Ace Green and Ace Green stockholders will own approximately 87.55% of New Ace Green.

Under the “50% redemptions” scenario, upon completion of the Business Combination, the Public Stockholders would retain an ownership interest of approximately 0.04% in New Ace Green, the Sponsor and its affiliates and certain current and former directors of Athena, as the sole holders of Founder Shares, will retain an ownership interest of approximately 8.14% of New Ace Green, the Subscription Agreement Investors will own approximately 4.25% of New Ace Green and Ace Green stockholders will own approximately 87.57% of New Ace Green.

Under the “75% redemptions” scenario, upon completion of the Business Combination, the Public Stockholders would retain an ownership interest of approximately 0.02% in New Ace Green, the Sponsor and its affiliates and certain current and former directors of Athena will retain an ownership interest of approximately 8.14% of New Ace Green, the Subscription Agreement Investors will own approximately 4.25% of New Ace Green and Ace Green stockholders will own approximately 87.59% of New Ace Green.

Under the “maximum redemptions” scenario, upon completion of the Business Combination, the Public Stockholders would retain no ownership interest in New Ace Green, the Sponsor and its affiliates and certain current and former directors of Athena will retain an ownership interest of approximately 8.14% of New Ace Green, the Subscription Agreement Investors will own approximately 4.25% of New Ace Green and Ace Green stockholders will own approximately 87.61% of New Ace Green.

The following summarizes the pro forma ownership of New Ace Green Common Stock following the Business Combination assuming the no further redemptions, 25% redemptions, 50% redemptions, 75% redemptions and maximum redemptions scenarios.

The ownership percentages reflected in the table are based upon the number of shares of Ace Green Common Stock issued and outstanding as of September 30, 2025 and are subject to the following additional assumptions:

•        the total shares of New Ace Green Common Stock to be issued to holders of Ace Green Common Stock will be 24,752,475;

•        all Ace Green RSUs have been converted to restricted stock units relating to shares of New Ace Green Common Stock as of the Effective Time;

•        all Ace Green Options have been converted to options to purchase shares of New Ace Green Common Stock as of the Effective Time;

•        the shares to be issued to Ace Green stockholders do not account for the issuance of any additional shares following the closing of the Business Combination under the Equity Incentive Plan;

•        no exercise of Athena Warrants; and

•        no issuance of additional securities by Athena prior to the Effective Time.

If any of these assumptions are not correct, these percentages will be different.

For purposes of the table:

•        Assuming no further redemptions scenario:    This presentation assumes that no Public Stockholders exercise redemption rights with respect to their Public Shares.

•        Assuming 25% redemptions scenario:    This presentation assumes that that 6,222 Public Shares are redeemed for an aggregate redemption payment of approximately $0.07 million.

•        Assuming 50% redemptions scenario:    This presentation assumes that that 12,444 Public Shares are redeemed for an aggregate redemption payment of approximately $0.15 million.

•        Assuming 75% redemptions scenario:    This presentation assumes that that 18,665 Public Shares are redeemed for an aggregate redemption payment of approximately $0.22 million.

•        Assuming maximum redemptions scenario:    This scenario assumes that 24,887 Public Shares are redeemed for an aggregate redemption payment of approximately $0.30 million.

	Assuming No Further Redemptions		Assuming 25% Redemptions		Assuming 50% Redemptions		Assuming 75% Redemptions		Assuming Maximum Redemptions
	Shares	Percentage	Shares	Percentage	Shares	Percentage	Shares	Percentage	Shares	Percentage
Existing Ace Green stockholders	24,752,475	87.53%	24,752,475	87.55%	24,752,475	87.57%	24,752,475	87.59%	24,752,475	87.61%
Athena Public Stockholders	24,887	0.09%	18,665	0.07%	12,444	0.04%	6,222	0.02%	—	0.00%
Sponsor and related parties(1)	2,300,000	8.13%	2,300,000	8.14%	2,300,000	8.14%	2,300,000	8.14%	2,300,000	8.14%
Subscription Agreement Investors(2)	1,200,000	4.24%	1,200,000	4.24%	1,200,000	4.25%	1,200,000	4.25%	1,200,000	4.25%
Total shares of New Ace Green Common Stock outstanding at Closing	28,277,362	100%	28,271,140	100%	28,264,919	100%	28,258,697	100%	28,252,475	100%

____________

(1)      Excludes 476,875 Private Warrants held by the Sponsor, all of which will be forfeited at Closing.

(2)      Assumes that no Default Shares are issued and that Polar does not elect to receive repayment of any portion of the August Polar Capital Investment in shares of Athena Class A Common Stock.

Stockholders will experience additional dilution to the extent that New Ace Green issues additional shares of New Ace Green Common Stock after the Closing. The table above excludes (i) 12,687,500 shares of New Ace Common Stock that underlie the Public Warrants, (ii) 476,875 shares of New Ace Green Common Stock that underlie the Private Placement Warrants, (iii) 25,500,000 Earnout Shares (as adjusted), and (iv) 1,500,000 Sponsor Earnout Shares (as adjusted), in each case because none of the Dilutive Interests are exercisable or issuable immediately following the consummation of the Business Combination.

Vote Required for Approval

The Business Combination Proposal is conditioned on the approval of the Nasdaq Proposal and the Charter Proposal at the special meeting.

The Business Combination Proposal (and consequently, the Merger Agreement and the Business Combination, including the Merger) will be approved and adopted if a majority of the votes cast in person online or by proxy at the special meeting vote “FOR” the Business Combination Proposal. Failure to vote by proxy or to vote in person online at the special meeting, an abstention from voting or a broker non-vote will have no effect on the outcome of the vote on the Business Combination Proposal.

Recommendation of the Athena Board

THE ATHENA BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE
“FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

THE MERGER AGREEMENT

This section of this proxy statement/prospectus describes the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement attached to this proxy statement/prospectus as Annex A. You are urged to read carefully the Merger Agreement in its entirety because it is the primary legal document that governs the Merger.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in part by the underlying disclosure schedules, which are not filed publicly and that are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Merger Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about Athena, Merger Sub, Ace Green or any other matter.

General: Structure of the Business Combination

On December 4, 2024, Athena entered into the Merger Agreement, by and among Athena, Merger Sub and Ace Green. The Merger Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, a business combination between Athena and Ace Green will be effected through the merger of Merger Sub with and into Ace Green, with Ace Green surviving the Merger as a wholly owned subsidiary of Athena. The Merger Agreement was approved by each of the Athena Board and the Ace Green Board.

Conversion of Securities

At the Effective Time, by virtue of the Merger and without any action on the part of Athena, Merger Sub, Ace Green or the Ace Green stockholders:

•        Each share of Ace Green Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares excluded pursuant to the Merger Agreement, and after giving effect to the conversion of Ace Green SAFEs into Ace Green Common Stock immediately prior to the Closing) will be canceled and converted into the right to receive (i) a number of shares of Athena Class A Common Stock (rounded up to the nearest whole share) equal to the quotient of (a) the Aggregate Merger Consideration divided by (b) the number of shares of Ace Green Fully Diluted Capital Stock and (ii) a pro rata share of the Earnout Shares.

•        Each share of Merger Sub capital stock shall be converted into one share of New Ace Green Common Stock.

•        All shares of Ace Green Common Stock issued and outstanding immediately prior to the Effective Time held by Ace Green in treasury shall be automatically canceled, and no consideration shall be delivered in exchange.

•        Each outstanding Ace Green RSU shall automatically be converted into (i) the right to receive a pro rata share of the Earnout Shares and (ii) a restricted stock unit relating to a number of shares of New Ace Green Common Stock determined by multiplying (a) the number of shares of Ace Green Common Stock subject to such Ace Green RSU immediately prior to the Effective Time by (b) the Exchange Ratio (rounded down to the nearest whole share).

•        Each outstanding Ace Green Option shall automatically be converted into (i) the right to receive a pro rata share of the Earnout Shares and (ii) an option to purchase a number of shares of New Ace Green Common Stock determined by multiplying (a) the number of shares of Ace Green Common Stock subject to such Ace Green

Option immediately prior to the Effective Time by (b) the Exchange Ratio (rounded down to the nearest whole share), with an exercise price per share equal to the exercise price per share of such Ace Green Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest full cent).

The Merger Agreement also provides that (i) New Ace Green will issue or cause to be issued to Ace Green Securityholders up to an aggregate of an additional 25,500,000 Earnout Shares (as adjusted) and (ii) the Sponsor will vest in up to 1,500,000 Sponsor Earnout Shares (as adjusted) (or such shares will be canceled, as applicable), in each case after the Closing based on the price performance of the New Ace Green Common Stock during the Earnout Period and, with respect to the Earnout Shares, based on price performance of the New Ace Green Common Stock during the Adjusted Earnout Period and certain post-Closing revenue and EBITDA figures.

Pursuant to the Merger Agreement, during the Earnout Period (a) New Ace Green will issue to the former Ace Green Securityholders an additional 3,500,000 Earnout Shares (as adjusted) and (b) the Sponsor will vest in and retain 500,000 Sponsor Earnout Shares (as adjusted), the first time each of the following occurs:

•        the VWAP of New Ace Green Common Stock equals or exceeds $15.00 per share for any 20 trading days within any 30 trading day period;

•        the VWAP of New Ace Green Common Stock equals or exceeds $20.00 per share for any 20 trading days within any 30 trading day period; and

•        the VWAP of New Ace Green Common Stock equals or exceeds $25.00 per share for any 20 trading days within any 30 trading day period.

If, during the Earnout Period, there is a change of control transaction with respect to New Ace Green or Ace Green, (i) the first earnout trigger shall have been deemed to occur if the per share consideration paid in such change of control transaction is equal to or in excess of $15.00, (ii) the first and second earnout triggers shall have been deemed to occur if the per share consideration paid in such change of control transaction is equal to or in excess of $20.00, and (iii) the first, second and third earnout triggers shall have been deemed to occur if the per share consideration paid in such change of control transaction is equal to or in excess of $25.00.

In addition, pursuant to the Merger Agreement, New Ace Green will issue to the former Ace Green Securityholders and additional 3,000,000 Earnout Shares (as adjusted) the first time each of the following occurs:

•        New Ace Green’s revenue for the first full fiscal year following the Closing Date, as reflected in its audited financial statements, equals or exceeds $75,000,000;

•        New Ace Green’s aggregate Earnings Before Interest, Taxes, Depreciation, and Amortization (each as set forth in its audited financial statements) for the five full fiscal years following the Closing Date equals or exceeds $50,000,000;

•        during the Adjusted Earnout Period, the VWAP of New Ace Green Common Stock equals or exceeds $15.00 per share for any 20 trading days within any 30 trading day period;

•        during the Adjusted Earnout Period, the VWAP of New Ace Green Common Stock equals or exceeds $20.00 per share for any 20 trading days within any 30 trading day period; and

•        during the Adjusted Earnout Period, the VWAP of New Ace Green Common Stock equals or exceeds $25.00 per share for any 20 trading days within any 30 trading day period.

If, on or before the three-year anniversary date of the Closing Date, there is a change of control transaction with respect to New Ace Green or Ace Green, (i) the third earnout trigger shall have been deemed to occur if the per share consideration paid in such change of control transaction is equal to or in excess of $15.00, (ii) the third and fourth earnout triggers shall have been deemed to occur if the per share consideration paid in such change of control transaction is equal to or in excess of $20.00, and (iii) the third, fourth and fifth earnout triggers shall have been deemed to occur if the per share consideration paid in such change of control transaction is equal to or in excess of $25.00. The first and second earnout triggers set forth above continue in effect after a change in control.

Additionally, any holder of Ace Green RSUs or Ace Green Options must continue to be an employee, director or individual independent contractor providing services to New Ace Green or its subsidiaries at the time of the earnout trigger satisfaction to be entitled to their pro rata share of the Earnout Shares payable at such time.

Appraisal Rights

Notwithstanding the above, under the DGCL, with certain exceptions, New Ace Green’s stockholders will have appraisal rights in connection with a merger or consolidation of New Ace Green. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Representations and Warranties

In the Merger Agreement, Ace Green made customary representations and warranties (which are sometimes subject to materiality and knowledge qualifiers) relating to a number of matters, including organization and good standing, due authorization and binding agreement, governmental approvals required in connection with the Business Combination, that its execution and delivery of the Merger Agreement do not violate applicable laws, orders, consents or material contracts to which it is a party, capitalization, financial statements, internal accounting controls, absence of certain changes since March 31, 2024, compliance with applicable laws, orders and permits, taxes and tax returns, intellectual property, employees and employee benefit plans, real property, personal property, material contracts, environmental matters, transactions with affiliates, insurance, material customers and suppliers, data protection and cybersecurity, that Ace Green is not an “investment company” as defined in the Investment Company Act, finders’ and brokers’ fees, sanctions and certain business practices, insurance, and acknowledgement of no further representations and warranties of Athena.

In the Merger Agreement, Athena and Merger Sub made customary representations and warranties (which are sometimes subject to materiality and knowledge qualifiers) relating to a number of matters, including organization and good standing, due authorization and binding agreement, capitalization, Athena’s SEC filings and internal control over financial reporting, its subsidiaries, approval of Ace Green as the sole stockholder of Merger Sub, governmental approvals required in connection with the Business Combination, that their execution and delivery of the Merger Agreement do not violate applicable laws, orders, consents or material contracts to which they are a party, financial statements, absence of certain changes since Athena’s formation, liabilities, compliance with applicable laws, permits, litigation, material contracts, taxes and tax returns, properties, employee matters, benefit plans, transactions with affiliates, insurance, sanctions and certain business practices, not being an “investment company” as defined in the Investment Company Act, the Trust Account, the valid issuance of all outstanding Athena securities, finders’ and brokers’ fees, and acknowledgement of no further representations and warranties of Ace Green.

No Survival

None of the representations, warranties, covenants, obligations or other agreements in the Merger Agreement, the other Transaction Document, or in any certificate, statement or instrument delivered pursuant to the Merger Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, will survive the Closing, and all such representations, warranties, covenants, obligations or other agreements will terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for: (i) the confidentiality agreement entered into between Ace Green and Athena on August 16, 2024; (ii) those covenants, obligations and agreements that by their terms are apply, in whole or in part, after the Closing; (iii) Miscellaneous provisions set forth in Article XI of the Merger Agreement and the definitions of any related defined terms used in the provisions or agreements described in the foregoing clauses (ii) and (iii); and (iv) claims based in whole or in part upon fraud.

Closing

The Closing is expected to occur electronically through the exchange of documents and electronic signatures on the date that is three business days after the satisfaction or, if permissible, waiver of all of the conditions to Closing in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or such other time and place as Athena and Ace Green may mutually agree in writing. Upon the Closing, Athena will be renamed “Ace Green Recycling, Inc.” or such other name as Athena and Ace Green may agree.

Proxy Statement & Registration Statement

Athena and Ace Green agreed to, as promptly as reasonably practicable after the date of the Merger Agreement, jointly prepare, and Athena agreed to file with the SEC, the Registration Statement in connection with the registration under the Securities Act of the offer and sale of the shares of Athena Class A Common Stock to be issued in connection with the Merger. Athena and Ace Green agreed to take any and all reasonably necessary actions to cause the Registration Statement to satisfy the requirements of the Securities Act, the Exchange Act, and other applicable laws, and to use their commercially reasonable efforts have the Registration Statement declared effective.

Athena Stockholders’ Meeting

Athena has agreed (i) in consultation with Ace Green, to call the special meeting in accordance with its organizational documents for a date that is no later than 30 days following the effectiveness of the Registration Statement or such other date as agreed between Athena and Ace Green, (ii) to include in this proxy statement/prospectus the Athena Board Recommendations, (iii) to cause this proxy statement/prospectus to be mailed to its stockholders as promptly as practicable (and in any event within three business days) following the date upon which the Registration Statement is declared effective and (iv) to use its commercially reasonable efforts to solicit from its stockholders proxies or votes in favor of the approval of the Athena Proposals.

Ace Green Stockholder Approvals

Ace Green has agreed to solicit, and to use its reasonable best efforts to ensure that it obtains, the approval of the Merger Agreement and the Business Combination (including the Merger) by the irrevocable written consent of the holders of at least a majority of the outstanding shares of Ace Green Common Stock. The Merger Agreement provides that Ace Green must obtain and deliver such written consent to Athena as promptly as reasonably possible, and in any event within 15 days after, the SEC declares the Registration Statement effective.

Exclusivity

Between the date of the Merger Agreement and the Closing or the termination of the Merger Agreement, each of Athena, Merger Sub and Ace Green has agreed that it will not, and will cause its representatives not to, without the prior written consent of Ace Green or Athena, as applicable, directly or indirectly, (i) solicit, initiate or knowingly facilitate or assist the making, submission or announcement of, or intentionally encourage, any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, of an alternative business combination proposal, (ii) furnish any non-public information regarding such party or its affiliates to any person or group in connection with or in response to such a proposal, (iii) engage or participate in discussions or negotiations with any person or group with respect to, or that would reasonably be expected to lead to, such a proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any such proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement in furtherance of any such proposal, or (vi) release any third party from, or waive any provision of, any confidentiality agreement to which it is a party.

Stock Exchange Listing

Each of Athena and Ace Green has agreed to use its commercially reasonable efforts to cause (i) Athena’s initial listing application(s) with Nasdaq in connection with the Business Combination to have been approved, (ii) Athena to satisfy all applicable Nasdaq initial listing requirements and (iii) the Athena Class A Common Stock and the Athena Warrants issuable under the Merger Agreement to be approved for listing on Nasdaq, subject to official notice of issuance, in each case prior to the Closing Date.

Covenants; Conduct of Business Pending the Merger

The Merger Agreement includes customary covenants of the parties including, among other things, (i) the conduct of their respective business operations prior to the consummation of the Business Combination, (ii) using commercially reasonable efforts to obtain relevant governmental approvals necessary to consummate the Business Combination and (iii) using commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws to consummate the Business Combination and to comply as promptly as practicable with all requirements of governmental authorities applicable to the Business Combination.

PIPE Investment

The Merger Agreement requires Athena and Ace Green to use commercially reasonable efforts to obtain executed subscription agreements from third party investors pursuant to which they will make or commit to make private equity investments in Ace Green to purchase shares of Ace Green Common Stock and/or enter into non-redemption, backstop or other alternative financing arrangements (the “PIPE Investment”) on mutually agreeable terms.

Conditions to Closing of the Merger Agreement

Mutual Conditions

The obligations of each of Athena, Merger Sub, and Ace Green to consummate the Business Combination are subject to the satisfaction or waiver (where legally permissible) at or prior to the Closing of the following conditions:

•        Athena’s stockholders having approved and adopted the Merger Agreement, the Merger and the other transactions comprising the Business Combination, as well as certain related matters;

•        Ace Green obtaining any required approvals of its stockholders in connection with the Merger Agreement;

•        the absence of any law or governmental order or other action that would have the effect of making the Business Combination illegal or otherwise prohibiting, restraining or imposing any condition on the consummation of the Business Combination;

•        Athena’s initial listing application with Nasdaq in connection with the Business Combination having been conditionally approved and, immediately following the effective time of the Merger, Athena shall satisfy any applicable initial listing requirements of Nasdaq, and Athena shall not have received any notice of non-compliance therewith, and the Athena Common Stock and the Athena Warrants shall have been approved for listing on Nasdaq;

•        the Registration Statement having been declared effective in accordance with the provisions of the Securities Act, no stop order having been issued by the SEC that remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order having been threatened or initiated by the SEC and not withdrawn;

•        all applicable waiting periods under the HSR Act with respect to the Business Combination having expired or been terminated and all government consents necessary to consummate Business Combination having been obtained; and

•        the aggregate amount of the PIPE Investment and cash remaining in the Trust Account following redemptions of shares of Athena Common Stock in connection with the Merger being at least $7,500,000.

Additional Conditions to Athena and Merger Sub’s Obligations to Close

The obligation of Athena and Merger Sub to consummate the Business Combination is further subject to the satisfaction or waiver of the following additional conditions:

•        certain fundamental representations and warranties of Athena and Merger Sub being true and correct in all respects on and as of the date of the Merger Agreement and the Closing Date, except for the fundamental representations made as of an earlier date or time, which need be true and correct only as of such earlier date or time, other than de minimis inaccuracies;

•        the other representations of Ace Green being true and correct on and as of the date of the Merger Agreement and the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date time, in which case such representation and warranty shall be true and correct as of such particular date) except for any failure of any such representation and warranty to be so true and correct

(without giving effect to any materiality, material adverse effect or other similar qualifier contained therein) that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Ace Green or on its ability to consummate the Business Combination;

•        Ace Green having performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under the Merger Agreement to be performed or complied with by it on or prior to the Closing Date;

•        Ace Green having delivered to Athena a certificate dated as of the Closing Date, signed by an officer of Ace Green, certifying as to the satisfaction of the above conditions;

•        no Material Adverse Effect (as defined in the Merger Agreement) shall have occurred with respect to Ace Green that is continuing and uncured;

•        the Transaction Documents required to be executed by Ace Green according to the Merger Agreement at or prior to the Closing Date shall have been executed and delivered to Athena; and

•        the Ace Expense Cap not having been exceeded or, to the extent exceeded, Ace Green’s stockholders having borne or repaid any amount in excess of the Ace Expense Cap.

Additional Conditions to Ace Green’s Obligations to Close

The obligation of Ace Green to consummate the Business Combination is further subject to the satisfaction or waiver of the following additional conditions:

•        certain fundamental representations and warranties of Athena set forth in the Merger Agreement being true and correct in all respects on and as of the date of the Merger Agreement and the Closing Date, except for the fundamental representations made as of an earlier date or time, which need be true and correct only as of such earlier date or time, other than de minimis inaccuracies;

•        the other representations and warranties of Athena and Merger Sub set forth in the Merger Agreement being true and correct on and as of the date of the Merger Agreement and the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such particular date) except for any failure of any such representation and warranty to be so true and correct (without giving effect to any materiality, material adverse effect or other similar qualifier contained therein) that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Athena or on the ability of Athena or Merger Sub to consummate the Business Combination;

•        Athena and Merger Sub having performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under the Merger Agreement to be performed or complied with by it on or prior to the Closing Date;

•        Athena having delivered to Ace Green a certificate dated as of the Closing Date, signed by an officer of Athena, certifying as to the satisfaction of the above conditions;

•        no Material Adverse Effect (as defined in the Merger Agreement) having occurred with respect to Athena that is continuing and uncured;

•        Athena having made all necessary and appropriate arrangements with the trustee to have all of the funds held in the Trust Account disbursed to Athena on the Closing Date, and all such funds released from the Trust Account shall be available to New Ace Green;

•        Athena having provided the Public Stockholders with the opportunity to make redemption elections with respect to their Public Shares pursuant to their redemption rights;

•        the Transaction Documents required to be executed by Athena and Merger Sub according to the Merger Agreement at or prior to the Closing Date having been executed and delivered to Ace Green;

•        Athena’s certificate of incorporation having been amended and restated in its entirety in substantially the form attached as an exhibit to the Merger Agreement and become effective;

•        the Athena Expense Cap not having been exceeded or, to the extent exceeded, the Sponsor having borne or repaid any amount in excess of the Athena Expense Cap;

•        Athena having received a written waiver of any deferred IPO fees owed to Citigroup Global Markets Inc.; and

•        Athena having entered into binding written agreements with the holders of any working capital loans (to the extent not included within the Athena Expense Cap) to convert the unpaid amounts to equity immediately prior to Closing, such that the equity dilution will be borne by either the Sponsor or Athena’s stockholders, but not Ace Green stockholders.

Termination

The Merger Agreement may be terminated at any time prior to the Closing Date as follows:

•        by mutual written consent of Athena and Ace Green;

•        by either Athena or Ace Green if any of the closing conditions set forth in the Merger Agreement have not been satisfied or waived by April 30, 2026; provided, however, that neither party may terminate the Merger Agreement under such provision if the breach or violation by such party or its affiliates of any representation, warranty, covenant or obligation under the Merger Agreement was the principal cause of the failure of a closing condition to be satisfied on or prior to such date;

•        by either Athena or Ace Green if any governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered a law or order that is then in effect and that has the effect of making the Business Combination illegal or otherwise prohibiting, restraining or imposing any condition on the consummation of the Business Combination; provided, however, that no party has the right to so terminate the Merger Agreement if the failure by such party or its affiliates to comply with any provision of the Merger Agreement was the principal cause of such law or order;

•        by Ace Green upon a breach by Athena or Merger Sub of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, or if any representation or warranty of Athena or Merger Sub becomes untrue or inaccurate, in each case that would result in a failure of the related closing conditions to be satisfied, subject to customary exceptions and cure rights; provided that Ace Green may not so terminate the Merger Agreement if Athena would at such time be able to terminate the Merger Agreement because of a similar breach by Ace Green;

•        by Athena upon a breach by Ace Green of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, or if any representation or warranty of Ace Green becomes untrue or inaccurate, in any case such that the related closing conditions would not be satisfied, subject to customary exceptions and cure rights; provided that Athena may not so terminate the Merger Agreement if Ace Green would at such time be able to terminate the Merger Agreement because of a similar breach by Athena;

•        by either Ace Green or Athena if the Athena Common Stock, Athena Warrants, and Athena units are no longer listed on NYSE American or another national securities exchange for a consecutive period of more than 12 months;

•        by Athena if the required Ace Green shareholder approvals have not been obtained by Ace Green; or

•        by either Athena or Ace Green if the special meeting is held and has concluded, Athena’s stockholders have duly voted, and the Athena stockholders have not approved the Required Proposals.

If Ace Green or Athena breaches the Merger Agreement by purporting to terminate it other than as authorized thereunder, then within two Business Days of such termination, Athena shall pay to Ace Green $5,000, if Athena is the terminating party, or Ace Green shall pay to Athena $150,000, if Ace Green is the terminating party.

The foregoing summary of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the actual Merger Agreement, which is filed as Annex A hereto, and which is incorporated by reference in this proxy statement/prospectus. Terms used herein as defined terms and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

CERTAIN AGREEMENTS RELATED TO THE BUSINESS COMBINATION

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to or in connection with the Business Combination, which are referred to as the “Transaction Documents,” but does not purport to describe all of the terms thereof. The descriptions below are qualified by reference to the actual text of these agreements. Copies of the Voting and Support Agreements and the forms of Lock-Up Agreements are attached hereto as Annexes E and F and Annexes G and H, respectively. You are encouraged to read the Transaction Documents in their entirety.

Voting and Support Agreements

In connection with the execution of the Merger Agreement, the Sponsor entered into the Sponsor Support Agreement with Athena, Merger Sub and Ace Green, pursuant to which the Sponsor has agreed to, among other things, (i) vote at any meeting of Athena stockholders to be called for approval of the Merger Agreement, the Merger, and the other transactions comprising the Business Combination all Sponsor Securities beneficially owned or thereafter acquired in favor of the Merger Agreement, the Merger, and the other transactions comprising the Business Combination, (ii) be bound by certain other covenants and agreements related to the Business Combination and (iii) be bound by certain transfer restrictions with respect to the Sponsor Securities, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.

In connection with the execution of the Merger Agreement, certain Ace Green stockholders entered into the Ace Green Support Agreement with Athena and Ace Green, pursuant to which each such Ace Green stockholder has agreed to, among other things, (i) vote at any meeting of Ace Green’s stockholders to be called for approval of, among other things, the Merger Agreement and the Business Combination all of the Ace Green Securities beneficially owned or thereafter acquired in favor of the Business Combination, (ii) be bound by certain other covenants and agreements related to the Business Combination and (iii) be bound by certain transfer restrictions with respect to the Ace Green Securities, in each case, on the terms and subject to the conditions set forth in the Ace Green Support Agreement.

Lock-Up Agreements

In connection with the Closing, certain Ace Green stockholders will each enter into an agreement providing that each such stockholder will not, subject to certain exceptions, sell or otherwise transfer its shares of New Ace Green Common Stock from the Closing Date until 180 days thereafter.

In connection with the Closing, the Sponsor will enter into an agreement providing that it will not, subject to certain exceptions, sell or otherwise transfer its shares of New Ace Green Common Stock from the Closing Date until 180 days thereafter.

New Registration Rights Agreement

The Merger Agreement provides that, at the Closing, certain Ace Green stockholders, the Sponsor and Athena will enter into the New Registration Rights Agreement, pursuant to which Athena will agree to register for resale certain shares of New Ace Green Common Stock and other equity securities of New Ace Green that are held by the stockholders and the Sponsor. Pursuant to the New Registration Rights Agreement, Athena will agree to file a shelf registration statement registering the resale of all of the Registrable Securities (as defined therein) within 30 days after the Closing Date and use its commercially reasonable efforts to cause such registration statement to be declared effective under the Securities Act. Athena will also agree to provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The New Registration Rights Agreement will also provide that Athena will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.

Assuming that Ace Green issues 3,481,161 shares of Ace Green Common Stock pursuant to the PIPE and that it does not issue any other securities (other than shares of Ace Green Common Stock pursuant to existing rights to purchase or acquire such shares), approximately 28,233,636 shares of New Ace Green Common Stock will be subject to registration rights pursuant to the New Registration Rights Agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF HOLDERS OF NEW ACE GREEN COMMON STOCK AND Athena CLASS A COMMON STOCK

The following discussion is a summary of the material U.S. federal income tax considerations of (i) the effect of the Merger with respect to holders of Public Shares who do not exercise their redemption rights, (ii) the exercise by beneficial owners of Public Shares of their redemption rights in connection with the Merger and (iii) the ownership and disposition of New Ace Green Common Stock. This discussion does not address any tax considerations arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax. This discussion applies only to beneficial owners of New Ace Green Common Stock or Public Shares that hold such New Ace Green Common Stock or Public Shares (as applicable) as a capital asset for U.S. federal income tax purposes (generally property held for investment).

For purposes of this discussion, because any unit consisting of one share of Athena Class A Common Stock and one-half of one redeemable Public Warrant is separable at the option of the holder, Athena is treating any share of Athena Class A Common Stock and one-half of one Public Warrant held in the form of a single unit as separate instruments and is assuming that the unit itself will not be treated as an integrated instrument. Accordingly, the separation of a unit of Athena in connection with the Merger or exercise of redemption rights generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. Holders are urged to consult their tax advisors with respect to any Public Shares held through an Athena Unit.

This discussion is based on the provisions of the Code, U.S. Treasury regulations, administrative rulings and judicial decisions, all as of the date hereof, and all of which are subject to change, possibly with retroactive effect. We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this summary. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary does not address the Medicare tax on certain investment income, the alternative minimum tax, U.S. federal estate or gift tax laws, any state, local or any non-U.S. tax laws. In addition, this discussion does not address all U.S. federal income tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as:

•        the Sponsor and Athena’s officers, directors or other holders of our Class B Common Stock or Private Placement Units;

•        banks or other financial institutions;

•        tax-exempt entities;

•        insurance companies;

•        dealers in securities or foreign currencies;

•        traders in securities subject to a mark-to-market method of accounting for U.S. federal income tax purposes;

•        subchapter S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•        regulated investment companies, mutual funds or real estate investment trusts;

•        “controlled foreign corporations” or “passive foreign investment companies”;

•        persons that acquired Public Shares or New Ace Green Common Stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•        U.S. Holders whose functional currency is not the U.S. dollar;

•        U.S. Holders that hold New Ace Green Common Stock or Public Shares in connection with a trade or business conducted outside of the U.S.;

•        former citizens or residents of the United States;

•        persons that hold New Ace Green Common Stock or Public Shares as part of a straddle, hedge, integrated transaction or similar transaction; or

•        persons who own five percent or more (by vote or value) of Public Shares or New Ace Green Common Stock.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of New Ace Green Common Stock or Public Shares, that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation or other entity treated as a corporation and organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; and

•        a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

A “Non-U.S. Holder” is a beneficial owner of New Ace Green Common Stock or Public Shares who is or that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes or other pass-through entity holds New Ace Green Common Stock or Public Shares, the U.S. federal income tax treatment of a partner in the partnership or equityholder in the pass-through entity will depend upon the status of the partner or equityholder, upon the activities of the partnership or other pass-through entity and upon certain determinations made at the partner or equityholder level. Accordingly, we urge partners in entities or arrangements treated as partnerships for U.S. federal income tax purposes and equityholders in such other pass-through entities holding New Ace Green Common Stock or Public Shares to consult their tax advisors regarding the U.S. federal income tax considerations of the exercise by such partnerships or other pass-through entities of their redemption rights in connection with the Merger.

The following discussion is for general information purposes only and does not purport to discuss all of the U.S. federal income tax considerations or such considerations as may be applicable to a U.S. Holder’s particular circumstances. You are urged to consult with your tax advisor as to the tax considerations of the Merger, the ownership and disposition of New Ace Green Common Stock or the redemption of Public Shares in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

Tax Consequences of the Merger to Holders of Public Shares

Holders of Public Shares who do not exercise their redemption rights will not be selling, exchanging, or otherwise transferring their Public Shares as described in this discussion and will therefore not be subject to any material U.S. federal income tax consequences as a result of the Merger, regardless of whether or not the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

Allocation of Purchase Price between Public Shares and Public Warrants

A holder of Athena Units generally is required to allocate the issue price paid for Public Shares and Public Warrants based on the relative fair market value of each at the time of purchase of the units. The price allocated to each Public Share and Public Warrant is the holder’s tax basis in such Public Share (and following the Merger, tax basis in such share of New Ace Green Common Stock) or Public Warrant, respectively. A holder’s purchase price allocation is not binding on the IRS or the courts. No assurance can be given that the IRS or the courts will agree with a U.S. Holder’s allocation. Accordingly, each holder of Athena Units is advised to consult such holder’s own tax advisors with respect to its basis in the Public Shares.

Treatment of Redemption for U.S. Federal Income Tax Purposes

We have not requested, and do not intend to request, a ruling from the IRS as to the U.S. federal income tax considerations of the redemption of Public Shares. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Each holder of Public Shares is urged to consult its tax advisor with respect to the particular tax consideration of the redemption to such holder.

The discussion below applies to you if you are a holder of Public Shares that exercises the redemption rights described above under “Special Meeting of Athena Stockholders — Redemption Rights” with respect to your Public Shares.

The treatment of a redemption of your Public Shares for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the Public Shares under Section 302 of the Code. If the redemption qualifies as a sale or exchange of the Public Shares, you will recognize gain or loss as described below under “U.S. Holder — Redemption of Public Shares Treated as Sale or Exchange” or “Non-U.S. Holder — Redemption of Public Shares Treated as Sale or Exchange,” as applicable. If the redemption does not qualify as a sale or exchange of Public Shares, you will be treated as receiving a corporate distribution subject to tax as described below under “U.S. Holder — Redemption of Public Shares Treated as Distributions” or “Non-U.S. Holder — Redemption of Public Shares Treated as Distributions,” as applicable.

Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of shares of Public Shares treated as held by you (including any shares constructively owned by you, such as any Public Shares constructively held by you as a result of owning any Public Warrants) relative to all of the Public Shares outstanding both before and after all redemptions (by you and other holders of Public Shares) in connection with the Merger. The redemption of Public Shares generally will be treated as a sale of the Public Shares (rather than as a corporate distribution) if the redemption (i) results in a “complete termination” of your interest in Athena, (ii) is “not essentially equivalent to a dividend” with respect to you or (iii) is a “substantially disproportionate redemption” with respect to you. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, you must take into account not only Public Shares actually owned by you, but also Public Shares that are constructively owned by you. You may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which you have an interest or that have an interest in you, as well as any shares you have a right to acquire by exercise of an option (such as Public Warrants). There will be a complete termination of your interest if either (i) all of the shares of Athena Public Shares actually and constructively owned by you are redeemed or (ii) all of the Public Shares actually owned by you are redeemed and you are eligible to waive, and do waive, the attribution of shares owned by certain family members and you do not constructively own any other shares. The redemption of Public Shares will not be essentially equivalent to a dividend if your redemption results in a “meaningful reduction” of your proportionate interest in Athena. Whether the redemption will result in a meaningful reduction in your proportionate interest in Athena will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over its corporate affairs may constitute such a “meaningful reduction.” In order to meet the “substantially disproportionate” test, the percentage of outstanding Public Shares actually and constructively owned by you immediately following the redemptions (by you and other holders of Public Shares) of the Public Shares must, among other requirements, be less than 80% of the percentage of the outstanding Public Shares actually and constructively owned by you immediately before such redemptions. You are urged to consult with your tax advisor as to the tax considerations of a redemption.

If none of the foregoing tests are satisfied, then the redemption proceeds will be treated as a corporate distribution and the tax effects will be as described below under “U.S. Holder — Redemption of Public Shares Treated as Distributions” or “Non-U.S. Holder — Redemption of Public Shares Treated as Distributions,” as applicable. After the application of those rules, any remaining tax basis you have in the redeemed Public Shares will be added to your adjusted tax basis in your remaining Public Shares, or, if you have none, to your adjusted tax basis in Public Warrants held by you or possibly in other shares constructively owned by you. If you hold different blocks of Athena Public Shares (generally, Public Shares purchased or acquired on different dates or at different prices), you are urged to consult your tax advisors to determine the adjusted tax basis and holding period of the Public Shares redeemed.

All holders of Public Shares are urged to consult their tax advisors with respect to the tax considerations of a redemption of Public Shares in their particular circumstances, including tax return reporting requirements, the applicability and effect of the alternative minimum tax, any federal tax laws other than those pertaining to income tax (including estate and gift tax laws), and any state, local, foreign or other tax laws.

U.S. Holders

U.S. Federal Income Tax Considerations of Ownership and Disposition of New Ace Green Common Stock; Redemption of Athena Public Shares

The following discussion is a summary of certain material U.S. federal income tax considerations of (i) the ownership and disposition of New Ace Green Common Stock to U.S. Holders who hold shares of New Ace Green Common Stock following the Merger and (ii) the exercise by U.S. Holders of Public Shares of their redemption rights in connection with the Merger.

Distributions on New Ace Green Common Stock; Redemption of Public Shares Treated as Distributions

The gross amount of any distribution that is made out of New Ace Green (or in the case of a redemption of Public Shares treated as a distribution, Athena’s) current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will be taxable to a U.S. Holder as ordinary dividend income on the date such distribution is actually or constructively received by such U.S. Holder. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in New Ace Green Common Stock or the Public Shares redeemed, as applicable. Any remaining excess will be treated as gain realized on the sale or other disposition of New Ace Green Common Stock or the Public Shares, as applicable, and will be treated as described below under the section entitled “U.S. Holders — Redemption of Public Shares Treated as Sale or Exchange.” Provided that the requisite holding period is satisfied, any such dividends paid to corporate U.S. Holders will qualify for the dividends received deduction. Such dividends may be subject to the “extraordinary dividends” provisions of the Code (which could cause a reduction in the tax basis of such corporate U.S. Holder’s shares and cause such corporate U.S. Holder to recognize capital gain). Provided certain holding period requirements are met, and with certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends paid to a non-corporate U.S. Holder will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear, however, whether the redemption rights with respect to the Public Shares described herein may suspend the running of the applicable holding period for this purpose. Each U.S. Holder should consult its tax advisor as to the availability of the dividends received deduction or the preferential tax rate on qualified dividend income.

Non-corporate U.S. Holders that do not meet a minimum holding period requirement or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation applicable to qualified dividends. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.

Please see the section entitled “Treatment of Redemption for U.S. Federal Income Tax Purposes” above and consult your own tax advisors to determine if the redemption should be treated as a distribution for U.S. federal income tax purposes in your particular circumstances.

Sale, Exchange or Other Taxable Disposition of New Ace Green Common Stock; Redemption of Public Shares Treated as Sale or Exchange

A U.S. Holder will recognize gain or loss on any sale, exchange or other taxable disposition of New Ace Green Common Stock, or on a redemption of Public Shares treated as a sale of exchange, in an amount equal to the difference between the amount realized on the disposition and such U.S. Holder’s adjusted tax basis in such New Ace Green Common Stock or Public Shares, as applicable. Any gain or loss recognized by a U.S. Holder on a taxable disposition of New Ace Green Common Stock, or on a redemption of Public Shares treated as a sale of exchange, will be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in New Ace Green Common Stock or Public Shares, as applicable, exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains recognized by non-corporate U.S. Holders (including individuals). It is unclear, however, whether the redemption rights with respect to the Public Shares described herein may suspend the running of the applicable holding period for this purpose. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder on the sale or exchange of New Ace Green Common Stock or on the redemption of Public Shares treated as a sale or exchange will be treated as U.S. source gain or loss.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such sale, exchange, redemption or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in New Ace Green Common Stock so disposed of (or in the Public Shares so redeemed, as applicable). A U.S. Holder’s adjusted tax basis in its New Ace Green Common Stock or Public Shares generally will equal the U.S. Holder’s acquisition cost allocated to New Ace Green Common Stock or Public Shares as described above under “Allocation of Purchase Price between Athena Public Shares and Public Warrants” less any prior distributions paid to such U.S. Holder with respect to its shares of New Ace Green Common Stock or Public Shares treated as a return of capital.

U.S. Holders who hold different blocks of New Ace Green Common Stock or Public Shares (shares of New Ace Green Common Stock or Public Shares purchased or acquired on different dates or at different prices) should consult their tax advisor to determine the adjusted tax basis and holding period of the shares of New Ace Green Common Stock disposed of (or the Public Shares redeemed, as applicable).

Please see the section entitled “Treatment of Redemption for U.S. Federal Income Tax Purposes” above and consult your own tax advisors to determine if the redemption should be treated as a sale or exchange for U.S. federal income tax purposes in your particular circumstances.

Non-U.S. Holders

U.S. Federal Income Tax Considerations of Ownership and Disposition of New Ace Green Common Stock; Redemption of Athena Public Shares

The following discussion is a summary of certain material U.S. federal income tax considerations of (i) the ownership and disposition of New Ace Green Common Stock to Non-U.S. Holders who hold shares of New Ace Green Common Stock following the Merger and (ii) the exercise by Non-U.S. Holders of Public Shares of their redemption rights in connection with the Merger.

Distributions on New Ace Green Common Stock; Redemption of Public Shares Treated as Distributions

The gross amount of any distribution that is made out of New Ace Green (or in the case of a redemption of Public Shares treated as a distribution, Athena)’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) will be taxable to a Non-U.S. Holder as ordinary dividend income on the date such distribution is actually or constructively received by such Non-U.S. Holder. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. Holder’s adjusted tax basis in New Ace Green Common Stock or the Public Shares redeemed, as applicable. Any remaining excess will be treated as gain realized on the sale or other disposition of New Ace Green Common Stock or the Public Shares, as applicable, and will be treated as described below under the section entitled “Non-U.S. Holders — Redemption of Public Shares Treated as Sale or Exchange.”

Dividends paid to a Non-U.S. Holder of New Ace Green Common Stock (or the proceeds received by a Non-U.S. Holder in a redemption of Public Shares treated as dividends) will be subject to withholding of U.S. federal income tax at a 30% rate, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate as described below. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder) will not be subject to such withholding tax, provided certain certification and disclosure requirements are satisfied (generally by providing an IRS Form W-8ECI). Instead, such dividends will be subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete the applicable IRS Form W-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if the shares of New Ace Green Common Stock or Public Shares, as applicable, are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A Non-U.S. Holder that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders are urged to consult their tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.

Sale, Exchange or Other Taxable Disposition of New Ace Green Common Stock; Redemptions Treated as a Sale or Exchange

Subject to the discussion of backup withholding and FATCA below, any gain realized by a Non-U.S. Holder on the taxable disposition of New Ace Green Common Stock (or on a redemption of Public Shares treated as a sale or exchange) will not be subject to U.S. federal income tax unless:

•        the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder);

•        the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•        New Ace Green is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or redemption or the Non-U.S. Holder’s holding period for such securities disposed of, and either (i) shares of New Ace Green Common Stock (or Public Shares, as applicable) are not considered to be regularly traded on an established securities market or (ii) such Non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period more than 5% of the outstanding shares of New Ace Green Common Stock (or Public Shares, as applicable). There can be no assurance that shares of New Ace Green Common Stock or Public Shares will be treated as regularly traded on an established securities market for this purpose.

A non-corporate Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

If the last bullet point immediately above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder on the sale, exchange or other disposition of New Ace Green Common Stock (or on the redemption of Public Shares, as applicable) will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such New Ace Green Common Stock from a Non-U.S. Holder (or, in a redemption Public Shares, New Ace Green or its agents) may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. New Ace Green will be classified as a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. New Ace Green does not expect to be classified as a “U.S. real property holding corporation” following the Merger.

However, such determination is factual in nature and subject to change, and no assurance can be provided as to whether New Ace Green is or will be a U.S. real property holding corporation with respect to a Non-U.S. Holder following the Merger or at any future time.

Information Reporting and Backup Withholding

Certain payments of dividends and sales proceeds may be subject to information reporting to the IRS and U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications to the applicable withholding agent, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. Holder will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 to the applicable withholding agent or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder may claim a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

FATCA

Provisions of the Code (Sections 1471 through 1474) commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends received pursuant to a redemption of stock). Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued.

In general, no FATCA withholding will be required with respect to a U.S. Holder or an individual Non-U.S. Holder that timely provides the certifications required on a valid IRS Form W-9 or W-8BEN, respectively, to the applicable withholding agent. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and generally includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in, or accounts with, those entities) have been satisfied, or an exemption applies (typically certified by the delivery of a properly completed IRS Form W-8BEN-E to the applicable withholding agent). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Holders are urged to consult their tax advisors regarding the effects of FATCA.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF
THE MERGER TO Holders of Ace Green Common Stock

In connection with the filing with the SEC of this Registration Statement, Rimon P.C. (“Rimon”) has rendered its tax opinion, a copy of which is attached as Exhibit 8.2, addressing the U.S. federal income tax consequences for holders of Ace Green Common Stock that exchange their Ace Green Common Stock for New Ace Green Common Stock pursuant to the Merger. The discussion under the heading “Material U.S. Federal Income Tax Consequences of the Merger to Holders of Ace Green Common Stock” constitutes the opinion of Rimon.

The following discussion is a summary of the certain material U.S. federal income tax consequences for holders of Ace Green Common Stock that exchange, pursuant to the Merger, their Ace Green Common Stock for (i) Athena Class A Common Stock (referred to as “New Ace Green Common Stock” throughout the remainder of this discussion) and (ii) a contingent right to receive Earnout Shares (an “Earnout Right”). This discussion is limited to U.S. federal income tax consequences of the Merger and does not address estate or any gift tax consequences or consequences arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax or other U.S. federal tax law consequences that may be relevant to the particular circumstances of an Ace Green Holder (as defined below), including the impact of the alternative minimum tax or the Medicare tax on certain investment income. This discussion applies only to Ace Green Holders that hold Ace Green Common Stock as a capital asset for U.S. federal income tax purposes (generally, property held for investment) and are not subject to the different consequences that may apply to holders that are subject to special rules under U.S. federal income tax law, such as:

•        banks, financial institutions or financial services entities;

•        brokers, dealers or traders in securities;

•        taxpayers that are subject to the mark-to-market accounting rules with respect to securities;

•        tax-exempt entities;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        regulated investment companies or real estate investment trusts;

•        entities or arrangements treated as S corporations, partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);

•        U.S. expatriates or former long-term residents of the United States;

•        persons who are required to recognize income or gain with respect to the Merger no later than the time such income or gain is required to be reported on an applicable financial statement under Section 451(b) of the Code;

•        persons that actually or constructively own five percent or more (by vote or value) of the outstanding Ace Green Common Stock;

•        the Sponsor or its affiliates, officers or directors;

•        persons that acquired their Ace Green Common Stock in connection with employee share incentive plans or otherwise as compensation, including pursuant to an exercise of employee share options or upon the issuance or vesting of restricted stock or restricted stock unit awards;

•        tax-qualified retirement plans;

•        persons that hold their Ace Green Common Stock as part of a straddle, constructive sale, hedge, wash sale, conversion or other integrated or similar transaction or other risk reducing strategy;

•        “specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax;

•        U.S. holders whose functional currency is not the U.S. dollar; or

•        persons that exercise appraisal rights in connection with the Merger.

If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds Ace Green Common Stock, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any Ace Green Common Stock and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Merger.

This discussion is based on the Code, proposed, temporary, and final Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax consequences described herein.

Tax Treatment of the Merger

To the extent permitted under applicable law, Ace Green and Athena intend, and the remainder of this discussion assumes, that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. In connection with the filing of the registration statement of which this proxy statement/prospectus is a part, Latham & Watkins LLP and Rimon P.C. each intend to deliver an opinion to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, the Merger will not cause Ace Green, Athena, or the Athena shareholders to recognize any gain or loss for U.S. federal income tax purposes. The obligations of each of Ace Green and Athena to complete the Merger, however, are not conditioned on the receipt of any such opinion. Each opinion of counsel will be based on customary assumptions and certain representations, warranties, and covenants of Ace Green, Athena and Merger Sub, including that the merger is completed in the manner set forth in the Merger Agreement and the registration statement on Form S-4 of which this proxy statement/prospectus forms a part. If any of these assumptions, representations, warranties, or covenants is or becomes incorrect, incomplete, or inaccurate, or is violated, or if there is a change in U.S. federal income tax law after the date of such opinion of counsel, the validity of such opinion of counsel may be adversely affected and the U.S. federal income tax consequences of the Merger could differ materially from those described below. In addition, such opinion of counsel is not free from doubt because there is no authority directly addressing the treatment of all of the particular facts of the Merger for U.S. federal income tax purposes. An opinion of counsel represents counsel’s legal judgment but is not binding on the IRS or any court, nor does an opinion of counsel preclude the IRS from adopting a contrary position.

The remainder of this discussion assumes, except to the extent otherwise indicated, that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. Ace Green and Athena have not sought and will not seek a ruling from the IRS with respect to the tax treatment of the Merger, and as a result, the obligations of the parties to complete the Merger are not conditioned on the receipt of a ruling from the IRS confirming that the Merger will qualify as a reorganization for U.S. federal income tax purposes. Consequently, no assurance can be given that the IRS will not challenge the tax treatment of the Merger described below or that a court would not sustain such a challenge.

Tax Consequences of the Merger to Ace Green Holders

For purposes of this discussion, an “Ace Green U.S. Holder” is a beneficial owner of Ace Green Common Stock that is, for U.S. federal income tax purposes:

•        an individual citizen or resident of the United States;

•        a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•        a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (ii) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

For purposes of this discussion, an “Ace Green Non-U.S. Holder” means a beneficial owner of Ace Green Common Stock (other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not an Ace Green U.S. Holder, and an “Ace Green Holder” means an Ace Green U.S. Holder or an Ace Green Non-U.S. Holder.

Tax Consequences of the Merger to Ace Green U.S. Holders

Subject to the statements below relating to imputed interest, an Ace Green U.S. Holder who receives New Ace Green Common Stock in exchange for shares of Ace Green Common Stock in the Merger will not recognize gain or loss for U.S. federal income tax purposes as a result of the Merger.

An Ace Green U.S. Holder’s aggregate tax basis that the holder has in the Ace Green Common Stock surrendered initially will be reallocated (on a per share basis with respect to each identifiable block of shares) between (i) the New Ace Green Common Stock received upon the Merger and (ii) the maximum number of Earnout Shares that potentially could be received. In connection with the issuance of any Earnout Shares, if the maximum number of Earnout Shares are not received (including, if applicable, the maximum number of Earnout Shares that have not yet been received but potentially could be received), the aggregate tax basis will be reallocated, taking into account only the number of Earnout Shares actually received (plus, if applicable, also taking into account the maximum number of Earnout Shares that have not yet been received but potentially could be received). At the time that an Ace Green U.S. Holder receives any Earnout Shares, the holder also will be treated as receiving imputed interest (as discussed below), and the amount of such interest will increase the tax basis of the Earnout Shares received at that time (but not any shares of New Ace Green Common Stock previously received, including any Earnout Shares previously received). If an Ace Green U.S. Holder has disposed of any New Ace Green Common Stock prior to the date of issuance of any Earnout Shares, although not free from doubt, the reallocation described above would not apply to such disposed of shares, and the reallocation would apply solely with respect to the remaining aggregate tax basis to the remaining shares of New Ace Green Common Stock (including, if applicable, the maximum number of Earnout Shares that have not yet been received but potentially could be received).

An Ace Green U.S. Holder’s holding period in the New Ace Green Common Stock received at the time of the Merger will include the holding period for the holder’s shares of Ace Green Common Stock surrendered in exchange therefor. With respect to Earnout Shares, the holding period of each share will be bifurcated; a portion of such Earnout Shares with a value equal to the imputed interest included at that time (pro rata among all such Earnout Shares) will have a holding period commencing on the day following the date of receipt, and the remaining portion of such Earnout Shares will include the holding period for the holder’s shares of Ace Green Common Stock exchanged upon the Merger. If an Ace Green U.S. Holder has acquired different blocks of Ace Green Common Stock at different times or at different prices, then the holder’s tax basis and holding period in shares of New Ace Green Common Stock received in the Merger generally will be determined with reference to each block of Ace Green Common Stock. Any such holders should consult their tax advisors with respect to identifying the tax bases and holding periods of the shares of New Ace Green Common Stock received in the Merger and any Earnout Shares.

If the Merger is not treated as a “reorganization” within the meaning of Section 368(a) of the Code, then each Ace Green U.S. Holder generally would recognize gain or loss in an amount equal to the difference between (i) the fair market value of the New Ace Green Common Stock received and (ii) the Ace Green U.S. Holder’s adjusted tax basis in the shares of Ace Green Common Stock surrendered therefor. Such capital gain or capital loss generally would be long-term capital gain or capital loss if the Ace Green U.S. Holder has held the shares of Ace Green Common Stock for more than one year (and otherwise would be short-term capital gain or loss). The deductibility of capital losses is subject to limitations. Gain also would be recognized in connection with the receipt of any Earnout Shares, taxable as ordinary income to the extent of any imputed interest (as discussed above) and capital gain to the extent of the value of such Earnout Shares in excess of the amount of imputed interest (and any tax basis required to be allocated to such shares, if any), with such gain treated as long-term or short-term capital gain based on the holding period of the Ace Green U.S. Holder’s Ace Green Common Stock as of the time of the Merger (and not taking into account the time between the Merger and the date of receipt of the Earnout Shares). The amount of an Ace Green U.S. Holder’s aggregate tax basis that must be allocated to the Earnout Shares is uncertain and depends, in part, on whether the Ace Green U.S. Holder elects out of the “installment method” of accounting on such holder U.S. federal income tax return for the year in which the Merger occurs.

Tax Consequences of the Merger to Ace Green Non-U.S. Holders

The U.S. federal income tax consequences of the Merger for Ace Green Non-U.S. Holders generally will be similar to those for Ace Green U.S. Holders if the Merger qualifies as a “reorganization” within the meaning of Section 368(a).

Regardless of whether the Merger is treated as a “reorganization” within the meaning of Section 368(a) of the Code, however, an Ace Green Non-U.S. Holder may be subject to U.S. federal income tax (and withholding) on receipt of any Earnout Shares to the extent of any imputed interest. If any such imputed interest is “effectively connected” with a U.S. trade or business conducted by such Ace Green Non-U.S. Holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or a fixed base maintained by such Ace Green Non-U.S. Holder in the United States), such Ace Green Non-U.S. Holder generally would be subject to tax on such imputed interest in the same manner as an Ace Green U.S. Holder and, if the Ace Green Non-U.S. Holder is a corporation, such corporation may be subject to branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty). To the extent any such imputed interest is not “effectively connected” with a U.S. trade or business conducted by such Ace Green Non-U.S. Holder (or attributable to a permanent establishment or a fixed base) as described above, such Ace Green Non-U.S. Holder would not be subject to tax in the same manner as an Ace Green U.S. Holder (or subject to branch profits tax), but such holder generally would be subject to tax on such imputed interest at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

In addition, Ace Green Non-U.S. Holders may be subject to U.S. federal income tax on any gain realized if Ace Green is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Merger or the period during which the Ace Green Non-U.S. Holder held Ace Green Common Stock, unless the Ace Green Non-U.S. Holder meets certain regulatory requirements for non-recognition treatment, any gain realized would be recognized by such Ace Green Non-U.S. Holder and subject to tax at generally applicable U.S. federal income tax rates (and withholding might be required in connection with the issuance of any New Ace Green Common Stock). Ace Green believes that it is not and has not been at any time since its formation, a United States real property holding corporation.

If the Merger is not treated as a “reorganization” within the meaning of Section 368(a) of the Code (and Ace Green is not and has not been a “U.S. real property holding corporation” as described above), unlike Ace Green U.S. Holders, Ace Green Non-U.S. Holders generally would not be subject to U.S. federal income tax on any gain realized. If such gain, however, is “effectively connected” with a U.S. trade or business conducted by such Ace Green Non-U.S. Holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or a fixed base maintained by such Ace Green Non-U.S. Holder in the United States), then Ace Green Non-U.S. Holders would be subject to the same U.S. federal income tax treatment as Ace Green U.S. Holders (as well as, potentially, application of the branch profits tax to corporate holders).

Recordkeeping and Reporting Requirements

Each Ace Green U.S. Holder that receives shares of New Ace Green Common Stock in the Merger is required to retain permanent records pertaining to the Merger and make such records available to any authorized IRS personnel. Such records should specifically include information regarding the number, basis, and fair market value of the Ace Green Common Stock exchanged and the number of shares of New Ace Green Common Stock received in exchange therefor.

Additionally, Ace Green U.S. Holders (other than corporations) who owned immediately before the Merger (i) at least 1% (by vote or value) of the total outstanding stock of Ace Green, or (ii) Ace Green Common Stock with a tax basis of $1.0 million or more, are required to attach a statement to their U.S. federal income tax returns for the year in which the Merger is consummated that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the holder’s tax basis in its Ace Green Common Stock surrendered in the Merger, the fair market value of such stock, the date of the Merger, and the name and employer identification number of Ace Green and Athena. Ace Green U.S. Holders should consult their tax advisors regarding the application of these rules.

Backup Withholding and Information Reporting

An Ace Green U.S. Holder may, under certain circumstances, be subject to information reporting and backup withholding on amounts received in the Merger, unless such holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a payee’s U.S. federal income tax liability, if any, as long as such payee furnishes the required information to the IRS in a timely manner.

THE PRECEDING DISCUSSION OF U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE TO INVESTORS IN THEIR INDIVIDUAL CIRCUMSTANCES. EACH ACE GREEN U.S. HOLDER SHOULD CONSULT THE HOLDER’S OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL, GIFT AND ESTATE TAX, AND NON-U.S. TAX CONSEQUENCES (INCLUDING THE POTENTIAL APPLICATION OF TAX TREATIES) OF PURCHASING, EXCHANGING, HOLDING AND DISPOSING OF ACE GREEN COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

PROPOSAL NO. 2 — THE CHARTER PROPOSAL

Overview

As discussed in this proxy statement/prospectus, if the Business Combination Proposal is approved, then Athena is asking its stockholders to approve the Charter Proposal. Under the Merger Agreement, the approval of the Charter Proposal is also a condition to the consummation of the Business Combination. If, however, the Charter Proposal is approved but the Business Combination Proposal is not approved, then the Business Combination will not be consummated.

If the Charter Proposal is approved and the Business Combination is to be consummated, then the Proposed Charter will be substantially in the form set forth on Annex B, which, in the judgment of the Athena Board, is necessary to adequately address the needs of New Ace Green following the Closing. The approval or lack thereof of the Advisory Charter Proposal will not affect the effectiveness of the Charter Proposal if approved by the requisite Athena stockholders.

All Athena stockholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.

Reasons for the Amendments to Athena’s Existing Charter

The Proposed Charter was negotiated as part of the Business Combination. The Athena Board’s specific reasons for the Advisory Charter Proposal (which is included in the Proposed Charter) are set forth in the section entitled “Proposal No. 3 — The Advisory Charter Proposal.”

Vote Required for Approval

The Charter Proposal is conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal at the special meeting.

The affirmative vote (in person or by proxy) of the majority of the issued and outstanding shares of the Athena Class A Common Stock is required to approve the Charter Proposal. Broker non-votes, abstentions or the failure to vote on the Charter Proposal will have the same effect as a vote “AGAINST” the Charter Proposal.

Recommendation of the Athena Board

THE ATHENA BOARD UNANIMOUSLY RECOMMENDS THAT ATHENA STOCKHOLDERS
VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.

PROPOSAL NO. 3 — THE ADVISORY CHARTER PROPOSAL

If the Charter Proposal is approved and the Business Combination is to be consummated, New Ace Green will adopt the Proposed Charter under the DGCL.

As required by SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions, Athena is requesting that its stockholders vote upon, on a non-binding advisory basis, the Advisory Charter Proposal, which is separately being presented in accordance with SEC guidance and that will be voted upon on a non-binding advisory basis. This separate vote is not otherwise required by Delaware law separate and apart from the Charter Proposal. However, the stockholder vote regarding the Advisory Charter Proposal is an advisory vote and is not binding on Athena or the Athena Board (separate and apart from the approval of the Charter Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposal (separate and apart from approval of the Charter Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Charter Proposal, Athena intends that the Proposed Charter will take effect upon the effectiveness of the Business Combination (assuming approval of the Charter Proposal).

Athena stockholders will be asked to approve, on a non-binding advisory basis, the material differences between the Proposed Charter and the Existing Charter, which are set forth in the following summary table. This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex B. All stockholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.

	Existing Charter	Proposed Charter
Amendment of Voting Threshold for Charter Amendment

Under the Existing Charter, all matters subject to a stockholder vote, except for amendments to Article IX (Business Combination Requirements; Existence), require the affirmative vote of the holders of a majority of the outstanding Common Stock entitled to vote thereon. Amendment of Article IX of the Existing Charter requires the affirmative vote of the holders of at least 65% of all then outstanding shares of capital stock of Athena.

The Proposed Charter does not alter the provisions to amend the Proposed Charter that are provided for under the DGCL.
Name	Athena Technology Acquisition Corp. II	Ace Green Recycling, Inc.
Purpose

The Existing Charter provides that the purpose of Athena is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon Athena by law and those incidental thereto, Athena shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of Athena, including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving Athena and one or more businesses.

The Proposed Charter provides that the purpose of New Ace Green is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

	Existing Charter	Proposed Charter
Duration of Existence

The Existing Charter, as amended, provides that if Athena does not consummate the Business Combination and fails to complete an initial business combination by June 14, 2026, it will be required to (1) redeem 100% of the initial public offering shares, and (2) dissolve and liquidate.

The Proposed Charter deletes the liquidation provision in the Existing Charter and retains the default of perpetual existence under the DGCL.
Provisions Specific to a Blank Check Company	Under the Existing Charter, Article IX sets forth various provisions related to Athena’s operations as a blank check company prior to the consummation of an initial business combination.

The Proposed Charter deletes the provisions previously included as Article IX in the Existing Charter in their entirety because, upon consummation of the Business Combination, Athena will cease to be a blank check company. In addition, the provisions requiring that the proceeds from the IPO be held in the Trust Account until a business combination or liquidation of Athena and the terms governing Athena’s consummation of a proposed business combination will not be applicable following consummation of the Business Combination and thus will be deleted.

Reasons for the Amendments to Athena’s Existing Charter

In the judgment of the Athena Board, the Proposed Charter is necessary to address the needs of New Ace Green following the Closing. In particular, the changes to the Existing Charter, including the name change from “Athena Technology Acquisition Corp. II” to “Ace Green Recycling, Inc.,” are necessary to adequately address the needs of New Ace Green following the Closing. The elimination of certain provisions related to Athena’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve Athena and allow New Ace Green to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations and the Athena Board believes it is the most appropriate period following the Business Combination. In addition, certain other provisions in the Existing Charter require that proceeds from the IPO be held in the Trust Account until a business combination or liquidation of Athena has occurred. These provisions cease to apply once the Business Combination is consummated.

Vote Required for Approval

The Advisory Charter Proposal is conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal at the special meeting.

The affirmative vote (in person online or by proxy) of a majority of votes cast at the special meeting is required to approve the Advisory Charter Proposal. Failure to vote by proxy or to vote in person online at the special meeting, an abstention from voting or a broker non-vote will have no effect on the outcome of the vote on the Advisory Charter Proposal.

As discussed above, the Advisory Charter Proposal is an advisory vote and therefor is not binding on Athena or the Athena Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposal (separate and apart from approval of the Charter Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Charter Proposal, Athena intends that the Proposed Charter will take effect upon consummation of the Business Combination (assuming approval of the Charter Proposal).

Recommendation of the Athena Board

THE ATHENA BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE
“FOR” THE APPROVAL OF THE ADVISORY CHARTER PROPOSAL.

PROPOSAL NO. 4 — THE ELECTION OF DIRECTORS PROPOSAL

Overview

Pursuant to the Proposed Charter, the New Ace Green Board will be composed of five directors being elected in each year and serving a three-year terms, except for the initial directors of New Ace Green.

The Proposed Charter provides that the authorized number of directors will be fixed exclusively by resolutions adopted by a majority of the New Ace Green Board.

Pursuant to the Merger Agreement, at the Effective Time, the New Ace Green Board will consist of six members.

Athena’s stockholders are being asked to consider and vote upon the Election of Directors Proposal to elect five nominees to serve as directors, in each case, effective at the Effective Time, for a term of office that expires at either our first (Class I), second (Class II) or third (Class III) annual meeting of stockholders after the completion of the Business Combination, as set forth below, or, in each case, when his or her respective successor is duly elected and qualified, or upon his or her earlier death, resignation, retirement or removal:

Name of Nominee	Class and Term
Richard Goldberg	I; term expiring at first annual meeting following the Closing Date
Jeanine Wright	I; term expiring at first annual meeting following the Closing Date
Otto C. Schwethelm	II; term expiring at second annual meeting following the Closing Date
Nishchay Chadha	III; term expiring at third annual meeting following the Closing Date
Vipin Tyagi	III; term expiring at third annual meeting following the Closing Date

Information regarding each nominee is set forth in the section entitled “Directors and Executive Officers After The Business Combination.”

Carolyn Trabuco, who is already a member of the Athena Board, will be designated as a Class II director.

Vote Required for Approval

The Election of Directors Proposal is conditioned on the approval of the Business Combination Proposal, the Charter Proposal and the Nasdaq Proposal at the special meeting.

If a quorum is present, directors are elected by a plurality of the votes cast, present in person online or by proxy at the special meeting. This means that the five nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Votes withheld, failure to vote by proxy or to vote in person online at the special meeting and broker non-votes will have no effect on the vote as a plurality of the votes cast is required for the election of each nominee.

Recommendation of the Athena Board

THE ATHENA BOARD UNANIMOUSLY RECOMMENDS THAT
STOCKHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

PROPOSAL NO. 5 — THE EQUITY INCENTIVE PLAN PROPOSAL

Overview

As discussed in this proxy statement/prospectus, Athena is asking its stockholders to approve the Equity Incentive Plan, which provides for awards to certain eligible service providers. The Athena Board approved and adopted the Equity Incentive Plan, subject to stockholder approval. If the Athena stockholders approve this proposal, the Equity Incentive Plan will become effective upon the consummation of the Business Combination.

The terms of the Equity Incentive Plan have not yet been finally determined. The following is a summary of the expected material terms of the Equity Incentive Plan. A copy of the current draft of the Equity Incentive Plan is attached to this proxy statement/prospectus as Annex C.

Purpose of the Equity Incentive Plan

The purpose of the Equity Incentive Plan is to enhance New Ace Green’s and its subsidiaries’ ability to attract, retain and motivate persons who make (or are expected to make) important contributions to New Ace Green by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Equity awards and equity-linked compensatory opportunities are intended to motivate high levels of performance and align the interests of directors, employees and consultants with those of stockholders by giving directors, employees and consultants the perspective of an owner with an equity or equity-linked stake in New Ace Green and providing a means of recognizing their contributions to New Ace Green’s success. The Athena Board believes that equity ownership opportunities and/or equity-linked compensatory opportunities are necessary to remain competitive in its industry and are essential to recruiting and retaining the highly qualified employees who help New Ace Green meet its goals.

Summary of the Equity Incentive Plan

The following summarizes the expected material terms of the Equity Incentive Plan. This summary is qualified in its entirety by reference to the full text of the Equity Incentive Plan.

Administration.    The New Ace Green Board, or one or more committees or subcommittees of the New Ace Green Board or committees of officers of New Ace Green to whom the New Ace Green Board delegates such power or authority (subject to limitations imposed under Section 16 of the Exchange Act and other applicable law and regulation), will serve as the plan administrator of the Equity Incentive Plan. The plan administrator has full authority to take all actions and to make all determinations required or provided for under the Equity Incentive Plan and any award granted thereunder. The plan administrator also has full authority to determine who may receive awards under the Equity Incentive Plan, the type, terms, and conditions of an award, the number of shares of New Ace Green Common Stock subject to the award or to which an award relates, and to make any other determination and take any other action that the plan administrator deems necessary or desirable for the administration of the Equity Incentive Plan.

Share Reserve.    The aggregate number of shares of New Ace Green Common Stock that may be issued pursuant to awards granted under the Equity Incentive Plan will be the sum of: (i) 10% of the fully-diluted shares of New Ace Green Common Stock as of the Closing; (ii) any shares that remain available for issuance under the Ace Green Incentive Plan as of the Closing; (iii) any shares that are subject to awards under the Ace Green Incentive Plan as of the Closing and that, following the Closing, become available for grant under the Equity Incentive Plan (as further described below); and (iv) an annual increase on January 1 of each calendar year (commencing with January 1, 2026 and ending on and including January 1, 2035) equal to a number of shares equal to            % of the aggregate shares of New Ace Green Common Stock outstanding as of December 31 of the immediately preceding calendar year (or such lesser number of shares as is determined by the New Ace Green Board), subject to adjustment by the plan administrator in the event of certain changes in New Ace Green’s corporate structure, as described below. The maximum number of shares that may be issued pursuant to the exercise of incentive stock options (“ISOs”) under the Equity Incentive Plan will be            shares of New Ace Green Common Stock.

If an award (or part of an award) under the Equity Incentive Plan or the Ace Green Incentive Plan expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, cancelled without having been fully exercised/settled or forfeited, in any case, in a manner that results in New Ace Green acquiring the shares covered by the award (at a price no greater than the price paid by the participant for such shares) or that results in New Ace Green not issuing shares under the award, any unused shares subject to such award will, as applicable, become or again be available for new grants under the Equity Incentive Plan. In addition, shares tendered or withheld to satisfy the exercise or purchase price or tax withholding obligation for any award granted under the Equity Incentive Plan or the Ace Green Incentive Plan will again be or will become (as applicable) available for grants under the Equity Incentive Plan. The payment of dividend equivalents in cash in conjunction with any awards under the Equity Incentive Plan will not reduce the shares available for grant under the Equity Incentive Plan. However, the following shares may not be used again for grant under the Equity Incentive Plan: (i) shares subject to stock appreciation rights (“SARs”) that are not issued in connection with the stock settlement of the SAR on exercise, and (ii) shares purchased on the open market with the cash proceeds from the exercise of options.

Awards granted under the Equity Incentive Plan in substitution for any equity or equity-based awards granted by an entity before such entity’s merger or consolidation with New Ace Green or New Ace Green’s acquisition of such entity’s property or equity securities will not reduce the shares available for grant under the Equity Incentive Plan but will count against the maximum number of shares that may be issued upon the exercise of ISOs.

The Equity Incentive Plan provides that the sum of any cash compensation and the aggregate grant date fair value (determined as of the date of grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year may not exceed $            .

Eligibility.    New Ace Green’s directors, employees and consultants, and employees and consultants of New Ace Green’s subsidiaries, will be eligible to receive awards under the Equity Incentive Plan; however, ISOs may only be granted to employees of New Ace Green or New Ace Green’s parent or subsidiary corporations. Following the Closing, New Ace Green is expected to have approximately            directors,            employees and            consultants who will be eligible to receive awards under the Equity Incentive Plan.

Types of Awards.    The Equity Incentive Plan allows for the grant of awards in the form of: (i) ISOs; (ii) non-qualified stock options (“NSOs”); (iii) SARs; (iv) restricted stock; (v) restricted stock units (“RSUs”); (vi) dividend equivalents; and (vii) other stock or cash based awards.

•        Stock Options and SARs.    The plan administrator may determine the number of shares to be covered by each option and/or SAR, the exercise price and such other terms, conditions, and limitations, including the vesting, exercise, term and forfeiture provisions, applicable to each option and/or SAR as it deems necessary or advisable. Stock options provide for the purchase of shares of New Ace Green Common Stock in the future at an exercise price set on the grant date. Options granted under the Equity Incentive Plan may be either ISOs or NSOs. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are met. SARs entitle their holder, upon exercise, to receive from New Ace Green an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of an option or SAR is determined by the plan administrator at the time of grant but shall not be less than 100% of the fair market value of the underlying shares on the grant date, or in the case of ISOs granted to an employee who owns more than 10% of New Ace Green, 110% of the fair market value of the underlying shares on the day of such grant. Stock options and SARs may have a maximum term of ten years, or, in the case of ISOs granted to an employee who owns more than 10% of New Ace Green, five years from the date of grant. No dividends or dividend equivalents will be payable with respect to stock options or SARs.

•        Restricted Stock.    Restricted stock is an award of shares of New Ace Green Common Stock that are subject to certain vesting conditions and other restrictions and that are nontransferable prior to vesting. The plan administrator may determine the terms and conditions of restricted stock awards, including the number of shares awarded, the purchase price, if any, to be paid by the recipient, the applicable vesting conditions, and any rights to acceleration thereof. The Equity Incentive Plan provides that dividends payable with respect to restricted stock prior to the vesting of such restricted stock instead will be paid out to the participant only as and to the extent that the applicable vesting conditions of the underlying award are subsequently satisfied and the restricted stock vests. Dividends payable with respect to the portion of a restricted stock award that fails to vest will be forfeited.

•        RSUs.    RSUs are contractual promises to deliver cash or shares of New Ace Green Common Stock in the future, which may also remain forfeitable unless and until specified conditions are met. The terms and conditions applicable to RSUs are determined by the plan administrator, subject to the conditions and limitations contained in the Equity Incentive Plan.

•        Other Stock or Cash Based Awards.    Other stock or cash based awards are awards of cash, fully vested shares of New Ace Green Common Stock and other awards valued wholly or partially by reference to, or otherwise based on, shares of New Ace Green Common Stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled.

•        Dividend Equivalents.    Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of New Ace Green Common Stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator. Under the Equity Incentive Plan, dividend equivalents payable with respect to an award shall only be paid to a participant to the extent that the vesting conditions of the underlying award are subsequently satisfied and the award vests. Dividend equivalents payable with respect to the portion of the award that fails to vest will be forfeited.

Adjustments; Corporate Transactions.    In the event of certain changes in New Ace Green’s corporate structure, including any dividend, distribution, combination, merger, recapitalization or other corporate transaction, the plan administrator may make appropriate adjustments to the terms and conditions of outstanding awards under the Equity Incentive Plan to prevent dilution or enlargement of the benefits or intended benefits under the Equity Incentive Plan, to facilitate the transaction or event or to give effect to applicable changes in law or accounting standards. In addition, in the event of certain non-reciprocal transactions with New Ace Green’s stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Equity Incentive Plan and outstanding awards granted thereunder.

Repricings.    The plan administrator may, without stockholder approval, reduce the exercise price of any stock option or SAR, cancel any stock option or SAR in exchange for cash, or cancel any stock option or SAR in exchange for options, SARs or other awards with an exercise price per share that is less than the exercise price per share of the stock options or SARs for which such new stock options, SARs or other awards are exchanged.

Amendment and Termination.    The New Ace Green Board may amend, suspend, or terminate the Equity Incentive Plan at any time, provided that no amendment (other than an amendment that increases the number of shares reserved for issuance under the Equity Incentive Plan, is permitted by the applicable award agreement or is made pursuant to applicable tax or securities laws) may materially and adversely affect any outstanding awards under the Equity Incentive Plan without the affected participant’s consent. Stockholder approval will be required for any amendment to the Equity Incentive Plan to increase the aggregate number of shares of New Ace Green Common Stock that may be issued under the Equity Incentive Plan (other than due to adjustments as a result of share dividends, reclassifications, share splits, consolidations or other similar corporate transactions), to the extent necessary to comply with applicable laws or to increase the limitation on the sum of cash compensation and the aggregate fair value of awards granted to a non-employee director during any fiscal year. An ISO may not be granted under the Equity Incentive Plan after 10 years from the earlier of the date the Athena Board adopted the Equity Incentive Plan or the date on which Athena’s stockholders approve the Equity Incentive Plan.

Foreign Participants, Clawback Provisions and Transferability.    The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards granted under the Equity Incentive Plan will be subject to New Ace Green’s clawback policy adopted in compliance with SEC rules and Nasdaq listing standards, as well as to any other applicable New Ace Green clawback policy. Awards under the Equity Incentive Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the Equity Incentive Plan. This summary deals with the general United States federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

Non-Qualified Stock Options.    If an optionee is granted an NSO under the Equity Incentive Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in New Ace Green Common Stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of New Ace Green Common Stock on the date the optionee exercises such option. Any subsequent gain or loss should be taxable as a long-term or short-term capital gain or loss. New Ace Green or its subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income, subject to Code limitations.

Incentive Stock Options.    A participant receiving ISOs should not recognize taxable income upon grant or at the time of exercise. However, the excess of the fair market value of the shares of New Ace Green Common Stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock should be treated as a long-term capital gain or loss, and New Ace Green should not be entitled to any deduction. If the holding period requirements are not met, the ISO should be treated as one that does not meet the requirements of the Code for ISOs and the participant should recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. New Ace Green and its subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares, subject to Code limitations.

Restricted Stock Units.    A participant generally will not recognize taxable income upon grant of restricted stock units. When cash or shares of common stock are delivered under the terms of the award, the participant should recognize ordinary income equal to the cash payment or the fair market value of the shares delivered, as the case may be, less any amount (if any) paid by the participant for such shares, and New Ace Green and its subsidiaries or affiliates generally should be entitled to a corresponding deduction at that time, subject to Code limitations.

Other Awards.    The current federal income tax consequences of other awards authorized under the Equity Incentive Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Code Section 83(b) election); dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. New Ace Green and its subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income, subject to Code limitations.

Section 409A of the Code

Certain types of awards under the Equity Incentive Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the Equity Incentive Plan and awards granted under the Equity Incentive Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from the requirements of Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the Equity Incentive Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

Plan Benefits

The benefits or amounts that may be received or allocated to participants under the Equity Incentive Plan will be determined at the discretion of the plan administrator and are not currently determinable. The closing price of Athena Class A Common Stock as of            , 2026 was $            per share.

Vote Required for Approval

The approval of the Equity Incentive Plan Proposal, under Delaware law, requires the affirmative vote of a majority of the Athena Class A Common Stock represented in person or by proxy and entitled to vote thereon and who vote at the special meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the special meeting.

Recommendation of the Athena Boad

THE ATHENA BOARD RECOMMENDS THAT THE ATHENA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of Athena’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Athena and its stockholders and what he, she or they may believe is best for himself, herself, or themselves in determining to recommend that stockholders vote for the Equity Incentive Plan Proposal.    In addition, Athena’s directors, executive officers and the Sponsor and its affiliates may have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “The Business Combination — Interests of Athena’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 6 — THE NASDAQ PROPOSAL

Overview

In connection with the Business Combination, we intend to effect (subject to customary terms and conditions, including the Closing), for purposes of complying with the applicable Nasdaq listing rules, the issuance, pursuant to the Merger Agreement, of shares of Athena Class A Common Stock in connection with the Business Combination.

For further information, please see the section entitled “Proposal No. 1 — The Business Combination Proposal,” as well as the annexes to this proxy statement/prospectus.

Why Athena Needs Stockholder Approval

We are seeking stockholder approval in order to comply with Nasdaq Listing Rule 5635(a), (b), (c) and (d), as applicable.

Under Nasdaq listing rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock), or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under Nasdaq listing rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the registrant. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under Nasdaq listing rule 5635(c), stockholder approval is required prior to the issuance of securities when a plan or other equity compensation arrangement is established or materially amended.

Under Nasdaq listing rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Stockholder approval of the Nasdaq Proposal is also a condition to the Closing under the Merger Agreement.

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, we will issue up to            shares of Athena Class A Common Stock in connection with the Business Combination.

The issuance of the shares of Athena Class A Common Stock described above would result in significant dilution to Athena stockholders and result in Athena stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of Athena. For further information, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Ownership of New Ace Green After the Closing,” as well as the annexes to this proxy statement/prospectus.

Vote Required for Approval

The Nasdaq Proposal is conditioned on the approval of the Business Combination Proposal at the special meeting.

The Nasdaq Proposal will be approved and adopted if a majority of the votes cast in person online or by proxy at the special meeting vote “FOR” the Nasdaq Proposal. Failure to vote by proxy or to vote in person online at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Nasdaq Proposal.

Recommendation of the Athena Board

THE Athena BOARD UNANIMOUSLY RECOMMENDS THAT
STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

PROPOSAL NO. 7 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal

The Adjournment Proposal, if adopted, will allow the Athena Board to adjourn the special meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to Athena’s stockholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve one or more of the proposals presented at the special meeting. In no event will the Athena Board adjourn the special meeting or consummate the Business Combination beyond the date by which it may properly do so under the Existing Charter and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Athena’s stockholders, the Athena Board may not be able to adjourn the special meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve one or more of the proposals presented at the special meeting.

Vote Required for Approval

Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals. The Adjournment Proposal will be approved and adopted if a majority of votes cast in person online or by proxy at the special meeting vote “FOR” the Adjournment Proposal. Failure to vote by proxy or to vote in person online at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Adjournment Proposal.

Recommendation of the Athena Board

THE ATHENA BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS
VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT ACE GREEN

Unless the context requires otherwise, references to “Ace,” “we,” “us,” or “our” and “the Company” in this section are to the business and operations of Ace prior to the consummation of the Business Combination, which will be the business of New Ace Green following the consummation of the Business Combination.

Company Overview

Ace is a battery recycling technology company developing modular LITHIUMFIRST™ and modular GREENLEAD® technologies for the recycling of scrap (or end-of-life or waste) lithium-ion (“LIB”) and lead-acid (“LAB”) batteries, respectively. Both technologies are fully electrified and use innovative hydrometallurgical processes and proprietary equipment to recover critical raw materials for battery manufacturing including lithium, cobalt, nickel, graphite, and lead. Ace Green’s recycling technologies result in zero Scope-1 carbon emissions and generate no toxic liquid or solid waste.

With a focus on environmental sustainability, Ace Green designed both its LITHIUMFIRST™ and GREENLEAD® technologies to use less energy, reduce carbon emissions and produce less liquid and solid waste compared to traditionally used pyrometallurgical (a high temperature metal extraction processes, called smelting, used for both LIBs and LABs) and chemical based extraction (a solvent-extraction based hydrometallurgical process used for LIBs) processes for battery recycling. Through the incorporation of innovations that Ace Green has developed in this regard, both technologies are engineered to enable efficient recovery of critical raw materials through their recycling process. We believe that, through the innovations Ace has incorporated into them, Ace Green’s technologies have the potential to reduce the environmental impact of battery recycling, enhance the security and reliability of battery material supply chains, and contribute to a more sustainable system where resources are continuously reused rather than discarded, that is, a “circular economy.”

Ace Green is dedicated to continuous research and development. Building on our existing innovations in electrified battery recycling, we are working to improve our current technologies and develop new processes for recovering critical battery materials.

Company Background

Ace Green was formed in 2021 when it acquired two companies that now constitute its operating subsidiaries: Verdeen Chemicals, Inc. (“Verdeen”), a U.S. company specializing in advanced chemical-based (hydrometallurgical) recycling of used lead-acid batteries, and Ace Recycling Pte Ltd. (“A-SG”), a Singaporean company focused on building a supply chain for recycling metal waste, including battery materials. This business combination brought together Verdeen’s technological expertise with A-SG’s supply chain development efforts, strengthening Ace Green’s ability to develop better recycling technologies and reach wider markets.

Verdeen, founded in 2015, aimed to create a sustainable, scalable, and profitable way to recycle LABs. Initially, Verdeen developed an innovative chemical-based (hydrometallurgical) process to produce lead oxide (also known as red lead) from scrap LABs, a key material used in energy storage batteries. Verdeen then refined its technology to directly produce lead from scrap LABs. With funding from the Government of India’s Technology Development Board in 2018, Verdeen scaled up this zero direct-emission (Scope 1) technology to pilot commercial size, constructing a facility that started production in 2019. Between 2019-2022, it successfully scaled up the facility and recycled more than 785,000 pounds of LABs for Luminous Power Technologies Pvt. Ltd., a subsidiary of Schneider Electric in India. Verdeen has also developed a process to recover lead from slag, a hazardous waste byproduct of traditional high-temperature (pyrometallurgical) LAB recycling and has tested it at bench scale.

Founded in 2019, A-SG helped metal recycling businesses grow by offering several key services: providing financial support (including working capital and project financing); offering access to cleaner technologies; ensuring responsibly sourced materials; and creating better sales opportunities. A-SG connected recycling businesses with companies that needed their recycled products or could supply them with raw materials. They also offered risk management and financial solutions to support business growth. A-SG built relationships and entered into service agreements with various companies in the metal industry across Asia, Europe, the United States, Australia, and Africa, including those working with battery materials like lead, lithium, nickel, cobalt, copper, and aluminum.

Ace Green utilizes a network of wholly-owned subsidiaries to manage its diverse operations. These subsidiaries are structured as follows:

•        U.S. Subsidiaries:

•        AGR Personnel Inc. (Delaware): Manages U.S. employment.

•        AGR Lithium Inc. (Delaware): Owns Ace Green’s LIB recycling intellectual property.

•        Verdeen Chemicals Inc. (Delaware): Owns Ace Green’s LAB recycling intellectual property.

•        AGR Licensing Inc. (Delaware): Manages Ace Green’s global licensing and contracting activities.

•        AGR Asset Holdings Inc. (Delaware): Will own Ace Green’s LAB recycling assets.

•        AGR Lithium Asset Holdings Inc. (Delaware): Will own Ace Green’s LIB recycling assets.

•        AGR Enterprises Inc. (Delaware): Manages Ace Green’s U.S. supply chain and trading operations.

•        Singapore Subsidiary:

•        Ace Recycling Pte Ltd (Singapore): Serves as Ace Green’s Singapore trading and commercial entity, and has two wholly-owned subsidiaries:

•        AGR Equipments Pvt. Ltd. (India): Fabricates LAB recycling equipment for Ace Green’s licensing partners.

•        Verdeen Chemicals Pvt. Ltd. (India): Owns and operates Ace Green’s LIB recycling facility in India.

Since its inception, Ace Green has pursued a licensing model to commercialize its GREENLEAD® technology. Between 2019 and 2022, Ace Green completed a pilot-commercial scale operation of GREENLEAD® in India, recycling used LABs for Luminous Power Technologies Pvt. Ltd., a Schneider Electric company. This pilot successfully demonstrated the recovery of lead from scrap LABs and validated the cost-effectiveness of the process for commercial viability. Ace Green began commercial deployment of GREENLEAD® at a licensee’s facility in Taiwan in 2024. Since 2023, Ace Green has been conducting pilot-scale operations of LITHIUMFIRST™ technology at its facility in India. This pilot has successfully demonstrated the recovery of lithium carbonate and other valuable materials from spent LIBs and confirmed the projected cost-effectiveness of the process for future large-scale operations. Currently, however, the market for lithium carbonate, the main product from our LIB recycling process, is still developing and market prices for lithium carbonate are currently too low to make full-scale operations of LIB recycling cost-effective. As a result, Ace Green currently intends to maintain its pilot-scale operations of the LITHIUMFIRST™ technology at its India facility and to focus on the LAB recycling part of its business for the foreseeable future. This approach is designed to facilitate continued research and development while supporting the eventual phased transfer and integration of these operations to our planned commercial-scale battery recycling facility in Texas, if and when the market improves such that commercial-scale LIB recycling is economically viable. We expect, however, that our primary focus during at least the next two to three years will be on our LAB recycling operations.

Ace Green operates and continues to develop a platform to improve the battery materials supply chain. This platform, based on the one originally created by A-SG, helps manage the flow of battery materials at every step of the battery value chain, from raw materials (like metal-containing waste including scrap batteries) and partially processed materials (what we call “intermediates”) to final products that battery manufacturers use to manufacture new batteries. The battery value chain can be best thought of as a series of steps: first, the securing of the necessary raw materials; then, the processing of such raw materials into intermediate products; and finally, those intermediates are turned into finished batteries. Our platform connects companies involved in each of these steps, from those who supply raw materials to those who manufacture batteries and those who recycle them. This platform helps companies overcome challenges that they might face in getting the materials they need or selling their finished products by connecting them with others in the industry. By working with these companies through the platform, Ace Green also builds valuable relationships with potential future customers for its battery recycling technology.

Effective June 4, 2025, we entered into a Master Offtake Agreement with The Ownes Group (WA) Pty Ltd., which provides that Ace Green shall be the exclusive purchaser and marketer of all battery materials and other commodities, such as lead metallics and grids, paste, ingots (in various forms), alloys and various other lead shapes, produced by the Owens Group and its affiliates from its facility located in Western Australia, as long as it matches the terms offered by any other potential purchasers of such products. The agreement has an initial term of 10 years plus two additional five-year terms unless either party provides notice of non-renewal to the other, and subject to earlier termination as provided therein. The agreement provides (i) for Ace Green to receive a marketing fee equal to 2% of the value of the products it resells under the agreement, subject to a minimum of $30 per metric ton, and (ii) Ace Green with the right to match commercial terms offered by an end customer and purchase the products subject to the agreement for its own consumption or to sell such purchased products to other third parties of its choice.

Markets Overview and Opportunity

The battery recycling industry plays a vital role in creating a more sustainable future for battery materials. The rapidly growing demand for batteries, driven largely by the rise of electric vehicles and the increasing need for energy storage solutions, presents significant environmental and economic challenges. Discarded batteries pose a substantial environmental risk. Improperly handled batteries can leach harmful substances, such as heavy metals and corrosive chemicals, into the soil and water, contaminating ecosystems and posing risks to human health. These substances can also contaminate the air if batteries are incinerated. Therefore, proper handling and processing of end-of-life batteries are crucial. Furthermore, continuously mining virgin materials to meet the ever-increasing demand for new batteries depletes finite natural resources and can cause significant environmental damage, including habitat destruction and pollution. Economically, this reliance on virgin material mining can lead to price volatility and supply chain vulnerabilities for critical battery materials. Battery recycling offers a solution to these challenges. By recovering valuable metals and other components from spent batteries, we reduce the volume of hazardous waste entering landfills and lessen our dependence on environmentally damaging mining practices. This recovery process also helps secure a stable and reliable supply of critical materials needed for battery production, mitigating potential price fluctuations and supply chain disruptions.

Recycling Processes and Goals:

Traditional battery recycling typically involves two main stages:

1.      Pre-processing (mechanical separation):    This stage physically separates the battery components. Dismantling involves manually taking the battery apart to isolate larger components like the casing and electrodes. Shredding then reduces the remaining materials into smaller pieces, and sieving uses screens to separate these pieces by size, preparing them for the next stage.

2.      Post-processing (metal recovery):    The shredded and sieved battery materials then undergo further processing to recover valuable metals. Two primary methods are used:

•        Hydrometallurgical Processing:    This method uses chemical solutions to dissolve and extract valuable metals, such as lead, lithium, cobalt, nickel, and copper.

•        Pyrometallurgical Processing (Smelting):    This process uses extremely high temperatures to melt and separate metals. While effective for recovering certain metals, it can produce significant emissions, including carbon emissions, and harmful waste.

Recycling Process Outputs and Their Importance:

Recycled battery materials offer significant value due to their use in new batteries and other applications. The key outputs of battery recycling processes include:

•        Black Mass:    This is a mixture of valuable metals — including lithium, cobalt, nickel, manganese, iron, aluminum, and copper — recovered from LIBs. These metals are essential for manufacturing new batteries. Black mass is typically further processed using hydrometallurgical or pyrometallurgical methods to separate and refine the individual metals. Hydrometallurgical processes produce metal salts (chemical compounds of metals), while pyrometallurgical processes produce the metals in their pure form. These refined metals and metal salts are then used in the production of new batteries.

•        Lead:    Recovered from LABs, lead is a crucial component in automotive batteries and various industrial applications. These industrial uses include backup power systems (for hospitals, data centers, and emergency lighting), uninterruptible power supplies, and industrial equipment (such as forklifts, mining equipment, and telecommunications systems).

•        Graphite:    A key component of lithium-ion battery anodes, graphite recovered during recycling can be upgraded (upcycled) to battery-grade quality and reused in new battery production.

•        Plastics:    The plastic casings recovered from batteries can be recycled and used to make new battery casings or other plastic products.

Recycling battery materials offers several key benefits:

•        Strengthened Supply Chains:    Recycling creates a domestic supply of critical battery materials, reducing dependence on foreign suppliers and mitigating potential supply chain disruptions.

•        Conserved Natural Resources:    Recycling minimizes the need for environmentally and socially impactful primary mining, thus conserving valuable natural resources.

•        Lower Material Costs:    Recovered materials are often less expensive than newly mined materials, which improves the cost competitiveness of battery manufacturing.

•        Improved Environmental Sustainability:    Recycling lessens the overall environmental footprint of battery production and disposal by reducing waste and emissions.

•        Reduced Energy Use:    Recycling generally requires less energy than producing battery materials from primary mining.

Ace Green’s Market Opportunity

Ace Green has developed commercially viable and environmentally sustainable hydrometallurgical and modular battery recycling processes to capitalize on several key aspects of the growing battery recycling market. Ace Green’s modular approach breaks down the recycling process into smaller, independent units, each focused on a specific task. This modular design offers several advantages, including scalability, flexibility, reduced capital investment, and reduced operational risks.

•        Meeting Current and Expanding Demand:    While LAB recycling has been an established industry for decades, the recent surge in demand for LIBs has driven the need for efficient LIB recycling solutions. Ace Green’s technologies address both LAB and LIB recycling, catering to the evolving needs of the battery industry.

•        Enabling Localized Recycling:    Ace Green’s modular technologies enable localized battery recycling. This reduces the risks and costs associated with transporting hazardous battery waste over long distances. It also allows regions generating battery waste to process it locally, fostering the development of regional, self-sufficient systems for battery material reuse. This localized approach strengthens local economies, reduces reliance on global supply chains, and minimizes the environmental impact of transportation.

•        Minimizing Environmental Impact and Ensuring Commercial Viability:    Ace Green has designed its technologies to minimize environmental impact and ensure commercial viability. Our processes achieve this by:

•        Reducing carbon emissions:    Electrifying processes and avoiding the use of fossil fuels significantly reduces carbon emissions.

•        Reducing waste:    Recycling aqueous media back into the process and generating sellable byproducts minimizes waste generation.

•        Commercial viability:    Our technologies offer lower operating costs, higher material recovery rates, and reduced regulatory compliance burdens compared to traditional technologies. Traditional technologies often face challenges related to high emissions, low recovery rates, high costs, and stringent regulatory requirements.

•        Supporting a Sustainable Supply Chain:    By focusing on recovering and reusing critical materials in battery manufacturing, Ace Green contributes to a circular economy for batteries. This approach helps ensure a stable and secure supply of these essential materials.

Supply Chain Networks

Robust supply chain networks are essential for the battery recycling industry’s success, especially as they connect the recycling process to the broader supply chain of battery materials. These networks link battery manufacturers, recyclers, material suppliers, and end-users, enabling the efficient flow of materials and information. By actively participating in and contributing to these networks, Ace Green aims to:

•        Secure a Consistent Feedstock Supply:    Establish reliable access to a steady supply of both spent batteries and battery production scrap for its recycling operations.

•        Develop Key Industry Relationships:    Build strong collaborative relationships with battery manufacturers, automakers, and other key stakeholders. Ace Green aims to develop integrated and sustainable solutions by offering readily tradable, value-added products, such as refined lead and lead alloys from LAB recycling, and metal salts (like lithium, nickel, and cobalt salts) from LIB recycling.

•        Streamline Recycled Material Flow:    Ensure the efficient and cost-effective transportation and delivery of recovered materials to battery manufacturers through established logistics partnerships and optimized transportation routes.

Lead Batteries and Lead Market

The global LAB market, driven by continued demand for lead, is substantial. While some industry analyses suggest ongoing lead demand for the coming decades, Ace Green believes that the market will continue to grow, particularly with the anticipated rise of renewable energy sources. Grid storage and other energy storage applications associated with solar and wind power are likely to further stimulate demand for LABs, given their cost, safety, and reliability advantages compared to some other battery types in these applications. The continued production of LABs in the United States and Europe, along with increasing manufacturing in regions like China, India, and Southeast Asia, has significantly increased global lead demand, putting pressure on existing recycling networks.

A significant portion of LAB recycling outside of developed economies (such as the U.S., Canada, the EU, Japan, and Australia) occurs in older facilities with inadequate environmental safeguards and limited enforcement. While some regions are strengthening regulations and enforcement, even the most advanced traditional lead recycling operations generate more pollution and pose greater worker safety risks than Ace Green’s GREENLEAD® technology. We believe that the aging infrastructure of existing facilities and increasingly stringent environmental and safety regulations will drive demand for sustainable and commercially viable technologies like GREENLEAD® in both developing and developed markets.

Global annual demand for lead metal is estimated by Wood Mackenzie at approximately 14.7 million metric tons (1 metric ton = 1,000 kg), representing a market value of roughly $29 billion. They project this demand to grow at a compound annual growth rate of about 1% over the next 10 years, driven by continued strong LAB demand.1

The United States faces a significant lead supply-demand imbalance. Estimated annual domestic demand for refined lead exceeds domestic production by approximately half a million metric tons. This gap has widened due to the closure of several major domestic recyclers in the past two decades, reducing domestic recycling capacity. Consequently, the U.S. increasingly exports spent LABs for processing, primarily to Asia and Mexico, where recycling often occurs in outdated facilities with inadequate environmental safeguards and limited enforcement. This reliance on foreign processing creates vulnerabilities in the U.S. lead supply chain, exposing the country to potential disruptions and price volatility.

Furthermore, it raises concerns about the environmental and social impacts of overseas recycling practices. While the U.S. imports significant quantities of both new lead batteries and lead metal, this import dependence hinders the development of a robust domestic manufacturing base. A strong domestic recycling industry is essential to provide a reliable source of raw materials for domestic manufacturers, fostering growth and reducing reliance on foreign supply chains.

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1        Wood Mackenzie, Commodity Market Report Global lead strategic planning outlook — Q1 2024, Mar. 29, 2024.

Ensuring a safe and sustainable U.S. lead supply is crucial. It minimizes the environmental risks associated with less regulated overseas recycling, ensures adherence to stringent U.S. environmental and worker safety standards, strengthens national security by reducing reliance on foreign sources for a critical metal, and supports the growth of a domestic LAB manufacturing industry, creating jobs and stimulating economic activity.

The U.S. is a key strategic market for Ace Green, offering significant growth potential. We believe that increasing lead demand in the U.S., coupled with a growing emphasis on environmental sustainability and regulatory compliance, presents a substantial opportunity for Ace Green’s GREENLEAD® technology. We believe that by establishing a strong U.S. presence, Ace Green can capitalize on this demand, contribute to a more sustainable domestic lead recycling industry, and enhance its global market leadership.

Lithium-ion Battery Market

Global demand for LIBs is projected to grow dramatically over the next decade. Annual demand is expected to surge from approximately 700 gigawatt-hours in 2022 to an estimated 4,700 gigawatt-hours by 2030.2 A gigawatt-hour (“GWh”) is a unit of energy equal to one billion watt-hours. This rapid growth is primarily fueled by the expanding electric vehicle and energy storage markets, which are projected to account for a substantial 4,300 GWh of demand in 2030. Several key factors are driving this expansion:

•        Stringent Environmental Regulations:    The global push for sustainability, exemplified by policies like the EU’s “Fit for 55” program (a package of policies aimed at reducing greenhouse gas emissions, including stricter vehicle emissions standards and incentives for electric vehicle purchases) and the U.S. Inflation Reduction Act (which provides significant tax credits and incentives for the purchase of electric vehicles, as well as investments in domestic battery manufacturing and recycling), is accelerating the transition to EVs.

•        Increasing Consumer Demand:    Growing consumer preference for environmentally friendly technologies is driving EV adoption. Some countries project that EVs will account for the majority of passenger car sales by 2030.

•        Reducing Fossil Fuel Dependence:    Major economies, including India and several European nations that rely on fossil fuel imports, are deploying EVs and renewable energy technologies to reduce their dependence on these imports.

•        Growth in Artificial Intelligence (AI):    The recent surge in AI applications has significantly increased energy demands, driving the need for energy storage solutions. This increased demand favors batteries with high energy storage density and low cost.

Battery energy storage systems (“BESS”) are also a significant growth area for batteries. BESS help manage energy supply and demand by storing excess energy from power plants and releasing it when needed, stabilizing the grid and reducing the need for peak power generation. They also enable the integration of renewable energy sources like solar and wind power, which are intermittent, by storing their energy for later use. The growing demand for BESS, driven by the need for grid stability and the increasing adoption of renewable energy, is expected to contribute significantly to the overall growth of the battery market. The global BESS market is expected to grow at a compound annual growth rate (CAGR) of 21% to 137GW/442GWh by 2030.3

While China currently dominates and is predicted to maintain a significant share of the LIB market, the fastest demand growth is anticipated in the EU and the U.S., driven by recent regulatory changes and a growing focus on localizing battery material supply chains.4

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2        Jakob Fleischmann, Patrick Schaufuss, et. al., Battery 2030: Resilient, Sustainable, and Circular, McKinsey & Company, Jan. 16, 2023, available at https://www.mckinsey.com/industries/automotive-and-assembly/our-insights/battery-2030-resilient-sustainable-and-circular.

3        Nelson Nsitem, Global Energy Storage Market Records Biggest Jump Yet, BloombergNEF, Apr. 25, 2024, available at https://about.bnef.com/blog/global-energy-storage-market-records-biggest-jump-yet/.

4        Jakob Fleischmann, Patrick Schaufuss, et. al., Battery 2030: Resilient, Sustainable, and Circular, McKinsey & Company, Jan. 16, 2023, available at https://www.mckinsey.com/industries/automotive-and-assembly/our-insights/battery-2030-resilient-sustainable-and-circular.

It is estimated that over 100 new battery gigafactories will need to be built worldwide between now and 2030 to meet this surge in demand.5 Gigafactories are large-scale manufacturing facilities designed to produce batteries at a massive scale. They offer several advantages, including economies of scale, increased efficiency, and reduced production costs. By increasing battery production capacity, gigafactories will help meet the growing demand for batteries, ensuring a stable supply and driving down costs. Additionally, these facilities will promote innovation and technological advancements in battery production, leading to improved battery performance and reduced environmental impact. This significant growth in LIB demand is expected to translate into a substantial increase in overall battery industry revenues, with projections indicating a five-fold rise from approximately $85 billion in 2022 to over $400 billion by 2030.6 We expect this growth in the overall battery market significantly increase the availability of spent batteries and battery production scrap, creating a larger market opportunity for the LIB recycling industry and companies like Ace Green.

Growth of Lithium Ferro Phosphate (“LFP”) batteries

LFP batteries are increasingly popular within the LIB market. While nickel-manganese-cobalt (“NMC”) batteries have been historically prevalent, LFP batteries are gaining traction due to their improved safety, stability, and cost-effectiveness over NMC batteries:

•        Safety:    LFP batteries are less prone to thermal runaway, making them inherently safer, especially in large-scale applications like electric vehicles and energy storage systems.

•        Stability:    LFP batteries have a longer cycle life, meaning they can be charged and discharged more times before their performance degrades, leading to greater durability and reduced replacement needs.

•        Cost-Effectiveness:    LFP batteries are generally less expensive to produce than NMC batteries, making them a more cost-effective option for various applications.

Although LFP batteries have a slightly lower energy density than NMC batteries (meaning they store less energy per unit of weight), advancements in technology are mitigating this difference. Energy density affects the size and weight of the battery pack needed for a given amount of stored energy. While NMC batteries offer higher energy density, LFP batteries can still meet the energy storage needs of many applications, particularly as fast-charging infrastructure becomes more widespread. Fast charging reduces the impact of lower energy density by minimizing charging times. This is evident in the Chinese market, a leading market for electric vehicles and energy storage, where LFP batteries accounted for 67.6% of EV battery installations in 2023.7

The trend toward LFP batteries is projected to continue, driven by several factors. The lower cost of LFP batteries provides a significant advantage over NMC batteries.8 Furthermore, government incentives, like those in the U.S. Inflation Reduction Act, further encourage LFP battery adoption in the EV and BESS market.

The growing importance of energy storage solutions for grid applications also fuels demand for LFP batteries. The energy storage solutions market, which reached 140 GWh in 2023, is projected to grow substantially, reaching 840 GWh by 2033.9 LFP batteries are expected to dominate this segment, with an estimated 87% market share by 2033.10

While mining will remain a primary source of battery materials for the foreseeable future, recycling is becoming crucial for a sustainable battery ecosystem. Although the recycling sector is projected to be relatively small through 2030, significant growth is expected in the following decade as more batteries reach their end of life. Additionally, recycling is essential for managing manufacturing scrap. Large-scale LIB production factories, particularly those

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5        Id.

6        Id.

7        Zihao Li, Justin Yang, Growing LFP adoption drives need for more transparency across chemistry’s supply chain, Dec. 18, 2023, FastMarkets, available at https://www.fastmarkets.com/insights/growing-lfp-adoption-drives-need-for-more-transparency-across-chemistrys-supply-chain.

8        Bloomberg NEF, Lithium-Ion Battery Pack Prices Hit Record Low of $139/kWh, Nov. 26, 2023, available at https://about.bnef.com/blog/lithium-ion-battery-pack-prices-hit-record-low-of-139-kwh/#:~:text=These%20packs%20and%20cells%20had,and%20$80/kWh%20in%202030.

9        Zihao Li, Justin Yang, Growing LFP adoption drives need for more transparency across chemistry’s supply chain, Dec. 18, 2023, FastMarkets, available at https://www.fastmarkets.com/insights/growing-lfp-adoption-drives-need-for-more-transparency-across-chemistrys-supply-chain.

10      Id.

outside China, will likely require several years to optimize their production processes and minimize waste generation. These factories will need nearby recycling partners to cost-effectively manage this waste, recovering valuable materials and reducing their reliance on purchasing new raw materials.

While LFP batteries contain fewer valuable metals like nickel and cobalt compared to NMC batteries, their dominance in the market necessitates efficient recycling solutions. Recycling LFP batteries helps recover valuable materials like lithium and iron phosphate, reducing the need for mining and contributing to a more sustainable battery ecosystem. Developing commercially viable LFP battery recycling processes is essential to ensuring the long-term sustainability of the battery industry and addressing the growing environmental concerns associated with battery waste.

Consistent with these market developments, Ace Green has strategically prioritized developing and deploying its LITHIUMFIRST™ technology for LFP battery recycling, although the technology can process both NMC and LFP batteries. This focus is driven by several factors. First, traditional solvent-extraction hydrometallurgical processes, commonly used for NMC battery recycling, often struggle to achieve commercial viability with LFP batteries because the lower value of the metals in LFP batteries (compared to NMC batteries) makes the traditional recycling process less economically attractive. Second, LITHIUMFIRST™ offers a distinct competitive advantage by enabling cost-effective lithium recovery from LFP batteries. Lithium is the most valuable material in LFP batteries, and its efficient recovery is key to making LFP battery recycling profitable. This advantage is especially significant in developed markets, where permitting and scaling up traditional hydrometallurgical facilities can be challenging due to complex regulatory processes and the substantial capital investment required. Third, LITHIUMFIRST™’s modularity allows for a phased increase in recycling capacity, which is crucial because the market for LFP battery recycling is still developing, significant volumes of end-of-life LIBs may not be available for recycling for several years and it is not clear when the market price of lithium battery materials may increase to a level where commercial-scale LFP recycling makes economic sense. This phased approach enables Ace Green to scale up its recycling operations in line with the growth and development of the LIB recycling market as well as the EV market and the increasing availability of end-of-life batteries. By starting with a smaller-scale operation and gradually expanding it over time, Ace Green can minimize upfront capital investment and reduce the risk associated with scaling up too quickly.

Ace Green’s Business

Ace Green’s Technology and Competitive Advantages

Ace Green has developed LITHIUMFIRST™ and GREENLEAD® modular technologies for recycling spent LIBs and LABs, respectively. “Modular” means that the recycling process is broken down into smaller, self-contained units, each performing a specific function. This modular design offers several advantages, including scalability (easily increasing or decreasing capacity) and reduced risk (limiting the impact of a malfunction in one unit).

GREENLEAD® Technology for LAB Recycling

Ace Green’s GREENLEAD® technology represents a significant advancement over traditional pyrometallurgical (smelting) processes for LAB recycling. Unlike smelting processes, which operate at extremely high temperatures (over 1,000°C), GREENLEAD® is a fully electrified electrochemical process that operates at ambient temperature. Figure 1 below illustrates the key differences between Ace Green’s GREENLEAD® technology and traditional smelting processes in LAB recycling. Ace Green’s innovative approach offers several key advantages:

•        Zero Scope-1 Carbon Emissions:    By eliminating the need for high-temperature combustion processes, GREENLEAD® eliminates direct carbon emissions associated with fossil fuel use, aligning with the growing global emphasis on sustainability.

•        Zero Waste Production:    GREENLEAD® generates zero liquid or solid waste by recycling the water used in the process and generating sellable byproducts. Traditional recycling methods, on the other hand, often produce significant amounts of hazardous waste that require specialized disposal, adding to the environmental burden and operational cost.

•        Higher Lead Recovery and Purity:    GREENLEAD® recovers up to 99% of the lead from spent LABs, compared to the up to 97% recovery rate achieved by traditional smelting. Furthermore, GREENLEAD® produces high-purity lead metal, minimizing or eliminating the need for extensive and costly downstream refining often required after smelting.

•        Direct Production of Lead Alloys from Grid-Metallics:    GREENLEAD® uses a proprietary chemical process at room temperature to treat grid-metallics (a lead alloy used to make the support grid for the active material in LABs) recovered during battery dismantling. This process removes adhering lead compounds (lead oxides and lead sulfates), allowing the cleaned grid-metallics to be directly cast into valuable lead alloys. Traditional recycling methods typically require smelting grid-metallics, an energy-intensive process that GREENLEAD® eliminates, further reducing operating costs.

•        Improved Environmental and Worker Safety Performance:    GREENLEAD® significantly reduces environmental impact by eliminating hazardous emissions, such as lead dust and hazardous waste, compared to traditional smelting. Furthermore, GREENLEAD® operates at room temperature in a fully-wet environment, meaning all processing steps occur within a water-based solution (aqueous media). This eliminates worker exposure to high temperatures and lead dust, creating a safer and healthier work environment.

•        Proprietary Chemical Formulations:    Ace Green has developed proprietary chemical formulations using readily available, non-toxic compounds. They enable the use of cost-effective sodium hydroxide as an electrolyte and optimize material recovery. These unique formulations create a competitive advantage, a barrier to entry, and valuable intellectual property for licensing or joint ventures.

•        Modular Design:    GREENLEAD®’s modular design allows for easy scalability. The modularity means the system is composed of independent units, each performing a specific part of the recycling process. This allows for easy expansion, adding more modules as needed to meet growing market demand.

•        Seamless Integration with Existing Infrastructure:    GREENLEAD® is designed to integrate with existing LAB recycling infrastructure for ancillary operations, such as battery breaking, spent electrolyte treatment, sodium sulfate manufacturing, scrap plastics cleaning and recycling, and refining/lead ingoting. This offers existing recyclers a significant advantage by allowing them to adopt GREENLEAD® technology in phases, minimizing the capital expenditure required for transition. As GREENLEAD® can utilize much of their existing equipment, recyclers avoid the cost and disruption of building an entirely new facility. This compatibility also makes GREENLEAD® an attractive option for licensing or joint venture partnerships, as it reduces the financial risk for potential partners. As shown in Figure 1, these ancillary equipment units are standard, off-the-shelf components commonly used in traditional LAB recycling.

Figure 1

LITHIUMFIRST™ Technology for LIB Recycling

Current LIB recycling primarily uses two methods: pyrometallurgical (smelting) and hydrometallurgical processes. Smelting, while effective for recovering nickel and cobalt, typically results in significant lithium loss within the slag (a toxic solid waste byproduct of smelting) and generates substantial emissions. Hydrometallurgical processes, often adapted from solvent-extraction techniques used in mining, can recover a wider range of valuable metals, including lithium. However, these processes often require significant amounts of chemicals, water, and energy, resulting in high operating costs and generating substantial liquid waste (effluent) that requires treatment before environmental release. This effluent treatment can be complex and expensive, potentially limiting water reuse within the recycling process. Furthermore, in hydrometallurgical systems, lithium recovery often occurs late in the process, which can limit the overall lithium recovery rate. This lower lithium recovery is particularly problematic for recycling LFP batteries, where lithium is the only valuable material. The combination of lower lithium recovery and higher processing costs makes traditional hydrometallurgical recycling of LFP batteries less commercially viable.

Ace Green’s LITHIUMFIRST™ technology is a significant advancement over these traditional methods. Because the LIB recycling landscape is constantly evolving, with changing battery types and currently limited volumes of spent batteries, Ace Green has designed LITHIUMFIRST™ as a modular system that prioritizes lithium recovery, a critical component of all LIBs. This modularity, as discussed above, offers two key advantages including easy scalability, allowing Ace Green to expand capacity by simply adding more modules as the volume of spent LIBs increases, and reduced upfront capital investment, as expansion can be phased in over time to meet evolving market needs.

While Ace Green’s strategic focus is on LFP batteries due to their growing market share, the LITHIUMFIRST™ platform’s modular architecture is designed to accommodate diverse battery types. The LFP process is integrated within the broader NMC process, but has been optimized to operate at room temperature (compared to about 300°C for NMC batteries). This allows for lower operating expenses as there is no need for heating and allows for commercial viability of the LFP battery recycling. This means that the same core modules can be used for both types of batteries, with additional modules added or adjusted as needed for specific material recovery from different battery types. This design minimizes the need for completely separate processing lines for each battery type, increasing efficiency and reducing capital costs, especially during the next few years when a limited supply of spent batteries is widely expected. For example, the modules used for lithium extraction and purification can be common to both LFP and NMC processing, while separate modules might be used for recovering nickel and cobalt from NMC batteries.

Figures 2 and 3 below illustrate the high-level process flowcharts for Ace Green’s NMC and LFP battery recycling technologies, respectively. Ace Green’s innovative approach offers several key advantages:

•        Prioritized Lithium Recovery:    LITHIUMFIRST™ prioritizes early lithium extraction as lithium carbonate during initial processing. This contrasts with traditional hydrometallurgical processes, where lithium recovery often occurs later. LITHIUMFIRST™ produces high-purity lithium carbonate (typically exceeding 98% purity) that is further refined to battery-grade quality using standard industry practices. This allows Ace Green to generate revenue by selling the high-purity lithium carbonate to existing lithium refiners. Simultaneously, Ace Green is carefully watching market trends, including lithium prices, supply and demand, and the development of refining technologies. This strategic monitoring allows us to phase in our own downstream lithium refining operations at the optimal time, ensuring that we can capitalize on market opportunities and add further value to our recovered lithium.

•        Fully Electrified and Modular Design:    Ace Green’s LITHIUMFIRST™ technology is a fully electrified process, eliminating the need for fossil fuels and resulting in zero Scope 1 carbon emissions. This aligns with the growing emphasis on sustainability and can simplify permitting processes in environmentally conscious markets. The modular design of the technology enables flexible deployment and scalability, allowing for adaptation to varying feedstock volumes and market demands.

•        Innovative Chemical Consumables Approach:    LITHIUMFIRST™ utilizes unique chemical consumables distinct from those used in traditional solvent-extraction hydrometallurgical processes. This approach minimizes waste by reducing the use of hazardous chemicals and optimizing the recovery of valuable materials. It also enables the production of high-purity intermediate products, such as mixed metal salts (oxides and hydroxide precipitates of nickel, cobalt, and manganese for NMC batteries, and iron phosphate for LFP batteries). These intermediates are readily marketable to existing market participants, providing an immediate revenue stream. This also allows Ace Green to carefully assess market dynamics for these materials before investing in and scaling its own refining operations. By focusing on these high-purity intermediates, Ace can leverage existing refining infrastructure, simplifying operations and deferring the need for large-scale, capital-intensive in-house refining capabilities.

•        Eliminating solid and liquid waste:    Ace Green’s LITHIUMFIRST™ technology is able to recycle all the water back in the process while generating marketable byproducts like salts of sodium and calcium.

•        Lower Capital Expenditure:    Ace Green’s LITHIUMFIRST™ technology, with its innovative process and valuable intermediate products, requires less capital investment per unit of recycling capacity than traditional hydrometallurgical processes. This lower capital expenditures allows Ace to establish recycling facilities with a smaller initial investment, facilitating faster market entry and enabling the company to become a major participant in the battery materials industry.

NMC Li-ion Battery Recycling Process Flow
Battery Discharging & Battery Breaking
Black Mass/ Black Powder
Module
Chemical Treatment
Delithiation
Precipitation
Lithium Carbonate
Graphite
Nickel, Cobalt, Manganese (NCM) Oxides
Nickel, Cobalt, Manganese (NCM) Precipitates
Sodium Salts (By-products)
Dirty Al & Cu
Module
Chemical Treatment
Black Mass Separation
Metal and Metal Salts Recovery
Black Mass
Copper/Copper Sulphate & Aluminum Salts

Figure 2: NMC Process Flow

LFP Li-ion Battery Recycling Process Flow
Battery Discharging & Battery Breaking
Black Mass/
Black Powder
Module
Chemical Treatment
Delithiation
Precipitation
Lithium Carbonate
Graphite
Iron Phosphate
Sodium Salts and Calcium Salts (By-products)
Dirty Al & Cu Electrode Material
Module
Chemical Treatment
Black Mass Separation
Metal and Metal Salts Recovery
Black Mass
Copper/Copper Sulphate & Aluminum Salts

Figure 3: LFP Process Flow

Ace Green’s Business Model

Ace Green’s business strategy leverages its innovative recycling technologies to capitalize on the rapidly growing demand for battery materials. Ace Green recovers and refines valuable materials — including battery-grade lead, lithium salts (like lithium carbonate), and other critical metal salts and metals — for reuse in battery manufacturing. Our recovered materials support the production of new batteries, reducing the need for environmentally impactful primary mining. Our business model has four key components:

1.      Licensing:    Our licensing strategy currently focuses on LAB recycling in markets with smaller processing volumes (typically less than 50,000 metric tons annually) or regions where establishing our own recycling facilities is less strategically advantageous. Partnering with established recyclers in these regions allows us to expand our market reach, leveraging existing infrastructure and market access while minimizing capital investment and facilitating efficient resource allocation. This approach also enables faster and more efficient entry into new markets.

Our modular technology and equipment offer turnkey solutions for existing LAB recyclers, many of whom face increasing regulatory challenges due to environmental and safety concerns associated with older smelting technologies. GREENLEAD® can be seamlessly integrated into existing recycling facilities, either supplementing or replacing existing capacity. Our licensing agreements are typically multi-year contracts (often exceeding 10 years) and generate multiple revenue streams:

•        Equipment Sales:    One-time revenue from the sale of GREENLEAD® recycling equipment.

•        Recurring Licensing Fees:    Ongoing fees based on installed capacity (that is, a fixed dollar amount per metric ton per year, potentially with escalations over the contract term). For example, licensing fees typically range from $10-30 per metric ton of LABs recycled annually, with escalations over the contract term.

•        Recurring Revenue from Proprietary Chemical Consumables:    Ace Green provides proprietary, non-toxic chemical formulations essential to the GREENLEAD® process. These formulations are a key competitive advantage, protecting Ace Green’s technology. Licensees purchase these chemical consumables from Ace Green, generating a recurring revenue stream. Typically, 10 kilograms of these consumables are used per metric ton of LABs recycled. The price per kilogram of the chemical consumables typically ranges from USD 3-6.

Actual licensing terms and fees may vary depending on the specific agreement and market conditions.

Ace Green has secured two licensing agreements with LAB recyclers, demonstrating, we believe, market demand for GREENLEAD® technology. While this licensing model has proven effective in the more established LAB recycling industry, we recognize that the LIB recycling landscape is still evolving. As the LIB recycling market develops, however, we will continue to evaluate potential licensing opportunities and pursue licensing partnerships aligned with our long-term growth objectives.

2.      Direct Ownership and Operation:    Ace Green prioritizes establishing and operating its own recycling facilities in strategically selected locations. Site selection considers several criteria, including the volume of spent batteries available in the region, a supportive regulatory environment (primarily focusing on developed markets with strong environmental standards), and opportunities to address gaps in existing recycling infrastructure and environmental compliance. Direct operation allows us to control and optimize key aspects of our recycling operations. While we do prioritize direct ownership, we also pursue licensing and joint venture models (as described above) to expand market reach in regions where direct operation is less strategically advantageous or local partnerships offer specific benefits.

We are currently developing our first U.S. battery recycling facility in Texas. The facility’s initial phase is designed to process up to 75,000 metric tons of LABs annually. Our current status and anticipated timelines with respect to Phase I development of this facility are as follows:

•        Facility Location and Design:    The Company has entered into a lease agreement for the facility and identified key vendors, including the primary equipment supplier, a regulatory permitting consultant, and an engineering, procurement, and construction management turnkey provider.

•        Engineering and Planning:    Our engineering consultant has completed the basic engineering phase for the facility, establishing and determining the basic design framework for the facility, major purchases of equipment, and indicative budget. The Company plans to initiate the detailed engineering to define the dimensions and technical specifications to make the project purchasable, fabricable, and constructible in March 2026. The Company has finished the segregation of roles and responsibilities with respect to the construction of the facility. We expect to complete the facility during the third quarter of 2027.

•        Equipment Procurement:    We plan to procure the required equipment for the facility in several phases. We anticipate that the initial phase of equipment ordering will commence within one month following the closing of the Business Combination.

•        Civil Works Upgrades:    We expect to make certain required infrastructure upgrades at the facility, primarily with respect to utilities (gas, electricity) as well as ventilation and strengthening the floor to be able to support our equipment, which we expect will begin within one month of the closing of the Business Combination. We estimate that these upgrades will be completed within six months after the Closing.

•        Regulatory Permitting:    We have retained an environmental consultant to assist us with the regulatory permitting process and expect to submit the primary permit applications during the second quarter of 2026. We estimate that we will obtain these permits within approximately nine to 12 months thereafter and all other necessary permits prior to commencement of operations.

•        Operational Commencement:    We expect to commence operations within 18 months following the initial equipment ordering, that is, during the third quarter of 2027.

These initial phases are crucial for developing a “blueprint” for U.S. expansion and refining cost models specific to the U.S. market. A “blueprint,” in this context, refers to a detailed plan that outlines the key elements for replicating the successful aspects of the Texas facility’s design and operations in future

U.S. locations. This includes operational procedures, equipment specifications, supply chain logistics, and regulatory compliance strategies. It will serve as a template for future expansion, streamlining the process and reducing risks.

We plan future expansion phases to increase the facility’s processing capacity to a total of up to 150,000 metric tons of LABs and 20,000 metric tons of LIBs annually. As noted above, we expect to focus primarily on LAB recycling for the foreseeable future.

3.      Joint Ventures:    While, as noted above, we prioritize direct ownership and operation of recycling facilities, we may pursue joint ventures in select markets where specific conditions make this approach more advantageous than licensing or operating our own facilities. These conditions may include unique regulatory requirements (for example, local ownership requirements, specialized permitting processes), favorable market dynamics (for example, established local recycling clusters, government incentives for joint ventures), or situations where partnering with established local companies offers strategic advantages. A “recycling cluster” refers to a geographic concentration of related businesses, such as battery manufacturers, recyclers, and material suppliers, that benefit from proximity and collaboration. Partnering with local entities can provide access to feedstock (spent batteries), expedite regulatory approvals (due to established local relationships), and offer valuable local market expertise. We may prefer a joint venture over licensing when we desire greater control over operations, sharing of risks and rewards, or access to specific local resources.

Joint venture arrangements may involve equity investments (where we own a portion of the joint venture company), strategic supply chain partnerships (where we collaborate with local companies on specific aspects of the recycling process), or joint operation of local facilities. Partnering with established local entities allows Ace Green to leverage existing infrastructure (land, permits, local relationships) to accelerate project development and mitigate operational risks. For example, a local partner might already have necessary environmental permits in place, significantly reducing the time and cost associated with obtaining new permits.

We anticipate the emergence of well-financed, locally focused recycling companies in regions such as the EU, Africa, and Asia, seeking to adopt advanced recycling technologies. These companies may find a joint venture with Ace Green attractive, as it would allow them to enhance their recycling operations with proven technology while mitigating the risks associated with independently developing and deploying new technologies in a rapidly evolving market.

4.      Battery Materials Supply Chain Engagement:    We recognize the critical role of a robust and secure supply chain in the battery recycling industry. To ensure access to materials and gain market insights, we actively participate in the battery materials market, trading in materials at various stages of processing, including scrap batteries, intermediate products, and refined end-products. This engagement serves several key purposes:

•        Securing Reliable Feedstock:    Market participation ensures a reliable supply of spent batteries for Ace Green’s own recycling facilities and potential joint venture partners.

•        Generating Revenue:    Trading in battery materials creates additional revenue streams for Ace Green.

•        Gathering Market Intelligence:    Active participation provides us with valuable insights into market trends, pricing dynamics, and the evolving needs of industry participants.

•        Developing Strategic Partnerships:    Market engagement fosters Ace Green’s relationships with key industry players, including potential customers, suppliers, licensees, and joint venture partners.

•        Informing Technology Development:    Market intelligence gathered through supply chain activities informs Ace Green’s technology development, ensuring its solutions remain aligned with the evolving needs and challenges of the battery recycling industry.

Agreements with Respect to Sales of the Products from our Recycling Operations

On November 23, 2022, we entered into a Master Offtake Agreement with Glencore Ltd. pursuant to which Glencore agreed to purchase 100% of certain products produced at specified Ace Green facilities during the term of the agreement. The agreement continues until the later of (i) 15 years from when the first future recycling facility reaches a certain capacity or (ii) the delivery of specified cumulative quantities of contained metals, and thereafter renews automatically for successive five-year terms unless terminated in accordance with its terms. The obligation for Glencore to purchase 100% of production will be implemented through a separate purchase agreements entered into pursuant to the master agreement. The master agreement does not fix pricing. Instead, for each product produced or forecasted to be produced, the parties are required to negotiate with a view toward entering into purchase agreements within defined timeframes prior to delivery. Such purchase agreements are intended to set forth pricing, quotational periods, delivery schedules, payment terms and other material commercial terms, and pricing will be determined by prevailing market-based benchmarks customary in the applicable metals markets, together with customary commercial adjustments. If the parties are unable to agree on material commercial terms for a given product and period, they will not enter into a purchase agreement into for that period and we would not deliver any of such product during that time. The master agreement, however, would remain in effect until its stated term and cumulative delivery thresholds are satisfied.

On March 5, 2025, Ace Green entered into a Master Offtake Agreement with OM Commodities LLC (“OMC”) pursuant to which OMC will supply, and Ace will purchase, lead scrap for use in Ace’s recycling operations. The agreement remains in effect until the later of 15 years from the production startup date of Ace Green’s’s planned Texas facility (anticipated in the third quarter of 2027), unless earlier terminated in accordance with its terms, and thereafter renews automatically for successive five-year periods unless terminated upon prior notice. OMC is obligated to deliver, and Ace Green is obligated to purchase, a minimum of 30,000 metric tons annually in approximate monthly volumes of 2,500 metric tons, with Ace Green having the right to increase annual volumes up to 100,000 metric tons per year upon providing 12 months’ prior notice. Deliveries generally will be made to Ace Green’s Silsbee, Texas facility or another designated delivery point. Pricing will be determined on a formula basis for three-month periods and is generally based on an agreed percentage of the lead price quoted on the London Metal Exchange (“LME”) or the Commodity Exchange (COMEX), with quarterly renegotiation; if pricing for an upcoming quarter cannot be agreed, the quantity for that quarter may be mutually cancelled. Specific commercial terms will be set forth in separate purchase agreements entered into pursuant to the master agreement.

Properties

Ace Green maintains eight property leases at the following locations:

Location	Country	Property utilization	Area (sq.ft.)	Lease start	Lease end
9366 Wallisville, Suite 140, Houston, TX 77013	USA	Currently subleased to another party	16,188	Feb 1, 2023	March 31, 2026
D-11 MG Road Industrial Area, District Hapur	India	Office, lithium-ion battery recycling	19,354	September 01, 2022	August 31, 2027
Dinanathpur Puthi Pargana Dasna Ghaziabad, Uttar Pradesh	India	Office and equipment fabrication purpose	7,900	July 1, 2025	May 31, 2026
Village Denanathpur, Puthi, Dasna, Ghaziabad, Uttar Pradesh	India	Warehouse, raw material, and product storage	10,000	January 1, 2026	November 30, 2026

Location	Country	Property utilization	Area (sq.ft.)	Lease start	Lease end
Taluka Mundra, District Kachchh, Gujarat State Taluka Mundra, District Kachchh, Gujarat State	India India	Office, Lithium-ion battery recycling, and Lead acid battery recycling	417,188	July 01, 2024	June 30, 2034
Houston, Texas	USA	Office	Co-working space	December 1, 2024	November 30, 2027
1001 West Loop South, Houston, Texas	USA	Office	2,250	February 1, 2026	January 31, 2027

In addition, we entered into a 15-year lease for our planned Texas facility on June 4, 2025, which will commence upon the landlord’s substantial completion of certain improvements to the property as set forth in the lease agreement. This facility offers an existing warehouse, connected utilities, and rail access. Its proximity to the Beaumont and Houston ports further enhances logistical efficiency. The leased property includes approximately 200,000 square feet of warehouse space, with an option to expand by an additional 150,000 square feet, that we will use for our recycling operations and 10 acres of outdoor space for parking, driveways and equipment storage. The site offers ample electricity (up to 21 megawatts).

Intellectual Property

Ace Green prioritizes protecting its technologies and intellectual property rights, recognizing their crucial role in its operations and continued success. To ensure this protection, Ace developed tailored intellectual property rights strategies, one each for LAB and LIB recycling. These comprehensive strategies leverage utility patents to safeguard core innovations, stealth patents (for LAB recycling only) to maintain a competitive edge, trademarks to build brand recognition, and trade secrets to protect confidential processes and knowledge. Ace Green’s strategies also incorporate internal and external policies and procedures, along with carefully crafted contractual provisions, creating robust intellectual property rights protection frameworks. Our patent strategy involves strategically navigating the national stage applications process to maximize global protection while optimizing costs. This involves filing separate patent applications in each country where protection is sought. Ace Green carefully selects the countries for national stage application filings based on market potential, competitive landscape, and the nature of the invention. Rather than pursuing national stage applications in all potential jurisdictions, we prioritize key markets, such as the U.S., Canada, China, the EU, India, Israel, Japan, Malaysia, South Africa, South Korea, Brazil, Chile, Indonesia, Mexico, Singapore, and Thailand, where we intend to commercialize our technologies or where competitors pose a significant threat. This selective approach allows us to efficiently allocate resources and focus on securing patent protection in the most strategically important regions. We intend to continue to prepare and file patent applications covering expanding aspects and applications of our technology, as circumstances warrant.

Patent Portfolio:

As of February 28, 2026, Ace Green’s LAB recycling patent portfolio comprises 52 patent applications across 17 patent families. This portfolio includes 11 U.S. stealth patents, protecting the core proprietary formulations vital to our LAB recycling technology. These stealth patents strategically delay publication, concealing the invention from competitors until grant and providing a significant competitive advantage. Two patent families are currently in the national stage in key geographies aligned with Ace Green’s business strategy.

As of February 28, 2026, Ace Green’s LIB recycling patent portfolio is comprised of two registered patents in the U.S. and 90 patent applications across 18 patent families. Five patent families are currently in the national stage in key geographies aligned with Ace Green’s business strategy.

Trademark Portfolio:

Ace Green’s trademark portfolio includes one registered trademark in the U.S. (GREENLEAD®) and two pending trademark applications (LITHIUMFIRST™ and a stylized version of GREENLEAD).

Government Regulations

Ace Green and its licensees operate and intend to operate in jurisdictions with environmental, health, and safety laws that require permits and approvals from federal, state, and local regulators. These permits may cover air emissions, waste management, water usage and discharge, worker safety, land use, and battery storage, among other areas. We engage environmental and regulatory consultants to navigate these requirements, as we have done for our planned Texas facility, and anticipate continuing this practice as needed.

•        India:    In India, where Ace Green currently operates, key environmental regulations impacting its business include air and water permits along with necessary reporting on raw material consumption, finished goods production and waste generation. To comply with these regulations, we have obtained the necessary authorization, have implemented waste management plans and conduct regular environmental monitoring. The costs associated with compliance in India are primarily related to permitting and consultant fees, waste treatment and disposal, and environmental monitoring. While these costs are currently small they are considered a necessary part of doing business in the region.

•        United States:    We anticipate commencing operations in the United States, specifically in Texas. Key federal environmental regulations that will impact our U.S. operations include the necessary air, water and Resource Conservation and Recovery Act (permits and relevant state-level regulations in Texas. These regulations govern emissions, wastewater discharge, hazardous waste management and permitting requirements for industrial facilities.

We expect to incur capital expenditures for market standard environmental control facilities at our Texas facility, including air pollution control equipment, wastewater treatment systems, and hazardous waste storage facilities. We expect that ongoing operating expenses related to environmental compliance in the U.S. will include permitting fees, monitoring, reporting, waste disposal, and consultant fees. While we expect these costs to be moderate they are necessary part of doing business in the U.S.

•        Other Jurisdictions:    As we expand into other countries, we will be required to comply with the applicable environmental laws of those jurisdictions. These regulations will vary by country and may be more or less stringent than those in India and the United States. We will engage environmental and regulatory consultants in such jurisdictions as needed to ensure our compliance with applicable laws.

•        Licensing of Technologies:    Environmental regulations may also impact our licensing of our technologies. Licensees will be responsible for complying with the environmental laws of the jurisdictions in which they operate. Ace Green intends to include provisions in its licensing agreements that address environmental compliance responsibilities, potentially including requirements for licensees to obtain necessary permits and adhere to specific environmental standards. Failure of licensees to comply with applicable environmental regulations could potentially negatively impact Ace Green’s reputation and business.

•        Uncertainty and Future Changes:    The regulatory requirements applicable to the battery recycling industry, and the strictness of their enforcement, are subject to change. While compliance will result in costs, and non-compliance could adversely affect Ace Green’s business, it is difficult to precisely evaluate the potential costs or adverse impacts until we begin operations in specific locations and/or such regulatory changes take effect. We will continue to monitor and adapt to evolving regulatory landscapes.

Dependence on Major Customers

Our revenue comes primarily from four key customers. These customers were responsible for an aggregate of 72.14% and 52.82%, respectively, of revenues during the years ended March 31, 2025 and 2024. During the years ended March 31, 2025 and March 31, 2024, the four customers responsible for such revenue were each responsible for between 11.0% and 26.0% and 11% and 16%, respectively, of our total revenues.

As such, the loss of any customer could have a materially adverse effect on our financial condition, results of operations, and cash flow.

Employees

As of February 28, 2026, Ace Green employs 41 individuals on a full-time basis and 16 individuals on contractual basis across the United States, India, and Singapore as detailed in the table below.

Location	Permanent	Contractual
India	35	16
Singapore	3	0
United States	3	0

ACE GREEN’S DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information about Ace Green’s current directors and executive officers.

Name	Age	Position
Nishchay Chadha	42	Chief Executive Officer, Director
Vipin Tyagi	46	Chief Technology Officer, Director
Teodoro Alban	57	Chief Financial Officer

Biographical information concerning Ace Green’s directors and executive officers is set forth below.

Nishchay Chadha is the co-Founder of Ace Green and has served as Chief Executive Officer and a Director of Ace Green since its incorporation in March 2021. He has also served as a Director of A-GS since September 2020 and served as its Chief Executive Officer from December 2019 to August 2021. Prior to his positions at Ace Green and A-GS, Mr. Chadha had an extensive career in the metals, recycling and mining space. Mr. Chadha began his career in 2006 with Vedanta Resources Plc as a mining engineer and later transitioned into commercial roles, first as a Commodity Coordinator where he managed procurement of critical materials required for mining and smelting and later as Country Manager to manage distribution of metals across Asia and Africa for Vedanta Resources Plc group companies. From 2011 to 2012 he also served as the Head of International Sales & Marketing and briefly as in-charge for coal procurement at Hindustan Zinc Limited (a group company of Vedanta Resources Plc) before he moved to Trafigura India Pvt Limited as a trader to work on supply chain for various metals like zinc, lead, copper, aluminum, tin, and silver and to manage recycling business for their group company TAG Eco Recycling Pte Ltd, which operated recycling facilities in various countries. Between 2014-2018, Mr. Chadha managed Asia-Pacific business for battery and critical materials like lead and zinc for Trafigura Pte Limited which involved working on global supply chain and multiple recycling and mining projects. As part of his role, in addition to Asia-Pacific region, he was also involved in projects in North and South America, Europe and Africa. Between 2018 and 2019, before he co-founded A-SG, Mr. Chadha oversaw global trading roles in managing supply chain, mining and recycling projects for critical metals and battery materials focused start-ups. Mr. Chadha graduated from the Indian Institute of Technology (Indian School of Mines), Dhanbad in 2006 with a Bachelor of Technology in Mining Engineering, and the Indian School of Business in 2011, with a Master of Business Administration in Finance, Strategy, & Leadership. Ace Green believes that Mr. Chadha is qualified to serve as a Director based on his many years of experience in the commodities/metals/recycling/mining industry, experience in building global supply chains, working with various entities in the recycling industry, commodity traders, and mining companies, understanding of various products in battery materials ecosystem, experience in structuring cross border transactions, risk management and education, as well as his knowledge of Ace Green as co-Founder and Chief Executive Officer.

Dr. Vipin Tyagi is a co-founder of Ace Green and has served as its Chief Technology Officer and Director since its incorporation in March 2021. His diverse background encompasses commodities trading, entrepreneurship, and deep technical expertise. Dr. Tyagi began his career at Merrill Lynch, specializing in power, energy, and metals trading and structuring across their Houston, London, and Singapore offices. This experience provided him with a strong foundation in commodity markets and financial structuring, skills crucial for Ace Green’s and the Combined Company’s growth. Following his tenure at Merrill Lynch, he founded and served as Chief Executive Officer of Verdeen Chemicals, Inc. from August 2015 to February 2021, where he led the development of battery recycling technologies and gained valuable experience in leading and building teams. Dr. Tyagi’s technical expertise spans battery materials, industrial processes, facility automation, and new technology development, demonstrating a comprehensive understanding of key elements essential to Ace Green’s business. He has a proven track record of leading and building high-performing teams, a critical skill for driving innovation and growth. He holds a Bachelor of Technology and a Master of Technology in Mechanical Engineering from the Indian Institute of Technology, Bombay, and a Doctor of Philosophy in Mechanical Engineering from Texas A&M University. Ace Green believes Dr. Tyagi’s deep understanding of its business, including technology development and deployment gained through his experience with Ace Green and Verdeen, qualifies him to serve as a Director.

Teodoro Alban has served as the Chief Financial Officer of Ace Green since July 2022. Prior to joining Ace Green, Mr. Alban was Chief Financial Officer of Acclaim Energy, Ltd., a provider of strategic energy management services, from January 2021 to July 2022 and of Rotary Drilling Tools, Inc., a manufacturer and supplier of tubular drilling tools catering to oil and gas field operators and drilling contractors, from January 2016 to December 2020. Mr. Alban graduated from Brown University with a Bachelor of Science in Mechanical Engineering and from the London Business School with a Master of Science in Finance.

EXECUTIVE COMPENSATION

The following table sets forth the compensation awarded to, earned by, or paid to Ace Green’s executive officers during the fiscal year ended March 31, 2025.

Summary Compensation Table

Name and principal position	Salary ($)		All other compensation ($)		Total compensation ($)
Nishchay Chadha,	218,896	(1)	17,139	(2)	236,035
Chief Executive Officer
Vipin Tyagi,	207,000		—		207,000
Chief Technology Officer
Teodoro Alban,	200,000		—		200,000
Chief Financial Officer

____________

(1)      Converted from Singapore dollars into U.S. dollars using the exchange rate of 0.7445464 on March 31, 2025.

(2)      Consists of $11,130 paid for health insurance premiums and $6,009 (converted from Singapore dollars as per note (1)) for life insurance policy premiums paid by A-SG.

The following table shows certain information regarding outstanding equity awards held by Ace Green’s executive officers as of March 31, 2025.

Outstanding Equity Awards at Fiscal Year-End

Name	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Teodoro Alban	507	(1)	$99,626	(2)

____________

(1)      43 of the unvested restricted shares of Ace Green Common Stock became vested on June 30, 2025 and 42 of the unvested restricted shares became vested on each of September 30, 2025 and December 31, 2025. 42 of the remaining unvested restricted shares of Ace Green Common Stock will vest on March 31, 2026 and 43 of the remaining unvested restricted shares of Ace Green Common Stock will vest on June 30, 2026.

(2)      Calculated based on multiplying the number of shares shown in the table by the fair market value of Ace Green Common Stock as of March 31, 2025, which was $196.50 per share based on fair valuation performed by BDO under the “Comparable Companies Multiples” equity valuation methodology, which involves determining a company’s value by comparing it to similar publicly traded companies within the same industry, using financial ratios like price-to-earnings (P/E), price-to-sales (P/S), or enterprise value-to-EBITDA (EV/EBITDA) as a basis for valuation and, essentially, estimating Ace Green’s share price based on how the market values similar companies.

Employment Agreements

Nishchay Chadha

Ace Green, through its subsidiary A-SG, has entered into an agreement with Nishchay Chadha pursuant to which he serves as Chief Executive Officer of A-SG and, pursuant to a resolution of the Ace Green Board in March 2021, of Ace Green, effective September 1, 2021, as amended by an addendum dated September 1, 2021. Mr. Chadha’s employment agreement has a term of five years ending on August 31, 2026, and provides that at his written request not less than 90 days before expiration of the term of the agreement, A-SG and Mr. Chadha will meet to review his performance and determine if A-SG and Mr. Chadha desire to enter into a new agreement for the continuation of his employment.

Mr. Chadha’s employment agreement provides that he receives an annual base salary of SGD 294,000. In addition, A-SG is required to provide, at no cost to him, health insurance (including dental and vision coverage) for Mr. Chadha and his family, disability insurance, long-term care insurance and term life insurance for his designated beneficiaries in an amount equal to at least the equivalent $1,000,000, although A-SG and Ace Green are not currently providing such disability or long-term care insurance. Mr. Chadha’s employment agreement also provides that he is entitled to salary raises and bonus compensation in amounts determined by the Ace Green Board at least annually. In addition, the agreement anticipates that Mr. Chadha will receive incentive compensation based upon his performance in causing A-SG to reach or maintain various levels of profitability, sales, gross profit and operating margins, and similar criteria for A-SG and any related entities and that the Ace Green Board and Mr. Chadha will use their best efforts to mutually agree on such criteria and levels of performance and corresponding incentive compensation amounts, but if unable to do so, then he shall receive such incentive compensation, if any, that the Ace Green Board in its sole discretion deems appropriate.

A-SG can discharge Mr. Chadha at any time upon 10 days written notice for cause, as defined in his employment agreement. In addition, Mr. Chadha can resign at any time during the term of his agreement without cause upon 30 days’ written notice and A-SG can terminate Mr. Chadha’s employment at any time without cause upon 30 days’ written notice. If A-SG terminates Mr. Chadha’s employment without cause, he is entitled to severance pay equal to his base salary for the greater of the remaining term of the agreement or 12 months as well as any payments due to him if he had not been so terminated under any executive benefit plans of which he was a beneficiary. If A-SG terminates Mr. Chadha’s employment without cause or due to a physical or mental disability as described in the agreement, or if Mr. Chadha resigns because of such a disability, he will be entitled to receive all amounts of any bonus for that fiscal year that he would have been entitled to receive if his employment had not been so terminated; provided, however, that if the resignation is pursuant to a disability, then he will be entitled to only a pro rata share of such bonus amount based on the number of months during that year prior to his termination.

Vipin Tyagi

AGR Personnel Inc. (“AGR”), a subsidiary of Ace Green, and Vipin Tyagi are parties to an employment agreement, as amended by addendums dated August 1, 2022 and October 10, 2022, pursuant to which he serves as President and Chief Technology Officer of AGR and, pursuant to a resolution of the Ace Green Board in March 2021, of Ace Green, effective September 1, 2021.

Mr. Tyagi’s employment agreement provides that he receives an annual base salary of $207,000. In addition, AGR is required to provide, at no cost to him, health insurance (including dental and vision coverage) for Mr. Tyagi and his family, disability insurance, long-term care insurance and term life insurance for his designated beneficiaries in an amount equal to at least $1,000,000, although AGR and Ace Green are not currently providing such disability, long-term care and life insurance.

The other terms of Mr. Tyagi’s employment agreement, including with respect to term of employment, renewal, and termination, are the same as those for Mr. Chadha (with AGR substituting for A-SG).

Teodoro Alban

AGR and Teodoro Alban are parties to an employment agreement dated as of August 11, 2022, pursuant to which Mr. Alban serves as Chief Financial Officer of AGR and its affiliates, including Ace Green. The agreement provides for an initial one-year term and is automatically extended for successive one-year terms unless either party provides the other with 90 days’ prior notice of notice such party’s intention not to so extend the term of the agreement.

Pursuant to his employment agreement, Mr. Alban is entitled to an annual base salary of $200,000 that is subject to annual review and increase as may be determined by the Ace Green Board and an annual bonus in an amount and with terms determined in the sole discretion of the Ace Green Board. The agreement also provides that Mr. Alban will receive 676 restricted shares of Ace Green Common Stock at a nominal purchase price of $0.01 per share as of the date of the agreement and 338 restricted shares of Ace Green Common Stock at a nominal purchase price of $0.01 per share upon the issuance of securities of Ace Green in the aggregate amount of $10 million, which he could waive in lieu of an increase in his annual base salary to $250,000. The 676 restricted shares vest in quarterly installments over a period of four years (except for the first 2 quarters), whereas the 338 restricted shares vest immediately upon issuance of securities in the aggregate amount of $10 million. AGR is obligated to pay Mr. Alban a bonus to “gross up” his salary in the amount required to reimburse him for the federal income tax consequences of the restricted stock grants. The agreement also provides that Mr. Alban is entitled to fringe benefits and perquisites consistent with AGR’s practices and any governing plan benefit requirements to the extent provided to similarly-situated executives and in all employee benefit plans, practices, and programs maintained by AGR on a basis no less favorable that is provide to other similarly-situated executives to the extent consistent with applicable law and the terms of any such plans.

The agreement provides that Mr. Alban’s employment can be terminated by either him or AGR at any time and for any reason upon 15 days advance written notice to the other, except for his termination by AGR for “Cause,” as defined in the agreement, in which case no notice is required. The agreement also provides that Mr. Alban’s employment terminates immediately upon his death and that AGR can terminate Mr. Alban’s employment upon his Disability, as defined therein. If AGR terminates Mr. Alban’s employment without Cause, other than within 12 months following a Change in Control (as defined therein), then under his employment agreement he is entitled, subject to his compliance with the cooperation, confidentiality, non-competition, non-solicitation, and non-disparagement provisions thereof and his execution of a release of claims, to continue to receive his base salary for two months. If AGR terminates Mr. Alban’s employment without Cause (other than pursuant to his death or Disability) within 12 months following a Change in Control then, subject to his compliance with the cooperation, confidentiality, non-competition, non-solicitation, and non-disparagement provisions thereof and his execution of a release of claims, he is entitled to a lump-sum payment equal to one-half the sum of his annual base salary for the year in which the termination occurs or the immediately preceding year, whichever is greater. Further, if Mr. Alban elects health plan continuation under COBRA, AGR must pay him for the difference between the monthly COBRA premium he pays for himself and his dependents and the monthly premium amount paid by similarly-situated active executives until the earliest of (i) the 18-month anniversary of his termination date, (ii) the date on which he is no longer eligible to receive COBRA continuation coverage, and (iii) the date on which he becomes eligible to receive substantially similar coverage from another employer or other source. Further, his unvested stock options will become fully vested and exercisable for the remainder of their term and any outstanding equity-based compensation awards that do not vest based on the attainment of performance goals will become fully vested and any restrictions thereon will lapse. Further, under the terms of the Ace Green Incentive Plan, upon termination of Mr. Alban’s employment due to his death or Disability, any shares of restricted stock that were forfeitable will become nonforfeitable. The agreement also contains indemnification provisions.

Director Compensation

Ace Green does not currently compensate its directors for their service in such capacity, and none of Ace Green’s directors received compensation from Ace Green for their service on the board of directors during the year ended March 31, 2025.

ACE GREEN MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis presents management’s perspective on our financial condition and results of operations, including performance metrics that management uses to assess company performance and should be read together with our financial statements and the related notes and other financial information included elsewhere in this proxy statement/prospectus.

The statements in this discussion regarding our expectations of our future performance; liquidity and capital resources, our plans, estimates, beliefs and expectations that involve risks and uncertainties, and other non-historical statements in this discussion, are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described under “Risk Factors” and elsewhere in this proxy statement/prospectus. Our actual results may differ materially from those contained in or implied by any forward-looking statements.

Unless otherwise indicated or the context otherwise required, references included in this Ace Green Management’s Discussion and Analysis of Financial Condition and Results of Operations section to “Ace Green,” “we,” “us,” “our,” and the “Company” refer to Ace Green.

Business Overview

Ace Green is a battery recycling technology company developing modular LITHIUMFIRST™ and modular GREENLEAD® technologies for the recycling of scrap (or end-of-life or waste) lithium-ion and lead-acid batteries, respectively. Both technologies are fully electrified and use innovative hydrometallurgical processes and proprietary equipment to recover critical raw materials for battery manufacturing including lithium, cobalt, nickel, graphite, and lead. Ace Green’s recycling technologies result in zero Scope-1 carbon emissions and generate no toxic liquid or solid waste.

Ace Green was formed in 2021 when it acquired two companies that now constitute its operating subsidiaries: Verdeen Chemicals, Inc., a U.S. company specializing in advanced chemical-based (hydrometallurgical) recycling of used lead-acid batteries, and Ace Recycling Pte Ltd., a Singaporean company focused on building a supply chain for recycling metal waste, including battery materials. This business combination brought together Verdeen’s technological expertise with A-SG’s supply chain development efforts, strengthening Ace Green’s ability to develop better recycling technologies and reach wider markets.

Ace Green currently operates three facilities in India (one LIB recycling facility, one warehousing and LIB discharging facility and one fabrication facility for battery recycling equipment) and has one operating licensee partner for lead battery recycling in Taiwan. Capitalizing upon the successes of our research and development, Ace Green is planning a large-scale deployment of its LAB technology, which will significantly increase Ace Green’s operational capacity. This is further supported by Ace Green’s acquisition of leases in India and its recent entry into a lease for the property on which it will develop and operate its planned Texas recycling facility.

As of December 31, 2025, the Company has no operations in the United Kingdom or Europe. Specifically, the Company has no employees, no consultants, no assets, no revenue or otherwise material operations in the Kingdom or Europe, and has submitted its last regulatory filings with the Companies House and His Majesty’s Revenue and Customs.

Ace Green’s revenue is generated from sales of recycled materials (both purchased from resale and generated from its India recycling facility) through its battery materials supply chain management platform and, since fiscal 2024, licensing its LAB recycling technology. The supply chain management platform connects raw material suppliers, battery manufacturers, and recyclers, facilitating transactions and addressing sourcing and sales challenges. This platform also cultivates relationships with potential future customers for Ace Green’s recycling technologies.

We have licensed our LAB recycling technology to a major recycler in Taiwan. Our agreement with this licensee includes equipment sales, recurring royalties, and consumption-based sales of Ace Green’s proprietary chemical formulations. We are actively pursuing additional licensing opportunities. While licensing revenue does not have a traditional cost of sales, supporting the licensing program requires expenditures for research and development, equipment fabrication, and proprietary chemical formulations. Ace Green intends to manage these costs to ensure profitable growth. We believe that the Company’s diversified revenue model positions it for success.

Key Operating Metrics; Key Components of Results of Operations

We collect and analyze operating and financial data to evaluate the health of our business, allocate our resources, and assess our performance. We believe that the following metrics and measures, which are discussed in additional detail in our Results of Operations discussion, are useful to facilitate period-to-period comparisons of our business and to facilitate comparisons of our performance to that of similar companies.

Net Sales

While we expect revenue from licensing our technology, which we refer to as “sale of services,” to constitute a larger share of our revenue going forward, currently we generate almost all of our revenues from what we refer to as “sale of products,” primarily the sale of battery materials recovered from the recycling process such as lithium, cobalt, lead ingots, graphite, iron phosphate, copper salts and aluminum salts.

To date, net sales of products has represented revenues primarily from the sale of lead and zinc ingots as well as black mass, lithium batteries, nickel, and aluminum and copper scraps through our supply chain management platform, minus any inter-company transactions. Currently, net sales of products represents revenues primarily from the sale of lead ingots and black mass, as we have recently determined to focus our supply chain business on products consistent with our LAB and LIB recycling business, that is, the materials derived from Ace Green’s recycling processes and trade in products outside this area, including zinc ingots and aluminum, copper and stainless steel scraps, only opportunistically going forward and not as a core part of our business. Net sales of products also includes revenues from the sales of spent lead and lithium batteries that we purchase and resell to other recyclers and the sale of the constituent metals recovered from our battery recycling activities at our India plant although, as previously disclosed, such sales are currently minimal given that LFP recycling is still in its infancy and the low market prices for lithium, the primary metal recovered from the recycling of LFP batteries. We expect revenue from the sale of the constituent metals recovered from our battery recycling activities to constitute an increasing share of our sale of products revenue once our planned Texas facility begins operations, which we anticipate will be by September 30, 2027.

Cost of Sales

Cost of sales consists primarily of the costs directly related to the procurement of the constituent metals from the battery recycling process and the spent batteries that we purchase and resell, although they also include the costs directly related to our battery recycling operations, primarily the purchase of spent LFP batteries that we recycle at our India plant and the ingredients or raw materials needed to produce the chemicals used in the recycling process, which we account for as “cost of goods sold.” While shipping and handling costs for such purchases, packing materials, spare parts and ancillary equipment and outsourced processes are also included in cost of sales, the vast majority of cost of sales consists of costs of goods sold, which constituted 99.4% and 99.2%, respectively, of costs of sales during the year ended March 31, 2025 and 2024. We expect, however, that cost of goods sold as a percentage of cost of sales will decrease significantly as sales of constituent materials from the Company’s own recycling operations begin once the Texas facility is operational, which we expect will be during the quarter ending September 30, 2027.

Operating Expenses

Operating expenses consist of expenses that are not directly related to delivering our product and service offerings and consist of selling, general and administrative expenses, primarily employee compensation and benefits, legal and professional expenses, travel expenses, rent, outward freight and transportation expenses (that is, related to our sales of the battery recycling constituent metals and spent batteries that we resell instead of recycle) and certain pricing adjustments, as well as research and development expenses and depreciation and amortization.

Other Income (Expense)

Other income (expense) consists primarily of income or expenses not directly related to our regular business operations, including interest income and expense, fair value gain or losses on derivatives, gains or losses on future contracts on the London Metals Exchange via an authorized broker, gains and losses due to fluctuations in currency exchange rates, rental income from the sublease of a warehouse that we lease in Houston, Texas, and export incentives provided by the Indian government and related to the export of products manufactured from recycling of batteries.

Changes in the fair value of derivatives and SAFEs are a component of other income and had a material impact on other expenses during the year ended March 31, 2025. Changes in the fair value of derivatives consists in changes in the fair value of the derivative associated with our convertible notes as well as changes in the fair value gain or loss on commodity derivatives that we use to hedge our exposure to lead, lithium, zinc and other commodities. Both our convertible notes and the SAFEs are composed of a debt component as well as an embedded derivative, which gives the holder the right to convert the amount of the convertible notes and SAFEs into shares of Ace Green Common Stock. The value the embedded derivative in turn is composed of intrinsic value, that is, the difference between the underlying equity value and the strike price of the derivative, and time value, that is the potential value drive from the volatility of the underlying equity and the time left to maturity of the derivative. With respect to intrinsic value, if the Ace Green Common Stock into which the instruments may be converted increases, the value of the instrument increases, resulting in an expense to the Company (and vice-versa). Similarly, with respect to time value, as the instruments get to maturity/conversion their time value decreases, which results in a gain to the Company.

Results of Operations for the Years Ended March 31, 2025 and 2024, As Restated

Ace Green’s financial statements as of and for the year ended March 31, 2024 were restated to correct the fair valuation of the Company’s SAFEs portfolio, previously classified as equity. For further details, please refer to the restatement note in the consolidated annual financial statements of Ace Green appearing elsewhere in this proxy statement/prospectus. The information for the year ended March 31, 2024 in this Results of Operations discussion has been restated accordingly.

The following table summarizes Ace Green’s results of operations for the years ended March 31, 2025 and 2024 (dollars in thousands):

	Year Ended March 31,
	2025	2024 As Restated	$ Change	% Change
Net sales	$25,445	24,133	1,312	5.4
Cost of sales (exclusive of depreciation and amortization)	25,294	23,263	2,031	8.7
Operating expenses	5,855	5,102	753	14.8
(Loss) from operations	(5,704)	(4,232)	(1,472)	34.8
Other income (expense)	(33,257)	1,238	(34,495)	NM
(Loss) before income taxes	(38,961)	(2,994)	(35,967)	1,201.3
Income tax (expense)	(19)	(5)	(14)	280.0
Net (loss)	$(38,980)	(2,999)	35,981	1,199.8

____________

“NM” = not meaningful

Net Sales

The following table sets forth the components of Ace Green’s net sales for each of the years ended March 31, 2025 and 2024 (dollars in thousands):

	Year Ended March 31,
	2025	2024	$ Change	% Change
Sale of products, net
Lead ingots	18,498	10,596	7,902	74.6
Zinc ingots	4,496	7,994	(3,498)	(43.8)
Black mass	1,057	1,939	(882)	(45.5)
Nickel	807	—	807	—
Lithium batteries	177	17	160	941.2
Copper scrap	35	89	(54)	(60.7)
Aluminum scrap	29	2,604	(2,575)	(98.9)
Lead-acid batteries	—	381	(381)	—
Stainless steel scrap	—	127	(127)	—
Other	253	40	213	532.5
Total	25,352	23,787	1,565	6.6
Sale of services, net	93	346	(253)	73.1
Net Sales	$25,445	24,133	1,312	5.4

Net sales during the years ended March 31, 2025 and 2024 consisted of $25.4 million and $23.8 million, respectively, from sale of products and $93 thousand and $346 thousand, respectively, from sale of services.

Sale of products, net, increased during the year ended March 31, 2025 compared to the prior year primarily as a result of increased revenues from sales of lead ingots and, to a lesser extent, nickel (of which we had no sales during fiscal 2024) and LIBs, offset by a decrease in revenues from sales of zinc ingots, aluminum scrap, and, to a lesser extent, black mass, LABs and stainless steel and copper scrap. The increase in revenues from sale of lead ingots was the result of a 79.7% increase in the volume of such sales due to our increased focus on our LAB business, although this increase was slightly offset by a 2.9% year-over-year decrease in the sales prices of lead ingots. The increase in revenues from sales of LIBs was primarily due to changes in the mix of the type of LIBs sold. A 58.4% reduction in the volume of our sales of zinc ingots, primarily as a result of the Company’s decision to do fewer of these sales due to margins on such sales being less attractive during the year ended March 31, 2025 compared to the prior year, resulted in a 43.8% decrease in revenues from the sale of zinc ingots, which was partially offset by a 25.5% increase in the sales price of zinc ingots, year-over-year. The decreases in revenues from aluminum, stainless steel and copper scrap were primarily due to decreases of 95.7%, 97.5%, and 76.4%, respectively, in the volume of such sales during the year ended March 31, 2025 compared to the prior year, as we reduced our focus on ancillary or non-core products; changes in the sales prices of these materials had a negligible impact on the year-over-year changes in revenues from these materials. The 45.5 decreases in revenues from black mass was due to decreases of 36.7% in the volume of sales and 13.9% in the sales prices of black mass during the year ended March 31, 2025 compared to the prior year. Finally, we did not sell any LABs during fiscal 2025 due to our increased focus on recycled LAB products during the year.

Sale of services, net, decreased during the year ended March 31, 2025 compared to the prior year mainly as a result of the substantial completion and delivery of a licensing agreement in January 2024.

Cost of Sales

The following table sets forth the components of our cost of sales for each of the years ended March 31, 2025 and 2024 (dollars in thousands):

	Year Ended March 31,
	2025	2024	$ Change	% Change
Cost of goods sold	25,132	23,075	2,057	8.9
Freight and transportation inward	120	96	24	25.0
Subcontractor/testing/custom/handling charges	35	51	(16)	(31.4)
Packing material	3	12	(9)	(75.0)
Raw materials	—	11	(11)	—
Job costing	—	10	(10)	—
Stock shortage	—	6	(6)	—
Custom duty	—	1	(1)	—
Labor	—	1	(1)	—
Consumables	4	—	4	—
Total cost of sales	$25,294	23,263	2,031	8.7

Cost of sales increased $2.0 million, or 8.7%, during the year ended March 31, 2025 compared to the year ended March 31, 2024. Such increase was almost entirely the result of a $2.1 million, or 8.9%, increase in cost of goods sold, which increased to $25.1 million during the year ended March 31, 2025 from $23.1 million during the year ended March 31, 2024. The increase in cost of goods sold was almost entirely the result of an overall 79.74% increase in the volume of lead ingots and, to a lesser extent, nickel and LIBs, resulting in an $8.9 million increase, offset by decreases of 54.84% in the volume of zinc ingots, resulting in a $3.43 million decrease, 36.74% in the volume of our black mass, resulting in an $810 thousand decrease, 95.67% in the volume of aluminum scrap, resulting in a $2.41 million decrease, and 100% and 97.48%, respectively, in the volume of LABs and stainless steel scrap, resulting in a $420 thousand decrease, that we procured during the year ended March 31, 2025 compared to the prior year.

These changes were mainly the result of the Company increasing its focus on its lead-related business during the year ended March 31, 2025, compared to the prior year, which business we expect to continue to focus on more than our lithium-related business over the next three to five years. We intend to procure aluminum and stainless steel scraps only opportunistically going forward and not as a core part of our business, as they are not products that we recycle using our technology.

In addition, freight and transportation inward costs increased year-over-year primarily as a result of some supply chain transactions shifting terms such that freight costs are now borne by the Company These increases were slightly offset by decreases in subcontractor/testing/custom/handling charges and packing materials, which decreased primarily as a result of lower export volumes by Indian entities and therefore reduced related expenses during fiscal year 2025.

Operating Expenses

The following table sets forth the components of our operating expenses for each of the years ended March 31, 2025 and 2024 (dollars in thousands):

	Year Ended March 31,
	2025	2024	$ Change	% Change
Research and development expenses	349	621	(272)	(42.8)
Selling, general and administrative expenses	5,380	4,339	1,041	24.0
Depreciation and amortization	126	142	(16)	(11.3)
Total operating expenses	$5,855	5,102	753	14.8

Total operating expenses increased $753 thousand, or 14.8%, during the year ended March 31, 2025 compared to the year ended March 31, 2024, primarily as a result of a $1.0 million, or 24.0%, increase in selling, general and administrative expenses, offset by a $272 thousand, or 43.8%, decrease in research and development expenses, primarily as a result of our approaching the final stages of development with respect to our LITHIUMFIRST™. Selling general and administrative expenses increased primarily as a result of increases in stock-based compensation expense, legal and professional expenses, pricing adjustments-LME and rent, partially offset by decreases in freight and transportation outward, travel expenses, and audit fees.

Stock-based compensation expense increased $659 thousand, or 844.9%, to $737 thousand during the year ended March 31, 2025 from $78 thousand during the year ended March 31, 2024, as a result of a substantial increase in the number of options granted in fiscal year 2025, primarily with respect to options granted to further incentivize existing employees that the Company deemed crucial in connection with its continued research & development, finance, and commercial activities.

Legal and professional expenses increased $545 thousand, or 61.7%, to $1.4 million during the year ended March 31, 2025, from $883 thousand during the year ended March 31, 2024, primarily as a result of an increase in legal expenses related to the negotiation and execution of the Merger Agreement, the preparation of the Registration Statement on Form S-4 of which this proxy statement/prospectus is a part and SEC-related matters as well as, to a lesser extent, patent filing fees and legal fees related to general corporate matters.

Pricing adjustments-LME, which relate to adjustments made between provisional and final pricing under contracts indexed to LME prices, were $192 thousand during the year ended March 31, 2025; there were no such pricing adjustments, and therefore no such expenses, for the year ended March 31, 2024 as there were no open contracts pending final pricing as of year-end.

In addition, rent increased $64 thousand, or 24.8%, to $322 thousand during the year ended March 31, 2025, from $258 thousand during the year ended March 31, 2024, primarily as a result of our new leased facility in Mundra, India. Rent costs will increase beginning July 1, 2026, as we start paying rent on our planned Texas recycling facility.

Offsetting these increases, freight and transportation outward decreased from $205 thousand during the year ended March 31, 2024 to $5 thousand during the year ended March 31, 2025, primarily as a result of more transactions where freight and transportation obligations were transferred to the applicable counterparties.

Travel expenses decreased $121 thousand, or 28.1%, to $310 thousand during the year ended March 31, 2025, from $431 thousand during the year ended March 31, 2025, primarily as a result of reduction in travel activities due to a reduced number of employees travelling and lower levels of new project deployment, business partnerships and fundraising-related activities during 2025 compared to 2024.

Research and development expenses, which relate primarily to salaries and wages, equipment and consumables used in technology development to further improve our recycling technologies, decreased $272 thousand, or 42.8%, during the year ended March 31, 2025 compared to the prior year, primarily as a result of focusing on the development of our Texas LAB facility, as well as our approaching the final stages of development with respect to our LITHIUMFIRST™ technology.

Other Income (Expense)

We had other expense of $33.2 million during the year ended March 31, 2025 compared to other income of $1.2 million during the year ended March 31, 2024, primarily as a result of a $24.2 million fair value loss on the embedded derivatives associated with our convertible notes, that is, the right of the holders to convert the amount of the notes into shares of Ace Green Common Stock, during 2025. The fair value loss during year ended March 31, 2025 is a result of an increase in the value of the shares of Ace Green Common Stock into which the notes may be converted as a result of our entry into the Merger Agreement on December 4, 2024, which assigned the Company an equity value of $250 million, which equity value was reflected in the value of the embedded derivatives that grant the right to purchase shares underlying the notes when we re-valued them as of March 31, 2025, in accordance with GAAP.

In addition, we recorded changes to the fair value of the SAFEs as other expense of $8.7 million during the year ended March 31, 2025 compared to other income of $707 thousand during the year ended March 31, 2024, as restated. As with the fair value loss on the convertible notes, described above, the increase in the value of the shares of Ace Green Common Stock into which the SAFEs are convertible resulted in an increase in the value of the SAFEs and a corresponding a loss to the Company.

Results of Operations for the Three Months Ended December 31, 2025 and December 31, 2024

The following table summarizes Ace Green’s results of operations for the three-month periods ended December 31, 2025 and 2024 (dollars in thousands):

	Three Months Ended December 31,
	2025	2024 (As Restated)	$ Change	% Change
Net sales	9,835	8,879	956	10.8
Cost of sales	8,964	8,857	107	1.2
Operating expenses	1,531	1,480	51	3.4
Loss from operations	660	1,458	(798)	(54.7)
Other expense	475	26,433	(25,958)	(98.2)
Loss before income taxes	1,135	27,891	(26,756)	(95.9)
Income tax (expense)	—	—	—	—
Net loss	1,135	27,891	(26,756)	(95.9)

Net Sales

The following table sets forth the components of Ace Green’s net sales for each of the three month periods ended December 31, 2025 and 2024 (dollars in thousands):

	Three Months Ended December 31,
	2025	2024	$ Change	% Change
Sale of products, net
Black mass	632	207	425	205.3
Lead ingots	7,650	5,029	2,621	52.1
Copper scrap	10	—	10	NM
Zinc ingots	—	3,599	(3,599)	NM
Aluminum scrap	—	3	(3)	NM
Total	8,292	8,838	(546)	(6.2)
Sale of services, net	1,543	41	1,502	3,663.4
Net Sales	$9,835	8,879	956	10.8

____________

NM = not meaningful

Net sales during the three months ended December 31, 2025 and 2024 consisted of $8.3 million and $8.8 million, respectively, from sale of products and $1.5 million and $41 thousand, respectively, from sale of services.

Sale of products, net, decreased during the three months ended December 31, 2025, compared to the same period of 2024, almost entirely as a result of decreased revenues from the sale of zinc ingots partially offset by increases in revenues from sales of lead ingots and, to a lesser extent, black mass. The decrease from the sale of zinc ingots was due to the Company’s decision to reduce focus from zinc ingots and deal in this business only on an opportunistic case-by-case basis. The increase in revenues from the sale of lead ingots was primarily the result of the Company’s continued focus on its lead business, which continues to be one of its key target segments. The increase in revenues from the sale of black mass was primarily the result of the Company’s increased focus on its domestic LIB supply chain and recycling business in India as various market developments made this business more economically viable, leading to higher sales volumes in the Company’s supply chain business and production at the Company’s plant in India.

Sale of services, net, increased during the three months ended December 31, 2025 compared to the three months ended December 31, 2024 from $41 thousand to $1.5 million, entirely as a result of an increase in delivery of machinery and equipment associated with licensing our technology.

Cost of Sales

Cost of sales increased $107 thousand, or 1.2%, during the three months ended December 31, 2025 compared to the three months ended December 31, 2024. Such increase was almost entirely the result of a $171 thousand, or 2.0%, increase in cost of goods sold, which increased to $8.9 million during the three months ended December 31, 2025 from $8.8 million during the same period of 2024. The increase in cost of goods sold was the result of an increase in the cost of equipment sold as part of our licensing business, which increased to $800 thousand during the three months ended December 31, 2025 compared to no such costs during the same period of 2024, consistent with the increase in revenues from sale of services quarter-over-quarter, as discussed above. This increase was offset by decreases in the cost of goods sold related to our supply chain business, consistent with the decrease in revenues from sale of products during the three months ended December 31, 2025 compared to the three months ended December 31, 2024.

Operating Expenses

The following table sets forth the components of our operating expenses for each of the three month periods ended December 31, 2025 and 2024 (dollars in thousands):

	Three Months Ended December 31,
	2025	2024	$ Change	% Change
Research and development expenses	42	81	(39)	(48.1)
Selling, general and administrative expenses	1,466	1,365	101	7.4
Depreciation and amortization	23	34	(11)	(32.4)
Total operating expenses	$1,531	1,480	51	3.4

Total operating expenses increased $51 thousand, or 3.4%, during the three months ended December 31, 2025 compared to the three months ended December 31, 2024, primarily as the result of a $101 thousand increase in selling, general and administrative expenses offset by a decrease in research and development expenses.

The increase in selling, general and administrative expenses period-over-period is mainly attributable to increases in legal and professional expenses and foreign exchange loss, offset by decreases in pricing adjustments-LME and audit fees.

Legal and professional expenses increased $198 thousand, or 99.5%, to $397 thousand during the three months ended December 31, 2025, from $199 thousand during the three months ended December 31, 2024, primarily as a result of increased legal expenses related to the preparation of the Registration Statement on Form S-4 of which this proxy statement/prospectus is a part and SEC-related matters as well as, to a lesser extent, patent filing fees.

We had a foreign exchange loss of $87 thousand during the three months ended December 31, 2025 compared to no foreign exchange loss or gain during the same period of 2024 due to newly contracted purchases of engineering services from an Italian vendor coupled with the appreciation of the euro against the U.S. dollar.

Offsetting these increases, pricing adjustments-LME were $27 thousand during the three months ended December 31, 2025 compared to $133 thousand during the three months ended December 31, 2024, due to lower value of adjustments made between provisional and final pricing under contracts indexed to LME prices.

In addition, audit fees were $15 thousand during the three months ended December 31, 2025, compared to $105 thousand during the three months ended December 31, 2024 due to differences in scope of work being performed. While audit services during the quarter ended December 31, 2025 were related to the review of our interim financial statements, the audit services during the quarter ended December 31, 2024, included fees related to the audits for fiscal years 2024 and 2023.

While not primary contributors to the overall change in selling, general and administrative expenses, hedging transaction cost increased $13 thousand, or 260.0%, and other expenses increased $14 thousand, or 56.0%, while rent decreased $18 thousand, or 20.9%, contract labor expenses decreased $10 thousand, or 41.7%, and repairs and maintenance — machinery deceased $4 thousand, or 80.0%, in each case during the three months ended December 31, 2025 compared to the three months ended December 31, 2024.

In addition, research and development expenses decreased 48.1% to $42 thousand during the three months ended December 31, 2025, from $81 thousand for the same period of the prior year primarily as a result of our not focusing on further development of our LIB recycling technology at this time.

Other Expense

We had other expense of $475 thousand during the three months ended December 31, 2025 compared to other expense of $26.4 million during the three months ended December 31, 2024, primarily as a result of a decrease in the fair value loss on derivatives during the three months ended September 30, 2025. Fair value loss on derivatives decreased 99.8% to $43 thousand during the three months ended December 31, 2025 compared to $22.5 million for the same period of 2024. This decrease was primarily the result of no additional increases in the substantial increase of the underlying equity value subsequent to the announcement of our entry into the Merger Agreement during the three months ended December 31, 2024, compared to substantial changes during the three months ended December 31, 2025. In addition, the expense related to an increase in the fair value of SAFEs decreased 91.2% to $345 thousand during the three months ended December 31, 2025 compared to $3.9 million during the three months ended December 31, 2024, for the same reasons previously noted.

Results of Operations for the Nine Months Ended December 31, 2025 and December 31, 2024

The following table summarizes Ace Green’s results of operations for the nine-month periods ended December 31, 2025 and 2024 (dollars in thousands):

	Nine Months Ended December 31,
	2025	2024 (As Restated)	$ Change	% Change
Net sales	20,659	20,175	484	2.4%
Cost of sales	19,669	19,975	(306)	(1.5)%
Operating expenses	4,273	3,828	445	11.6%
Loss from operations	3,283	3,628	(345)	(9.5)%
Other expense	2,061	31,520	(29,459)	(93.5)%
Loss before income taxes	5,344	35,148	(29,804)	(84.8)%
Income tax expense (benefit)	(1)	4	(5)	NM
Net loss	5,343	35,152	(29,809)	(84.8)%

____________

NM = not meaningful

Net Sales

The following table sets forth the components of Ace Green’s net sales for each of the nine-month periods ended December 31, 2025 and 2024 (dollars in thousands):

	Nine Months Ended December 31,
	2025	2024	$ Change	% Change
Sale of products, net
Black mass	4,002	820	3,182	388.0
Lead ingots	14,394	14,850	(456)	(3.1)
Lithium batteries	317	179	138	77.1
Lithium carbonate	71	—	71	NM
Zinc ingots	—	4,193	(4,193)	NM
Copper scrap	12	36	(24)	(66.7)
Aluminum scrap	—	3	(3)	NM
Stainless Steel Scrap	—	1	(1)	NM
Total	18,796	20,082	(1,286)	(6.4)
Sale of services, net	1,863	93	1,770	1,903.2
Net Sales	$20,659	20,175	484	2.3

Net sales during the nine months ended December 31, 2025 and 2024 consisted of $18.8 million and $20.1 million, respectively, from sale of products and $1.9 million and $93 thousand, respectively, from sale of services. Sale of products, net, decreased during the nine months ended December 31, 2025 compared to the same period of 2024 primarily as a result of decreased revenues from sales of zinc ingots and, to a lesser extent, lead ingots, partially offset by an increase in revenues from sales of black mass and, to a lesser extent, LIBs and lithium carbonate. The decrease from the sale of zinc ingots was due to the Company’s decision to reduce its focus on trading in products, like zinc ingots, that are outside of its core business and trade in such products only on an opportunistic case-by-case basis. The decrease in sales of lead ingots was the result of the Company’s decision to do fewer of these transactions due to the margins on such sales being less attractive during the nine months ended December 31, 2025. The increase in revenues from the sale of black mass, LIBs and lithium carbonate was primarily the result of the Company’s increased focus on its domestic LIB supply chain and recycling business in India, leading to higher volumes in the Company’s supply chain business and production at the Company’s plant in India.

Sale of services, net, increased during the nine months ended December 31, 2025 compared to the nine months ended December 31, 2024 for the reasons discussed above with respect to the three-month period ended December 31, 2025.

Cost of Sales

Cost of sales decreased $306 thousand, or 1.5%, during the nine months ended December 31, 2025 compared to the nine months ended December 31, 2024. Such decrease was almost entirely the result of a $188 thousand, or 0.9%, decrease in cost of goods sold and a $109 thousand, or 95.6%, decrease in freight and transportation inward expenses. Cost of goods sold decreased to $19.6 million during the nine months ended December 31, 2025 from $19.8 million during the same period of 2024, primarily as a result of the decrease (to zero) in the volume of zinc ingots and, to a lesser extent, lead ingots, that we resold, and the costs of these products to us, during the 2025 period, resulting in a $4.7 million decrease. This increase was offset by increases of 415% in the volume of black mass, resulting in a $3.1 million increase, 77% in the volume of LIBs, resulting in a $137 thousand increase, and lithium carbonate (for which there were no sales and, as a result, no cost of sales, for the same period in 2025), resulting in a $71 thousand increase, that we resold during the nine months ended December 31, 2025 compared to the same period of 2024, as the Company continues to focus on its LAB and LIB business, as well as $1.1 million of cost of equipment sold as part of our licensing business during the nine months ended December 31, 2025, compared to no such costs during the comparable period of 2024, consistent with the increase in revenues from sale of services period-over-period.

Freight and transportation inward decreased to $5 thousand during the nine months ended December 31, 2025, from $114 thousand during the nine months ended December 31, 2024, primarily as a result of freight costs being included in the price of the products instead of being charged separately, as had been the previous market practice.

Operating Expenses

The following table sets forth the components of our operating expenses for each of the nine-month periods ended December 31, 2025 and 2024 (dollars in thousands):

	Nine Months Ended December 31,
	2025	2024	$ Change	% Change
Research and development expenses	190	249	(59)	(23.7)%
Selling, general and administrative expenses	4,014	3,481	533	15.3%
Depreciation and amortization	69	98	(29)	(29.6)%
Total operating expenses	$4,273	3,828	445	11.6%

Total operating expenses increased $445 thousand, or 11.6%, during the nine months ended December 31, 2025, compared to the nine months ended December 31, 2024, primarily because of a $533 thousand, or 15.3%, increase in selling, general and administrative expenses, offset by the decreases in research and development expenses and depreciation and amortization.

The increase in selling, general and administrative expenses period-over-period is mainly attributable to increases in legal and professional expenses, bad debts expense, audit fees, stock-based compensation expense, commission and pricing adjustments-LME, offset by decreases in employee salaries and benefits and contract labor expenses.

Legal and professional expenses increased $409 thousand, or 75.7%, to $949 thousand during the nine months ended December 31, 2025, from $540 thousand during the nine months ended December 31, 2024, primarily as a result of increased legal expenses related to the preparation of the Registration Statement on Form S-4 of which this proxy statement/prospectus is a part and SEC-related matters as well as, to a lesser extent, patent filing fees.

Bad debts expense was $67 thousand during the nine months ended December 31, 2024 compared to bad debts recovery of $4 thousand during the same period of 2025, primarily as a result of the reversal of a prior period bad debt provision.

Audit fees were $217 thousand during the nine months ended December 31, 2025 compared to $141 thousand during the nine months ended December 31, 2024, primarily because during the 2024 period Ace Green had only recently hired its auditors and the audit firm had only started conducting the audit of our financial statements for the year ended March 31, 2024.

Stock-based compensation expense increased $70 thousand, or 14.7%, to $547 thousand during the nine months ended December 31, 2025, from $477 thousand during the nine months ended December 31, 2024, as a result of our granting of additional options to certain employees in the prior fiscal year, resulting in a greater number of options outstanding, and that therefore we were required to expense, during the nine months ended December 31, 2025 compared to the same period of the prior year.

We paid $69 thousand of commissions during the nine months ended December 31, 2025, compared to $17 thousand during the nine months ended December 31, 2024, an increase of $52 thousand, or 305.9%, period-over period related to the delivery of machinery and equipment during the 2025 period related to our licensing business.

Pricing adjustments-LME were $196 thousand during the nine months ended December 31, 2025 compared to $151 thousand during the nine months ended December 31, 2024, due to an increased value of adjustments made between provisional and final pricing under contracts indexed to LME prices given more volatile commodity prices.

Offsetting these increases, employee salaries and benefits decreased $33 thousand, or 2.6%, to $1.2 million for the nine months ended December 31, 2025 from $1.3 million for the nine months ended December 31, 2024, primarily as a result of a decrease in the number of employees during the 2025 period compared to the prior-year period; in this regard, we had 57 employees on December 31, 2025 compared to 72 on December 31, 2024.

Finally, contract labor expenses decreased $26 thousand, or 36.7%, to $45 thousand during the nine months ended December 31, 2025 from $71 thousand during the same period of 2024, primarily as a result of our needing to hire contractors to offset the impact of having fewer employees during the 2025 period.

In addition, research and development expenses decreased 23.7% to $190 thousand during the nine months ended December 31, 2025, primarily as a result of our not focusing on further development of our LIB recycling technology at this time.

Other Expense

Other expense decreased $29.5 million to $2.1 million during the nine months ended December 31, 2025 from $31.5 million during the nine months ended December 31, 2024, almost entirely as a result of a $201 thousand fair value gain on derivatives during the 2025 period compared to a fair value loss of $24.3 million during the 2024 period and, to a lesser extent, a $5.0 million decrease in the expense related to an increase in the fair value of SAFEs during the nine months ended December 31, 2025 compared to the nine months ended December 31, 2024, which fell to $2.0 million during the nine months ended December 31, 2025 compared to $7.0 million for the same period of 2024. The fair value gain on derivatives during the nine months ended December 31, 2025, was primarily the result of a $40 thousand loss on the commodity derivatives used to hedge our exposure to lead and lithium. The 71.5% decrease in the expense related to an increase in the fair value of SAFEs was the result of the announcement of the execution of the Business Combination Agreement during the 2024 period, which assigned a higher value to the shares of Ace Green Common Stock that had previously been used, resulting in a significant related expense for that period, and that there were no such changes in the valuation of the Ace Green Common Stock during the nine months ended December 31, 2025, as well as proximity to conversion dates for existing SAFEs. This was partially offset by the fair valuation loss of newly issued SAFEs.

Financial Condition

Liquidity and Capital Resources

The consolidated financial statements of Ace Green appearing elsewhere in this proxy statement/prospectus have been prepared on a going concern basis. Substantial doubt about an entity’s ability to continue as a going concern exists when conditions and events, considered in the aggregate, indicate that it is probable that the entity will be unable to meet its obligations as they become due within one year after the date that the financial statements are issued.

During the years ended March 31, 2025, 2024, and 2023, we issued several Simple Agreements for Future Equity (“SAFE”) for net proceeds of $3.5 million, $3.3 million, and $2.8 million, respectively. We issued additional SAFEs for net proceeds of $2.0 million during the nine months ended December 31, 2025. This includes SAFEs, consistent with the terms of the Merger Agreement providing that Ace Green may continue to sell its equity securities and securities convertible into or exchangeable for its equity securities as long as any such issuances are taken into account in the calculation of Ace Green Fully Diluted Capital Stock, the principal of which will convert into shares of Ace Green Common Stock at a discount of 10% to the price per share at which shares of Ace Green Common Stock are sold in the PIPE Investment, in an aggregate amount of $3.1 million that we entered into between November 2024 and December 31, 2025.

As of December 31, 2025, March 31, 2025 and March 31, 2024, Ace Green had cash and cash equivalents of $2.0 million, $1.6 million and $1.8 million, respectively. We have an accumulated deficit of $59.2 million through December 31, 2025 and expect to continue to incur losses in the foreseeable future.

Based on non-binding letters of intent that we have entered into with potential investors to date, we anticipate that the gross proceeds from the PIPE Investment will be approximately $40.0 million. We expect New Ace Green to use the gross proceeds from the PIPE Investment primarily to pay expenses of the PIPE offering, capital expenditures related to the development of Texas based facilities primarily for LAB recycling, and for working capital and other general corporate purposes such as salaries and wages associated with the expansion of operations, legal expenses, intellectual property fees, research and developments costs, and investments in new projects.

We believe that Ace Green’s existing cash and cash equivalents balance, together with any cash generated from operations, the proceeds from any additional issuances of SAFEs and cash received from the anticipated PIPE Investment will be sufficient to meet Ace Green’s and, subsequent to the consummation of the Business Combination, New Ace Green’s, liquidity needs for at least the next 12 months.

Ace Green and New Ace Green’s future capital requirements and long-term success will, however, depend on many factors including its ability to successfully raise additional capital, market its existing services, increase revenues and, ultimately, achieve profitable operations. In order to finance these opportunities, we may need to raise additional financing. If such financing is needed, we intend to raise such capital through issuances of additional equity and debt. If additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all, and the issuance of equity could dilute our then-existing stockholders. If we are unable to raise additional capital when desired, our business, results of operations, and financial condition could be materially and adversely affected.

In addition, one of our indirect subsidiaries has a working capital facility with HDFC Bank in India that provides for a borrowing capacity of 15 million Indian Rupees, or approximately $167 thousand based on exchange rates as of December 31, 2025, currently at an interest rate of 9.75% (reset every three months) and payable on demand. We had approximately $4 thousand, $232 thousand and $227 thousand, respectively, outstanding under the working capital facility at December 31, 2025, March 31, 2025 and March 31, 2024.

Historically we have funded our liquidity needs through the issuance of SAFEs, convertible securities, cash from operating activities, working capital facilities and debt financing. We may decide to enhance our liquidity position or increase our cash reserves for future investments, acquisitions, or operations through additional financing activities, which may include further equity or debt financing. The issuance and sale of additional equity would result in further dilution to our then-existing stockholders. The incurrence of additional indebtedness would result in increased fixed obligations and could result in operating covenants that may restrict our future operations. There is no assurance that, should such financing be required, that it would be available on acceptable terms or at all.

The Company’s long-term success is dependent upon its ability to successfully raise additional capital, market its existing services, increase revenues and, ultimately, to achieve profitable operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the issuance of its audited financial statements appearing elsewhere in this proxy statement/prospectus.

Cash Flows

The following tables summarize our cash flows for the periods indicated (in thousands):

	Nine Months Ended December 31,
	2025	2024
Net cash (used in) operating activities	$(1,404)	(1,413)
Net cash (used in) investing activities	(719)	(25)
Net cash provided by financing activities	2,556	1,830
Net increase in cash, before effect of exchange rates	$433	$392
Effect of exchange rates on cash and cash equivalents	(27)	(22)
Net increase in cash	$406	$370
	Year Ended March 31,
	2025	2024 (As Restated)
Net cash (used in) operating activities	$(3,524)	(3,828)
Net cash (used in) investing activities	(119)	(78)
Net cash provided by financing activities	3,476	4,810
Net increase (decrease) in cash, before effect of exchange rates	$(167)	904
Effect of exchange rates on cash and cash equivalents	(34)	2
Net increase (decrease) in cash	$(201)	$906

Cash Flows from Operating Activities

Net cash used in operating activities was $1.4 million during each of the nine months ended December 31, 2025 and 2024. Net cash used in operating activities during the 2025 period was primarily the result of the $751 thousand million increase in accounts receivable and the $1.0 million decrease in accounts payable, while net cash used in operating activities during the 2024 period was primarily the result of operating losses during the period.

Net cash used in operating activities was $3.5 million and $3.8 million, respectively, during the years ended March 31, 2025 and 2024. Net cash used in operating activities during 2025 was primarily the result of a $1.1 million increase in accounts receivable and deferred offering costs of $587 thousand, offset by a $1.8 million increase in accounts payable and deferred revenue of $492 thousand, for a net inflow of $626 thousand, in addition to a net cash loss of $4.2 million. The primary reason for the cash used during 2024 was a $1.2 million decrease in accounts payable offset by a $1.8 million decrease in accounts receivable, for a net outflow of $211 thousand, in addition to a net cash loss of $3.6 million.

Cash Flows from Investing Activities

Net cash used in investing activities was $719 thousand and $25 thousand, respectively, for the nine months ended December 31, 2025 and 2024, and $119 thousand and $78 thousand, respectively, for the years ended March 31, 2025 and 2024, in each case related primarily to initial purchases of engineering and design services for our LAB recycling facility in Texas.

Cash Flows from Financing Activities

Net cash provided by financing activities was $2.6 million and $1.8 million, respectively, for the nine months ended December 31, 2025 and 2024, consisting of proceeds from the sale of common stock, issuance of SAFEs and two new working capital facilities during the nine months ended December 31, 2025, and primarily of proceeds from the issuance of SAFEs during the nine months ended December 31, 2024.

Net cash provided by financing activities for the year ended March 31, 2025, was $3.5 million and consisted almost entirely of proceeds from the issuance of SAFEs. Net cash provided by financing activities for the year ended March 31, 2024, was $4.8 million and consisted of proceeds of $3.3 million from the issuance of SAFEs, $700 thousand from the issuance of convertible equity securities and $840 thousand of new debt, consisting of $227 thousand from working capital facilities in India and $552 thousand from a new long-term loan.

Critical Accounting Estimates

Ace Green’s financial statements have been prepared in accordance with GAAP. In the preparation of its financial statements, Ace Green is required to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses as well as the disclosure of contingent assets and liabilities. Actual results could differ from those estimates. Ace Green’s critical accounting policies are fundamental to understanding Ace Green’s results of operations and are more fully described in Note 2 (“Summary of Significant Accounting Policies”) to its consolidated financial statements for the years ended March 31, 2025 and 2024 included elsewhere in this proxy statement/prospectus.

Ace Green defines its critical accounting policies, in accordance with GAAP. GAAP requires Ace Green to make subjective estimates and judgments about matters that are uncertain and are likely to have a material impact on its financial condition and results of operations, as well as the specific manner in which those principles are applied. Application of assumptions different than those used by Ace Green could result in material changes in Ace Green’s financial position or results of operations. Ace Green believes that its critical accounting policies governing valuation of derivative liability and the stock-based compensation are critical accounting policies. Ace Green’s management has reviewed and approved these critical accounting policies. Ace Green believes the critical accounting policies used in the preparation of its financial statements that require significant estimates and judgments are as follows:

Valuation of Derivative Liability for convertible notes

The Company has issued convertible notes containing embedded derivatives. The derivative liability is a financial instrument that will require transfer of equity instruments to the noteholders at the exercise of such upon exercise by the noteholders. The derivative liability was initially recorded as a liability at fair value.

The valuation of the derivative liability was determined with the assistance of an independent valuation expert using a Monte Carlo simulation. In this analysis, multiple scenarios were assessed for the Company’s equity value. The option payoff of simulated equity value minus the exercise value of the conversion option was considered as the holding value of the embedded derivative. The fair value was determined using Level 3 inputs.

The derivative liability is remeasured at each reporting and settlement date. Changes in fair value of the derivative liability for each reporting period are recognized in other income/(expense) in the statements of operations. A change in the assumptions related to the valuation of the derivative liability could have a significant impact on the value of the obligation.

Valuation of SAFEs

The Company has entered several SAFEs with various investors since December 2021, which provide the investors the right to receive shares of Ace Green Common Stock upon the occurrence of specific future events, such as qualified equity financings or corporate transactions, based on either a pre-agreed valuation cap or other contractual terms. In certain cases, holders may also have the option to receive cash proceeds, as defined in the respective agreements.

The SAFEs are classified as liability and the fair value of the SAFEs liability is determined with the assistance of an independent valuation expert using a scenario-based valuation model. This model considers key possible scenarios, such as the probability of completing a qualified financing or other corporate transaction. Monte Carlo simulations are then applied to estimate equity value outcomes under each scenario. The fair value was determined using Level 3 inputs.

There are significant judgments and estimates inherent in the determination of the fair value of the SAFEs liability. If the Company had made different assumptions, the carrying value of the SAFEs liability, net loss and net loss per common share could have been significantly different.

The SAFEs liability is remeasured at each reporting period with changes in the fair value of the liability recorded as a component of other income (expense) in the Consolidated Statements of Operations. The SAFEs liability is remeasured at settlement or conversion, and the resultant fair value is then reclassified to permanent equity at that time.

Valuation assumptions and sensitivity analysis

Following the execution of the Merger Agreement, the Company updated the valuation methodology used to measure the derivative liability for convertible notes and SAFEs. The Merger Agreement contemplates a concurrent equity financing transaction in connection with the Merger, based on an agreed pre-money equity valuation of $250.0 million, with anticipated participation from existing insiders, strategic investors, and fundamental investors, subject to closing conditions.

Accordingly, the management’s best estimate of the equity value at conversion is based on the expected transaction price implied by the contemplated financing, which reflects the negotiated pre-money valuation set forth in the Merger Agreement and the expected capitalization at Closing. While the Business Combination has not been completed as of the measurement dates, the transaction price implied equity value per share represented a more direct and observable market-based measure of equity value and hence expected volatility/simulation was no longer assumed or applied in the valuation for measurement dates after December 4, 2024. As a result, the valuation of the derivative liability and SAFEs for these periods became primarily sensitive to changes in the assumed equity value per share and the expected timing of conversion rather than changes in volatility.

Actual proceeds and valuation upon Closing of the Business Combination and related financing may differ from these estimates, and changes in the expected transaction price would result in a corresponding change in the fair value of the recorded liabilities.

The Company recalculated the value of convertible notes and SAFEs by applying a +/- 10% change to the transaction price implied equity value per share and +6 months change to the expected time to conversion.

Convertible Notes

I.       A hypothetical 10% increase in equity value per share (i.e. $216.10 per share based on the $196.50 transaction price implied equity value per share as of March 31, 2025) on which March 31, 2025 valuation was based, the value of the derivative liability of convertible notes would have increased by approximately $3.3 million.

II.     A hypothetical 10% decrease in equity value per share (i.e. $176.80 per share based on the $196.5 transaction price implied equity value per share as of March 31, 2025) on which March 31, 2025 valuation was based, the value of the derivative liability of convertible notes would have decreased by approximately $3.3 million.

III.    A hypothetical six months increase in expected time to conversion on which March 31, 2025 valuation was based, the value of the derivative liability of convertible notes would have no material impact.

SAFE Notes

I.       A hypothetical 10% increase in equity value per share (i.e. $216.10 per share based on the $196.50 transaction price implied equity value per share as at March 31, 2025) on which March 31, 2025 valuation was based, the value of the liability of SAFEs would have increased by approximately $0.5 million.

II.     A hypothetical 10% decrease in equity value per share (i.e. $176.80 per share based on the $196.50 transaction price implied equity value per share as at March 31, 2025) on which March 31, 2025 valuation was based, the value of the liability of SAFEs would have decreased by approximately $0.5 million.

III.    A hypothetical six months increase in expected time to conversion on which March 31, 2025 valuation was based, the value of the liability of SAFEs would have decreased by approximately $3.0 million.

The following illustrates the sensitivity of the liabilities to changes in key assumptions as of the measurement dates post Business Combination Agreement date (i.e. post December 4, 2024).

Hypothetical Sensitivity — Convertible Notes (March 31, 2025)

Particulars	Equity Value Per Share	Expected Term	Hypothetical impact on value of liability – increase/ (decrease)
Scenario I	+10%	—	$3,256,655
Scenario II	-10%	—	$(3,256,655)
Scenario III	—	+6 months	Nil

Hypothetical Sensitivity — Convertible Notes (December 31, 2025)

Particulars	Equity Value Per Share	Expected Term	Hypothetical impact on value of liability – increase/ (decrease)
Scenario I	+10%	—	$3,237,196
Scenario II	-10%	—	$(3,237,196)
Scenario III	—	+6 months	(452,403)

Hypothetical Sensitivity — SAFE Notes (March 31, 2025)

Particulars	Equity Value Per Share	Expected Term	Hypothetical impact on value of liability – increase/ (decrease)
Scenario I	+10%	—	$456,536
Scenario II	-10%	—	$(456,446)
Scenario III	—	+6 months	$(3,032,428)

Hypothetical Sensitivity — SAFE Notes (December 31, 2025)

Particulars	Equity Value Per Share	Expected Term	Hypothetical impact on value of liability – increase/ (decrease)
Scenario I	+10%	—	$461,712
Scenario II	-10%	—	$(461,801)
Scenario III	—	+6 months	$(3,746,591)

Stock-based compensation

The Company measures the stock-based compensation expense for all awards with service-based vesting conditions at the grant date, based on the fair value of the award. Compensation expense for service-based awards is recognized over the requisite service period, which is generally the vesting period of the respective award. The Company recognizes compensation cost for an employee award with only service conditions that has a graded vesting schedule on a straight-line basis over the requisite service period for each separately vesting portion of the award as if the award was, in-substance, multiple awards. Expense is adjusted for actual forfeitures of unvested awards as they occur.

The Company calculates the fair value of share options using the Black-Scholes model. The Black-Scholes model requires the use of subjective and complex assumptions that determine the fair value of share-based awards, including the option’s expected term and the price volatility of the underlying shares. The fair value of options granted is calculated using the Black-Scholes model with the assumptions outlined below.

•        Fair value of common stock:    See the subsection titled “Determination of fair value of common stock” below.

•        Risk-free interest rate:    The risk-free interest rate assumption is based on the market yield of U.S. Treasury securities with maturities similar to the expected term of the award being valued.

•        Expected volatility:    The expected volatility assumption is based on the historical volatilities of a peer group of similar companies whose share prices are publicly available. The peer group was selected based on companies with similar business and revenue models to ours.

•        Expected term:    The expected term represents the period during which the options are expected to remain outstanding. As the Company does not have sufficient historical exercise data, it determines the expected term using the simplified method, which is the average of the contractual term of the option and its vesting period.

•        Expected dividend yield:    The expected dividend yield assumption is based on the fact that the Company has never paid cash dividends and currently does not have intention to do so.

Determination of fair value of common stock

As a privately held company, there has been no public market for our common stock to date. The estimated fair value of our common stock has been determined by our board of directors as of the date of each option grant, with input from management, considering the most recently available third-party valuations of our common stock and our board of directors’ assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent valuation through the date of the grant. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

The methodology employed to determine the fair value of our common stock is based on the market approach. This methodology is used to estimate the enterprise value of the business under various market multiples of the public guideline companies, our business performance and other assumptions to derive the enterprise value of the business. The most significant factors considered in estimating the fair value of our common stock included current business conditions and the market performance of comparable publicly traded companies.

Further, the fair value of our common stock after entering into the definitive business combination agreement was primarily determined based on subject company transaction method wherein the equity value for a privately held company is derived from a recent transaction in the company’s own securities. The price per share as per the terms agreed in the business combination agreement represents the transaction value by independent parties.

These third-party valuations resulted in a valuation of our common stock of $42.9 per share, $41.9 and $196.5 per share as of December 31, 2022, December 31, 2023 and December 4, 2024 respectively.

Once a public trading market for our common stock has been established in connection with the completion of this offering, it will no longer be necessary for our board of directors to estimate the fair value of our common stock in connection with our accounting for stock options and other such awards we may grant, as the fair value of our common stock will be determined based on the quoted market price of our common stock.

Valuation allowance on deferred tax assets

The Company records deferred tax assets and liabilities based on the net tax effects of tax credits, net operating loss carryforwards, and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes compared to the amounts used for income tax purposes. The Company regularly reviews its deferred tax assets for recoverability with consideration for such factors as historical losses, projected future taxable income, and the expected timing of the reversals of existing temporary differences. A valuation allowance is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Management believes, based on business forecast plans, that the Company will generate sufficient future profits to utilize the tax credits before their expiration. However, the Company’s long-term success depends on its ability to raise additional capital, successfully market its services, increase revenues, and ultimately achieve sustained profitability. While forecasts indicate potential for future profitability, the presence of these conditions casts significant doubt on the Company’s ability to fully utilize its tax credits. Under these circumstances, the Company concludes that there is insufficient evidence to support the realization of the income tax benefits related to these losses and other potential deferred tax assets.

Management believes the net deferred tax assets, based on above factors, warrant a full valuation allowance based on the weight of available negative evidence.

Valuation of long-lived assets

Long-lived assets, such as property, plant and equipment and intangible assets that are subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of an asset is measured by a comparison of the carrying amount of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. No indications of impairment were identified during any reporting periods.

INFORMATION ABOUT ATHENA

General

Athena is a special purpose acquisition company formed as a Delaware corporation in 2021 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. To date, Athena’s efforts have been limited to its organizational activities and activities related to the IPO and the identification and evaluation of prospective acquisition targets for its initial business combination, including negotiations with Ace Green to finalize and execute the Merger Agreement. Athena has generated no operating revenues to date, and it does not expect to generate operating revenues until it consummates the Business Combination or an alternative business combination.

On December 14, 2021, Athena consummated the IPO of 25,000,000 Athena Units. Each Athena Unit consists of one share of Athena Class A Common Stock and one-half of one Public Warrant. The Athena Units were sold at a price of $10.00 per unit, generating gross proceeds to Athena of $250,000,000. Simultaneously with the consummation of the IPO, Athena consummated the private placement of an aggregate of 950,000 Private Placement Units to the Sponsor at a price of $10.00 per Private Placement Unit, generating gross proceeds of $9,500,000. Subsequent to the closing of the IPO, Athena consummated the closing of the sale of 375,000 additional Athena Units upon receiving notice of the underwriters’ election to partially exercise their over-allotment option, generating additional gross proceeds of $3,750,000. Simultaneously with the exercise of the over-allotment, Athena consummated the sale of an additional 3,750 Private Placement Units to the Sponsor, generating gross proceeds of $37,500. As of the Record Date, there was approximately $            held in the Trust Account.

On May 16, 2023, Athena filed its proxy statement with the SEC in connection with the First Extension Meeting for the purposes of, among other things, voting on approval of the First Charter Extension Amendment. Only holders of record of Athena Shares at the close of business on May 15, 2023 were entitled to receive the notice of the First Extension Meeting and to vote at the First Extension Meeting and any adjournments or postponements thereof. On June 13, 2023, Athena convened the First Extension Meeting. A total of 27,853,592 shares of Athena Common Stock, representing approximately 79.10% of the outstanding Shares of Athena Common Stock as of such date entitled to vote at the First Extension Meeting, were present in person or by proxy, constituting a quorum. In connection with the First Extension Meeting, (i) the proposals to amend Athena’s amended and restated certificate of incorporation, as amended (A) to extend the date by which Athena must consummate a business combination from June 14, 2023 to up to March 14, 2024 and (B) to provide holders of shares of Athena Class B Common Stock the right to convert their shares of Athena Class B Common Stock on a one-to-one basis into shares of Athena Class A Common Stock and (ii) the proposal to amend Athena’s Investment Management Trust Agreement dated December 9, 2021, with Continental Stock Transfer & Trust Company, as trustee (the “Trust Agreement”) to extend the date by which Athena must consummate a business combination from June 14, 2023 to up to March 14, 2024, by electing to extend the date to consummate an initial business combination on a monthly basis up to nine times by an additional one month each time until March 14, 2024, or a total of up to nine months, provided that the Sponsor or its affiliates or permitted designees will deposit into the Trust Account the lesser of (a) $60,000 and (b) $0.03 for each share of Athena Common Stock issued and outstanding that has not been redeemed in accordance with the terms of Athena’s amended and restated certificate of incorporation, as amended upon the election of each such one-month extension unless the closing of Athena’s initial business combination shall have occurred, were each approved and the Existing Charter and the Trust Agreement thereafter amended. In connection with the First Extension Meeting, Athena provided its stockholders the opportunity to redeem all or a portion of their shares of Athena Class A Common Stock, and stockholders holding 23,176,961 shares of Athena Class A Common Stock exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. Consequently, approximately $239,604,919 (approximately $10.34 per share redeemed) was withdrawn from the Trust Account to pay such redeeming holders.

On June 21, 2023, the Sponsor determined to convert its Founder Shares to shares of Athena Class A Common Stock on a one-for-one basis (the “Conversion”). The 8,881,250 shares of Athena Class A Common Stock issued in connection with the Conversion are subject to the same restrictions as applied to Athena Class B Common Stock before the Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination as described in the prospectus for the IPO.

On each of June 14, 2023, July 7, 2023, August 8, 2023, September 7, 2023, October 6, 2023, November 7, 2023, December 8, 2023, January 8, 2024 and February 9, 2024, Athena deposited $60,000 into the Trust Account, or an aggregate of $540,000, allowing it to extend the period of time that it had to consummate its initial business combination by one month per deposit for a total extension from June 14, 2023 to March 14, 2024.

On March 12, 2024, Athena held the Second Extension Meeting at which its stockholders approved the Second Charter Extension Amendment (i) giving Athena the right to extend the date by which it has to complete an initial business combination from March 14, 2024 to up to December 14, 2024 and (ii) eliminating the limitation that Athena may not redeem Public Shares in an amount that would cause Athena’s net tangible assets to be less than $5,000,001 immediately prior to or upon consummation of a business combination. In connection with the Second Extension Meeting, 910,258 shares of Athena Class A Common Stock were tendered for redemption. As a result, approximately $10,156,503 (approximately $11.16 per share redeemed) was removed from the Trust Account to pay such holders.

On each of March 13, 2024, April 16, 2024, May 14, 2024, June 14, 2024, July 10, 2024, August 8, 2024, September 12, 2024, October 15, 2024 and November 11, 2024, Athena deposited $25,756 into the Trust Account, or an aggregate of $231,804, allowing Athena to extend the period of time that it had to consummate its initial business combination by one month per deposit for a total extension from March 14, 2024 to December 14, 2024.

On October 9, 2024 (effective on April 10, 2024), Athena issued an unsecured and non-interest-bearing promissory note to the Sponsor with a principal amount equal to $1,500,000 to cover the monthly extension payments of Athena and for working capital purposes. Athena drew $800,000 from this note on April 10, 2024 to fund working expenses.

On December 10, 2024 Athena held the Third Extension Meeting at which its stockholders approved the Third Charter Extension Amendment giving Athena the right to extend the date by which it has to complete an initial business combination from December 14, 2024 to up to September 14, 2025. In connection with the Third Extension Meeting, 977,625 shares of Athena Class A Common Stock were tendered for redemption. As a result, approximately $11,497,958.97 (approximately $11.76 per share redeemed) was removed from the Trust Account to pay such holders.

On each of December 11, 2024, January 10, 2025, February 10, 2025, March 6, 2025, April 7, 2025, May 7, 2025, June 6, 2025, July 8, 2025 and August 11, 2025, Athena deposited $6,203 into the Trust Account, or an aggregate of $55,827, allowing it to extend the period of time that it has to consummate its initial business combination by one month per deposit for a total extension from December 14, 2024 to September 14, 2025.

On September 10, 2025 Athena held the Fourth Extension Meeting at which its stockholders approved the Fourth Charter Extension Amendment giving Athena the right to extend the date by which it has to complete an initial business combination from September 14, 2025 to up to June 14, 2026. In connection with the Fourth Extension Meeting, 285,269 shares of Athena Class A Common Stock were tendered for redemption. As a result, approximately $3,335,294.38 (approximately $11.69 per share redeemed) was removed from the Trust Account to pay such holders.

On each of September 12, 2025, October 7, 2025, November 4, 2025, December 8, 2025, January 5, 2026, February 5, 2026 and March 4, 2026, Athena deposited approximately $498 into the Trust Account, or an aggregate of $3,486, allowing it to extend the period of time that it has to consummate its initial business combination by one month from September 14, 2025 to April 14, 2026.

Redemption Rights for Public Stockholders Upon Completion of a Business Combination

Athena will provide the Public Stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of a business combination including interest earned on the funds held in the Trust Account and not previously released to Athena to pay its taxes, divided by the number of then outstanding Public Shares, subject to certain limitations. For illustrative purposes, based on funds in the Trust Account of approximately $297,614 on December 31, 2025 and net adjustments to the carrying value shares of Athena Class A Common Stock subject to possible redemption for prepaid taxes and other amounts due to redeeming Public Stockholders, the estimated per share redemption price would have been approximately $14.41. The Sponsor and Athena’s officers and directors have entered into a letter agreement pursuant to which they have agreed to waive their redemption rights with respect to any shares of Athena Common Stock held by them in connection with the completion of a business combination.

Limitation on Redemption Upon Completion of the Business Combination

The Existing Charter provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares of Athena Class A Common Stock shares sold in the IPO, which we refer to as the “Excess Shares.” Such restriction shall also be applicable to affiliates of Athena. This restriction will discourage stockholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a business combination as a means to force Athena or its management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms.

Redemption of Public Shares and Liquidation if No Business Combination

The Existing Charter provides that Athena has until the Extension Deadline to complete a business combination. If Athena is unable to complete a business combination within such allotted time period, it will (i) cease all operations except for the purpose of winding up, (ii) redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to Athena to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) subject to the approval of the remaining stockholders and the Athena Board, dissolve and liquidate. There will be no redemption rights or liquidating distributions with respect to outstanding warrants, which will expire worthless if Athena fails to complete a business combination within the allotted time period.

The Sponsor and Athena’s officers and directors entered into a letter agreement pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares and shares of Athena Common Stock sold in the Private Placement held by them if Athena fails to complete a business combination within the allotted time. However, if the Sponsor or Athena’s officers or directors separately acquire Public Shares, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if Athena fails to complete a business combination within the allotted time.

Facilities

Athena currently utilizes office space at 442 5th Avenue, New York, NY 10018 from the Sponsor. Athena has agreed to pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative services provided to members of Athena’s management team. Athena considers its current office space adequate for its current operations.

Employees

Athena currently has three executive officers. These individuals are not obligated to devote any specific number of hours to Athena’s matters but they intend to devote as much of their time as they deem necessary to Athena’s affairs until the earlier of completion of a business combination or liquidation. The amount of time they will devote in any time period will vary based on the stage of the business combination process Athena is in. Athena does not intend to have any full-time employees prior to the earlier of the completion of its initial business combination or liquidation.

Legal Proceedings

To the knowledge of the Athena management team, there is no litigation currently pending or contemplated against Athena, any of Athena’s officers or directors in their capacity as such or against any of Athena’s property.

Directors and Executive Officers

Athena’s executive officers and directors are as follows:

Name	Age	Position
Isabelle Freidheim	45	Chief Executive Officer and Chairperson of the Board of Directors
Jennifer Calabrese	55	Chief Financial Officer
Kirthiga Reddy	54	President and Director
Judith Rodin	81	Director
Sharon Brown-Hruska	65	Director
Trier Bryant	41	Director
Carolyn Trabuco	56	Director

Isabelle Freidheim has served as our Chief Executive Officer since August 2021 and as Chairperson of the Athena Board since November 2021. Isabelle was the founder and Chair of Athena Technology Acquisition Corp. She was the founder and managing partner of Athena Capital, an investment management firm. She was also the founder of Athena Consumer Acquisition Corp. and served as its Chairperson of the Board of Directors from June 2021 to October 2023. She is a venture capitalist and entrepreneur as well as the co-founder of Magnifi, a fintech company, and was a co-founder and managing partner of Castle VC (formerly Starwood VC), a venture investment firm, and a venture partner at MissionOG, a venture capital firm. She currently serves on the board of directors of Next.e.GO N.V. (NASDAQ: EGOX) and served on the board of directors of The Growth For Good Acquisition Corporation (Nasdaq: GFGDU).

Ms. Freidheim co-founded Magnifi, an artificial intelligence and machine learning fintech company which was acquired by The Tifin Group in December 2020. In addition to co-founding the company, Ms. Freidheim acted as the Chief Executive Officer of Magnifi, in 2018 and 2019 before its acquisition.

Ms. Freidheim was a venture partner at MissionOG, a venture capital firm, from 2015 to 2016, where she sourced investments in high-growth technology companies. MissionOG funds technology businesses with a focus on B2B companies and partners with portfolio companies to provide deep market expertise and hands-on operational support and execution capabilities.

Ms. Freidheim was a co-founder and managing partner of Castle VC (formerly Starwood VC), making investments in technology companies across stages with a current focus on late-stage investments in the sectors of financial technologies, data analytics, artificial intelligence, machine learning and SaaS. Ms. Freidheim has led investments in late-stage, pre-IPO growth companies. She is engaged in all aspects of the deal process. Ms. Freidheim was also a co-founder of the London Fund, a fund that invests in IP-rich high-growth companies with a particular focus on emerging technologies.

Ms. Freidheim started her career in investment banking at Lehman Brothers and then joined one of Invesco’s private equity funds to invest in European assets. She holds a B.A. in Economics from Columbia University and an M.B.A. from Columbia Business School. Ms. Freidheim is well qualified to serve on the Athena Board because of her perspective and experience as founder, Chairperson of the Board and Chief Executive Officer of Athena, as well as her extensive venture capital background, in depth experience in founding various companies and service as a director on other boards.

Jennifer Calabrese has served as our Chief Financial Officer since July 2024. Ms. Calabrese served as the Company’s outside consultant providing accounting and financial reporting services to the Company since September 2022. Ms. Calabrese is the founder and CEO of Calabrese Consulting LLC (“CCL”). Founded in 2012, CCL is a minority/woman-owned, full-service accounting and financial reporting advisory firm with over 50 employees, serving clients around the world. CCL specializes in SEC financial reporting, compliance, and consulting services to facilitate the reporting between auditors and public/private companies on behalf of clients. Ms. Calabrese also currently serves as the Chief Financial Officer of Launchpad Streetlight Acquisition Corp., a special purpose acquisition company, since August 2025 and the Chief Financial Officer of Lafayette Acquisition Corp., a special purpose acquisition company, since July 2025. Ms. Calabrese also serves on the Audit Committee of Marpai, Inc. (Nasdaq: MRAI), a company which provides administration services to self-insured employer groups across the United States, since December 2023. She previously spent several years working for publicly traded companies, serving as Corporate Controller, Director of Accounting and SEC Reporting, Executive Vice President of Finance and Chief

Financial Officer. Ms. Calabrese began her career in 1994 working at KPMG, LLP where she held numerous positions, including senior audit manager. She holds a B.B.A. in Accounting and a B.A. in Psychology from Hofstra University and earned her Master of Science in Accountancy from SUNY Polytechnic. Ms. Calabrese is a Certified Public Accountant, a Chartered Global Management Accountant, and a member of both The American Institute of Certified Public Accountants and The New York State Society of Certified Public Accountants. She is also a member of the Association of Latino Professionals for America and a Director on the Board of Trustees for Sacred Heart Academy, her high school alma mater.

Kirthiga Reddy has served as our President since August 2021 and as a Director since November 2021. Kirthiga Reddy brings over 20 years of experience leading technology-driven transformations. Ms. Reddy is also the co-founder and CEO of OptimizeGEO, a marketing intelligence platform helping brands be visible, trusted and chosen in AI Search results. From December 2018 to October 2021, Ms. Reddy served as the Investment Partner at SoftBank Investment Advisers, a private equity firm headquartered in London (SBIA), and served on the Investment Committee for the SoftBank Vision Fund Emerge program, a global accelerator for companies led by underrepresented founders. Ms. Reddy is also a co-founder and since October 2018 has served as Investment Council of F7 Ventures, a female-led seed investment fund focused on enabling human operations and the investment themes of connected communities, future of work, and physical and mental health. From July 2010 to March 2018, Ms. Reddy held various executive roles at Facebook, Inc. (Nasdaq: FB). At Facebook, Ms. Reddy first served as the Managing Director for India and South Asia, and subsequently focused on emerging and high-growth markets including Mexico, Brazil, Indonesia, South Africa and the Middle East. Additionally, Ms. Reddy has served as a member of the board of directors of several companies, including Collective Health, Inc. (2019 – 2021), WeWork Inc. (2020 – 2022), Fungible, Inc. (2021 – 2022), and Pear Therapeutics, Inc. (2021 – 2022). Ms. Reddy has also served on the Investment Advisory Council for Neythri Futures Fund, a South Asian female-led stage-agnostic tech fund since March 2021. Ms. Reddy holds an MBA from Stanford University, where she graduated with the highest honors as an Arjay Miller Scholar, an M.S. in Computer Engineering from Syracuse University and a B.E. in Computer Science from Marathwada University, India. She served on Stanford Business School Management Board from September 2014 to April 2019, including serving as Chair from September 2018 to April 2019. She is on the Trustee Board at Syracuse University and has been recognized as Fortune India’s “Most Powerful Women” and as Fast Company’s “Most Creative People in Business” among other recognitions. Ms. Reddy is well qualified to serve on the Athena Board because of her private equity background, various executive roles at Facebook, in depth experience in founding various companies and service as a director on other boards.

Judith Rodin, PhD has served as one of our directors since August 2021. Dr. Rodin served as the President of The Rockefeller Foundation, which supports efforts to combat global social, economic, health and environmental challenges, from March 2005 to January 2017. From 1994 to 2004, Dr. Rodin served as the President of the University of Pennsylvania, as well as a professor of psychology and of medicine and psychiatry at the University of Pennsylvania. Before that, Dr. Rodin chaired the Department of Psychology at Yale University, and also served as the dean of the Graduate School of Arts and Sciences and provost, and served as a faculty member at the university for 22 years. Beginning in 2021, Dr. Rodin served as a director of Athena Technology Acquisition Corp., one of the first all women SPACs. Dr. Rodin has served as the chair of the board of Prodigy Services Limited, a fintech platform, since 2019, and a member of the board and a member of the nominating and governance committee of Laureate Education, a higher education institution, since 2013. From 2002 to 2018, Dr. Rodin served as a member of the board of directors and a member of the Audit and Compensation Committees of Comcast Corporation (Nasdaq: CMCSA). From 1997 to 2013, Dr. Rodin served as a member of the board of directors and a member of the Audit Committee of American Airlines Group (formerly known as AMR Corporation) (Nasdaq: AAL). From 2004 to 2017, Dr. Rodin served as a member of the board of directors and a member of both the Nominating and Governance and the Compensation Committees of Citigroup Inc. Dr. Rodin earned a B.A. in Psychology from the University of Pennsylvania and a Ph.D. in Psychology from Columbia University. Dr. Rodin is well-qualified to serve on the Athena Board due to her extensive experience in higher education and philanthropy.

Sharon Brown-Hruska, PhD has served as one of our directors since December 2021. Dr. Hruska has been a Principal of Hruska Economics, LLC since October 2021, where she works with nonprofit entities, universities, corporate clients, and government to facilitate practical and market-based solutions to our toughest social and economic challenges. She also has served as a public director and the Chairman of the Regulatory Oversight Committee of FMX Futures Exchange, L.P. since December 2021. She has served on the Management Board of PRIME Finance Disputes Center since October 2021, and previously served on the Board of the PRIME Finance Dispute Resolution and Education Foundation from November 2017 to January 2019. As a financial economist and former regulator, Dr. Hruska has over three decades of experience in public policy, leadership and administration, including as Chief

Economist of the U.S. Department of State from January 2019 to January 2021, and as Commissioner from July 2002 to July 2006 of the U.S. Commodity Futures Trading Commission. In addition to her public service, she is an affiliate of National Economic Research Associates, where she was Managing Director and Partner in the Global Securities and Finance Practice, from July 2006 to January 2019. She served as a Public Director of MarketAxess Holdings, Inc. (Nasdaq: MKTX) and on its Corporate Governance Committee from April 2010 to April 2013. She also served as a Director on the ELX Futures, L.P. from May 2009 to September 2016 and as a Trustee on the International Securities Exchange Trust from December 2007 to June 2016.

She was also a Professor at Tulane University A.B. Freeman School of Business from July 2012 until June 2016. She has testified before Congress and spoken widely to various audiences, and her thought leadership has been published in Barrons, Financial Times, Forbes, the Encyclopedia of Business Ethics and Society, and various peer-reviewed journals and books. She received a PhD in 1994 and an MA in 1988 in economics, and a BA in 1983 in economics and international studies from Virginia Tech. Dr. Hruska is well qualified to serve on the Athena Board because of her financial expertise and leadership experience in business and government.

Trier Bryant has served as one of our directors since December 2022. She is the founder of TrierBryant.com, a consulting firm that advises organizations on strategies and tactics to improve their workplace culture. Ms. Bryant is also the co-founder of Just Work LLC, a professional services firm, and Pathfinder 1963 LLC, a diversity, equity and inclusion (“DEI”) and human resources consulting firm, which she founded in February 2019. Previously, Ms. Bryant was General Partner and President of 82VS, the venture creation arm of Alloy Therapeutics, where she supported cutting-edge innovators launching companies to bring drug discoveries to market. From March 2020 to January 2021, Ms. Bryant was the first Chief People Officer (CPO) at Astra, an aerospace company building low orbital rockets. From April 2019 to March 2020, she was also the VP of People and Workplace Experience at SigFig, a global FinTech company. From February 2016 to May 2018, Ms. Bryant was the Global Head of Revenue, G&A (Corporate Functions), University, and Diversity Recruiting at Twitter. Before Twitter, Ms. Bryant spent three years (2013-2016) as the VP of Global Diversity Talent Acquisition at Goldman Sachs. Additionally, from 2013 to 2014, Ms. Bryant served as the Chief of Staff to the Global Head of Talent Acquisition at Goldman Sachs. Ms. Bryant serves as a Board Member for Athena SPACs and Campaign Zero, a non-profit committed to ending police violence in America. Ms. Bryant built her professional foundation as an officer in the United States Air Force across seven years of active duty service (2006-2013). Prior to leaving the military, Ms. Bryant was by-name-requested by the Pentagon to return to the Air Force Academy to spearhead DEI and talent development initiatives for the Air Force Academy, Air Force, and the Department of Defense (DoD). Ms. Bryant earned a B.S. in Systems Engineering with a minor in Spanish and Leadership from the United States Air Force Academy. Ms. Bryant is well qualified to serve on the Athena Board because of her in-depth experience in human resources and DEI at several different companies.

Carolyn Trabuco has served as one of our directors since October 2024. Since 2017, Ms. Trabuco has been serving as Founder and CEO of Thistledown Advisory Group, LLC, a USA-based strategic advisory and consulting firm. She also serves as a member of the board of directors of USA Rare Earth, Inc. (Nasdaq: USAR), on which she has served since it went public in March 2025. She has served as a director of Inflection Point V since January 2026. Prior to this, Ms. Trabuco previously served as an independent board member of Shimmick Corporation (Nasdaq:SHIM) from November 2023 to June 2025, as an independent director at Azul Brazilian Airlines (NYSE:AZUL), a commercial passenger airline she co-founded, from 2007 until April 2025, where she served as Compensation Committee Chair and member of the ESG Committee, as the lead independent director and audit committee member of Critical Metals Corp. (Nasdaq:CRML) from November 2022 to December 2024, and as a director at Sizzle Acquisition Corp. (Nasdaq:SZZL) from 2022-23. From 2009-2014, Ms. Trabuco was a portfolio manager and senior advisor at Astenbeck Capital Markets/Phibro Energy Trading LLC, with responsibility for investing in global resources and energy equities. Prior to that, Ms. Trabuco was a portfolio manager and senior equity research analyst at Pequot Capital Management where she established the firm’s investment presence in global metals, mining and steel and in Brazil. Ms. Trabuco began her investment career in Equity Research at Fidelity Investments and later at the Wall Street firms Lehman Brothers, Montgomery Securities and First Union Capital Markets. She is also an adjunct professor of finance at Sacred Heart University. Ms. Trabuco graduated from Georgetown University with a B.A. in Art History and an M.P.A. from Sacred Heart University in Public Administration with a concentration in Emergency and Crisis Management. She holds certificates in Corporate Sustainability from Yale School of Management and in Compensation Committees from Harvard Business School. Ms. Trabuco is well-qualified to serve on the Athena Board given her extensive experience with public companies and finance.

Number and Terms of Office of Officers and Directors

The Athena Board consists of six members and is divided into three classes with only one class of directors being elected in each year, and with each class serving a three-year term. The term of office of the first class of directors, consisting of Trier Bryant and Carolyn Trabuco, will expire at Athena’s 2026 annual meeting of stockholders. The term of office of the second class of directors, consisting of Judith Rodin and Sharon Brown-Hruska, will expire at the 2027 annual meeting of stockholders. The term of office of the third class of directors, consisting of Isabelle Freidheim and Kirthiga Reddy, is set to expire at the 2025 annual meeting of stockholders.

Athena’s officers are appointed by the Athena Board and serve at the discretion of the Athena Board, rather than for specific terms of office. The Athena Board of directors is authorized to appoint officers as it deems appropriate pursuant to the Existing Charter.

Director Independence

Nasdaq listing standards require that a majority of the board of directors of a company listed on Nasdaq must be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. We have determined that Judith Rodin, Sharon Brown-Hruska, Trier Bryant and Carolyn Trabuco are independent directors under the Nasdaq listing standards and Rule 10A-3 of the Exchange Act.

Executive Officer and Director Compensation

None of Athena’s directors has received any cash compensation for services rendered to Athena. Until the earlier of consummation of Athena’s initial business combination and Athena’s liquidation, Athena has paid, and will continue to pay, the Sponsor $10,000 per month for office space, secretarial and administrative services provided to members of Athena’s management team. In addition, we reimburse the Sponsor, executive officers and directors, and any of their respective affiliates, for any out-of-pocket expenses incurred in connection with activities on Athena’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations.

Athena’s audit committee reviews on a quarterly basis all payments made to the Sponsor, Athena’s executive officers or directors, or Athena’s or their affiliates. Any such payments prior to an initial business combination will be made from funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, Athena does not currently have any additional controls in place governing Athena’s reimbursement payments to its directors and executive officers for their out-of-pocket expenses incurred in connection with Athena’s activities on its behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, have been, or will be, paid by the company to the Sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of Athena’s initial business combination.

After the completion of Athena’s initial business combination, members of Athena’s management team who remain with Athena, if any, may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to Athena’s stockholders in connection with a proposed business combination. Athena has not established any limit on the amount of such fees that may be paid by the combined company to Athena’s directors or members of management. Any compensation to be paid to Athena’s executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on the Athena Board.

Athena does not intend to take any action to ensure that members of its management team maintain their positions with Athena after the consummation of Athena’s initial business combination, although it is possible that some or all of Athena’s executive officers and directors may negotiate employment or consulting arrangements to remain with Athena after its initial business combination. Athena is not party to any agreements with its executive officers and directors that provide for benefits upon termination of employment.

Conflicts of Interest

As the Sponsor Related Parties, including the Athena officers and directors, have interests that are different from, or in addition to (and that may conflict with), the interests of the other holders of Athena Class A Common Stock, a conflict of interest may exist in determining whether the Business Combination is appropriate. Such interests include that the Sponsor Related Parties will lose their entire investment in Athena if Athena does not complete a business combination. When you consider the recommendation of the Athena Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor Related Parties have interests in such proposal that are different from, or in addition to (which may conflict with), those of the Athena stockholders generally.

These conflicts of interest include, among other things:

•        the beneficial ownership of the Sponsor and certain current and former members of the Athena Board and officers includes (i) an aggregate of 8,881,250 shares of Athena Class A Common Stock, which shares were acquired for an aggregate investment of $25,000 at the time of Athena’s formation and the IPO, and (ii) 953,750 Private Placement Units purchased by the Sponsor for an aggregate investment of $9,537,500, or $10.00 per Private Placement Unit. Such shares of Athena Class A Common Stock and Private Placement Units would become worthless if Athena does not complete a business combination by June 14, 2026, as such stockholders have waived any redemption right with respect to those shares;

•        after giving effect to the Business Combination, the Sponsor and certain current and former members of the Athena Board and Athena’s officers would own up to an aggregate of 2,300,000 shares of New Ace Green Common Stock. Such shares have an aggregate market value of approximately $              million, based on the closing price of Athena Class A Common Stock of $              on OTC Pink on            , 2026;

•        the continued indemnification of current directors and officers of Athena and the continuation of directors’ and officers’ liability insurance after the Business Combination;

•        the fact that the Sponsor and Athena’s officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on Athena’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations;

•        the fact that            will serve as a director on the Board of Directors of New Ace Green; and

•        the fact that the Sponsor and current and former officers and directors of Athena will lose their entire investment in Athena if Athena does not complete an initial business combination.

Additionally, officers and directors of a Delaware corporation are required to present business opportunities to the corporation if:

•        the corporation could financially undertake the opportunity;

•        the opportunity is within the corporation’s line of business; and

•        it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Each of Athena’s officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of Athena’s officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which she has then-current fiduciary or contractual obligations, she will honor her fiduciary or contractual obligations to present such business combination opportunity to such entity. The Existing Charter provides that Athena renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in her capacity as a director or officer of Athena and such opportunity is one that Athena is legally and contractually permitted to undertake and would otherwise be reasonable for Athena to pursue, and to the extent the director or officer is permitted to refer that opportunity to Athena without violating another legal obligation. Athena believes there were no corporate opportunities that were not presented to the Athena Board as a result of the provisions in the Existing Charter or the existing fiduciary or contractual obligations of our officers and directors to other entities.

Below is a table summarizing the entities to which Athena’s executive officers and directors currently have fiduciary duties or contractual obligations:

Individual	Entity	Entity’s Business	Affiliation
Isabelle Freidheim	Athena Technology Sponsor II, LLC	Technology, consumer, tech-enabled retail/consumer and direct to consumer	Managing Member
	Infinitum Energy	Solar Power	Director
Jennifer Calabrese	Calabrese Consulting, LLC	Accounting and Advisory Services	Founder and Chief Executive Officer
	Marpai, Inc.	Healthcare Financing Services	Director
Kirthiga Reddy	OptimizeGEO	Marketing intelligence	Co-founder and CEO
	F7 Ventures	Seed investment fund	Co-founder and Investment Council
	Pear Therapeutics, Inc.	Technology, healthcare	Director
Judith Rodin	Prodigy Services Limited	Fintech	Chair of the Board
	Portfolia	Venture Investment	Director
	Laureate Education	Higher Education	Director

Sharon Brown-Hruska	Hruska Economics, LLC	Economics and Global Markets Advisory	Principal
	PRIME Finance Foundation	Non-For-Profit Foundation	Member of the Management Board
	FMX Futures Exchange, L.P.	Futures and options exchange	Director and Chair of Regulatory Oversight Committee
Trier Bryant	Just Work LLC	Professional services	Co-founder and CEO
	Pathfinder 1963 LLC	DEI and HR consulting	Founder and CEO
Carolyn Trabuco	USA Rare Earth, Inc. Inflection Point Acquisition Corp. V	Fabricated Metal Products Special Purpose Acquisition Corporation	Director Co-founder and Director

Accordingly, if any of the above officers or directors become aware of a business combination opportunity that is suitable for any of the above entities to which she has then-current fiduciary or contractual obligations, she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to Athena if such entity rejects the opportunity, subject to her fiduciary duties. We do not believe, however, that any of the foregoing fiduciary duties or contractual obligations will materially affect Athena’s ability to complete its initial business combination because, although many of the foregoing entities are involved in the pursuit of a target company, the specific industry focuses of a majority of these entities differ from our focus.

Each of the Sponsor and Athena’s officers and directors may become involved with subsequent blank check companies similar to Athena. As a result, the Sponsor and Athena’s officers or directors could have conflicts of interest in determining whether to present business combination opportunities to Athena or to any other blank check company with which they may become involved. In particular, Athena’s officers and directors and affiliates of the Sponsor are currently officers, directors or sponsors of other blank check companies that are seeking to complete a business combination. Any such companies may present additional conflicts of interest in pursuing an acquisition target.

These interests may influence Athena’s directors in making their recommendation that you vote in favor of the Business Combination Proposal. These interests were considered by the Athena Board when it approved the Merger Agreement and the Business Combination.

Sponsor Information

The Sponsor is a Delaware limited liability company formed to invest in Athena. Although the Sponsor is permitted to undertake any activities permitted under the Delaware Limited Liability Company Act and other applicable law, the Sponsor’s business is focused on investing in Athena. Ms. Freidheim is the sole manager of the Sponsor and holds voting and investment discretion with respect to the shares of Athena Common Stock held of record by the Sponsor. All of Athena’s officers and directors are members of the Sponsor. As of the date of this proxy statement/prospectus, other than certain of Athena’s officers and directors and the non-managing sponsor investors and lenders, no other person has a direct or indirect material interest in the Sponsor. In addition, each of Athena’s independent directors receive for their services as a director an indirect interest in the Founder Shares through membership interests in the Sponsor. Other than the Sponsor manager and our management team, none of the other members of the Sponsor participate in Athena’s activities.

The non-managing sponsor investors hold as of the date of this proxy statement/prospectus, indirectly through membership interests in the Sponsor, less than 50% of the Founder Shares. The non-managing sponsor investors have no right to control the Sponsor or participate in any decision regarding the disposal of any security held by the Sponsor, or otherwise.

Experience with Other SPACs

The general character of the Sponsor’s business is to provide capital and a management team to special purpose acquisition companies (“SPACs”). The Sponsor is not actively involved in any other SPAC transactions, but it is managed by Ms. Freidheim, who has experience with other SPACs.

Ms. Freidheim has served various roles for other SPACs, including, previously serving as the chair of the board of directors of Athena Technology Acquisition Corp. (“ATHN”), which consummated a business combination in December 2021, and co-managing member of ATHN’s sponsor, Athena Technology Sponsor LLC. Ms. Freidheim was also chairperson of the board of directors of Athena Consumer Acquisition Corp. and a member of the board of directors of The Growth for Good Acquisition Corporation, each of which SPAC liquidated prior to completing a business combination.

Additionally, Ms. Calabrese founded CCL in 2012, a full-service accounting and advisory firm that has and continues to serve a variety of SPACs in preparing various regulatory reporting documents including financial statements, and leading communication between clients and auditors. Ms. Calabrese has been the CEO of CCL since 2012.

Ms. Rodin has previously served as a member of the board of directors for ATHN, and Ms. Traubco has previously served as a member of the board of directors for Sizzle Acquisition Corp., a SPAC which consummated a business combination in February 2024.

Compensation Received by the Sponsor

The following table sets forth the payments received by the Sponsor and its affiliates from Athena prior to or in connection with the completion of an initial business combination and the securities issued by Athena to the Sponsor or its affiliates:

Entity/Individual	Amount of Compensation Received or Securities Issued	Consideration Paid or to be Paid
Athena Technology Sponsor II, LLC or Isabelle Freidheim	$10,000 per month	Office space, administrative and shared personnel support services
	8,881,250 shares of Class B Common Stock(1)	$25,000
	953,750 Private Placement Units(2)	$9,537,500
	$1,735,686 in working capital loans, which loans are convertible, at the Sponsor’s discretion, into units of the post business combination entity at a price of $10.00 per unit	Working capital loans to finance transaction costs in connection with an initial business combination

Entity/Individual	Amount of Compensation Received or Securities Issued	Consideration Paid or to be Paid
	$422,182 in unsecured promissory notes, which notes are convertible into equity securities of Athena on mutually agreeable terms(3)	Funding to finance Athena operations and transaction costs in connection with an initial business combination
	Reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination	Services in connection with identifying, investigating and completing an initial business combination
	Reimbursement for other out-of-pocket expenses paid by the Sponsor on Athena’s behalf	$211,029

____________

(1)      On June 21, 2023, the Sponsor determined to convert all the outstanding shares of Athena Class B Common Stock into shares of Athena Class A Common Stock on a one-for-one basis.

(2)      The non-managing sponsor investors hold as of the date of this proxy statement/prospectus, indirectly through membership interests in the Sponsor, less than 50% of the Private Placement Units and less than 50% of the Founder Shares.

(3)      On April 10, 2024, Athena issued (i) an unsecured promissory note to Isabelle Freidheim, Athena’s Chief Executive Officer, with a principal amount equal to $600,000 and (ii) an unsecured promissory note to Kirthiga Reddy, Athena’s President and Director, with a principal amount equal to $200,000. On July 26, 2024, Athena issued an unsecured promissory note to the Sponsor with a principal amount equal to $422,182.

At Closing, all 476,875 Private Placement Warrants included in the Private Placement Units will be forfeited as part of the Sponsor Side Letter Agreement, and upon the completion of the Business Combination, the Sponsor and its affiliates will hold a total of 2,300,000 shares of New Ace Green Common Stock and the Subscription Agreement Investors will hold a total of 1,200,000 shares of New Ace Green Common Stock. At Closing, the Working Capital Loans (including the Promissory Notes) will be repaid, without interest. The retention of shares by the Sponsor and its affiliates, the reimbursements payable to the Sponsor under the Working Capital Loans and the payments made by the Sponsor to the Subscription Agreement Investors at Closing will not result in a material dilution of the equity interests of non-redeeming Athena stockholders.

Transfer Restrictions

Sponsor Side Letter Agreement with Ace Green

Pursuant to the Sponsor Side Letter Agreement, at the Closing:

(i)     the Private Placement Warrants, all of which are held by the Sponsor, will be forfeited and cancelled; and

(ii)    approximately 6.335 million of the Sponsor’s Founder Shares will be surrendered to Athena and made available to be sold to participants in the PIPE Investment whereby 1/3 may be used by Athena, 1/3 by Ace Green and 1/3 by Ace Green’s financial advisor.

(iii)   1.0 million of the Sponsor’s Founder Shares will be deposited into an escrow account selected by Ace

Polar Agreement

On July 5, 2023, the Sponsor entered into a subscription agreement with Polar to cover working capital requirements of Athena. On December 6, 2024, the Sponsor and Polar entered into the A&R Polar Subscription Agreement and Athena became a party to the A&R Polar Subscription Agreement. Pursuant to the terms and subject to the conditions of the A&R Polar Subscription Agreement, Polar agreed to contribute up to $500,000 to the Sponsor, which amount was contributed in full as of January 2025. The A&R Polar Subscription Agreement provides that in connection with the Initial Polar Capital Investment, Athena will repay the entire balance of the Initial Polar Capital Investment to Polar within five business days of the closing of an initial business combination and that the Sponsor will transfer and/or that Athena will issue on the Sponsor’s behalf 500,000 shares of Athena Class A Common Stock to Polar immediately prior to Athena’s closing of an initial business combination as consideration for the Initial Polar Capital Investment.

On August 11, 2025, Athena, Sponsor and Polar entered into the August Subscription Agreement. Pursuant to the terms and subject to the conditions of the August Subscription Agreement, Polar agreed to contribute an additional $400,000 (for an aggregate of $900,000) to Athena to cover working capital expenses. The August Subscription Agreement provides that in connection with the August Polar Capital Investment, immediately prior to the closing of an Athena business combination, Athena will issue to Polar one share of Athena Class A Common Stock per $1.00 contributed by Polar.

Additionally, in connection with the August Subscription Agreement, an amount equal to Polar’s the August Polar Capital Investment shall be paid by Athena to Polar as a return of capital within five business days of the closing of an Athena business combination. Further, the Sponsor shall not sell, transfer, or otherwise dispose of any securities (including warrants) owned by the Sponsor without Polar’s consent, other than permitted share transfers, until the full amount of the August Polar Capital Investment has been paid to Polar. Athena and the Sponsor are jointly and severally obligated for such repayment. If the closing of an Athena business combination occurs, Polar may, in its sole discretion, elect at the closing of such business combination or at any time prior to the repayment of the August Polar Capital Investment to receive such repayment from Athena either in cash or shares of Athena Class A Common Stock at a rate of one share of Athena Class A Common Stock for each $10 of the contribution. In the event that the Sponsor or Athena defaults in its obligations and that such default continues for a period of five business days following written notice to the Sponsor and Athena, Athena shall immediately issue to Polar 0.1 shares of Athena Class A Common Stock for each $1.00 of the August Polar Capital Investment on the Default Date, and shall issue to Polar an additional 0.1 Default Shares for each $1.00 of the August Polar Capital Investment that Polar funded each month thereafter, until the default is cured.

Investor Subscription Agreement

On February 9, 2025, Athena and the Sponsor entered into the February 2025 Subscription Agreement with Kevin Wright and Jeanine Percival Wright Revocable Trust, pursuant to which the Investor contributed $500,000 to Sponsor, which in turn was loaned by the Sponsor to Athena to fund any additional extensions of the date by which Athena must consummate an initial business combination and to cover working capital expenses. The February 2025 Subscription Agreement provides that Athena will repay the entire balance of the Contribution to the Investor within five business days of the closing of an initial business combination of Athena and that the Sponsor will transfer and/or Athena will issue on the Sponsor’s behalf an additional 300,000 shares of Athena Class A Common Stock to the Investor immediately prior to the closing of an initial business combination of Athena.

Letter Agreement

Pursuant to a letter agreement entered into with Athena, each of the Sponsor and Athena’s directors and officers have agreed to restrictions on its ability to transfer, assign, or sell the Private Placement Units, Private Placement Warrants, shares of Athena Common Stock and Founder Shares, as summarized below.

Subject Securities	Expiration Date	Persons Subject to Restrictions	Exceptions to Transfer Restrictions
Private Placement Units, Private Placement Warrants and Athena Common Stock (other than Founder Shares)	30 days after the Effective Date.	Athena Technology Sponsor II, LLC, Isabelle Freidheim, Jennifer Calabrese, Kirthiga Reddy, Judith Rodin, Sharon Brown-Hruska, Trier Bryant, Carolyn Trabuco and their respective transferees

Transfers are permitted: (i) to (a) the Sponsor’s members, (b) the directors or officers of Athena, the Sponsor or the Sponsor’s members, (c) any affiliates or family members of the directors or officers of Athena, the Sponsor or the Sponsor’s members, (d) any members or partners of the Sponsor, the Sponsor’s members or their respective affiliates, or any affiliates of the Sponsor, the Sponsor’s members or any employees of such affiliates; (ii) in the case of an individual, as a gift to such person’s immediate family or to a trust, the beneficiary of which is a member of such person’s immediate family,

Subject Securities	Expiration Date	Persons Subject to Restrictions	Exceptions to Transfer Restrictions

an affiliate of such person or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such person; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) in the case of a trust, by distribution to one or more permissible beneficiaries of such trust; (vi) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement or in connection with the consummation of a business combination at prices no greater than the price at which the securities were originally purchased; (vii) in the event of Athena’s liquidation prior to its consummation of an initial business combination; (viii) by virtue of the laws of the State of Delaware, the Sponsor’s limited liability company agreement, or upon dissolution of the Sponsor; and (ix) in the event that, subsequent to its consummation of an initial business combination, Athena completes a liquidation, merger, share exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of Athena Class A Common Stock for cash, securities or other property; provided, however, that in the case of clauses (i) through (vi) and (viii) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other restrictions contained in the letter agreement.

Founder Shares	One year after the Effective Date.	Same as above.	Same as above.

Lock-Up Agreements

In connection with the Closing, Sponsor will enter into an agreement providing that Sponsor will not, subject to certain exceptions, transfer its shares of Athena common stock during the period commencing on the closing date of the business combination and ending 180 days thereafter.

Athena management’S discussion and analysis of
financial condition and results of operations

The following discussion and analysis should be read in conjunction with Athena’s financial statements and the notes thereto included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

References in this “Athena Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to “we,” “us,” “Athena,” or “SPAC” refer to Athena Technology Acquisition Corp. II. References to our “management” or our “management team” refer to our officers, and references to the “Sponsor” refer to Athena Technology Sponsor II, LLC.

Overview

Athena Technology Acquisition Corp. II was incorporated in Delaware on May 20, 2021. Athena was formed for the purpose of entering into a merger, stock exchange, asset acquisition, stock purchase, reorganization or other similar business transaction with one or more businesses that Athena has not yet consummated (a “business combination”).

On April 19, 2023, Athena entered into a business combination agreement with the Air Water Company in order to effect a business combination, but then terminated the agreement on December 13, 2023 by entering into a mutual release agreement. On December 4, 2024, Athena, the Sponsor, Ace Green and Merger Sub, entered into the Merger Agreement to effectuate the Business Combination.

Athena expects to continue to incur significant costs in the pursuit of our acquisition plans. Athena cannot assure you that its plans to complete a business combination with Ace Green will be successful.

Stockholder Meetings

On June 13, 2023, Athena held a special meeting of its stockholders, at which the Athena stockholders approved proposals to amend Athena’s amended and restated certificate of incorporation (the “certificate of incorporation”) to (i) extend the date by which Athena must consummate its initial business combination from June 14, 2023 to up to March 14, 2024 by electing to extend the date to consummate an initial business combination on a monthly basis up to nine times by an additional one month each time after June 14, 2023 until March 14, 2024, provided that the Sponsor or its affiliates or permitted designees will deposit into the Trust Account the lesser of (a) $60,000 and (b) $0.03 for each share of Athena Class A Common Stock issued and outstanding and subject to redemption but that had not been redeemed in accordance with the terms of the amended certificate of incorporation and (ii) provide holders of Athena Class B Common Stock, the right to convert any and all of their Athena Class B Common Stock into Athena Class A Common Stock, on a one-for-one basis prior to the closing of a business combination at the election of the holder. Athena filed an amendment to the certificate of incorporation to reflect the accepted proposals on June 13, 2023. In connection with the First Extension Meeting, 23,176,961 shares of Athena Class A Common Stock were redeemed.

On March 12, 2024, Athena held a special meeting of its stockholders, at which Athena’s stockholders approved proposals to further amend the certificate of incorporation to (i) further extend the date by which Athena must consummate its initial business combination on a monthly basis for up to nine times by an additional one month each time for a total of up to nine additional months from March 14, 2024 to December 14, 2024 provided that the Sponsor or its affiliates or permitted designees deposit into the Trust Account the lesser of (a) $40,000 and (b) $0.02 for each share of Athena Class A Common Stock issued and outstanding and subject to redemption but that had not been redeemed in accordance with the terms of the certificate of incorporation upon the election of each such one-month extension unless the closing of Athena’s initial business combination shall have occurred and (ii) eliminate the limitation that Athena may not redeem public shares in an amount that would cause Athena’s net tangible assets to be less than $5,000,001 immediately prior to or upon consummation of an initial business combination. Athena filed an amendment to the certificate of incorporation to reflect the accepted proposals on March 12, 2024. In connection with the Second Extension Meeting, 910,258 shares of Athena Class A Common Stock were redeemed.

On December 10, 2024, Athena held an annual meeting of its stockholders, at which Athena’s stockholders approved the proposal to amend the certificate of incorporation to further extend the date by which Athena must consummate its initial business combination on a monthly basis for up to nine times by an additional one month each time for a total of up to nine months from December 14, 2024 to September 14, 2025, provided that the Sponsor or its affiliates or permitted designees deposit into the Trust Account the lesser of (a) $25,000 and (b) $0.02 for each share of Athena Class A Common Stock issued and outstanding and subject to redemption but that had not been redeemed in accordance with the terms of the certificate of incorporation upon the election of each such one-month extension unless the closing of Athena’s initial business combination shall have occurred. Athena filed an amendment to the certificate of incorporation to reflect the accepted proposals on December 10, 2024. In connection with the 2024 Annual Meeting, 977,625 shares of Athena Class A Common Stock were redeemed.

On September 10, 2025, Athena held a special meeting of its stockholders, at which Athena’s stockholders approved the proposal to amend the certificate of incorporation to further extend the date by which Athena must consummate its initial business combination on a monthly basis for up to nine times by an additional one month each time for a total of up to nine months from September 14, 2025 to June 14, 2026, provided that the Sponsor or its affiliates or permitted designees deposit into the Trust Account the lesser of (a) $25,000 and (b) $0.02 for each share of Athena Class A Common Stock issued and outstanding and subject to redemption but that has not been redeemed in accordance with the terms of the certificate of incorporation upon the election of each such one-month extension unless the closing of Athena’s initial business combination shall have occurred. Athena filed an amendment to the certificate of incorporation to reflect the accepted proposals on September 10, 2025. In connection with the Fourth Extension Meeting, 285,269 shares of Athena Class A Common Stock were redeemed.

Trust Deposits

On each of January 8, 2024 and February 9, 2024, Athena deposited $60,000 into the Trust Account, or an aggregate of $120,000, allowing Athena to extend the period of time it has to consummate its initial business combination by one month for each deposit, extending the deadline from January 14, 2024 to March 14, 2024.

On each of March 13, 2024, April 16, 2024, May 14, 2024, June 14, 2024, July 10, 2024, August 8, 2024, September 12, 2024, October 15, 2024 and November 11, 2024, Athena deposited $25,756 into the Trust Account, or an aggregate of $231,800, allowing Athena to extend the period of time it has to consummate its initial business combination by one month for each deposit, extending the deadline from March 14, 2024 to December 14, 2024.

On each of December 11, 2024, January 10, 2025, February 10, 2025, March 6, 2025, April 7, 2025, May 7, 2025, June 6, 2025, July 8, 2025 and August 11, 2025, Athena deposited $6,203 into the Trust Account, or an aggregate of $55,827, allowing Athena to extend the period of time it has to consummate its initial business combination by one month for each deposit, extending the deadline from December 14, 2024 to September 14, 2025.

On each of September 12, 2025, October 7, 2025, November 4, 2025, December 8, 2025, January 5, 2026, February 5, 2026 and March 4, 2026, Athena deposited approximately $498 into the Trust Account, or an aggregate of $3,486, allowing Athena to extend the period of time it has to consummate its initial business combination by one month, extending the deadline from September 14, 2025 to April 14, 2026.

NYSE American Notifications and Delisting

On July 17, 2023, the Athena Board authorized the transfer of the listing of Athena Class A Common Stock, Public Warrants, and Athena Units, (together, the “Athena Securities”), from the New York Stock Exchange (the “NYSE”) to NYSE American. The listing and trading of the Athena Securities on the NYSE ended at market close on July 20, 2023, and the trading of the Athena Securities on the NYSE American commenced at market open on July 21, 2023.

On each of April 17, 2024 and November 20, 2024, Athena received an official notice of noncompliance from NYSE Regulation stating that Athena was not in compliance with NYSE American continued listing standards under the timely filing criteria included in Section 1007 of the NYSE American Company Guide due to the failure to timely file its Annual Report on Form 10-K by the filing due date of April 16, 2024 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 by the filing due date of November 19, 2024, respectively (the “Filing Delinquencies”.) Athena filed its Annual Report on Form 10-K, its Quarterly Report on Form 10-Q for the three months ended March 31, 2024, its Quarterly Report on Form 10-Q for the three months ended June 30, 2024 and its Quarterly Report on Form 10-Q for the three months ended September 30, 2024, and believed it had cured the Filing Delinquencies. On October 21, 2024, Athena received a letter from the NYSE notifying Athena of its past due annual listing fees. On December 10, 2024, Athena received a letter from the NYSE stating that the staff of NYSE Regulation has determined to commence proceedings to delist the Athena Securities pursuant to Sections 119(b) and 119(f) of the NYSE American Company Guide because Athena failed to consummate a business combination within 36 months of the effectiveness of its initial public offering registration statement, or such shorter period that Athena specified in its registration statement. As a result of the determination, trading of the Athena Securities on NYSE American was suspended on December 10, 2024. On December 19, 2024, NYSE American filed a Form 25 to delist the Athena Securities and to remove such securities from registration under Section 12(b) of the Exchange Act. Such delisting took effect on December 30, 2024. The Athena Class A Common Stock, Athena Units and Athena Warrants currently trade on OTC Pink under the symbols “ATEK,” “ATEK.U” and “ATEK WS,” respectively.

Athena Funding

On July 26, 2024, Athena issued an unsecured promissory note to the Sponsor with a principal amount equal to $422,182. The Note is non-interest bearing and payable on the earlier of July 26, 2026 or Athena’s initial business combination. The Note may be converted into equity securities of Athena on mutually agreeable terms if consented to in writing by the Sponsor. As of December 31, 2025, Athena received the full principal amount of $422,182 under this note.

On October 10, 2024 (effective on April 10, 2024), Athena issued an unsecured and non-interest-bearing promissory note to the Sponsor with a principal amount equal to $1,500,000 to cover the monthly extension payments of Athena and for working capital purposes. The note is payable in full upon the earlier of (a) April 10, 2026 and (b) the date Athena consummates a business combination.

On December 6, 2024, Athena and Sponsor entered into an Amended and Restated Subscription Agreement with Polar pursuant to which Polar contributed an additional $200,000 to Sponsor (for an aggregate of $500,000), which in turn was loaned by Sponsor to Athena to fund any additional extensions of the date by which Athena must consummate an initial business combination and to cover working capital expenses. The A&R Polar Subscription Agreement provides that in connection with the Initial Polar Capital Investment, Athena will repay the entire balance of the Initial Polar Capital Investment to Polar within five business days of the closing of an initial business combination of Athena and that the Sponsor will transfer and/or Athena will issue on Sponsor’s behalf an additional 200,000 shares of Athena Class A Common Stock to Polar immediately prior to the closing of an initial business combination of Athena (for an aggregate of 500,000 shares to be transferred and/or issued to Polar as consideration for the Initial Polar Capital Investment).

On February 9, 2025, Athena and Sponsor entered into the February 2025 Subscription Agreement with Kevin Wright and Jeanine Percival Wright Revocable Trust pursuant to which the Investor contributed $500,000 to Sponsor, which in turn was loaned by Sponsor to Athena to fund any additional extensions of the date by which Athena must consummate an initial business combination and to cover working capital expenses. The February 2025 Subscription Agreement provides that in connection with the Contribution, Athena will repay the entire balance of the Contribution to the Investor within five business days of the closing of an initial business combination of Athena and that the Sponsor will transfer and/or Athena will issue on Sponsor’s behalf an additional 300,000 shares of Athena Class A Common Stock to the Investor immediately prior to the closing of an initial business combination of Athena.

On August 11, 2025, Athena and Sponsor entered into the August Subscription Agreement with Polar pursuant to which Polar contributed an additional $400,000 to Athena to cover working capital expenses. The August Subscription Agreement provides that in connection with the August Polar Capital Investment, immediately prior to the closing of an Athena business combination, Athena will issue to Polar one share of Athena Class A Common Stock per $1.00 contributed by Polar (the “August Subscription Shares”).

Additionally, in connection with the August Subscription Agreement, an amount equal to the August Polar Capital Investment shall be paid by Athena to Polar as a return of capital within five business days of the closing of an Athena business combination. Additionally, the Sponsor shall not sell, transfer, or otherwise dispose of any securities (including warrants) owned by the Sponsor without Polar’s consent, other than permitted share transfers, until the full amount of the contribution has been paid to Polar. Athena and the Sponsor are jointly and severally obligated for such repayment. If the closing of an Athena business combination occurs, Polar may, in its sole discretion, elect at the closing of such business combination or at any time prior to the repayment of the August Polar Capital Investment to receive such repayment from Athena either in cash or shares of Athena Class A Common Stock at a rate of one share of Athena Class A Common Stock for each $10 of the contribution. In the event that the Sponsor or Athena defaults in its obligations and that such default continues for a period of five business days following written notice to the Sponsor and Athena, Athena shall immediately issue to Polar 0.1 shares of Athena Class A Common Stock for each $1.00 of the August Polar Capital Investment on the Default Date, and shall issue to Polar an additional 0.1 Default Shares for each $1.00 of the August Polar Capital Investment that Polar funded each month thereafter, until the default is cured.

Results of Operations

Athena has neither engaged in any operations nor generated any operating revenues to date. Athena’s only activities from May 20, 2021 (inception) through December 31, 2025 were organizational activities and those necessary to prepare for the IPO, and since the IPO, the search for a prospective initial business combination. Athena does not expect to generate any operating revenues until after the completion of an initial business combination, at the earliest. Athena generates non-operating income in the form of interest income from the proceeds of the IPO placed in the Trust Account. Athena expects that it will incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, a business combination.

For the year ended December 31, 2025, Athena had a net loss of $1,271,227, which consisted of operating expenses of $1,876,932, return of capital subscription shares expense of $164,000, finance costs of $235,630, income tax expense of $4,453 and franchise tax expense of $5,243, partially offset by interest income on investments held in the Trust Account of $110,291, gain on change in fair value of return of capital subscription shares liability of $16,400 and reversal of interest and penalties on excise tax liability of $888,340.

For the year ended December 31, 2024, Athena had a net loss of $2,648,946, which consisted of operating expenses of $3,402,952 and finance costs of $78,039, offset by interest income on investments held in the Trust Account of $850,641.

Liquidity and Capital Resources

The securities in the IPO were registered under the Securities Act on a Registration Statement on Form S-1 (Registration No. 333-261287). The Registration Statement on Form S-1 for the IPO was declared effective on December 9, 2021. On December 14, 2021, Athena consummated its initial public offering of 25,000,000 Athena Units. Each Athena Unit consists of one share of Athena Class A Common Stock and one-half of one redeemable warrant, with each warrant entitling the holder thereof to purchase one share of Athena Class A Common Stock for $11.50 per share. The Athena Units were sold at a price of $10.00 per unit, generating gross proceeds of $250,000,000.

Simultaneously with the closing of the IPO, Athena consummated the sale of 950,000 Private Placement Units at a price of $10.00 per Private Placement Unit in a private placement with the Sponsor, generating gross proceeds of $9,500,000.

Subsequent to the closing of the IPO, Athena consummated the closing of the sale of 375,000 additional Athena Units upon receiving notice of the underwriter’s election to partially exercise their over-allotment option, generating additional gross proceeds of $3,750,000. Simultaneously with the exercise of the over-allotment, Athena consummated the private placement of an additional 3,750 Private Placement Units to the Sponsor, generating gross proceeds of $37,500.

Offering costs for the IPO amounted to $14,420,146, consisting of $5,000,000 of underwriting fees, $8,956,250 of deferred underwriting fees payable (which are held in the Trust Account) and $463,896 of other costs. The $8,956,250 of deferred underwriting fee payable is contingent upon the consummation of a business combination by June 14, 2026, subject to the terms of the underwriting agreement. On January 28, 2025, Citigroup, as representative of the underwriters, agreed to formally waive the deferred underwriting commissions of $8,956,250 in full, pursuant to a deferred fee waiver letter agreement between Citigroup and Athena upon the successful business combination with Ace Green. The waiver of deferred underwriting commissions is contingent upon such successful business combination, thus, as of December 31, 2025, the full amount of $8,956,250 remains outstanding.

Following the closing of the IPO and partial exercise of the over-allotment, $256,287,500 of the net proceeds from the IPO (including the over-allotment units) and a portion of the Private Placement Units was placed in the Trust Account and invested in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 of the Investment Company Act, which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a business combination and (ii) the distribution of the Trust Account, as described below.

As of December 31, 2025, there was $29,191 of interest income available in the Trust Account available to pay for franchise and income taxes and total amounts withdrawn from the Trust Account to pay Athena’s franchise and income tax obligations amounted to $2,869,660 (net of approximately $328,000 cash deposited to the Trust Account to refund the over withdrawal). During the year ended December 31, 2025, Athena withdrew an additional $195,437 from the Trust Account to pay its franchise and income taxes payable. In connection with the First Extension Meeting held on June 13, 2023, 23,176,961 shares of Athena Class A Common Stock were redeemed. On June 21, 2023, $239,604,919 was withdrawn from the Trust Account to pay the redeeming holders and the 23,176,961 shares of Athena Class A Common Stock that were redeemed were cancelled. In connection with the Second Extension Meeting held on March 12, 2024, 910,258 shares of Athena Class A Common Stock were redeemed. On April 5, 2024, $10,179,663 was withdrawn from the Trust Account to pay the redeeming holders and the 910,258 shares of the Athena Class A Common Stock that were redeemed were cancelled. In connection with the Third Extension Meeting held on December 10, 2024, 977,625 shares of Athena Class A Common Stock were redeemed. On December 11, 2024, $11,497,959 was withdrawn from the Trust Account to pay the redeeming holders and the 977,625 shares of Athena Class A Common Stock that were redeemed were cancelled. In connection with the Fourth Extension Special Meeting held on September 10, 2025, 285,269 shares of Athena Class A Common Stock were redeemed. On September 12, 2025, an amount of $3,335,294 was withdrawn from the Trust Account to pay such redeeming holders and the 285,269 shares of Athena Class A common stock that were redeemed were cancelled.

On April 3, 2024, Athena paid $720,192 to satisfy income tax liabilities for 2022. On May 16, 2024, Athena paid $820,571 of its 2023 income tax liabilities and on July 22, 2024, Athena paid $79,849 of its 2023 Delaware franchise tax liabilities. During December 2024, Athena paid $658,686 of its 2024 income taxes, inclusive of $43,257 of interest and penalties incurred. As of December 31, 2025, the total amount of prepaid income taxes was $610,976, and the remaining restricted cash balance amounted to $0.

For the year ended December 31, 2025, cash used in operating activities was $837,610. Net loss of $1,271,227 was reduced by interest income on investments held in Trust Account of $110,291, increased by finance costs — amortization of debt issuance of $235,630 and reduced by return of capital subscription shares expense of $164,000 and gain on change in fair value of return of capital subscription shares liability of $16,400. Changes in operating assets and liabilities provided $160,678 of cash for operating activities. Net cash provided by investing activities was $3,479,116 which consisted of cash withdrawn from trust in connection with redemption of $3,335,294 and cash withdrawn from Trust Account to pay penalties and interest on franchise and income taxes of $195,437, partially offset by cash deposited to Trust Account of $51,615. Net cash used in financing activities was $2,435,294, which consisted of redemptions of Class A common stock of $3,335,294, proceeds from promissory note — related party of $500,000 and proceeds from the Polar Subscription Agreement of $400,000.

For the year ended December 31, 2024, cash used in operating activities was $2,944,606. Net loss of $2,648,946 was reduced by interest income on investments held in Trust Account of $850,641 and increased by finance costs — amortization of debt issuance of $78,039 and expenses paid by related party of $175,323. Changes in operating assets and liabilities used $301,619 of cash for operating activities. Net cash provided by investing activities was $21,571,727 which consisted of cash withdrawn from the Trust Account in connection with redemption of $21,677,622, cash withdrawn from the Trust Account to pay franchise and income taxes of $252,108, and cash deposited to the Trust Account for extension payments of $358,003. Net cash used in financing activities was $20,309,754, which consisted of redemptions of Athena Class A Common Stock of $21,677,622, proceeds from convertible and promissory notes of $1,422,182, and reimbursements to related party of $54,314.

In connection with the Athena stockholders’ vote at the First Extension Meeting held on June 13, 2023, 23,176,961 shares of Athena Class A Common Stock were tendered for redemption and approximately $239,604,919 was paid out of the Trust Account to the redeeming stockholders. Athena recorded 1% excise tax based on the amount redeemed or an aggregate amount of $2,396,049 excise tax payable as of December 31, 2023.

In connection with the Athena stockholders’ vote at the Second Extension Meeting held on March 12, 2024, 910,258 shares of Athena Class A Common Stock were tendered for redemption and approximately $10,179,663 was paid out of the Trust Account on April 5, 2024 to the redeeming stockholders. Athena has recorded 1% excise tax based on the amount redeemed or an aggregate amount of $101,797.

In connection with the Athena stockholders’ vote at the 2024 Annual Meeting held on December 10, 2024, 977,625 shares of Athena Class A Common Stock were tendered for redemption and approximately $11,497,959 was paid out of the Trust Account on December 11, 2024 to the redeeming stockholders. Athena has recorded 1% excise tax based on the amount redeemed or an aggregate amount of $114,980 excise tax payable.

In connection with the Athena stockholders’ vote at the Fourth Extension Special Meeting held on September 10, 2025, 285,269 shares were tendered for redemption and approximately $3,335,294 was paid out of the Trust Account on September 12, 2025 to the redeeming stockholders. Athena has recorded 1% excise tax based on the amount redeemed or an aggregate amount of $33,353 excise tax payable.

Pursuant to Internal Revenue Service regulations, Athena was required to file a return and remit payment for the 2023 excise tax liability of $2,396,049 on or before October 31, 2024. In December 2024, the Internal Revenue Service issued a notice to Athena asserting that $3,284,389 is payable with respect to Athena’s 2023 excise tax liability and associated interest and penalties. Athena did not pay the amount due. Athena recognized a total of $1,051,283 in interest and penalties with respect to the 2023 excise tax liability through December 31, 2025. Athena was required to file a return and remit payment for the 2024 excise tax liabilities on or before April 30, 2025.

On November 24, 2025, the IRS published additional information relating to excise tax on repurchases of corporate stock relating specifically to special purpose acquisition companies. The IRS provided that any SPAC that priced their initial public offering prior to August 16, 2022 is not subject to excise tax on any redemptions. As such, Athena has reversed $3,688,337 of liabilities relating to excise tax that was previously accrued. Of the $3,688,337, $2,612,825 was reversed back to accumulated deficit where the initial excise tax in connection with the redemption of Athena Class A Common Stock was recorded and is reflected in the consolidated statements of Athena’s changes in stockholders’ deficit, $888,340 was recorded to reversal of prior year interest and penalties on excise tax liability and $187,171 within general and administrative expense in the accompanying consolidated statements of operations.

At December 31, 2025, Athena had investments held in the Trust Account of $297,614. Athena intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less taxes payable), to complete a business combination. Athena may withdraw interest from the Trust Account to pay its taxes. Athena estimates our annual franchise tax obligations, based on the number of shares of Athena Common Stock authorized and outstanding as of the date of this proxy statement/prospectus, to be approximately $20,000, which Athena may pay from funds from the IPO held outside of the Trust Account or from interest earned on the funds held in the Trust Account and released to Athena for this purpose. Athena’s annual income tax obligations will depend on the amount of interest and other income earned on the amounts held in the Trust Account. Athena expects the interest earned on the amount in the Trust Account will be sufficient to pay our franchise and income taxes. To the extent that Athena’s equity or debt is used, in whole or in part, as consideration to complete its business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

However, as the Trust Account balance may not be sufficient after the payment of our annual taxes, Athena will likely need to raise additional funds prior to the closing of a business combination to satisfy further tax liabilities, operational costs and closing costs. In the event that a business combination does not close, any loan made to Athena for the purpose of paying overdue tax obligations would be repaid only out of funds held outside the Trust Account. As of the date of this proxy statement/prospectus, Athena has not obtained any commitments to provide additional funds and the Athena Board has not approved any method of funding Athena’s further tax and cost obligations.

At December 31, 2025, Athena had operating cash of $348,472, restricted cash and cash equivalents to pay tax obligations of $0 and a working capital deficit of $8,004,895. As of December 31, 2025, approximately $29,191 of the amount on deposit in the Trust Account represented interest income, which is available to pay Athena’s tax obligations.

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor, or an affiliate of the Sponsor, or certain of Athena officers and directors may, but are not obligated to, loan Athena funds as may be required (“Working Capital Loans”). If Athena completes a business combination, Athena will repay the Working Capital Loans out of the proceeds of the Trust Account released to Athena. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that Athena does not close a business combination, Athena may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into units of the post business combination entity at a price of $10.00 per unit. The units would be identical to the Private Placement Units.

On July 26, 2024, Athena issued an unsecured promissory note to the Sponsor with a principal amount equal to $422,182. The note is non-interest bearing and payable on the earlier of July 26, 2026 or Athena’s initial business combination. The note may be converted into equity securities of Athena on mutually agreeable terms if consented to in writing by the Sponsor. As of December 31, 2025, Athena received the full principal amount of $422,182 under this note.

On October 10, 2024 (effective on April 10, 2024), Athena issued an unsecured and non-interest-bearing promissory note to the Sponsor with a principal amount equal to $1,500,000 to cover the monthly extension payments of Athena and for working capital purposes. The note is payable in full upon the earlier of (a) April 10, 2026 and (b) the date Athena consummates a business combination.

On December 6, 2024, Athena and the Sponsor entered into the A&R Polar Subscription Agreement with Polar pursuant to which Polar contributed an additional $200,000 to Sponsor (for an aggregate of $500,000), which in turn was loaned by Sponsor to Athena to fund any additional extensions of the date by which Athena must consummate an initial business combination and to cover working capital expenses. The A&R Subscription Agreement provides that in connection with the Initial Polar Capital Investment, Athena will repay the entire balance of the Initial Polar Capital Investment to Polar within five business days of the closing of an initial business combination of Athena and that the Sponsor will transfer and/or Athena will issue on Sponsor’s behalf an additional 200,000 shares of Athena Class A Common Stock to Polar immediately prior to the closing of an initial business combination of Athena (for an aggregate of 500,000 shares to be transferred and/or issued to Polar as consideration for the Initial Polar Capital Investment).

On February 9, 2025, Athena and the Sponsor entered into the February 2025 Subscription Agreement with the Investor pursuant to which the Investor contributed $500,000 to Sponsor, which in turn was loaned by Sponsor to Athena to fund any additional extensions of the date by which Athena must consummate an initial business combination and to cover working capital expenses. The February 2025 Subscription Agreement provides that in connection with the Contribution, Athena will repay the entire balance of the Contribution to the Investor within five business days of the closing of an initial business combination of Athena and that Sponsor will transfer and/or Athena will issue on Sponsor’s behalf an additional 300,000 shares of Athena Class A Common Stock to the Investor immediately prior to the closing of an initial business combination of Athena.

The borrowings under the Working Capital Loans structure as of December 31, 2025 and 2024 were $1,800,000 and $1,155,205, respectively.

On August 11, 2025, Athena and the Sponsor entered into the August Subscription Agreement with Polar pursuant to which Polar contributed an additional $400,000 to Athena to cover working capital expenses. The August Subscription Agreement provides that in connection with the August Polar Capital Investment, immediately prior to the closing of an Athena business combination, Athena will issue to Polar one share of Athena Class A Common Stock per $1.00 contributed by Polar as part of the August Polar Capital Investment. The August Subscription Shares meet equity classification under ASC 815-40. Additionally, in connection with the August Subscription Agreement, an amount equal to Polar’s contribution shall be paid by Athena to Polar as a return of capital within five business days of the closing of an Athena business combination. Further, the Sponsor shall not sell, transfer, or otherwise dispose of any securities (including warrants) owned by the Sponsor without Polar’s consent, other than permitted share transfers, until the full amount of the August Polar Capital Investment has been paid to Polar. Athena and the Sponsor are jointly and severally obligated for such repayment. If the closing of an Athena business combination occurs, Polar may, in its sole discretion, elect at the closing of such business combination or at any time prior to the repayment of the August Polar Capital Investment to receive such repayment from Athena either in cash or shares of Athena Class A Common Stock at a rate of one share of Athena Class A Common Stock for each $10 of the contribution (the “Capital Contribution Shares”). In the event that the Sponsor or Athena defaults in its obligations and that such default continues for a period of five business days following written notice to the Sponsor and Athena, Athena shall immediately issue to Polar 0.1 shares of Athena Class A Common Stock for each $1.00 of the August Polar Capital Investment on the Default Date and shall issue Polar an additional 0.1 Default Shares for each $1.00 of the August Polar Capital Investment that Polar funded each month thereafter, until the default is cured. Although the Default Shares and Capital Contribution Shares are equity linked, they are classified as liabilities due to the failure to meet equity classification criteria under ASC 815-40.

In connection with Athena’s assessment of going concern considerations in accordance with FASB ASC 205-40, “Presentation of Financial Statements — Going Concern,” management has determined that Athena’s liquidity position and mandatory liquidation and subsequent dissolution raise substantial doubt about Athena’s ability to continue as a going concern. There can be no assurance that Athena will be able to consummate any business combination by June 14, 2026. No adjustments have been made to the carrying amounts of assets or liabilities should Athena be required to liquidate after June 14, 2026. The consolidated financial statements do not include any adjustment that might be necessary if Athena is unable to continue as a going concern.

Off-Balance Sheet Arrangements

Athena has no obligations, assets, or liabilities, which would be considered off-balance sheet arrangements as of December 31, 2025. Athena does not participate in transactions that create relationships with entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. Athena has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

Athena does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay the Sponsor a monthly fee of $10,000 for office space, and administrative and support services, provided to Athena. Athena began incurring these fees on December 9, 2021, and will continue to incur these fees monthly until the earlier of the completion of a business combination and Athena’s liquidation.

The underwriters are entitled to deferred underwriting commissions of $0.35 per unit ($0.55 per unit from the over-allotment units), or $8,956,250 from the closing of the IPO and the over-allotment units. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that Athena completes a business combination, subject to the terms of the underwriting agreement. On January 28, 2025, Citigroup, as representative of the underwriters, agreed to formally waive the deferred underwriting commissions of $8,956,250 in full, pursuant to a deferred fee waiver letter agreement between Citigroup and Athena upon the successful Business Combination with Ace Green. The waiver of deferred underwriting commissions is contingent upon such successful Business Combination, thus, as of December 31, 2025, the full amount of $8,956,250 remains outstanding.

The holders of Founder Shares, Private Placement Units and units that may be issued upon conversion of Working Capital Loans, if any, are entitled to registration rights pursuant to a certain registration rights agreement, dated December 9, 2021. These holders are entitled to make up to three demands, excluding short form demands, that Athena register such securities. In addition, these holders will have certain “piggyback” registration rights with respect to registration statements filed subsequent to Athena’s completion of its initial business combination. Athena will bear the expenses incurred in connection with the filing of any such registration statements.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. Athena qualifies as an “emerging growth company” and under the JOBS Act is allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. Athena has elected to delay the adoption of new or revised accounting standards, and as a result, Athena may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As such, Athena’s financial statements may not be comparable to companies that comply with public company effective dates.

Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” Athena chooses to rely on such exemptions Athena may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of executive compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of the IPO or until Athena is no longer an “emerging growth company,” whichever is earlier.

Critical Accounting Estimates

The preparation of consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. Such estimates may be subject to change as more current information becomes available and, accordingly, actual results may differ from these estimates under different assumptions or conditions. As of December 31, 2025, Athena has identified the following critical accounting estimates:

Return of capital subscription shares liability

At initial recognition, the Return of Capital shares and Default Shares are measured at fair value and recognized in the statement of profit and loss as a subscription expense, consistent with the guidance in ASC 815-10 for fair value measurement. Subsequent changes in fair value are also recognized in profit and loss, in accordance with ASC 815-10, as the instrument does not qualify for equity classification and is accounted for as a liability measured at fair value through earnings.

Accounting for Warrants

Athena accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to Athena’s own shares of common stock and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of Athena’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the instruments are outstanding. Athena determined that upon review of the warrant agreements, the Public Warrants and Private Placement Warrants issued pursuant to the warrant agreements qualify for equity accounting treatment.

Recent Accounting Standards

In November 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating officer decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted.

This ASU became effective as of December 31, 2024 and Athena’s management adopted it in its financial statements and related disclosures.

Athena’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and presents the combination of the historical financial information of Athena and Ace Green, adjusted to give effect to the Business Combination.

The unaudited pro forma condensed combined balance sheet as of December 31, 2025, combines the historical audited balance sheet of Athena as of December 31, 2025, with the historical unaudited condensed consolidated balance sheet of Ace Green as of December 31, 2025, on a pro forma basis as if the Business Combination had been consummated on December 31, 2025.

The unaudited pro forma combined statement of operations for the year ended December 31, 2025, combines the historical audited statements of operations of Athena for the year ended December 31, 2025 and the historical unaudited consolidated statement of operations of Ace Green for the year ended December 31, 2025, on a pro forma basis as if the Business Combination had been consummated on January 1, 2025. The figures for the year ended December 31, 2025, for Ace Green have been derived by adding the unaudited figures for the nine months ended December 31, 2025, to the audited figures for the year ended March 31, 2025 and then subtracting the unaudited figures for the nine months ended December 31, 2024.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus, as well as the disclosures contained in the sections titled “Athena’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Ace Green’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”:

•        the historical audited financial statements of Athena as of and for the year ended December 31, 2025, and the related notes included elsewhere in this proxy statement/prospectus.

•        the historical unaudited consolidated condensed financial statements of Ace Green as of and for the nine months ended December 31, 2025, and the historical audited consolidated financial statements of Ace Green as of and for the year ended March 31, 2025, included elsewhere in this proxy statement/prospectus.

Expected accounting treatment of the Business Combination

Athena expects the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Athena who is the legal acquirer is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, Ace Green will be treated as the accounting acquirer with the Business Combination treated as the equivalent of a capital transaction in which Ace Green is issuing shares for the net assets of Athena, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Ace Green. Ace Green has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under each of the No Further Redemptions Scenario, 50% Redemptions Scenario and Maximum Redemptions Scenario:

•        Ace Green equity holders will have a relative majority of the voting power of New Ace Green;

•        Ace Green equity holders will have the ability to nominate the majority of the members of the board of directors of New Ace Green;

•        Ace Green senior management will comprise the senior management roles of New Ace Green and be responsible for the day-to-day operations of New Ace Green;

•        The relative size of Ace Green is significantly larger compared to Athena;

•        New Ace Green will assume the Ace Green name; and

•        The intended operations of New Ace Green will continue Ace Green’s current operations.

Description of the Business Combination

On December 4, 2024, Athena entered into the Merger Agreement with the Sponsor, Merger Sub, and Ace Green.

Pursuant to the Merger Agreement, Merger Sub will merge with and into Ace Green, as a result of which the separate corporate existence of Merger Sub shall cease and Ace Green shall continue as the surviving entity and a wholly owned subsidiary of Athena. Each share of Ace Green Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be cancelled, in exchange for the right of the holder thereof to receive their pro rata share of the Aggregate Merger Consideration and a pro rata portion of any Earnout Shares that Athena is obligated to issue as per the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the provisions of applicable Law.

The following events are contemplated to occur pursuant to the Merger Agreement:

•        the cancellation and exchange of all issued and outstanding shares of Ace Green Common Stock into 24,752,475 shares of New Ace Green Common Stock in each of the No Further Redemptions Scenario, 50% Redemptions Scenario and Maximum Redemptions Scenario; and

•        the cancellation of all employee share options granted, and outstanding vested and unvested Ace Green Options/Ace Green RSUs will not accelerate nor vest upon the consummation of the Business Combination. All Ace Green Options/Ace Green RSUs shall be assumed by New Ace Green and converted into options to acquire such number of shares of New Ace Green Common Stock or a RSU relating to shares of New Ace Green Common Stock as determined in accordance with the Merger Agreement.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of New Ace Green upon consummation of the Business Combination. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Business Combination are expected to be used for general corporate purposes. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of Ace Green following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed.

Athena and Ace Green have not had any historical operational relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma combined financial information contained herein assumes that the Athena shareholders approve the Business Combination. Pursuant to the Existing Charter, the Public Stockholders may elect to redeem their Public Shares for cash even if they approve the Business Combination. Athena cannot predict how many of the Public Stockholders will exercise their right to redeem their Public Shares for cash. As a result, the unaudited pro forma condensed combined financial information has been prepared, assuming the following three redemption scenarios after giving effect to the Business Combination. There can be no assurance regarding which scenario will be closest to the actual results. Under each scenario, Ace Green is considered the accounting acquirer, as further discussed under “— Expected accounting treatment of the Business Combination” above and in Note 1, Basis of Presentation, of the unaudited pro forma condensed combined financial information.

•        Assuming No Further Redemptions — Assuming that no Athena shareholders exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

•        Assuming 50% Redemptions — Assuming that Athena shareholders holding an aggregate of 12,444 Public Shares will exercise their redemption rights for their pro rata share (approximately $12.03 per share) of the funds in the Trust Account. This scenario gives effect to public share redemptions for aggregate redemption payments of $0.15 million using a per share redemption price of $12.03 per share.

•        Assuming Maximum Redemptions — Assuming that Athena shareholders holding an aggregate of 24,887 Public Shares will exercise their redemption rights for their pro rata share (approximately $12.03 per share) of the funds in the Trust Account. This scenario gives effect to Public Share redemptions for aggregate redemption payments of $0.30 million using a per share redemption price of $12.03 per share.

The following summarizes the pro forma shares of New Ace Green Common Stock issued and outstanding immediately after the Business Combination, presented under the three assumed redemption scenarios. The table below does not include (i) 12,687,500 shares of New Ace Green Common Stock that underlie the Public Warrants, (ii) 476,875 shares of New Ace Green Common Stock that underlie the Private Placement Warrants, (iii) 25,500,000 Earnout Shares, and (iv) 1,500,000 Sponsor Earnout Shares (collectively, the “Dilutive Interests”), in each case because none of the Dilutive Interests are exercisable or issuable immediately following the consummation of the Business Combination:

	Share Ownership in New Ace Green
Particulars	Assuming No Further Redemptions		Assuming 50% Redemptions		Assuming Maximum Redemptions
	No. of shares	% ownership	No. of shares	% ownership	No. of shares	% ownership
Existing Ace Green shareholders(1)	24,752,475	87.53%	24,752,475	87.57%	24,752,475	87.61%
Athena Public Stockholders(2)(3)(4)	24,887	0.09%	12,444	0.04%	—	0.00%
Sponsor and its affiliates(5)	2,300,000	8.13%	2,300,000	8.14%	2,300,000	8.14%
Subscription Agreement Investors(6)	1,200,000	4.25%	1,200,000	4.25%	1,200,000	4.25%
Total	28,277,362	100.00%	28,264,919	100.00%	28,252,475	100.00%

____________

(1)      Reflects the issuance of 24,752,475 shares of New Ace Green Common Stock to existing shareholders of Ace Green as consideration for their shares of Ace Green Common Stock.

(2)      Reflects all 24,887 shares of Athena Class A Common Stock issued, outstanding and subject to redemption as of December 31, 2025.

(3)      Assumes 50% redemptions of 24,887 Public Shares and maximum redemptions of 24,887 Public Shares in connection with the Business Combination.

(4)      Excludes 12,687,500 Public Warrants as such warrants are not expected to be in the money at Closing. The Public Warrants do not become exercisable until 30 days after Closing.

(5)      Reflects 8,635,000 shares of Athena Class A Common Stock held by the Sponsor and its affiliates, 6,335,000 of which shall be surrendered by the Sponsor prior to the date of the Merger Agreement. The balance of the 2,300,000 shares will convert into shares of New Ace Green Common Stock on a one-for-one basis.

(6)      Assumes that no Default Shares are issued and that Polar does not elect to receive repayment of any portion of the August Polar Capital Investment in shares of Athena Class A Common Stock.

The following table presents Pro forma Ownership of New Ace Green inclusive of the Dilutive Interests. The following table assumes (i) the Dilutive Interests have been fully exercised and/or vested, (ii) any conditions to the issuance of such Dilutive Interests have been fully satisfied, and (iii) such Dilutive Interests were issued in connection with the consummation of the Business Combination, such that the implied ownership of New Ace Green immediately following the consummation of the Business Combination is as follows:

	Share Ownership in New Ace Green
Particulars	Assuming No Further Redemptions		Assuming 50% Redemptions		Assuming Maximum Redemptions
	No. of shares	% ownership	No. of shares	% ownership	No. of shares	% ownership
Existing Ace Green shareholders(1)	50,252,475	73.94%	50,252,475	73.95%	50,252,475	73.97%
Athena Public Stockholders(2)(3)	12,712,387	18.70%	12,699,944	18.69%	12,687,500	18.67%
Sponsor and its affiliates(4)	3,800,000	5.59%	3,800,000	5.59%	3,800,000	5.59%
Subscription Agreement Investors(5)	1,200,000	1.77%	1,200,000	1.77%	1,200,000	1.77%
	67,964,862	100.00%	67,952,419	100.00%	67,939,975	100.00%

____________

(1)      Reflects (i) the issuance of 24,752,475 shares of New Ace Green Common Stock to existing shareholders of Ace Green as consideration for their shares of Ace Green Common Stock and (ii) 25,500,000 Earnout Shares that Ace Green shareholders will be entitled to upon the achievement of certain milestones.

(2)      Reflects (i) 24,887 shares of Athena Class A Common Stock issued, outstanding and subject to redemption as of December 31, 2025, and (ii) 12,687,500 shares of Athena Class A Common Stock issuable upon conversion of 12,687,500 Public Warrants.

(3)      Assumes 50% redemptions of 24,887 Public Shares and maximum redemptions of 24,887 Public Shares in connection with the Business Combination.

(4)      Reflects (i) 8,635,000 shares of Athena Class A Common Stock held by the Sponsor and its affiliates, 6,335,000 of which shall be surrendered by the Sponsor prior to the date of the Merger Agreement. The balance of the 2,300,000 shares will convert into shares of New Ace Green Common Stock on a one-for-one basis and (ii) 1,500,000 Sponsor Earnout Shares that the Sponsor shall be entitled to upon the achievement of certain milestones. The 476,875 shares of Athena Class A Common Stock issuable upon conversion of 476,875 Private Placement Warrants held by the Sponsor and its affiliates is not included as all of the Private Placement Warrants held by the Sponsor and its affiliates will be forfeited.

(5)      Assumes that no Default Shares are issued and that Polar does not elect to receive repayment of any portion of the August Polar Capital Investment in shares of Athena Class A Common Stock.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2025
(In thousands)

	(A)	(B)	Assuming no further redemptions			Assuming 50% redemptions			Assuming maximum redemptions
Particulars	Athena Technology Acquisition Corp. II	ACE Green Recycling Inc.	Transaction accounting adjustment		Pro forma combined	Transaction accounting adjustment		Pro forma combined	Transaction accounting adjustment		Pro forma combined
	(Historical)	(Historical)
ASSETS
Current assets
Cash and cash equivalents	$348	$1,998	$299	(1)	$—	$299	(1)	$—	$299	(1)	$—
			—	(3)		(150)	(3)		(359)	(3)
			(3,000)	(4)		(3,000)	(4)		(3,000)	(4)
			16	(5)		16	(5)		16	(5)
			339	(6)		489	(6)		698	(6)

Account receivables	—	1,905			1,905			1,905			1,905
Inventories	—	501			501			501			501
Deferred offering costs	—	973	(973)	(4)	—	(973)	(4)	—	(973)	(4)	—
Other current assets	—	787			787			787			787
Prepaid expenses and other assets	693	848			1,541			1,541			1,541
Due from the Sponsor	16	—	(16)	(5)	—	(16)	(5)	—	(16)	(5)	—
Total current assets	1,057	7,012	(3,335)		4,734	(3,335)		4,734	(3,335)		4,734
Investments held in Trust Account	298	—	(299)	(1)	—	(299)	(1)	—	(299)	(1)	—
			1	(2)		1	(2)		1	(2)
Property and equipment	—	1091			1091			1091			1091
Intangible assets	—	1			1			1			1
Right-of-use asset	—	780			780			780			780
Total assets	$1,355	$8,884	$(3,633)		$6,606	$(3,633)		$6,606	$(3,633)		$6,606

LIABILITIES AND EQUITY
Current liabilities
Trade payables & accrued expenses	$5,895	$3,844	$(2,973)	(4)	$7,105	$(2,973)	(4)	$7,255	$(2,973)	(4)	$7,464
			339	(6)		489	(6)		698	(6)
Due to related party	211	—	1	(2)	212	1	(2)	212	1	(2)	212
Note payable – related party, net of discount	1,800	—			1,800			1,800			1,800
Convertible note – related party	422	—			422			422			422
Current portion of lease liabilities	—	170			170			170			170
Current maturity of long-term debt	—	1,239			1,239			1,239			1,239
Simple Agreements for Future Equity (“SAFEs”)		23,759	(23,759)	(3)	—	(23,759)	(3)	—	(23,759)	(3)	—
Convertible notes		32,159	(32,159)	(3)	—	(32,159)	(3)	—	(32,159)	(3)	—
Deferred revenue	—	496			496			496			496
Employee benefits payable	—	9			9			9			9
Short-term borrowings	—	4			4			4			4
Return of capital subscription shares liability	148	—			148			148			148
Due to redeeming Stockholders	586	—			586			586			586
Federal and other taxes on income	—	12			12			12			12
Other current liabilities	—	525	—		525	—		525	—		525
Total current liabilities	9,062	62,217	(58,551)		12,728	(58,401)		12,878	(58,192)		13,087
Deferred underwriting fee payable	8,956	—	(8,956)	(7)	—	(8,956)	(7)	—	(8,956)	(7)	—
Long-term debt		583			583			583			583
Non-current portion of lease liabilities		659			659			659			659
Total liabilities	18,018	63,459	(67,507)		13,970	(67,357)		14,120	(67,148)		14,329

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2025 — (Continued)
(In thousands)

	(A)	(B)	Assuming no further redemptions			Assuming 50% redemptions			Assuming maximum redemptions
Particulars	Athena Technology Acquisition Corp. II	ACE Green Recycling Inc.	Transaction accounting adjustment		Pro forma combined	Transaction accounting adjustment		Pro forma combined	Transaction accounting adjustment		Pro forma combined
	(Historical)	(Historical)
Class A common stock subject to possible redemption	359	—	(359)	(3)	—	(359)	(3)	—	(359)	(3)	—
Equity
Common stock	—	530	(530)	(3)	—	(530)	(3)	—	(530)	(3)	—
Class A common stock	1		3	(3)	4	3	(3)	4	3	(3)	4
Convertible securities	—	917	(917)	(3)	—	(917)	(3)	—	(917)	(3)	—

Additional paid-in-capital	379	3,333	57,721	(3)	51,987	57,571	(3)	51,837	57,362	(3)	51,628
			(1,000)	(4)		(1,000)	(4)		(1,000)	(4)
			(8,446)	(8)		(8,446)	(8)		(8,446)	(8)
Accumulated deficit	(17,402)	(59,229)	8,446	(8)	(59,229)	8,446	(8)	(59,229)	8,446	(8)	(59,229)
			8,956	(7)		8,956	(7)		8,956	(7)
Accumulated other comprehensive loss	—	(126)	—		(126)	—		(126)			(126)
Total Shareholder’s (Deficit)/Equity	(17,022)	(54,575)	64,233		(7,364)	64,083		(7,514)	63,874		(7,723)
Total liabilities, redeemable shares and equity	$1,355	$8,884	$(3,633)		$6,606	$(3,633)		$6,606	$(3,633)		$6,606

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2025
(Dollars in thousands, except per share data)

	(A)	(B)	Assuming no further redemptions			Assuming 50% redemptions			Assuming maximum redemptions
Particulars	Athena Technology Acquisition Corp. II	ACE Green Recycling Inc.	Transaction accounting adjustment		Pro forma combined	Transaction accounting adjustment		Pro forma combined	Transaction accounting adjustment		Pro forma combined
	(Historical)	(Historical)
Revenues	$—	$25,929			$25,929			$25,929			$25,929
Cost of revenues	—	(24,988)			(24,988)			(24,988)			(24,988)
Research and Development expense		(290)			(290)			(290)			(290)
General and administrative	(1,877)	(5,913)	120	(10)	(7,670)	120	(10)	(7,670)	120	(10)	(7,670)
Franchise tax	(5)	—	—		(5)			(5)			(5)
Depreciation and amortization	—	(97)			(97)			(97)			(97)
Loss from operations	(1,882)	(5,359)	120		(7,121)	120		(7,121)	120		(7,121)
Finance costs	(236)	(540)	438	(11)	(338)	438	(11)	(338)	438	(11)	(338)
Interest income on investments held in Trust Account	110	—	(110)	(12)	—	(110)	(12)	—	(110)	(12)	—
Subscription expense	(164)	—			(164)			(164)			(164)
Gain on change in fair value of Return of capital subscription shares liability	16	—			16			16			16
Reversal of prior year interest and penalties on excise tax liability	888	—			888			888			888
Change in fair value of SAFEs	—	(3,708)	3,708	(11)	—	3,708	(11)	—	3,708	(11)	—
Interest income		9			9			9			9
Other income	—	169	8,956	(14)	9,125	8,956	(14)	9,125	8,956	(14)	9,125
Fair value gain/(loss) on derivatives	—	272	(131)	(11)	141	(131)	(11)	141	(131)	(11)	141
Profit/(loss) before tax	(1,268)	(9,157)	12,981		2,556	12,981		2,556	12,981		2,556
Income tax (expense)/benefit	(4)	(14)	4	(13)	(14)	4	(13)	(14)	4	(13)	(14)
Net profit/(loss)	$(1,272)	$(9,171)	$12,985		$2,542	$12,985		$2,542	$12,985		$2,542

Historical loss per share
Basic		$(10.08)
Diluted		$(10.08)
Basic and diluted net (loss) income per share, Athena Class A Common Stock	$(0.13)
Historical number of shares used in computing EPS
Basic		910,239
Diluted		910,239
Weighted average shares outstanding of Athena Class A Common Stock	10,057,621
Pro forma earnings per share
Basic					$0.09			$0.09			$0.09
Diluted					$0.09			$0.09			$0.09
Pro forma number of shares used in computing EPS
Basic					28,277,362			28,264,919			28,252,475
Diluted					28,277,362			28,264,919			28,252,475

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.      Basis of Presentation

The unaudited pro forma condensed combined financial information has been adjusted to give effect to transaction accounting adjustments related to the Business Combination linking the effects of the Business Combination to the historical financial information.

The Business Combination will be accounted for as a reverse recapitalization in accordance with the FASB’s ASC Topic 805, “Business Combinations.” Ace Green has been determined to be the accounting acquirer. Under the reverse recapitalization model, the Business Combination will be treated as Ace Green issuing equity for the net assets of Athena, with no goodwill or intangible assets recorded.

The pro forma adjustments have been prepared as if the Business Combination had been consummated on December 31, 2025, in the case of the unaudited pro forma condensed combined balance sheet, and as if the Business Combination had been consummated on January 1, 2025, the beginning of the earliest period presented, in the case of the unaudited pro forma condensed combined statements of operations.

The pro forma condensed combined balance sheet as of December 31, 2025, has been prepared using the following:

•        Ace Green’s historical unaudited condensed consolidated balance sheet as of December 31, 2025, as included in this proxy statement/prospectus; and

•        Athena’s historical audited balance sheet as of December 31, 2025, as included in this proxy statement/prospectus.

The pro forma condensed combined statement of operations for the year ended December 31, 2025, has been prepared using the following:

•        Ace Green’s historical audited consolidated statement of operations for the year ended March 31, 2025, as included in this proxy statement/prospectus. The figures for the year ended December 31, 2025, of Ace Green are calculated by combining audited figures in respect of the year ended March 31, 2025, with the unaudited condensed consolidated statement of operations for the nine months ended December 31, 2025, and then subtracting the unaudited figures for the nine months ended December 31, 2024; and

•        Athena’s historical audited statement of operations for the year ended December 31, 2025, as included in this proxy statement/prospectus.

The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of Ace Green after giving effect to the Business Combination. Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information. Athena has elected not to present any “management adjustments.”

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company. They should be read in conjunction with the historical financial statements and notes thereto of Ace Green and Athena.

2.      Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2025

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2025, are as follows:

(A)    Derived from the audited balance sheet of Athena as of December 31, 2025.

(B)    Derived from the unaudited consolidated balance sheet of Ace Green as of December 31, 2025.

1.      Represents cash equivalents that will be released from the Trust Account and relieved of restrictions regarding use upon the Closing and, accordingly, will be available for redemptions and general use by the combined company. Such amount represents a reclassification from the investments held in trust line of the pro forma balance sheet to the cash and cash equivalents line.

2.      Reflects the draw on due to related parties for extension payments paid to the Trust Account subsequent to December 31, 2025 of $497.74 which includes payments made on January 5, 2026, February 5, 2026 and March 4, 2026.

3.      Reflects the recapitalization of Ace Green. Immediately prior to the recapitalization, as triggered by the Business Combination, Ace Green historical convertible instruments and Simple Agreements for Future Equity (“SAFEs”) convert to shares of Ace Green Common Stock that, collectively with the historical shares of Ace Green Common Stock, are exchanged for 24,752,475 shares of New Ace Green Common Stock and additional paid-in-capital. The shares of Athena Class A Common Stock held by the Sponsor and its affiliates after considering shares surrendered and transferred are exchanged for 2,300,000 shares of New Ace Green Common Stock on a one-for-one basis. It also represents the reclassification of 24,887 shares of Athena Class A Common Stock subject to possible redemption to permanent equity, assuming (a) no further redemptions (b) 50% redemptions and (c) maximum redemptions, as contemplated in the Merger Agreement.

4.      Represents payment of estimated transaction costs that are expected to be incurred for the Business Combination of $3 million. As per the Merger Agreement, the combined company is liable to pay a maximum of $3 million for transaction expenses, i.e., $2 million for expenses incurred by Athena (the Athena Expense Cap) and $1 million for expenses incurred by Ace Green (the Ace Expense Cap). To the extent that Athena has liabilities and unpaid expenses in excess of the Athena Expense Cap at Closing, the Sponsor shall bear such excess. For this purpose, the Sponsor shall deposit 1,000,000 shares of Athena Class A Common Stock that it owned immediately prior to execution of the Merger Agreement into an escrow account mutually selected by the parties, to be used as the security for the payment of Athena transaction expenses that exceed the Athena Expense Cap. The shares in the escrow account can be sold to the extent that the unpaid Athena transaction expenses at the Closing exceed the Athena Expense Cap. The transaction cost of Athena of $2 million is reflected as a reduction of trade payable and accrued expenses and transaction cost of Ace Green of $1 million is reflected as a reduction of additional paid-in capital of the combined company. Out of $1 million that Ace Green has incurred and capitalized, $973 thousand in deferred offering costs and balance is expected to be incurred at closing of Business Combination.

5.      Reflects payment from the Sponsor to Athena of $15,510 due for working capital.

6.      Reflects the amount of negative cash recategorized to accounts payable in each of the scenarios.

7.      Deferred underwriting fee payable of $8,956,250 is to be waived on consummation of the Business Combination as per the waiver letter agreement with the underwriter. Impact of the deferred underwriting fees payable has been shown as adjustment to accumulated deficit of the combined company in the combined balance sheet.

8.      Reflects the elimination of Athena’s historical accumulated deficit with a corresponding adjustment to additional paid-in-capital for New Ace Green in connection with the reverse recapitalization at the Closing after adjusting for the waiver of the deferred underwriting fee payable as described in note (7).

9.      Upon Closing, an aggregate of 27,000,000 Earnout Shares and Sponsor Earnout Shares are to be reserved, of which 25,500,000 shares will be issued to eligible Ace Green equity holders and 1,500,000 shares shall vest for the Sponsor, in each case upon occurrence of certain triggering events. These shares are valued at $272.7 million. However, the same will not have any impact on the pro forma financial information as these shares will not be issued at Closing.

Unaudited Condensed Combined Pro Forma Adjustments to the Statements of Operations

3.      Adjustments to audited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2025

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statements of operations are as follows:

(A)    Derived from the audited statement of operations of Athena for the year ended December 31, 2025.

(B)    Derived from the audited consolidated statement of operations of Ace Green for the year ended March 31, 2025, unaudited condensed statement of operations of Ace Green for the nine months ended December 31, 2025, and unaudited condensed statement of operations of Ace Green for the nine months ended December 31, 2024.

10.    Reflects the elimination of administrative service fees of $10,000 per month to sponsor that will be ceased paying upon closing of the Business Combination.

11.    Reflects the reversal of interest expense and fair value gain/loss on embedded derivatives relating to convertible notes and elimination of the change in fair market value of SAFE notes as both these instruments were converted into shares of New Ace Green Common Stock giving pro forma effect to the Business Combination as if it had occurred as of January 1, 2025.

12.    Reflects the elimination of interest income generated from the investments held in the Trust Account after giving effect to the Business Combination as if it had occurred on January 1, 2025.

13.    Reflects the elimination of income tax expense related to investment income held in the Trust Account because this income tax expense would not be incurred if the Business Combination was consummated on January 1, 2025.

14.    Deferred underwriting fee payable of $8,956,250 is to be waived on consummation of the Business Combination as per the waiver letter agreement with the underwriter. The opening balance of deferred underwriting fees payable has been reversed and adjusted in other income in the statement of operations for the year ended December 31, 2025 because this payable would be waived if the Business Combination was consummated on January 1, 2025.

4.      Net income/(loss) per share

Represents the net income/(loss) per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2025. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net income/(loss) per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented.

The unaudited pro forma combined per share information has been presented under the three assumed redemption scenarios as follows:

	Year Ended December 31, 2025
	Assuming No Further Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions
Numerator:
Proforma net profit	$2,542	$2,542	$2,542

Denominator:
Weighted average shares outstanding – Basic and diluted	28,277,362	28,264,919	28,252,475
Basic and diluted net earnings per share	$0.09	$0.09	$0.09

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Athena Relationships and Related Party Transactions

Founder Shares

On August 31, 2021, the Sponsor purchased 7,362,500 shares of Athena Class B Common Stock for an aggregate price of $25,000, and in November 2021, Athena effected a 1.36672326 for 1 stock split of the Athena Common Stock so that the Sponsor owned an aggregate of 10,062,500 Founder Shares. The Sponsor agreed to forfeit up to 1,312,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters. In connection with the underwriters’ partial exercise of their over-allotment option on December 28, 2021, the Sponsor forfeited 1,181,250 Founder Shares, resulting in the Sponsor holding 8,881,250 Founder Shares, all of which were converted on a one-to-one basis to shares of Athena Class A Common Stock on June 21, 2023.

At the time of the IPO, the Sponsor agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of (i) one year after the completion of Athena’s initial business combination or (ii) subsequent to the initial business combination, (x) if the last sale price of the Athena Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, or (y) the date on which Athena completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of Athena’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

In connection with the Closing, the Sponsor will enter into an agreement providing that the Sponsor will not, subject to certain exceptions, transfer (i) any shares of Athena Class A Common Stock (together with any warrants to acquire Athena Class A Common Stock, the “Sponsor Securities”) during the period commencing on the Closing Date until the date that is 180 days after the Closing.

Registration Rights

The holders of Founder Shares, Private Placement Units and Athena Units that may be issued upon conversion of Working Capital Loans, if any, are entitled to registration rights to require Athena to register a sale of any of its securities held by them pursuant to that certain registration rights agreement, dated December 9, 2021, by and between Athena and the Sponsor. These holders are entitled to make up to three demands, excluding short form demands, that Athena register such securities. In addition, these holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to Athena’s completion of its initial business combination. Athena will bear the expenses incurred in connection with the filing of any such registration statements.

The Merger Agreement provides that, at the Closing, Athena, certain Ace Green stockholders and the Sponsor will enter into the New Registration Rights Agreement, pursuant to which Athena will agree to register for resale certain shares of New Ace Green Common Stock and other equity securities of New Ace Green that are held by the stockholders and the Sponsor from time to time. Pursuant to the New Registration Rights Agreement, Athena will agree to file a shelf registration statement registering the resale of all of the Registrable Securities (as defined therein) no later than 30 days after the Closing Date. Athena also agreed to provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The New Registration Rights Agreement also provides that Athena will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.

Related Party Loans

On August 31, 2021, the Sponsor agreed to loan Athena an aggregate of up to $300,000 to cover expenses related to the IPO pursuant to a promissory note (the “IPO Note”). This loan was non-interest bearing and payable on the earlier of January 31, 2022 or the completion of the IPO. Athena borrowed $104,402 under the IPO Note, all of which was repaid prior to December 31, 2021 and the IPO Note is no longer available for use for future borrowings.

In addition, in order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor, or certain of Athena’s officers and directors may, but are not obligated to, loan Athena funds as may be required. If Athena completes a business combination, it will repay the Working Capital Loans out of the proceeds of the Trust Account released Athena. Otherwise, the Working Capital Loans will be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, Athena may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

In July 2023, Athena issued an unsecured promissory note to Sponsor with a principal amount equal to $60,000 (the “Extension Note”). On the same date, in connection with advances Sponsor may make in the future to Athena for working capital expenses in connection with Athena’s initial business combination, Athena issued a separate unsecured promissory note to the Sponsor in the principal amount of up to $240,000 (the “Working Capital Note”). Both notes bear no interest and are repayable in full upon the earlier of (a) the date of the consummation of Athena’s initial business combination, or (b) the date of Athena’s liquidation. As of December 31, 2024, the total outstanding balance of the Notes was $300,000.

In connection with funding the notes, on July 5, 2023, Sponsor entered into a subscription agreement with a third-party investor. Pursuant to such agreement, Sponsor will transfer one share of Athena Class A Common Stock for each dollar funded upon the closing of a business combination. As of December 31, 2024, such third-party investor loaned $300,000 to Sponsor, which amount is included in the balance due to Sponsor under the notes described above.

As discussed herein, Athena has the right to extend the date by which it must consummate an initial business combination (the “Deadline Date”) up to five more times for an additional one month each time up to June 14, 2026, and, for every extension implemented, the Sponsor or its designees will deposit into the Trust Account the lesser of (x) $25,000 or (y) $0.02 per Public Share outstanding, upon the election of each such one-month extension unless the closing of Athena’s initial business combination has occurred.

In connection with prior extension contributions, in July 2023, Athena issued an unsecured promissory note to the Sponsor with a principal amount equal to $60,000 (the “Extension Note”). On the same date, in connection with advances the Sponsor may make in the future to Athena for working capital expenses in connection with the initial business combination, Athena issued a separate unsecured promissory note to the Sponsor in the principal amount of up to $240,000 (together with the Extension Note, the “2023 Notes”). The 2023 Notes bear no interest and are repayable in full upon the earlier of (a) the date of the consummation of Athena’s initial business combination, or (b) the date of Athena’s liquidation. If Athena does not consummate an initial business combination by the Deadline Date, the 2023 Notes will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven.

On October 10, 2024 (effective on April 10, 2024), Athena issued an unsecured and non-interest-bearing promissory note to Sponsor with a principal amount equal to $1,500,000 to cover the monthly extension payments of Athena and for working capital purposes. The note is payable in full upon the earlier of (a) April 10, 2026 (b) the date Athena consummates a business combination. Athena drew $800,000 from this note on April 10, 2024.

On December 6, 2024, Athena and Sponsor entered into an Amended and Restated Subscription Agreement with Polar pursuant to which Polar contributed an additional $200,000 to Sponsor (for an aggregate of $500,000), which in turn was loaned by Sponsor to Athena to fund any additional extensions of the date by which Athena must consummate an initial business combination and to cover working capital expenses. The A&R Polar Subscription Agreement provides that in connection with the Initial Polar Capital Investment, Athena will repay the entire balance of the Initial Polar Capital Investment to Polar within five business days of the closing of Athena’s initial business combination, and that Sponsor will transfer and/or Athena will issue on Sponsor’s behalf an additional 200,000 shares of Athena Class A Common Stock to Polar immediately prior to the closing of an initial business combination of Athena (for an aggregate of 500,000 shares to be transferred and/or issued to Polar in connection with the Initial Polar Capital Investment).

On each of June 14, 2023, July 7, 2023, August 8, 2023, September 7, 2023, October 6, 2023, November 7, 2023, December 8, 2023, January 8, 2024 and February 9, 2024, Athena determined to exercise its extension option and to extend the Deadline Date each time for an additional month for a total extension to March 14, 2024. On or about each such date, Athena delivered to the Sponsor a written request to draw down $60,000 for each monthly extension and the Sponsor funded $60,000 to Athena for each monthly extension, with an aggregate additional amount of $540,000 funded by the Sponsor.

On each of March 13, 2024, April 16, 2024, May 14, 2024, June 14, 2024, July 10, 2024, August 8, 2024, September 12, 2024, October 15, 2024 and November 11, 2024, Athena determined to exercise its extension option and to extend the Deadline Date each time for an additional month for a total extension to December 14, 2024. On or about each such date, Athena delivered to the Sponsor a written request to draw down $25,756 for each monthly extension and the Sponsor funded $25,756 to Athena for each monthly extension, with an aggregate additional amount of $231,804 funded by the Sponsor.

On each of December 11, 2024, January 10, 2025, February 10, 2025, March 6, 2025, April 7, 2025, May 7, 2025, June 6, 2025, July 8, 2025 and August 11, 2025, Athena determined to exercise its extension option and to extend the Deadline Date each time for an additional month for a total extension to September 14, 2025. On or about each such date, Athena delivered to the Sponsor a written request to draw down $6,203 for each monthly extension and the Sponsor funded $6,203 to Athena for each monthly extension, with an aggregate additional amount of $55,827 funded by the Sponsor.

On each of September 12, 2025, October 7, 2025, November 4, 2025, December 8, 2025, January 5, 2026, February 5, 2026 and March 4, 2026, Athena determined to exercise its extension option and to extend the Deadline Date for an additional month for a total extension to April 14, 2026. On or about each such date, Athena delivered to the Sponsor a written request to draw down approximately $498 for the monthly extension and the Sponsor funded approximately $498 to Athena for each monthly extension.

On February 9, 2025, Athena and Sponsor entered into the February 2025 Subscription Agreement with Kevin Wright and Jeanine Percival Wright Revocable Trust pursuant to which the Investor contributed $500,000 to Sponsor, which in turn was loaned by Sponsor to Athena to fund any additional extensions of the date by which Athena must consummate an initial business combination and to cover working capital expenses. The February 2025 Subscription Agreement provides that in connection with the Contribution, Athena will repay the entire balance of the Contribution to the Investor within five business days of the closing of Athena’s initial business combination and that Sponsor will transfer and/or Athena will issue on the Sponsor’s behalf an additional 300,000 shares of Athena Class A Common Stock to the Investor immediately prior to the closing of Athena’s initial business combination.

On August 11, 2025, Athena and Sponsor entered into the August Subscription Agreement with Polar pursuant to which Polar contributed an additional $400,000 (for an aggregate of $900,000) to Athena to cover working capital expenses. The August Subscription Agreement provides that in connection with the August Polar Capital Investment, immediately prior to the closing of an Athena business combination, Athena will issue to Polar one share of Athena Class A Common Stock per $1.00 contributed by Polar.

Additionally, in connection with the August Subscription Agreement, an amount equal to the August Polar Capital Investment shall be paid by Athena to Polar as a return of capital within five business days of the closing of an Athena business combination. Additionally, Sponsor may not sell, transfer, or otherwise dispose of any securities (including warrants) owned by Sponsor without Polar’s consent, other than permitted share transfers, until the full amount of the August Polar Capital Investment has been paid to Polar. Athena and Sponsor are jointly and severally obligated for such repayment. If the closing of an Athena business combination occurs, Polar may, in its sole discretion, elect at the closing of such business combination or at any time prior to the repayment of the August Polar Capital Investment to receive such repayment from Athena either in cash or shares of Athena Class A Common Stock at a rate of one share of Athena Class A Common Stock for each $10 of the contribution. In the event that Sponsor or Athena defaults in its obligations and that such default continues for a period of five business days following written notice to Sponsor and Athena, Athena must immediately issue to Polar 0.1 shares of Athena Class A Common Stock for each $1.00 of the August Polar Capital Investment on the Default Date, and must issue to Polar an additional 0.1 Default Shares for each $1.00 of the August Polar Capital Investment that Polar funded each month thereafter, until the default is cured.

Except for the foregoing, the terms of any additional Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans will either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into units of the post-business combination entity at a price of $10.00 per unit. The units would be identical to the Private Placement Units.

Total borrowings under the Working Capital Loans structure as of December 31, 2025 and 2024 were $1,155,205 and $1,800,000, respectively.

Convertible Note — Related Party

On April 10, 2024, Athena issued an unsecured promissory note to Isabelle Freidheim, its Chief Executive Officer, with a principal amount equal to $600,000. The note accrues interest on the unpaid principal amount at a rate equal to six percent (6.0%) per annum, computed as a simple interest on the basis of a year of 365 days. The note is due on the earlier of (i) April 10, 2024, or (ii) Athena’s initial business combination. Athena received the full principal amount of $600,000 on April 10, 2024.

On April 10, 2024, Athena issued an unsecured promissory note to Kirthiga Reddy, its President and Director, with a principal amount equal to $200,000. The note accrues interest on the unpaid principal amount at a rate equal to six percent (6.0%) per annum, computed as a simple interest on the basis of a year of 365 days. The note is due on the earlier of (i) April 10, 2024, or (ii) Athena’s initial business combination. The Company received the full principal amount of $200,000 on April 10, 2024.

On July 26, 2024, Athena issued an unsecured promissory note to Sponsor with a principal amount equal to $422,182. The note is non-interest bearing and payable on the earlier of July 26, 2026 or Athena’s initial business combination. The note may be converted into equity securities of the Company on mutually agreeable terms if consented to in writing by Sponsor. As of December 31, 2024, Athena received the full principal amount of $422,182 under this note.

Administrative Services Agreement

Athena entered into an agreement with the Sponsor whereby, commencing on December 9, 2021 through the earlier of Athena’s consummation of a business combination and its liquidation, it agreed to pay the Sponsor $10,000 per month for office space, utilities and secretarial and administrative services.

For the year ended December 31, 2025, $120,000 has been incurred and $80,000 was paid under this agreement. For the year ended December 31, 2024, $120,000 has been incurred under this agreement, $40,000 of which was paid as of December 31, 2024.

Sponsor Indemnity

The Sponsor has agreed that it will be liable to Athena if and to the extent any claims by a third-party for services rendered or products sold to Athena, or a prospective target business with which Athena has entered into a written letter of intent, confidentiality or similar agreement or business combination, reduce the amounts in the Trust Account to below the lesser of (i) $10.10 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.10 per Public Share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay Athena’s tax obligations, provided that such liability will not apply to any claims by a third-party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under Athena’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Athena has not asked the Sponsor to reserve for such indemnification obligations and has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and Athena believes that the Sponsor’s only assets are securities of Athena and, therefore, the Sponsor may not be able to satisfy those obligations. None of Athena’s other directors or officers will indemnify it for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Calabrese Consulting, LLC

Athena’s Chief Financial Officer is Ms. Jennifer Calabrese. Ms. Calabrese is the founder and Chief Executive Officer of Calabrese Consulting, LLC, a financial consulting firm which has provided accounting and financial reporting services to the Company since September 2022. In 2025, Calabrese Consulting, LLC provided services to the Company totaling $94,150.

Ace Green Relationships and Related Party Transactions

Director and Officer Indemnification

Ace Green’s bylaws provide for indemnification and advancement of expenses for its directors to the fullest extent permitted by the DGCL and that it may indemnify and advance expenses to its officers. Further, a subsidiary of Ace Green has entered into an employment agreement with Teodoro Alban, Ace Green’s Chief Financial Officer, that provides that he will be indemnified for any actual or threatened actions, suits or other proceedings to which he is made a party by reason of his service to such subsidiary or its affiliates or was serving at the subsidiary’s request as a director, officer, member, employee or agent of another entity, other than a proceeding related to the employment agreement or his employment thereunder. Ace Green also has entered into indemnification agreements with each of its directors. In connection with or following the Business Combination, Ace Green expects that these agreements will be replaced with new indemnification agreements, or employment agreements that include indemnification provisions, with each director and executive officer of New Ace Green. For additional information, see “Description of New Ace Green’s Securities — Limitations on Liability and Indemnification of Officers and Directors.”

DIRECTORS AND EXECUTIVE OFFICERS AFTER THE BUSINESS COMBINATION

Directors and Executive Officers

Upon the consummation of the Business Combination, the business and affairs of New Ace Green will be managed by or under the direction of the New Ace Green Board, which we expect will have six members, including director nominees Nishchay Chadha, Vipin Tyagi, Richard Goldberg, Otto C. Schwethelm, and Jeanine Wright, and Carolyn Trabuco, a current Athena director.

In addition, upon consummation of the Business Combination we expect Nishchay Chadha, the current Chief Executive Officer of Ace Green, to become Chief Executive Officer of New Ace Green, Vipin Tyagi, Ace Green’s Chief Technology Officer, to become the Chief Technology Officer of New Ace Green, and Teodoro Alban, the current Chief Financial Officer of Ace Green, to become Chief Financial Officer of New Ace Green.

There are no family relationships between any of the persons who we currently expect will serve as directors or executive officers of the Combined Company.

Biographical information about New Ace Green’s anticipated executive officers and directors is set forth below.

Nishchay Chadha is the co-Founder of Ace Green and has served as Chief Executive Officer and a Director of Ace Green since its incorporation in March 2021. He has also served as a Director of A-GS since September 2020 and served as its Chief Executive Officer from December 2019 to August 2021. Prior to his positions at Ace Green and A-GS, Mr. Chadha had an extensive career in the metals, recycling and mining space. Mr. Chadha began his career in 2006 with Vedanta Resources Plc as a mining engineer and later transitioned into commercial roles, first as a Commodity Coordinator where he managed procurement of critical materials required for mining and smelting and later as Country Manager to manage distribution of metals across Asia and Africa for Vedanta Resources Plc group companies. From 2011 to 2012 he also served as the Head of International Sales & Marketing and briefly as in-charge for coal procurement at Hindustan Zinc Limited (a group company of Vedanta Resources Plc) before he moved to Trafigura India Pvt Limited as a trader to work on supply chain for various metals like zinc, lead, copper, aluminum, tin, and silver and to manage recycling business for their group company TAG Eco Recycling Pte Ltd, which operated recycling facilities in various countries. Between 2014 – 2018, Mr. Chadha managed Asia-Pacific business for battery and critical materials like lead and zinc for Trafigura Pte Limited which involved working on global supply chain and multiple recycling and mining projects. As part of his role, in addition to Asia-Pacific region, he was also involved in projects in North and South America, Europe and Africa. Between 2018 and 2019, before he co-founded A-SG, Mr. Chadha oversaw global trading roles in managing supply chain, mining and recycling projects for critical metals and battery materials focused start-ups. Mr. Chadha graduated from the Indian Institute of Technology (Indian School of Mines), Dhanbad in 2006 with a Bachelor of Technology in Mining Engineering, and the Indian School of Business in 2011, with a Master of Business Administration in Finance, Strategy, & Leadership. We believe that Mr. Chadha is qualified to serve as a Director based on his many years of experience in the commodities/metals/recycling/mining industry, experience in building global supply chains, working with various entities in the recycling industry, commodity traders, and mining companies, understanding of various products in battery materials ecosystem, experience in structuring cross border transactions, risk management and education, as well as his knowledge of Ace Green as co-Founder and Chief Executive Officer.

Dr. Vipin Tyagi is a co-founder of Ace Green and has served as its Chief Technology Officer and Director since its incorporation in March 2021. His diverse background encompasses commodities trading, entrepreneurship, and deep technical expertise. Dr. Tyagi began his career at Merrill Lynch, specializing in power, energy, and metals trading and structuring across their Houston, London, and Singapore offices. This experience provided him with a strong foundation in commodity markets and financial structuring, skills crucial for Ace Green’s and the Combined Company’s growth. Following his tenure at Merrill Lynch, he founded and served as Chief Executive Officer of Verdeen Chemicals, Inc. from August 2015 to February 2021, where he led the development of battery recycling technologies and gained valuable experience in leading and building teams. Dr. Tyagi’s technical expertise spans battery materials, industrial processes, facility automation, and new technology development, demonstrating a comprehensive understanding of key elements essential to Ace Green’s business. He has a proven track record of leading and building high-performing teams, a critical skill for driving innovation and growth. He holds a Bachelor of Technology and a Master of Technology in Mechanical Engineering from the Indian Institute of Technology, Bombay, and a Doctor of Philosophy in Mechanical Engineering from Texas A&M University. We believe that Dr. Tyagi’s deep understanding of Ace Green’s business, including technology development and deployment gained through his experience with Ace Green and Verdeen, qualifies him to serve as a Director.

Teodoro Alban has served as the Chief Financial Officer of Ace Green since July 2022. Prior to joining Ace Green, Mr. Alban was Chief Financial Officer of Acclaim Energy, Ltd., a provider of strategic energy management services, from January 2021 to July 2022 and of Rotary Drilling Tools, Inc., a manufacturer and supplier of tubular drilling tools catering to oil and gas field operators and drilling contractors, from January 2016 to December 2020. Mr. Alban graduated from Brown University with a Bachelor of Science in Mechanical Engineering and from the London Business School with a Master of Science in Finance.

Richard Goldberg, age 42, has long been a trusted advisor to founders, senior executives and boards facing complex public affairs challenges. He has been the manager of RG Solutions LLC, a U.S. public affairs consulting firm, since 2017. In that capacity, Mr. Goldberg advises corporations and nonprofits on a wide range of public affairs, strategic communications and crisis management challenges. He has also been a partner in the Churchill Group LLC since 2020. In that capacity, he produces geopolitical research and analysis. Mr. Goldberg has previously served as senior counselor for the White House National Energy Dominance Council (2025), senior advisor to the Secretary of the Interior (2025), White House National Security Council staff (2019 – 2020), deputy chief of staff to former U.S. Sen. (and prior to that Rep.) Mark Kirk of Illinois (2004 – 2014), chief of staff and head of legislative affairs to former Illinois Governor Bruce Rauner (2015 – 2017), and a Navy Reserve Intelligence Officer with experience on the Joint Staff and in Afghanistan (2006 – 2023). Mr. Goldberg holds a bachelor’s degree in journalism and political science, and a master’s in public policy and administration from Northwestern University. We believe that very few individuals bring Mr. Goldberg’s breadth and scope of public affairs experience at the highest levels of global, federal and state policymaking along with a keen understanding of the intersection of trade, critical supply chains and industrial base policy to help a company like Ace Green grow and succeed, which we believe qualifies him to serve on the New Ace Green Board.

Otto C. Schwethelm, age 71, has been Founder and Principal of Schwethelm Financial LLC, USA, a financial advisory and consulting services firm, since 2017. He served as Chief Financial Officer and Secretary to the Board of Capital Precast Holdings LLC, USA, the parent company of Capital Precast LLC, a precast concrete manufacturer, an NewBasis LLC, a fiberglass/polymer concrete manufacturer, from 2022 to 2024. Prior to that he served as Managing Director, CFO Advisory Services, at Vaco LLC, USA, a national professional services firm providing advisory, consulting, project/interim, and executive search services. Prior to that he held the position of Chief Financial Officer at several other companies, including MP Materials, USA (2017 – 2019), Aventine Hill CFOs, Inc., USA (2014 – 2017), M.S. Al Suwaidi Industrial Services Ltd., Saudi Arabia (2013 – 2014), Oman Oil Refineries & Petroleum Industries, Oman (now knows as OQ) (2010 – 2013), and Tesoro Corporation, USA (2007 – 2008). Earlier in his career he served various companies in other finance roles including Controller, Internal Auditor, and Senior Auditor. He has also served on the Board of Directors, as Compensation Committee Chair, and on the Compensation Committee of USA Rare Earth, Inc., a Nasdaq-listed company. He has also been actively involved in various non-profit organizations, including Schreiner University, Peterson Health, Junior Achievement of South Texas, and San Antonio Sports Foundation. Mr. Schwethelm holds credentials as a Certified Public Accountant (licensed in Texas), Certified Internal Auditor, and Certified Fraud Examiner. He earned his Bachelor of Business Administration degree in Accounting from the University of Texas at Austin.

We believe that Mr. Schwethelm’s knowledge and experience with respect to accounting and auditing requirements, including GAAP and as applicable to SEC reporting companies, given his education and experience, including as an auditor, a CPA, and Chief Financial Officer of a number of companies, as well as his service on the board and Audit Committee Chair of a Nasdaq-listed company, make him an excellent candidate for service on the New Ace Green Board.

Carolyn Trabuco, age 56, is a business and finance professional in the fields of global equity research, strategic advisory, commodities and governance. Since 2017, Ms. Trabuco has been serving as Founder and CEO of Thistledown Advisory Group, LLC, a USA-based strategic advisory and consulting firm. She also serves as a member of the board of directors of USA Rare Earth, Inc. (Nasdaq: USAR), on which she has served since it went public in March 2025. She has served as a director of Inflection Point V since January 2026. Prior to this, Ms. Trabuco previously served as an independent board member of Shimmick Corporation (Nasdaq:SHIM) from November 2023 to June 2025, as an independent director at Azul Brazilian Airlines (NYSE:AZUL), a commercial passenger airline she co-founded, from 2007 until April 2025, where she served as Compensation Committee Chair and member of the ESG Committee, as the lead independent director and audit committee member of Critical Metals Corp. (Nasdaq:CRML) from November 2022 to December 2024, and as a director at Sizzle Acquisition Corp. (Nasdaq:SZZL) from 2022 – 23. From 2009 – 2014, Ms. Trabuco was a portfolio manager and senior advisor at Astenbeck Capital Markets/Phibro Energy

Trading LLC, with responsibility for investing in global resources and energy equities. Prior to that, Ms. Trabuco was a portfolio manager and senior equity research analyst at Pequot Capital Management where she established the firm’s investment presence in global metals, mining and steel and in Brazil. Ms. Trabuco began her investment career in Equity Research at Fidelity Investments and later at the Wall Street firms Lehman Brothers, Montgomery Securities and First Union Capital Markets. She is also an adjunct professor of finance at Sacred Heart University. Ms. Trabuco graduated from Georgetown University with a B.A. in Art History and an M.P.A. from Sacred Heart University in Public Administration with a concentration in Emergency and Crisis Management. She holds certificates in Corporate Sustainability from Yale School of Management and in Compensation Committees from Harvard Business School. We believe that Ms. Trabuco is qualified to serve as a director due to her extensive financial markets and investor background and public company board experience.

Jeanine Wright, age 46, is the Co-Founder and CEO of Inception Point AI, an end-to-end platform for scaling and monetizing AI personalities and content across podcasts, video, and beyond. Ms. Wright has served as a Board Advisor to Ace Green since March 2025. Ms. Wright also serves on the Board of two privately held corporations and advises other early-stage growth companies. She has led organizations from startup to a $475M+ revenue subsidiary of a public company. Ms. Wright served as COO at Wondery, Amazon’s podcast division, from February 2022 to May 2024 where she oversaw sales, licensing, strategy, and global operations. From July 2020 to February 2022, Ms. Wright served as CFO/SVP Strategy & Operations at AdsWizz, the audio ad tech leader owned by SiriusXM. She was also the Co-Founder and first investor in Simplecast, one of the earliest podcast infrastructure companies. Ms. Wright was the first General Counsel at Media Temple and started her career as a media & entertainment attorney. She has a JD from USC Law School, a BA from UCLA, and a Mini-MBA for lawyers from Boston University School of Business. We believe that Ms. Wright is qualified to serve as a director due to her executive leadership, corporate governance, and complex commercial transactions experience, her financial expertise and her insights related to innovation, AI driven business models, and regulatory and risk frameworks.

Board Composition

New Ace Green’s business and affairs will be organized under the direction of the New Ace Green Board. We anticipate that the New Ace Green Board will consist of six members upon the consummation of the Business Combination. The primary responsibilities of the New Ace Green Board will be to provide oversight, strategic guidance, counseling and direction to New Ace Green’s management. The New Ace Green Board will meet on a regular basis and additionally as required.

In accordance with the terms of the Proposed Charter, which will be effective upon the consummation of the Business Combination, the New Ace Green Board will be composed of six directors, or such other number as may be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the total number of directors then authorized. The directors will be divided into three classes, each of which will generally serve for a term of three years, with only one class of directors being elected at each annual meeting of stockholders, except that the term of the initial Class I directors will expire at the first annual meeting of stockholders following the effectiveness of the Proposed Charter and the term of the initial Class II directors will expire at the second annual meeting of stockholders following the effectiveness of the Proposed Charter. At each annual meeting of stockholders to be held after the initial classification, the directors of one class will be elected to serve for a three-year term and until their successors are duly elected and qualified, or their earlier resignation, removal, disqualification or death. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors nominated for election as directors at any meeting of stockholders at which directors are to be elected. New Ace Green’s directors may be removed, but only for cause, by the affirmative vote of the holders of at least a majority of the voting power of New Ace Green’s voting stock.

Director Independence

We anticipate that each of the directors on the New Ace Green Board, other than Messrs. Chadha and Tyagi, will qualify as independent directors, as defined under Nasdaq’s listing rules, and the New Ace Green Board will consist of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq listing rules relating to director independence requirements. In addition, New Ace Green will be subject to the rules of the SEC and Nasdaq relating to the membership, qualifications and operations of the audit committee and compensation committee.

Board Committees

Effective upon the consummation of the Business Combination, we anticipate that the New Ace Green Board will establish an audit committee, a compensation committee, and a health, safety, environment, & sustainability committee. The New Ace Green Board will adopt a charter for each of these committees, that, with respect to the audit and compensation committees, will comply with the applicable requirements of current Nasdaq rules. In addition, from time to time, special committees may be established under the direction of the New Ace Green Board when the board deems it necessary or advisable to address specific issues. New Ace Green intends to comply with any future Nasdaq requirements to the extent that they will be applicable to New Ace Green. Following the consummation of the Business Combination, copies of the charters for each of the audit and compensation committees will be available on the investor relations portion of New Ace Green’s website.

Limitation on Liability and Indemnification of Directors and Officers

The Proposed Charter, which will be effective upon consummation of the Business Combination, eliminates the liability of New Ace Green’s officers and directors for monetary damages to the fullest extent permitted by the DGCL. The DGCL provides that a corporation can include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages, except for liability:

•        for any transaction from which the director or officer derives an improper personal benefit;

•        for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•        for any unlawful payment of dividends or redemption of shares by the corporation while such person was serving as a director;

•        for any breach of a director’s or officer’s duty of loyalty to the corporation or its stockholders; or

•        with respect to officers, in any action by or in the right of the corporation.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of officers and directors, then the liability of New Ace Green’s officers and directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Anticipated Bylaws require New Ace Green to indemnify and advance expenses, to the fullest extent permitted by applicable law, to its directors and officers. New Ace Green plans to maintain a directors’ and officers’ insurance policy pursuant to which New Ace Green’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. Finally, the Proposed Charter prohibits any retroactive changes to the elimination of the advancement of expenses that adversely affects any right of a director or officer thereunder.

In addition, New Ace Green will enter into separate indemnification agreements with New Ace Green’s directors and employment agreements that contain indemnification provisions with New Ace Green’s executive officers that are not directors. We expect that these agreements, among other things, will require New Ace Green to indemnify its directors and executive officers for certain expenses, including attorneys’ fees, and judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of New Ace Green’s directors or executive officers or any other company or enterprise to which the person provides services at New Ace Green’s request.

We believe that these provisions are necessary to attract and retain qualified persons as directors and executive officers.

Non-Employee Director Compensation

We expect that the New Ace Green Board will establish a compensation plan for its non-employee directors and periodically review such director compensation plan to ensure that director compensation remains competitive such that New Ace Green is able to recruit and retain qualified directors, although the specifics of such a plan have not been established or discussed.

DESCRIPTION OF NEW ACE GREEN’S SECURITIES

The following summary of the material terms of New Ace Green’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The descriptions below are qualified by reference to the actual text of the Proposed Charter. We urge you to read the Proposed Charter in its entirety for a complete description of the rights and preferences of New Ace Green’s securities following the Business Combination. The Proposed Charter is described in “Proposal No. 3 — The Advisory Charter Proposal” and the full text of the Proposed Charter is attached as Annex B to this proxy statement/prospectus.

Authorized and Outstanding Stock

The Proposed Charter authorizes the issuance of 111,000,000 shares of New Ace Green capital stock, consisting of 110,000,000 shares of New Ace Green Common Stock and 1,000,000 shares of New Ace Green preferred stock, each having a par value of $0.0001 per share. The outstanding shares of Athena Class A Common Stock are, and the shares of Athena Class A Common Stock issued in the Business Combination will be, duly authorized, validly issued, fully paid and non-assessable. Following the consummation of the Business Combination, all outstanding shares of Athena Class A Common Stock will be reclassified as shares of New Ace Green Common Stock on a one-to-one basis. As of the Record Date, there were            shares of Athena Class A Common Stock, no shares of Athena Class B Common Stock and no shares of preferred stock of Athena outstanding.

New Ace Green Common Stock Following the Business Combination

The Proposed Charter, which Athena will adopt if the Charter Proposal is approved, provides the following with respect to the rights, powers, preferences and privileges of New Ace Green Common Stock.

Voting Power

Except as otherwise required by law, as otherwise provided in the Proposed Charter (as may be amended from time to time) or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of shares of New Ace Green Common Stock possess all voting power for the election of New Ace Green’s directors and all other matters requiring stockholder action. Holders of shares of New Ace Green Common Stock are entitled to one vote for each share held on all matters to be voted on by stockholders.

Dividends

Subject to applicable law and the rights of the holders of any outstanding series of New Ace Green preferred stock, holders of New Ace Green Common Stock will be entitled to receive such dividends out of any funds of the Corporation legally available therefor when, as and if declared thereon by the New Ace Green Board.

Liquidation, Dissolution and Winding Up

Subject to the rights of holders of any outstanding series of New Ace Green preferred stock, upon the dissolution, liquidation or winding up of New Ace Green, whether voluntary or involuntary, after payment or provision for payment of its debts and any other payments required by law and amounts payable upon shares of New Ace Green preferred stock ranking senior to the shares of New Ace Green Common Stock upon such dissolution, liquidation or winding up, if any, New Ace Green’s remaining assets will be distributed to the holders of New Ace Green Common Stock and the holders of any other class or series of capital stock ranking equally with New Ace Green Common Stock ratably in proportion to the number of shares held by them.

Preemptive or Other Rights

New Ace Green stockholders will have no preemptive or other subscription rights. No sinking fund provisions will be applicable to New Ace Green Common Stock.

Preferred Stock

The New Ace Green Board has the authority to issue shares of preferred stock from time to time in one or more series. Subject to any limitations prescribed by law and the relevant provisions of the Proposed Charter, the New Ace Green Board is authorized to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers (including voting powers, whether full, limited or no voting powers), preferences, and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of each such series. The issuance of New Ace Green preferred stock could have the effect of decreasing the trading price of New Ace Green Common Stock, restricting dividends on the capital stock of New Ace Green, diluting the voting power of New Ace Green Common Stock, impairing the liquidation rights of the capital stock of New Ace Green, or delaying or preventing a change in control of New Ace Green.

Registration Rights

Athena, certain of the Ace Green stockholders and the Sponsor will enter into the New Registration Rights Agreement, pursuant to which, among other things, such stockholders and the Sponsor will be granted certain registration rights with respect to certain New Ace Green securities held by them.

Election of Directors and Vacancies

Subject to the rights of the holders of any one or more series of preferred stock to elect additional directors under specified circumstances and the terms, the number of directors of the New Ace Green Board shall be fixed solely and exclusively by the New Ace Green Board, but shall initially consist of six directors.

Except as otherwise provided by the Proposed Charter, at all meetings of stockholders called for the election of directors at which a quorum is present, a plurality of the votes properly cast will be sufficient to elect such directors to the New Ace Green Board.

Except as the DGCL may otherwise require and subject to the rights, if any, of the holders of any one or more series of New Ace Green preferred stock, newly created directorships and any vacancies on the New Ace Green Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by the sole remaining director, and shall not be filled by the stockholders. All directors will hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified (or until their earlier death, resignation, disqualification or removal). A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship will serve until the next election of directors and until his or her successor shall have been elected and qualified (or until such director’s earlier death, resignation, disqualification or removal).

Except for such additional directors, if any, as are elected by the holders of any series of New Ace Green preferred stock, and unless otherwise restricted by law, any director may be removed with or without cause by the affirmative vote of the holders of at least a majority of the voting power of the capital stock of New Ace Green entitled to vote thereon.

Quorum; Voting

The holders of a majority of the shares entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Proposed Charter or the Anticipated Bylaws. If, however, such quorum will not be present or represented at any meeting of the stockholders, the person presiding over the meeting or holders of a majority of the voting power present in person, or by remote communication, if applicable, or represented by proxy, will have the power to recess or adjourn the meeting from time to time, without notice other than announcement at the meeting or in certain other manners permitted by the DGCL, until a quorum will be present or represented. At such recessed or adjourned meeting at which a quorum will be present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed. If the adjournment is for more than 30 days, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at such adjourned meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the New Ace Green

Board shall fix a new record date for determining stockholders entitled to notice of such adjourned meeting and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

Unless a different or minimum vote is required by statute or by the applicable stock exchange rules, or by the Proposed Charter or the Anticipated Bylaws, in which case such different or minimum vote shall be the applicable vote on the matter, in all matters other than the election of directors, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute, the Proposed Charter or the Anticipated Bylaws, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by statute or by the Proposed Charter or the Anticipated Bylaws or any applicable stock exchange rules, the holders of a majority of the outstanding shares of such class or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by the Proposed Charter or the Anticipated Bylaws or any applicable stock exchange rules, the affirmative vote of the holders of a majority (plurality, in the case of the election of directors) of the shares of such class or classes or series present in person or represented by proxy at the meeting shall be the act of such class or classes or series.

Anti-takeover Effects of the Proposed Charter

The Proposed Charter contains provisions that may delay, defer or discourage another party from acquiring control of New Ace Green. We expect that these provisions, which are summarized above, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of New Ace Green to first negotiate with the New Ace Green Board, which we believe may result in an improvement of the terms of any such acquisition in favor of New Ace Green’s stockholders. However, they also give the New Ace Green Board the power to discourage acquisitions that some stockholders may favor. See “Risk Factors,” above for more information regarding certain anti-takeover provisions.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, Nasdaq listing requirements, which would apply if and so long as New Ace Green Common Stock (or warrants) remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of New Ace Green Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable the New Ace Green Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of New Ace Green by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of New Ace Green Common Stock at prices higher than prevailing market prices.

Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals

Unless otherwise required by law, and subject to the rights, if any, of the holders of any one or more series of New Ace Green preferred stock, special meetings of the stockholders of New Ace Green, for any purpose or purposes, may be called only by (i) the Chairperson of the New Ace Green Board, (ii) New Ace Green’s Chief Executive Officer, or (iii) the New Ace Green Board. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the place, date and time of the meeting, the means of remote communication by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and the purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting not less than 10 or more than 60 days before the date of the meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.

The Proposed Charter also provides that except as otherwise provided for therein, in particular, with respect to any class or series of preferred stock, no action required or permitted to be taken by the stockholders of New Ace Green at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.

Further, the Anticipated Bylaws set forth advance notice procedures that stockholders must comply with in order to nominate candidates to the New Ace Green Board or to propose matters to be acted upon at a stockholders’ meeting.

These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of New Ace Green’s outstanding voting securities.

Amendment to Certificate of Incorporation and Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding stock and the outstanding stock of each class entitled to vote on amendments to a corporation’s certificate of incorporation is required to approve such amendment, unless a corporation’s certificate of incorporation requires a greater percentage.

Under the DGCL, the power to adopt, amend or repeal bylaws is vested in the stockholders entitled to vote by a majority of the shares present in person or represented by proxy at a meeting and entitled to vote thereon, but a corporation may, in its certificate of incorporation, provide its directors with the power to adopt, amend or repeal bylaws.

The Proposed Charter does not alter the DGCL provisions with respect to amendments thereof, and expressly authorizes the New Ace Green Board to adopt, amend or repeal the bylaws of New Ace Green.

Limitations on Liability and Indemnification of Officers and Directors

The Proposed Charter limits the liability of the directors and officers of New Ace Green to the fullest extent permitted by law, and the Anticipated Bylaws provide that it will indemnify them to the fullest extent permitted by such law. Ace Green has entered into indemnification agreements its directors and executive officers, and we expect that New Ace Green will enter into agreements to indemnify its directors and executive officers.

Exclusive Forum of Certain Actions

Under the Proposed Charter, unless New Ace Green consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (i) any derivative action, suit or proceeding brought on behalf of New Ace Green; (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of New Ace Green to New Ace Green or its stockholders; (iii) any action, suit or proceeding arising out of or pursuant to any provision of the DGCL, the Proposed Charter or New Ace Green’s bylaws; and (iv) any action, suit or proceeding asserting a claim against New Ace Green governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law. Unless New Ace Green consents in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. In addition, consistent with Section 27 of the Exchange Act, which creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, the Proposed Charter provides that this provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity holding, owning or otherwise acquiring any interest in any security of New Ace Green shall be deemed to have notice of and consented to these provisions of the Proposed Charter.

Warrants

Public Warrants

Each whole Public Warrant entitles the registered holder to purchase one share of New Ace Green Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination. Pursuant to the Athena Public Warrant Agreement, a Public Warrant holder may exercise its Public Warrants only for a whole number of shares of New Ace Green Common Stock. This means that only a whole Public Warrant may be exercised at any given time by a Public Warrant holder. No fractional Public Warrants will be issued upon separation of the Athena Units and only whole Public Warrants will trade. The Public Warrants will expire five years after the Closing, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

New Ace Green will not be obligated to deliver any shares of New Ace Green Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of New Ace Green Common Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to New Ace Green satisfying its obligations described below with respect to registration. No Public Warrant will be exercisable and New Ace Green will not be obligated to issue shares of New Ace Green Common Stock upon exercise of a Public Warrant unless New Ace Green Common Stock issuable upon such Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will New Ace Green be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised Public Warrants, the purchaser of an Athena Unit containing such Public Warrant will have paid the full purchase price for the Athena Unit solely for the share of New Ace Green Common Stock underlying such Athena Unit.

Athena has agreed that as soon as practicable after the Closing, it will use its best efforts to file with the SEC a registration statement for the registration under the Securities Act of New Ace Green Common Stock issuable upon exercise of the Public Warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of New Ace Green Common Stock until the Public Warrants expire or are redeemed, as specified in the warrant agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise that represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order. If a registration statement covering the shares of New Ace Green Common Stock issuable upon exercise of the Public Warrants is not effective by the 60th business day after the Closing, Public Warrant holders may, until such time as there is an effective registration statement and during any period when New Ace Green has failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Redemption of Public Warrants when the price per share of New Ace Green Common Stock equals or exceeds $18.00

Once the Public Warrants become exercisable, New Ace Green may call the Public Warrants for redemption for cash:

•        in whole and not in part;

•        at a price of $0.01 per Public Warrant;

•        upon not less than 30 days’ prior written notice of redemption given after the Public Warrants become exercisable to each Public Warrant holder;

•        if, and only if, the reported last sale price of New Ace Green Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the Public Warrants become exercisable and ending three business days before we send the notice of redemption to the Public Warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the shares of New Ace Green Common Stock underlying such Warrants.

New Ace Green has established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and New Ace Green issues a notice of redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise its Public Warrant prior to the scheduled redemption date. However, the price of

New Ace Green Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

If New Ace Green calls the Public Warrants for redemption as described above, New Ace Green will have the option to require any holder that wishes to exercise its Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” New Ace Green will consider, among other factors, its cash position, the number of Public Warrants that are outstanding and the dilutive effect on its stockholders of issuing the maximum number of shares of New Ace Green Common Stock issuable upon the exercise of the Public Warrants. If New Ace Green takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of New Ace Green Common Stock equal to the quotient obtained by dividing (i) the product of the number of shares of New Ace Green Common Stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” of New Ace Green Common Stock (defined below) by (ii) the fair market value. The “fair market value” is the volume-weighted average price of the Athena Class A Common Stock as reported during the ten trading day period ending on the trading day prior to the date that notice of exercise is received by the warrant agent from the holder of such warrants. If New Ace Green takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of New Ace Green Common Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Public Warrant redemption.

Redemption Procedures

A holder of a Public Warrant may notify New Ace Green in writing in the event that it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% of New Ace Green Common Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding shares of New Ace Green Common Stock is increased by a capitalization or share dividend payable in New Ace Green Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of New Ace Green Common Stock issuable on exercise of each whole Public Warrant will be increased in proportion to such increase in the outstanding common stock.

In addition, if New Ace Green, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of shares of New Ace Green Common Stock on account of such shares (or other securities into which the Public Warrants are convertible), other than (i) as described above or (ii) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and the fair market value of any securities or other assets paid on each share of New Ace Green Common Stock in respect of such event.

If the number of outstanding shares of New Ace Green Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of New Ace Green Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of New Ace Green Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of New Ace Green Common Stock.

Whenever the number of shares of New Ace Green Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the Public Warrant exercise price will be adjusted by multiplying the Public Warrant exercise price immediately prior to such adjustment by a fraction (i) the numerator of which will be the number of shares of New Ace Green Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (ii) the denominator of which will be the number of shares of New Ace Green Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of New Ace Green Common Stock (other than those described above or that solely affects the par value of such shares of New Ace Green Common Stock), or in the case of any merger or consolidation of New Ace Green with or into another corporation (other than a consolidation or merger in which New Ace Green is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of New Ace Green Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of New Ace Green as an entirety or substantially as an entirety in connection with which New Ace Green is dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of New Ace Green Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event.

Other Terms

The Public Warrants are issued in registered form under the Public Warrant Agreement. The warrant agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

In addition, if (i) Athena issues additional shares of Common Stock or equity-linked securities for capital raising purposes in connection with the Closing at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Athena Board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (ii) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the Closing Date (net of redemptions), and (iii) the volume weighted average trading price of Common Stock during the 20 trading day period starting on the trading day prior to the Closing Date (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described above under “Redemption of Public Warrants” when the price per share of New Ace Green Common Stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to New Ace Green, for the number of Public Warrants being exercised. The Public Warrant holders do not have the rights or privileges of holders of New Ace Green Common Stock and any voting rights until they exercise their Public Warrants and receive New Ace Green Common Stock. After the issuance of New Ace Green Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, New Ace Green will, upon exercise, round up to the nearest whole number of shares of New Ace Green Common Stock to be issued to the warrant holder.

Transfer Agent and Warrant Agent

The transfer agent for New Ace Green Common Stock and warrant agent for the Public Warrants of New Ace Green will be Continental Stock Transfer & Trust Company, LLC.

Listing

In connection with the Business Combination, Athena intends to apply to list the shares of New Ace Green Common Stock and the Public Warrants of New Ace Green on Nasdaq under the symbols “            ” and “            ”, respectively.

SHARES ELIGIBLE FOR FUTURE SALE

Business Combination Shares

Athena will issue up to 24,752,475 shares of Athena Class A Common Stock to Ace Green stockholders in connection with the Business Combination plus up to 25,500,000 Earnout Shares (as adjusted). All of the shares of Athena Class A Common Stock issued in connection with the Business Combination will be freely transferable by persons other than by Athena’s “affiliates” without restriction or further registration under the Securities Act, subject to any lock-up restrictions. Sales of substantial amounts of the Athena Class A Common Stock (which, in connection with the Business Combination, will be converted into New Ace Green Common Stock) in the public market could adversely affect prevailing market prices of New Ace Green Common Stock.

Lock-up Provisions

We expect that holders of approximately             shares of New Ace Green Common Stock issued or issuable as part of the Aggregate Merger Consideration pursuant to the Business Combination will be subject to a lock-up until the date that is 180 days following the Closing.

Registration Rights

The Merger Agreement provides that, at the Closing, certain Ace Green stockholders, the Sponsor and Athena will enter into the New Registration Rights Agreement, pursuant to which Athena will agree to register for resale certain shares of New Ace Green Common Stock and other equity securities of New Ace Green that are held by such stockholders and the Sponsor. Additional details regarding the New Registration Rights Agreement can be found under the section entitled “Certain Agreements Related to the Business Combination — New Registration Rights Agreement.”

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of Athena Class A Common Stock (which, in connection with the Business Combination, will be converted into New Ace Green Common Stock) or restricted Athena Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of New Ace Green’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) New Ace Green has been subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of Athena Class A Common Stock (which, in connection with the Business Combination, will be converted into New Ace Green Common Stock) or restricted Athena Warrants for at least six months but who are New Ace Green’s affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•        1% of the total shares of New Ace Green Common Stock then outstanding; or

•        the average weekly reported trading volume of New Ace Green Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New Ace Green under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about New Ace Green.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus, there are            Public Shares outstanding. All of these shares are freely tradable without restriction or further registration under the Securities Act, except for any shares held by one of our affiliates within the meaning of Rule 144 under the Securities Act.

As of the date of this proxy statement/prospectus, there are a total of            Athena Warrants outstanding, consisting of            Public Warrants and            Private Placement Warrants. Each warrant is exercisable for one share of Athena Class A Common Stock (or one share of New Ace Green Common Stock post-Business Combination), in accordance with the terms of the Athena Warrant Agreement. The Public Warrants are freely tradable, except for any warrants held by one of our affiliates within the meaning of Rule 144 under the Securities Act. The Private Placement Warrants will be forfeited at Closing.

In addition, New Ace Green will be obligated to file no later than 20 business days after the Closing a registration statement under the Securities Act covering the shares of New Ace Green Common Stock that may be issued upon the exercise of the Athena Warrants post-Business Combination and use best efforts to cause such registration statement to become effective and maintain the effectiveness of such registration statement until the expiration of the Public Warrants.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of Ace Green’s employees, consultants or advisors who purchases equity shares from Ace Green in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, any Rule 701 shares held by Ace Green stockholders that enter into a lock-up agreement would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

COMPARISON OF CORPORATE GOVERNANCE AND STOCKHOLDERS’ RIGHTS

Set forth below is a summary comparison of important similarities and differences in the corporate governance and stockholders’ rights associated with Athena and Ace Green before the consummation of the Business Combination and New Ace Green after the Business Combination pursuant to the Proposed Charter and Anticipated Bylaws, which are attached to this proxy statement/prospectus as Annex B and Annex I, respectively. The summary set forth below is not intended to be complete or to provide a comprehensive discussion of the related governing documents and is qualified in its entirety by reference to the full text of those documents, as well as the relevant provisions of applicable law. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist.

	Athena	New Ace Green	Ace Green
Corporate Name	The name of the corporation is Athena Technology Acquisition Corp. II	The name of the corporation is Ace Green Recycling, Inc.	The name of the corporation is Ace Green Recycling, Inc.
Authorized Share Capital

The Existing Charter provides that the total number of authorized shares of all classes of capital stock is 111,000,000 shares, each with a par value of $0.0001, consisting of (i) 110,000,000 shares of Athena Common Stock, including (a) 100,000,000 shares of Athena Class A Common Stock and (b) 10,000,000 shares of Athena Class B Common Stock, and (ii) 1,000,000 shares of preferred stock.

The Proposed Charter will authorize the issuance of up to (i) 110,000,000 shares of a single class of New Ace Green Common Stock, par value $0.0001 per share, and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share.

The Ace Green Charter provides that the total number of shares of stock that Ace Green is authorized to issue is 2,000,000 shares of Ace Green Common Stock.
Class A Common Stock	The Existing Charter authorizes 100,000,000 shares of Athena Class A Common Stock.

Upon the Proposed Charter becoming effective, each issued and outstanding share of Athena Class A Common Stock and Athena Class B Common Stock, if any, shall automatically be reclassified, redesignated and changed into one validly issued, fully paid and non-assessable share of New Ace Green Common Stock.

None.

Under the Existing Charter, holders of Athena Class A Common Stock have no conversion, preemptive or other subscription rights and there are no sinking fund provisions, except that Public Stockholders have the right to have their shares of Athena Class A Common Stock redeemed in connection with an initial business combination.

Holders of New Ace Green Common Stock will have no conversion, preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to New Ace Green Common Stock.

Holders of Ace Green Common Stock have no conversion, preemptive or other subscription rights and there is no sinking fund or redemption provisions applicable to Ace Green Common Stock.

	Athena	New Ace Green	Ace Green
Class B Common Stock

The Existing Charter authorizes 10,000,000 shares of Athena Class B Common Stock. Under the Existing Charter, shares of Athena Class B Common Stock automatically convert into shares of Athena Class A Common Stock on a one-for-one basis at the time of the closing of the initial business combination, subject to adjustment as described therein, unless previously converted.

		None.	None.
Exclusive Forum Provisions

The Existing Charter provides that, unless Athena consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on Athena’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Athena to Athena or its stockholders, (iii) any action asserting a claim against Athena, its directors, officers or employees arising pursuant to any provision of the DGCL or the Existing Charter or the Existing Bylaws, or (iv) any action asserting a claim against Athena, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, except any action (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within 10 days following such determination), (B) that is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction.

The Proposed Charter provides that, unless New Ace Green consents in writing to the selection of an alternative forum, (a) the Court of Chancery (or, if the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of New Ace Green, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of New Ace Green to New Ace Green or to its stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or New Ace Green’s bylaws or the Proposed Charter (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against New Ace Green governed by the internal affairs doctrine; and (b) subject to the preceding provisions, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint.

None.

	Athena	New Ace Green	Ace Green

Notwithstanding the foregoing, (i) such provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, and (ii) unless Athena consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder.

Voting Power

Except as otherwise required by law, the Existing Charter or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of the Athena Common Stock possess all voting power for the election of our directors and any other matter properly submitted to a vote of the stockholders. Holders of Athena Common Stock are entitled to one vote per share on each matter properly submitted to the stockholders of Athena on which the holders of Common Stock are entitled to vote.

Except as otherwise required by law, the Proposed Charter or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of New Ace Green Common Stock will possess all voting power for the election of New Ace Green directors and all other matters requiring stockholder action. Holders of New Ace Green Common Stock will be entitled to one vote per share on matters to be voted on by stockholders.

Except as otherwise required by law or the Ace Green Charter, the holders of Ace Green Common Stock possess all voting power for the election of Ace Green directors and all other matters requiring stockholder action. Holders of Ace Green Common Stock are entitled to one vote per share on matters to be voted on by stockholders.

Board of Directors

Currently, the Athena Board is divided into two classes, each of which will generally serve for a term of two years with only one class of directors being elected at each annual meeting, except that the term of the initial Class I directors expired at the first annual meeting of the stockholders following the effectiveness of the Existing Charter and the term of the initial Class II directors expired at the second annual meeting of the stockholders following the effectiveness of the Existing Charter.

Under the Proposed Charter, the New Ace Green Board will be divided into three classes, each of which will generally serve for a term of three years, with only one class of directors being elected at each annual meeting, except that the term of the initial Class I directors will expire at the first annual meeting of stockholders following the effectiveness of the Proposed Charter and the term of the initial Class II directors will expire at the second annual meeting of stockholders following the effectiveness of the Proposed Charter.

Under Ace Green’s bylaws, the number of directors is determined by resolution of the Ace Green Board. Currently, the Ace Green Board consists of three directors, each of which serves for one-year terms.

	Athena	New Ace Green	Ace Green
Removal of Directors

Under the Existing Charter, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all the then-outstanding shares of capital stock of Athena entitled to vote in the election of directors, voting together as a single class.

Under the Proposed Charter, except for such additional directors, if any, as are elected by the holders of any series of preferred stock, any individual director or the entire board of directors may be removed from office, but only for cause, by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of the capital stock of New Ace Green entitled to vote thereon.

Ace Green’s bylaws provide that directors may be removed from office, with our without cause, by a vote of the holders of a majority of the shares of Ace Green Common Stock issued and outstanding and entitled to vote.

Voting Threshold for Charter Amendment

Under the Existing Charter, all matters subject to a stockholder vote, except for amendments to Article IX (Business Combination Requirements; Existence), require the affirmative vote of the holders of a majority of the outstanding Common Stock entitled to vote thereon. Amendment of Article IX of the Existing Charter requires the affirmative vote of the holders of at least 65% of all then outstanding shares of Athena Common Stock.

The Proposed Charter does not amend the voting threshold for charter amendments under the DGCL. As such, amendments to the Proposed Charter will generally require the affirmative vote of the holders of at least a majority of the outstanding stock of each class entitled to vote thereon.

The Ace Green Charter does not amend the voting threshold for charter amendments under the DGCL. As such, amendments to the Ace Green Charter generally require the affirmative vote of the holders of at least a majority of the outstanding stock of each class entitled to vote thereon.

Liquidation, Dissolution and Winding Up

Subject to applicable law and the rights, if any, of holders of outstanding preferred stock and Article IX of the Existing Charter, in the event of Athena’s voluntary or involuntary liquidation, dissolution or winding-up, after payment or provision for payment of the debts and other liabilities of Athena, the holders of shares of Athena Common Stock shall be entitled to receive all the remaining assets of Athena available for distribution to its stockholders, ratably in proportion to the number of shares of Athena Class A Common Stock (on an as converted basis with respect to the Athena Class B Common Stock) held by them.

Subject to the rights and preferences of any holders of any shares of any outstanding series of preferred stock, in the event of any liquidation, dissolution or winding up of New Ace Green, whether voluntary or involuntary, the funds and assets of New Ace Green that may be legally distributed to New Ace Green’s stockholders will be distributed among the holders of the then outstanding New Ace Green Common Stock pro rata in accordance with the number of shares of New Ace Green Common Stock held by each such holder.

In the event of any liquidation, dissolution or winding up of Ace Green, whether voluntary or involuntary, the funds and assets of Ace Green that may be legally distributed to Ace Green’s stockholders will be distributed among the holders of the then outstanding Ace Green Common Stock pro rata in accordance with the number of shares of Ace Green Common Stock held by each such holder.

Duration of Existence

The Existing Charter provides that if Athena does not consummate an initial business combination by June 14, 2026, it will be required to (i) redeem 100% of the Initial Public Offering shares, and (ii) dissolve and liquidate.

		The Proposed Charter deletes the liquidation provision in the Existing Charter and retains the default of perpetual existence under the DGCL.	The Ace Green Charter does not limit its existence and therefore Ace Green has the default of perpetual existence under the DGCL.

	Athena	New Ace Green	Ace Green
Provisions Specific to a Blank Check Company	Under the Existing Charter, Article IX sets forth various provisions related to our operations as a blank check company prior to the consummation of an initial business combination.

The Proposed Charter deletes the provisions previously included as Article IX in the Existing Charter in their entirety because, upon consummation of the Business Combination, Athena will cease to be a blank check company. In addition, the provisions requiring that the proceeds from the IPO be held in the Trust Account until an initial business combination or the liquidation of Athena and the terms governing Athena’s consummation of an initial business combination will be deleted because they will no longer be applicable following the consummation of the Business Combination.

Not applicable.
Amendment of Voting Threshold for Bylaws Amendment

Under the Existing Charter and Existing Bylaws, any amendment to the Existing Bylaws requires the affirmative vote of either (i) a majority of the Athena Board or (ii) holders of at least a majority of the shares entitled to vote; provided that amendments or repeals of Article VIII of the Bylaws, governing indemnification, requires the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of Athena’s capital stock.

The Proposed Charter provides that the New Ace Green Board is expressly authorized to adopt, amend or repeal New Ace Green’s bylaws but does not address bylaw amendments adopted by stockholders. The Anticipated Bylaws, however, provide that stockholders may adopt, amend or repeal New Ace Green’s bylaws by the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of New Ace Green entitled to vote generally in the election of directors, voting together as a single class.

Under Ace Green’s bylaws, except as otherwise required by law, Ace Green’s bylaws can be amended by either Ace Green’s stockholders (by a majority of the shares voted thereon) or the Ace Green Board, provided that the Ace Green Board cannot adopt an amendment to the bylaws that conflicts with any amendment adopted by the stockholders.

Requirements for Special Meetings

Under the Existing Charter, special meetings of stockholders may be called by the Chairman of the Athena Board, by the Chief Executive Officer, or by the Board pursuant to a resolution adopted by a majority of the Board.

Under the Proposed Charter, special meetings of the stockholders may be called only by the New Ace Green Board, the Chairman of the Board of Directors, or the Chief Executive Officer.

Under Ace Green’s bylaws, special meetings of the stockholders may be called by Ace Green’s Chief Executive Officer or President, and will be called by its Secretary upon receipt of a written request signed by a majority of the Ace Green Board.

	Athena	New Ace Green	Ace Green
Action without a Meeting

Under the Existing Charter and Existing Bylaws, except as may be otherwise provided for or fixed pursuant to the Existing Charter (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than certain actions with respect to the Athena Class B Common Stock with that may be taken by written consent.

The Proposed Charter provides that, except as otherwise provided for or fixed pursuant to the provisions of Article IV thereof (including any Preferred Stock Designation), no action that is required or permitted to be taken by the New Ace Green stockholders at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.

Ace Green’s bylaws provide that, unless otherwise provided by law or the Ace Green Charter, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent or consents thereto, setting forth such action, is signed by the holders of outstanding shares having not less than the minimum number of votes necessary to authorize or take such action at a meeting.

Requirements for Special Meetings

Under the Existing Charter, special meetings may be called by the Chairman of the Athena Board, by the Chief Executive Officer, or by the Board pursuant to a resolution adopted by a majority of the Board.

Under the Proposed Charter, special meetings of the stockholders may be called only by the New Ace Green Board, the Chairman of the Board of Directors, or the Chief Executive Officer.

Under Ace Green’s bylaws, special meetings of the stockholders may be called by Ace Green’s Chief Executive Officer or President, and will be called by its Secretary upon receipt of a written request signed by a majority of the Ace Green Board.

Quorum — Stock-holder Meetings

Under the Existing Bylaws, in general, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of Athena’s outstanding capital stock representing a majority of the voting power of all outstanding shares of Athena capital stock entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting.

The Anticipated Bylaws provide that, except as otherwise provided by applicable law, the Proposed Charter or such bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of New Ace Green representing a majority of the voting power of all outstanding shares of capital stock of New Ace Green entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting.

Ace Green’s bylaws provide that, except as otherwise required by law, the Ace Green Charter, or such bylaws, that holders of 75% of the shares of Ace Green Common Stock issued and outstanding and entitled to vote, present in person, by proxy or by remote communication, will constitute a quorum at all meetings of stockholders for the transaction of business thereat.

Quorum — Board Meetings	The Existing Bylaws provide that a majority of the Athena Board shall constitute a quorum for the transaction of business at any meeting of the Athena Board.	The Anticipated Bylaws provide that a majority of the New Ace Green Board shall constitute a quorum for the transaction of business at any meeting of the New Ace Green Board.	Ace Green’s bylaws provide that, at all meetings of the Ace Green Board, the unanimous attendance of the members of the Ace Green Board will constitute a quorum for the transaction of business.

TICKER SYMBOL, MARKET PRICE AND DIVIDEND POLICY

Ticker Symbol and Market Price

Athena Class A Common Stock, Athena Units and the Public Warrants are currently traded on OTC Pink under the symbols “ATEK,” “ATEK.U” and “ATEK WS,” respectively. From July 21, 2023 to December 30, 2024, Athena Class A Common Stock, Athena Units and the Public Warrants were traded on the NYSE American under the symbols “ATEK,” “ATEK.U” and “ATEK WS,” respectively. On December 19, 2024, NYSE American filed a Form 25 to delist Athena’s securities and to remove such securities from registration under Section 12(b) of the Securities Exchange Act of 1934. The closing price of the Athena Class A Common Stock, Athena Units and the Public Warrants on December 4, 2024, the last trading day before announcement of the execution of the Merger Agreement, was $11.92, $11.50, and $0.03, respectively. As of            , 2026, the Record Date for the special meeting, the closing price for the Athena Class A Common Stock, Athena Units and the Public Warrants was $            , $            , and $            , respectively.

There is no public market for Ace Green Common Stock.

Dividend Policy

Athena has not paid any cash dividends on the shares of Athena Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon New Ace Green’s revenues and earnings, if any, capital requirements and general financial condition subsequent to the completion of the Business Combination. The payment of any dividends subsequent to Business Combination will be within the discretion of the New Ace Green Board. Athena and Ace Green anticipate that the New Ace Green Board will retain all earnings, if any, for use in its business operations and, accordingly, that the New Ace Green Board will not declare any dividends in the foreseeable future. Further, if New Ace Green incurs any indebtedness, its ability to declare dividends may be limited by restrictive covenants it may agree to in connection therewith.

Recent Sales of Unregistered Securities of Ace Green

During the past three years, Ace Green has sold or issued the following securities:

Between February 2022 and July 2023, Ace Green issued convertible notes totaling $3.7 million. These notes are convertible into shares of Ace Green Common Stock or securities convertible into or exchangeable for Ace Green Common Stock upon certain sales by Ace Green of Ace Green Common Stock or securities convertible into or exchangeable for Ace Green Common Stock or a “Change of Control” of Ace Green, as defined therein. The Merger will not constitute a Change of Control under the terms of these notes.

Between February 2022 and April 2024, Ace Green issued Simple Agreements for Future Equity (“SAFEs”) in an aggregate amount of $3.9 million. The principal amount of these SAFEs convert into shares of Ace Green Common Stock or securities convertible into or exchangeable for Ace Green Common Stock upon certain sales by Ace Green of Ace Green Common Stock or securities convertible into or exchangeable for Ace Green Common Stock. Further, if Ace Green engages in certain transactions, which includes the sale of all or substantially all of its assets, certain mergers or consolidations, or the acquisition of more than 50% of Ace Green’s outstanding voting securities by a “person” or “group” within the meaning of Sections 13(d) and 14(d) of the Exchange Act (each a “Corporate Transaction”), the holder thereof can elect either to have Ace Green pay the holder an amount in cash equal to twice the investment amount or have the investment amount converted into shares of Ace Green Common Stock. The Merger will not constitute a Corporate Transaction under the terms of these SAFEs.

Between July 2023 and April 2024, Ace Green issued SAFEs in an aggregate amount of $3.7 million. These SAFEs include a yield of 12% of the investment amount, compounded on an annual basis. The principal amount of these SAFEs plus the applicable yield due (the “adjusted investment amount”) convert into shares of Ace Green Common Stock or securities convertible into or exchangeable for Ace Green Common Stock upon certain sales by Ace Green of Ace Green Common Stock or securities convertible into or exchangeable for Ace Green Common Stock. Further, if Ace Green engages in a Corporate Transaction, the holder thereof can elect either to have Ace Green pay the holder an amount in cash equal to twice the adjusted investment amount or have the adjusted investment amount converted into shares of Ace Green Common Stock. The Merger will not constitute a Corporate Transaction under the terms of these SAFEs.

Between November 2024 and March 2025, Ace Green issued SAFEs in an aggregate amount of $2.1 million. The principal amount of these SAFEs convert into shares of Ace Green Common Stock upon a Corporate Transaction or upon a transaction in which Ace Green merges with a special purpose acquisition vehicle that results in Ace Green becoming a publicly-traded entity. As a result, the principal amount of these SAFEs will convert into shares of Ace Green Common Stock immediately prior to the Effective Time.

Between September 2025 and January 2026, Ace Green issued 3,218 shares of Ace Green Common Stock to three purchasers for an aggregate amount of $600 thousand.

In addition, since inception Ace Green has issued to its employees options to purchase 139,704 shares of Ace Green Common Stock and 1,104 shares of Ace Green Common Stock under the Ace Green Incentive Plan.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D or Regulation S promulgated thereunder) or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on any share certificates issued in these transactions. All recipients had adequate access, through their relationships with Ace Green, to information about Ace Green. The sales of these securities were made without any general solicitation or advertising.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding (i) the actual beneficial ownership of Athena Common Stock as of December 10, 2025, which is prior to the consummation of the Business Combination (pre-Business Combination), and (ii) the expected beneficial ownership of New Ace Green Common Stock immediately following the Closing (post-Business Combination), by:

•        each person who is the beneficial owner of more than 5% of issued and outstanding shares of Athena Common Stock;

•        each of Athena’s current executive officers and directors; and

•        all executive officers and directors of Athena as a group pre-Business Combination.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Athena or its securities, the Sponsor, Athena’s directors and officers and/or their affiliates may enter into a written plan to purchase Athena’s securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of shares of Athena Common Stock pre-Business Combination is based on 9,859,887 outstanding shares of Athena Class A Common Stock. The ownership percentages listed below do not include any shares of Athena Class A Common Stock that may be purchased after December 10, 2025.

The expected beneficial ownership percentages set forth in the table below post-Business Combination do not give effect to any vesting provisions applicable to any shares of Athena Common Stock and assume:

(i)     no exercise of Public Warrants that will remain outstanding post-Business Combination, which will become exercisable at the holder’s option 30 days after Closing at an exercise price of $11.50 per share, provided that Athena has an effective registration statement under the Securities Act covering the shares of New Ace Green Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available, which are not expected to occur within 60 days of the date of this proxy statement/prospectus.

(ii)    the forfeiture of all 476,875 Private Placement Warrants.

The expected beneficial ownership of shares of New Ace Green Common Stock immediately following the Business Combination is based on three scenarios:

•        a “no further redemptions” scenario where (i) no Public Stockholders exercise their redemption rights and (ii) there are 28,277,362 shares of New Ace Green Common Stock outstanding;

•        a “50% redemptions” scenario where 12,444 Public Shares are redeemed for an aggregate redemption payment of approximately $0.15 million; and

•        a “maximum redemptions” scenario where 24,887 Public Shares are redeemed for an aggregate redemption payment of approximately $0.30 million.

Name and Address of Beneficial Owner(1)	Before the Business Combination		Assuming No Further Redemption		Assuming 50% Redemption		Assuming Maximum Redemption of Athena’s Public Shares
	Number of Shares of Athena Capital Stock Beneficially Owned	Percentage of Outstanding Athena Capital Stock	Number of Shares of New Ace Green Capital Stock Beneficially Owned	Percentage of Outstanding New Ace Green Capital Stock	Number of Shares of New Ace Green Capital Stock Beneficially Owned	Percentage of Outstanding New Ace Green Capital Stock	Number of Shares of New Ace Green Capital Stock Beneficially Owned	Percentage of Outstanding New Ace Green Capital Stock
Directors and Executive Officers(1)
Isabelle Freidheim(2)	9,835,000	99.7%	2,300,000	8.1%	2,300,000	8.1%	2,300,000	8.1%
Jennifer Calabrese	—	—	—	—	—	—	—	—
Kirthiga Reddy	—	—	—	—	—	—	—	—
Judith Rodin	—	—	—	—	—	—	—	—
Sharon Brown-Hruska	—	—	—	—	—	—	—	—
Trier Bryant	—	—	—	—	—	—	—	—
Carolyn Trabuco	—	—	—	—	—	—	—	—
All executive officers and directors as a group (seven individuals)	9,835,000	99.7%	2,300,000	8.1%	2,300,000	8.1%	2,300,000	8.1%
Athena Technology Sponsor II, LLC	9,835,000	99.7%	2,300,000	99.7%	2,300,000	8.1%	2,300,000	8.1%

____________

*        Less than one percent

(1)      Unless otherwise noted, the business address of each of the following individuals is c/o Athena Technology Acquisition Corp. II, 442 5th Avenue New York, New York 10018.

(2)      Shares are held directly by Athena Technology Sponsor II, LLC (9,835,000 shares of Athena Class A Common Stock), which is managed by Isabelle Freidheim. Ms. Freidheim disclaims beneficial ownership of these securities, except to the extent of her pecuniary interest therein. All of Athena’s officers and directors are members of the Sponsor, but none has any voting or investment power over the shares held by the Sponsor. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

The following table sets forth information regarding the beneficial ownership of shares of Ace Green Common Stock as of February 28, 2026, by:

•        each person who is known to be the beneficial owner of more than 5% of the outstanding shares of Ace Green Common Stock and preferred stock as of such date;

•        each of Ace Green’s current executive officers and directors; and

•        all executive officers and directors of Ace Green as a group pre-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable, exercisable within 60 days, or exercisable as a result of the Business Combination.

The beneficial ownership of shares of Ace Green Common Stock is based on 909,366 shares of Ace Green Common Stock issued and outstanding as of February 28, 2026.

The expected beneficial ownership of shares of New Ace Green Common Stock immediately following the Business Combination is based on three scenarios:

•        a “no further redemptions” scenario where (i) no Public Stockholders exercise their redemption rights and (ii) there are 28,277,362 shares of New Ace Green Common Stock outstanding;

•        a “50% redemptions” scenario where (i) 12,444 Public Shares are redeemed for an aggregate redemption payment of approximately $0.15 million and (ii) there are 28,264,919 shares of New Ace Green Common Stock outstanding; and

•        a “maximum redemptions” scenario where (i) 24,887 Public Shares are redeemed for an aggregate redemption payment of approximately $0.30 million and (ii) there are 28,252,475 shares of New Ace Green Common Stock outstanding.

Unless otherwise indicated, Athena believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Before the Business Combination		Assuming No Further Redemptions		Assuming 50% Redemptions		Assuming Maximum Redemptions of Athena’s Public Shares
Name and Address of Beneficial Owner(1)	Number of Shares of Ace Green Capital Stock Beneficially Owned	Percentage of Outstanding Ace Green Capital Stock	Number of Shares of New Ace Green Capital Stock Beneficially Owned	Percentage of Outstanding New Ace Green Capital Stock	Number of Shares of New Ace Green Capital Stock Beneficially Owned	Percentage of Outstanding New Ace Green Capital Stock	Number of Shares of New Ace Green Capital Stock Beneficially Owned	Percentage of Outstanding New Ace Green Capital Stock
5% or Greater Holders of Ace Green
Sanjeev Tyagi(2)	47,159	5.2

Directors and Executive Officers of Ace Green
Nishchay Chadha	391,929	43.1
Vipin Tyagi	379,894	41.2
Teodoro Alban	596	*
Ace Green directors and executive officers as a group (four individuals)	772,419	84.9

____________

*        Less than one percent

(1)      Unless otherwise noted, the business address of each of those listed in the table above pre-Business Combination is c/o Ace Green Recycling, Inc., 1001 West Loop South, Suite #635, Houston, Texas 77027.

(2)      The business address of Mr. Tyagi is Flat No. 1733 Sheron Tower, Gaur Saundaryam, Tech Zone-4, Greater Noida, Uttar Pradesh, India 201318.

ADDITIONAL INFORMATION

Submission of Stockholder Proposals

The Athena Board is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

Future Stockholder Proposals

If Athena holds a 2026 annual meeting of stockholders, stockholder proposals, including director nominations, for the 2026 annual meeting must be received at our principal executive offices by not earlier than the close of business on the 120th day before the 2026 annual meeting and not later than the later of (i) the close of business on the 90th day before the 2026 annual meeting or (ii) the close of business on the 10th day following the first day on which we publicly announce the date of the 2026 annual meeting, and must otherwise comply with applicable SEC rules and the advance notice provisions of the Existing Bylaws, to be considered for inclusion in our proxy materials relating to our 2026 annual meeting.

You may contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Stockholder Communications

Prior to the Business Combination, stockholders and interested parties may communicate with the Athena Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Isabelle Freidheim. Following the Business Combination, such communications should be sent to            . Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

Householding Information

Unless Athena has received contrary instructions, it may send a single copy of this proxy statement/prospectus to any household at which two or more stockholders reside if Athena believes the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce expenses. A number of brokers with account holders who are Athena stockholders will be “householding” this proxy statement/prospectus. Athena stockholders who participate in “householding” will continue to receive separate proxy cards. If Athena stockholders prefer to receive multiple sets of disclosure documents at the same address this year or in future years, such stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of disclosure documents, the stockholders should follow these instructions:

•        if the shares are registered in the name of the shareholder, the stockholder should contact Athena at its offices at 442 5th Avenue, New York, NY 10018 or its telephone number at (970) 925-1572 to inform Athena of his, her or its request; or

•        if a bank, broker, or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

Legal Matters

The validity of the shares of Athena Class A Common Stock to be issued in connection with the Business Combination will be passed upon by Latham & Watkins LLP. Latham & Watkins LLP and Rimon will pass upon certain tax matters related to this proxy statement/prospectus.

Experts

The consolidated financial statements of Ace Green Recycling, Inc. as of March 31, 2025 and for the year then ended included in this proxy statement/prospectus have been audited by CBIZ CPAs P.C., an independent registered accounting firm, as stated in their report thereon and included in this proxy statement/prospectus in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Ace Green Recycling, Inc. as of March 31, 2024, and for the year then ended included in this proxy statement/prospectus have been audited by Marcum LLP, an independent registered accounting firm, as stated in their report thereon (which contains an explanatory paragraph relating to Ace Green Recycling, Inc.’s restatement of its financial statements as described in Note 26 to the financial statements) and included in this proxy statement/prospectus in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Athena Technology Acquisition Corp. II as of December 31, 2025 and 2024 and for the years then ended appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as stated in their report thereon (which includes an explanatory paragraph relating to Athena Technology Acquisition Corp. II’s ability to continue as a going concern) and included in this proxy statement/prospectus, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

Transfer Agent; Warrant Agent and Registrar

The registrar and transfer agent for the shares of Athena Common Stock and the warrant agent for Athena Warrants is Continental Stock Transfer & Trust Company, LLC. Athena has agreed to indemnify Continental Stock Transfer & Trust Company, LLC in its roles as transfer agent and warrant agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, fraud or willful misconduct of the indemnified person or entity.

WHERE YOU CAN FIND MORE INFORMATION

Athena files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You can read Athena’s SEC filings, including this proxy statement/prospectus, over the internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact us by telephone or in writing:

Athena Technology Acquisition Corp. II
442 5th Avenue
New York, New York 10018
Attn: Isabelle Freidheim
Telephone: (970) 925-1572

If you are a stockholder of Athena and would like to request documents, please do so by            , 2026 (five business days prior to the special meeting) to receive them before the Athena special meeting. If you request any documents from us, we will mail them to you without charge by first class mail, or another equally prompt means.

Neither Athena nor Ace Green has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

ATHENA TECHNOLOGY ACQUISITION CORP. II

ACE Green Recycling Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of
Athena Technology Acquisition Corp. II:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Athena Technology Acquisition Corp. II (the “Company”) as of December 31, 2025 and 2024, the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by June 14, 2026 (if extended by the full amount of time), then the Company will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2021.

New York, New York

March 10, 2026

PCAOB ID Number 100

ATHENA TECHNOLOGY ACQUISITION CORP. II
CONSOLIDATED BALANCE SHEETS

	December 31, 2025	December 31, 2024
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$348,472	$142,260
Prepaid expenses and other assets	81,665	41,585
Prepaid income taxes	610,976	601,348
Due from Sponsor	15,510	15,510
Total current assets	1,056,623	800,703
Investments held in Trust Account	297,614	3,666,439
TOTAL ASSETS	$1,354,237	$4,467,142

LIABILITIES, CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued expenses	$5,894,706	$4,805,980
Note payable – related party, net of discount	1,800,000	1,155,205
Convertible note – related party	422,182	422,182
Due to related party	211,029	201,029
Return of capital subscription shares liability	147,600	—
Due to redeeming stockholders	586,001	—
Excise tax payable	—	3,501,166
Total current liabilities	9,061,518	10,085,562
Deferred underwriting fee payable	8,956,250	8,956,250
TOTAL LIABILITIES	18,017,768	19,041,812

COMMITMENTS AND CONTINGENCIES

CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION
Class A Common stock subject to possible redemption, $0.0001 par value, 24,887 and 310,156 shares at redemption value of $14.41 and $13.82 per share at December 31, 2025 and 2024, respectively	358,631	4,285,713
STOCKHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding at December 31, 2025 and 2024	—	—
Class A common stock; $0.0001 par value; 100,000,000 shares authorized; 9,835,000 shares issued and outstanding (excluding 24,887 and 310,156 shares subject to possible redemption) at December 31, 2025 and 2024, respectively	983	983
Class B common stock; $0.0001 par value; 10,000,000 shares authorized; none issued or outstanding at December 31, 2025 and 2024	—	—
Additional paid-in capital	378,820	—
Accumulated deficit	(17,401,965)	(18,861,366)
TOTAL STOCKHOLDERS’ DEFICIT	(17,022,162)	(18,860,383)
LIABILITIES, CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT	$1,354,237	$4,467,142

The accompanying notes are an integral part of these consolidated financial statements.

ATHENA TECHNOLOGY ACQUISITION CORP. II
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2025	For the Year Ended December 31, 2024
OPERATING EXPENSES
General and administrative expenses	$1,876,932	$3,402,952
Franchise tax	5,243	18,596
Total operating expenses	1,882,175	3,421,548

OTHER INCOME (EXPENSE)
Interest income on investments held in Trust Account	110,291	850,641
Finance costs – amortization of debt issuance	(235,630)	(78,039)
Subscription expense	(164,000)	—
Gain on return of capital liability change	16,400	—
Reversal of interest and penalties on excise tax liability	888,340	—
Total other income, net	615,401	772,602

LOSS BEFORE PROVISION FOR INCOME TAXES	(1,266,774)	(2,648,946)
Provision for income taxes	(4,453)	—
NET LOSS	$(1,271,227)	$(2,648,946)

Weighted average shares outstanding of Class A common stock	10,057,621	11,243,598
Basic and diluted net loss per share, Class A	$(0.13)	$(0.24)

The accompanying notes are an integral part of these consolidated financial statements.

ATHENA TECHNOLOGY ACQUISITION CORP. II
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance, December 31, 2023	9,835,000	$983	—	$—	$239,759	$(15,272,029)	$(15,031,287)
Class A common stock to be transferred to fund promissory note	—	—	—	—	162,894	—	162,894
Excise tax payable attributable to redemption of Class A common stock	—	—	—	—	—	(216,777)	(216,777)
Remeasurement of common stock subject to redemption	—	—	—	—	(402,653)	(723,614)	(1,126,267)
Net loss	—	—	—	—	—	(2,648,946)	(2,648,946)
Balance, December 31, 2024	9,835,000	983	—	—	—	(18,861,366)	(18,860,383)
Remeasurement of common stock subject to redemption	—	—	—	—	(112,015)	117,802	5,787
Class A common stock to be transferred to fund promissory note	—	—	—	—	90,835	—	90,835
Class A common stock to be transferred in connection with Polar subscription agreement	—	—	—	—	400,000	—	400,000
Reversal of excise tax payable attributable to redemption of common stock	—	—	—	—	—	2,612,826	2,612,826
Net loss	—	—	—	—	—	(1,271,227)	(1,271,227)
Balance, December 31, 2025	9,835,000	$983	—	$—	$378,820	$(17,401,965)	$(17,022,162)

The accompanying notes are an integral part of these consolidated financial statements.

ATHENA TECHNOLOGY ACQUISITION CORP. II
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2025	For the Year Ended December 31, 2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,271,227)	$(2,648,946)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest income on investments held in Trust Account	(110,291)	(850,641)
Expenses paid by related party	—	175,323
Finance costs – amortization of debt issuance	235,630	78,039
Subscription expense on event of default subscription share liability change	164,000	—
Gain on return of capital liability change	(16,400)	—
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(40,080)	(41,585)
Prepaid income taxes	(9,628)	(601,348)
Due to related party	10,000	—
Due from Sponsor	—	(15,510)
Accounts payable and accrued expenses	1,088,726	1,687,600
Franchise tax payable	—	(75,086)
Income tax payable	—	(1,540,792)
Excise tax payable	(888,340)	888,340
Net cash flows used in operating activities	(837,610)	(2,944,606)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash deposited to Trust Account	(51,615)	(358,003)
Cash withdrawn from Trust Account in connection with redemption	3,335,294	21,677,622
Cash withdrawn from Trust Account to pay franchise and income taxes	195,437	252,108
Net cash flows provided by investing activities	3,479,116	21,571,727

CASH FLOWS FROM FINANCING ACTIVITIES
Reimbursements to related party	—	(54,314)
Redemptions of Class A common stock	(3,335,294)	(21,677,622)
Proceeds from promissory note – related party	500,000	1,000,000
Proceeds from Polar Subscription Agreement	400,000	—
Proceeds from convertible note – related party	—	422,182
Net cash flows used in financing activities	(2,435,294)	(20,309,754)

NET CHANGE IN CASH	206,212	(1,682,633)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	142,260	1,824,893
CASH AND CASH EQUIVALENTS, END OF YEAR	$348,472	$142,260

CASH AND RESTRICTED CASH AND CASH EQUIVALENTS, END OF YEAR
Cash and cash equivalents	$348,472	$142,260
Cash and cash equivalents – restricted	—	—
CASH AND RESTRICTED CASH AND CASH EQUIVALENTS, END OF YEAR	$348,472	$142,260

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the year for:
Income tax paid	$—	$2,199,449

SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES:
Excise tax payable attributable to redemption of Class A common stock	$—	$216,777
Class A common stock to be transferred to fund promissory note	$—	$162,894
Reversal of excise tax payable attributable to redemption of Class A common stock	$2,612,826	$—

The accompanying notes are an integral part of these consolidated financial statements.

ATHENA TECHNOLOGY ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 1 — Organization and Business Operations

Athena Technology Acquisition Corp. II (“Athena” or the “Company”) was incorporated in Delaware on May 20, 2021. The Company is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (a “Business Combination”).

The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2025, the Company had not commenced any operations. All activity through December 31, 2025, relates to the Company’s formation and Initial Public Offering (“IPO”), which is described below and, since the offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income earned on investments from the proceeds derived from the IPO.

The registration statement for the Company’s IPO was declared effective on December 9, 2021. On December 14, 2021, the Company consummated the IPO of 25,000,000 units (“Units”). Each Unit consists of one share of Class A common stock (the “Public Shares”) and one-half of one redeemable warrant (each, a “Public Warrant”), with each warrant entitling the holder thereof to purchase one share of Class A common stock for $11.50 per share. The Units were sold at a price of $10.00 per Unit, generating gross proceeds of $250,000,000, which is discussed in Note 3.

Simultaneously with the closing of the IPO, the Company consummated the sale (“Private Placement”) of 950,000 private placement units (“Private Placement Units”) to the Company’s sponsor, Athena Technology Sponsor II, LLC (the “Sponsor”). Each Private Placement Unit consists of one share of Class A common stock (“Placement Shares”) and one-half of one redeemable warrant (each, a “Private Placement Warrant”). Each Private Placement Warrant will be exercisable to purchase one share of Class A common stock at a price of $11.50 per share. The Private Placement Units were sold at a price of $10.00 per Private Placement Unit, generating gross proceeds of $9,500,000, which is described in Note 4.

Subsequent to the closing of the IPO, on December 28, 2021, the Company consummated the closing of the sale of 375,000 additional units (“Over-allotment Units”) upon receiving notice of the underwriters’ election to partially exercise their over-allotment option, generating additional gross proceeds of $3,750,000. Simultaneously with the exercise of the over-allotment, the Company consummated the private placement of an additional 3,750 Private Placement Units to the Sponsor at a purchase price of $10.00 per Private Placement Unit, generating gross proceeds of $37,500.

Offering costs for the IPO and over-allotment amounted to $14,420,146, consisting of $5,000,000 of underwriting fees, $8,956,250 of deferred underwriting fees payable (which are held in the Trust Account (defined below)) and $463,896 of other costs. As described in Note 6, the $8,956,250 of deferred underwriting fees payable is contingent upon the consummation of a Business Combination by June 14, 2026, subject to the terms of the underwriting agreement. On January 28, 2025, Citigroup Global Markets Inc. (“Citigroup”), as representative of the underwriters, agreed to formally waive the deferred underwriting commissions of $8,956,250 in full, pursuant to a deferred fee waiver letter agreement between Citigroup and the Company upon the successful Business Combination with Ace Green Recycling (as defined herein). The waiver of deferred underwriting commissions is contingent upon such successful Business Combination, thus, as of December 31, 2025, the full amount of $8,956,250 remains outstanding.

Following the closing of the IPO, $252,500,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the IPO and the Private Placement Units was placed in a trust account (“Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment

ATHENA TECHNOLOGY ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 1 — Organization and Business Operations (cont.)

company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.10 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights with respect to the Company’s Public Warrants and Private Placement Warrants (together, the “Warrants”).

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Company’s Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation (as amended, restated, supplemented and/or otherwise modified from time to time, the “Charter”). In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480-10-S99, redemption provisions not solely within the control of a company require Class A common stock subject to redemption to be classified outside of permanent equity. Given that the Public Shares will be issued with other freestanding instruments (i.e., Public Warrants), the initial carrying value of the Class A common stock classified as temporary equity will be the allocated proceeds determined in accordance with ASC 470-20. The Class A common stock is subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The Public Shares are redeemable and are classified as such on the consolidated balance sheets until such date that a redemption event takes place.

Redemptions of the Company’s Public Shares may be subject to the satisfaction of conditions, including minimum cash conditions, pursuant to an agreement relating to the Company’s Business Combination. If the Company seeks stockholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination, or such other vote as required by law or stock exchange rule. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Charter, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however,

ATHENA TECHNOLOGY ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 1 — Organization and Business Operations (cont.)

stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules.

If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor, officers and directors (the “Initial Stockholders”) have agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the IPO in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, the Charter provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A common stock sold in the IPO, without the prior consent of the Company.

The Initial Stockholders have agreed not to propose an amendment to the Charter that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Stockholders with the opportunity to redeem their shares of Class A common stock in conjunction with any such amendment. This agreement is required to be extended on a monthly basis.

If the Company is unable to complete a Business Combination within the Combination Period (as defined herein), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish the Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

On June 13, 2023, the Company held a special meeting of its stockholders (the “First Extension Special Meeting”), at which the stockholders approved proposals to amend the Company’s Charter to (i) extend the date by which the Company must consummate its initial business combination from June 14, 2023 to up to March 14, 2024 by electing to extend the date to consummate an initial business combination on a monthly basis up to nine times by an additional one month each time after June 14, 2023 until March 14, 2024, or a total of up to nine months, provided that the Sponsor or its affiliates or permitted designees deposited into the Trust Account the lesser of (a) $60,000 and (b) $0.03 for each share of common stock issued and outstanding that was subject to redemption and that had not been redeemed in accordance with the terms of the amended Charter and (ii) provided holders of the Company’s Class B common stock, par value $0.0001 per share (the “Class B common stock”), the right to convert any and all of their Class B common stock into the Company’s Class A common stock, par value $0.0001 per share (the “Class A common stock”), on a one-for-one basis prior to the closing of a business combination at the election of the holder.

In connection with the First Extension Special Meeting, 23,176,961 shares of the Company’s Class A common stock were redeemed (the “Redemptions”). On June 21, 2023, $239,604,919 was withdrawn from the Trust Account to pay the redeeming holders and the 23,176,961 shares of the Company’s Class A common stock that were redeemed were cancelled.

ATHENA TECHNOLOGY ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 1 — Organization and Business Operations (cont.)

On June 21, 2023, the Company issued an aggregate of 8,881,250 shares of its Class A common stock to the Sponsor, upon the conversion of an equal number of shares of Class B common stock of the Company (the “Conversion”). The 8,881,250 shares of Class A common stock issued in connection with the Conversion are subject to the same restrictions as applied to the shares of Class B common stock before the Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial Business Combination.

Following the Conversion, and after giving effect to the Redemptions, there were 12,033,039 shares of Class A common stock issued and outstanding, and no shares of Class B common stock issued and outstanding. As a result of the Conversion, and after giving effect to the Redemptions, the Sponsor held approximately 81.7% of the outstanding shares of the Company’s Class A common stock.

On July 17, 2023, the Company’s Board of Directors authorized the transfer of the listing of its Class A common stock, redeemable warrants, each exercisable to purchase one share of Class A common stock at a price of $11.50 per share (the “Warrants”), and units, each consisting of one share of Class A common stock and one-half of one Warrant (the “Units” and together with the Class A common stock and the Warrants, the “Listed Securities”), from the New York Stock Exchange (the “NYSE”) to the NYSE American LLC (the “NYSE American”). The listing and trading of the Listed Securities on the NYSE ended at market close on July 20, 2023, and the trading of the Listed Securities on the NYSE American commenced at market open on July 21, 2023.

On January 8, 2024, the Company deposited $60,000 into the Trust Account allowing the Company to extend the period of time it has to consummate its initial Business Combination by one month from January 14, 2024 to February 14, 2024.

On February 9, 2024, the Company deposited $60,000 into the Trust Account allowing the Company to extend the period of time it has to consummate its initial Business Combination by one month from February 14, 2024 to March 14, 2024.

As approved by the stockholders of the Company, at its special meeting of stockholders held on March 12, 2024 (the “Second Extension Special Meeting”), the Company filed an amendment to its Charter with the Secretary of State of the State of Delaware which (i) extended the date by which the Company must consummate its initial Business Combination on a monthly basis for up to nine times by an additional one month each time for a total of up to nine months from March 14, 2024 to December 14, 2024 provided that the Sponsor or its affiliates or permitted designees deposited into the Trust Account the lesser of (a) $40,000 and (b) $0.02 for each share of the Company’s common stock issued and outstanding that was subject to redemption and that had not been redeemed in accordance with the terms of the charter upon the election of each such one-month extension unless the closing of the Company’s initial Business Combination shall have occurred and (ii) eliminated the limitation that the Company may not redeem public shares in an amount that would cause the Company’s net tangible assets to be less than $5,000,001 immediately prior to or upon consummation of an initial Business Combination. In connection with the Second Extension Special Meeting, 910,258 shares of the Company’s Class A common stock were redeemed. On April 5, 2024, an amount of $10,179,663 was withdrawn from the Trust Account to pay the redeeming stockholders and the 910,258 shares of the Company’s Class A common stock that were redeemed were cancelled.

On each of March 13, 2024, April 16, 2024, May 14, 2024, June 14, 2024, July 10, 2024, August 8, 2024, September 12, 2024, October 15, 2024 and November 11, 2024, the Company deposited $25,756 into the Trust Account, or an aggregate of $231,800, allowing the Company to extend the period of time it has to consummate its initial Business Combination by one month for a total extension from March 14, 2024 to December 14, 2024.

On July 26, 2024, the Company issued an unsecured promissory note to the Sponsor with a principal amount equal to $422,182. The Note is non-interest bearing and payable on the earlier of July 26, 2026 or the Company’s initial Business Combination. The note may be converted into equity securities of the Company on mutually agreeable terms if consented to in writing by the Sponsor. As of December 31, 2025, the Company received the full principal amount of $422,182 under this note.

ATHENA TECHNOLOGY ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 1 — Organization and Business Operations (cont.)

On October 10, 2024 (effective on April 10, 2024), the Company issued an unsecured and non-interest-bearing promissory note to the Sponsor with a principal amount equal to $1,500,000 to cover the monthly extension payments of the Company and for working capital purposes. The note is payable in full upon the earlier of (a) April 10, 2026 and (b) the date the Company consummates a Business Combination. The Company drew $800,000 from this note on April 10, 2024 to replenish the misallocated restricted funds, as discussed below.

On October 21, 2024, the Company received a letter from the NYSE notifying the Company of its past due annual listing fees and that failure to pay the annual listing fees may result in the Company facing disciplinary action from the NYSE Regulation, up to and including delisting from the NYSE American.

On November 20, 2024, the Company received an official notice of noncompliance from the NYSE stating that the Company was not in compliance with NYSE American continued listing standards due to the failure to timely file the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 by the filing due date of November 19, 2024.

On December 4, 2024, the Company, the Sponsor, Ace Green Recycling, Inc., a Delaware corporation (“Ace Green Recycling”), and Project Atlas Merger Sub Inc., a Delaware corporation (“Merger Sub”), entered into a Business Combination Agreement (the “Business Combination Agreement”), pursuant to which, subject to the satisfaction or waiver of certain conditions precedent in the Business Combination Agreement, the following transactions will occur: (a) Merger Sub will merge with and into Ace Green Recycling (the “Merger”), with Ace Green Recycling surviving the Merger as a wholly owned subsidiary of the Company and the security holders of Ace Green Recycling becoming security holders of the Company and (b) the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents referred to therein (together with the Merger, the “Transactions”).

On December 6, 2024, the Company and Sponsor entered into an Amended and Restated Subscription Agreement (the “A&R Polar Subscription Agreement”) with Polar Multi-Strategy Master Fund (“Polar”) pursuant to which Polar contributed an additional $200,000 to Sponsor (for an aggregate of $500,000, such funded amounts, the “Initial Polar Capital Investment”), which in turn was loaned by Sponsor to the Company to fund any additional extensions of the date by which the Company must consummate an initial Business Combination and to cover working capital expenses. The Subscription Agreement provides that in connection with the Initial Polar Capital Investment, the Company will repay the entire balance of the Initial Polar Capital Investment to Polar within five business days of the closing of an initial Business Combination of the Company and that Sponsor will transfer and/or the Company will issue on Sponsor’s behalf an additional 200,000 shares of Class A common stock to Polar immediately prior to the closing of an initial Business Combination of the Company (for an aggregate of 500,000 shares to be transferred and/or issued to Polar as consideration for the Initial Polar Capital Investment).

As approved by the stockholders of the Company, at its annual meeting of stockholders held on December 10, 2024 (the “Third Extension Meeting”), the Company filed an amendment to the Charter with the Secretary of State of the State of Delaware which extended the date by which the Company must consummate a Business Combination on a monthly basis for up to nine times (the “Third Extension”) by an additional one month each time for a total of up to nine months from December 14, 2024 to September 14, 2025, provided that the Sponsor or its affiliates or permitted designees deposited into the Trust Account the lesser of (a) $25,000 and (b) $0.02 for each share of Class A common stock issued and outstanding that was subject to redemption and that had not been redeemed in accordance with the terms of the Charter upon the election of each such one-month extension unless the closing of the Company’s initial Business Combination shall have occurred. In connection with the Third Extension, stockholders holding 977,625 shares of Class A common stock exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, $11,497,959 (approximately $11.76 per share) was withdrawn from the Trust Account to pay such redeeming holders.

On December 10, 2024, the Company received a letter from the NYSE stating that the staff of NYSE Regulation determined to commence proceedings to delist the Company’s Class A common stock, units and redeemable warrants, pursuant to Sections 119(b) and 119(f) of the NYSE American Company Guide because the Company

ATHENA TECHNOLOGY ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 1 — Organization and Business Operations (cont.)

failed to consummate a business combination within 36 months of the effectiveness of its initial public offering registration statement, or such shorter period that the Company specified in its registration statement. As a result of the determination, the Listed Securities on NYSE American were suspended from trading on December 10, 2024 and the Listed Securities were delisted on December 30, 2024. The Company’s Class A common stock, units and redeemable warrants currently trade on OTC Pink under the symbols “ATEK,” “ATEK.U” and “ATEK WS,” respectively.

On each of December 11, 2024, January 10, 2025, February 10, 2025, March 6, 2025, April 7, 2025, May 7, 2025, June 6, 2025, July 8, 2025 and August 11, 2025, the Company deposited $6,203 into the Trust Account, or an aggregate of $55,827, allowing the Company to extend the period of time it has to consummate its initial Business Combination by one month for a total extension from December 14, 2024 to September 14, 2025.

On February 9, 2025, the Company and Sponsor entered into a Subscription Agreement (the “February 2025 Subscription Agreement”) with Kevin Wright and Jeanine Percival Wright Revocable Trust (the “Investor”) pursuant to which the Investor contributed $500,000 to Sponsor (the “Contribution”), which in turn was loaned by Sponsor to the Company to fund any additional extensions of the date by which the Company must consummate an initial Business Combination and to cover working capital expenses.

On August 11, 2025, the Company and Sponsor entered into a Subscription Agreement (the “August Subscription Agreement”) with Polar pursuant to which Polar contributed an additional $400,000 (the “August Polar Capital Investment”) to the Company to cover working capital expenses. The August Subscription Agreement provides that in connection with the Polar Capital Investment, immediately prior to the closing of a Business Combination, the Company will issue to Polar one share of Company class A common stock per $1.00 contributed by Polar (“Subscription Shares”).

Additionally, in connection with the August Subscription Agreement, an amount equal to the August Polar Capital Investment shall be paid by the Company to Polar as a return of capital within five business days of the closing of a Business Combination. Additionally, the Sponsor shall not sell, transfer, or otherwise dispose of any securities (including warrants) owned by the Sponsor without Polar’s consent, other than Permitted Share Transfers, until the full amount of the contribution has been paid to Polar. The Company and Sponsor are jointly and severally obligated for such repayment. If the closing of a Business Combination occurs, Polar may, in its sole discretion, elect at the closing of such Business Combination or at any time prior to the repayment of the August Polar Capital Investment to receive such repayment from the Company either in cash or shares of the Company’s Class A common stock at a rate of one share of Class A common stock for each $10 of the contribution (the “Capital Contribution Shares”). In the event that the Sponsor or the Company defaults in its obligations and that such default continues for a period of five business days following written notice to the Sponsor and Company (the “Default Date”), the Company shall immediately issue to Polar 0.1 shares of the Company’s Class A common stock (the “Default Shares”) for each $1.00 of the August Polar Capital Investment on the Default Date and shall issue to Polar an additional 0.1 Default Shares for each $1.00 of the August Polar Capital Investment that Polar funded each month thereafter, until the default is cured.

As approved by the stockholders of the Company, at its special meeting of stockholders held on September 10, 2025 (the “Fourth Extension Special Meeting”), the Company filed an amendment to its Charter with the Secretary of State of the State of Delaware (the “Amendment”). The Amendment extends the date by which the Company must consummate a business combination on a monthly basis for up to nine times by an additional one month each time for a total of up to nine months from September 14, 2025 to June 14, 2026 (the “Combination Period”), provided that Athena Technology Sponsor II, LLC or its affiliates or permitted designees will deposit into the Trust Account the lesser of (a) $25,000 and (b) $0.02 for each share of Class A common stock issued and outstanding that is subject to redemption and that has not been redeemed in accordance with the terms of the Charter upon the election of each such one-month extension unless the closing of the Company’s initial business combination shall have occurred. In connection with the Fourth Extension Special Meeting, stockholders holding 285,269 shares of Class A common stock exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result,

ATHENA TECHNOLOGY ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 1 — Organization and Business Operations (cont.)

$3,335,294 (approximately $11.69 per share) was withdrawn from the Trust Account to pay such redeeming holders. Additionally, $586,001 was calculated as an additional payment due to redeeming stockholders on September 10, 2025 which is presented as due to redeeming stockholders on the consolidated balance sheets.

On each of September 12, 2025, October 7, 2025, November 4, 2025, December 8, 2025, January 5, 2026, February 5, 2026 and March 4, 2026, the Company deposited approximately $498 into the Trust Account allowing the Company to extend the period of time it has to consummate its initial Business Combination by one month from September 14, 2025 to April 14, 2026 (the “Monthly Extension”). The most recent Monthly Extension was the seventh of up to nine potential monthly extensions permitted under the Company’s Charter, as amended.

The Initial Stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders should acquire Public Shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to its deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including the Trust Account assets) will be only $10.10 per shares held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by (i) any third party for services rendered or products sold to the Company or (ii) any prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement (a “Target”), reduce the amount of funds in the Trust Account; provided, however, that such indemnification of the Company by the Sponsor shall apply only to the extent necessary to ensure that any such claims by a third party or a Target do not reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per Public Share is then held in the Trust Account due to reductions in the value of the trust assets, less taxes payable. This liability will not apply with respect to any claims by a third party or a Target which executed a waiver of any and all rights to the monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Risks and Uncertainties

Excise Tax

On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022 (the “IR Act”), which, among other things, generally imposes a 1% U.S. federal excise tax (the “Excise Tax”) on certain repurchases of stock by “covered corporations” (which include publicly traded domestic (i.e., U.S.) corporations) occurring on or after January 1, 2023. The Excise Tax is imposed on the repurchasing corporation itself, not its stockholders from which the stock is repurchased. Because the Company is a Delaware corporation and its securities were traded on the NYSE American at the time of the Redemptions, the Company is a “covered corporation” for this purpose. The amount of the Excise Tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase.

ATHENA TECHNOLOGY ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 1 — Organization and Business Operations (cont.)

However, for purposes of calculating the Excise Tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the Excise Tax. The U.S. Department of the Treasury (the “Treasury”) has authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of the Excise Tax.

In connection with the stockholders’ vote at the Special Meeting of Stockholders held on June 13, 2023, there were 23,176,961 shares tendered for redemption and approximately $239,604,919 was paid out of the Trust Account to the redeeming stockholders. The Company recorded 1% excise tax based on the amount redeemed or an aggregate amount of $2,396,049 excise tax payable as of December 31, 2023.

In connection with the stockholders’ vote at the Special Meeting of Stockholders held on March 12, 2024, there were 910,258 shares tendered for redemption and approximately $10,179,663 was paid out of the Trust Account on April 5, 2024 to the redeeming stockholders. The Company has recorded 1% excise tax based on the amount redeemed or an aggregate amount of $101,797.

In connection with the stockholders’ vote at the Annual Meeting of Stockholders held on December 10, 2024, there were 977,625 shares tendered for redemption and approximately $11,497,959 was paid out of the Trust Account on December 11, 2024 to the redeeming stockholders. The Company has recorded 1% excise tax based on the amount redeemed or an aggregate amount of $114,980 excise tax payable.

In connection with the stockholders’ vote at the Special Meeting of Stockholders held on September 10, 2025, there were 285,269 shares tendered for redemption and approximately $3,335,294 was paid out of the Trust Account on September 12, 2025 to the redeeming stockholders. The Company has recorded 1% excise tax based on the amount redeemed or an aggregate amount of $33,353 excise tax payable.

Pursuant to Internal Revenue Service (“IRS”) regulations, the Company was required to file a return and remit payment for the 2023 excise tax liability of $2,396,049 on or before October 31, 2024. In December 2024, the IRS issued a notice to the Company asserting that $3,284,389 was payable with respect to the 2023 excise tax liability, inclusive of associated interest and penalties. The Company did not pay the amount due. The Company recognized a total of $1,051,283 in interest and penalties with respect to the 2023 excise tax liability through December 31, 2025. The Company was required to file a return and remit payment for the 2024 excise tax liabilities on or before April 30, 2025.

On November 24, 2025, the IRS published additional information relating to excise tax on repurchases of corporate stock relating specifically to Special Purpose Acquisition Companies (“SPACs”). The IRS published that any SPAC that priced their initial public offering prior to August 16, 2022 are not subject to excise tax on any redemptions. As such, the Company reversed $3,688,337 of liabilities relating to excise tax due for redemptions occurring in 2023 through 2025 that was accrued in previous periods. Of the $3,688,337, an amount of $2,612,825 was recorded to accumulated deficit where the initial excise tax in connection with the redemption of Class A common stock was recorded and is reflected in the consolidated statements of changes in stockholders’ deficit, $888,340 was recorded as a reversal of prior year interest and penalties on excise tax liability and $187,171 was recorded to general and administrative expenses in the accompanying consolidated statements of operations.

Franchise and Income Tax Withdrawals from Trust Account

On June 21, 2023, the Company withdrew from the Trust Account an aggregate amount of $2.4 million to be used for tax purposes. It was determined as of June 30, 2023, that the withdrawal amount was approximately $328,000 in excess of the amount necessary for tax purposes. As a result, the overdrawn amount of $328,000 was allocated back to the contingently redeemable Class A common stock subject to possible redemption and distributed back to the Trust Account on August 17, 2023. The withdrawn funds were restricted for payment of such tax liabilities under the Company’s Charter and the terms of the Trust Agreement. Through December 31, 2023, the Company used $240,528 of these funds for the payment of general operating expenses, resulting in a balance of the restricted funds in the Company’s operating account of approximately $1.8 million as of December 31, 2023.

ATHENA TECHNOLOGY ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 1 — Organization and Business Operations (cont.)

On March 19, 2024, the Company withdrew an additional $252,108 from the Trust Account to pay the Company’s franchise and income taxes payable and a total of $428,912 was used for the payment of general operating expenses, resulting in a balance of the restricted funds to $1.6 million as of March 31, 2024. Through March 31, 2024, the Company used an aggregate of $669,440 of these funds for the payment of general operating expenses.

Management determined that this use of funds was not in accordance with the Trust Agreement. The Company disbursed an aggregate of $669,440, the balance of the funds withdrawn from the Trust Account, for payment of general operating expenses between October 1, 2023 and March 31, 2024, also counter to the terms of the Trust Agreement. On April 3, 2024, the Company paid $720,192 to satisfy income tax liabilities for 2022. On April 10, 2024, the misallocated $669,440 funds that were used for general operating expenses were replenished to the Company’s operating account in the form of an intercompany loan made by the Sponsor. On May 16, 2024, the Company paid $820,571 of its 2023 income tax liabilities, and on July 22, 2024, the Company paid $79,849 of its 2023 Delaware franchise tax liabilities. During December 2024, the Company paid $658,686 of its 2024 income taxes, inclusive of $43,257 in interest and penalties incurred, and $61,891 of its 2024 Delaware franchise tax liabilities. On May 21, 2025, the Company paid $171,778 of its 2023 tax penalties and interest. As of December 31, 2025, the total amount of prepaid income taxes was $610,976, and the remaining restricted cash balance amounted to $0. The total amount of interest and penalties of $157,897 through December 31, 2025 is included in general and administrative expenses.

Going Concern Consideration and Capital Resources

As of December 31, 2025, the Company had operating cash of $348,472 and a working capital deficit of $8,004,895. The Company also has investments held in the Trust Account of $297,614 to be used for a Business Combination or to repurchase or redeem its common stock in connection therewith. As of December 31, 2025, a total of $29,191 of the amount on deposit in the Trust Account represented interest income, which is available to pay the Company’s tax obligations.

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into units of the post-Business Combination entity at a price of $10.00 per unit. The units would be identical to the Private Placement Units. As of December 31, 2025 and 2024, there were amounts of $2,222,182 and $1,577,387, respectively, for Working Capital Loans and convertible note — related party outstanding (see Note 5).

Based on the foregoing, management does not believe that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds to pay existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC 205-40, “Presentation of Financial Statements — Going Concern” (“ASC 205-40”), management has determined that the Company’s liquidity position and mandatory liquidation and subsequent dissolution raise substantial doubt

ATHENA TECHNOLOGY ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 1 — Organization and Business Operations (cont.)

about the Company’s ability to continue as a going concern. The Company intends to complete its initial Business Combination before the mandatory liquidation date; however, there can be no assurance that the Company will be able to consummate any Business Combination by June 14, 2026 (if extended by the full amount of time). No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after June 14, 2026. The Company’s consolidated financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

Impact of Changes in Global Trade Policies

In recent months, changes in trade policies, including tariffs, trade agreements and other trade restrictions have been threatened and imposed by the U.S. and other governments, often with little or no advance notice. Tariffs or other trade restrictions may lead to continuing uncertainty and volatility in U.S. and global financial and economic conditions and commodity markets, declining consumer confidence, significant inflation and diminished expectations for the economy and economic growth. Such conditions could have a material adverse impact on the Company’s business, results of operations and cash flows. Also, disruptions and volatility in the financial markets may lead to adverse changes in the availability, terms and cost of capital. Such adverse changes could increase the Company’s costs of capital and limit access to financing sources, which could in turn reduce cash flow and limit the Company’s ability to pursue and consummate a Business Combination.

Management continues to evaluate the macroeconomic environment as a result of challenging and uncertain market conditions, and the Company has concluded that while it is reasonably possible that the market conditions could have a negative effect on consummating a business combination, the specific impact is not readily determinable as of the date of the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an emerging growth company as defined in Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), which exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

ATHENA TECHNOLOGY ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 2 — Summary of Significant Accounting Policies (cont.)

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the reporting periods. Making estimates requires management to exercise significant judgment. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $348,472 and $142,260 of unrestricted cash and no cash equivalents as of December 31, 2025 and 2024, respectively.

Investments Held in Trust Account

At December 31, 2025 and 2024, substantially all of the assets held in the Trust Account were held in mutual funds which are invested primarily in U.S. Treasury securities. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in the Trust Account are included in interest income on investments held in Trust Account in the accompanying consolidated statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

At December 31, 2025 and 2024, the Company had $297,614 and $3,666,439, respectively, in investments held in Trust Account.

Offering Costs Associated with the Initial Public Offering

Offering costs for the IPO amounted to $14,420,146, consisting of $5,000,000 of underwriting fees, $8,956,250 of deferred underwriting fees payable (which are held in the Trust Account) and $463,896 of other costs. As described in Note 6, the $8,956,250 of deferred underwriting fee payable is contingent upon the consummation of a Business Combination by June 14, 2026 (if extended by the full amount of time) subject to the terms of the underwriting agreement. On January 28, 2025, Citigroup, as representative of the underwriters, agreed to formally waive the deferred underwriting commissions of $8,956,250 in full, pursuant to a deferred fee waiver letter agreement between Citigroup and the Company upon the successful Business Combination with Ace Green Recycling. The waiver of deferred underwriting commissions is contingent upon such successful Business Combination, thus, as of December 31, 2025, the full amount of $8,956,250 remains outstanding.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

ATHENA TECHNOLOGY ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 2 — Summary of Significant Accounting Policies (cont.)

Fair Value of Financial Instruments

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on an assessment of the assumptions that market participants would use in pricing the asset or liability.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. As of December 31, 2025 and 2024, interest and penalties of $157,897 and $57,309, respectively, were offset against prepaid income taxes. The Company recognizes accrued interest and penalties related to unrecognized tax benefits in general and administrative expenses. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company has been subject to income tax examinations by major taxing authorities since its inception.

In December 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures.” The amendments require enhanced annual disclosures related to income taxes, including the rate reconciliation and income taxes paid by jurisdiction. This ASU is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The adoption of this ASU is not expected to have a material impact on our condensed financial statements.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”). Shares of Class A common stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that features redemption rights

ATHENA TECHNOLOGY ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 2 — Summary of Significant Accounting Policies (cont.)

that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity (deficit).

The Company’s Class A common stock sold in the IPO and over-allotment features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. In connection with the First Extension Special Meeting, 23,176,961 shares of the Company’s Class A common stock were redeemed. On June 21, 2023, an amount of $239,604,919 was withdrawn from the Trust Account to pay the redeeming holders and the 23,176,961 shares of the Company’s Class A common stock that were redeemed were cancelled. In connection with the Second Extension Special Meeting, 910,258 shares of the Company’s Class A common stock were redeemed. On April 5, 2024, an amount of $10,179,663 was withdrawn from the Trust Account to pay the redeeming holders and the 910,258 shares of the Company’s Class A common stock that were redeemed were cancelled. In connection with the Third Extension Meeting, 977,625 shares of the Company’s Class A common stock were redeemed. On December 11, 2024, an amount of $11,497,959 was withdrawn from the Trust Account to pay such redeeming holders and the 977,625 shares of the Company’s Class A common stock that were redeemed were cancelled. In connection with Fourth Extension Special Meeting, 285,269 shares of the Company’s Class A common stock were redeemed. On September 12, 2025, an amount of $3,335,294 was withdrawn from the Trust Account to pay such redeeming holders and the 285,269 shares of the Company’s Class A common stock that were redeemed were cancelled. Additionally, $586,001 was calculated as an additional payment due to redeeming stockholders on September 10, 2025. Accordingly, as of December 31, 2025 and 2024, there were 24,887 and 310,156 shares of Class A common stock subject to possible redemption, respectively, presented as temporary equity, outside of the stockholders’ deficit section of the Company’s consolidated balance sheets.

Under ASC 480-10-S99, the Company has elected to recognize changes in redemption value immediately as they occur and adjust the carrying value of the Class A common stock subject to possible redemption to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Immediately upon the closing of the IPO, the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

As of December 31, 2025 and 2024, shares of Class A common stock subject to possible redemption reflected on the consolidated balance sheets are reconciled on the following table:

Class A common stock subject to possible redemption at December 31, 2022	$258,996,758
Less:
Redemption of common stock subject to possible redemption	(239,604,919)
Plus:
Accretion of carrying value to redemption value	5,445,229
Class A common stock subject to possible redemption at December 31, 2023	24,837,068
Less:
Redemption of common stock subject to possible redemption	(21,677,622)
Plus:
Accretion of carrying value to redemption value	1,126,267
Class A common stock subject to possible redemption at December 31, 2024	4,285,713
Less:
Redemption of common stock subject to possible redemption	(3,921,295)
Plus:
Diminution of carrying value to redemption value	(5,787)
Class A common stock subject to possible redemption at December 31, 2025	$358,631

ATHENA TECHNOLOGY ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 2 — Summary of Significant Accounting Policies (cont.)

Net Loss per Common Share

The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Earnings and losses are shared pro rata between the two classes of common shares. Public Warrants (see Note 4) and Private Placement Warrants (see Note 7) to purchase 13,164,375 shares of Class A common stock at $11.50 per share were issued on December 14, 2021. At December 31, 2025 and 2024, no Public Warrants or Private Placement Warrants have been exercised. The 13,164,375 potential shares of Class A common stock for outstanding Public Warrants and Private Placement Warrants to purchase the Company’s stock were excluded from diluted earnings per share for the years ended December 31, 2025 and 2024 because they are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net loss per common share is the same as basic net loss per common share for the periods presented. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share for each class of stock.

	For the Year Ended December 31, 2025		For the Year Ended December 31, 2024
	Common Stock		Common Stock
	Class A	Class B	Class A	Class B
Basic and diluted net loss per common share:
Numerator:
Allocation of net loss	$(1,271,227)	$—	$(2,648,946)	$—

Denominator:
Weighted average shares outstanding	10,057,621	—	11,243,598	—
Basic and diluted net loss per common share	$(0.13)	$—	$(0.24)	$—

Accounting for Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815, “Derivatives and Hedging” (“ASC 815”).

The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the instruments are outstanding. As discussed in Note 7, the Company determined that its Warrants, issued pursuant to the public warrant agreement (as may be amended and restated, the “Public Warrant Agreement”) and private warrant agreement (as may be amended and restated, the “Private Warrant Agreement,” and together with the Public Warrant Agreement, the “Warrant Agreements”), qualify for equity accounting treatment.

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

ATHENA TECHNOLOGY ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 3 — Initial Public Offering and Over-Allotment

Pursuant to the IPO and over-allotment, the Company sold 25,375,000 Units at a price of $10.00 per Unit. Each Unit consists of one Public Share and one-half of a Public Warrant. Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

Note 4 — Private Placement

On December 14, 2021, simultaneously with the consummation of the IPO and the underwriters’ exercise of their over-allotment option, the Company consummated the Private Placement of 950,000 Private Placement Units at a price of $10.00 per Private Placement Unit, generating gross proceeds of $9,500,000. On December 28, 2021, subsequent to the IPO and the underwriters’ exercise of their over-allotment option, the Company consummated the Private Placement of 3,750 Private Placement Units at a price of $10.00 per Private Placement Unit, generating gross proceeds of $37,500. Each whole Private Placement Unit will consist of one Placement Share and one-half of a Private Placement Warrant. Each whole Private Placement Warrant will be exercisable to purchase one share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the Private Placement Units will be added to the proceeds from the IPO to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Units and all underlying securities will be worthless.

Note 5 — Related Party Transactions

Founder Shares

On August 31, 2021, the Sponsor purchased 7,362,500 shares of the Company’s Class B common stock, par value $0.0001 (“Founder Shares”), for an aggregate price of $25,000, and in November 2021, the Company effected a 1.36672326 for 1 stock split of its common stock, so that the Sponsor owned an aggregate of 10,062,500 Founder Shares. The Founder Shares will automatically convert into Class A common stock at the time of the Company’s initial Business Combination and are subject to certain transfer restrictions, as described in Note 7.

The Initial Stockholders had agreed to forfeit up to 1,312,500 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters. Subsequent to December 31, 2021, since the underwriters exercised the over-allotment option only in part, the Sponsor forfeited 1,181,250 Founder Shares.

The Initial Stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Due from Sponsor

Due from Sponsor represents payments of Sponsor’s expenses by the Company on the Sponsor’s behalf. As of December 31, 2025 and 2024, due from Sponsor amounted to $15,510.

Due to Related Party

Due to related party represents payments of Company’s expenses by the Sponsor on the Company’s behalf, including accrual of unpaid monthly administrative support services fees. As of December 31, 2025 and 2024, due to related party amounted to $211,029 and $201,029, respectively.

ATHENA TECHNOLOGY ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 5 — Related Party Transactions (cont.)

Convertible Note — Related Party

On July 26, 2024, the Company issued an unsecured promissory note to the Sponsor with a principal amount equal to $422,182. The note is non-interest bearing and payable on the earlier of July 26, 2026 or the Company’s initial Business Combination. The Note may be converted into equity securities of the Company on mutually agreeable terms if consented to in writing by the Sponsor. As of December 31, 2025, the Company received the full principal amount of $422,182 under this Note.

Working Capital Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into units of the post-Business Combination entity at a price of $10.00 per unit. The units would be identical to the Private Placement Units. As of December 31, 2025 and 2024, the promissory notes below were entered into which fall under the Working Capital Loans structure.

In July 2023, the Company issued an unsecured promissory note to the Sponsor with a principal amount equal to $60,000 (the “Extension Note”). On the same date, in connection with advances the Sponsor may make in the future to the Company for working capital expenses in connection with the Company’s initial Business Combination, the Company issued a separate unsecured promissory note to the Sponsor in the principal amount of up to $240,000 (the “Working Capital Note”, together with the Extension Note, the “Notes”). Both Notes bear no interest and are repayable in full upon the earlier of (a) the date of the consummation of the Company’s initial business combination, or (b) the date of the Company’s liquidation. As of December 31, 2025 and 2024, the total outstanding balance of the Notes was $300,000.

In connection with funding the Notes, on July 5, 2023, the Sponsor entered into a subscription agreement with a third-party investor. Pursuant to the subscription agreement, the Sponsor will transfer one share of Class A common stock of the Company for each dollar funded upon the closing of a Business Combination. As of December 31, 2025, such third-party investor loaned $300,000 to the Sponsor, which amount is included under the Extension Note described above.

On October 10, 2024 (effective on April 10, 2024), the Company issued an unsecured and non-interest-bearing promissory note to the Sponsor with a principal amount equal to $1,500,000 to cover the monthly extension payments of the Company and for working capital purposes. The note is payable in full upon the earlier of (a) April 10, 2026 and (b) the date the Company consummates a business combination. The Company drew $800,000 from this note on April 10, 2024 to replenish the misallocated restricted funds.

On December 6, 2024, the Company and Sponsor entered into the A&R Polar Subscription Agreement with Polar pursuant to which Polar contributed an additional $200,000 to Sponsor (for an aggregate of $500,000), which in turn was loaned by Sponsor to the Company to fund any additional extensions of the date by which the Company must consummate an initial Business Combination and to cover working capital expenses. The A&R Polar Subscription Agreement provides that in connection with the Initial Polar Capital Investment, the Company will repay the entire balance of the Initial Polar Capital Investment to Polar within five business days of the closing of an initial Business Combination of the Company and that Sponsor will transfer and/or the Company will issue on Sponsor’s

ATHENA TECHNOLOGY ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 5 — Related Party Transactions (cont.)

behalf an additional 200,000 shares of Class A common stock to Polar immediately prior to the closing of an initial Business Combination of the Company (for an aggregate of 500,000 shares to be transferred and/or issued to Polar as consideration for the Initial Polar Capital Investment).

On February 9, 2025, the Company and Sponsor entered into the February 2025 Subscription Agreement with Kevin Wright and Jeanine Percival Wright Revocable Trust pursuant to which the Investor contributed $500,000 to Sponsor, which in turn was loaned by Sponsor to the Company to fund any additional extensions of the date by which the Company must consummate an initial Business Combination and to cover working capital expenses. The February 2025 Subscription Agreement provides that in connection with the Contribution, the Company will repay the entire balance of the Contribution to the Investor within five business days of the closing of an initial Business Combination of the Company and that Sponsor will transfer and/or the Company will issue on Sponsor’s behalf an additional 300,000 shares of Class A common stock to the Investor immediately prior to the closing of an initial Business Combination of the Company.

As of December 31, 2025, the total borrowings under the Working Capital Loans structure were $1,800,000, with a discount allocation of $0, or a net amount of $1,800,000. As of December 31, 2024, the total borrowings under the Working Capital Loans structure were $1,300,000, with a discount allocation of $144,795, or a net amount of $1,155,205.

August Subscription Agreement

On August 11, 2025, the Company and Sponsor entered into the August Subscription Agreement with Polar pursuant to which Polar contributed an additional $400,000 to the Company to cover working capital expenses. The August Subscription Agreement provides that in connection with the August Polar Capital Investment, immediately prior to the closing of a Business Combination, the Company will issue to Polar Capital Investments one share of Company class A common stock per $1.00 contributed by Polar (“subscription shares”). The subscription shares meet equity classification under ASC 815-40. Additionally, in connection with the August Subscription Agreement, an amount equal to Polar’s contribution shall be paid by the Company to Polar as a return of capital within five business days of the closing of a Business Combination. Further, the Sponsor shall not sell, transfer, or otherwise dispose of any securities (including warrants) owned by the Sponsor without Polar’s consent, other than Permitted Share Transfers, until the full amount of the August Polar Capital Investment has been paid to Polar. The Company and Sponsor are jointly and severally obligated for such repayment. If the closing of a Business Combination occurs, Polar may, in its sole discretion, elect at the closing of such Business Combination or at any time prior to the repayment by the Company either in cash or shares of the Company’s Class A common stock at a rate of one share of Class A common stock for each $10 of the August Polar Capital Investment (the “Return of Capital”). In the event that the Sponsor or the Company defaults in its obligations and that such default continues for a period of five business days following written notice to the Sponsor and Company (the “Default Date”), the Company shall immediately issue to Polar 0.1 shares of the Company’s Class A common stock (iii) (the “Default Shares”) for each $1.00 of the Polar contribution on the Default Date and shall issue Polar an additional 0.1 Default Shares for each $1.00 of the Polar contribution that Polar funded each month thereafter, until the default is cured. Although the Default Shares and Return of Capital shares are equity linked, they are classified as liabilities due to the failure to meet equity classification criteria under ASC 815-40.

At initial recognition, the Return of Capital shares and Default Shares are measured at fair value and recognized in the statement of profit and loss as a subscription expense, consistent with the guidance in ASC 815-10 for fair value measurement. Subsequent changes in fair value are also recognized in profit and loss, in accordance with ASC 815-10, as the instrument does not qualify for equity classification and is accounted for as a liability measured at fair value through earnings. For the year ended December 31, 2025, the Company recognized $0 as subscription expense related to the recognition of the Default Shares, $164,000 as return of capital subscription shares expense, $0 gain on changes of event of default subscription share liability and $16,400 gain on change in fair value of return of capital subscription shares liability. As of December 31, 2025, the Company had outstanding balance of $0 on default shares liability and $147,600 on return of capital subscription shares liability. As of December 31, 2024, there was no outstanding balance on both default shares liability and return of capital subscription shares liability.

ATHENA TECHNOLOGY ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 5 — Related Party Transactions (cont.)

Support Services

The Company has agreed to pay the Sponsor a fee of $10,000 per month following the Company’s listing on the New York Stock Exchange for office space, utilities, and secretarial and administrative services. The agreement will terminate upon the earlier of the Company’s consummation of a Business Combination or its liquidation. For the year ended December 31, 2025, $120,000 has been incurred and $80,000 was paid under this agreement. For the year ended December 31, 2024, $120,000 has been incurred under this agreement, $40,000 of which has been paid by the Company as of December 31, 2024. As of December 31, 2025 and 2024, the Company had accrued administrative support services fees of $110,000 and $70,000, respectively, under due to related party account in the Company’s accompanying consolidated balance sheets.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Units and units that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights to require the Company to register a sale of any of the Company’s securities held by them pursuant to a certain registration rights agreement, dated December 9, 2021. These holders will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, these holders will have certain “piggyback” registration rights with respect to registration statements filed subsequent to the Company’s completion of its initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the IPO to purchase up to 3,750,000 additional Units to cover over-allotments, if any, at the IPO price less underwriting discounts and commissions.

The underwriters were paid a cash underwriting discount of $0.20 per unit on the offering, or $5,000,000 in the aggregate at the closing of the IPO. In addition, the underwriters are entitled to deferred underwriting commissions of $0.35 per unit, or $8,881,250 from the closing of the IPO and over-allotment. The total deferred fee of $8,956,250 (including underwriting discount of $75,000 related to the exercise of the over-allotment option) is deferred until completion of a Business Combination. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely if the Company completes a Business Combination, subject to the terms of the underwriting agreement.

On January 28, 2025, Citigroup, as representative of the underwriters, agreed to formally waive the deferred underwriting commissions of $8,956,250 in full, pursuant to a deferred fee waiver letter agreement between Citigroup and the Company only upon a successful Business Combination with Ace Green Recycling, as further described below. The waiver of deferred underwriting commissions is contingent upon a successful Business Combination with Ace Green Recycling, thus, as of December 31, 2025, the full amount of $8,956,250 remains outstanding.

Business Combination Agreement

On December 4, 2024, the Company, the Sponsor, Ace Green Recycling and Merger Sub, entered into the Business Combination Agreement, pursuant to which, subject to the satisfaction or waiver of certain conditions precedent in the Business Combination Agreement, the following transactions will occur: (a) Merger Sub will merge with and into Ace Green Recycling, with Ace Green Recycling surviving the Merger as a wholly owned subsidiary of the Company and the security holders of Ace Green Recycling becoming security holders of the Company and (b) the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents referred to therein (together with the Merger, the “Transactions”).

ATHENA TECHNOLOGY ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 6 — Commitments and Contingencies (cont.)

Pursuant to the Business Combination Agreement, at the effective time of the Merger, each outstanding share of common stock of Ace Green Recycling (other than any excluded shares and dissenting shares) shall be converted into the right to receive (i) a number of shares of Company common stock equal to the a specified exchange ratio and (ii) a pro rata portion of any Earnout Shares that the Company is obligated to issue pursuant to the terms of the Business Combination Agreement.

The Business Combination Agreement, subject to the terms and conditions set forth therein, provides that Athena will issue up to an aggregate 10,500,000 shares of its common stock (the “Earnout Shares”) to Ace Green Recycling’s shareholders and up to an aggregate of 1,500,000 shares of its common stock to Sponsor based on the trading prices of Athena’s common stock during the five-year period following the closing of the Merger (the “Closing”).

Voting and Support Agreements

In connection with the execution of the Business Combination Agreement, Sponsor entered into a Voting and Support Agreement (the “Sponsor Support Agreement”) with Athena and Ace Green Recycling, pursuant to which Sponsor has agreed to, among other things, (a) vote at any meeting of Athena shareholders to be called for approval of the Business Combination Agreement, the Merger, and the other Transactions all shares of Athena Class A common stock (together with any warrants to acquire Athena Class A common stock, the “Sponsor Securities”) beneficially owned or thereafter acquired in favor of the Business Combination Agreement, the Merger, and the other Transactions, (b) be bound by certain other covenants and agreements related to the Transactions and (c) be bound by certain transfer restrictions with respect to the Sponsor Securities, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.

In connection with the execution of the Business Combination Agreement, certain Ace Green Recycling shareholders entered into a Voting and Support Agreement (the “Ace Green Recycling Support Agreement”) with Athena and Ace Green Recycling, pursuant to which each such Ace Green Recycling shareholder has agreed to, among other things, (a) vote at any meeting of Ace Green Recycling’s shareholders to be called for approval of, among other things, the Business Combination Agreement and the Transactions all of such Ace Green Recycling shareholder’s shares of Ace Green Recycling common stock (the “Ace Green Recycling Securities”) beneficially owned or thereafter acquired in favor of the Transactions, (b) be bound by certain other covenants and agreements related to the Transactions and (c) be bound by certain transfer restrictions with respect to the Ace Green Recycling Securities, in each case, on the terms and subject to the conditions set forth in the Ace Green Recycling Support Agreement.

Lock-Up Agreements

In connection with the Closing, certain Ace Green Recycling shareholders will each enter into an agreement providing that each such Ace Green Recycling shareholder will not, subject to certain exceptions, transfer its shares of Athena common stock during the period commencing on the closing date of the business combination and ending 180 days thereafter.

In connection with the Closing, Sponsor will enter into an agreement providing that Sponsor will not, subject to certain exceptions, transfer its shares of Athena common stock during the period commencing on the closing date of the business combination and ending 180 days thereafter.

New Registration Rights Agreement

The Business Combination Agreement contemplates that, at the Closing, certain Ace Green Recycling equity holders, Sponsor and Athena will enter into a Registration Rights Agreement (the “New Registration Rights Agreement”), pursuant to which Athena will agree to register for resale certain shares of Athena’s common stock and other equity

ATHENA TECHNOLOGY ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 6 — Commitments and Contingencies (cont.)

securities of Athena that are held by the parties thereto. Pursuant to the New Registration Rights Agreement, Athena will agree to file a shelf registration statement registering the sale or resale of all of the Registrable Securities (as defined in the New Registration Rights Agreement) within 30 days after the closing date of the business combination. Athena will also agree to provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The New Registration Rights Agreement will also provide that Athena will pay certain expenses relating to such registrations and indemnify the shareholders against certain liabilities.

Note 7 — Stockholders’ Deficit

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2025 and 2024, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. On June 21, 2023, the Company issued an aggregate of 8,881,250 shares of its Class A common stock to the Sponsor, upon the conversion of an equal number of shares of Class B common stock, par value $0.0001 per share, of the Company. The 8,881,250 shares of Class A common stock issued in connection with the conversion are subject to the same restrictions as applied to the shares of Class B common stock before the Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination, as described in the prospectus for the Company’s initial public offering. As of December 31, 2025 and 2024, there were 9,835,000 shares of Class A common stock issued and outstanding which are classified as permanent equity, and 24,887 and 310,156 shares of Class A common stock issued and outstanding are subject to possible redemption, which are classified as temporary equity, respectively.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. As of December 31, 2025 and 2024, there were no shares of Class B common stock outstanding.

The Company’s Charter provides that the shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the initial Business Combination on a one-for-one basis, subject to adjustment. In the case that additional Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the IPO and related to the closing of the initial Business Combination, the ratio at which Class B common stock shall convert into Class A common stock will be adjusted (unless the holders of a majority of the outstanding Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all Class B common stock will equal, in the aggregate, on an as-converted basis, 25.28% of the sum of the total number of shares of Class A common stock outstanding upon the completion of the IPO (including the Public Shares, Private Placement Units and Founder Shares) plus all Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination. Holders of Founder Shares may also elect to convert their Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.

Holders of common stock will have the right to elect all of the Company’s directors prior to a Business Combination. Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

Warrants — As of December 31, 2025 and 2024, the Company has 12,687,500 Public Warrants and 953,750 Private Placement Warrants outstanding. Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Warrants. The Warrants will become exercisable 30 days after the completion of an initial Business Combination and will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

ATHENA TECHNOLOGY ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 7 — Stockholders’ Deficit (cont.)

The Company will not be obligated to deliver any shares of common stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of its initial Business Combination, it will use its best efforts to file with the SEC a post-effective amendment to the registration statement for the IPO or a new registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the Warrant Agreements. No Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the offer and sale of the shares of common stock issuable upon exercise of the Warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of Class A common stock issuable upon exercise of the Warrants is not effective by the 60th business day after the closing of the Company’s initial Business Combination, Warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis in accordance with Section 3(a)(9) of the Securities Act or another exemption. If that exemption, or another exemption, is not available, holders will not be able to exercise their Warrants on a cashless basis.

Once the Warrants become exercisable, the Company may redeem the Warrants:

•        in whole and not in part;

•        at a price of $0.01 per Warrant;

•        upon not less than 30 days’ prior written notice of redemption, to each Warrant holder; and

•        if, and only if, the reported last sale price of the shares of common stock equals or exceeds $18.00 per share (as adjusted for share subdivisions, share consolidations, share capitalizations, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date the Company sends the notice of redemption to the Warrant holders.

If and when the Warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares upon exercise of the Warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

If the Company calls the Warrants for redemption, management will have the option to require all holders that wish to exercise the Warrants to do so on a “cashless basis,” as described in the Public Warrant Agreement and the Private Warrant Agreement. The exercise price and number of shares of common stock issuable upon exercise of the Warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the Warrants will not be adjusted for issuances of shares of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Warrants will not receive any of such funds with respect to their Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such Warrants. Accordingly, the Warrants may expire worthless.

ATHENA TECHNOLOGY ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 7 — Stockholders’ Deficit (cont.)

In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s shares of common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the IPO, except that the Private Placement Warrants and the shares of common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable at the election of the holder on a “cashless basis”.

Neither the Private Placement Warrants nor the Public Warrants contain any provision that change dependent upon the characteristics of the holder of the Warrant.

Note 8 — Income Taxes

The total provision for income taxes is comprised of the following:

	For the Years Ended
	December 31, 2025	December 31, 2024
Federal
Current	$4,453	$—
Deferred	(45,999)	(356,333)

State
Current
Deferred
Change in valuation allowance	45,999	356,333
Total provision for income taxes	$4,453	$—

The net deferred tax assets and liabilities in the accompanying consolidated balance sheets included the following components:

	December 31, 2025	December 31, 2024
Capitalized expenses before business combination	$941,705	$877,896
Net operating loss carryforward	111,449	129,259
Valuation allowance for deferred tax assets	(1,053,154)	(1,007,155)
Net deferred tax assets	$—	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing

ATHENA TECHNOLOGY ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 8 — Income Taxes (cont.)

net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. At December 31, 2025 and 2024, the valuation allowance was $1,053,154 and $1,007,155, respectively.

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate is as follows:

	December 31, 2025	December 31, 2024
Statutory federal income tax rate	21.00%	21.00%
State taxes, net of federal tax benefit	0.00%	0.00%
Subscription expense	(2.72)%	(0.00)%
Fines and penalties	(2.62)%	(7.55)%
Perm differences	(12.65)%	(0.00)%
Loss on return of capital liability change	0.27%	(0.00)%
Valuation allowance	(3.63)%	(13.45)%
Income tax provision expense	(0.35)%	0.00%

Note 9 — Fair Value Measurements

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities).

As of December 31, 2025 and 2024, the assets held in the Trust Account were comprised of $297,614 and $3,666,439, respectively, held in money market funds.

All of the Company’s investments held in the Trust Account are classified as trading securities. Net amounts of $2,869,660 and $2,674,222 (net of approximately $328,000 cash deposited to the Trust Account to refund the over withdrawal) have been withdrawn from the Trust Account to pay for franchise and income taxes of the Company as of December 31, 2025 and 2024, respectively.

The following tables present information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2025 and 2024 and indicate the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

December 31, 2025	Level	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account – Money Market Fund	1	$297,614	$—	$—
Liabilities:
Return of capital subscription shares liability	3	$—	$—	$147,600

ATHENA TECHNOLOGY ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 9 — Fair Value Measurements (cont.)

December 31, 2024	Level	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account – Money Market Fund	1	$3,666,439	$—	$—

The following tables present information about the Company’s equity instruments that are measured at fair value at August 11, 2025, February 9, 2025 and December 6, 2024, and indicate the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

August 11, 2025	Level	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities:
Return of capital subscription shares liability	3	$—	$—	$164,000
February 9, 2025	Level	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Equity:
Fair value of 300,000 subscription shares	3	$—	$—	$55,500
December 6, 2024	Level	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Equity:
Fair value of 200,000 subscription shares	3	$—	$—	$878,000

The return of capital subscription shares liability was valued using the market approach. The following table presents the quantitative information regarding market assumptions used in the valuation of return of capital subscription shares liability:

Inputs	August 11, 2025
Market Price	$10.00
Discount for Lack of Marketability	9%
Discount for Probability of Liquidation	50%
Discount for Expected Forfeiture	10%

ATHENA TECHNOLOGY ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 9 — Fair Value Measurements (cont.)

Inputs	February 9, 2025
Market Price	$1.00
Discount for Lack of Marketability	7%
Discount for Probability of Liquidation	50%
Discount for Expected Forfeiture	20%
Inputs	December 6, 2024
Market Price	$11.92
Discount for Lack of Marketability	8%
Discount for Probability of Liquidation	50%
Discount for Expected Forfeiture	20%

The return of capital subscription shares liability is accounted for as a liability in accordance with ASC 815-40 and is presented as return of capital subscription shares liability on the consolidated balance sheets. The return of capital subscription shares liability is measured at fair value at inception and on a recurring basis, with changes in fair value presented within other income (expense) in the consolidated statements of operations.

The Company established the initial fair value for the return of capital subscription shares liability on August 11, 2025, the date of the Company entered into the Subscription Agreement, using the market approach model. As of December 31, 2025, the return of capital subscription shares liability was valued using the market approach model. Transfers between levels are recognized at the end of each quarterly reporting period. There were no transfers from a Level 3 measurement to a Level 2 or Level 1 fair value measurement during the year ended December 31, 2025.

The following table presents the changes in the fair value of Level 3 return of capital subscription shares liability:

Return of Capital Subscription Shares Liability
Fair value as of December 31, 2024	$—
Initial measurement on August 11, 2025	164,000
Change in fair value	(16,400)
Fair value as of December 31, 2025	$147,600

On December 31, 2025, the estimated fair value of the return of capital subscription shares liability is determined using Level 3 inputs utilizing the market approach model.

The key inputs into the market approach model as of December 31, 2025:

Inputs	December 31, 2025
Market Price	$9.02
Discount for Lack of Marketability	9%
Discount for Probability of Liquidation	50%
Discount for Expected Forfeiture	10%

ATHENA TECHNOLOGY ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 10 — Segment Information

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker (“CODM”), or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Executive Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net (loss) income that also is reported on the consolidated statements of operations as net (loss) income. The measure of segment assets is reported on the consolidated balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net loss and total assets, which include the following:

	December 31, 2025	December 31, 2024
Investments held in Trust Account	$297,614	$3,666,439
Cash and cash equivalents	$348,472	$142,260
	For the Year Ended December 31,
	2025	2024
General and administrative expenses	$1,876,932	$3,402,952
Interest income on investments held in Trust Account	$110,291	$850,641

The CODM reviews interest income on investments held in Trust Account to measure and monitor stockholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the Trust Agreement.

General and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination or similar transaction within the business combination period. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative expenses, as reported on the consolidated statements of operations, are the significant segment expenses provided to the CODM on a regular basis. The accounting policies used to measure the profit and loss of the segment are the same as those described in the summary of significant accounting policies.

All other segment items included in net income or loss are reported on the consolidated statements of operations and described within their respective disclosures.

Note 11 — Subsequent Events

The Company has evaluated subsequent events and transactions that occurred after the consolidated balance sheet date through the date these consolidated financial statements were issued and determined that there were no subsequent events that would require adjustment or disclosure, except as described below.

On each of January 5, 2026, February 5, 2026 and March 4, 2026, the Company deposited $497.74 into the Trust Account, allowing the Company to extend the period of time it has to consummate its initial business combination by one month per deposit from January 14, 2026 to April 14, 2026 (the “Monthly Extension”). The last Monthly Extension is the seventh of up to nine potential monthly extensions permitted under the Company’s Amended and Restated Certificate of Incorporation, as amended.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of

ACE Green Recycling, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of ACE Green Recycling, Inc. (the “Company”) as of March 31, 2025, the related consolidated statements of operations, comprehensive loss, changes in stockholders’ deficit and cash flows for the year ended March 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2025, and the results of its operations and its cash flows for the year ended March 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has incurred significant losses, has an accumulated deficit as of March 31, 2025 and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ CBIZ CPAS P.C.

CBIZ CPAs P.C.

We have served as the Company’s auditor since 2024 (such date takes into account the acquisition of the attest business of Marcum LLP by CBIZ CPAs P.C. effective November 1, 2024).

Houston, Texas

October 24, 2025

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
ACE Green Recycling, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of ACE Green Recycling, Inc. (the “Company”) as of March 31, 2024, the related consolidated statements of operations, comprehensive loss, changes in stockholders’ deficit and cash flows for the year ended March 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2024, and the results of its operations and its cash flows for the year ended March 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Previously Issued Financial Statements

As discussed in Note 26 to the financial statements, the financial statements have been restated to correct a misstatement.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum llp

We have served as the Company’s auditor from 2024 to 2025.

Houston, Texas

April 7, 2025, except for the effects of the restatement discussed in Note 26, as to which the date is October 24, 2025

ACE Green Recycling Inc.
Consolidated Balance Sheets
(In USD thousands, except number of shares)

	As of March 31, 2025	As of March 31, 2024 (As restated)
ASSETS
Current assets
Cash and cash equivalents	$1,592	$1,793
Accounts receivable, net of allowance for expected credit losses of $9 and $4 as of March 31, 2025 and 2024, respectively	2,652	1,581
Inventories	639	813
Deferred offering costs	587	—
Prepayments	960	806
Other current assets	336	620
Total current assets	6,766	5,613

Non-current assets
Property, plant, and equipment, net of accumulated depreciation of $486 and $553 as of March 31, 2025 and 2024, respectively	562	582
Intangible assets, net of accumulated amortization of $11 and $5	2	8
Operating lease right-of-use assets	944	354
Total non-current assets	1,508	944
Total assets	$8,274	$6,557

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$3,079	$1,293
Short-term debt	232	227
Current portion of long-term debt	276	90
Current portion of operating lease liability	274	171
Simple Agreements for Future Equity (“SAFEs”)	19,774	—
Convertible notes	31,958	—
Deferred revenue	658	166
Employee benefits payable	9	13
Federal and other taxes on income	12	—
Other current liabilities	538	587
Total current liabilities	56,810	2,547

Non-current Liabilities
Long-term debt	1,078	1,288
Non-current portion of operating lease liability	698	189
Simple Agreements for Future Equity (“SAFEs”)	—	7,566
Convertible notes	—	6,988
Total Non-current liabilities	1,776	16,031
Total liabilities	58,586	18,578

Commitments and contingencies (refer note 25)

Stockholders’ equity (deficit)
Common stock ($0.0001 par value, 2,000,000 authorized shares; issued and outstanding 909,366 shares as of March 31, 2025 and 2024, respectively)	530	530
Convertible securities	852	768
Additional Paid-In Capital	2,206	1,469
Accumulated deficit	(53,821)	(14,757)
Accumulated other comprehensive loss	(79)	(31)
Total stockholders’ deficit	(50,312)	(12,021)
Total liabilities and stockholders’ deficit	$8,274	$6,557

The accompanying notes are an integral part of the consolidated financial statements.

ACE Green Recycling Inc.
Consolidated Statements of Operations
(In USD thousands, except number of shares)

	Year ended March 31, 2025	Year ended March 31, 2024 (As restated)
Net sales	$25,445	$24,133
Cost of sales (exclusive of depreciation and amortization expense shown separately below)	25,294	23,263
Research and development expense	349	621
Selling, general, & administrative expenses	5,380	4,339
Depreciation and amortization expense	126	142
Loss from operations	(5,704)	(4,232)

Other income (expense)
Change in fair value of SAFEs	(8,713)	707
Interest income	8	10
Interest expense	(521)	(546)
Other income	180	193
Fair value gain (loss) on derivatives	(24,211)	874
Loss before income taxes	(38,961)	(2,994)
Income tax expense	19	5
Net loss	$(38,980)	$(2,999)

Net loss per common share
Basic	$(42.87)	$(3.30)
Diluted	$(42.87)	$(3.30)

The accompanying notes are an integral part of the consolidated financial statements.

ACE Green Recycling Inc.
Consolidated Statements of Comprehensive Loss
(In USD thousands, except number of shares)

	Year ended March 31, 2025	Year ended March 31, 2024 (As restated)
Net loss	$(38,980)	$(2,999)

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(48)	3
Other comprehensive income (loss)	(48)	3
Comprehensive loss	$(39,028)	$(2,996)

The accompanying notes are an integral part of the consolidated financial statements.

ACE Green Recycling Inc.
Consolidated Statements of Changes in Stockholders’ Deficit
(In USD thousands, except number of shares)

	Common stock		Convertible securities	Additional paid in capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Total stockholders’ deficit
	Shares	Amount
Balance at April 1, 2023 (As restated)	909,366	$530	$—	$1,391	$(11,690)	$(34)	$(9,803)
Net loss (As Restated)	—	—	—	—	(2,999)	—	(2,999)
Other comprehensive income, net	—	—	—	—	—	3	3
Issuance of convertible securities	—	—	700	—	—	—	700
Interest on convertible securities	—	—	68	—	(68)	—	—
Stock-based compensation	—	—	—	78	—	—	78
Balance at March 31, 2024 (As restated)	909,366	530	768	1,469	(14,757)	(31)	(12,021)
Net loss	—	—	—	—	(38,980)	—	(38,980)
Other comprehensive income, net	—	—	—	—	—	(48)	(48)
Interest on convertible securities	—	—	84	—	(84)	—	—
Stock-based compensation	—	—	—	737	—	—	737
Balance at March 31, 2025	909,366	$530	$852	$2,206	$(53,821)	$(79)	$(50,312)

The accompanying notes are an integral part of the consolidated financial statements.

ACE Green Recycling Inc.
Consolidated Statements of Cash Flows
(In USD thousands, except number of shares)

	Year ended March 31, 2025	Year ended March 31, 2024 (As restated)
Cash flows from operating activities:
Net loss	$(38,980)	$(2,999)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	126	142
Non-cash lease expense	267	176
Stock-based compensation expense	737	78
Interest and accretion on convertible debt	438	445
Change in fair value of SAFEs	8,713	(707)
Provision for doubtful accounts receivable	5	1
Income tax expense	12	—
Fair value gain on derivatives	24,532	(753)
Changes in operating assets and liabilities:
Accounts receivable	(1,076)	1,790
Inventories	174	16
Deferred offering costs	(587)	—
Prepayments and other current assets	130	(618)
Accounts payable	1,786	(1,191)
Deferred revenue	492	(376)
Accrued expenses and other liabilities	(53)	332
Operating lease liabilities	(240)	(164)
Net cash used in operating activities	(3,524)	(3,828)

Cash flows from investing activities
Purchase of property and equipment, including capital work-in-progress	(208)	(126)
Proceeds from sale of property and equipment	89	47
Purchase of intangible asset	—	(15)
Proceeds from sale of intangible asset	—	16
Net cash used in investing activities	(119)	(78)

Cash flows from financing activities:
Proceeds from SAFE notes	3,495	3,270
Proceeds from convertible securities	—	700
Proceeds from short-term debt	5	—
Proceeds from long-term debt	66	840
Repayment of long-term debt	(90)	—
Net cash provided by financing activities	3,476	4,810

Net change in cash and cash equivalents during the year	(167)	904
Effect of exchange rates on cash and cash equivalents	(34)	2
Cash and cash equivalents at the beginning of the year	1,793	887
Cash and cash equivalents at the end of the year	$1,592	$1,793

Supplemental non-cash investing activities:
Purchases of property and equipment included in accrued expenses	$775	$—

Supplemental cash flow information:
Cash paid for interest	$17	$16
Cash paid for income taxes	(7)	(5)

The accompanying notes are an integral part of the consolidated financial statements.

ACE Green Recycling Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2025 and 2024
(In USD thousands, except number of shares)

1 Overview

Unless otherwise noted in these consolidated financial statements, any description of “us,” “we,” or “our,” refers to ACE Green Recycling, Inc., a Delaware corporation and its subsidiaries (the “Company”). Financial information in this report is presented in U.S. dollars.

Business

The Company was incorporated on March 03, 2021 and its registered address is 1001 West Loop South — Suite # 635, Houston, TX 70027, USA. The Company has operations in India, United States, United Kingdom and Singapore.

The Company is in the business of supply chain management of lead and lithium batteries, lead ingots, lithium black mass, lithium, nickel and cobalt salts and also offers sustainable end-of-life solutions through its innovative battery recycling technology platform. The Company has deployed modular, Scope 1 emissions-free recycling plants for lithium-ion and lead- acid batteries used in various industries including electronics, automotive and energy storage. Through its collaboration across the battery ecosystem, the Company aims to create localized circular solutions to retain critical battery materials within countries generating battery waste. There have been no significant changes in the nature of these activities during the financial years ended March 31, 2025 and 2024.

Risks and uncertainties

The Company is subject to a number of risks similar to those of other companies of similar size in its industry, including, but not limited to, the need for successful development of products, the need for additional capital (or financing) to fund operating losses, competition from substitute products and services from larger companies, protection of proprietary technology, patent litigation, and risks associated with changes in information technology.

The Company’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company’s long-term success is dependent upon its ability to successfully raise additional capital, market its existing services, increase revenues, and, ultimately, to achieve profitable operations.

The Company has incurred net losses, and utilized cash in operations since inception, has an accumulated deficit as of March 31, 2025, of $53,821 and expects to incur future additional losses. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the issuance of these financial statements. In the event that the Company does not achieve revenue anticipated in its current operating plan, management has the ability and commitment to reduce operating expenses. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2 Summary of Significant Accounting Policies

Basis of presentation

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP) and are presented in U.S. dollars.

Principles of consolidation

The consolidated financial statements reflect the account balances and transactions of ACE Green Recycling, Inc. and its subsidiaries. All intercompany transactions and account balances have been eliminated upon consolidation.

ACE Green Recycling Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2025 and 2024
(In USD thousands, except number of shares)

2 Summary of Significant Accounting Policies (cont.)

Use of estimates

The preparation of these consolidated financial statements in accordance with U.S. GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.

Significant items subject to such estimates and assumptions include:

(a)     valuation allowances for deferred tax assets,

(b)    valuation and measurement of convertible notes and SAFE instruments,

(c)     determination of undiscounted future cash flows and recoverability of long-lived assets, and

(d)    the determination of the fair value of stock option grants.

Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and makes adjustments when facts and circumstances dictate. These estimates are based on information available as of the date of the financial statements; therefore, actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash and cash equivalents. Cash and cash equivalents consist primarily of balance in current accounts and short-term fixed deposits with financial institutions with maturities of less than 90 days which can be withdrawn at any time without prior notice or penalty on the principal. The carrying amounts of cash and cash equivalents approximate their fair value due to the short-term nature of those instruments.

Derivative commodity instruments

ASC 815 — Derivatives and Hedging, requires entities to recognize all of their derivative instruments as either assets or liabilities in the consolidated balance sheets at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, further, on the type of hedging relationship. For derivative instruments that are designated and qualify as hedging instruments, an entity must designate the hedging instrument, based upon the exposure being hedged, as a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation. For derivative instruments not designated as hedging instruments, the gain or loss is recognized in the statement of financial performance during the current period.

The Company is exposed to certain risks relating to its ongoing business operations. The primary risks managed by using derivative instruments are commodity price risk. Forward contracts on various commodities are entered into to manage the price risk associated with forecasted fluctuation in price of commodity after the sales order is placed.

In accordance with ASC 815, the Company recognizes the gain or loss in the consolidated statements of operations during the current period.

ACE Green Recycling Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2025 and 2024
(In USD thousands, except number of shares)

2 Summary of Significant Accounting Policies (cont.)

Allowance for credit losses

On a regular basis, the Company evaluates its accounts receivable (other than accounts receivable associated with provisional pricing arrangements which is measured at fair value through the statement of operations) and establishes the allowance for credit losses based on an evaluation of certain criteria including client industry profile. Past-due receivable balances are written off when the Company’s collection efforts have been deemed unsuccessful in collecting the outstanding balance due.

See Note 4, “Accounts receivable, net” for further information and related disclosures.

Inventories

Inventories are valued at the lower of cost or net realizable value. Cost is determined on a weighted average basis except for raw materials which is valued on first-in-first-out (FIFO) basis. The cost of finished goods includes the cost of raw materials and the applicable share of the cost of labor and fixed and variable production overhead. Stock-in-trade, which comprises goods acquired for resale, is valued at cost, determined using the FIFO method.

See Note 5, “Inventories” for further information and related disclosures.

Property, plant and equipment

Property, plant, and equipment, are stated at cost less accumulated depreciation and accumulated impairment losses. Expenditures for major renewals and improvements which extend the life or usefulness of the asset are capitalized. Items of an ordinary repair or maintenance nature are charged directly to operating expense as incurred.

The declining-balance method is used to depreciate plant and equipment. The estimated useful lives, residual values and method of depreciation are reviewed whenever events or circumstances indicate that a revision is warranted and any changes are accounted for on a prospective basis.

The estimated useful lives are as follows:

Assets	Estimated useful life
	United States	Other
Machinery and Equipment	15 Years	13 – 15 years
Computers, Laptops & IT Equipment	3 Years	2 – 3 years
Office & laboratory Equipment	5 Years	5 years
Furniture and Fixtures	10 Years	10 years
Vehicle	10 Years	8 – 10 years

Advances paid toward the acquisition of property and equipment and the cost of property and equipment not ready for use before the reporting date are disclosed as capital work-in-progress.

See Note 7, “Property, plant and equipment, net” for further information and related disclosures.

Impairment of long-lived assets

The Company assesses long-lived assets for impairment in accordance with the provisions of ASC 360, Property, Plant and Equipment. Long-lived assets (asset group), such as property and equipment, intangible assets with finite useful life and ROU assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the

ACE Green Recycling Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2025 and 2024
(In USD thousands, except number of shares)

2 Summary of Significant Accounting Policies (cont.)

asset. The amount of impairment loss, if any, is measured as the difference between the carrying value of the asset and its estimated fair value. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values, and third-party independent appraisals, as considered necessary.

Intangible assets

Intangible assets with finite lives are amortized on straight-line basis over the estimated useful lives as follows and are reviewed for impairment if indicators of impairment arise.

Assets	Estimated useful life
Software	2 years

See Note 8, “Intangible Assets” for further information and related disclosures.

Leases

Contracts are reviewed at inception to determine if the arrangement is a lease and, if so, whether it is an operating or finance lease. The Company recognizes a right-of-use asset and a corresponding lease liability with respect to all lease arrangements in which it is the lessee, except for short-term leases (defined as leases with a lease term of 12 months or less and do not contain purchase options or renewal terms that are reasonably certain to exercise). For these leases, the Company recognizes the lease payments as an operating expense on a straight-line basis over the term of the lease.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted by using the rate implicit in the lease. If this rate cannot be readily determined, the Company uses its incremental borrowing rate. The operating lease liability is presented as separate line in the consolidated balance sheets.

A portion of the Company’s lease agreements include renewal periods at the Company’s option. The Company includes these renewal periods in the lease term only when renewal is reasonably certain based upon facts and circumstances specific to the lease and known by the Company.

The operating lease right-of-use assets is presented as a separate line in the consolidated balance sheets. The Company applies ASC 360 — Property, Plant and Equipment to determine whether a right-of-use asset is impaired and accounts for any identified impairment loss as described in the “Impairment of long-lived assets” policy.

As a practical expedient, ASC 842 — Leases permits a lessee not to separate non-lease components, and instead account for any lease and associated non-lease components as a single arrangement. The Company has elected to use this practical expedient.

See Note 20, “Leases” for further information and related disclosures.

Income taxes

The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities using enacted tax rates. The effect of a change in tax rates on deferred tax assets or liabilities is recognized in income in the period that includes the enactment date. A valuation allowance is recorded for deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

ACE Green Recycling Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2025 and 2024
(In USD thousands, except number of shares)

2 Summary of Significant Accounting Policies (cont.)

The Company recognizes the financial statement effects of an uncertain income tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. For those positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than fifty percent likely to be realized upon ultimate settlement with the related tax authority.

The Company believes its tax positions are all more likely than not to be upheld upon examination. As such, the Company has not recorded a liability for uncertain tax benefits or for any related interest and penalties. In the event that the Company is assessed penalties and/or interest, penalties will be charged to other operating expense and interest will be charged to interest expense.

Fair value of financial instruments

ASC 820 — Fair Value Measurement defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining fair value measurements for assets and liabilities which are required to be recorded at fair value, the Company considers the principal or most advantageous market and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability. These could include risks inherent in valuation techniques, transfer restrictions, and credit risk. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels. In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

(a)	Level 1 — Quoted prices in active markets for identical assets or liabilities.
(b)

Level 2 — Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

(c)	Level 3 — Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

See Note 21, “Fair Value Measurements” for further information on how we determine fair value for our assets and liabilities.

Foreign currency matters

The consolidated financial statements are presented in U.S. Dollars, which is the Company’s reporting currency. The functional currency for foreign subsidiaries is their respective local currency. The assets and liabilities of the subsidiaries are translated into U.S. dollars at the exchange rate in effect at the balance sheet date. Revenue and expense accounts are translated at average exchange rates in effect during the period. The gains or losses resulting from such translation are reported as a separate component of stockholders’ equity under accumulated other comprehensive loss.

Foreign currency transaction gains and losses resulting from or expected to result from transactions denominated in a currency other than the functional currency are recognized in other income (expense), net in the consolidated statements of operations.

ACE Green Recycling Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2025 and 2024
(In USD thousands, except number of shares)

2 Summary of Significant Accounting Policies (cont.)

Revenue recognition

The Company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services. To determine revenue recognition for the arrangements that the Company determines are within the scope of Revenue from Contracts with Customers (Topic 606), the Company performs the following five steps:

(1)    identify the contract(s) with a customer,

(2)    identify the performance obligations in the contract,

(3)    determine the transaction price,

(4)    allocate the transaction price to the performance obligations in the contract, and

(5)    recognize revenue when (or as) the entity satisfies a performance obligation.

The Company estimates the amount of consideration to which it expects to be entitled under provisional pricing arrangements, which is based on the initial assay results and market prices of certain constituent metals on the date control is transferred to the customer. The final consideration is based on the mathematical product of: (i) average market prices of certain constituent metals over the quotation period and (ii) product weight.

The final settlement is done on the basis of the final assay report within stipulated days as per the agreement after goods are received at discharge port on customer’s final weighing, sampling, and assay report.

Product sales and the related trade accounts receivable are measured using provisional prices for the constituent metals on initial recognition and any unsettled sales are remeasured at the end of each reporting period using the market prices of the constituent metals at the estimated settlement dates. Upon settlement of a sale transaction, the Company will receive or pay the incremental amount to settle the final consideration based on the constituent metal prices on the settlement date. Changes in the fair value of the receivable or payable following the sale are recognized as an adjustment in related accounts receivable.

The Company has elected the practical expedient that allows accounting of shipping and handling activities associated with sale of goods as a fulfillment cost within cost of sales, and account for shipping and handling costs collected from customers in revenue. Further, the Company has also elected to use the practical expedient for financing components related to its sales contracts. The Company does not recognize interest expense on contracts for which the period between receipt of customer payments and sale to the customer is one year or less.

Out-of-pocket expense reimbursements are recognized as revenue at the point in time, or as the distinct performance obligation to which they relate is delivered.

Licensing arrangement performance obligations include the provision of machinery and equipment licenses, chemical licenses, and access to trademarks (i.e., licensing of intellectual property (IP) rights). Revenue for distinct IP rights is accounted for based on the nature of the promise to grant the license. In determining whether the Company’s promise is to provide a right to access its IP or a right to use its IP, the Company considers the nature of the IP to which the customer will have rights. The Company determines that the IP provided under these arrangements is symbolic in nature as it does not have significant standalone functionality. Revenue from symbolic IP is recognized over the access period to the Company’s IP.

Revenue from trademark access is recognized when, or as, the later of (i) the subsequent sale or usage occurs, or (ii) the performance obligation to which all or a portion of the sales-based royalty has been allocated is satisfied.

See Note 10, “Net sales” for further information and related disclosures.

ACE Green Recycling Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2025 and 2024
(In USD thousands, except number of shares)

2 Summary of Significant Accounting Policies (cont.)

Interest income

Interest income is recognized on an accrual basis taking into account the interest rates applicable to the financial assets.

Cost of Sales

Cost of sales primarily includes the cost of manufacture and delivery, ingredients or raw materials, direct salaries, wages and benefits and overhead and other operational expenses. No depreciation and amortization is included within cost of sales in the consolidated statements of operations.

Employee benefits

The Company’s contributions to defined contribution plans are recognised as employee compensation expense when the contributions are due, unless they can be capitalised as an asset. The Company has no further obligation under defined contribution plans beyond the contributions made under these plans. Contributions are recorded in the year in which they accrue and are included in the consolidated statements of operations.

The Company recognizes its liabilities for compensated absences dependent on whether the obligation is attributable to employee services already rendered, relates to rights that vest or accumulate and payment is probable and estimable.

Stock-based compensation

The Company accounts for stock options using the fair value-based method of accounting for stock-based compensation. Fair values are determined using the Black-Scholes-Merton option pricing model. Management exercises judgment in determining the underlying share price volatility, expected life of the option, expected forfeitures and other parameters of the calculations. Compensation costs are recognized over the vesting period on a straight-line basis for each tranche as if each award was in substance multiple awards, as an increase to stock-based compensation expense and additional paid-in capital. The Company accounts for award forfeitures as they occur.

See Note 16, “Stock-based compensation” for further information and disclosures.

Debt issuance costs

Costs incurred in connection with the issuance of the Company’s long-term debt have been recorded as a direct reduction against the debt and amortized over the life of the associated debt as a component of interest expense using the effective interest method.

Research and development

Research and development costs that do not meet the criteria for capitalization are expensed as incurred. Research and development expense includes costs (primarily consisting of employee costs, materials, contract services, research agreements, and other external spend) relating to the discovery and development of new products, and enhancement of existing products.

Segment information

The Company has determined that there is one operating and reportable segment based on qualitative and quantitative considerations. The accounting policies of the segment are measured in a manner consistent with that of the consolidated financial statements.

ACE Green Recycling Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2025 and 2024
(In USD thousands, except number of shares)

2 Summary of Significant Accounting Policies (cont.)

Earnings or loss per share

Basic earnings per share are computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share are computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. For the purposes of calculating diluted earnings per share, the treasury stock method is used for stock-based awards except where the results would be anti-dilutive. When a net loss is reported, potentially issuable common shares are generally excluded from the computation of diluted earnings per share as their effect would be anti-dilutive.

See Note 12, Loss per share for further information.

Deferred Offering Costs

The Company capitalizes certain underwriting, legal, professional accounting and other third-party fees that are directly associated with in-process financings as deferred offering costs, until such financings are consummated. After consummation of an equity financing, these costs are recorded in stockholder’s deficit as a reduction of additional paid-in capital generated as a result of the offering. Should the in-process equity financing be abandoned, the deferred offering costs will be expensed immediately in the Consolidated Statements of Operations.

Simple Agreements for Future Equity (“SAFEs”)

The Company has issued certain SAFEs that grant investors the right to participate in future equity financings. These SAFEs provide investors with rights to acquire certain shares upon the occurrence of either a Qualified Equity Financing or a Corporate Transaction Event, depending on the specific type of SAFE. A Qualified Equity Financing is defined in the agreements as a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells its equity securities. A Corporate Transaction Event is defined as the sale, transfer, or other disposition of all or substantially all of the Company’s assets, the consummation of a merger or consolidation, or a change of control. Upon the occurrence of a Qualified Equity Financing, some SAFEs mandatorily convert into equity securities, while others provide investors with the option to elect conversion. In the event of a Corporate Transaction Event, certain SAFEs similarly convert mandatorily, while other investors may have the option to receive either a cash payment twice their investment or conversion shares, depending on the type of SAFE and the terms as specified in the agreement.

The Company’s SAFEs are recorded as a liability in the accompanying balance sheets and the Company records subsequent remeasurements in “Changes in fair value of SAFEs” in the statements of operations. In determining that these SAFEs represent a liability, the Company’s accounting analysis considered the guidance in ASC 480 to distinguish liabilities from equity. The SAFEs are not a legal form share or a legal form debt instrument, as they do not have a stated maturity or typical creditor rights, but are instead contracts that require the Company to settle the instrument by issuing a variable number of its equity shares. Although the number of shares will be variable, the Investor will receive a fixed monetary value equal to the fixed contract price. Because at inception the final settlement amount that the Company is obligated to deliver represents a fixed monetary amount (regardless of the share price determined at delivery), the Company determined that these SAFEs should be classified as liabilities pursuant to ASC 480-10-25-14(a).

See Note 14, “SAFEs” for further information and related disclosures.

ACE Green Recycling Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2025 and 2024
(In USD thousands, except number of shares)

2 Summary of Significant Accounting Policies (cont.)

Convertible securities

The Company issued convertible securities to investors. These notes automatically convert upon occurrence of qualified equity financing at the lower of the offered per-share price (after applying a specified discount) or the pre-agreed valuation cap divided by the fully diluted shares. In the event of a corporate transaction, the holder can opt to receive either cash equal to twice their investment or conversion shares based on the pre-agreed valuation cap divided by the fully diluted shares. Holder has conversion option in case the qualified equity financing does not occur by the cut-off date.

The Company determines that the put option (settlement at the holder’s option upon a change of control or optional conversion if triggering events do not occur by the cut-off date) is not closely related to the equity host. However, this feature does not meet the definition of a derivative and hence not bifurcated from the equity host as an embedded derivative.

The Company classifies the convertible securities as equity based on the terms and nature of the instrument. Proceeds from their issuance are recorded in equity, with any related issuance costs deducted from the carrying amount of the convertible securities. The embedded feature is reassessed at each reporting date to confirm that non-bifurcation remains appropriate.

Convertible securities classified as equity are not remeasured after initial recognition. The carrying amount is adjusted for yield, similar to dividends, and this adjustment is charged against retained earnings or, in the absence of retained earnings, against additional paid-in capital (APIC).

Convertible notes

The Company classifies convertible notes as debt. These notes are initially recorded at fair value in accordance with ASC 480-10. Given their nature as share-settled debt, the Company applies the accounting alternative under ASC 835-30, accruing to the redemption amount using the interest method. Associated issuance costs are charged to the Consolidated Statement of Operations.

The Company evaluates the redemption features to determine if they represent embedded derivatives requiring separation. The fair value of any embedded derivative is deducted from the proceeds, with the remaining amount allocated to the host debt, which is then accounted for using the interest method. The fair value of the embedded derivative is remeasured at each reporting date, with any changes in fair value recognized in the Consolidated Statement of Operations.

See Note 15, Convertible notes for further information and related disclosures.

Recently adopted accounting pronouncements

Segment Reporting Disclosures

Accounting Standards Update (“ASU”) No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, was issued in November 2023 and is effective for annual periods beginning after December 15, 2023, and for interim periods beginning December 15, 2024, and is required to be applied on a retrospective basis to all prior periods presented and early adoption is permitted. This guidance requires the disclosure of significant segment expenses that are regularly provided to a company’s chief operating decision maker and included within each reported measure of segment profit or loss. The Company must also disclose “other segment items,” which is the difference between segment revenue less significant expenses for each reported measure of segment profit or loss,

ACE Green Recycling Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2025 and 2024
(In USD thousands, except number of shares)

2 Summary of Significant Accounting Policies (cont.)

and a description of its composition. This guidance also requires all segment annual disclosures to be provided on an interim basis. The adoption of ASU No. 2023-07 had no impact on the Company’s consolidated financial statements and did not have a material impact on the disclosures. The company adopted this ASU for year ended March 2025.

Convertible instruments

ASU No. 2024-04 was issued in August 2020 and is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted. The Company adopted the standard for the fiscal years ended March 31, 2025, and 2024. This ASU simplifies the accounting for certain financial instruments by eliminating the separation models for beneficial conversion and cash conversion features from convertible instruments. It also simplifies the derivative scope exception guidance for equity classification of contracts in an entity’s own equity and introduces enhanced disclosure requirements for convertible debt and equity-linked instruments. The standard also modifies the diluted earnings per share calculation, requiring the use of the if-converted method for all convertible instruments. The adoption of this ASU had no impact on the Company’s consolidated financial statements and did not have a material impact on the disclosures.

Recently issued accounting pronouncements not yet adopted

(a)     Accounting Standards Update (“ASU”) No. 2023-09, Income Taxes: Improvements to Income Tax Disclosures (Topic 740) was issued in December 2023. Under this ASU, public business entities must annually “(1) disclose specific categories in the rate reconciliation and (2) provide additional information for reconciling items that meet a quantitative threshold (if the effect of those reconciling items is equal to or greater than 5 percent of the amount computed by multiplying pretax income or loss by the applicable statutory income tax rate).” The ASU’s amendments are effective for public business entities for annual periods beginning after December 15, 2024. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of ASU 2023-09 on its financial statements.

(b)    In March 2024, the FASB issued ASU No. 2024-01, Compensation — Stock Compensation (Topic 718). The amendment in this Update is related to the scope application issue that applies to all reporting entities that account for profits interest awards as compensation to employees or non-employees in return for goods or services. The amendments are effective for annual periods beginning after December 15, 2025, and interim periods within those annual periods. Early adoption of amendment is permitted. The Company is currently in the process of evaluating the impact that adoption of this standard will have on its financial statements.

(c)     In November 2024, the FASB issued ASU No. 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (“ASU 2024-03”) to expand expense disclosures by requiring disaggregated disclosure of certain income statement expense line items, including those that contain purchases of inventory, employee compensation, depreciation and amortization. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, or our fiscal 2028, and subsequent interim periods, with early adoption permitted. The amendments should be applied prospectively, but retrospective application is permitted. We are currently assessing the impact of the requirements on our consolidated financial statements and disclosures.

ACE Green Recycling Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2025 and 2024
(In USD thousands, except number of shares)

3 Cash and cash equivalents

	March 31, 2025	March 31, 2024
Balances with banks
In current accounts	$1,572	$1,741
Fixed deposit with original maturity of less than 3 months	19	49
Cash in hand	1	3
	$1,592	$1,793

4 Accounts receivable, net

The Company recognizes current estimated credit losses (“CECL”) for trade receivables not subject to provisional pricing. The CECL for accounts receivable are estimated based on days past due consisting of a customers with similar risk characteristics that operate under similar economic environments. The Company determined the CECL based on an evaluation of certain criteria and evidence of collection uncertainty including client industry profile. When specific customers are identified as no longer sharing the same risk profile as their current pool, they are removed from the pool and evaluated separately.

The allowance for expected credit losses as of March 31, 2025 was $9 (March 31, 2024: $4).

Bad debt expense for the year ended March 31, 2025 was $154 (March 31, 2024: $139).

	March 31, 2025	March 31, 2024
Accounts receivable	$2,661	$1,585
Less: Allowance for expected credit losses	(9)	(4)
	$2,652	$1,581

A roll forward of the Company’s allowance for expected credit losses is comprised of the following:

	March 31, 2025	March 31, 2024
Balance at the beginning of the year	$4	$3
Additions charged to cost and expense	5	1
	$9	$4

The following table summarizes the concentration of credit risk for the Company’s accounts receivable with specific customers above 10% of the total balance:

Accounts receivable

	March 31, 2025	March 31, 2024
Customer 1	77%	—
Customer 2	—	44%
Customer 3	22%	20%
Customer 4	—	13%

Accounts receivable are stated at the amount the Company expects to collect. The Company generally does not require collateral or other security in support of accounts receivable. To reduce credit risk, the Company performs ongoing credit evaluations of its customers’ financial condition.

ACE Green Recycling Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2025 and 2024
(In USD thousands, except number of shares)

5 Inventories

	March 31, 2025	March 31, 2024
Raw materials	$39	$625
Work in progress	105	86
Finished goods	62	96
Inventory in third-party warehouse	421	—
Stores and spares	12	6
	$639	$813

6 Other current assets

	March 31, 2025	March 31, 2024
Receivables from government authorities*	$203	$504
Security deposit	105	105
Derivative asset	20	2
Other receivables	8	9
	$336	$620

____________

*        includes $62 paid under protest with GST authorities which represents input GST adjusted against a disputed credit.

7 Property, plant and equipment, net

	March 31, 2025	March 31, 2024
Machinery and equipment	$696	$880
Computers, laptops & IT equipment	171	175
Office & laboratory equipment	46	38
Furniture and fixtures	26	29
Vehicle	1	13
Capital work-in-progress	108	—
Property, plant and equipment, gross	1,048	1,135
Less: Accumulated depreciation	(486)	(553)
Property, plant and equipment, net	$562	$582

Total depreciation expense for the years ended March 31, 2025 and March 31, 2024 was $120 and $137, respectively.

8 Intangible assets

The following tables present the detail of intangible assets as recorded in the consolidated balance sheets:

	March 31, 2025
	Gross Intangibles	Accumulated Amortization	Net Intangibles	Weighted Average Amortization Period (years)
	13	(11)	2	1
Software	$13	$(11)	$2

ACE Green Recycling Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2025 and 2024
(In USD thousands, except number of shares)

8 Intangible assets (cont.)

	March 31, 2024
	Gross Intangibles	Accumulated Amortization	Net Intangibles	Weighted Average Amortization Period (years)
	13	(5)	8	2
Software	$13	$(5)	$8

Total amortization expense for the years ended March 31, 2025 and March 31, 2024 was $6 and $5, respectively. As of March 31, 2025, expected amortization expense over the remaining intangible asset lives is as follows:

Year ending March 31, 2026	2
$2

9 Other current liabilities

	March 31, 2025	March 31, 2024
Accrued expenses	$466	$516
Payables to government authorities	10	9
Other liabilities	62	62
	$538	$587

10 Net sales

(a) Net sales

	Year ended March 31, 2025	Year ended March 31, 2024
Sale of products	$25,352	$23,787
Sale of services	93	346
	$25,445	$24,133

Sale of products

The Company’s revenue is derived from sale of lead, lithium, cobalt oxide, zinc ingots, graphite, iron phosphate, copper salts, aluminum salts and other minerals.

The primary obligation of the Company is the supply of goods as per the terms of the contract. The control of the goods is transferred to the buyer at the point of dispatch, except where the Incoterms are ‘Delivery at Place’; in that case, control is transferred at the destination point. Further, as per the normal business practice, insurance is taken by the Company on behalf of the customer. Generally, in all our revenue arrangements, the shipping and handling activities take place after the customer obtains control as discussed above. The Company has elected to account for the shipping and handling activities as fulfilment activities rather than as a separate performance obligation.

The consideration under the contract is generally variable and is confirmed only by the end of quotation period. The entity recognizes revenue once control has been transferred to the customer. Since the consideration is variable, the Company estimates the transaction price and records the revenue on the basis of provisional prices. Subsequently, the corresponding receivables are fair valued to capture the final prices.

ACE Green Recycling Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2025 and 2024
(In USD thousands, except number of shares)

10 Net sales (cont.)

Sale of services (licensing arrangements)

The Company also enters into licensing arrangements with its customers. Under these arrangements, the Company supplies equipment and required modules to its customer along with its erection and commissioning services and required technical support. The Company also provides machinery and equipment license, chemical license, trademark access and other essential supplies/ancillary equipment under the contract.

The primary obligation of the company is supply of machinery & equipment and modules along with its erection and commissioning, technical licenses, trademark license and required technical support as per the terms of the contract.

Revenue from supply of machinery & equipment and initial modules along with its erection and commissioning is recognized over the time of commissioning of the whole facility.

Revenue from sale of subsequent modules is recognised at a point in time.

Revenue from machinery and chemical license is recognised on the straight line basis over the license period.

Revenue from trademark’s license is recognised at the time when the product bearing the trademarks is manufactured. Revenue from technical support is recognised over the technical support period provided to the customer.

Practical expedients and exemptions

Because the Company’s contracts for sale of products are generally short-term, we have elected the following practical expedients:

i.       ASC 606-10-50-14 exempts companies from disclosure of the transaction price allocated to remaining performance obligations if the performance obligation is part of a contract that has an original expected duration of one year or less.

ii.      ASC 340-40-25-4 allows companies to recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that the entity otherwise would have recognized is one year or less.

iii.     ASC 606-10-32-2A allows an entity to make an accounting policy election to exclude from the measurement of the transaction price all taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction and collected by the entity from a customer (for example, sales, use, value added, and some excise taxes).

Refer to Note 19(c) for information on revenues from external customers by product and service.

(b) Disaggregated Revenue

Revenue disaggregated by geography, based on the location of selling entity:

	Year ended March 31, 2025	Year ended March 31, 2024
Revenues
Singapore	$24,814	$17,752
US	94	3,575
India	537	2,806
Gross revenue	25,445	24,133
Discounts	—	—
Net revenue	$25,445	$24,133

ACE Green Recycling Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2025 and 2024
(In USD thousands, except number of shares)

10 Net sales (cont.)

(c) Contract balances

A contract asset is recognized when goods or services have been transferred to the customer, but payment is contingent upon a future event, other than the passage of time (i.e., a type of unbilled receivable). The Company does not have any material unbilled receivables; therefore, it does not have any contract assets. The Company only has accounts receivable as disclosed in the consolidated balance sheets.

The Company records contract liabilities as deferred revenue when it receives customer payment in advance of the performance obligations being satisfied on its contracts.

Revenue recognized for the years ended March 31, 2025 and March 31, 2024 from amounts included in deferred revenue at the beginning of the year was $166 and $542, respectively.

Deferred revenue that will be recognized during the succeeding 12-month period is recorded as short-term deferred revenue and the remaining portion is recorded as long-term deferred revenue, which is included within other non-current liabilities.

Reconciliation of deferred revenue balance

	March 31, 2025	March 31, 2024
Balance, beginning of the year	$166	$542
Additions	9,122	13,275
Revenue recognized during the period	(8,630)	(13,651)
Balance, end of the year	658	166
Current deferred revenue	658	166
Non-current deferred revenue	$—	$—

11 Other income

	Year ended March 31, 2025	Year ended March 31, 2024
Rental income from sublease	$151	$91
Gain on sale of investments	—	64
Export incentive	5	28
Sale of duty benefit	17	—
Other income	7	10
	$180	$193

12 Loss per share

	Year ended March 31, 2025	Year ended March 31, 2024 (As Restated)
Net loss	$(38,980)	$(2,999)
Weighted average number of common shares	909,366	909,366
Basic loss per share	$(42.87)	$(3.30)
Diluted loss per share (refer note below)	$(42.87)	$(3.30)

____________

Note: Adjustments for diluted loss per share were not made for the years ended March 31, 2025 and 2024, as they would be anti-dilutive in nature.

ACE Green Recycling Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2025 and 2024
(In USD thousands, except number of shares)

12 Loss per share (cont.)

The following table presents shares from instruments that could dilute basic loss per share in the future, but were not included in the calculation of diluted loss per share because they are anti-dilutive for the periods presented:

	Year ended March 31, 2025	Year ended March 31, 2024
Stock options and Restricted stock awards	114,030	100,164
SAFE notes	279,600	185,604
Convertible securities	20,343	18,338
Convertible notes	156,876	146,433
Total	570,849	450,539

13 Debt

The below table presents details of the Company’s debt:

	March 31, 2025	March 31, 2024
Short-term debt
Working capital facilities	$232	$227
Current portion of long-term debt
Term loan, net of debt issuance costs
Loan payable to GGE Inc	276	90
Total	508	317
Long-term debt
Term loan, net of debt issuance costs
Term loan from Engy Group LLC	892	826
Loan payable to GGE Inc	186	462
Total	$1,078	$1,288

Working capital facilities

The Company has a working capital facility in India which provides for a borrowing capacity of INR 20 million and is due on demand. The facility bears interest at 8.75% where the underlying reference rate is reset by the bank once in every three months. The facility is collateralized by various Company assets and Corporate Guarantee of ACE Green Recycling Inc.

Term loan from Engy Group LLC

The entire principal and accrued interest on the unsecured note shall be due and payable on December 31, 2026 with the possibility of roll-over. The note has been rolled-over several times by mutual agreement of the parties. Some of the basic terms and provisions of the note include:

The interest rate shall remain at eight percent (8%) per annum.

Any failure by holder (Engy Group) to insist upon strict performance by maker (the Company) of the terms and provisions of the note prior to the date hereof shall not be deemed a waiver of same, and holder shall have the right to insist upon strict performance by maker of all such terms and provisions.

ACE Green Recycling Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2025 and 2024
(In USD thousands, except number of shares)

13 Debt (cont.)

The terms and provisions of the note shall in no manner impair, limit, restrict or otherwise affect the obligations of maker to holder as evidenced by the note. As a material inducement to holder to execute and deliver the agreement, maker has acknowledged that there are no claims or offsets against, or defenses or counterclaims to, the terms or provisions of the note.

Except as expressly modified by the terms and provisions of the note, each and every one of the terms and provisions of the note shall remain in full force and effect.

Loan payable to GGE Inc

The aggregate amount payable by the Company to GGE Inc is as follows:

(i)     12 consecutive monthly payments of $15, with the first payment on October 1, 2024, and subsequent payments on the first day of each subsequent month;

(ii)    12 consecutive monthly payments of $31, with the first payment on October 1, 2025, and subsequent payments on the first day of each subsequent month.

Aggregate amount of maturities on the term loan are as follows:

Year ended March 31, 2026	$1,239
Year ended March 31, 2027	1,206
$2,445

The following table presents the changes in debt issuance costs during the years ended March 31, 2025 and 2024:

	March 31, 2025	March 31, 2024
Opening balance	$—	$—
Add: Debt issuance costs	—	8
Less: Amortization of debt issuance costs	—	(8)
Closing balance	$—	$—

14 Simple Agreements For Future Equity (As Restated)

The Company has entered into SAFEs with various investors since December 2021. During the years ended March 31, 2025 and 2024, the Company received aggregate gross proceeds of $3,495 and $3,270, respectively, from these SAFEs. These SAFEs have no maturity dates, and certain SAFEs carry an annual yield. Upon a qualified equity financing, certain SAFEs will mandatorily convert into a variable number of shares at the lower of (i) the offered per-share price in that financing (after applying a specified discount) or (ii) the pre-agreed valuation cap divided by the fully diluted capitalization, while others provide investors with the option to elect conversion at 80% of the offered per-share price in that financing.

Other conversion events include corporate transaction events. In the event of a corporate transaction, certain SAFEs similarly convert mandatorily into a variable number of shares at the per-share price at which shares are sold in the Private Investment in Public Equity (“PIPE”) transaction (after applying a specified discount), while other investors may have the option to receive either (i) cash proceeds equal to twice their Investment Amount or Adjusted Investment Amount (which includes accrued yield), or (ii) conversion shares based on the pre-agreed valuation cap divided by the fully diluted capitalization.

ACE Green Recycling Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2025 and 2024
(In USD thousands, except number of shares)

14 Simple Agreements For Future Equity (As Restated) (cont.)

The SAFEs are classified as a liability based on Management’s evaluation of the characteristics of the instruments and the Company presents the SAFEs at fair value as a current/ non-current liability in the Company’s accompanying balance sheets, depending on whether a triggering event is expected to occur within 12 months from the balance sheet date.

Valuation of SAFEs

The Company has issued SAFEs that include automatic/ optional conversion features triggered by specific events, such as a Qualified Equity Financing or a Corporate Transaction. Based on the terms affixed to the SAFEs, a scenario-based valuation approach has been considered to estimate the fair value.

Following are the key steps of the valuation approach adopted :

1.      Under this approach, the key possible scenarios based on the contractual features of the SAFEs have been identified.

2.      Under the probable scenario, the expected payoff to SAFE Investors has been modeled based on the contractual rights.

3.      Monte Carlo simulations have been used, where necessary, to simulate the underlying equity valuation paths to estimate equity payoffs under conversion payouts.

4.      The greater of the equity payoff and cash payoff is selected (as the holder will rationally choose the higher value).

5.      The present value of the expected payoff under each scenario has been computed.

Based on the Company’s expectation that no competing financing events are likely to occur under the definition of a Qualified Equity Financing, a 100% probability was assigned to the Corporate Transaction scenario. Under this scenario, upon the occurrence of a Corporate Transaction, SAFE investors have the right to elect either a cash payout or equity conversion. The Monte Carlo Simulation valuation method was used, involving 10,000 scenario simulations to model a range of possible equity valuation paths for the Company at the time of the Corporate Transaction (i.e., to determine whether conversion or cash payout is more favorable under each scenario).

The following table summarizes the significant inputs not observable in the market upon which the fair value measurements associated with the SAFEs were determined:

	March 31, 2025	March 31, 2024
Continuous risk-free rate	4.2%	4.7%
Calibration discount rate	17% – 65%	67.2%
Life to expiration	0.42 years	1.42 years
Volatility	0.0%	38.5%
Underlying stock/asset price	$196.48	$41.91

ACE Green Recycling Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2025 and 2024
(In USD thousands, except number of shares)

14 Simple Agreements For Future Equity (As Restated) (cont.)

Notes to valuation assumptions:

i.       Underlying stock/asset price — For the present valuation exercise, the underlying equity value per share of the Company for each of the relevant valuation dates is considered.

ii.      Exercise price — The exercise price is the price payable for exercising the option as per the terms of SAFEs.

iii.     Expected volatility of the stock/asset price — The Company being an unlisted entity as at the relevant valuation dates, volatility of comparable companies listed on recognized stock exchanges has been considered.

iv.      Life to expiration — The expected life of the SAFEs has been considered based on the terms of conversion/cash payouts.

v.       Risk-free interest rate — It has been considered based on US Treasury Constant Maturity Curve (as sourced from Federal Reserve website) as at the valuation dates for the maturity corresponding to the respective expected life. Based on this, continuous risk-free rate is calculated.

Fair value measurements associated with SAFEs were determined based on significant inputs not observable in the market, which represent Level 3 measurements within the fair value hierarchy. Increases and decreases in the fair value of the SAFEs can result from updates to assumptions such as expected timing and probability of triggering events or other assumptions mentioned above. Judgment is used in determining these assumptions as of the initial valuation date and at each subsequent reporting period. Changes or updates to assumptions could have a material impact on the reported fair value and the change in fair value of SAFEs and the results of operations in any given period.

The following table summarizes the changes in fair value of SAFEs at the beginning or end of the periods presented:

	March 31, 2025	March 31, 2024
Balance at beginning of the year	$7,566	$5,003
Proceeds from issuances of SAFEs	3,495	3,270
Change in fair value of SAFEs (loss)	8,713	(707)
Balance at end of the year	$19,774	$7,566

15 Convertible notes

	March 31, 2025	March 31, 2024
Convertible notes
Ocean Fund Holdings Pte. Ltd. (see (a) below)	$30,757	$6,758
AC Fund I, a series of ClimateAngels, LP (see (b) below)	1,201	230
Total Convertible Debt at end of the year	$31,958	$6,988

The above convertible notes are unsecured debt instruments. Amount of maturities for convertible notes, with interest components rolled into principal, for each of the next five years are as follows:

Year ended March 31, 2026	31,958
$31,958

ACE Green Recycling Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2025 and 2024
(In USD thousands, except number of shares)

15 Convertible notes (cont.)

(a) Ocean Fund Holdings Pte. Ltd.

	March 31, 2025	March 31, 2024
Principal of convertible note at beginning of the year	$5,000	$5,000
Issuance of convertible notes	—	—
Principal of convertible notes at end of the year	5,000	5,000

Conversion feature at beginning of the year	798	1,517
Fair value (gain) loss on embedded derivative	23,574	(719)
Conversion feature at end of the year	24,372	798

Debt component at beginning of the year	5,960	5,527
Accrued interest expense	425	433
Debt component at end of the year	6,385	5,960
Total convertible debt at end of the year	$30,757	$6,758

Terms

On November 9, 2021, the Company entered into a Note Purchase Agreement with Ocean Fund Holdings Pte. Ltd., a Singapore private limited company (“holder”) and issued an unsecured convertible note for a principal amount of $2 million. Further, on February 8, 2022, an amendment agreement was entered to provide for the issuance and sale by the Company of an additional convertible promissory note for a principal amount of $3 million. The note carried an simple interest rate of 8.5% per annum. The principal of this Note will be due and payable by the Company at any time on or after November 9, 2024 (i.e., initial maturity date) at the Company’s election or upon demand by the holder. The initial maturity date was extended to November 9, 2025 via amendment agreement dated November 15, 2024 and further extended to February 9, 2026 via amendment agreement dated January 6, 2025.

The convertible note includes a provision allowing holder the option to receive either proceeds or a variable number of equity shares in the event of a change of control. In the case of a qualified or other equity financing round, holder is entitled to receive a variable number of equity shares. The conversion price is determined based on the per-share purchase price of equity securities issued in the equity financing, adjusted by applying a specified discount, or according to fixed valuation caps divided by the fully diluted capitalization prior to the equity financing.

If neither a qualified equity financing, other equity financing, nor a change in control event occurs by February 9, 2026, the holder will have the option to convert the outstanding principal, along with any accrued interest, into equity shares of the Company at the applicable conversion price. Further, the note includes a provision for cash payout to provide holders the target returns along with drag along rights in case of event of default.

Out of the above events, the triggering event (i.e. the qualified or other equity financing events) is considered in the Company’s control because the Company may choose not to proceed with the financing and thus the Company would not be considered to have an obligation to deliver a variable number of shares. The change in control event is also considered within the control of the Company since it requires approval of the board of directors of the Company. Further, the event of default is considered as the Company having discretion to avoid.

As the note is mandatorily convertible into variable number of shares on or after maturity, it is classified as a liability under ASC 480-10. The convertible note was initially recorded at fair value pursuant to ASC 480-10-30-7 in the consolidated financial statements. Subsequently, as the note is in the nature of share settled debt, the Company applied the accounting alternative following the guidance in ASC 835-30 i.e. the Company accrued to the redemption amount using the effective interest method.

ACE Green Recycling Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2025 and 2024
(In USD thousands, except number of shares)

15 Convertible notes (cont.)

The note contains variable share settlement features and early redemption on change in control, which the Company evaluated under embedded derivatives guidance and determined that embedded derivative for variable share settlement feature is to be separated from host debt and accounted at fair value. The difference between the proceeds allocated to the hybrid debt instrument and the fair value of the bifurcated derivative is assigned to the host debt instrument.

As of March 31, 2025, no conversions or redemptions had taken place.

Fair valuation of embedded derivatives

The Company uses Monte Carlo simulation methodology for valuation of embedded derivatives. For the purpose of valuation, a simulation analysis was undertaken in which 10,000 scenario simulations were assessed for the Company’s equity value. The option payoff of the simulated equity value, minus the exercise value (i.e., outstanding principal + accrued interest), was considered as the holding value of the embedded derivative.

Based on the fully diluted capital structure of the Company and the valuation inputs/parameters mentioned below, the Company has arrived at the fair value of the embedded derivatives.

The assumptions used in the model were as follows:

	March 31, 2025	March 31, 2024
Continuous risk-free rate	NA	5.2%
Life of derivative	0.4 years	0.6 years
Volatility	NA	41.5%
Share price	$274.92	$46.64

Notes to valuation:

i.       Life of derivative is based on the incidents/events as of the valuation date.

ii.      The risk-free interest rate has been considered based on the US Treasury Constant Maturity Curve (as sourced from the Federal Reserve website) as of the valuation date, for the maturity corresponding to the expected life of the derivative.

iii.     Expected volatility considered is based on the trading history of comparable companies listed on recognized stock exchanges.

(b) AC Fund I, a series of ClimateAngels, LP

	March 31, 2025	March 31, 2024
Principal of convertible note at beginning of the year	$151	$151
Issuance of convertible notes	—	—
Principal of convertible notes at end of the year	151	151

Conversion feature at beginning of the year	54	88
Fair value (gain) loss on embedded derivative	958	(34)
Conversion feature at end of the year	1,012	54

Debt component at beginning of the year	176	164
Accrued interest expense	13	12
Debt component at end of the year	189	176
Total convertible debt at end of the year	$1,201	$230

ACE Green Recycling Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2025 and 2024
(In USD thousands, except number of shares)

15 Convertible notes (cont.)

Terms

On January 7, 2022, the Company entered into a Note Purchase Agreement with AC Fund I, a series of ClimateAngels, LP, a Series of a Limited Partnership organized and existing under the laws of the State of Delaware (“holder”) and issued an unsecured convertible note for a principal amount of $148. The note carried an simple interest rate of 8.5% per annum. The principal and accrued interest of this Note will be due and payable by the Company at any time on or after the Maturity Date (36 months following the closing) at the Company’s election or upon demand by the holder. This maturity date is further extended by 12 months via amendment agreement dated November 21, 2024.

The convertible note includes a provision allowing holder the option to receive either proceeds or a variable number of equity shares in the event of a change of control. In the case of a qualified or other equity financing round, holder is entitled to receive a variable number of equity shares only, not proceeds. The conversion price is determined based on the per-share purchase price of equity securities issued in the equity financing, adjusted by applying a specified discount, or according to fixed valuation caps divided by the fully diluted capitalization prior to the equity financing.

If neither a qualified equity financing, other equity financing, nor a change of control event occurs by 48 months from the closing, the holder will have the option to convert the outstanding principal, along with any accrued interest, into equity shares of the Company at the applicable conversion price.

Out of the above events, the triggering event (i.e. the qualified or other equity financing events) are considered in the Company’s control because the Company may choose not to proceed with the financing and thus the Company would not be considered to have an obligation to deliver a variable number of shares. Further, the change of control event is also considered within the control of the Company since it requires approval of the board of directors of the Company.

As the note is mandatorily convertible into variable number of shares on or after maturity, this is classified as a liability under ASC 480-10. The convertible note is initially recorded at fair value pursuant to ASC 480-10-30-7 in the consolidated financial statements. Subsequently, as the note is in the nature of share settled debt, the Company applied the accounting alternative following the guidance in ASC 835-30 i.e. the Company accrued to the redemption amount using the effective interest method.

The note contains variable share settlement features and early redemption on change of control, which the Company evaluated under embedded derivatives guidance and determined that embedded derivative for variable share settlement feature is to be separated from host debt and accounted at fair value. The difference between the proceeds allocated to the hybrid debt instrument and the fair value of the bifurcated derivative is assigned to the host debt instrument.

As of March 31, 2025, no conversions or redemptions had taken place.

Fair valuation of embedded derivatives

The Company uses Monte Carlo Simulation Method for valuation of embedded derivatives. For the purpose of valuation, a simulation analysis was undertaken in which 10,000 scenario simulations were assessed for the Company’s equity value. The option payoff of the simulated equity value, minus the exercise value (i.e., outstanding principal + accrued interest), was considered as the holding value of the embedded derivative.

Based on the fully diluted capital structure of the Company and the valuation inputs/parameters mentioned below, the Company has arrived at the fair value of the embedded derivatives.

ACE Green Recycling Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2025 and 2024
(In USD thousands, except number of shares)

15 Convertible notes (cont.)

The assumptions used in the model were as follows:

	March 31, 2025	March 31, 2024
Continuous risk-free rate	NA	5.1%
Life of derivative	0.4 years	0.8 years
Volatility	NA	38.9%
Share price	$274.92	$46.64

Notes to valuation:

i.       Life of derivative is based on the incidents/events as of the valuation date.

ii.      The risk-free interest rate has been considered based on the US Treasury Constant Maturity Curve (as sourced from the Federal Reserve website) as of the valuation date, for the maturity corresponding to the expected life of the derivative.

iii.     Expected volatility considered is based on the trading history of comparable companies listed on recognized stock exchanges.

16 Stock-based compensation

Our share-based compensation arrangements include Non-statutory stock options (“Options”) and Restricted stock awards (“RSAs”) granted under the Ace Green Recycling Inc. 2021 Long term Incentive Plan (“LTIP”).

This plan is effective March 3, 2021 and the benefit of the plan extended to selected employees, directors and consultants of Ace Green Recycling Inc. and its subsidiaries.

The awards granted under the plan are vested as per the vesting schedule mentioned in the individual agreement entered with the award holders. Generally the awards are vested on monthly/quarterly/yearly basis. Holders can exercise the option at any time after vesting.

(a) Options

A summary of stock option activities is as follows:

Particulars	Options	Weighted Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousand)
Outstanding as of April 1, 2023	100,728	$0.0003
Grants	1,259	0.01
Forfeitures	(865)	0.01
Outstanding as of March 31, 2024	101,122	0.0003	3.97	$45,162
Exercisable as of March 31, 2024	99,538	0.0002	5.46	$44,455

ACE Green Recycling Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2025 and 2024
(In USD thousands, except number of shares)

16. Stock-based compensation (cont.)

Particulars	Options	Weighted Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousand)
Outstanding as of April 1, 2024	101,122	0.0003
Grants	37,717	4.98
Forfeitures	(23)	0.01
Outstanding as of March 31, 2025	138,815	1.35	4.21	$70,973
Exercisable as of March 31, 2025	100,192	$0.0002	5.46	$51,226

No cash was received from the exercise of stock options for the year ended March 31, 2025 and 2024.

A summary of non-vested stock options for the years ended March 31, 2025 and 2024 are shown below:

Particulars	Number of Stock Options	Weighted average grant date fair value
Non-vested balance as of March 31, 2023	34,703	$8.28
Granted during the period	1,259	42.75
Vested during the period	(33,513)	7.17
Forfeited during the period	(865)	39.46
Non-vested balance as of March 31, 2024	1,584	42.08
Granted during the period	37,717	46.64
Vested during the period	(654)	42.07
Forfeited during the period	(23)	42.91
Non-vested balance as of March 31, 2025	38,624	$46.54

The Company recognized total expenses of $732 related to stock options for the year ended March 31, 2025 (year ended March 31, 2024: $69) under ‘Selling, general, & administrative expenses’ in the Consolidated Statements of Operations.

As of March 31, 2025, there was $1,057 of total unrecognized compensation cost arising from stock options. This cost is expected to be recognized over a weighted average period of 4.21 years. The total fair value of stock options vested during the year ended March 31, 2025 was $28 (year ended March 31, 2024: $240).

The fair value of the stock options granted during the year ended March 31, 2025 was $1,759 (year ended March 31, 2024: $54), using the Black-Scholes Merton option pricing model. The assumptions used in the stock option pricing model were as follows:

	March 31, 2025	March 31, 2024
Risk free interest rate	2.70% – 3.83%	2.55% – 2.77%
Expected life of options	4.50 – 4.61 years	4.61 years
Expected dividend yield	0%	0%
Expected stock price volatility	47.44% – 48.37%	48.83% – 54.06%

ACE Green Recycling Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2025 and 2024
(In USD thousands, except number of shares)

16. Stock-based compensation (cont.)

(b) Restricted stock awards (RSAs)

A summary of RSA activities is as follows:

Particulars	Restricted Stock Awards (RSAs)	Weighted Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousand)
Outstanding as of April 1, 2023	1,014			$0.01
Grants	—	—
Outstanding as of March 31, 2024	1,014	0.01	5.31	$80
Exercisable as of March 31, 2024	592	0.01	6.34	$47
Outstanding as of April 1, 2024 Grants	1,014	0.01	—	—
Outstanding as of March 31, 2025	1,014	0.01	4.31	$80
Exercisable as of March 31, 2025	761	$0.01	6.01	$60

A summary of non-vested RSAs for the years ended March 31, 2025 and 2024 are shown below:

Particulars	Number of Restricted Stock Awards (RSAs)	Weighted average grant date fair value
Non-vested balance as of March 31, 2023	592	$39.46
Vested during the period	(169)	39.46
Non-vested balance as of March 31, 2024	423	39.46
Vested during the period	(169)	39.46
Non-vested balance as of March 31, 2025	254	$39.46

The Company recognized total expenses of $5 related to restricted stock awards for the year ended March 31, 2025 (year ended March 31, 2024: $9) under ‘Selling, general, & administrative expenses’ in the Consolidated Statements of Operations.

As of March 31, 2025, there was $2 of total unrecognized compensation cost arising from restricted stock awards. This cost is expected to be recognized over a weighted average period of 4.31 years. The total fair value of restricted stock awards vested during the year ended March 31, 2025 was $7 (year ended March 31, 2024: $7).

No restricted stock awards were granted during the years ended March 31, 2025 and 2024.

17 Post employee benefit plans

Defined contribution plans

Contributions to defined contribution plans are charged to the consolidated statement of operations in the period in which services are rendered by the covered employees. The Company contributed the following amounts to defined contribution plans in various jurisdictions for given period:

Particulars	Year ended March 31, 2025	Year ended March 31, 2024
Contribution to defined contribution plans	$12	$10

ACE Green Recycling Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2025 and 2024
(In USD thousands, except number of shares)

18 Income taxes

(a) Income tax expense for the years ended March 31, 2025 and 2024 is as follows:

	Year ended March 31, 2025	Year ended March 31, 2024
Tax expense	$19	$5

(b) The domestic and foreign sourced components of loss before income taxes were:

	Year ended March 31, 2025	Year ended March 31, 2024
U.S.	$(38,664)	$(3,129)
Foreign	(297)	135
Total	$(38,961)	$(2,994)

(c)Significant components of the provision for income taxes from continuing operations were:

	Year ended March 31, 2025	Year ended March 31, 2024
Current
State	$6	$5
Foreign	13	—
Total current tax expense	19	5
Deferred
Federal	—	—
Foreign	—	—
Total deferred tax expense	—	—
Total income tax expense	$19	$5

(d) Significant components of deferred tax assets and deferred tax liabilities included in the accompanying consolidated balance sheets are as follows:

	March 31, 2025	March 31, 2024
Deferred tax assets
Stock compensation expense	$312	$158
R&D Expense	51	120
Tax losses and credit carryforwards	3,042	2,060
Lease liabilities	247	82
Property, plant and equipment, net	158	91
Total deferred tax assets	3,810	2,511
Valuation allowance	(3,571)	(2,432)
Total deferred tax assets, net of valuation allowance	239	79
Deferred tax liabilities
Right-of-use assets	239	79
Total deferred tax liabilities	239	79
Net of deferred tax assets/(liabilities)	$—	$—

ACE Green Recycling Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2025 and 2024
(In USD thousands, except number of shares)

18 Income taxes (cont.)

(e) Differences between U.S. federal statutory income tax rates and our effective tax rates for the years ended March 31, 2025 and March 31, 2024 are as follows:

	Year ended March 31, 2025	Year ended March 31, 2024
Statutory federal income tax benefit at 21%	$(8,182)	$(629)
Reconciliation items
Change in valuation allowance	1,132	969
Capital loss lapsed	—	70
Tax losses and credit carryforwards	78	(129)
Non deductible fair value changes on embedded derivatives and SAFEs	6,981	(307)
State income tax	(6)	(5)
Nondeductible item and others	29	38
Difference in tax rate	(13)	(2)
Income tax expense	$19	$5

(f) Other disclosures

As of March 31, 2025, the Company has federal net operating loss carryforward of $13,867 (March 31, 2024: $9,189) related to the United States, available to reduce net income for tax purposes in future years. A net operating loss (NOL) arising in a tax year beginning after 2020 has no carryback period but may be carried forward indefinitely until it is fully absorbed. Management believes there is insufficient evidence that the income tax benefits related to these losses and other potential deferred income tax assets will be realized. Accordingly, the Company has provided for a valuation allowance against the net amount of deferred income tax assets in the consolidated financial statements.

The Company is subject to income taxes in the U.S. federal jurisdiction, various state jurisdictions, as well as the United Kingdom (UK), India, and Singapore. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. The change in the valuation allowance is primarily driven by taxable losses generated by the U.S. entities for which no benefit has been recognized. The Company’s tax years 2021, 2022, 2023, 2024 and 2025 remain open for examination by U.S., UK, India and Singapore tax authorities.

On July 4, 2025, the One Big Beautiful Bill Act (“OBBBA”) was signed into law. The OBBBA includes various provisions, such as the permanent extension of certain expiring provisions of the Tax Cuts and Jobs Act, modifications to the international tax framework and the restoration of favorable tax treatment for certain business provisions. The OBBBA has multiple effective dates, with certain provisions effective in 2025 and others implemented through 2027. We are currently assessing its impact on our consolidated financial statements and will recognize the income tax effects in the consolidated financial statements beginning in the period in which the OBBBA was signed into law.

19 Segment and geographical information

(a) The Company’s Chief Executive Officer (“CEO”), as the chief operating decision maker (“CODM”), organizes the Company, manages resource allocations, and measures performance on the basis of one operating segment. The Company evaluates performance based on consolidated net income (loss). The CODM additionally considers forecasted information monthly for net income (loss) when making decisions regarding capital and personnel needs. The CODM reviews information at the consolidated entity level and does not distinguish the principal business

ACE Green Recycling Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2025 and 2024
(In USD thousands, except number of shares)

19 Segment and geographical information (cont.)

or group the operations by geographic locations or use asset or liability information when measuring performance or allocating resources. While the Company’s products are sold across different geographies, all products are managed as one product category under one operating and reportable segment. Furthermore, the Company notes that monitoring financial results as one reportable segment helps the CODM manage expenses and resource allocation on a consolidated basis, consistent with the Company’s operations and centralized management structure.

(b) The Company does not regularly provide the CODM with more detailed segment expense information beyond what is included in the consolidated statements of operations and comprehensive loss. The significant expense categories used to manage operations are those reflected in our consolidated statements of operations and comprehensive loss.

(c) Information about revenues from external customers for each product and service is as follows:

	Year ended March 31, 2025	Year ended March 31, 2024 (As restated)
Sale of products
Lead ingots	$18,498	$10,596
Zinc ingots	4,496	7,994
Black mass	1,057	1,939
Nickel ingots	807	—
Lithium batteries	177	17
Copper scrap	35	89
Aluminum scrap	29	2,604
Lead batteries	—	381
Stainless steel scrap	—	127
Others	253	40
Sale of services
Licensing services	93	346
Net sales	$25,445	$24,133

(d) The Company’s revenue is primarily derived from the key customers listed in the table below. The Company’s remaining customers do not make up significant percentages of these balances:

Revenue	Year ended March 31, 2025	Year ended March 31, 2024 (As restated)
Customer 1	26.26%	15.95%
Customer 2	21.83%	7.67%
Customer 3	12.30%	—
Customer 4	11.75%	13.84%
Customer 5	—	12.02%
Customer 6	—	11.01%

ACE Green Recycling Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2025 and 2024
(In USD thousands, except number of shares)

19 Segment and geographical information (cont.)

(e) The following is a summary of the Company’s geographical information:

	Singapore	US	UK	India	Total
Revenues
Year ended March 31, 2025	$24,814	$94	$—	$537	$25,445
Year ended March 31, 2024	17,752	3,575	—	2,806	24,133
Non-current assets
As at March 31, 2025	3	245	—	1,260	1,508
As at March 31, 2024	$3	$256	$—	$685	$944

20 Leases

We have operating leases for corporate offices and warehouses. Our leases have lease terms ranging from 1 year to 10 years.

(a) The components of lease expense were as follows:

	Year ended March 31, 2025	Year ended March 31, 2024 (As restated)
Operating lease cost	$267	$176

(b) Supplemental information related to leases was as follows:

	Year ended March 31, 2025	Year ended March 31, 2024 (As restated)
Cash paid for amounts included in the measurement of lease liabilities Operating cash flows from operating leases	$240	$164
Right-of-use assets obtained in exchange for lease obligations Operating leases	775	—

(c) Supplemental balance sheet information related to leases was as follows:

	Year ended March 31, 2025	Year ended March 31, 2024 (As restated)
Operating leases
Operating lease right-of-use assets	$944	$354
Operating lease liabilities – Current	274	171
Operating lease liabilities – Non-current	698	189
Total operating lease liabilities	$972	$360

Weighted average remaining lease term
Operating leases (in years)	1.75	2.75

Weighted average discount rate
Operating leases	9.85%	10.28%

ACE Green Recycling Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2025 and 2024
(In USD thousands, except number of shares)

20 Leases (cont.)

(d) Maturities of lease liabilities were as follows:

Years Ended	Operating Leases
Year ended March 31, 2026	$274
Year ended March 31, 2027	135
Year ended March 31, 2028	127
Year ended March 31, 2029	115
Thereafter	770
Total lease payments	1,421
Less: Imputed interest	(449)
Total present value to lease liabilities	$972

21 Fair value measurements (as restated)

The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy requires that the Company maximize the use of observable inputs and minimize the use of unobservable inputs. The levels of the fair value hierarchy are described below:

Level 1 —	Quoted prices for identical instruments traded in active markets.
Level 2 —

Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3 —

Unobservable inputs that cannot be supported by market activity and that are significant to the fair value of the asset, liability, or equity such as the use of certain pricing models, discounted cash flow models and similar techniques that use significant assumptions. These unobservable inputs reflect our own estimates of assumptions that market participants would use in pricing the asset or liability.

Fair Value Measurements on a Recurring Basis

The Company’s financial assets (liabilities) measured at fair value on a recurring basis are as follows:

	Significant Other Observable Inputs
As of March 31, 2025	Level 1	Level 2	Level 3
Derivative asset (refer to Note 23)	$20	$—	$—
Accounts receivable (subject to provisional pricing)	—	218	—
Simple Agreements for Future Equity (SAFEs) (refer to Note 14)	—	—	(19,774)
Conversion feature of convertible notes (refer to Note 15)	—	—	(25,384)
	Significant Other Observable Inputs
As of March 31, 2024	Level 1	Level 2	Level 3
Derivative asset (refer to Note 23)	$2	$—	$—
Accounts receivable (subject to provisional pricing)	—	10	—
Simple Agreements for Future Equity (SAFEs) (refer to Note 14) (as restated)	—	—	(7,566)
Conversion feature of convertible notes (refer to Note 15)	—	—	(852)

ACE Green Recycling Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2025 and 2024
(In USD thousands, except number of shares)

21 Fair value measurements (as restated) (cont.)

The following table provides a summary of the changes in the fair value of the Company’s Level 3 financial instruments that are measured at fair value on a recurring basis at March 31, 2025, and 2024:

	SAFEs	Conversion feature
Balance as of April 1, 2023	$5,003	$1,605
Proceeds from issuances of SAFEs	3,270	—
Change in fair value ((gain)/loss)	(707)	(753)
Balance as of March 31, 2024	7,566	852
Proceeds from issuances of SAFEs	3,495	—
Change in fair value ((gain)/loss)	8,713	24,532
Balance as of March 31, 2025	$19,774	$25,384

The carrying value of cash & cash equivalents, accounts receivable, accounts payable approximate fair value because of their short-term nature. Long-term debt includes promissory notes which have a fixed interest rate, so the carrying amount approximates fair value because interest rates on these instruments approximate the interest rate on debt with similar terms available to us.

There were no transfers between levels during the years ended March 31, 2025 and 2024.

Refer to Note 4 for additional details related to measurement of accounts receivable and the concentration of credit risk.

22 Financial Instruments

Market Risk

The Company is exposed to commodity price movements for the inventory it holds and produces. Commodity price risk management activities are currently limited to monitoring market prices. The Company’s revenues are sensitive to the market prices of the products, notably lead ingots, remelted lead, remelted lead blocks, mixed metal powder (carbon oxide) and black mass.

(a) The following table sets out the Company’s exposure, in relation to the impact of movements in above products for the provisionally invoiced sales volume:

As of March 31, 2025	Metric tonnes subject to fair value pricing adjustments	10% increase in price	10% decrease in price
Black mass	22	$9	$(9)
Lead	101	21	$(21)
As of March 31, 2024	Metric tonnes subject to fair value pricing adjustments	10% increase in price	10% decrease in price
Black mass	20	$10	$(10)

ACE Green Recycling Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2025 and 2024
(In USD thousands, except number of shares)

22 Financial Instruments (cont.)

(b) The following table sets out the period end commodity prices:

As of March 31, 2025	Market price per metric tonne
Black mass	$3,954
Lead	$2,061
As of March 31, 2024	Market price per metric tonne
Black mass	$4,737

23 Derivative Instruments

The Company’s derivative commodity instruments principally include commodity futures and options contracts. The Company’s derivatives are not material to the Company’s financial position, results of operations or liquidity. The Company believes it has no material market or credit risks to its operations, financial position or liquidity as a result of its commodity derivative activities. The Company applies fair valuation accounting to commodity transactions to manage the market price risk associated with forecasted sales of commodity.

The Company has also separated the conversion feature (embedded derivative liability) on convertible notes. (refer to note 15 for further information)

Derivative instruments measured at fair value at March 31, 2025 and 2024, and their classification in the consolidated balance sheets and consolidated statements of operations are as follows:

(a) Consolidated Balance Sheet: Fair value of derivatives

Type of Derivative Contract	Balance Sheet classification	As of March 31, 2025	As of March 31, 2024 (as Restated)
Commodity	Derivative asset	$20	$2
Conversion feature on convertible notes (see note 15)	Derivative liability	$(25,384)	$(852)

(b) Consolidated Statements of Operations: The effect of derivatives [Gain (Loss)]

Type of Derivative Contract	Statement of Operations classification	Year ended March 31, 2025	Year ended March 31, 2024
Commodity (fair value changes)	Fair value gain on derivatives	$321	$121
Commodity (transaction cost)	Selling, general, & administrative expenses	$(24)	$(15)
Conversion feature on convertible notes (fair value changes) (see note 15)	Fair value gain on derivatives	$(24,532)	$753

24 Related Party Disclosures

(a) Name of the related parties and their relationships

(i) Subsidiaries

ACE Green Recycling UK Ltd (business development and staffing/employment subsidiary for the UK and Europe) AGR Enterprises Inc (supply chain management entity for the US market)

ACE Green Recycling Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2025 and 2024
(In USD thousands, except number of shares)

24 Related Party Disclosures (cont.)

AGR Licensing Inc (customer-facing, licensing company for all global licensing transactions) AGR Lithium Inc (intellectual property owner for all Lithium assets)

AGR Machinery Inc (formerly owner of 99.99% shares of AGR Equipments Pvt. Ltd. India (dissolved in May 2024)) AGR Personnel Inc (staffing/employment company for all employees and 1009 contractors in the US market)

Red Lion Engineering Inc (formerly owner of 99.99% shares of Korkea Technology India Pvt Ltd India (dissolved in May 2024)) Verdeen Chemicals Inc (intellectual property owner for all Lead assets)

(ii) Sub-subsidiaries

ACE Recycling Pte Ltd (supply chain management entity for Singapore and the Asia market)

Ace Lithium India Pvt Ltd (staffing/employment company in India (currently inactive and being dissolved)) AGR Equipments Private Limited (fabrication of licensing machinery & equipment in India)

Korkea Technology India Pvt Ltd (chemicals procurement & blending to licensing clients (inactive & being dissolved)) Verdeen Chemicals Pvt Ltd (operating/manufacturing for Lithium recycling in India and staffing/employment)

(iii) Key managerial personnel (KMP)

Nishchay Chadha (CEO & Director)

Vipin Tyagi (CTO & Director)

Teodoro Alban (CFO)

Siddharth Jain (Director of some or all Indian subsidiaries only)

Avinash Kumar Singh Solanki (Director of some or all Indian subsidiaries only)

DK Tyagi (Director of some or all Indian subsidiaries only)

(b) Related party transactions

Name of the related party	Relationship	Nature of transaction	Year ended March 31, 2025	Year ended March 31, 2024 (As restated)
Nishchay Chadha	KMP	Salary	$219	$219
Vipin Tyagi	KMP	Salary	207	207
Teodoro Alban	KMP	Salary	200	200
Siddharth Jain	KMP	Salary	21	8
Avinash Kumar Singh Solanki	KMP	Salary	24	12
DK Tyagi	KMP	Salary	36	11

25 Contingencies and commitments

There are no capital commitments or contingent liabilities as at the reporting date.

26 Restatement of previously issued financial statements

During the financial reporting process for the year ended March 31, 2025, the Company identified an error in the classification of SAFEs in its previously issued financial statements. The Company had historically classified the SAFEs as equity instruments, with the proceeds from issuance recorded in equity with no subsequent remeasurement.

The Company considered the guidance in ASC 480 to distinguish liabilities from equity. The SAFEs are not a legal form share or a legal form debt instrument, as they do not have a stated maturity or typical creditor rights, but are instead contracts that require the Company to settle the instrument by issuing a variable number of its equity shares.

ACE Green Recycling Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2025 and 2024
(In USD thousands, except number of shares)

26 Restatement of previously issued financial statements (cont.)

Although the number of shares will be variable, the Investor will receive a fixed monetary value equal to the fixed contract price. Because at inception the final settlement amount that the Company is obligated to deliver represents a fixed monetary amount (regardless of the share price determined at delivery), the Company determined that these SAFEs should be classified as liabilities pursuant to ASC 480-10-25-14(a).

In accordance with ASC 250, Accounting changes and error corrections, the Company has restated its previously issued financial statements to reflect the correct classification and related measurement of the SAFEs. As a result of the restatement:

(a)     The SAFEs are classified as liabilities measured at fair value in the consolidated balance sheets.

(b)    Subsequent remeasurements of fair value are recognized in the consolidated statements of operations under “Change in fair value of SAFEs”.

(c)     Opening accumulated deficit balances have been adjusted to reflect the related fair valuation impacts on SAFEs up to April 1, 2022.

The misclassification in the previously issued audited financial statements for the years ended March 31, 2024 and 2023, should no longer be relied upon. The Company has restated the financial statements to rectify the identified material misstatements in accordance with ASC 250.

The following tables summarize the effect of the restatement on the previously reported consolidated financial statements. See Note 2 for additional information on the Company’s accounting policy for SAFEs and Notes 12, 14, and 21 for impacts of the restatement as of and for the year ended March 31, 2024.

(a) Consolidated Balance Sheets

	As at March 31, 2024			As at March 31, 2023
	As previously reported	Adjustment	As restated	As previously reported	Adjustment	As restated
Long-Term Liabilities
Simple Agreements for Future Equity (“SAFEs”)	$—	$7,566	$7,566	$—	$5,003	$5,003
Stockholders’ equity (deficit)
Accumulated deficit	(14,968)	211	(14,757)	(10,962)	(728)	(11,690)
SAFE notes	$7,777	$(7,777)	$—	$4,275	$(4,275)	$—

(b) Consolidated Statements of Operations

	For the year ended March 31, 2024			For the year ended March 31, 2023
	As previously reported	Adjustment	As restated	As previously reported	Adjustment	As restated
Other income (expense)
Change in fair value of SAFEs	$—	$707	$707	$—	$(719)	$(719)
Loss before income taxes	(3,701)	707	(2,994)	(4,748)	(719)	(5,467)
Net loss	(3,706)	707	(2,999)	(4,748)	(719)	(5,467)
Net loss per common share
Basic	(4.08)	0.78	(3.30)	(5.22)	(0.79)	(6.01)
Diluted	$(4.08)	$0.78	$(3.30)	$(5.22)	$(0.79)	$(6.01)

ACE Green Recycling Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2025 and 2024
(In USD thousands, except number of shares)

26 Restatement of previously issued financial statements (cont.)

(c) Consolidated Statements of Changes in Stockholders’ Deficit

	As previously reported	Adjustment	As restated
SAFE notes
Balance at April 1, 2022	$1,525	$(1,525)	$—
Issuance of SAFE notes	2,750	(2,750)	—
Balance at March 31, 2023	4,275	(4,275)	—
Issuance of SAFE notes	3,270	(3,270)	—
Yield/Interest on SAFE notes and Convertible notes	232	(232)	—
Balance at March 31, 2024	7,777	(7,777)	—

Accumulated deficit
Balance at April 1, 2022	(6,214)	(9)	(6,223)
Net loss	(4,748)	(719)	(5,467)
Balance at March 31, 2023	(10,962)	(728)	(11,690)
Net loss	(3,706)	707	(2,999)
Yield/Interest on SAFE notes and Convertible notes	(300)	232	(68)
Balance at March 31, 2024	$(14,968)	$211	$(14,757)

(d) Consolidated Statements of Cash Flows

	As at March 31, 2024			As at March 31, 2023
	As previously reported	Adjustment	As restated	As previously reported	Adjustment	As restated
Cash flows from operating activities:
Net loss	$(3,706)	$707	$(2,999)	$(4,748)	$(719)	$(5,467)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of SAFEs	$—	$(707)	$(707)	$—	$719	$719

27 Subsequent events

Subsequent to March 31, 2025, the Company issued SAFE notes to various investors, raising aggregate gross proceeds of $530 to finance its ongoing operations.

ACE Green Recycling, Inc.
Unaudited condensed consolidated interim balance sheets
(In USD thousands, except number of shares)

	As of December 31, 2025	As of March 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$1,998	$1,592
Accounts receivable, net of allowance for expected credit losses of $5 and $9	1,905	2,652
Inventories	501	639
Deferred offering costs	973	587
Prepayments	848	960
Other current assets	787	336
Total current assets	7,012	6,766

Non-current assets
Property, plant, and equipment, net of accumulated depreciation of $538 and $486	1,091	562
Intangible assets, net of accumulated amortization of $12 and $11	1	2
Operating lease right-of-use assets	780	944
Total non-current assets	1,872	1,508
Total assets	$8,884	$8,274

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$3,844	$3,079
Short-term debt	4	232
Current portion of long-term debt	1,239	276
Current portion of operating lease liability	170	274
Simple Agreements for Future Equity (“SAFEs”)	23,759	19,774
Convertible notes	32,159	31,958
Deferred revenue	496	658
Employee benefits payable	9	9
Federal and other taxes on income	12	12
Other current liabilities	525	538
Total current liabilities	62,217	56,810

Non-current Liabilities
Long-term debt	583	1,078
Non-current portion of operating lease liability	659	698
Total non-current liabilities	1,242	1,776
Total liabilities	63,459	58,586

Commitments and contingencies (refer note 21)

Stockholders’ equity (deficit)
Common stock ($0.0001 par value, 2,000,000 authorized shares; issued and outstanding 912,476 and 909,366 shares as of December 31, 2025, and March 31, 2025, respectively)	530	530
Convertible securities	917	852
Additional paid-in capital	3,333	2,206
Accumulated deficit	(59,229)	(53,821)
Accumulated other comprehensive loss	(126)	(79)
Total stockholders’ deficit	(54,575)	(50,312)
Total liabilities and stockholders’ deficit	$8,884	$8,274

The accompanying notes are an integral part of the unaudited condensed consolidated interim financial statements.

ACE Green Recycling, Inc.
Unaudited condensed consolidated interim statements of operations
(In USD thousands, except number of shares)

	Three months ended December 31,		Nine months ended December 31,
	2025	2024	2025	2024
Net sales	$9,835	$8,879	$20,659	$20,175
Cost of sales (exclusive of depreciation and amortization expense shown separately below)	8,964	8,857	19,669	19,975
Research and development expense	42	81	190	249
Selling, general, & administrative expenses	1,466	1,365	4,014	3,481
Depreciation and amortization expense	23	34	69	98
Loss from operations	(660)	(1,458)	(3,283)	(3,628)
Other income (expense)
Change in fair value of SAFEs	(345)	(3,903)	(1,999)	(7,004)
Fair value gain (loss) on derivatives	(43)	(22,469)	201	(24,282)
Interest income	4	2	7	6
Interest expense	(144)	(132)	(414)	(395)
Other income	53	69	144	155
Loss before income taxes	(1,135)	(27,891)	(5,344)	(35,148)
Income tax expense (benefit)	—	—	(1)	4
Net loss	$(1,135)	$(27,891)	$(5,343)	$(35,152)

Net loss per common share
Basic	$(1.25)	$(30.67)	$(5.87)	$(38.66)
Diluted	$(1.25)	$(30.67)	$(5.87)	$(38.66)

The accompanying notes are an integral part of the unaudited condensed consolidated interim financial statements.

ACE Green Recycling, Inc.
Unaudited condensed consolidated interim statements of comprehensive loss
(In USD thousands, except number of shares)

	Three months ended December 31,		Nine months ended December 31,
	2025	2024	2025	2024
Net loss	$(1,135)	$(27,891)	$(5,343)	$(35,152)

Other comprehensive loss, net of tax:
Foreign currency translation adjustments	(7)	(29)	(47)	(37)
Other comprehensive loss	(7)	(29)	(47)	(37)
Comprehensive loss	$(1,142)	$(27,920)	$(5,390)	$(35,189)

The accompanying notes are an integral part of the unaudited condensed consolidated interim financial statements.

ACE Green Recycling, Inc.
Unaudited condensed consolidated interim statements of stockholders’ deficit
(In USD thousands, except number of shares)

For the three months ended	Common stock		Convertible securities	Additional paid in capital	Accumulated deficit	Accumulated other comprehensive loss	Total stockholders’ deficit
	Shares	Amount
Balance, September 30, 2025	912,046	$530	$895	$2,983	$(58,072)	$(119)	$(53,783)
Common stock issued	430	—	—	80	—	—	80
Net loss	—	—	—	—	(1,135)	—	(1,135)
Other comprehensive loss, net	—	—	—	—	—	(7)	(7)
Interest on convertible securities	—	—	22	—	(22)	—	—
Stock-based compensation	—	—	—	270	—	—	270
Balance, December 31, 2025	912,476	530	917	3,333	(59,229)	(126)	(54,575)
Balance, September 30, 2024	909,366	530	811	1,686	(22,061)	(39)	(19,073)
Net loss	—	—	—	—	(27,891)	—	(27,891)
Other comprehensive loss, net	—	—	—	—	—	(29)	(29)
Interest on convertible securities	—	—	22	—	(22)	—	—
Stock-based compensation	—	—	—	260	—	—	260
Balance, December 31, 2024	909,366	530	833	1,946	(49,974)	(68)	(46,733)
For the nine months ended	Common stock		Convertible securities	Additional paid in capital	Accumulated deficit	Accumulated other comprehensive loss	Total stockholders’ deficit
	Shares	Amount
Balance, March 31, 2025	909,366	530	852	2,206	(53,821)	(79)	(50,312)
Common stock issued	3,110	—	—	580	—	—	580
Net loss	—	—	—	—	(5,343)	—	(5,343)
Other comprehensive loss, net	—	—	—	—	—	(47)	(47)
Interest on convertible securities	—	—	65	—	(65)	—	—
Stock-based compensation	—	—	—	547	—	—	547
Balance, December 31, 2025	912,476	530	917	3,333	(59,229)	(126)	(54,575)
Balance, March 31, 2024	909,366	530	768	1,469	(14,757)	(31)	(12,021)
Net loss	—	—	—	—	(35,152)	—	(35,152)
Other comprehensive loss, net	—	—	—	—	—	(37)	(37)
Interest on convertible securities	—	—	65	—	(65)	—	—
Stock-based compensation	—	—	—	477	—	—	477
Balance, December 31, 2024	909,366	$530	$833	$1,946	$(49,974)	$(68)	$(46,733)

The accompanying notes are an integral part of the unaudited condensed consolidated interim financial statements.

ACE Green Recycling, Inc.
Unaudited condensed consolidated interim statements of cash flows
(In USD thousands, except number of shares)

	For the nine months ended December 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(5,343)	$(35,152)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	69	98
Loss on disposal of property and equipment	—	10
Non-cash lease expense	228	196
Stock-based compensation expense	547	477
Interest and accretion on convertible debt	332	333
Change in fair value of SAFEs	1,999	7,004
Reversal of provision on expected credit losses	(4)	—
Fair value (gain) loss on embedded derivatives	(131)	24,532
Changes in operating assets and liabilities:
Accounts receivable	751	(69)
Inventories	138	71
Deferred offering costs	(386)	(499)
Prepayments and other current assets	(239)	29
Accounts payable	1,015	1,718
Deferred revenue	(162)	76
Accrued expenses and other liabilities	(13)	(61)
Operating lease liabilities	(205)	(176)
Net cash used in operating activities	(1,404)	(1,413)

Cash flows from investing activities
Purchase of property and equipment, incl. capital work-in-progress	(619)	(78)
Proceeds from sale of property and equipment	—	53
Loans given	(100)	—
Net cash used in investing activities	(719)	(25)

Cash flows from financing activities:
Proceeds from SAFE notes	1,736	1,825
Proceeds from issuance of common stock	580	—
Proceeds from long-term debt	468	50
Repayment of short-term debt	(228)	(45)
Net cash provided by financing activities	2,556	1,830
Effect of exchange rates on cash and cash equivalents	(27)	(22)
Net change in cash and cash equivalents during the period	406	370
Cash and cash equivalents at the beginning of the period	1,592	1,793
Cash and cash equivalents at the end of the period	$1,998	$2,163

Supplemental non-cash investing activities:
Purchases of property and equipment included in liabilities	$—	$770

Supplemental cash flow information(1):
Cash paid for interest	$12	$12
Cash paid for income taxes	$—	$3

____________

(1)      The Company entered into a $250 thousand SAFE with an environmental consulting services contractor in exchange for in-kind services. This transaction is not recorded within the $1,736 thousand balance as of the nine months ended December 31, 2025. Instead, it is recorded as an adjustment to accounts payable against the environmental consulting services to be received.

The accompanying notes are an integral part of the unaudited condensed consolidated interim financial statements.

ACE Green Recycling, Inc.
Notes to the unaudited condensed consolidated interim financial statements
(In USD thousands, except number of shares)

1. Overview

Unless otherwise noted in these unaudited condensed consolidated interim financial statements, any description of “us,” “we,” or “our,” refers to ACE Green Recycling, Inc., a Delaware corporation and its subsidiaries (the “Company”). Financial information in this report is presented in U.S. dollars.

Business

The Company was incorporated on March 3, 2021, and its registered address is 1001 West Loop South, Suite # 635, Houston, TX 70027, USA. The Company has operations in India, United States and Singapore.

The Company is in the business of supply chain management of lead and lithium batteries, lead ingots, lithium black mass, lithium, nickel and cobalt salts and also offers sustainable end-of-life solutions through its innovative battery recycling technology platform. The Company has deployed modular, Scope 1 emissions-free recycling plants for lithium-ion and lead- acid batteries used in various industries including electronics, automotive and energy storage. Through its collaboration across the battery ecosystem, the Company aims to create localized circular solutions to retain critical battery materials within countries generating battery waste. There have been no significant changes in the nature of these activities during the nine months ended December 31, 2025, and the year ended March 31, 2025.

Risks and uncertainties

The Company is subject to a number of risks similar to those of other companies of similar size in its industry, including, but not limited to, the need for successful development of products, the need for additional capital (or financing) to fund operating losses, competition from substitute products and services from larger companies, protection of proprietary technology, patent litigation, and risks associated with changes in information technology.

The Company’s unaudited condensed consolidated interim financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company’s long-term success is dependent upon its ability to successfully raise additional capital, market its existing services, increase revenues, and, ultimately, to achieve profitable operations.

The Company has incurred net losses, and utilized cash in operations since inception, has an accumulated deficit as of December 31, 2025, of $59,229 and expects to incur future additional losses. These conditions raise substantial doubt on Company’s ability to continue as a going concern within one year after the issuance of these financial statements. In the event that the Company does not achieve revenue anticipated in its current operating plan, management has the ability and commitment to reduce operating expenses. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2. Summary of significant accounting policies

Basis of presentation

The unaudited condensed consolidated interim financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and are presented in U.S. dollars.

These condensed consolidated interim financial statements of the Company, including the condensed consolidated interim balance sheet as of December 31, 2025, the condensed consolidated interim statements of operations and comprehensive loss, condensed consolidated interim statement of stockholders’ deficit for the three and nine months ended December 31, 2025 and 2024 and condensed consolidated interim statements of cash flows for the nine months ended December 31, 2025 and 2024, as well as other information disclosed in the accompanying notes, are unaudited. The condensed consolidated balance sheet on March 31, 2025, has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by U.S. GAAP for complete financial statements.

ACE Green Recycling, Inc.
Notes to the unaudited condensed consolidated interim financial statements
(In USD thousands, except number of shares)

2. Summary of significant accounting policies (cont.)

In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair statement of its financial position as of December 31, 2025, and the results of operations for the three and nine months ended December 31, 2025, and 2024, and cash flows for the nine months ended December 31, 2025, and 2024, have been included. Interim results are not necessarily indicative of financial results for a full year or any future years or interim periods.

Principles of consolidation

The consolidated financial statements reflect the account balances and transactions of ACE Green Recycling, Inc. and its subsidiaries. All intercompany transactions and account balances have been eliminated upon consolidation.

Use of estimates

The preparation of these consolidated financial statements in accordance with U.S. GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.

Significant items subject to such estimates and assumptions include:

(a)     valuation allowances for deferred tax assets,

(b)    valuation and measurement of convertible notes and SAFE instruments,

(c)     determination of undiscounted future cash flows and recoverability of long-lived assets,

(d)    the determination of the fair value of stock option grants.

Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and makes adjustments when facts and circumstances dictate. These estimates are based on information available as of the date of the financial statements; therefore, actual results could differ from those estimates.

Revenue recognition

The Company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services. To determine revenue recognition for the arrangements that the Company determines are within the scope of Revenue from Contracts with Customers (Topic 606), the Company performs the following five steps:

(i)     identify the contract(s) with a customer,

(ii)    identify the performance obligations in the contract,

(iii)   determine the transaction price,

(iv)   allocate the transaction price to the performance obligations in the contract, and

(v)    recognize revenue when (or as) the entity satisfies a performance obligation.

The Company estimates the amount of consideration to which it expects to be entitled under provisional pricing arrangements, which is based on the initial assay results and market prices of certain constituent metals on the date control is transferred to the customer. The final consideration is based on the mathematical product of: (i) average market prices of certain constituent metals over the quotation period and (ii) product weight.

ACE Green Recycling, Inc.
Notes to the unaudited condensed consolidated interim financial statements
(In USD thousands, except number of shares)

2. Summary of significant accounting policies (cont.)

The final settlement is done on the basis of the final assay report within stipulated days as per the agreement after goods are received at discharge port on customer’s final weighing, sampling, and assay report.

Product sales and the related trade accounts receivable are measured using provisional prices for the constituent metals on initial recognition and any unsettled sales are remeasured at the end of each reporting period using the market prices of the constituent metals at the estimated settlement dates. Upon settlement of a sale transaction, the Company will receive or pay the incremental amount to settle the final consideration based on the constituent metal prices on the settlement date. Changes in the fair value of the receivable or payable following the sale are recognized as an adjustment in related accounts receivable.

The Company has elected the practical expedient that allows accounting of shipping and handling activities associated with sale of goods as a fulfilment cost within cost of sales, and account for shipping and handling costs collected from customers in revenue. Further, the Company has also elected to use the practical expedient for financing components related to its sales contracts. The Company does not recognize interest expense on contracts for which the period between receipt of customer payments and sale to the customer is one year or less.

Out-of-pocket expense reimbursements are recognized as revenue at the point in time, or as the distinct performance obligation to which they relate is delivered.

Licensing arrangement performance obligations include the provision of machinery and equipment licenses, chemical licenses, and access to trademarks (i.e., licensing of intellectual property (IP) rights). Revenue for distinct IP rights is accounted for based on the nature of the promise to grant the license. In determining whether the Company’s promise is to provide a right to access its IP or a right to use its IP, the Company considers the nature of the IP to which the customer will have rights. The Company determines that the IP provided under these arrangements is symbolic in nature as it does not have significant standalone functionality. Revenue from symbolic IP is recognized over the access period to the Company’s IP.

Revenue from trademark access is recognized when, or as, the later of (i) the subsequent sale or usage occurs, or (ii) the performance obligation to which all or a portion of the sales-based royalty has been allocated is satisfied.

See Note 9, “Net sales” for further information and related disclosures.

Income taxes

On July 4, 2025, the One Big Beautiful Bill Act (“OBBBA”) was enacted in the U.S. The OBBBA includes significant provisions, such as expensing of U.S. research expenditures and eligible capital expenditures, the permanent extension of certain expiring provisions of the Tax Cuts and Jobs Act, modifications to the international tax framework and the restoration of favorable tax treatment for certain business provisions. The impacts of the OBBBA are reflected in our results for the quarter ended December 31, 2025, and there was no impact to our income tax expense or effective income tax rate.

Segment information

The Company has determined that there is one operating and reportable segment based on qualitative and quantitative considerations. The accounting policies of the segment are measured in a manner consistent with that of the consolidated financial statements.

Simple Agreements for Future Equity (“SAFEs”)

The Company has issued certain SAFEs which provide holders with the right to receive equity interests in the Company upon the occurrence of specified future events, as further described in the accompanying notes to the financial statements.

ACE Green Recycling, Inc.
Notes to the unaudited condensed consolidated interim financial statements
(In USD thousands, except number of shares)

2. Summary of significant accounting policies (cont.)

The Company’s SAFEs are recorded as a liability in the accompanying balance sheets and the Company records subsequent remeasurements in “Changes in fair value of SAFEs” and “Fair value gain (loss) on derivatives” in the statements of operations. In determining that these SAFEs represent a liability, the Company’s accounting analysis considered the guidance in ASC 480 to distinguish liabilities from equity. The SAFEs are not a legal form share or a legal form debt instrument, as they do not have a stated maturity or typical creditor rights, but are instead contracts that require the Company to settle the instrument by issuing a variable number of its equity shares. Although the number of shares will be variable, the Investor will receive a fixed monetary value equal to the fixed contract price. Because at inception the final settlement amount that the Company is obligated to deliver represents a fixed monetary amount (regardless of the share price determined at delivery), the Company determined that these SAFEs should be classified as liabilities pursuant to ASC 480-10-25-14(a).

See Note 13, “SAFEs” for further information and related disclosures.

Convertible notes

The Company classifies convertible notes as debt. These notes are initially recorded at fair value in accordance with ASC 480-10. Given their nature as share-settled debt, the Company applies the accounting alternative under ASC 835-30, accruing to the redemption amount using the interest method. Associated issuance costs are charged to the condensed consolidated interim statement of operations.

The Company evaluates the redemption features to determine if they represent embedded derivatives requiring separation. The fair value of any embedded derivative is deducted from the proceeds, with the remaining amount allocated to the host debt, which is then accounted for using the interest method. The fair value of the embedded derivative is remeasured at each reporting date, with any changes in fair value recognized in the condensed consolidated interim statements of operations.

See Note 14, “Convertible notes” for further information and related disclosures.

Convertible securities

The Company issued convertible securities to investors. These securities automatically convert upon occurrence of qualified equity financing at the lower of the offered per-share price (after applying a specified discount) or the pre-agreed valuation cap divided by the fully diluted shares. In the event of a corporate transaction, the holder can opt to receive either cash equal to twice their investment or conversion shares based on the pre-agreed valuation cap divided by the fully diluted shares. Holder has conversion option in case the qualified equity financing does not occur by the cut-off date.

The Company determines that the put option (settlement at the holder’s option upon a change of control or optional conversion if triggering events do not occur by the cut-off date) is not closely related to the equity host. However, this feature does not meet the definition of a derivative and hence not bifurcated from the equity host as an embedded derivative.

The Company classifies the convertible securities as equity based on the terms and nature of the instrument. Proceeds from their issuance are recorded in equity, with any related issuance costs deducted from the carrying amount of the convertible securities. The embedded feature is reassessed at each reporting date to confirm that non-bifurcation remains appropriate.

Convertible securities classified as equity are not remeasured after initial recognition. The carrying amount is adjusted for yield, similar to dividends, and this adjustment is charged against retained earnings or, in the absence of retained earnings, against additional paid-in capital (APIC).

ACE Green Recycling, Inc.
Notes to the unaudited condensed consolidated interim financial statements
(In USD thousands, except number of shares)

2. Summary of significant accounting policies (cont.)

Recently adopted accounting pronouncements

(a)     Segment reporting disclosures

         The Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, in November 2023 and is effective for annual periods beginning after December 15, 2023, and for interim periods beginning after December 15, 2024, and is required to be applied on a retrospective basis to all prior periods presented and early adoption is permitted. This guidance requires the disclosure of significant segment expenses that are regularly provided to a company’s chief operating decision maker and included within each reported measure of segment profit or loss. The Company must also disclose “other segment items,” which is the difference between segment revenue less significant expenses for each reported measure of segment profit or loss, and a description of its composition. This guidance also requires all segment annual disclosures to be provided on an interim basis. The company has adopted this ASU for year ended March 31, 2025, and nine months ended December 31, 2025. The adoption of ASU No. 2023-07 had no impact on the Company’s consolidated financial statements and did not have a material impact on the disclosures.

(b)    Convertible instruments

         The FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. This ASU simplifies the accounting for certain financial instruments by eliminating the separation models for beneficial conversion and cash conversion features from convertible instruments. It also simplifies the derivative scope exception guidance for equity classification of contracts in an entity’s own equity and introduces enhanced disclosure requirements for convertible debt and equity-linked instruments. The standard also modifies the diluted earnings per share calculation, requiring the use of the if-converted method for all convertible instruments. This ASU was effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption was permitted. The adoption of this ASU had no impact on the Company’s condensed consolidated interim financial statements and did not have a material impact on the disclosures. The company adopted this ASU for the year ended March 31, 2025.

Recently issued accounting pronouncements not yet adopted

(a)     In December 2023, the FASB issued ASU No. 2023-09, Income Taxes: Improvements to Income Tax Disclosures (Topic 740). Under the ASU, public business entities must annually “(1) disclose specific categories in the rate reconciliation and (2) provide additional information for reconciling items that meet a quantitative threshold (if the effect of those reconciling items is equal to or greater than 5 percent of the amount computed by multiplying pretax income or loss by the applicable statutory income tax rate).” The ASU’s amendments are effective for public business entities for annual periods beginning after December 15, 2024, whereas for non-public (i.e. private) business entities for annual periods beginning after December 15, 2025. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of ASU 2023-09 on its consolidated financial statements.

(b)    In March 2024, the FASB issued ASU No. 2024-01, Compensation — Stock Compensation (Topic 718). The amendments in this Update are related to the scope application issue that applies to all reporting entities that account for profits interest awards as compensation to employees or non-employees in return for goods or services. The amendments are effective for annual periods beginning after December 15, 2025, and interim periods within those annual periods. Early adoption of the amendments is permitted. The Company is currently in the process of evaluating the impact that adoption of this standard will have on its consolidated financial statements.

ACE Green Recycling, Inc.
Notes to the unaudited condensed consolidated interim financial statements
(In USD thousands, except number of shares)

2. Summary of significant accounting policies (cont.)

(c)     In November 2024, the FASB issued ASU No. 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures to expand expense disclosures by requiring disaggregated disclosure of certain income statement expense line items, including those that contain purchases of inventory, employee compensation, depreciation and amortization. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, or our fiscal 2028, and subsequent interim periods, with early adoption permitted. The ASU should be applied prospectively, but retrospective application is permitted. The Company is currently assessing the impact of the requirements on its consolidated financial statements and disclosures.

(d)    In July 2025, the FASB issued ASU No. 2025-05, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets. This provides amendments to the guidance on the measurement of credit losses for accounts receivable and contract assets. The amendments are effective for all entities for annual reporting periods beginning after December 15, 2025, and for interim reporting periods within those annual reporting periods. Early adoption of the ASU is permitted. The Company is currently in the process of evaluating the impact that adoption of this standard will have on its consolidated financial statements.

(e)     In December 2025, the FASB issued ASU No. 2025-11, Interim Reporting (Topic 270): Narrow-Scope Improvements. ASU 2025-11 is intended to update the guidance in Topic 270 by improving navigability of the required interim disclosures, clarifying when that guidance is applicable and adding a principle that requires entities to disclose events since the end of the last annual reporting period that have a material impact on the entity. This standard update will be effective for the interim reporting periods within annual reporting periods beginning after December 15, 2027, with the option to early adopt at any time prior to the effective date and should be applied either prospectively to financial statements issued for reporting periods after the effective date or retrospectively to any or all prior periods presented in the financial statements. The Company is currently in the process of evaluating the impact that adoption of this standard will have on its consolidated financial statements.

3. Accounts receivable, net

The Company recognizes current expected credit losses (“CECL”) for trade receivables that are not subject to provisional pricing. The CECL for accounts receivable are estimated based on days past due consisting of a customers with similar risk characteristics that operate under similar economic environments. The Company determined the CECL based on an evaluation of certain criteria and evidence of collection uncertainty including client industry profile. When specific customers are identified as no longer sharing the same risk profile as their current pool, they are removed from the pool and evaluated separately.

The allowance for credit losses as of December 31, 2025, and December 31, 2024, was $5 and $4, respectively, and expected credit loss reversal recognized for the nine months ended December 31, 2025, was $4 (for the nine months ended December 31, 2024: Nil).

There was no bad debt expense recognized for the three and nine months ended December 31, 2025 (for the three and nine months ended December 31, 2024, was Nil and $67, respectively).

4. Inventories

	December 31, 2025	March 31, 2025
Raw materials	$76	$39
Work in progress	211	105
Finished goods	188	62
Inventory in third-party warehouse	—	421
Stores and spares	26	12
	$501	$639

ACE Green Recycling, Inc.
Notes to the unaudited condensed consolidated interim financial statements
(In USD thousands, except number of shares)

5. Other current assets

	December 31, 2025	March 31, 2025
Receivables from government authorities (see note (a) below)	$384	$203
Security deposit	278	105
Loan to Ace-Cell Pty Ltd (see note (b) below)	100	—
Derivative asset	20	20
Other receivables	8	8
	$787	$336

____________

Notes:

(a)      Includes $59 paid under protest with GST authorities which represents input GST adjusted against a disputed credit.

(b)      Ace Recycling Pte Ltd (a Singapore subsidiary) entered into a loan agreement with Ace-cell Pty Ltd, a lead-acid battery processor in Australia (the “Borrower”), to provide financing of up to $350. As of December 31, 2025, the Borrower has drawn $100 under this agreement. The loan bears interest at 15% per annum and is repayable within one month from the date of each advance.

6. Property, plant and equipment, net

	December 31, 2025	March 31, 2025
Machinery and equipment	$661	$696
Computers, laptops & IT equipment	170	171
Office & laboratory equipment	45	46
Furniture and fixtures	25	26
Vehicle	1	1
Capital work-in-progress	727	108
Property, plant and equipment, gross	1,629	1,048
Less: Accumulated depreciation	(538)	(486)
Property, plant and equipment, net	$1,091	$562

7. Intangible assets, net

	December 31, 2025	March 31, 2025
Software	$13	$13
Less: Accumulated amortization	(12)	(11)
Intangibles, net	$1	$2

8. Other current liabilities

	December 31, 2025	March 31, 2025
Accrued expenses	$344	$466
Payables to government authorities	119	10
Other liabilities	62	62
	$525	$538

ACE Green Recycling, Inc.
Notes to the unaudited condensed consolidated interim financial statements
(In USD thousands, except number of shares)

9. Net sales

(a) Net sales

	Three months ended December 31,		Nine months ended December 31,
	2025	2024	2025	2024
Sale of products	$8,292	$8,838	$18,796	$20,082
Sale of services	1,543	41	1,863	93
	$9,835	$8,879	$20,659	$20,175

Sale of products

The Company’s revenue is derived from sale of lead, lithium, cobalt oxide, zinc ingots, graphite, iron phosphate, copper salts, aluminum salts and other minerals.

The primary obligation of the Company is the supply of goods as per the terms of the contract. The control of the goods is transferred to the buyer at the point of dispatch, except where the Incoterms are ‘Delivery at Place’; in that case, control is transferred at the destination point. Further, as per the normal business practice, insurance is procured by the Company on behalf of the customer. Generally, in all our revenue arrangements, the shipping and handling activities take place after the customer obtains control as discussed above. The Company has elected to account for the shipping and handling activities as fulfilment activities rather than as a separate performance obligation.

The consideration under the contract is generally variable and is fixed only by the end of quotation period. The entity recognizes revenue once control has been transferred to the customer. Since the consideration is variable, the Company estimates the transaction price and records the revenue on the basis of provisional prices. Subsequently, the corresponding receivables are revalued to reconcile against the final prices.

Sale of services (licensing arrangements)

The Company also enters into licensing arrangements with its customers. Under these arrangements, the Company supplies equipment and required modules to its customer along with its erection and commissioning services and required technical support. The Company also provides machinery and equipment license, chemical license, trademark access and other essential supplies/ancillary equipment under the contract.

The primary obligation of the company is supply of machinery & equipment and modules along with its erection and commissioning, technical licenses, trademark license and required technical support as per the terms of the contract.

(i)     Revenue from supply of machinery & equipment and initial modules along with its erection and commissioning is recognized over the time of commissioning of the whole facility.

(ii)    Revenue from sale of subsequent modules is recognized at a point in time.

(iii)   Revenue from machinery and chemical license is recognized on the straight line basis over the license period.

(iv)   Revenue from trademark’s license is recognized at the time when the product bearing the trademarks is manufactured.

(v)    Revenue from technical support is recognized over the technical support period provided to the customer.

ACE Green Recycling, Inc.
Notes to the unaudited condensed consolidated interim financial statements
(In USD thousands, except number of shares)

9. Net sales (cont.)

Practical expedients and exemptions

Because the Company’s contracts for sale of products are generally short-term, we have elected the following practical expedients:

(i)     ASC 606-10-50-14 exempts companies from disclosure of the transaction price allocated to remaining performance obligations if the performance obligation is part of a contract that has an original expected duration of one year or less.

(ii)    ASC 340-40-25-4 allows companies to recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that the entity otherwise would have recognized is one year or less.

(iii)   ASC 606-10-32-2A allows an entity to make an accounting policy election to exclude from the measurement of the transaction price all taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction and collected by the entity from a customer (for example, sales, use, value added, and some excise taxes).

(b) Disaggregated Revenue

i.       Revenue disaggregated by geography, based on the location of selling entity:

	Three months ended December 31,		Nine months ended December 31,
	2025	2024	2025	2024
Singapore	$7,403	$8,606	$16,718	$19,587
US	1,542	41	1,863	94
India	890	232	2,078	494
Net sales	$9,835	$8,879	$20,659	$20,175

ii.      Revenue disaggregation by type of product and service:

	Three months ended December 31,		Nine months ended December 31,
	2025	2024	2025	2024
Sale of products
Lead Ingots	$7,650	$5,029	$14,394	$14,850
Black Mass	632	207	4,002	820
Copper Scrap	10	—	12	36
Lithium Batteries	—	—	317	179
Lithium Carbonate	—	—	71	—
Stainless Steel Scrap	—	—	—	1
Aluminum Scrap	—	3	—	3
Zinc Ingots	—	3,599	—	4,193

Sale of services
Licensing services	1,543	41	1,863	93
Net sales	$9,835	$8,879	$20,659	$20,175

ACE Green Recycling, Inc.
Notes to the unaudited condensed consolidated interim financial statements
(In USD thousands, except number of shares)

9. Net sales (cont.)

(c) Contract balances

A contract asset is recognized when goods or services have been transferred to the customer, but payment is contingent upon a future event, other than the passage of time (i.e., a type of unbilled receivable). The Company does not have any material unbilled receivables; therefore, it does not have any contract assets. The Company only has accounts receivable as disclosed in the consolidated balance sheets.

The Company records contract liabilities as deferred revenue when it receives customer payment in advance of the performance obligations being satisfied on its contracts.

Revenue recognized for the nine-month period ended December 31, 2025, and 2024, from amounts included in deferred revenue at the beginning of the period was $658 and $166, respectively.

Deferred revenue that will be recognized during the succeeding 12-month period is recorded as short-term deferred revenue and the remaining portion is recorded as long-term deferred revenue, which is included within other non-current liabilities.

Reconciliation of deferred revenue balance

	December 31, 2025	December 31, 2024
Balance, beginning of the period	$658	$166
Additions	7,563	8,115
Revenue recognized during the period	(7,724)	(8,039)
Translation differences	(1)	—
Balance, end of the period	496	242
Current deferred revenue	496	242
Non-current deferred revenue	$—	$—

(This space is intentionally left blank)

10. Other income

	Three months ended December 31,		Nine months ended December 31,
	2025	2024	2025	2024
Rental income from sublease	$39	$38	$121	$113
Export incentive	14	—	15	5
Gain on sale of property and equipment	—	2	—	—
Other income	—	29	8	37
	$53	$69	$144	$155

ACE Green Recycling, Inc.
Notes to the unaudited condensed consolidated interim financial statements
(In USD thousands, except number of shares)

11. Loss per share

	Three months ended December 31,		Nine months ended December 31,
	2025	2024	2025	2024
Net loss	$(1,135)	$(27,891)	$(5,343)	$(35,152)
Weighted average number of common shares	909,567	909,366	910,525	909,366
Basic loss per share	$(1.25)	$(30.67)	$(5.87)	$(38.66)
Diluted loss per share (see note below)	$(1.25)	$(30.67)	$(5.87)	$(38.66)

____________

Note: Adjustments for diluted loss per share were not made for the three- and nine-month periods ended December 31, 2025, and December 31, 2024, as they would be anti-dilutive in nature.

12. Debt

The below table presents details of the Company’s debt:

	December 31, 2025	March 31, 2025
Short-term debt
Working capital facilities	$4	$232
Current portion of long-term debt
Term loan, net of debt issuance costs
Term loan from Engy Group LLC	944	—
Term loan from GGE Inc.	279	276
Term loan from Orcun Tezel & Zal Devitre	16	—
Total	1,243	508

Long-term debt
Term loan, net of debt issuance costs
Term loan from Engy Group LLC	—	892
Term loan from Orcun Tezel & Zal Devitre	400	—
Term loan from GGE Inc.	183	186
Total	$583	$1,078

Terms

Working capital facilities

The Company has a working capital facility in India which provides for a borrowing capacity of INR 20 million and is due on demand. The facility bears interest at 8.75% where the underlying reference rate is reset by the bank once in every three months. The facility is collateralized by various Company assets and Corporate Guarantee of ACE Green Recycling Inc.

Term loan from Engy Group LLC

The entire principal and accrued interest on the unsecured note is due and payable on December 31, 2026, with the possibility of roll-over. The note has been rolled over several times by mutual agreement of the parties. The loan carries an interest rate of 8% per annum. Any failure by holder (Engy Group) to insist upon strict performance by maker (the Company) of the terms and provisions of the note prior to the date hereof shall not be deemed a waiver of same, and holder shall have the right to insist upon strict performance by maker of all such terms and provisions. The terms and provisions of the note shall in no manner impair, limit, restrict, or otherwise affect the obligations of maker

ACE Green Recycling, Inc.
Notes to the unaudited condensed consolidated interim financial statements
(In USD thousands, except number of shares)

12. Debt (cont.)

to holder as evidenced by the note. As a material inducement to holder to execute and deliver the agreement, maker has acknowledged that there are no claims or offsets against, or defenses or counterclaims to, the terms or provisions of the note. Except as expressly modified by the terms and provisions of the note, each and every one of the terms and provisions of the note shall remain in full force and effect.

Term loan from Orcun Tezel & Zal Devitre

The Company obtained unsecured loans aggregating to $400 from Orcun Tezel and Zal Devitre to fund modular GMPS project deployments at customer sites. These borrowings include loans of $100 from Orcun Tezel on August 6, 2025, and $100 from Zal Devitre on July 31, 2025, each bearing interest at a fixed rate of 15% per annum, calculated on a simple (non-compounded) basis, and an additional unsecured loan of $200 from Zal Devitre on November 7, 2025, bearing interest at a fixed rate of 13% per annum, calculated on a simple (non-compounded) basis.

A moratorium period of six months from the date of receipt of funds applies, during which interest accrues but is not payable. Following the moratorium period, interest is payable quarterly, with the interest accrued during the moratorium included in the first payment. The principal amount of each loan is repayable in a single bullet payment at the end of the 24-month term following the moratorium period, unless otherwise agreed or refinanced.

Term loan from GGE Inc.

The aggregate amount payable by the Company to GGE Inc. is as follows:

(ii)    Twelve consecutive monthly payments of $15, with the first payment on October 1, 2024, and subsequent payments on the first day of each subsequent month;

(ii)    Twelve consecutive monthly payments of $31, with the first payment on October 1, 2025, and subsequent payments on the first day of each subsequent month.

Aggregate amount of maturities on the term loan are as follows:

Remaining maturities through year ending March 31, 2026	$113
Year ending March 31, 2027	1,272
Year ending March 31, 2028	251
Year ending March 31, 2029	203
Total	$1,839

13. SAFEs

(a)    Terms

The Company has entered into Simple Agreements for Future Equity (“SAFEs”) with various investors since December 2021. These SAFEs provide holders with the right to receive shares of the Company’s capital stock upon the occurrence of specified conversion events. During the three months ended December 31, 2025, the Company received aggregate gross proceeds of $1,457 from the issuance of SAFEs and $400 thousand during the three months ended December 31, 2024.

The Company has issued SAFEs under three principal structures:

Type 1 SAFEs

Type 1 SAFEs automatically convert into equity upon the closing of a qualifying equity financing. The number of shares issued upon conversion is determined based on the investment amount (or adjusted investment amount, if applicable), divided by the lower of (i) the offered per-share price in such equity financing, reduced by the applicable conversion discount, or (ii) the pre-agreed valuation cap divided by the Company’s fully diluted capitalization immediately prior to the

ACE Green Recycling, Inc.
Notes to the unaudited condensed consolidated interim financial statements
(In USD thousands, except number of shares)

13. SAFEs (cont.)

financing. If a corporate transaction occurs prior to conversion, holders may elect to receive either a cash payment equal to a specified multiple of the investment amount or to convert into conversion shares based on the pre-agreed valuation cap. In the event of dissolution, holders are entitled to repayment of the investment amount, ranking senior to the Company’s capital stock and pari passu with any outstanding convertible debt. Certain Type 1 SAFEs include yield provisions that increase the investment amount used in determining conversion or settlement amounts.

Type 2 SAFEs

Type 2 SAFEs provide holders with an option to convert into equity upon the occurrence of a qualifying equity financing, at a discounted price relative to the offered per-share price, subject to a stated valuation cap. These SAFEs automatically convert into equity upon the consummation of a merger or other corporate transaction, with the conversion price based on the transaction or related financing price, reduced by the applicable discount. Upon dissolution, holders are entitled to repayment of the investment amount, ranking senior to the Company’s capital stock and pari passu with any convertible debt.

Type 3 SAFEs

During the three months ended December 31, 2025, the Company issued additional SAFEs that provide for mandatory conversion into shares of common stock upon the occurrence of specified events, namely a corporate transaction, merger, qualifying equity financing, initial public offering, or exchange listing. The conversion price is determined based on either a valuation-cap-based price or a discounted price derived from the applicable transaction price, with discount percentages varying by conversion event. Holders may also elect to convert the SAFEs prior to a mandatory conversion event at a price based on the valuation cap. In the event of dissolution prior to conversion, holders are entitled to repayment of the investment amount, ranking pari passu with common stock and junior to any outstanding convertible debt or other indebtedness.

The SAFEs are classified as a liability based on management’s evaluation of the characteristics of the instruments and the Company presents the SAFEs at fair value as a current/non-current liability in the Company’s accompanying balance sheets, depending on whether a triggering event is expected to occur within 12 months from the balance sheet date.

(b)     Valuation methodology

For Type 1 SAFEs

The Company has issued SAFEs that include automatic/optional conversion triggers. Based on the terms affixed to the SAFEs, a scenario-based valuation approach has been considered to estimate the fair value.

Following are the key steps of the valuation approach adopted:

1.      Under this approach, the key possible scenarios based on the contractual features of the SAFEs have been identified.

2.      Under the probable scenario, the expected payoff to SAFE investors has been modeled based on the contractual rights.

3.      The greater of the equity payoff and cash payoff is selected (as the holder will rationally choose the higher value).

4.      The present value of the expected payoff under each scenario has been computed.

Based on the Company’s expectation that no competing financing events are likely to occur under the definition of a qualifying equity financing, a 100% probability was assigned to the corporate transaction scenario.

ACE Green Recycling, Inc.
Notes to the unaudited condensed consolidated interim financial statements
(In USD thousands, except number of shares)

13. SAFEs (cont.)

For Type 2 and Type 3 SAFEs

The Company has issued SAFEs that include automatic/mandatory conversion triggers. Based on the terms affixed to the SAFEs, a scenario-based valuation approach has been considered to estimate the fair value.

Following are the key steps of the valuation approach adopted:

1.      Under this approach, the key possible scenarios based on the contractual features of the SAFEs have been identified.

2.      Under the probable scenario, the expected payoff to SAFE investors has been modeled based on the contractual rights.

3.      The present value of the expected payoff under each scenario has been computed.

Based on the Company’s expectation that no competing financing events are likely to occur under the definition of a qualifying equity financing, a 100% probability was assigned to the merger transaction scenario.

(c)     Valuation assumptions

The following table summarizes the significant inputs not observable in the market upon which the fair value measurements associated with the SAFEs were determined:

	December 31, 2025	March 31, 2025
Continuous risk-free rate	3.6%	4.2%
Calibrated discount rate	25% – 64%	17% – 65%
Life to expiration	0.25 years	0.42 years
Underlying stock/asset price	$196.50	$196.48

Notes to valuation assumptions:

(i)     Underlying stock/asset price — For the present valuation exercise, the underlying equity value per share of the Company for each of the relevant valuation dates is considered.

(ii)    Exercise price — The exercise price is the price payable for exercising the option as per the terms of SAFEs.

(iii)   Life to expiration — The expected life of the SAFEs has been considered based on the terms of conversion/cash payouts.

(iv)   Risk-free interest rate — It has been considered based on US Treasury Constant Maturity Curve (as sourced from Federal Reserve website) as at the valuation dates for the maturity corresponding to the respective expected life. Based on this, continuous risk-free rate is calculated.

(d)    Changes in fair value measurements

Fair value measurements associated with SAFEs were determined based on significant inputs not observable in the market, which represent Level 3 measurements within the fair value hierarchy. Increases and decreases in the fair value of the SAFEs can result from updates to assumptions such as expected timing and probability of triggering events or other assumptions mentioned above. Judgment is used in determining these assumptions as of the initial valuation date and at each subsequent reporting period. Changes or updates to assumptions could have a material impact on the reported fair value and the change in fair value of SAFEs and the results of operations in any given period.

ACE Green Recycling, Inc.
Notes to the unaudited condensed consolidated interim financial statements
(In USD thousands, except number of shares)

13. SAFEs (cont.)

The following table summarizes the changes in fair value of SAFEs at the beginning or end of the periods presented:

	For the nine months ended December 31, 2025	For the nine months ended December 31, 2024
Balance at beginning of the period	$19,774	$7,566
Proceeds from issuances of SAFEs	1,986	1,825
Change in fair value of SAFEs	1,999	7,004
Balance at end of the period	$23,759	$16,395

14. Convertible notes

	December 31, 2025	March 31, 2025
Convertible notes
Ocean Fund Holdings Pte. Ltd. (see (a) below)	$30,954	$30,757
AC Fund I, a series of ClimateAngels, LP (see (b) below)	1,205	1,201
Total Convertible Debt at end of period	$32,159	$31,958

The above convertible notes are unsecured debt instruments. All outstanding convertible notes, including interest rolled into principal, mature in the year ending March 31, 2026, and no amounts are due in periods thereafter.

(a) Ocean Fund Holdings Pte. Ltd.

	For the nine months ended December 31, 2025	For the nine months ended December 31, 2024
Principal of convertible notes at beginning of the period	$5,000	$5,000
Issuance of convertible notes	—	—
Principal of convertible notes at end of the period	$5,000	$5,000

Conversion feature at beginning of the period	24,372	798
Fair value (gain) loss on embedded derivative	(126)	23,574
Conversion feature at end of the period	$24,246	$24,372

Debt component at beginning of the period	6,385	5,960
Accrued interest expense	323	324
Debt component at end of the period	$6,708	$6,284
Total convertible debt at end of the period	$30,954	$30,656

Terms

On November 9, 2021, the Company entered into a Note Purchase Agreement with Ocean Fund Holdings Pte. Ltd., a Singapore private limited company (“holder”) and issued an unsecured convertible note for a principal amount of $2 million. Further, on February 8, 2022, an amendment agreement was entered to provide for the issuance and sale by the Company of an additional convertible promissory note for a principal amount of $3 million. The note carried a simple interest rate of 8.5% per annum. The principal of this Note will be due and payable by the Company at any time on or after November 9, 2024 (i.e., initial maturity date) at the Company’s election or upon demand by the holder. The initial maturity date was extended to November 9, 2025 via amendment agreement dated November 15, 2024, and further extended to February 9, 2026 via amendment agreement dated January 6, 2025.

ACE Green Recycling, Inc.
Notes to the unaudited condensed consolidated interim financial statements
(In USD thousands, except number of shares)

14. Convertible notes (cont.)

The convertible note includes a provision allowing holder the option to receive either proceeds or a variable number of equity shares in the event of a change of control. In the case of a qualified or other equity financing round, holder is entitled to receive a variable number of equity shares. The conversion price is determined based on the per-share purchase price of equity securities issued in the equity financing, adjusted by applying a specified discount, or according to fixed valuation caps divided by the fully diluted capitalization prior to the equity financing.

If neither qualified equity financing, other equity financing, nor a change in control event occurs by February 9, 2026, the holder will have the option to convert the outstanding principal, along with any accrued interest, into equity shares of the Company at the applicable conversion price. Further, the note includes a provision for cash payout to provide holders the target returns along with drag along rights in case of event of default.

Out of the above events, the triggering event (i.e. the qualified or other equity financing events) is considered in the Company’s control because the Company may choose not to proceed with the financing and thus the Company would not be considered to have an obligation to deliver a variable number of shares. The change in control event is also considered within the control of the Company since it requires approval of the board of directors of the Company. Further, the event of default is considered as the Company having discretion to avoid.

As the note is mandatorily convertible into variable number of shares on or after maturity, it is classified as a liability under ASC 480-10. The convertible note was initially recorded at fair value pursuant to ASC 480-10-30-7 in the consolidated financial statements. Subsequently, as the note is in the nature of share settled debt, the Company applied the accounting alternative following the guidance in ASC 835-30 i.e. the Company accrued to the redemption amount using the effective interest method.

The note contains variable share settlement features and early redemption on change in control, which the Company evaluated under embedded derivatives guidance and determined that embedded derivative for variable share settlement feature is to be separated from host debt and accounted at fair value. The difference between the proceeds allocated to the hybrid debt instrument and the fair value of the bifurcated derivative is assigned to the host debt instrument.

As of December 31, 2025, no conversions or redemptions had taken place.

Fair valuation of embedded derivatives

The Company uses Monte Carlo simulation methodology for valuation of embedded derivatives. For the purpose of valuation, a simulation analysis was undertaken in which 10,000 scenario simulations were assessed for the Company’s equity value. The option payoff of the simulated equity value, minus the exercise value (i.e., outstanding principal + accrued interest), was considered as the holding value of the embedded derivative.

Based on the fully diluted capital structure of the Company and the valuation inputs/parameters mentioned below, the Company has arrived at the fair value of the embedded derivatives.

The assumptions used in the model were as follows:

	December 31, 2025	March 31, 2025
Continuous risk-free rate	NA	NA
Life of derivative	0.2 years	0.4 years
Volatility	NA	NA
Share price	$196.50	$274.92

ACE Green Recycling, Inc.
Notes to the unaudited condensed consolidated interim financial statements
(In USD thousands, except number of shares)

14. Convertible notes (cont.)

Notes to valuation assumptions:

(i)     Life of derivative is based on the incidents/events as at the valuation date.

(ii)    Risk-free interest rate has been considered based on US Treasury Constant Maturity Curve (as sourced from Federal Reserve website) as at the valuation date for the maturity corresponding to the expected life of the derivative.

(iii)    We have considered that corporate transaction event will prevail for valuation as of December 31, 2025.

(b) AC Fund I, a series of ClimateAngels, LP

	For the nine months ended December 31, 2025	For the nine months ended December 31, 2024
Principal of convertible notes at beginning of the period	$151	$151
Issuance of convertible notes	—	—
Principal of convertible notes at end of the period	151	151

Conversion feature at beginning of the period	1,012	54
Fair value (gain) loss on embedded derivative	(5)	958
Conversion feature at end of the period	1,007	1,012

Debt component at beginning of the period	189	176
Accrued interest expense	9	9
Debt component at end of the period	198	185
Total convertible debt at end of the period	$1,205	$1,197

Terms

On January 7, 2022, the Company entered into a Note Purchase Agreement with AC Fund I, a series of ClimateAngels, LP, a Series of a Limited Partnership organized and existing under the laws of the State of Delaware (“holder”) and issued an unsecured convertible note for a principal amount of $148. The note carried a simple interest rate of 8.5% per annum. The principal and accrued interest of this Note will be due and payable by the Company at any time on or after the Maturity Date (36 months following the closing) at the Company’s election or upon demand by the holder. This maturity date is further extended by 12 months via amendment agreement dated November 21, 2024.

The convertible note includes a provision allowing holder the option to receive either proceeds or a variable number of equity shares in the event of a change of control. In the case of a qualified or other equity financing round, holder is entitled to receive a variable number of equity shares only, not proceeds. The conversion price is determined based on the per-share purchase price of equity securities issued in the equity financing, adjusted by applying a specified discount, or according to fixed valuation caps divided by the fully diluted capitalization prior to the equity financing.

If neither qualified equity financing, other equity financing, nor a change of control event occurs by 48 months from the closing, the holder will have the option to convert the outstanding principal, along with any accrued interest, into equity shares of the Company at the applicable conversion price.

Out of the above events, the triggering event (i.e. the qualified or other equity financing events) are considered in the Company’s control because the Company may choose not to proceed with the financing and thus the Company would not be considered to have an obligation to deliver a variable number of shares. Further, the change of control event is also considered within the control of the Company since it requires approval of the board of directors of the Company.

ACE Green Recycling, Inc.
Notes to the unaudited condensed consolidated interim financial statements
(In USD thousands, except number of shares)

14. Convertible notes (cont.)

As the note is mandatorily convertible into variable number of shares on or after maturity, this is classified as a liability under ASC 480-10. The convertible note is initially recorded at fair value pursuant to ASC 480-10-30-7 in the consolidated financial statements. Subsequently, as the note is in the nature of share settled debt, the Company applied the accounting alternative following the guidance in ASC 835-30 i.e. the Company accrued to the redemption amount using the effective interest method.

The note contains variable share settlement features and early redemption on change of control, which the Company evaluated under embedded derivatives guidance and determined that embedded derivative for variable share settlement feature is to be separated from host debt and accounted at fair value. The difference between the proceeds allocated to the hybrid debt instrument and the fair value of the bifurcated derivative is assigned to the host debt instrument.

As of December 31, 2025, no conversions or redemptions had taken place.

Fair valuation of embedded derivatives

The Company uses Monte Carlo Simulation Method for valuation of embedded derivatives. For the purpose of valuation, a simulation analysis was undertaken in which 10,000 scenario simulations were assessed for the Company’s equity value. The option payoff of the simulated equity value, minus the exercise value (i.e., outstanding principal + accrued interest), was considered as the holding value of the embedded derivative.

Based on the fully diluted capital structure of the Company and the valuation inputs/parameters mentioned below, the Company has arrived at the fair value of the embedded derivatives.

The assumptions used in the model were as follows:

	December 31, 2025	March 31, 2025
Continuous risk-free rate	NA	NA
Life of derivative	0.2 years	0.4 years
Volatility	NA	NA
Share price	$196.50	$274.92

Notes to valuation assumptions:

(i)     Life of derivative is based on the incidents/events as at the valuation date.

(ii)    Risk-free interest rate has been considered based on US Treasury Constant Maturity Curve (as sourced from Federal Reserve website) as at the valuation date for the maturity corresponding to the expected life of the derivative.

(iii)   We have considered that corporate transaction event will prevail for valuation as of December 31, 2025.

15. Segment and geographical information

(a)    The Company’s Chief Executive Officer (“CEO”), as the chief operating decision maker (“CODM”), organizes the Company, manages resource allocations, and measures performance on the basis of one operating segment. The Company evaluates performance based on consolidated net income (loss). The CODM additionally considers forecasted information monthly for net income (loss) when making decisions regarding capital and personnel needs. The CODM reviews information at the consolidated entity level and does not distinguish the principal business or group the operations by geographic locations or use asset or liability information when measuring performance or allocating resources. While the Company’s

ACE Green Recycling, Inc.
Notes to the unaudited condensed consolidated interim financial statements
(In USD thousands, except number of shares)

15. Segment and geographical information (cont.)

products are sold across different geographies, all products are managed as one product category under one operating and reportable segment. Furthermore, the Company notes that monitoring financial results as one reportable segment helps the CODM manage expenses and resource allocation on a consolidated basis, consistent with the Company’s operations and centralized management structure.

(b)    The Company does not regularly provide the CODM with more detailed segment expense information beyond what is included in the condensed consolidated interim statements of operations and comprehensive loss. The significant expense categories used to manage operations are those reflected in our condensed consolidated interim statements of operations and comprehensive loss.

16. Fair value measurements

The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy requires that the Company maximize the use of observable inputs and minimize the use of unobservable inputs.

Fair Value Measurements on a Recurring Basis

The Company’s financial assets (liabilities) measured at fair value on a recurring basis are as follows:

	Significant Other Observable Inputs
As of December 31, 2025	Level 1	Level 2	Level 3
Derivative asset (see Note 17)	$20	$—	$—
Accounts receivable (subject to provisional pricing)	—	307	—
Simple Agreements for Future Equity (SAFEs) (see Note 13)	—	—	(23,759)
Conversion feature of convertible notes (see Note 14)	—	—	(25,253)
	Significant Other Observable Inputs
As of March 31, 2025	Level 1	Level 2	Level 3
Derivative asset (see Note 17)	$20	$—	$—
Accounts receivable (subject to provisional pricing)	—	218	—
Simple Agreements for Future Equity (SAFEs) (see Note 13)	—	—	(19,774)
Conversion feature of convertible notes (see Note 14)	—	—	(25,384)

The following table provides a summary of the changes in the fair value of the Company’s Level 3 financial instruments that are measured at fair value on a recurring basis at December 31, 2025, and December 31, 2024:

	SAFEs	Conversion feature of convertible notes
Balance as of April 1, 2024	$7,566	$852
Proceeds from issuances of SAFEs	1,825	—
Change in fair value	7,004	24,532
Balance as of December 31, 2024	16,395	25,384

Balance as of April 1, 2025	19,774	25,384
Proceeds from issuances of SAFEs	1,986	—
Change in fair value (gain)/loss	1,999	(131)
Balance as of December 31, 2025	$23,759	$25,253

ACE Green Recycling, Inc.
Notes to the unaudited condensed consolidated interim financial statements
(In USD thousands, except number of shares)

16. Fair value measurements (cont.)

The carrying value of cash & cash equivalents, accounts receivable, accounts payable approximate fair value because of their short-term nature. Long-term debt includes promissory notes which have a fixed interest rate, so the carrying amount approximates fair value because interest rates on these instruments approximate the interest rate on debt with similar terms available to us. There were no transfers between levels during three- and nine-month periods ended December 31, 2025, and December 31, 2024.

Refer to Note 3 for additional details related to measurement of accounts receivable and the concentration of credit risk.

17. Derivative instruments

The Company’s derivative commodity instruments principally include commodity futures and options contracts. The Company’s derivatives are not material to the Company’s financial position, results of operations or liquidity. The Company believes it has no material market or credit risks to its operations, financial position or liquidity as a result of its commodity derivative activities. The Company applies fair valuation accounting to commodity transactions to manage the market price risk associated with forecasted sales of commodity.

The Company has also separated the conversion feature (embedded derivative liability) on convertible notes (see Note 14 for further information).

Derivative instruments measured at fair value on December 31, 2025, and March 31, 2025, and their classification on the Consolidated Balance Sheet and Consolidated Statement of Operations are as follows:

(a)    Consolidated Balance Sheet: Fair value of derivatives

Type of Derivative Contract	Balance Sheet classification	December 31, 2025	March 31, 2025
Commodity	Derivative asset	$20	$20
Conversion feature on convertible notes (see note 14)	Derivative liability	(25,253)	(25,384)

(b)    Consolidated Statements of Operations: The effect of derivatives Gain (Loss)

Type of Derivative Contract	Statement of Operations classification	Three months ended December 31,		Nine months ended December 31,
		2025	2024	2025	2024
Commodity (fair value changes)	Fair value gain (loss) on derivatives	$(4)	$(27)	$70	$250
Commodity (transaction cost)	Selling, general, & administrative expenses	(18)	(5)	(40)	(14)
Conversion feature on convertible notes (fair value changes) (see Note 14)	Fair value gain (loss) on derivatives	(39)	(22,442)	131	(24,532)

18. Leases

We have operating leases for corporate offices and warehouses with lease terms ranging from one to fifteen years. Operating lease cost for the three and nine months ended December 31, 2025, was $75 and $228, respectively, compared to $75 and $196 for the three and nine months ended December 31, 2024. Operating cash flows from operating leases for the three and nine months ended December 31, 2025, were $69 and $205, respectively, compared to $67 and $176 for the three and nine months ended December 31, 2024. The weighted average remaining lease term as of December 31, 2025, and December 31, 2024, was 3.5 years and 4.5 years, respectively, and the weighted average discount rate for both periods was 9.83%.

ACE Green Recycling, Inc.
Notes to the unaudited condensed consolidated interim financial statements
(In USD thousands, except number of shares)

18. Leases (cont.)

Future operating lease payments as of December 31, 2025, are as follows:

Remaining maturities through year ending March 31, 2026	$69
Year ending March 31, 2027	135
Year ending March 31, 2028	127
Year ending March 31, 2029	115
Thereafter	767
Total lease payments	1,213
Less: Imputed interest	(384)
Total present value of operating lease liability	$829

(This space is intentionally left blank)

19. Related Party Disclosures

(a) Name of the related parties and their relationships

(i) Subsidiaries

1.      ACE Green Recycling UK Ltd (business development and staffing/employment subsidiary for the UK and Europe)

2.      AGR Enterprises Inc (supply chain management entity for the US market)

3.      AGR Licensing Inc (customer-facing, licensing company for all global licensing transactions)

4.      AGR Lithium Inc (intellectual property owner for all Lithium assets)

5.      AGR Machinery Inc (formerly owner of 99.99% shares of AGR Equipments Pvt. Ltd. India (dissolved in May 2024))

6.      AGR Personnel Inc (staffing/employment company for all employees and 1009 contractors in the US market)

7.      Red Lion Engineering Inc (formerly owner of 99.99% shares of Korkea Technology India Pvt Ltd India (dissolved in May 2024))

8.      Verdeen Chemicals Inc (intellectual property owner for all Lead assets)

(ii) Sub-subsidiaries

1.      ACE Recycling Pte Ltd (supply chain management entity for Singapore and the Asia market)

2.      Ace Lithium India Pvt Ltd (staffing/employment company in India (currently inactive and being dissolved))

3.      AGR Equipments Private Limited (fabrication of licensing machinery & equipment in India)

4.      Korkea Technology India Pvt Ltd (chemicals procurement & blending to licensing clients (inactive & being dissolved))

5.      Verdeen Chemicals Pvt Ltd (operating/manufacturing for Lithium recycling in India and staffing/employment)

ACE Green Recycling, Inc.
Notes to the unaudited condensed consolidated interim financial statements
(In USD thousands, except number of shares)

19. Related Party Disclosures (cont.)

(iii) Key managerial personnel (KMP)

1.      Nishchay Chadha (CEO & Director)

2.      Vipin Tyagi (CTO & Director)

3.      Teodoro Alban (CFO)

4.      Siddharth Jain (Director for some or all Indian subsidiaries only)

5.      Avinash Kumar Singh Solanki (Director for some or all Indian subsidiaries only)

6.      DK Tyagi (Director for some or all Indian subsidiaries only)

(b) Related party transactions

Name of the related party	Relationship	Nature of transaction	Three months ended December 31,		Nine months ended December 31,
			2025	2024	2025	2024
Nishchay Chadha	KMP	Salary	$57	$55	$170	$165
Vipin Tyagi	KMP	Salary	52	52	155	155
Teodoro Alban	KMP	Salary	50	50	150	150
Siddharth Jain	KMP	Salary	5	7	17	17
Avinash Kumar Singh Solanki	KMP	Salary	6	6	17	18

20. Contingencies and commitments

There are no capital commitments or contingent liabilities as at the reporting date.

21. Subsequent events

Subsequent to December 31, 2025, the Company issued $20 thousand of common stock and issued $162 thousand of SAFEs with three counterparties to finance its ongoing operations.

In addition, the Company executed the first amendment to the Business Combination agreement, as well as a board consent approving such amendment. The amendment retools the earnout package, reallocates governance control, creates more flexibility for fundraising and extends the transaction timeline. The key changes are:

•        Revised earnout structure as well as new financial and stock-price based milestones

•        Board has been revised to 6 members, of which Ace Green has right to nominate and appoint five directors

•        Restrictions on alternative transactions have been loosened for capital raises

•        Outside date and termination date are extended from December 3, 2025 to April 30, 2026

•        Both expense caps have been revised, wherein Ace Green’s is increased to $1.5 million and Athena’s to $3 million

Annex A

BUSINESS COMBINATION AGREEMENT

by and among

ATHENA TECHNOLOGY ACQUISITION CORP. II,

ATHENA TECHNOLOGY SPONSOR II, LLC,

Project ATLAS Merger sub inc.,

and

ACE GREEN RECYCLING, INC.,

Dated as of December 4, 2024

CONTENTS

Annex A Page No
Article I	MERGER	A-2
1.1	Merger	A-2
1.2	Merger Effective Time	A-2
1.3	Effect of the Merger	A-2
1.4	Organizational Documents	A-2
1.5	Directors and Officers	A-2
1.6	Effect of Merger on Company Securities and Merger Sub Shares	A-3
1.7	Earnout.	A-4
1.8	Satisfaction of Rights	A-5
1.9	Lost, Stolen or Destroyed Company Certificates	A-5
1.10	Stock Transfer Books	A-5
1.11	Appointment of Exchange Agent	A-6
1.12	Exchange of Shares	A-6
1.13	Taking of Necessary Action; Further Action	A-7
1.14	Tax Consequences	A-7
1.15	Withholding	A-7
1.16	Dissenting Shares	A-7
1.17	Fractional Shares	A-7
1.18
1.19	Sponsor Matters	A-8

Article II	MERGER CLOSING; CERTAIN ACTIONS	A-8
2.1	Closing	A-8
2.2	Release of Funds from Trust Account.	A-8

Article III	REPRESENTATIONS AND WARRANTIES OF SPAC AND MERGER SUB	A-8
3.1	Organization and Standing	A-8
3.2	Authorization; Binding Agreement	A-9
3.3	Governmental Approvals	A-9
3.4	Non-Contravention	A-9
3.5	Capitalization	A-10
3.6	SEC Filings; SPAC Financials; Internal Controls	A-11
3.7	Absence of Certain Changes	A-12
3.8	Compliance with Laws	A-12
3.9	Actions; Orders; Permits	A-12
3.10	Taxes and Returns	A-12
3.11	Employees and Employee Benefit Plans	A-13
3.12	Properties	A-14
3.13	Material Contracts	A-14
3.14	Transactions with Affiliates	A-14
3.15	Investment Company Act; JOBS Act	A-14
3.16	Finders and Brokers	A-14
3.17	Certain Business Practices	A-14
3.19	Insurance	A-15
3.20	Litigation.	A-15
3.21	Trust Account	A-15
3.22	SPAC Acknowledgment	A-16

Annex A-i

Annex A Page No
Article IV	RESERVED	A-16

Article V	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	A-16
5.1	Organization and Standing	A-16
5.2	Authorization; Binding Agreement	A-17
5.3	Capitalization	A-17
5.4	Company Subsidiaries	A-18
5.5	Governmental Approvals	A-18
5.6	Non-Contravention	A-19
5.7	Financial Statement Matters	A-19
5.8	Absence of Certain Changes	A-20
5.9	Compliance with Laws	A-20
5.10	Company Permits	A-20
5.11	Litigation	A-20
5.12	Material Contracts	A-20
5.13	Intellectual Property	A-22
5.14	Taxes and Returns	A-23
5.15	Real Property	A-24
5.16	Personal Property	A-24
5.17	Employee Matters	A-25
5.18	Benefit Plans.	A-26
5.19	Environmental Matters	A-26
5.20	Transactions with Related Persons	A-27
5.21	Insurance	A-28
5.22	Customers and Suppliers.	A-28
5.23	Data Protection and Cybersecurity	A-28
5.24	Certain Business Practices	A-29
5.25	Investment Company Act	A-29
5.26	Finders and Brokers	A-29
5.27	Company Acknowledgment	A-29

Article VI	COVENANTS	A-30
6.1	Access and Information	A-30
6.2	Conduct of Business of the Company during the Interim Period	A-31
6.3	Conduct of Business of SPAC during the Interim Period	A-33
6.4	Company Stockholder Approvals.	A-35
6.5	Interim Period Control	A-35
6.6	Preparation and Delivery of Company Financial Statements	A-35
6.7	SPAC Public Filings	A-36
6.8	Stock Exchange Listing	A-36
6.9	Exclusivity	A-36
6.10	No Trading	A-37
6.11	Notification of Certain Matters	A-37
6.12	Regulatory Approvals	A-37
6.13	Further Assurances	A-38
6.14	Tax Matters	A-38
6.15	The Registration Statement; Special Shareholder Meeting	A-39
6.16	Public Announcements	A-40
6.17	Confidential Information	A-41
6.18	Post-Closing Board of Directors and Officers of SPAC	A-41
6.19	Indemnification of Directors and Officers; Tail Insurance	A-42
6.20	SPAC Expenses; Trust Account Proceeds	A-42
6.21	New Registration Rights Agreement	A-43
6.22	Lock-Up Agreements	A-43

Annex A-ii

Annex A Page No
6.23	SPAC Equity Incentive Plan	A-43
6.24	SPAC Extension	A-43
6.25	Litigation	A-45
6.26	Termination of SPAC Agreements	A-45
6.27	FIRPTA Certificate	A-45
6.28	PIPE Investment	A-45
6.29	Termination of Company Agreements.	A-46
6.30	Information to be Supplied	A-46

Article VII	SURVIVAL	A-46
7.1	Survival	A-46

Article VIII	CONDITIONS TO OBLIGATIONS OF THE PARTIES	A-46
8.1	Conditions to Each Party’s Obligations	A-46
8.2	Conditions to Obligations of the Company	A-47
8.3	Conditions to Obligations of SPAC and Merger Sub	A-48
8.4	Frustration of Conditions	A-49

Article IX	TERMINATION AND EXPENSES	A-49
9.1	Termination	A-49
9.2	Effect of Termination	A-49
9.3	Termination	A-50
9.4	Fees and Expenses	A-50

Article X	WAIVERS	A-50
10.1	Waiver of Claims Against Trust	A-50

Article XI	MISCELLANEOUS	A-51
11.1	Notices	A-51
11.2	Binding Effect; Assignment	A-51
11.3	Third Parties	A-51
11.4	Governing Law; Jurisdiction	A-52
11.5	Waiver of Jury Trial	A-52
11.6	Specific Performance	A-52
11.7	Severability	A-52
11.8	Amendment	A-52
11.9	Waiver	A-52
11.10	Entire Agreement	A-53
11.11	Interpretation	A-53
11.12	Counterparts	A-54
11.13	No Recourse	A-54
11.14	Legal Representation	A-55

Article XII	DEFINITIONS	A-56
12.1	Certain Definitions	A-56
12.2	Section References	A-66

EXHIBITS

Exhibit A — Sponsor Support Agreement

Exhibit B — Form of Certificate of Merger

Exhibit C — Company Support Agreement

Exhibit D — Reserved

Exhibit E — Form of New Registration Rights Agreement

Exhibit F-1 — Form of Lock-Up Agreement (Company Shareholders)

Exhibit F-2 — Form of Lock-Up Agreement (Sponsor)

Exhibit G — Form of A&R SPAC Charter

Annex A-iii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of December 4, 2024, by and among Athena Technology Acquisition Corp. II, a Delaware corporation (“SPAC”), Athena Technology Sponsor II, LLC, a Delaware limited liability company, solely for purposes of Section 6.25 (“Sponsor”), Project Atlas Merger Sub Inc., a Delaware corporation (“Merger Sub”), and Ace Green Recycling, Inc., a Delaware corporation (the “Company”). SPAC, Sponsor, Merger Sub, and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.” Capitalized terms used in this Agreement have the meanings specified in Article XII or elsewhere in this Agreement.

RECITALS

WHEREAS, SPAC is a Delaware corporation structured as a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub is a newly incorporated Delaware corporation, formed by SPAC for the purpose of participating in the Transactions, that is a wholly owned direct subsidiary of SPAC;

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby Merger Sub will merge with and into the Company (the “Merger” and, together with the other transactions contemplated by this Agreement and the Ancillary Documents, the “Transactions”), as a result of which (i) the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving entity and a wholly owned subsidiary of SPAC and (ii) each Company Share issued and outstanding immediately prior to the Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive the Per Share Merger Consideration and a pro rata portion of any Earnout Shares that SPAC is obligated to issue, all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of applicable Law;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, SPAC and Sponsor, among others, have entered into the Sponsor Support Agreement, a copy of which is attached hereto as Exhibit A (the “Sponsor Support Agreement”), pursuant to which, among other things, (a) Sponsor agreed to waive its anti-dilution rights in the SPAC Charter with respect to the SPAC Class B Common Stock and (b) Sponsor agreed to vote its interests in favor of the Transactions, in each case, upon the terms and conditions set forth in the Sponsor Support Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement, the Ancillary Documents to which the Company is party and the transactions contemplated hereby and thereby are in the best interests of the Company and its stockholders, (b) approved and declared the advisability of this Agreement, the Ancillary Documents to which the Company is party, and the transactions contemplated hereby and thereby, and (c) recommended the approval and adoption of this Agreement, the Ancillary Documents to which the Company is party and the transactions contemplated hereby and thereby by the holders of Company Shares (the “Company Shareholders”);

WHEREAS, concurrently with the execution and delivery of this Agreement, certain Company Shareholders collectively holding sufficient Company Shares to effect the Company Shareholder Approval (the “Requisite Company Shareholders”) have entered into one or more Voting and Support Agreements substantially in the form attached hereto as Exhibit C (each, a “Company Support Agreement”) with the Company and SPAC pursuant to which, inter alia, such Company Shareholders have agreed to (a) vote their respective Company Shares in favor of the approval of this Agreement, the Ancillary Documents to which the Company is party and the transactions contemplated hereby and thereby;

WHEREAS, the Board of Directors of SPAC (the “SPAC Board”) has unanimously (a) determined that (i) this Agreement, the Ancillary Documents to which it is party, the Merger and the other Transactions are in the best interests of SPAC and (ii) the Transactions constitute a “Business Combination” as such term is defined in the SPAC Charter, (b) approved and declared the advisability of this Agreement, the Ancillary Documents to which SPAC is party, the Merger and the other Transactions, and (c) recommended the approval and adoption of this Agreement and the Merger by the holders of the SPAC Shares (the “SPAC Shareholders”);

Annex A-1

WHEREAS, the Board of Directors of Merger Sub has (a) determined that this Agreement, the Ancillary Documents to which it is party, the Merger and the other Transactions are in the best interests of Merger Sub and SPAC (as the sole shareholder of Merger Sub), (b) approved this Agreement and the Ancillary Documents to which Merger Sub is a party and declared its and their advisability and approved the Merger and the other Transactions, and (c) recommended the approval and adoption of this Agreement, the Ancillary Documents to which Merger Sub is a party, the Merger and the other Transactions by SPAC (as the sole shareholder of Merger Sub); and

WHEREAS SPAC has approved and adopted a written resolution approving, in its capacity as the sole shareholder of Merger Sub, this Agreement, the Ancillary Documents to which Merger Sub is a party, the Merger and the other Transactions.

NOW, THEREFORE, in consideration of the premises set forth above, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

Article I
MERGER

1.1 Merger.

(a) At the Merger Effective Time, subject to and upon the terms and conditions of this Agreement and the certificate of merger to be filed relating to the Merger substantially in the form attached hereto as Exhibit B (the “Certificate of Merger”), and in accordance with the applicable provisions of the Delaware General Corporation Law, the Company and Merger Sub shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company.

(b) Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Merger Effective Time as the “Surviving Company”), shall continue its corporate existence under the Delaware General Corporation Law, as a wholly owned subsidiary of SPAC.

1.2 Merger Effective Time. SPAC, Merger Sub and the Company shall cause the Merger to be consummated by filing the executed Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Section 251 of the Delaware General Corporation Law. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by SPAC and Merger Sub (with the prior written consent of the Company) in writing and specified in the Certificate of Merger (the “Merger Effective Time”).

1.3 Effect of the Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the Delaware General Corporation Law. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Company and Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of the Company and Merger Sub set forth in this Agreement to be performed after the Merger Effective Time.

1.4 Organizational Documents. The certificate of incorporation and bylaws of the Company in effect immediately prior to the Merger Effective Time shall be amended and restated in their entirety at the Merger Effective Time and, as so amended and restated, shall be the certificate of incorporation and bylaws of the Surviving Company from and after the Merger Effective Time, until thereafter amended or modified as provided therein and under the Delaware General Corporation Law.

1.5 Directors and Officers.

(a) At the Merger Effective Time, the directors and officers of the Surviving Company shall be the directors and officers of the Company, each to hold office in accordance with the Organizational Documents of the Surviving Company until their resignation or removal in accordance with the Organizational Documents of the Surviving Company or until their respective successors are duly elected or appointed and qualified.

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(b) The parties shall take all actions necessary to ensure that, from and after the Merger Effective Time, the Persons identified as the initial post-Closing directors and officers of SPAC in accordance with the provisions of Section 6.18 shall be the directors and officers, respectively, of SPAC, each to hold office in accordance with the Organizational Documents of SPAC.

1.6 Effect of Merger on Company Securities and Merger Sub Shares.

(a) Reserved.

(b) Company Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of SPAC or the Company, each Company Share (other than any Excluded Shares and Dissenting Shares) that is issued and outstanding immediately prior to the Merger Effective Time shall thereupon be converted into, and the holder of such Company Share shall be entitled to in exchange, the right to receive (i) a pro rata portion of any Earnout Shares that SPAC is obligated to issue in accordance with Section 1.6(g) and (ii) the Per Share Merger Consideration. All of the Company Shares converted into the right to receive Earnout Shares and the Per Share Merger Consideration pursuant to this Section 1.6(b) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist at the Merger Effective Time, and each holder of a certificate previously representing any such Company Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive to receive a number of Earnout Shares in accordance with Section 1.6(g) and the Per Share Merger Consideration into which such Company Shares shall have been converted in the Merger.

(c) Treatment of Company Options, Company RSUs and Company Restricted Shares.

(i) At the Merger Effective Time, each Company Option that is outstanding as of immediately prior to the Merger Effective Time shall be converted into (i) the right to receive a pro rata portion of any Earnout Shares that SPAC is obligated to issue in accordance with Section 1.6(g) and (ii) an option to purchase SPAC Shares upon substantially the same terms and conditions as are in effect with respect to such Company Option immediately prior to the Merger Effective Time, including with respect to vesting and termination-related provisions (each, a “SPAC Option”) except that (1) such SPAC Option shall relate to that whole number of SPAC Shares (rounded down to the nearest whole share) equal to the number of Company Shares subject to such Company Option immediately prior to the Merger Effective Time, multiplied by the Exchange Ratio, and (2) the exercise price per share for each such SPAC Option shall be equal to the exercise price per share of such Company Option in effect immediately prior to the Merger Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, however, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code.

(ii) At the Merger Effective Time, each Company RSU that is outstanding as of immediately prior to the Merger Effective Time shall be converted into (i) the right to receive a pro rata portion of any Earnout Shares that SPAC is obligated to issue in accordance with Section 1.6(g) and (ii) a restricted stock unit relating to SPAC Shares upon substantially the same terms and conditions as are in effect with respect to such Company RSU immediately prior to the Merger Effective Time, including with respect to vesting and termination-related provisions (each, a “SPAC RSU”), except that such SPAC RSU shall relate to that whole number of SPAC Shares (rounded down to the nearest whole share) equal to the number of Company Shares subject to such Company RSU immediately prior to the Merger Effective Time, multiplied by the Exchange Ratio.

(iii) At the Merger Effective Time, each award of Company Restricted Shares that is outstanding as of immediately prior to the Merger Effective Time shall be converted into (i) the right to receive a pro rata portion of any Earnout Shares that SPAC is obligated to issue in accordance with Section 1.6(g) and (ii) an award of restricted SPAC Shares upon substantially the same terms and conditions as are in effect with respect to such award of Company Restricted Shares immediately prior to the Merger Effective Time, including with respect to vesting and termination-related provisions (each, a “SPAC RSA”) except that such SPAC RSA shall relate to that whole number of SPAC Shares (rounded down to the nearest whole share) equal to the number of Company Shares subject to such award of Company Restricted Shares immediately prior to the Merger Effective Time, multiplied by the Exchange Ratio.

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(d) Excluded Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or the Company Shareholders, each Excluded Share that is issued and outstanding immediately prior to the Merger Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, without any conversion thereof and no consideration shall be paid with respect thereto.

(e) Redeeming SPAC Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or the SPAC Shareholders, each Redeeming SPAC Share that is issued and outstanding immediately prior to the Merger Effective Time (if any) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of such Redeeming SPAC Shares shall thereafter cease to have any rights with respect to such securities except the right to be paid a pro rata share of the Redemption Amount in accordance with the SPAC Charter.

(f) Merger Sub Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or the SPAC Shareholders, each Merger Sub Share that is issued and outstanding immediately prior to the Merger Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Company.

(g) No Liability. Notwithstanding anything to the contrary in this Section 1.6, none of the Surviving Company, SPAC, the Company or any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

1.7 Earnout.

(a) Following the Closing, and as additional consideration for the Merger and the transactions contemplated hereby, within five Business Days after the occurrence of a Triggering Event, (x) SPAC shall issue or cause to be issued to the Eligible Company Equityholders (in each case, in accordance with their respective Pro Rata Share) an aggregate of up to 10,500,000 SPAC Shares (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to SPAC Shares occurring on or after the Closing) (such shares, the “Earnout Shares”) and (y) Sponsor Earnout Shares shall vest or be cancelled, as applicable, upon the terms and subject to the conditions set forth in this Agreement, as follows:

(i) Upon the occurrence of Triggering Event I, (A) a one-time issuance of 3,500,000 Earnout Shares (as equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to SPAC Shares occurring on or after the Closing) and (B) 500,000 Sponsor Earnout Shares (as equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to SPAC Shares occurring on or after the Closing) shall vest;

(ii) Upon the occurrence of Triggering Event II, (A) a one-time issuance of 3,500,000 Earnout Shares (as equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to SPAC Shares occurring on or after the Closing) and (B) 500,000 Sponsor Earnout Shares (as equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to SPAC Shares occurring on or after the Closing) shall vest; and

(iii) Upon the occurrence of Triggering Event III, (A) a one-time issuance of 3,500,000 Earnout Shares (as equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to SPAC Shares occurring on or after the Closing) and (B) 500,000 Sponsor Earnout Shares (as equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to SPAC Shares occurring on or after the Closing) shall vest.

(b) For the avoidance of doubt, the Eligible Company Equityholders shall be entitled to receive Earnout Shares upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all, and in no event (other than as a result of rounding up fractional shares pursuant to Section 1.7(f))

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shall the Eligible Company Equityholders be entitled to receive more than an aggregate of 10,500,000 Earnout Shares (as equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to SPAC Shares occurring on or after the Closing); provided, further, that Triggering Event I, Triggering Event II and Triggering Event III may be achieved at the same time or on overlapping Trading Days.

(c) If, during the Earnout Period, there is a Change of Control Transaction with respect to SPAC or the Surviving Company (or a successor thereof), (i) Triggering Event I shall have been deemed to occur if the per share consideration paid in such Change of Control Transaction is equal to or in excess of $15.00, (ii) Triggering Event I and Triggering Event II shall have been deemed to simultaneously occur if the per share consideration paid in such Change of Control Transaction is equal to or in excess of $20.00, and (iii) Triggering Event I, Triggering Event II and Triggering Event III shall have been deemed to simultaneously occur if the per share consideration paid in such Change of Control Transaction is equal to or in excess of $25.00.

(d) For the avoidance of doubt, Sponsor shall be entitled to vest Sponsor Earnout Shares upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all, and in no event shall Sponsor be entitled to vest more than an aggregate of 1,500,000 Sponsor Earnout Shares (as equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to SPAC Shares occurring on or after the Closing); provided, further, that Triggering Event I, Triggering Event II and Triggering Event III may be achieved at the same time or on overlapping Trading Days.

(e) Notwithstanding anything in this Agreement to the contrary, any Earnout Shares issuable under this Section 1.7 to any Eligible Company Equityholder in respect of Company Options or Company RSUs held by such Eligible Company Equityholder as of immediately prior to the Merger Effective Time shall be issued to such Eligible Company Equityholder only if such Eligible Company Equityholder continues to provide services (whether as an employee, director or individual independent contractor) to SPAC or one of its Subsidiaries through the date of the occurrence of the corresponding Triggering Event that causes such Earnout Shares to become issuable. Notwithstanding anything in this Agreement to the contrary, any Earnout Shares issuable under to any Eligible Company Equityholder (or than with respect of Company Options or Company RSUs held by such Eligible Company Equityholder) shall be issued to such Eligible Company Equityholders based on the relative ownership of such Eligible Company Equityholders at the time of the corresponding Triggering Event that causes such Earnout Shares to become issuable. Any Earnout Shares that are forfeited pursuant to this Section 1.7(e) shall be reallocated to the other Eligible Company Equityholders who remain entitled to receive Earnout Shares in accordance with their respective Pro Rata Share, as computed at the time of the Triggering Event.

(f) Notwithstanding anything to the contrary contained herein, no fraction of an Earnout Share or Sponsor Earnout Share will be issued by virtue of any Triggering Event, and each Person who would otherwise be entitled to a fraction of an Earnout Share or Sponsor Earnout Share (after aggregating all fractional Earnout Shares that otherwise would be received by such Person in connection with the occurrence of such Triggering Event) shall instead have the number of Earnout Shares or Sponsor Earnout Shares, as applicable, issued to such Person rounded up to the nearest whole Earnout Share or Sponsor Earnout Share, as applicable.

(g) The rights to the Earnout Shares and/or Sponsor Earnout Shares (i) are solely contractual rights, (ii) will not be evidenced by a certificate, do not constitute securities or other instruments and are not readily marketable, and (iii) may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part.

1.8 Satisfaction of Rights. All securities issued upon the surrender of Company Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities.

1.9 Lost, Stolen or Destroyed Company Certificates. In the event any certificates representing securities of the Company (“Company Securities”) shall have been lost, stolen or destroyed, upon the making of an affidavit of such fact and indemnity by the Person claiming such certificate to be lost, stolen or destroyed, SPAC shall issue, in exchange for such lost, stolen or destroyed certificates, as the case may be, such securities as may be required pursuant to Section 1.6 and Section 1.7.

1.10 Stock Transfer Books. At the Merger Effective Time, the register of stockholders of the Company shall be closed, and there shall be no further registration of transfers of Company Securities thereafter on the records of the Company.
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1.11 Appointment of Exchange Agent. Prior to the Closing, SPAC shall appoint an exchange agent acceptable to the Company (the “Exchange Agent”), as its agent, for the purpose of recording the (a) exchange of the Company Securities for SPAC Securities and (b) issuance of the Exchange Shares. The Exchange Agent shall take or cause to be taken such actions as are necessary to update SPAC’s register of stockholders to reflect (i) the exchange of the Company Securities for SPAC Securities and (ii) the issuance of the Exchange Shares, in each case in accordance with the terms of this Agreement and, to the extent applicable, the Certificate of Merger, the Delaware General Corporation Law and customary Exchange Agent procedures and the rules and regulations of the Depository Trust Company (“DTC”), in each case in a form approved by the Company. Upon the completion of the Exchange Agent’s term of service, the parties will make appropriate arrangements to address the issuance of any Earnout Shares following such term of service.

1.12 Exchange of Shares.

(a) Exchange Procedures. At the Merger Effective Time, SPAC shall issue all SPAC Shares constituting the aggregate Per Share Merger Consideration. As soon as practicable after the Merger Effective Time (and in no event later than five Business Days after the Merger Effective Time), SPAC shall cause the Exchange Agent to mail to each holder of record of Company Shares that were converted pursuant to Section 1.6(b) into the right to receive Earnout Shares and the Per Share Merger Consideration a letter of transmittal and instructions for use in effecting the surrender of the Company Shares in exchange for the Per Share Merger Consideration in a form acceptable to the Company (a “Letter of Transmittal”). Promptly following receipt of a former Company Shareholder’s Letter of Transmittal, together with any certificates representing such Company Shares (or affidavit of loss thereof), if applicable, or of an “agent’s message” (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), the holder of a Company Share that was converted pursuant to Section 1.6(b) into the right to receive Earnout Shares and the Per Share Merger Consideration shall be entitled to receive, subject to any required withholding Taxes, the Per Share Merger Consideration in book-entry form, without interest (subject to any applicable withholding Tax), for each Company Share surrendered and, within five Business Days of a Triggering Event, a pro rata portion of any Earnout Shares that SPAC is obligated to issue. The SPAC Shares to be delivered as the Per Share Merger Consideration shall be settled through DTC and issued in uncertificated book-entry form through the customary procedures of DTC, unless a physical SPAC Share is required by applicable Law, in which case SPAC shall cause the Exchange Agent to promptly send certificates representing such SPAC Share to such holder. If payment of the Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Company Share in exchange therefor is registered, it shall be a condition of payment that (i) the Person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Per Share Merger Consideration to a Person other than the registered holder of the Company Share surrendered or shall have established to the reasonable satisfaction of SPAC that such Tax either has been paid or is not applicable.

(b) Distributions with Respect to Unexchanged Company Shares. All SPAC Shares to be issued as the Per Share Merger Consideration shall be deemed issued and outstanding as of the Merger Effective Time. Subject to the effect of escheat, Tax or other applicable Laws, the holder of whole SPAC Shares issued in exchange for Company Shares pursuant to Section 1.6(b) will be promptly paid, without interest (subject to any applicable withholding Tax), the amount of dividends or other distributions with a record date after the Merger Effective Time and theretofore paid with respect to such whole SPAC Share.

(c) Adjustments to Per Share Merger Consideration. The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to SPAC Shares or Company Shares (including the Recapitalization) occurring on or after the date of this Agreement and prior to the Merger Effective Time.

(d) Promptly following the date that is one year after the Merger Effective Time, SPAC shall instruct the Exchange Agent to deliver to SPAC all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Per Share Merger Consideration that remains unclaimed shall be returned to SPAC, and any Person that was a holder of Company Shares as of immediately prior to the Merger Effective Time that has not exchanged such Company Shares for the right to receive the Per Share Merger Consideration and a pro rata portion of any Earnout Shares that SPAC is obligated to issue in accordance with Section 1.12(a) prior to the date that is one year after the Merger Effective Time may transfer such Company Shares

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to SPAC and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and SPAC shall promptly deliver, such applicable portion of the Per Share Merger Consideration without any interest thereupon. None of SPAC, Merger Sub, the Company, the Surviving Company or the Exchange Agent shall be liable to any Person in respect of any of the Per Share Merger Consideration or Earnout Shares delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such SPAC Shares shall not have not been issued in accordance with this Agreement immediately prior to the date on which any amounts payable pursuant to this Article I would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of SPAC, free and clear of all claims or interest of any Person previously entitled thereto.

1.13 Taking of Necessary Action; Further Action. If, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company are fully authorized in the name of the Company and/or Merger Sub to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.14 Tax Consequences. (a) To the extent permitted under applicable Law, (i) the Parties intend that the Merger qualify as a “reorganization” under Section 368(a)(1) of the Code (the “Intended Tax Treatment”) and (ii) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder.

1.15 Withholding. Notwithstanding any other provision of this Agreement, SPAC, the Company and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes as are required to be deducted and withheld from such amounts under the Code or any other applicable Law. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (i) timely remitted to the appropriate Governmental Authority and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

1.16 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, Company Shares issued and outstanding immediately prior to the Merger Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the Delaware General Corporation Law (such shares of Company Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the Delaware General Corporation Law with respect to such shares) shall not be converted into a right to receive the Per Share Merger Consideration in accordance with Section 1.6 or a pro rata portion of any Earnout Shares that SPAC is obligated to issue in accordance with Section 1.6(g), but instead shall be entitled to only such rights as are granted by Section 262 of the Delaware General Corporation Law; provided, however, that if, after the Merger Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the Delaware General Corporation Law, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the Delaware General Corporation Law, such Company Shares shall be treated as if they had been converted as of the Merger Effective Time into the right to receive the Per Share Merger Consideration in accordance with Section 1.6 and the pro rata portion of any Earnout Shares applicable to such Company Shares in accordance with Section 1.6(g) without interest thereon, upon transfer of such shares. The Company shall provide SPAC prompt written notice of any demands received by the Company for appraisal of Company Shares pursuant to Section 262 of the Delaware General Corporation Law, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Merger Effective Time that relates to such demand. Except with the prior written consent of SPAC (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

1.17 Fractional Shares 1.18. Notwithstanding anything to the contrary contained herein, no fraction of a SPAC Share will be issued, in any form, by virtue of this Agreement, the Merger, or the other Transactions, and each Person who would otherwise be entitled to a fraction of a SPAC Share (after aggregating all fractional SPAC Shares that would otherwise be received by such Person) shall instead have the number SPAC Shares issued to such Person rounded up to the nearest whole SPAC Share.

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1.19 Sponsor Matters. Contemporaneous with the execution of this Agreement, pursuant to the terms of that certain side letter, dated as of the date of this Agreement, between the Company, SPAC and Sponsor (the “Side Letter”), Sponsor shall have (i) surrendered 6,335,000 SPAC Shares that it owned immediately prior to execution of the Side Letter, one-third of which shall be utilized by Sponsor, one-third of which shall be utilized by the Company and one-third of which shall be utilized by the Company’s financial advisor, in each case so as to facilitate participation in the Company’s efforts with respect to the PIPE Investment, (ii) deposited 1,000,000 SPAC Shares that it owned immediately prior to execution of the Side Letter into an escrow account mutually selected by the parties, to be used as the security for the payment of SPAC Transaction Expenses that exceed the Athena Expense Cap, and (iii) deposited 750,000 SPAC Shares that it owned immediately prior to execution of the Side Letter into an escrow account mutually selected by the parties, such SPAC Shares to be used in connection with Sponsor’s and SPAC’s efforts with respect to the PIPE Investment (the deposit pursuant to this clause (iii), the “PIPE Escrow Deposit”). The Side Letter provides that (i) if the aggregate amount of cash remaining in the Trust Account following redemptions of SPAC Shares pursuant to Redemption Rights in connection with the Closing plus the amount of the PIPE Investment delivered pursuant to Sponsor’s and SPAC’s efforts (such aggregate total, the “Sponsor Contributed Amount”) is less than $7,500,000 (the “Sponsor PIPE Target”), then for every $10 that the Sponsor Contributed Amount is less than the Sponsor PIPE Target, one SPAC Share from the PIPE Escrow Deposit will be permanently surrendered by the Sponsor, and (ii) if the Sponsor Contributed Amount equals or exceeds the Sponsor PIPE Target, then all of the SPAC Shares in the PIPE Escrow Deposit will be released from the escrow account and returned to the Sponsor. The release of the PIPE Escrow Deposit will have no impact on any other deposit or surrender of SPAC Shares pursuant to this Section 1.19.

Article II
MERGER CLOSING; CERTAIN ACTIONS

2.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the closing of the Merger (the “Merger Closing” or the “Closing”) shall occur on the third Business Day following the satisfaction or, to the extent legally permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be fulfilled at the Closing), but subject to the satisfaction of or, to the extent legally permissible, waiver by the Party benefitting from, such conditions, or at such other date as SPAC and the Company may agree in writing. The date of the Closing shall be referred to herein as the “Closing Date.” The Closing shall take place virtually or at such place as SPAC and the Company may agree in writing, and at such time on the Closing Date as SPAC and the Company agree in writing.

2.2 Release of Funds from Trust Account. Subject to the terms and conditions of the Trust Agreement, each Party shall use commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to cause the funds held in the Trust Account to be released simultaneously with, or as promptly as practicable after, the Closing.

Article III
REPRESENTATIONS AND WARRANTIES OF SPAC AND MERGER SUB

Except as set forth in (a) the disclosure schedules delivered by SPAC to the Company on the date hereof (the “SPAC Disclosure Schedules”), or (b) the SEC Reports that are available on the SEC’s website through EDGAR, but excluding information set forth exclusively in any Exhibits to such SEC reports and disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements (provided that nothing disclosed in such SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 3.1, Section 3.2 or Section 3.5), SPAC and Merger Sub (the “SPAC Parties”) represent and warrant to the Company, as of the date hereof, as follows:

3.1 Organization and Standing.

(a) SPAC is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be in good standing or to have such corporate power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on SPAC. SPAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in each case where the failure to be so qualified

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or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SPAC. SPAC has made available to the Company accurate and complete copies of its Organizational Documents, each as currently in effect. SPAC is not in violation of any provision of its Organizational Documents in any material respect.

(b) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub was formed solely for the purpose of engaging in the Merger. Merger Sub does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with this Agreement and the Transactions. SPAC owns beneficially and of record all of the outstanding capital stock of Merger Sub.

3.2 Authorization; Binding Agreement. Each of the SPAC Parties has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions, subject to obtaining the Required Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is or will be a party and the consummation of the Transactions by each of the SPAC Parties (a) have been duly and validly authorized by all necessary corporate action on the part of such SPAC Party and (b) other than the Required Shareholder Approval in the case of SPAC, no other corporate proceedings (including any vote of holders of any class or series of securities of SPAC), other than as set forth elsewhere in this Agreement, on the part of such SPAC Party are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is or will be a party or to consummate the Transactions. The SPAC Board, at a duly called and held meeting or in writing as permitted by the SPAC Charter, has unanimously (i) determined that this Agreement, the Ancillary Documents to which it is party and the Transactions, including the Merger, are advisable, fair to and in the best interests of the SPAC Shareholders, (ii) approved and adopted this Agreement and the Ancillary Documents to which it is party, (iii) recommended that the SPAC Shareholders vote in favor of the approval and adoption of this Agreement, the Ancillary Documents to which it is party, the Merger, and the other Shareholder Approval Matters (the “SPAC Recommendation”) and (iv) directed that this Agreement, the Ancillary Documents to which it is party and the Shareholder Approval Matters be submitted to the SPAC Shareholders for their approval. The Board of Directors of Merger Sub at a duly called and held meeting or in writing as permitted by Merger Sub’s Organizational Documents has (i) determined that this Agreement and the Ancillary Documents to which it is party and the Transactions, including the Merger, are advisable, fair to and in the best interests of Merger Sub and SPAC as its sole shareholder, (ii) approved and adopted this Agreement and the Ancillary Documents to which it is party. SPAC as the sole shareholder of Merger Sub has also approved and adopted this Agreement and the Transactions, including the Merger. This Agreement has been, and each Ancillary Document to which such SPAC Party is a party shall be when delivered, duly and validly executed and delivered by such SPAC Party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such SPAC Party, enforceable against such SPAC Party in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity (collectively, the “Enforceability Exceptions”).

3.3 Governmental Approvals. Assuming the accuracy of the representations and warranties of the Company set forth in Section 5.5, no Consent of or with any Governmental Authority on the part of a SPAC Party is required to be obtained or made in connection with the execution, delivery or performance by a SPAC Party of this Agreement and each Ancillary Document to which it is or will be a party or the consummation by a SPAC Party of the Transactions, other than (a) any filings required with an Exchange or the SEC with respect to the Transactions, (b) applicable requirements, if any, of the Securities Act, the Exchange Act, and any state “blue sky” securities Laws, and the rules and regulations thereunder, (c) the applicable requirements of any Antitrust Laws and the expiration or termination of the required waiting periods, or the receipt of other Consents, thereunder, (d) the filing of the executed Certificate of Merger with the Secretary of State of the State of Delaware, and (e) where the failure to obtain such Consents, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the SPAC Parties.

3.4 Non-Contravention. The execution and delivery by a SPAC Party of this Agreement and each Ancillary Document to which it is or will be a party, the consummation by a SPAC Party of the Transactions, and compliance by a SPAC Party with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of such SPAC Party’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities

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referred to in Section 3.3 and any condition precedent to such Consent having been satisfied, conflict with or violate any Law, Order or Consent applicable to such SPAC Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by a SPAC Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of a SPAC Party under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any SPAC Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the SPAC Parties.

3.5 Capitalization.

(a) As of the date of this Agreement, the issued and outstanding SPAC Securities are set forth hereto in Section 3.5(a) of the SPAC Disclosure Schedules. As of the date of this Agreement, there are no issued or outstanding preference shares of SPAC. All outstanding SPAC Securities are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, pre-emptive right, subscription right or any similar right under the Delaware General Corporation Law, SPAC’s Organizational Documents or any Contract to which SPAC is a party. None of the outstanding SPAC Securities has been issued in violation of any applicable securities Laws. Prior to giving effect to the Transactions, SPAC does not have any Subsidiaries other than Merger Sub or own any equity interests in any other Person.

(b) There are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based units, pre-emptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities (including SPAC Securities) having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of SPAC (including SPAC Securities), (B) obligating SPAC to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options, shares or securities convertible into or exchangeable for any securities (including SPAC Securities), or (C) obligating SPAC to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such securities (including SPAC Securities). Other than with respect to the Redemption Rights or as expressly set forth in this Agreement, there are no outstanding obligations of SPAC to repurchase, redeem or otherwise acquire any securities of SPAC (including SPAC Securities) or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth herein, there are no shareholders agreements, voting trusts or other agreements or understandings to which SPAC is a party with respect to the voting or transfer of any securities of SPAC (including SPAC Securities).

(c) All of SPAC’s Indebtedness of the type described in clauses (a) – (c) of the definition thereof and all SPAC Transaction Expenses as of the date of this Agreement are disclosed in Section 3.5(c) of the SPAC Disclosure Schedules.

(d) Since the date of formation of SPAC and except as contemplated by this Agreement, SPAC has not declared or paid any distribution or dividend in respect of its securities (including SPAC Securities) and has not repurchased, redeemed or otherwise acquired any of its securities (including SPAC Securities), and the SPAC Board has not authorized any of the foregoing.

(e) Merger Sub is authorized to issue 1,000 shares of common stock, par value $0.0001 per share (“Merger Sub Shares”), all of which are issued and outstanding as of the date hereof. No other shares of capital stock or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding Merger Sub Shares are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware General Corporation Law, Merger Sub’s Organizational Documents or any Contract to which Merger Sub is a party or by which Merger Sub is bound. There are no outstanding contractual

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obligations of Merger Sub to repurchase, redeem or otherwise acquire any Merger Sub Shares or any equity capital of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

3.6 SEC Filings; SPAC Financials; Internal Controls.

(a) SPAC has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by SPAC with the SEC under the Securities Act and the Exchange Act, together with any amendments, restatements or supplements thereto (collectively, the “SEC Reports”). Except to the extent available on the SEC’s website through EDGAR, SPAC has delivered to the Company or made available copies in the form filed with the SEC of all of the following: (i) SPAC’s quarterly reports on Form 10-Q for each fiscal quarter since the IPO to disclose its quarterly financial results in each of the fiscal years of SPAC; (ii) SPAC’s annual reports on Form 10-K for each fiscal year since the IPO to disclose its annual financial results in each of the fiscal years of SPAC; and (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by SPAC with the SEC. The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 3.6 and in Section 6.8, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) (i) the SPAC Class A Common Stock, the SPAC Redeemable Warrants and the SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed on the NYSE American under the symbols ATEK, ATEK WS and ATEK.U, respectively, (ii) SPAC has not received any written deficiency notice from NYSE American relating to the continued listing requirements of such SPAC Securities, (iii) there are no Actions pending or, to the Knowledge of SPAC, threatened, against SPAC by the Financial Industry Regulatory Authority, NYSE American or the SEC with respect to any intention by such entity to suspend, deregister, prohibit or terminate the listing of such SPAC Securities on NYSE American, and (iv) SPAC is in material compliance with all of the applicable listing and corporate governance rules and regulations of NYSE American.

(c) The financial statements and notes of SPAC contained or incorporated by reference in the SEC Reports (the “SPAC Financials”) fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of SPAC at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved, (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable), and (iii) audited in accordance with PCAOB standards.

(d) Except as and to the extent reflected or reserved against in the balance sheet of SPAC dated December 31, 2023 included in the SPAC Financials, SPAC has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since SPAC’s formation in the ordinary course of business. SPAC does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K. As of the date of this Agreement, no financial statements of any Person other than those of SPAC are required by GAAP to be included in the financial statements of SPAC.

(e) Except as set forth on Section 3.6 of the SPAC Disclosure Schedules, neither SPAC nor SPAC’s independent auditors has identified any (i) “significant deficiency” in the internal control over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) of SPAC, (ii) “material weakness” in the internal control over financial reporting of SPAC, (iii) fraud that involves management or other employees of SPAC who have a role in the internal control over financial reporting of SPAC, or (iv) any written claim or allegation regarding any of the foregoing.

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(f) Except as not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” as defined in Rule 12b-2 promulgated under the Exchange Act, (i) SPAC has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with GAAP, and (ii) SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is made known to SPAC’s principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of SOX. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(g) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of SOX.

(h) As of the date hereof, there are no outstanding comments from the SEC or its staff with respect to the SEC Reports. To the Knowledge of SPAC, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

3.7 Absence of Certain Changes. From the date of SPAC’s formation to the date of this Agreement, (a) SPAC has conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities, and (b) there has not been a Material Adverse Effect with respect to SPAC.

3.8 Compliance with Laws. Except where the failure to be, or to have been, in compliance with such Laws, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on SPAC, (a) SPAC is and since the date of formation of SPAC has been, in compliance with, and not in conflict, default or violation of, any applicable Laws and (b) SPAC has not received, since the date of formation of SPAC, any written or, to the Knowledge of SPAC, oral, notice of any conflict or non-compliance with, or default or violation of, any applicable Laws by which it is or was bound.

3.9 Actions; Orders; Permits. SPAC (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with SPAC) holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the “SPAC Permits”), except where the failure to obtain or maintain the same, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on SPAC. Except in each case where the failure or violation, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on SPAC, (a) all of the SPAC Permits are in full force and effect, and no suspension or cancellation of any of the SPAC Permits is pending or, to SPAC’s Knowledge, threatened, (b) SPAC is not in violation in any material respect of the terms of any SPAC Permit and (c) since the date of formation of SPAC, SPAC has not received any written, or to the Knowledge of SPAC, oral notice of any Actions relating to the revocation or modification of any SPAC Permit.

3.10 Taxes and Returns.

(a) SPAC has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are true, accurate, correct and complete in all material respects. SPAC has timely paid, or caused to be timely paid, all material Taxes required to be paid by it, other than such Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the SPAC Financials in accordance with GAAP.

(b) SPAC has complied in all material respects with all applicable Tax Laws relating to withholding and remittance of Taxes, and all material amounts of Taxes required by applicable Tax Laws to be withheld by SPAC have been withheld and timely paid over to the appropriate Governmental Authority, including with respect to any amounts owing to or from any employee, independent contractor, shareholder, creditor, or other third party.

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(c) There are no material claims, assessments, audits, examinations, investigations or other Actions pending, in progress or threatened in writing against SPAC, in respect of Taxes, and SPAC has not been notified in writing of any material proposed Tax claims or assessments against SPAC.

(d) There are no material Liens with respect to any Taxes upon any of SPAC’s assets, other than Permitted Liens. SPAC has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding written requests by SPAC for any extension of time within which to file any Tax Return or within which to pay any Taxes (other than customary extensions requested in the ordinary course of business). No written claim has been made by any Governmental Authority with respect to a jurisdiction in which SPAC does not file a Tax Return that SPAC is or may be subject to Tax in that jurisdiction that would be the subject of or covered by such Tax Return, which claim remains outstanding.

(e) SPAC does not have a permanent establishment, branch or representative office in any country other than the country of its organization, and SPAC is not and has not been treated for any Tax purpose as a resident in a country other than the country of its incorporation.

(f) SPAC is not and has never been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes. SPAC does not have any material Liability for the Taxes of another Person under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or non-U.S. Law), as a transferee or successor, or by Contract (other than, in each case, Liabilities for Taxes pursuant to customary commercial Contracts not primarily related to Taxes). SPAC is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract with respect to Taxes (other than customary commercial Contracts not primarily related to Taxes).

(g) SPAC is not the subject of any material private letter ruling, technical advice memorandum, closing agreement, settlement agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to Taxes, and there is no written request by SPAC outstanding for any such ruling, memorandum or agreement.

(h) SPAC has not distributed stock of another Person, nor has had its shares distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i) SPAC has not been a party to a transaction that is a “listed transaction” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2) (or any analogous or similar provision under any U.S. state or local or foreign Tax law addressing tax avoidance transactions).

(j) SPAC will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) beginning after the Closing Date as a result of any (i) installment sale or open transaction disposition made by SPAC prior to the Closing, (ii) change in any method of accounting of SPAC for any taxable period (or portion thereof) ending on or prior to the Closing Date made or required to be made prior to the Closing, (iii) “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any state, local or foreign Tax law) executed by SPAC prior to the Closing, or (iv) prepaid amount or deferred revenue received or accrued prior to the Closing outside the ordinary course of business.

(k) SPAC has not taken, and has not agreed to take, any action that would reasonably be expected to prevent the relevant portions of the Transactions from qualifying for the Intended Tax Treatment. To the Knowledge of SPAC, there are no facts or circumstances that would reasonably be expected to prevent the relevant portions of the Transactions from qualifying for the Intended Tax Treatment.

3.11 Employees and Employee Benefit Plans. SPAC does not (a) have any employees who are entitled to any compensation or benefits or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans. Neither the execution and delivery of this Agreement or the Ancillary Documents nor the consummation of the Transactions will alone or in connection with other events (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of SPAC, or (ii) result in the acceleration of the time of payment, vesting or funding of any such payment or benefit.

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3.12 Properties. SPAC does not own, license or otherwise have any right, title or interest in or to any material Intellectual Property. SPAC does not own or lease any real property or Personal Property.

3.13 Material Contracts.

(a) Other than this Agreement and the Ancillary Documents, there are no Contracts to which SPAC is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $50,000, (ii) may not be cancelled by SPAC on less than 60 days’ prior notice without payment of a material penalty or termination fee, (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of SPAC or any of its current or future Affiliates, any acquisition of material property by SPAC or any of its current or future Affiliates, or restricts in any material respect the ability of SPAC or any of its current or future Affiliates from engaging in any business or from competing with any other Person or (iv) is a “material contract” (as such term is defined in Regulation S-K) (each, a “SPAC Material Contract”). All SPAC Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each SPAC Material Contract: (i) the SPAC Material Contract was entered into at arm’s-length and in the ordinary course of business; (ii) the SPAC Material Contract is valid, binding and enforceable in all material respects against SPAC and, to the Knowledge of SPAC, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) SPAC is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by SPAC, or permit termination or acceleration by the other party, under such SPAC Material Contract; and (iv) to the Knowledge of SPAC, no other party to any SPAC Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by SPAC under any SPAC Material Contract.

3.14 Transactions with Affiliates. Section 3.14 of the SPAC Disclosure Schedules sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between SPAC or Merger Sub, on the one hand, and any present or former director, officer, employee, manager, direct equityholder or Sponsor or other Affiliate of SPAC or Merger Sub, or any immediate family member of any of the foregoing, on the other hand.

3.15 Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration and regulation as an “investment company,” in each case within the meaning of the Investment Company Act. SPAC is an “emerging growth company” as defined in Rule 12b-2 promulgated under the Exchange Act.

3.16 Finders and Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission from SPAC, the Target Companies, the Company Shareholders or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of SPAC, Sponsor or any of their respective Affiliates.

3.17 Certain Business Practices.

(a) Since the date of formation of SPAC, SPAC has been in compliance with the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”), and all other applicable anti-corruption and anti-bribery Laws, in all material respects. SPAC is not subject to any Action by any Governmental Authority involving any actual or, to the Knowledge of SPAC, suspected, violation of any applicable anti-corruption Law.

(b) Since the date of formation of SPAC, neither SPAC nor any of its directors, officers or, to the Knowledge of SPAC, Representatives, when acting on behalf of SPAC, has used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity.

(c) Since the date of formation of SPAC, the operations of SPAC have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, to the extent applicable, and no Action involving SPAC with respect to any of the foregoing is pending or, to the Knowledge of SPAC, threatened.

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(d) None of SPAC or any of its directors, officers, employees or, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC is currently the target of economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Governmental Authority of the United States, (including those administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or the U.S. Department of State), the United Nations Security Council, the European Union, any European Union member state, or the United Kingdom (“Sanctions”), including (i) identified on the OFAC Specially Designated Nationals and Blocked Persons List, (ii) organized, resident, or located in, or a national of a comprehensively sanctioned jurisdiction (currently, Cuba, Iran, Syria, North Korea, and the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine, as this list may be amended from time to time) (each a “Sanctioned Jurisdiction”), (iii) the government of a Sanctioned Jurisdiction or the Government of Venezuela, or (iv) is owned, in the aggregate, 50% or greater, directly or indirectly, or otherwise controlled, by a Person identified in clauses (i)-(iii). None of SPAC or any of its directors, officers, employees or, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC, is a Person with whom transactions are prohibited or restricted under the applicable laws and regulations administered by the United States and other relevant Governmental Authorities relating to the export, reexport, transfer, and import of products, software or technology (“Customs & Export Control Laws”). SPAC has not, directly or knowingly indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any Sanctioned Jurisdiction or for the purpose of financing the activities of any Person currently the target of, or otherwise in violation of, applicable Sanctions or Customs & Export Control Laws. Neither SPAC nor any of its directors or officers, nor, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC has, in the last five years, engaged in any conduct, activity, or practice that would constitute a violation or apparent violation of any applicable Sanctions or Customs & Export Control Laws. No Action involving SPAC with respect to any of the foregoing is pending or, to the Knowledge of SPAC, threatened. Neither SPAC nor any of its directors or officers, nor, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC has, in the last five years, made any voluntary disclosure with respect to an apparent violation of Sanctions or has been subject to civil or criminal penalties imposed by any Governmental Authority administering Sanctions.

3.19 Insurance. Section 3.19 of the SPAC Disclosure Schedules lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by SPAC relating to SPAC or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and SPAC is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect and, to the Knowledge of SPAC, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by SPAC. SPAC has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to SPAC.

3.20 Litigation. As of the date of this Agreement: (a) there are no Actions pending or, to the Knowledge of SPAC, threatened, against SPAC, Merger Sub, or any of their respective officers or directors or assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Document, the right of SPAC or Merger Sub to enter into this Agreement or any Ancillary Document to which it is or will be a party, or the right of SPAC or Merger Sub to perform its obligations contemplated by this Agreement or any Ancillary Document to which it is or will be a party or (ii) if determined adversely to SPAC or Merger Sub, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SPAC; (b) neither SPAC nor Merger Sub is a party or subject to the provisions of any material Order; and (c) there is no Action initiated by SPAC or Merger Sub currently pending or that SPAC or Merger Sub currently intends to initiate, except, in the case of each of clauses (a)(i), (b) and (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SPAC or Merger Sub.

3.21 Trust Account. As of the date hereof, SPAC had an amount of assets in the Trust Account of not less than $15 million. The funds held in the Trust Account are invested in U.S. government securities with a maturity of 185 days or less or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a valid and binding obligation of SPAC and the Trustee, enforceable in accordance with its terms. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or, to the Knowledge of SPAC, the Trustee. The Trust Agreement has not been terminated,

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repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or, to the Knowledge of SPAC, that would entitle any Person (other than (a) in respect of deferred underwriting commissions set forth in Section 3.21 of the SPAC Disclosure Schedules or Taxes, (b) SPAC Shareholders prior to the Merger Effective Time who shall have elected to redeem their SPAC Shares pursuant to SPAC’s Organizational Documents or in connection with an amendment thereof to extend SPAC’s deadline to consummate a Business Combination or (c) if SPAC fails to complete a Business Combination within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, in limited amounts to permit SPAC to pay the expenses of the Trust Account’s liquidation and dissolution, and then SPAC Shareholders) to any portion of the funds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account have been released, except to pay Taxes from any interest income earned in the Trust Account, and to redeem SPAC Shares pursuant to SPAC’s Organizational Documents, or in connection with an amendment thereof to extend SPAC’s deadline to consummate a Business Combination. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of SPAC, threatened with respect to the Trust Account. As of the date hereof, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC at the Merger Effective Time. SPAC has made available to the Company true and complete copies of all Contracts, including engagement letters, with any Person that was, or is, entitled to any underwriting commission (including deferred underwriting commission) in respect of the IPO, including any amendments or other modifications thereto.

3.22 SPAC Acknowledgment. SPAC acknowledges and agrees that the representations and warranties expressly set forth in (a) Article V (as qualified by the Company Disclosure Schedules) and (b) the certificate delivered pursuant to Section 8.3(c) constitute the sole and exclusive representations and warranties of the Company to SPAC in connection with or relating to the Target Companies, this Agreement, any Ancillary Document or the Transactions, and no other representations or warranties, oral or written, have been given by the Company. Except for the representations and warranties expressly set forth in Article V (as qualified by the Company Disclosure Schedules) or the certificate delivered pursuant to Section 8.3(c) or in any Ancillary Document, SPAC (iA) acknowledges that it is transacting with the Company on an “as is” condition and on a “where is” basis and (ii) disclaims reliance on, and confirms and acknowledges that it has not relied on and should not rely on and will not rely on, any other representations or warranties, either express or implied, at law or in equity, including representations of merchantability, suitability or fitness for any particular purpose, or other statements, whether written or oral, made by or on behalf of any Person (including the Target Companies or any Affiliate or Representative of the Company) in respect of the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of the Target Companies, including with respect to the accuracy or completeness of any confidential information memoranda, documents, projections or other prediction or forward-looking statements, material, or other information (financial or otherwise) regarding the Target Companies furnished to SPAC or any of its Representatives in any “data rooms,” “virtual data rooms,” management presentations, or in any other form or in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever or on any person providing or not providing any information not specifically required to be provided or disclosed pursuant to the specific representations and warranties in Article V or in the certificate delivered pursuant to Section 8.3(c) or any Ancillary Document.

Article IV
RESERVED

Article V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to SPAC on the date hereof (the “Company Disclosure Schedules”), the Company hereby represents and warrants to SPAC as follows:

5.1 Organization and Standing.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be in good standing or to have such corporate power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The Company is duly qualified or licensed and in good

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standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in each case where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has made available to SPAC accurate and complete copies of its Organizational Documents, each as currently in effect. The Company is not in violation of any provision of its Organizational Documents in any material respect.

(b) Each Company Subsidiary is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Company Subsidiary is qualified or licensed and in good standing (to the extent such concept exists) to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in each case where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(c) The Company has provided to SPAC accurate and complete copies of the Organizational Documents of each Company Subsidiary, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

5.2 Authorization; Binding Agreement.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions, subject to the receipt of the Company Shareholder Approvals. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or will be a party and the consummation of the Transactions have been duly and validly authorized by the Company Board in accordance with the Company’s Organizational Documents and any applicable Law. This Agreement has been, and each Ancillary Document to which the Company is or will be a party shall be when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(b) On or prior to the date of this Agreement, the Company Board has duly adopted resolutions (i) determining that this Agreement and the Ancillary Documents to which the Company is a party and the transactions contemplated hereby and thereby are in the best interests of the Company and its stockholders, (ii) approving, declaring the advisability of, and authorizing the execution, delivery and performance by the Company of, this Agreement and the Ancillary Documents to which the Company is a party and the transactions contemplated hereby and thereby and (iii) recommending the approval and adoption of this Agreement and the Ancillary Documents to which the Company is a party and the transactions contemplated hereby and thereby by the Company Shareholders. No other corporate action is required on the part of the Company or any of the Company Shareholders to enter into this Agreement or the Ancillary Documents to which the Company is a party or to approve the Merger other than the Company Shareholder Approvals.

5.3 Capitalization.

(a) As of the date of this Agreement, the authorized and issued capital stock of the Company consists of 2,000,000 shares of common stock, par value $0.0001 per share. All outstanding Company Shares are owned of record by the Persons set forth on Section 5.3 of the Company Disclosure Schedules in the amounts set forth opposite their respective names.

(b) All of the issued Company Shares have been duly authorized and are fully paid and were not issued in violation of any purchase option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the Delaware General Corporation Law, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which the Company is bound.

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(c) As of the date of this Agreement, other than the Company Incentive Plan, no Target Company has any stock option or other equity incentive plans. As of the date of this Agreement, there are no Company Convertible Securities or pre-emptive rights or rights of first refusal or first offer, except for those rights as provided in the Company’s Organizational Documents, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or any of its Affiliates are a party or bound relating to any equity securities of the Company, whether or not outstanding, other than the Company’s Organizational Documents. As of the date of this Agreement, there are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company and there are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings with respect to the voting or transfer of any of Company Shares other than the Company’s Organizational Documents. As of the date of this Agreement, other than as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its equity securities. As of the date of this Agreement, all of the issued and outstanding securities of the Company have been granted, offered, sold and issued in compliance with all applicable Laws. As a result of the consummation of the Transactions, no equity interests of the Company will be issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(d) Since January 1, 2021, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the Company Board has not authorized any of the foregoing.

5.4 Company Subsidiaries. Section 5.4 of the Company Disclosure Schedules sets forth the name of each Company Subsidiary and, on the date of this Agreement, (a) its jurisdiction of organization, (b) the class(es) of its authorized shares or other equity interests (if applicable), and (c) the ownership percentage of issued and outstanding shares or other equity interests by the record holders thereof. The foregoing represents all of the issued and outstanding equity interests of the Company Subsidiaries as of the date of this Agreement. All of the outstanding equity securities of each Company Subsidiary are duly authorized and validly issued, fully paid and non-assessable (if applicable), were offered, sold and delivered in compliance with all applicable Laws, and are owned by one or more of the Target Companies free and clear of all Liens (other than those, if any, imposed by such Company Subsidiary’s Organizational Documents or applicable Laws and other than Permitted Liens), except where the failure to be would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, taken as a whole. As of the date of this Agreement, there are no Contracts to which the Company or any of the Company Subsidiaries is a party or bound with respect to the voting (including voting trusts or proxies) or transfer of the equity interests of any Company Subsidiary other than the Organizational Documents of any such Company Subsidiary. As of the date of this Agreement, there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Company Subsidiary is a party or that are binding upon any Company Subsidiary providing for the issuance or redemption of any equity interests of any Company Subsidiary. As of the date of this Agreement, there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Company Subsidiary. No Company Subsidiary has any limitation, whether by Contract, Order, or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. As of the date of this Agreement, other than the Company Subsidiaries, no Target Company has any Subsidiaries. Except for the equity interests of the Company Subsidiaries listed on Section 5.4 of the Company Disclosure Schedules, as of the date of this Agreement (i) no Target Company owns or has any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person, (ii) no Target Company is a participant in any joint venture, partnership or similar arrangement, and (iii) there are no outstanding contractual obligations of a Target Company to provide funds to or make any loan or capital contribution to any other Person.

5.5 Governmental Approvals. Assuming the accuracy of the representations and warranties of SPAC set forth in Section 3.3, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents to which the Company is or will be a party, or the consummation by the Company of the Transactions other than (a) any filings required with an Exchange or the SEC with respect to the Transactions, (b) applicable requirements, if any, of the Securities Act, the Exchange Act, and any state “blue sky” securities Laws, and the rules and regulations thereunder, (c) applicable requirements of any Antitrust Laws and the expiration or

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termination of the required waiting periods, or the receipt of other Consents, thereunder, (d) the filing of the executed Certificate of Merger with the Secretary of State of the State of Delaware, and (e) where the failure to obtain or make such Consents, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

5.6 Non-Contravention. The execution and delivery by the Company of this Agreement and each Ancillary Document to which it is or will be a party, and the consummation by the Company of the Transactions and compliance by the Company with any of the provisions hereof and thereof, will not (a) conflict with or contravene any provision of the Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.5 hereof and any condition precedent to such Consent having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make or increase payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of the Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in cases of clauses (b) and (c), as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the Company.

5.7 Financial Statement Matters.

(a) The Company has made available to SPAC (i) true, correct and complete copies of the unaudited financial statements, consisting of the consolidated balance sheet and statements of net loss, comprehensive loss, and cash flows of the Company as of and for the years ended March 31, 2024 and March 31, 2023 (the “Unaudited Annual Company Financial Statements”) and (ii) unaudited consolidated financial statements of the Company for the five months ended August 31, 2024 (the “Unaudited Interim Company Financial Statements” and collectively with the Unaudited Annual Financial Statements, the “Company Unaudited Financial Statements”). The Company Unaudited Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and its consolidated results of operations changes in shareholders’ equity and cash flows for the respective periods then ended, (ii) have been prepared in conformity with GAAP applied on a consistent basis during the periods involved, except as may be indicated in the notes thereto and subject to the absence of footnotes and normal year-end adjustments (none of which would be material, individually or in the aggregate), and (iii) were prepared from, and are in accordance with, in all material respects, the books and records of the Target Companies.

(b) The Company has not identified, and has not received from any independent auditor of the Company any written notification of, (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any written claim or allegation regarding any of the foregoing.

(c) There are no outstanding loans or other extensions of credit made by the Target Companies to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Target Companies.

(d) As of the date hereof, the Target Companies do not have any Indebtedness of the type referred to in clauses (a)-(e) of the definition thereof.

(e) Except for those that will be reflected or reserved on or provided for in the balance sheets of the Company contained in the Company Financial Statements, no Target Company has any Liabilities of a nature required to be disclosed on a balance sheet of the Company in accordance with GAAP, except for (i) those that were incurred after March 31, 2024 in the ordinary course of business, none of which are material, individually or in the aggregate, (ii) obligations for future performance under any contract to which any Target Company is a party, or (iii) Liabilities incurred for transaction expenses in connection with this Agreement, any Ancillary Document or the Transactions.

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5.8 Absence of Certain Changes. Except for actions expressly contemplated by this Agreement, the Ancillary Documents and the Transactions, since March 31, 2024, (a) the Target Companies have conducted their business only in the ordinary course of business, (b) there has not been a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 6.2(b) (without giving effect to Section 6.2(b) of the Company Disclosure Schedules) if such action were taken on or after the date hereof without the consent of SPAC.

5.9 Compliance with Laws. (a) Each Target Company is and, since January 1, 2021 has been, in compliance with, and has not been in violation of, any applicable Laws, except where such failure to comply or violation has not, or would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies as a whole, and (b) no Target Company has received, since January 1, 2021, any written or, to the Knowledge of the Company, oral, notice from a Governmental Authority of any non-compliance with or material violation of any applicable Laws by such Target Company, except where such violation has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, taken as a whole.

5.10 Company Permits. Each Target Company holds all Permits necessary to lawfully conduct its business as presently conducted (collectively, the “Company Permits”), except where the failure to obtain or maintain the same, individually or in the aggregate, has not had and would not reasonably be expected to be material to the Target Companies, taken as a whole, or limit the ability of the Company to perform on a timely basis its obligations under this Agreement or any Ancillary Documents to which it is or will be a party. As of the date of this Agreement, each material Company Permit is in full force and effect and (a) except as could not reasonably be expected to be material to the Target Companies as a whole, no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened, (b) no Target Company is in violation in any material respect of the terms of any material Company Permit, and (c) except as could not reasonably be expected to be material to the Target Companies, taken as a whole, there has not been and there is not any pending or, to the Company’s Knowledge, threatened, any Action, investigation or disciplinary proceeding by or from any Governmental Authority against a Target Company involving any Company Permit and no Target Company has received any written or, to the Knowledge of the Company, oral, notice of any Actions from any Governmental Authority relating to the revocation or material modification of any Company Permit.

5.11 Litigation. As of the date of this Agreement, there is no (a) material Action of any nature currently pending or, to the Company’s Knowledge, threatened (and no such Action has been brought or, to the Knowledge of the Company, threatened, in the past three years) or (b) material Order now pending or outstanding or that was rendered by a Governmental Authority in the past three years in either case of (a) or (b) by or against any Target Company, its current or former directors or officers in their capacity as such, or its business, equity securities or assets. As of the date of this Agreement, none of the current or, to the Knowledge of the Company, former, officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud as it relates to the business of such Target Company, except in each case where the charge, indictment arrest or conviction, individually or in the aggregate, has not had and would not reasonably be expected to be material to the Target Companies, taken as a whole, or limit the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or will be a party.

5.12 Material Contracts.

(a) Section 5.12(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of, and the Company has made available to SPAC (including written summaries of oral Contracts) true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets, are bound (each Contract required to be set forth on Section 5.12(a) of the Company Disclosure Schedules, a “Company Material Contract”) that:

(i) contains covenants that limit the ability of such Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell or provide any service or product to or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or first offer or most-favored pricing clauses (in each case other than pursuant to confidentiality arrangements entered into in the ordinary course of business) or (B) to purchase or acquire an interest in any other Person;

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(ii) relates to the formation, creation, operation, management or control of any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement;

(iii) evidences Indebtedness of the type referred to in clauses (a) through (e) of the definition thereof of such Target Company having an outstanding principal amount in excess of $500,000;

(iv) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices other than those entered into in the ordinary course of business of the Target Companies on behalf of a customers or any ordinary course transactions that are settled on a daily basis;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or shares or other equity interests of any Target Company or another Person in each case with an aggregate value in excess of $1,000,000;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or set of related Contracts of at least $500,000 per year or $2,500,000 over the life of such Contracts;

(viii) pursuant to which any Target Company has been granted from a third party any material license, right, immunity or authorization to use or otherwise exploit any material Intellectual Property, excluding (A) Incidental Licenses, (B) “shrink wrap,” “click wrap,” “off the shelf” or other licenses for generally commercially available software or hosted services, and (C) licenses for uncustomized software that is commercially available to the public generally with one-time or annual license, maintenance, support and other fees of less than $100,000;

(ix) pursuant to which any Target Company has (A) acquired from any third party any ownership right to any material Intellectual Property, excluding Contributor Agreements, or (B) transferred to any third party any ownership right to any material Intellectual Property;

(x) pursuant to which any Target Company has granted to any third party any material license, right, immunity or authorization to use or otherwise exploit any Company Owned IP, excluding Incidental Licenses;

(xi) obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $250,000 other than indemnities or warranties provided in the ordinary course in connection with sales of the Target Companies’ products and services;

(xii) is an employment, severance, retention, change in control or other Contract (excluding customary form offer letters and other standard form agreements entered into in the ordinary course of business) with any employee or individual independent contractor of the Company or any Target Company who receives annual base cash salary of $200,000 or more;

(xiii) is a labor agreement, collective bargaining agreement, or other labor-related agreement or arrangement with any labor union, labor organization, works council or other employee-representative body;

(xiv) other than under its Organizational Documents, is between any (A) Target Company and (B) any directors, officers or employees of a Target Company (other than at-will employment, assignment of Intellectual Property or confidentiality arrangements entered into in the ordinary course of business) or any of their respective Affiliates or other Related Person, including all non-competition, severance and indemnification agreements;

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(xv) obligates the Target Companies to make any capital commitment or expenditure in excess of $1,000,000 (including pursuant to any joint venture);

(xvi) relates to a settlement of any Action requiring payments in excess of $200,000 or under which any Target Company has outstanding obligations (other than customary confidentiality or non-disparagement obligations);

(xvii) provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney;

(xviii) is with a Material Customer or Material Supplier; or

(xix) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act if the Company was the registrant.

(b) Except where the failure, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, (i) each Company Material Contract is valid and binding and enforceable against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions), (ii) the consummation of the Transactions will not affect the validity or enforceability of any Company Material Contract, (iii) no Target Company is in breach or default and, to the Company’s Knowledge, no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by the Target Company party thereto or permit termination or acceleration by the other party thereto under any Company Material Contract, (iv) to the Knowledge of the Company, no other party to any Company Material Contract is in breach or default, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by any Target Company, under any Company Material Contract, (v) no Target Company has received or served written or, to the Knowledge of the Company, oral, notice of an intention by any party to any Company Material Contract to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Target Companies, and (vi) no Target Company has waived any rights under any Company Material Contract.

5.13 Intellectual Property.

(a) Section 5.13(a) of the Company Disclosure Schedules sets forth a list of all registered, issued, and applied-for Intellectual Property owned by a Target Company (“Company Registered IP”), specifying as to each item, as applicable, (i) its title, (ii) its owner, (iii) the jurisdictions in which the item is issued, registered or applied-for, (iv) the issuance, registration or application numbers and dates of registration, issuance or application, and (v) for Internet domain-name registrations, the domain name, expiry date and registrar. All Company Registered IP is subsisting and all registered or issued Company Registered IP is valid and enforceable except where the failure to be would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole. No Action is pending or, to the Knowledge of the Company, threatened, against a Target Company that challenges the validity, enforceability or ownership of any Company Registered IP.

(b) The Target Companies (i) exclusively own all material Company Owned IP, free and clear of all Liens (other than Permitted Liens) and (ii) have the right to use all Intellectual Property that is material to the conduct of the business of the Target Companies as currently conducted. The execution and delivery by the Company of this Agreement and each Ancillary Document to which it is or will be a party, the consummation by the Company of the Transactions, and the compliance by the Company with any of the provisions hereof and thereof, will not result in the material loss, termination or impairment of any rights of the Target Companies in any material Intellectual Property.

(c) To the Knowledge of the Company, (i) no Target Company is currently Infringing, or has, in the past three years, Infringed any Intellectual Property of any other Person in any material respect, and (ii) no third party is Infringing any material Company Owned IP. Since January 1, 2021, no Target Company has received any written or, to the Knowledge of the Company, oral, notice or claim asserting that any Target Company has Infringed the Intellectual Property of any other Person in any material respect.

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(d) All Contributors who have contributed to the development of material Intellectual Property for any Target Company have executed a Contributor Agreement, except to the extent that any Target Company has acquired rights to such Intellectual Property by operation of Law. To the Knowledge of the Company, no Contributor has claimed any ownership interest in any material Intellectual Property purported to be owned by a Target Company. Each Target Company has taken commercially reasonable measures to protect and maintain the confidentiality of all Trade Secrets included in the Company Owned IP. No Governmental Authority or educational or research institution owns or otherwise holds, or has the right to obtain, any rights to any material Company Owned IP.

(e) The IT Systems (i) operate in all material respects in accordance with their documentation and functional specifications and have not malfunctioned or failed in the last two years in a manner that has had a material impact on the operations of any Target Company, and (ii) are sufficient in all material respects to permit the Target Companies to conduct their business as currently conducted. The Company has taken commercially reasonable actions designed to protect the confidentiality, integrity and security of the IT Systems against unauthorized use, access, interruption, modification and corruption. Since January 1, 2021, to the Knowledge of the Company, there has been no material unauthorized access to the IT Systems that has resulted in any material unauthorized use, access, misappropriation, deletion, corruption, or encryption of any material information or data stored therein. The Company has implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures with respect to the IT Systems, except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole.

5.14 Taxes and Returns.

(a) Each Target Company has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are true, accurate, correct and complete in all material respects. Each Target Company has timely paid, or caused to be timely paid, all material Taxes required to be paid by it, other than such Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been or will be established in the Company Financial Statements in accordance with GAAP.

(b) Each Target Company has complied in all material respects with all applicable Tax Laws relating to withholding and remittance of Taxes, and all material amounts of Taxes required by applicable Tax Laws to be withheld by a Target Company have been withheld and timely paid over to the appropriate Governmental Authority, including with respect to any amounts owing to or from any employee, independent contractor, shareholder, creditor, or other third party.

(c) There are no material claims, assessments, audits, examinations, investigations or other Actions pending, in progress or threatened in writing against any Target Company in respect of Taxes, and no Target Company has been notified in writing of any material proposed Tax claims or assessments against any Target Company.

(d) There are no material Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens. No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding written requests by any Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes (other than customary extensions requested in the ordinary course of business). No written claim has been made by any Governmental Authority with respect to a jurisdiction in which a Target Company does not file a Tax Return that such Target Company is or may be subject to Tax in that jurisdiction that would be the subject of or covered by such Tax Return, which claim remains outstanding.

(e) No Target Company has a permanent establishment, branch or representative office in any country other than the country of its organization, and no Target Company is or has been treated for any Tax purpose as a resident in a country other than the country of its incorporation or formation.

(f) No Target Company is or has ever been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes (other than a group the common parent of which is or was the Company or the only members of which were or are Target Companies). No Target Company has any material Liability for the Taxes of another Person (other than a Target Company) under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or non-U.S. Law), as a transferee or successor, or by Contract (other than, in each case, Liabilities for Taxes pursuant to customary commercial Contracts not primarily related to Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract with respect to Taxes (other than customary commercial Contracts not primarily related to Taxes).

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(g) No Target Company is the subject of any material private letter ruling, technical advice memorandum, closing agreement, settlement agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to Taxes, nor is there any written request by a Target Company outstanding for any such ruling, memorandum or agreement.

(h) No Target Company organized in a jurisdiction outside of the United States (i) is treated as a domestic corporation (as such term is defined in Section 7701 of the Code) for U.S. federal income tax purposes, (ii) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or (iii) is treated as a U.S. corporation under Section 7874(b) of the Code.

(i) In the past two years, no Target Company has distributed stock of another Person, or has had its shares distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) No Target Company has been a party to a transaction that is a “listed transaction” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2) (or any analogous or similar provision under any U.S. state or local or foreign Tax law addressing tax avoidance transactions).

(k) No Target Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) beginning after the Closing Date as a result of any (i) installment sale or open transaction disposition made by the Target Company prior to the Closing, (ii) change in any method of accounting of the Target Company for any taxable period (or portion thereof) ending on or prior to the Closing Date made or required to be made prior to the Closing, (iii) “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any state, local or foreign Tax law) executed by the Target Company prior to the Closing, or (iv) any prepaid amount or deferred revenue received or accrued prior to the Closing outside the ordinary course of business.

(l) No Target Company has taken, or agreed to take, any action that would reasonably be expected to prevent the relevant portions of the Transactions from qualifying for the Intended Tax Treatment. To the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to prevent the relevant portions of the Transactions from qualifying for the Intended Tax Treatment.

(m) Neither the Company’s execution nor performance of its obligations under this Agreement, nor the consummation of the Transactions, will result in a material charge or Tax to arise on a Target Company or in any claw back of any material Tax relief previously given to a Target Company.

5.15 Real Property. Section 5.15 of the Company Disclosure Schedules contains a complete and accurate list of all premises currently leased or subleased by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto as of the date of this Agreement, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”). The Company has provided to SPAC a true and complete copy of each of the Company Real Property Leases. The Company Real Property Leases are valid, binding and enforceable against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, in accordance with their terms and are in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). To the Knowledge of the Company, no event has occurred that (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. No Target Company owns any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

5.16 Personal Property. All items of Personal Property with a book value or fair market value of greater than $100,000 are in good operating condition and repair in all material respects (reasonable wear and tear excepted consistent with the age of such items) and are suitable for their present use in the business of the Target Companies. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, and with respect to assets owned by such Target Company, free and clear of all Liens other than Permitted Liens.

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5.17 Employee Matters.

(a) (i) As of the date of this Agreement, no Target Company is a party to, or bound by, any labor agreement, collective bargaining agreement or other labor-related Contract with any labor union, labor organization, works council, group of employees or other representative of any of the employees of any Target Company (a “Company Collective Bargaining Agreement”) and (ii) no employees of any Target Company are represented by any labor union, labor organization or works council with respect to their employment with any Target Company.

(b) The Company has no Knowledge of (i) any activities or proceedings of any labor union or other party to organize or represent any employees of any Target Company and (ii) any pending or threatened demand by any labor union, labor organization, works council, or group of employees of any Target Company for recognition or certification as a representative of employees of any Target Company in such capacities. There is no material strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any employees of any Target Company in connection with the business of any Target Company pending or, to the Knowledge of the Company, threatened, and since January 1, 2021, there has not occurred any material strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any employees of any Target Company in connection with the business of any Target Company.

(c) No Target Company has any legal or contractual obligation to provide notice to, or to enter into any consultation procedure with, any labor union, labor organization or works council that is representing any employee of any Target Company in connection with the consummation of the Transactions.

(d) Except as would not reasonably be expected to be material to any Target Company, each Target Company is and, since January 1, 2021, has been, in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to classification, discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral, notice that there is any pending Action involving unfair labor practices against a Target Company. There are no material Actions pending or, to the Knowledge of the Company, threatened, against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation.

(e) No Target Company is party to a settlement agreement with a current or former officer of any Target Company that involves allegations relating to sexual harassment. To the Knowledge of the Company, since January 1, 2021, no allegations of sexual harassment or other illegal discrimination have been made against any officer of a Target Company.

(f) To the Knowledge of the Company, no employee of any Target Company is in any material respect in violation of any term of any employment agreement, non-disclosure agreement, common law non-disclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation (i) to any Target Company or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by any Target Company or (B) to the knowledge or use of Trade Secrets or proprietary information.

(g) As of the date hereof, no current executive officer of the Company or a Target Company has, to the Knowledge of the Company, provided the Company or any Target Company written notice of his or her plan to terminate his or her employment with the Company or any Target Company.

(h) No Target Company has a single employer, joint employer, alter ego or similar relationship with any other company.

(i) Since January 1, 2021, except as would not reasonably be expected to be material to any Target Company, the Target Companies have not engaged in any layoffs, furloughs or group employment terminations (excluding terminations for cause), whether temporary or permanent.

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5.18 Benefit Plans.

(a) Set forth on Section 5.18(a) of the Company Disclosure Schedules is an accurate and complete list, as of the date hereof, of each material Benefit Plan of the Target Companies (each, a “Company Benefit Plan”). No Target Company maintains, sponsors, contributes to, has any obligation to contribute to, or has any Liability on account of an ERISA Affiliate under or with respect to (i) any “multiemployer plan” as defined under Section 3(37) of ERISA, (ii) any plan or arrangement subject to Code Sections 412 or 4971, ERISA Section 02 or Title IV of ERISA or similar non-U.S. Laws, or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of ERISA Section 4063.

(b) With respect to each material Company Benefit Plan, the Company has made available to SPAC accurate and complete copies of the current plan documents and all material communications in the past three years with any Governmental Authority concerning any matter that is still pending or for which a Target Company has any outstanding material Liability.

(c) With respect to each material Company Benefit Plan: (i) such material Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing in all material respects with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty that would result in material Liability to any Target Company has occurred; (iii) no Action that would result in a material Liability to the Target Companies is pending or, to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to such material Company Benefit Plan have been timely made or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the applicable Target Company. All non-U.S. Company Benefit Plans that are required by the applicable Law to be funded or book-reserved are funded or book-reserved, as appropriate, in all material respects in accordance with such applicable Law. No Target Company has incurred any material obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

(d) Each Company Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a current favorable determination or opinion or advisory letter from the Internal Revenue Service or is the subject of a current favorable determination or opinion or advisory letter issued by the Internal Revenue Service with respect to such Company Benefit Plan, and, to the Knowledge of the Company, nothing has occurred since the date of such determination, opinion or advisory letter that would be reasonably likely to adversely affect the qualified status of any such Company Benefit Plan. Each material Company Benefit Plan intended to qualify for special tax status in a jurisdiction outside of the United States is registered as such to the extent required by applicable Law and has been documented and operated in all material respects in compliance with all requirements of such special tax status.

(e) The consummation of the Transactions will not: (i) entitle any individual to material severance pay, unemployment compensation or other material benefits or compensation whether under a Company Benefit Plan or under applicable Law or otherwise; (ii) accelerate the time of payment, vesting or funding, or increase the amount of any material compensation; or benefits, or in respect of, any director, employee or independent contractor of a Target Company; or (iii) cause an amount to be received by any director, employee or independent contractor of a Target Company under any Company Benefit Plan or otherwise to fail to be deductible by reason of Code Section 280G or be subject to an excise Tax under Code Section 4999. No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Code Sections 409A or 4999.

5.19 Environmental Matters.

(a) Each Target Company is, and since January 1, 2021 has been, in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all material Permits required under Environmental Laws for its business and operations (“Environmental Permits”), and no Action is pending or, to the Company’s Knowledge, threatened, that would reasonably be expected to result in the revocation, modification, or termination of any such Environmental Permit.

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(b) No Target Company is subject to, or has received written notice of an investigation that would lead to, any outstanding Order or Contract with any Governmental Authority in respect of any (i) Environmental Laws, (ii) Remedial Action or (iii) Release of a Hazardous Material, in each case, that has given rise or would reasonably be expected to give rise to any material Liability under Environmental Laws.

(c) No Target Company has assumed, contractually or by operation of Law, any outstanding Liabilities or obligations under any Environmental Laws of any other Person except, in each case, for such Liabilities or obligations that would not reasonably be expected to be material to the Target Companies, taken as a whole.

(d) No Action is pending or, to the Company’s Knowledge, threatened, against any Target Company or any assets of a Target Company alleging that a Target Company is in violation in any material respect of any Environmental Law or material Environmental Permit or that a Target Company has any material Liability under any Environmental Law, and to the Company’s Knowledge, no fact, circumstance or condition exists that would reasonably be expected to give rise to any such Action.

(e) (i) no Target Company has manufactured, used, treated, stored, disposed of, arranged for or permitted the transportation or disposal of, generated, handled or released any Hazardous Material, or owned, leased or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or material obligation of any Target Company under applicable Environmental Laws and (ii) to the Company’s Knowledge, no fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material Liability or material obligation of any Target Company under applicable Environmental Laws.

(f) To the Knowledge of the Company, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, (iii) equipment containing polychlorinated biphenyls or (iv) per- and polyfluoroalkyl substances, in each case that could reasonably be expected to result in a Target Company incurring any material Liability or material obligation under applicable Environmental Laws.

(g) The Company has made available to SPAC all material environmental assessments and reports in its, or any of the Target Companies’, possession or control relating to the operations of the Target Companies, or the condition of their respective properties and assets, and their compliance with Environmental Laws and Environmental Permits.

5.20 Transactions with Related Persons. No Affiliate of the Company nor any officer or director of a Target Company or any of their respective Affiliates, nor any immediate family member of any of the foregoing (each of the foregoing, a “Related Person”) is presently, or since January 1, 2021, has been, a party to any transaction with a Target Company, including any Contract (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from, or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business) any Related Person or any Person in which any Related Person has a position as an officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect ownership interest (other than the ownership of securities representing no more than 5.0% of the outstanding voting power or economic interest of a publicly traded company), in each case, other than any Ancillary Document, the Shareholders Agreements, the Voting Agreement or any Contract pursuant to which a Related Person subscribed for or purchased equity interests in the Company. Except as contemplated by or provided for in any Ancillary Document, the Shareholders Agreements, the Voting Agreement or any Contract pursuant to which a Related Person subscribed for or purchased equity interests in the Company, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) that is used in the business of any Target Company. Except as contemplated by or provided for in any Ancillary Document, the assets of the Target Companies do not include any material receivable or other material obligation from a Related Person, and the Liabilities of the Target Companies do not include any material payable or other material obligation or commitment to any Related Person.

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5.21 Insurance.

(a) Section 5.21(a) of the Company Disclosure Schedules lists all material insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to SPAC. Except as would not, individually or in the aggregate, be material to the Target Companies, taken as a whole, all premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. To the Company’s Knowledge and except as would not, individually or in the aggregate, be material to the Target Companies, taken as a whole, each such insurance policy (i) is valid, binding, enforceable and in full force and effect and (ii) will continue to be valid, binding, enforceable, and in full force and effect on identical terms following the Closing (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). No Target Company has any self-insurance or co-insurance programs. Since January 1, 2021, to the Company’s Knowledge, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue a material insurance policy or non-renewal of any such policy.

(b) Since January 1, 2021, no Target Company has made any insurance claim in excess of $250,000 and each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies, taken as a whole. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. Since January 1, 2021, no Target Company has made any material claim against an insurance policy as to which the insurer is denying coverage.

5.22 Customers and Suppliers.

(a) Section 5.22(a) of the Company Disclosure Schedules sets forth a list of Contracts between the Target Companies and the top 10 customers of the Target Companies based on aggregate revenue received by the Target Companies from such customers during the calendar year 2023 (each such customer, a “Material Customer” and each such Contract, a “Material Customer Agreement”). As of the date hereof, no Target Company has received any written notice from any Material Customer that such Material Customer will not continue as a customer of the Target Company or that such Material Customer intends to terminate or adversely modify in any material respect any existing Material Customer Agreement.

(b) Section 5.22(b) of the Company Disclosure Schedules sets forth a list of the top 10 suppliers of the Target Companies based on aggregate expenditures made by the Target Companies during the calendar year 2023 (each such supplier, a “Material Supplier” and each Contract pursuant to which the Company or a Target Company paid those amounts to the applicable Material Supplier, excluding any purchase orders, insertion orders or similar purchasing documents, a “Material Supplier Agreement”). As of the date hereof, no Target Company has received any written notice from any Material Supplier that such supplier will not continue as a supplier to the Target Company or that such supplier intends to terminate or adversely modify in any material respect any existing Material Supplier Agreement.

5.23 Data Protection and Cybersecurity.

(a) For the purposes of this Section 5.23 and Section 8.3, the terms “personal data breach” and “processing” (and its cognates) shall have the meaning given to them in the GDPR.

(b) Each Target Company (i) has implemented and maintains commercially reasonable technical and organizational measures designed to protect Personal Data relating to the business of the Target Company against personal data breaches and cybersecurity incidents and (ii) complies in all material respects with all contractual obligations to which it is bound relating to the privacy, security, processing, transfer and confidentiality of Personal Data, except to the extent any non-compliance, either individually or in the aggregate, would not reasonably be expected to be material to the Target Companies.

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(c) Except as would not, individually or in the aggregate, be material to the Target Companies, taken as a whole, since January 1, 2021, no Target Company has (i) been subject to any actual, pending or, to the Knowledge of the Company, threatened in writing, investigations, notices or requests from any Governmental Authority in relation to its data processing or cybersecurity activities, or (ii) received any actual, pending or, to the Knowledge of the Company, threatened, claims from individuals alleging any violation of Data Protection Laws.

5.24 Certain Business Practices.

(a) For the past five years, each Target Company has been in compliance with the FCPA and all other applicable anti-corruption and anti-bribery Laws, in all material respects. No Target Company is subject to any Action by any Governmental Authority involving any actual or, to the Knowledge of the Company, suspected, violation of any applicable anti-corruption Law.

(b) For the past five years, no Target Company nor any of its directors, officers or, to the Knowledge of each Target Company, employees or Representatives, when acting on behalf of a Target Company, has used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity.

(c) No Target Company nor any of its directors or officers or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company, is currently the target of Sanctions, including (i) identified on the OFAC Specially Designated Nationals and Blocked Persons List or other Sanctions-related list of designated persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, any member state of the European Union, or the United Kingdom, (ii) organized, resident, or located in, or a national of a Sanctioned Jurisdiction, (iii) the government of a Sanctioned Jurisdiction or the Government of Venezuela or (iv) in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled, by or acting for or on behalf of a person identified in clauses (i)-(iii) (collectively, a “Sanctioned Person”), or is subject to debarment or any list-based designations under Customs & Export Control Laws. No Target Company has, directly or, knowingly, indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Company Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any Sanctioned Jurisdiction or for the purpose of financing the activities of any Sanctioned Person since January 1, 2019 in a manner that would violate applicable Sanctions. No Target Company nor any of its directors or officers or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company has, since January 1, 2019 engaged in (A) dealings with a Sanctioned Person or involving a Sanctioned Jurisdiction in a manner that would violate applicable Sanctions, (B) dealings that could reasonably be expected to result in the Target Company becoming a Sanctioned Person, or (C) conduct, activity, or practice that would constitute a violation or apparent violation of any applicable Sanctions or Customs & Export Control Laws. Each Target Company has (1) where required by Law, secured and maintained all necessary permits, registrations, agreements or other authorizations, including amendments thereof, pursuant to Sanctions and Customs & Export Control Laws and (2) not been the subject of or otherwise involved in investigations or enforcement actions by any Governmental Authority or other legal proceedings with respect to any actual or alleged violations of applicable Sanctions or Customs & Export Control Laws, and has not been notified of any such pending or threatened actions.

5.25 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company,” in each case within the meaning of the Investment Company Act.

5.26 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SPAC, the Target Companies or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of any Target Company.

5.27 Company Acknowledgment. The Company acknowledges and agrees that the representations and warranties expressly set forth in (a) Article III (as modified by the SPAC Disclosure Schedules), (b) the certificate delivered pursuant to Section 8.2(c), and (iii) any Ancillary Document, constitute the sole and exclusive representations and warranties of the SPAC Parties to the Company in connection with or relating to the SPAC Parties, this Agreement, any Ancillary Document or the Transactions, and no other representations or warranties, oral or written, have been given by or on behalf of the SPAC Parties. Except for the representations and warranties expressly set forth in Article III (as modified by the SPAC Disclosure Schedules), the certificate delivered pursuant to Section 8.2(c) or in any Ancillary Document the Company (i) acknowledges that it is transacting with the SPAC Parties on an “as is” condition and on a “where is” basis and (ii) disclaims reliance on, and confirms and acknowledges that it has not relied on and should not rely on

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and will not rely on, any other representations or warranties, either express or implied, at law or in equity, including representations of merchantability, suitability or fitness for any particular purpose, or other statements, whether written or oral, made by or on behalf of any person (including the SPAC Parties or any Affiliate or Representative of the SPAC Parties) in respect of the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of SPAC including with respect to the accuracy or completeness of any confidential information memoranda, documents, projections or other prediction or forward-looking statements, material, or other information (financial or otherwise) regarding the SPAC Parties furnished to the Company or any of its Representatives in any other form or in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever or on any Person providing or not providing any information not specifically required to be provided or disclosed pursuant to the specific representations and warranties in Article III, in the certificate delivered pursuant to Section 8.2(c) or any Ancillary Document.

Article VI
COVENANTS

6.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 9.1 or the Closing (the “Interim Period”), subject to Section 6.18, to the extent permitted by applicable Law and solely for the purpose of facilitating the consummation of the Transactions, the Company shall, and shall cause each of its Subsidies and its and their Representatives to, give to SPAC and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, as SPAC or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, operations, management, employees and other aspects and cause each of the Representatives of the Company to reasonably cooperate with SPAC and its Representatives in their investigation; provided, however, that SPAC and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies. SPAC hereby agrees that, during the Interim Period, it shall not contact any employee (other than executive officers), customer, supplier, distributor or other material business relation of any Target Company regarding any Target Company, its business or the Transactions without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Company shall not be required to provide access to any information (i) that is personally identifiable information of a third party that is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (ii) the disclosure of which would violate any Law, (iii) the disclosure of which would jeopardize the protection of attorney-client, attorney work product or other legal privilege or (iv) that is directly related to the negotiation and execution of the Transactions (or any transactions that are or were alternatives to the Transactions).

(b) During the Interim Period, subject to Section 6.18, to the extent permitted by applicable Law and solely for the purpose of facilitating the consummation of the Transactions, the SPAC Parties shall give, and shall cause their Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the SPAC Parties, as the Company or its Representatives may reasonably request regarding the SPAC Parties and its business, assets, Liabilities, financial condition, operations, management, employees and other aspects and cause each of the Representatives of the SPAC Parties to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of SPAC. Notwithstanding the foregoing, the SPAC Parties shall not be required to provide access to any information (i) that is personally identifiable information of a third party that is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (ii) the disclosure of which would violate any Law, (iii) the disclosure of which would jeopardize the protection of attorney-client, attorney work product or other legal privilege, or (iv) that is directly related to the negotiation and execution of the Transactions (or any transactions that are or were alternatives to the Transactions).

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(c) All information provided pursuant to this Section 6.1 shall be subject to the Confidentiality Agreement effective as of August 16, 2024, by and between SPAC and the Company (as amended from time to time, the “Confidentiality Agreement”).

6.2 Conduct of Business of the Company during the Interim Period.

(a) Unless SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period and subject to Section 6.6, except as contemplated by the terms of this Agreement or any Ancillary Document, as set forth on Section 6.2(a) of the Company Disclosure Schedules, or as required by applicable Law or any COVID-19 Measure, the Company shall use its commercially reasonable efforts to, and shall cause each of the other Target Companies to use its commercially reasonable efforts to, (i) conduct its business, in all material respects, in the ordinary course of business (taking into account COVID-19 and any COVID-19 Measures) consistent with past practices and (ii) preserve intact, in all material respects, its business organization, keep available the services of its managers, directors, officers, employees and consultants, preserve intact in all material respects the possession, control and condition of its material assets, and preserve intact in all material respects its relationships with all material customers and suppliers, in each case consistent with past practice (taking into account COVID-19 and any COVID-19 Measures); provided that no action or inaction by the Company with respect to matters specifically addressed by clauses (i) through (xxii) of Section 6.2(b) below shall be deemed a breach of the foregoing unless such action or inaction would constitute a breach of such specific provision of (i) through (xxii) of Section 6.2(b) below.

(b) Without limiting the generality of Section 6.2(a) and except as contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Section 6.2(b) of the Company Disclosure Schedules, or as required by applicable Law or any COVID-19 Measure, during the Interim Period and subject to Section 6.6, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause the other Target Companies not to:

(i) amend, waive or otherwise change its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities other than for any such issuances that are taken into account in the calculation of Aggregate Fully Diluted Company Shares;

(iii) split, combine, recapitalize, subdivide, reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) (A) incur, create, assume or otherwise become liable for any Indebtedness of the type referred to in clause (a) of the definition thereof (directly, contingently or otherwise) in excess of $5,000,000 in the aggregate, (B) make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or (C) guarantee or endorse any Indebtedness of the type referred to in clause (A) in excess of $1,000,000 individually or $5,000,000 in the aggregate, in each case, except for (x) any such transactions among Target Companies and (y) hedging or over-the-counter derivatives transactions in the ordinary course of business;

(v) except as required pursuant to any Company Benefit Plan or Company Collective Bargaining Agreement, (A) increase the wages, salaries or compensation of its employees, other than in the ordinary course of business, by more than 10% in the aggregate, (B) make or commit to make any bonus payment (whether in cash, property or securities) to any employee other than in the ordinary course of business, (C) grant any severance, change in control or termination or similar pay, other than as provided for in any written agreements, in the ordinary course of business, or consistent with past practice, (D) establish any trust or take any other action to secure the payment of any compensation payable by the Company, (E) materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee

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other than in connection with the Transactions or, except with respect to a director, officer or manager, in the ordinary course of business, (F) hire any employee with an annual base salary greater than or equal to $200,000 or engage any person as an independent contractor with annual payments greater than or equal to $200,000, in each case other than in the ordinary course of business, or (G) terminate the employment of any employee with an annual base salary greater than or equal to $200,000 other than due to death or disability, for cause, or in the ordinary course of business;

(vi) waive any restrictive covenant obligations of any employee or individual independent contractor of any Target Company;

(vii) unless required by a Company Benefit Plan or a Company Collective Bargaining Agreement, (A) modify, extend or enter into any Company Collective Bargaining Agreement, or (B) recognize or certify any labor union, labor organization, works council or other employee-representative body as the bargaining representative for any employees of the Target Companies;

(viii) (A) make any material Tax election (except in the ordinary course of business) or change or rescind any material election in respect of Taxes, (B) settle any material Action in respect of Taxes, (C) make any material change to its methods of Tax accounting, (D) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension resulting from an extension to file any Tax Return obtained in the ordinary course of business), (E) enter into a Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract (other than customary commercial Contracts not primarily related to Taxes), (F) file any amended material Tax Return, (G) enter into any “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any state, local or non-U.S. Tax Law) pertaining to Taxes with any Governmental Authority, or (H) change its jurisdiction of tax residence;

(ix) (A) other than in the ordinary course of business or between Target Companies, (1) sell, assign, transfer or license any Company Owned IP to any Person, other than Incidental Licenses or (2) abandon, permit to lapse, or otherwise dispose of any material Company Registered IP, or (B) disclose any material Trade Secrets owned or held by any Target Company to any Person who has not entered into a written confidentiality agreement or is not otherwise subject to enforceable confidentiality obligations;

(x) (A) modify or amend in a manner that is materially adverse to the applicable Target Company, or terminate, any Company Material Contract, (B) waive, delay the exercise of, release or assign any material rights or claims under any Company Material Contract, or (C) enter into any Contract that would be the type of Material Contract set forth in Sections 5.12(a)(iii), (iv), (v), (vi), (ix), (xiii), (xvi) and (xvii) if entered into prior to the date hereof outside of the ordinary course of business;

(xi) fail to use commercially reasonable efforts to maintain its books, accounts, and records in all material respects in the ordinary course of business consistent with past practices;

(xii) enter into any new (A) line of business or (B) jurisdiction with respect to its current line of business;

(xiii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xiv) waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Party or its Affiliates) not in excess of $200,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Liabilities or obligations, unless such amount has been or will be reserved in the Company Financial Statements, as applicable;

(xv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any of assets of any such Person in each case, if the aggregate amount of consideration paid or transferred by the Target Companies would exceed $2,000,000;

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(xvi) make any capital expenditures in excess of $1,000,000 individually for any project (or set of related projects) or $2,000,000 in the aggregate;

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of the properties, assets or rights of the Target Companies, taken as a whole, other than in the ordinary course of business;

(xix) enter into any agreement, understanding or arrangement with respect to the voting or transfer of equity securities of any Target Company;

(xx) make any change in accounting methods, principles or practices, except as required by GAAP or the Company’s auditors;

(xxi) (A) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person or (B) enter into any Contract or arrangement that would have been required to be listed on the Company Disclosure Scheduled pursuant to Section 5.20 if entered into prior to the date hereof (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business); or

(xxii) authorize or agree to do any of the foregoing actions.

6.3 Conduct of Business of SPAC during the Interim Period.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period and subject to Section 6.6, except as contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Section 6.3(a) of the SPAC Disclosure Schedules, or as required by applicable Law, SPAC shall use its commercially reasonable efforts to (i) conduct its business, in all material respects, in the ordinary course of business (taking into account COVID-19 and any COVID-19 Measures) consistent with past practices and (ii) preserve intact, in all material respects, its business organization, keep available the services of its managers, directors, officers, employees and consultants, and preserve intact in all material respects the possession, control and condition of its material assets, in each case consistent with past practice (taking into account COVID-19). Notwithstanding anything to the contrary in this Section 6.3, subject to Section 6.25, nothing in this Agreement shall prohibit or restrict SPAC from extending one or more times, in accordance with the SPAC Charter and the IPO Prospectus, or by amendment to the SPAC Charter, the deadline by which it must complete the Business Combination (each, an “Extension”).

(b) Without limiting the generality of Section 6.3(a) and except as contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Section 6.3(b) of the SPAC Disclosure Schedules, or as required by applicable Law or any COVID-19 Measure, during the Interim Period and subject to Section 6.6, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), SPAC shall not:

(i) amend, waive or otherwise change its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities (including the SPAC Securities) or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its shares or other equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities (including the SPAC Securities) or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;

(iii) split, combine, recapitalize, subdivide, reclassify any of its shares or other equity interests (including the SPAC Securities) or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities, except for redemptions from the Trust Account that are required in accordance with the IPO Prospectus;

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(iv) (A) incur, create, assume or otherwise become liable for any Indebtedness of the type referred to in clause (a) of the definition thereof (directly, contingently or otherwise), (B) make a loan or advance to or investment in any third party, or (C) guarantee or endorse any Indebtedness of the type referred to in clause (A) above of any Person, provided that this Section 6.3(b)(iv) shall not prevent SPAC from borrowing, subject to Section 6.25, up to $2,000,000 from Sponsor to finance its ordinary course administrative costs and expenses and other costs, expenses and fees incurred in connection with the consummation of the Transactions, so long as any such loans are made on a non-interesting bearing basis in a customary manner between Sponsor and SPAC;

(v) amend, waive or otherwise change the Trust Agreement in any manner;

(vi) terminate, waive or assign any material right under any material agreement (including any SPAC Material Contract) to which it is a party, or enter into any Contract that would be a SPAC Material Contract if entered into prior to the date hereof;

(vii) establish any Subsidiary or enter into any new line of business;

(viii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(ix) waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, SPAC) not in excess of $300,000 (individually or in the aggregate), unless such amount has been reserved in the SPAC Financials;

(x) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any of assets of any such Person in each case, if the aggregate amount of consideration paid or transferred by SPAC would exceed $50,000;

(xi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xii) enter into any agreement, understanding or arrangement with respect to the voting or transfer of its equity securities (including the SPAC Securities);

(xiii) (A) make, change or rescind any material election in respect of Taxes, (B) settle any material Action in respect of Taxes, (C) make any material change to its methods of Tax accounting, (D) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension resulting from an extension to file any Tax Return obtained in the ordinary course of business), (E) enter into a Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract (other than customary commercial Contracts not primarily related to Taxes), (F) file any amended material Tax Return, (G) enter into or terminate any “closing agreement” as described in Section 7121 of the Code (comparable, analogous or similar provision under any state, local or non-U.S. Tax Law) pertaining to Taxes with any Governmental Authority, or (H) change its jurisdiction of tax residence;

(xiv) adopt or enter into any Benefit Plan (including granting or establishing any form of compensation or benefits to any current or former employee, officer, director or other individual service provider of SPAC);

(xv) incur any expenses other than in connection with the implementation of the Transactions;

(xvi) (A) appoint any director to the SPAC Board, (B) hire any employee, (C) enter into or amend any Contract or transaction with any of the foregoing Persons, or (D) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than advancement of expenses, in each case, provided in the ordinary course of business); or

(xvii) authorize or agree to do any of the foregoing actions.

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6.4 Company Stockholder Approvals.

(a) The Company shall solicit the Company Shareholder Approvals via an irrevocable written consent of the Company Shareholders (the “Company Shareholder Written Consent”) in accordance with applicable Law and in form and substance reasonably satisfactory to SPAC. The Company will use its reasonable best efforts to ensure that it obtains the Company Shareholder Written Consent in accordance with applicable Law (including the DGCL) and the Organizational Documents of the Company. As promptly as reasonably practicable after the date that the Registration Statement shall have been declared effective by the SEC and in any event within 15 days after the date that the Registration Statement shall have been declared effective by the SEC, the Company shall obtain and deliver to SPAC a true, complete and correct copy of the Company Shareholder Written Consent duly executed and delivered to the Company by at least the Requisite Company Shareholders.

(b) As promptly as reasonably practicable following the execution and delivery of the Company Shareholder Written Consent, the Company shall prepare and distribute to the Company Shareholders as of the date of the Company Shareholder Written Consent that did not execute and deliver the Company Shareholder Written Consent a notice of action by written consent and appraisal rights as required by Sections 228 and 262 of the DGCL, as well as any additional information required by applicable Law or the Organizational Documents of the Company (the “Company Shareholder Notice”). SPAC shall be provided with a reasonable opportunity to review and comment on the Company Shareholder Notice and shall cooperate with the Company in the preparation of the Company Shareholder Notice and promptly provide all reasonable information regarding SPAC and Merger Sub reasonably requested by the Company.

6.5 Interim Period Control. Nothing contained in this Agreement shall give to any Party, directly or indirectly, the right to control SPAC, the Company or any Target Company or their respective Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of SPAC and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

6.6 Preparation and Delivery of Company Financial Statements.

(a) The Company shall use its reasonable best efforts to deliver true, correct and complete copies of (i)(A) the audited consolidated balance sheet of the Company as of March 31, 2024 and March 31, 2023, and the related audited consolidated statements of operations and cash flows of the Company for the years then ended (collectively, the “Audited Company Financial Statements”) and (B) unaudited consolidated financial statements of the Company for the three and six months ended September 30, 2024 together with the Audited Financial Statements, the “Company Financial Statements”) not later than December 6, 2024 (such date, as it may be extended, the “Financial Statement Delivery Date”) and (ii) any other financial statements of the Company required to be delivered by applicable Law in connection with the Registration Statement, as promptly as reasonably practicable; provided, that if the Company has not delivered the Company Financial Statements by the Financial Statement Delivery Date, the Financial Statement Delivery Date shall be extended by 30 calendar days if the Company continues to use its reasonable best efforts to deliver the Company Financial Statements as soon as reasonably practicable.

(b) The Company Financial Statements, when delivered, shall (i) fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and its consolidated results of operations changes in shareholders’ equity and cash flows for the respective periods then ended, (ii) be prepared in conformity with GAAP applied on a consistent basis during the periods involved, except as may be indicated in the notes thereto and with respect to the Unaudited Company Financial Statements, subject to the absence of footnotes and normal year-end adjustments (none of which would be material, individually or in the aggregate), (iii) be prepared from, and are in accordance with, in all material respects, the books and records of the Target Companies, and (iv) with respect to the Audited Company Financial Statements, contain an unqualified report of the Company’s auditor in connection with such Audited Company Financial Statements.

(c) The Audited Company Financial Statements as of and for the years ended March 31, 2024 and March 31, 2023, when delivered after the date hereof by the Company for inclusion in the Registration Statement and the Proxy Statement for filing with the SEC following the date of this Agreement, will have been audited in accordance with the standards of the PCAOB and will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant in effect as of the respective dates thereof.

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6.7 SPAC Public Filings.

(a) During the Interim Period, SPAC will keep current and timely file all of the forms, reports, schedules, statements and other documents required to be filed by SPAC with the SEC (the “Additional SEC Reports”). All such Additional SEC Reports (including any financial statements or schedules included therein) (i) shall be prepared in all material respects in accordance with either the requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) will not, at the time they are filed or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) During the Interim Period, SPAC will otherwise comply in all material respects with applicable securities Laws and shall use commercially reasonable efforts to ensure that SPAC remain listed as a public company on, and for the SPAC Securities to remain listed on, the NYSE American or become listed on the New York Stock Exchange or Nasdaq.

6.8 Stock Exchange Listing. Each of SPAC and the Company will use its commercially reasonable efforts to cause (a) SPAC’s initial listing application(s) with Nasdaq in connection with the Transactions to have been approved, (b) SPAC to satisfy all applicable initial listing requirements of Nasdaq and (c) the SPAC Shares and the SPAC Warrants issuable in accordance with this Agreement to be approved for listing on Nasdaq, subject to official notice of issuance, in each case prior to the Closing Date.

6.9 Exclusivity.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Target Companies, a transaction (other than the Transactions) concerning the sale of (x) 15% or more of the business or assets of the Target Companies on a consolidated basis or (y) 15% or more of the issued and outstanding shares or other equity interests or profits of the Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise, and (B) with respect to SPAC, a transaction (other than the Transactions) concerning a Business Combination.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Transactions, each Party shall not, and shall cause its Representatives not to, without the prior written consent of the Company or SPAC, as applicable, directly or indirectly, (i) solicit, initiate or knowingly facilitate or assist the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates (or, with respect to the Company, the Target Companies) or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement in furtherance of any Acquisition Proposal, or (vi) release any third party from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours orally and in writing of the receipt by such Party or any of its Representatives of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that would reasonably be expected to result in an Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

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6.10 No Trading. The Company acknowledges and agrees that it is aware, and that its Affiliates are aware (and each of its Representatives is aware or, upon receipt of any material non-public information of SPAC, will be advised) of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC promulgated thereunder (the “Federal Securities Laws”) and other applicable foreign and domestic Laws addressing the trading of securities while in possession of material non-public information about such securities or the issuer thereof. The Company hereby agrees that, while it is in possession of such material non-public information, it shall not purchase or sell any securities of SPAC, communicate such information to any third party (other than in connection with this Agreement, the Ancillary Documents and the Transactions), take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

6.11 Notification of Certain Matters. During the Interim Period, each of the Company and SPAC shall give prompt notice to the other if such Party or its Affiliates (a) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging that the Consent of such third party is required in connection with the Transactions or (b) discovers any fact or circumstance that, or becomes aware of the occurrence of any event the occurrence of which, would cause or would reasonably be expected to cause or result in any of the conditions set forth in Article VIII not being satisfied or the satisfaction of those conditions being materially delayed. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

6.12 Regulatory Approvals.

(a) Subject to the terms and conditions of this Agreement, each of SPAC and the Company shall use its commercially reasonable efforts, and shall cooperate fully with the other, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate the Transactions (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Transactions, including using its commercially reasonable efforts to (i) prepare and promptly file all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all Consents, registrations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities necessary to consummate the Transactions and to fulfill the conditions to the Closing, and (iii) execute and deliver any additional instruments necessary to consummate the Transactions.

(b) In furtherance and not in limitation of Section 6.13(a), to the extent required under the HSR Act or any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or that are designed to prohibit, restrict or regulate actions that may risk national security (collectively, “Antitrust Laws”), each of SPAC and the Company agrees, and shall cause its Subsidiaries and Affiliates, to make any required filing or application under Antitrust Laws, including preparing and making an appropriate filing pursuant to the HSR Act, with respect to the Transactions as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the granting of approval or consent by the applicable Governmental Authority as soon as practicable; provided, that the applicable HSR Act filing fees and any filing fees in connection with any other Antitrust Law shall be paid 50% by SPAC and 50% by the Company. Each of SPAC and the Company shall, in connection with its commercially reasonable efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person, (ii) keep the other reasonably informed of any material communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private Person, in each case regarding the Transactions, (iii) permit a Representative of such other Party and its outside counsel to review any material communication given by it to, and consult with each other in advance of any material meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of such other Party the opportunity to attend and participate in such meetings and conferences, (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, each attending Party shall keep such Party promptly and reasonably apprised with respect thereto, and (v) use commercially reasonable efforts to cooperate in the filing of

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any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory, competitive or national security related argument, and responding to requests or objections made by any Governmental Authority.

(c) If any objections are asserted with respect to the Transactions under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions as violative of any applicable Law or that would otherwise prevent, materially impede or materially delay the consummation of the Transactions, each of SPAC and the Company shall use its commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the Transactions including in order to resolve such objections or Actions that, if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions, each of SPAC and the Company shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

(d) Prior to the Closing, each of SPAC and the Company shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third party as may be necessary for the consummation by such Party or its Affiliates of the Transactions or required as a result of the execution or performance of this Agreement, or consummation of the Transactions, by such Party, and the other Parties shall provide reasonable cooperation in connection with such commercially reasonable efforts.

6.13 Further Assurances. The Parties shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement, the Ancillary Documents and applicable Laws to consummate the Transactions as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings (including any Tax filings).

6.14 Tax Matters.

(a) Tax Treatment. None of SPAC, Merger Sub, the Company or Sponsor shall, and no such Person shall cause its Affiliates to, take any action, or knowingly fail to take any action, that would reasonably be expected to prevent or impede the relevant portions of the Transactions from qualifying for the Intended Tax Treatment. The Parties shall reasonably cooperate with each other and their respective counsel to document and support the Tax treatment of the relevant portions of the Transactions consistent with the Intended Tax Treatment, including providing factual support letters. For the avoidance of doubt, the qualification of the relevant portions of the Transactions for the Intended Tax Treatment shall not be a condition to Closing.

(b) If, in connection with the preparation and filing of the Registration Statement, the SEC requests or requires that a Tax opinion with respect to U.S. federal income tax consequences of the Transactions be prepared and submitted in connection therewith, and if such a Tax opinion is being provided by a Tax counsel, the Parties hereto shall, and shall cause their Affiliates to, (i) reasonably cooperate in order to facilitate the issuance of any such Tax opinion and (ii) deliver to such Tax counsel, to the extent requested by such counsel, customary Tax representation letters reasonably satisfactory to such counsel and such Party, dated and executed as of the date the Registration Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement; provided, that notwithstanding anything to the contrary in this Agreement, (x) nothing in this Agreement shall require (1) any counsel or Tax advisor to the Company to provide an opinion with respect to any Tax matters relating to or affecting SPAC or the SPAC stockholders or warrant holders or (2) any counsel or Tax advisor to SPAC to provide an opinion with respect to any Tax matters relating to or affecting the Company or the Company Shareholders and (y) no Party or their Tax advisors are obligated to provide any opinion that the relevant portions of the Transactions contemplated by this Agreement otherwise qualify for the Intended Tax Treatment (other than, to the extent required by the SEC, a customary opinion regarding the U.S. federal income tax considerations of such Transactions included in the Proxy Statement and Registration Statement as may be required to satisfy applicable rules and regulations promulgated by the SEC); provided, further, that, for the avoidance of doubt, neither this Section 6.15(b) nor any other provision in this Agreement shall require the provision of a Tax opinion by any Party’s counsel or advisors to be an express condition precedent to the Closing.

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(c) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, excise, recording, registration, value added and other such similar Taxes, fees and costs (“Transfer Taxes”) that become payable by any of the Parties in connection with the Transactions shall constitute Company Transaction Expenses (if incurred by or on behalf of the Company) or SPAC Transaction Expenses (if incurred by or on behalf of SPAC). The Party responsible for filing any necessary Tax Returns with respect to Transfer Taxes under applicable Law shall cause such Tax Returns to be filed, and if required by applicable Law, the other Parties shall join in the execution of any such Tax Returns.

6.15 The Registration Statement; Special Shareholder Meeting.

(a) As promptly as reasonably practicable after the date hereof, SPAC and the Company shall jointly prepare, and SPAC shall file with the SEC, a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the offer and sale of the SPAC Shares to be issued in connection with the Merger, which Registration Statement will also contain a proxy statement of SPAC (as amended or supplemented, including any prospectus contained therein, the “Proxy Statement”) for the purpose of soliciting proxies or votes from the SPAC Shareholders for the matters to be acted upon at the Special Shareholder Meeting and providing the SPAC Shareholders an opportunity in accordance with the SPAC Charter and the IPO Prospectus to exercise their Redemption Rights. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from the SPAC Shareholders to vote, at a special meeting of SPAC Shareholders to be called and held for such purpose (including any adjournment or postponement thereof, the “Special Shareholder Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement, the Merger and the other Transactions by SPAC Shareholders in accordance with SPAC’s Organizational Documents, the Delaware General Corporation Law and the rules and regulations of the SEC and any applicable Exchange (including any items required by Laws to effect the Merger and any other proposals as are required to implement the foregoing), (ii) the adoption and approval of any other proposals as the SEC may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (iii) such other matters as the Company and SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (i) to (iii), collectively, the “Shareholder Approval Matters”) and (iv) the adjournment of the Special Shareholder Meeting, if necessary or desirable in the reasonable determination of SPAC in consultation with the Company.

(b) SPAC shall (i) include the SPAC Recommendation in the Proxy Statement, (ii) cause the Proxy Statement to be mailed to SPAC Shareholders in accordance with SPAC’s Organizational Documents as promptly as practicable (and in any event within three Business Days) following the date upon which the Registration Statement is declared effective under the Securities Act and (iii) use its commercially reasonable efforts to solicit from its shareholders proxies or votes in favor of the approval of the Shareholder Approval Matters. If, on the date for which the Special Shareholder Meeting is scheduled, SPAC has not received proxies and votes representing a sufficient number of SPAC Shares to obtain the Required Shareholder Approval, SPAC may, in consultation with the Company and in accordance with the SPAC Charter, make one or more successive postponements or adjournments of the Special Shareholder Meeting. In connection with the Registration Statement, SPAC and the Company will file with the SEC financial and other information about the Transactions in accordance with applicable Law, SPAC’s Organizational Documents, the Delaware General Corporation Law and the rules and regulations of the SEC and any applicable Exchange.

(c) SPAC and the Company shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Special Shareholder Meeting and the Redemption Rights. Each of SPAC and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, SPAC and their respective Representatives in connection with the drafting of the public filings with respect to the Transactions, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information has become false or misleading in any material respect or as otherwise required by applicable Laws. SPAC and the Company shall amend or supplement the Registration Statement and SPAC shall file the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to SPAC Shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and SPAC’s Organizational Documents. No filing of, or amendment or supplement to, the Registration Statement will be made by SPAC or the Company without the approval of the other (such approval not to be unreasonably withheld, conditioned or delayed).

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(d) Each of SPAC and the Company shall, as promptly as practicable after receipt thereof, supply each other with copies of all material written correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, or, if not in writing, a written summary of such material communication, with respect to the Registration Statement or the Transactions. No response to any comments from the SEC or its staff relating to the Registration Statement or the Transactions will be made by the Company or SPAC without the prior consent of the other (such consent not to be unreasonably withheld, conditioned or delayed), and without providing such other Party a reasonable opportunity to review and comment thereon. Notwithstanding the foregoing, SPAC and the Company, with the assistance of the other, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and be declared effective.

(e) SPAC, in consultation with the Company, shall call the Special Shareholder Meeting in accordance with SPAC’s Organizational Documents for a date that is no later than 30 days following the effectiveness of the Registration Statement or such other date as agreed between SPAC and Company.

(f) SPAC shall comply with all applicable Laws, any applicable rules and regulations of any applicable Exchange, SPAC’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Special Shareholder Meeting and the Redemption Rights.

(g) As promptly as reasonably practicable after the Closing, SPAC shall prepare and file with the SEC a registration statement on Form S-1 in connection with the registration for resale under the Securities Act of the SPAC Shares issued to the Company Shareholders that will be Affiliates of SPAC after the Closing. The obligations of SPAC and the Company set forth in Section 6.16(c) and Section 6.16(d) with respect to the Registration Statement shall apply to such resale registration statement on Form S-1, mutatis mutandis.

(h) All expenses incident to the Company’s filing of the Registration Statement pursuant to this Section 6.16 (including, without limitation, all registration, qualification and filing fees, printing expenses, Exchange Agent fees and expenses, travel expenses, messenger and delivery expenses, fees and disbursements of custodians, and fees and disbursements of counsel, all independent certified public accountants, underwriters and other Persons retained by the Company and SPAC), shall be paid 50% by the Company and 50% by SPAC if the Closing does not occur.

6.16 Public Announcements.

(a) The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Transactions shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of SPAC and the Company, except as such release, filing or announcement may be required by applicable Law or the rules or regulations of any Exchange, in which case SPAC or the Company, as applicable, shall use commercially reasonable efforts to allow the other reasonable time to have the opportunity to comment on, and arrange for any required filing with respect to, such release, filing or announcement in advance of such issuance.

(b) SPAC and the Company shall mutually agree upon and, as promptly as practicable after the execution of this Agreement, issue a joint press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, SPAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall have the opportunity to review, comment upon and approve prior to filing (which approval shall not be unreasonably withheld, conditioned or delayed). SPAC and the Company shall mutually agree upon and, as promptly as practicable after the Closing, issue a joint press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, SPAC shall file a “shell company” Current Report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Transactions as required by Federal Securities Laws, which SPAC shall have the opportunity to review, comment upon and approve prior to filing (which approval shall not be unreasonably withheld, conditioned or delayed).

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6.17 Confidential Information.

(a) The Company agrees that during the Interim Period and, in the event this Agreement is terminated in accordance with Article IX, for a period of two years after such termination, it shall, and shall cause its respective Affiliates and Representatives to (i) treat and hold in strict confidence any SPAC Confidential Information that is provided to the Company or its Affiliates or Representatives, and will not use for any purpose (except in connection with the consummation of the Transactions, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the SPAC Confidential Information without SPAC’s prior written consent, and (ii) in the event that the Company or any of its Affiliates or Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article IX, for a period of two years after such termination, becomes legally compelled to disclose any SPAC Confidential Information, (A) provide SPAC, to the extent legally permitted, with prompt written notice of such requirement so that SPAC may seek, at SPAC’s sole expense, a protective Order or other remedy or waive compliance with this Section 6.18(a), and (B) in the event that such protective Order or other remedy is not obtained, or SPAC waives compliance with this Section 6.18(a), furnish only that portion of such SPAC Confidential Information that is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such SPAC Confidential Information. In the event that this Agreement is terminated and the Transactions are not consummated, the Company shall, and shall cause its Affiliates and Representatives to, promptly deliver to SPAC or destroy (at SPAC’s election) any and all copies (in whatever form or medium) of SPAC Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (1) the Company and its Representatives shall be permitted to disclose any and all SPAC Confidential Information to the extent required by the Federal Securities Laws as advised by outside counsel, and (2) the Company shall, and shall cause its Representatives to, treat and hold in strict confidence any Trade Secret of SPAC disclosed to such Person until such information ceases to be a Trade Secret.

(b) SPAC hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article IX, for a period of two years after such termination, it shall, and shall cause its Affiliates and Representatives to (i) treat and hold in strict confidence any Company Confidential Information that is provided to such Person or its Affiliates or Representatives, and will not use for any purpose (except in connection with the consummation of the Transactions, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent, and (ii) in the event that SPAC or any of its Affiliates or Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article IX, for a period of two years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 6.18(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 6.18(b), furnish only that portion of such Company Confidential Information that is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the Transactions are not consummated, SPAC shall, and shall cause its Affiliates or Representatives to, promptly deliver to the Company or destroy (at the Company’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (1) SPAC and its Affiliates or Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws as advised by outside counsel, and (2) SPAC shall, and shall cause its Affiliates or Representatives to, treat and hold in strict confidence any Trade Secret of the Company disclosed to such Person until such information ceases to be a Trade Secret.

6.18 Post-Closing Board of Directors and Officers of SPAC.

(a) With effect from the Closing, each Party shall take all necessary action within its power so that the SPAC Board is initially comprised of five members (of which at least three will qualify as “independent directors” as defined in Nasdaq’s listing rules and be eligible to serve on an audit committee), (i) with the Company being entitled to nominate and appoint four members and (ii) with SPAC being entitled to nominate and appoint one

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member; provided that, subject to the Organizational Documents of the SPAC as then in effect and the continuing fiduciary duties of the members of the SPAC Board, the SPAC Board shall nominate the SPAC Board member set forth in this Section 6.18(a)(ii) for re-election to the SPAC Board at each annual meeting (or special meeting in lieu thereof at which directors are elected) of the SPAC Shareholders that occurs on or after the date that is two years after the Closing Date.

(b) one member whose term will scheduled for at least two years from the Closing Date. Each such nominee shall meet the applicable standard to serve as a director under the rules of the Exchange. Except as otherwise agreed in writing by the Company and SPAC prior to the Closing, SPAC shall take all necessary action so that all of the members of the SPAC Board in office prior to the Closing resign, or are otherwise validly removed, effective as of the Closing.

(c) At the Merger Effective Time, the officers of the Company as of immediately prior to the Merger Effective Time shall become the initial officers of SPAC and shall hold office until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

6.19 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of each Target Company and SPAC and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the applicable Party (the “D&O Indemnified Persons”) as provided in the Organizational Documents of each Target Company and SPAC or under any indemnification, employment or other similar agreements between any D&O Indemnified Person, on the one hand, and any Target Company or SPAC, on the other hand, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six years after the Merger Effective Time, SPAC shall cause the Organizational Documents of each Target Company and the Surviving Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the applicable Target Company to the extent permitted by applicable Law. The provisions of this Section 6.20 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and Representatives.

(b) For the benefit of the Company’s directors and officers, the Company shall be permitted, prior to the Merger Effective Time, to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six year period from and after the Merger Effective Time for events occurring prior to the Merger Effective Time (the “Company D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, SPAC and the Company (or the Surviving Company, as applicable) shall, for a period of six years after the Merger Effective Time, maintain the Company D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and SPAC and the Company/Surviving Company shall timely pay or cause to be paid all premiums with respect to the Company D&O Tail Insurance.

6.20 SPAC Expenses; Trust Account Proceeds.

(a) No later than three Business Days prior to the Closing, SPAC shall deliver to the Company a statement setting forth SPAC’s good faith calculation of (i) the aggregate amount of cash proceeds that will be required to satisfy any exercise of Redemption Rights, (ii) the estimated amount of SPAC’s cash on hand, including in the Trust Account, as of the Closing, and (iii) the estimated amount of unpaid SPAC Transaction Expenses as of the Closing. Following its delivery, SPAC shall reasonably cooperate with and provide the Company and its Representatives all information reasonably requested by the Company or any of its Representatives related to such statement.

(b) Notwithstanding any contrary provisions of this Agreement, SPAC’s legacy and transaction expenses that can be carried forward at Closing shall not exceed the Athena Expense Cap. To the extent SPAC has liabilities and unpaid expenses in excess of the Athena Expense Cap at Closing, Sponsor shall bear such excess.

(c) Notwithstanding any contrary provisions of this Agreement, Company’s transaction expenses that can be carried forward at Closing shall not exceed the Ace Expense Cap. To the extent the Company has unpaid transaction expenses in excess of the Ace Expense Cap at Closing, the shareholders of the Company shall bear such excess.

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(d) The Parties agree that, simultaneously with or as promptly as practicable after the Closing, the funds held by the Surviving Company either in or outside of the Trust Account, after taking into account payments by SPAC for the Redemption Rights (collectively, the “Closing Cash”) shall be used to pay (i) first, the accrued SPAC Transaction Expenses, including SPAC’s deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO, without double-counting any accrued SPAC Transaction Expenses that have already been paid prior to the Closing, (ii) second, any loans owed by SPAC to the Sponsor for SPAC Transaction Expenses (including deferred SPAC Transaction Expenses), other administrative costs and expenses incurred by or on behalf of SPAC, (iii) third, any accrued and unpaid Company Transaction Expenses, and (iv) fourth, any remaining cash will be distributed to SPAC and used for working capital and general corporate purposes of the Surviving Company and its Subsidiaries, or for any other use as directed by SPAC. Such amounts, as well as any fees, costs and expenses that are required or permitted to be paid by the issuance of SPAC Securities, will be paid or issued, as applicable, at the Closing.

6.21 New Registration Rights Agreement. Concurrently with the Closing, the Company, the Company Shareholders set forth therein and Sponsor shall enter into a registration rights agreement in substantially the form attached as Exhibit E hereto (the “New Registration Rights Agreement”).

6.22 Lock-Up Agreements. At the Closing, (a) the Company Shareholders (and management) set forth on Section 6.22 of the Company Disclosure Schedule shall each enter into a Lock-Up Agreement with SPAC in substantially the form attached as Exhibit F-1 hereto and (b) Sponsor shall enter into a Lock-Up Agreement with SPAC in substantially the form attached hereto as Exhibit F-2 (each, a “Lock-Up Agreement”).

6.23 SPAC Equity Incentive Plan. As soon as reasonably practicable following the date of this Agreement, SPAC and the Company shall use commercially reasonable efforts to agree to the material terms of a new equity incentive plan to be adopted by SPAC no later than the Closing (the “SPAC Equity Incentive Plan”), with the number of SPAC Shares reserved for issuance thereunder being equal to 10% of SPAC’s issued share capital as of immediately after Closing; provided, that the material terms of such SPAC Equity Incentive Plan shall be agreed by no later than the date of filing of the Registration Statement with the SEC in accordance with Section 6.16(a).

6.24 SPAC Extension.

(a) Reasonably promptly following the date hereof, SPAC shall prepare (with reasonable cooperation of the Company) and file with the SEC a mutually acceptable proxy statement (such proxy statement, together with any amendments or supplements thereto, the “Extension Proxy Statement”) with respect to a meeting of the SPAC Shareholders called for the purpose of approving one or more proposals (the “Extension Proposals”) to obtain an Extension from December 14, 2024 (the “Business Combination Deadline”) to a date that is not less than nine months after the Business Combination Deadline (which may be done through monthly extension, provided, that SPAC will continue to extend the Business Combination Deadline on a monthly basis through such period) or such shorter period as mutually agreed by SPAC and the Company.

(b) SPAC shall use its reasonable best efforts to cause the Extension Proxy Statement to comply with the rules and regulations promulgated by the SEC and to have the Extension Proxy Statement cleared by the SEC as promptly as practicable after such filing. To the extent not prohibited by Law, SPAC will advise the Company, reasonably promptly after SPAC receives notice thereof, (i) when the Extension Proxy Statement or any supplement or amendment has been filed and (ii) of any request by the SEC for the amendment or supplement of the Extension Proxy Statement or for additional information. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Extension Proxy Statement and any supplement or amendment thereto before any such document is filed with the SEC by SPAC and SPAC shall give reasonable and good faith consideration to any comments made by the Company and its counsel on such Extension Proxy Statement or such supplement or amendment. To the extent not prohibited by Law, each of SPAC and the Company shall provide to each other and its counsel (i) any comments or other communications, whether written or oral, that such Party or its counsel may receive from time to time from the SEC or its staff with respect to the Extension Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of such Party to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given by the other), including by participating with the other Party or its counsel in any discussions or meetings with the SEC.

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(c) Each of SPAC and the Company agrees to use commercially reasonable efforts to, as promptly as reasonably practicable, furnish the other Party with such information as shall be reasonably requested concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equity-holders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested for inclusion in (including to be incorporated by reference in) or attachment to the Extension Proxy Statement. Each of SPAC and the Company shall ensure that any information provided by it or on its behalf for inclusion in (including to be incorporated by reference in) or attachment to the Extension Proxy Statement shall, as at the earlier of the date it is filed with the SEC or the date it is first mailed to the SPAC Shareholders, (i) be accurate in all material respects, (ii) not omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (iii) comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. If, at any time prior to the conclusion of the Extension Meeting (as defined below), SPAC or the Company becomes aware that (x) the Extension Proxy Statement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading or (y) any other information which is required to be set forth in an amendment or supplement to the Extension Proxy Statement so that it would not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, the Company or SPAC (as applicable) shall promptly inform SPAC or the Company (as applicable) and each shall cooperate in connection with SPAC’s filing with the SEC or mailing to the SPAC Shareholders an amendment or supplement to the Extension Proxy Statement. Each of the Company and SPAC shall use its commercially reasonable efforts to cause its and its Subsidiaries’ managers, directors, officers and employees to be reasonably available to SPAC, the Company and their respective counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(d) SPAC shall (i) as promptly as practicable after the Extension Proxy Statement is cleared by the SEC, (A) cause the Extension Proxy Statement to be disseminated to the SPAC Shareholders in compliance with applicable Law, (B) duly give notice of and convene and hold a meeting of its stockholders (the “Extension Meeting”) in accordance with the SPAC Charter for a date that is no later than the Business Combination Deadline; provided, that the Extension Meeting shall be scheduled for a date and time such that, after the conclusion of such meeting, SPAC shall have sufficient time to effectuate the amendment of the SPAC Charter, and (C) solicit proxies from the SPAC Shareholders to vote in favor of each of the Extension Proposals, and (ii) provide the SPAC Shareholders with the opportunity to elect to effect a redemption of their SPAC Shares at a per share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account in connection with the Extension as provided for in SPAC’s Organizational Documents. Notwithstanding anything to the contrary set forth in this Section 6.25, to the extent (1) the Required Shareholder Approval is obtained at any time before the Extension Meeting is held and (2) the Closing has occurred prior to the Business Combination Deadline, all obligations under this Section 6.25 shall terminate and be of no further force or effect. The SPAC Board shall recommend to the SPAC Shareholders the approval of the Extension Proposals and SPAC Shall include such recommendation in the Extension Proxy Statement. SPAC shall ensure that the SPAC Board does not withdraw, amend, qualify or modify its recommendation to the SPAC Shareholders that they vote in favor of the Extension Proposals.

(e) To the fullest extent permitted by applicable Law, (x) SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the Extension Meeting and submit for approval by the SPAC Shareholders the Extension Proposals and (y) SPAC agrees that if the approval by the SPAC Shareholders of the Extension Proposals shall not have been obtained at any such Extension Meeting, then SPAC shall promptly continue to take all necessary actions and hold additional Extension Meetings in order to obtain such approval. SPAC may only adjourn the Extension Meeting (i) to solicit additional proxies for the purpose of obtaining the approval of the Extension by the SPAC Shareholders, (ii) when there is an absence of a quorum, (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that SPAC has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the SPAC Shareholders prior to the Extension Meeting, (iv) to allow reasonable additional time to reduce the number of SPAC Shares as to which the holders thereof have elected to effect a redemption thereof, or (v) in the event that, as a result of redemption elections submitted by the SPAC Shareholders prior to the Extension Meeting, the conditions set forth in Section 8.1(a) would not be satisfied as of the Closing; provided, that the Extension Meeting shall be held no later than the Business Combination Deadline; and provided further, that following the adjournment, the rescheduled Extension Meeting shall be scheduled for a date and time such that, after the conclusion of such meeting, SPAC shall have sufficient time to effectuate the amendment of the SPAC Charter.

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(f) As promptly as reasonably practicable following the approval of the Extension Proposals by the requisite SPAC Shareholders (and in any event, within two Business Days thereafter), SPAC shall file with the Secretary of State of the State of Delaware the amendment to its Organizational Documents as contemplated by the Extension Proposals and shall deliver to the Company evidence thereof.

6.25 Litigation.

(a) In the event that any Action related to this Agreement or the Transactions is brought or, to the Knowledge of SPAC, threatened, against SPAC or the SPAC Board by any SPAC Shareholders prior to the Closing, SPAC shall promptly notify the Company of any such Action and keep the Company reasonably informed with respect to the status thereof. SPAC shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Action shall give due consideration to the Company’s advice with respect to such Action and shall not settle or agree to settle any such Action without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

(b) In the event that any Action related to this Agreement or the Transactions is brought or, to the Knowledge of the Company, threatened, against the Company or the Company Board by any Company Shareholders prior to the Closing, the Company shall promptly notify SPAC of any such Action and keep SPAC reasonably informed with respect to the status of thereof. The Company shall provide SPAC the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Action, shall give due consideration to SPAC’s advice with respect to such Action and shall not settle or agree to settle any such Action without the prior written consent of SPAC, such consent not to be unreasonably withheld, conditioned or delayed.

6.26 Termination of SPAC Agreements. Prior to the Merger Effective Time, SPAC shall terminate pursuant to a Contract reasonably acceptable to the Company each Contract listed in Section 3.14 of the SPAC Disclosure Schedules and Section 6.27 of the SPAC Disclosure Schedules, without the payment of any consideration or the granting of any concession, and without any liability being imposed on SPAC, the Surviving Company or any of their respective Subsidiaries or any of them having any continuing obligations.

6.27 FIRPTA Certificate. Prior to the Merger Effective Time, SPAC shall deliver to the Company a certificate signed by an officer of SPAC, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in SPAC is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

6.28 PIPE Investment(a) . Each of SPAC and the Company shall use its, and shall cause its Affiliates to use their, commercially reasonable efforts to do promptly, or cause to be done, all things necessary, proper or advisable to obtain executed subscription agreements (“Subscription Agreements”), which shall have terms, and be in a form, reasonably acceptable to SPAC and the Company, from third party investors (such investors, collectively, with any permitted assignees or transferees, the “PIPE Investors”), pursuant to which the PIPE Investors make or commit to make private equity investments in the Company to purchase Company Shares in a private placement, and/or enter into non-redemption, backstop or other alternative financing arrangements with potential investors (a “PIPE Investment”). From the date hereof until the Closing Date, SPAC and the Company shall, and shall cause their respective financial advisors and legal counsels to, keep each other and their respective financial advisors and legal counsels reasonably informed with respect to any PIPE Investment.  The Company and SPAC shall reasonably cooperate with each other and provide reasonable assistance and information as reasonably requested by the other in connection with any PIPE Investment. The Company shall not enter into a Subscription Agreement or consummate a PIPE Investment without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed) and, if such consent is given, the PIPE Investment shall only be consummated on terms reasonably satisfactory to SPAC. Each of SPAC and the Company shall use its commercially reasonable efforts to cause such PIPE Investments to occur, including using its, and causing its Affiliates to use their, commercially reasonable efforts to enforce its or their rights under any Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) the Company the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms. Neither SPAC nor the Company, without the prior written consent of the other, shall permit or consent to any amendment, supplement or modification to or any waiver (in whole or in part) of any provision or remedy under, or any replacements of, any Subscription Agreement.

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6.29 Termination of Company Agreements. Prior to the Merger Effective Time, the Company shall, and, to the extent required thereby shall cause the Company Shareholders to, effective at the Closing, terminate in full and become null and void and of no further force and effect with no Liability whatsoever for the Company or any Company Shareholder, voting or similar agreements among the Company and any of the Company Shareholders or among the Company Shareholders (including the Shareholders Agreements and the Voting Agreement), to the extent that any such agreement would not terminate automatically pursuant to its terms, and without any further action by any of the Parties, upon consummation of the Merger.

6.30 Information to be Supplied.

(a) The Company shall use its best efforts to ensure that the information relating to the Company supplied by or on behalf of the Company in writing expressly for inclusion prior to Closing (a) in any current report on Form 8-K or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions, (b) in the Registration Statement or (c) in the mailings or other distributions to SPAC Shareholders and prospective investors (including any actual or prospective PIPE Investors) with respect to the Transactions or in any amendment to any of the documents identified in clauses (a) through (c), when filed, made available, mailed or distributed, as the case may be, complies in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as applicable, and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

(b) SPAC shall use its best efforts to ensure that (a) in any current report on Form 8-K or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions, (b) in the Registration Statement or (c) in the mailings or other distributions to SPAC Shareholders and prospective investors (including any actual or prospective PIPE Investors) with respect to the Transactions or in any amendment to any of documents identified in clauses (a) through (c), when filed, made available, mailed or distributed, as the case may be, complies in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as applicable, and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, SPAC shall not be responsible for the accuracy or completeness of any information supplied by or on behalf of the Company in accordance with Section 6.30(a).

Article VII
SURVIVAL

7.1 Survival. None of the representations, warranties, covenants, obligations or other agreements in this Agreement, any Ancillary Document or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants, obligations and agreements contained herein or therein that by their terms expressly apply in whole or in part after the Closing (including, for the avoidance of doubt, Section 1.7, Section 6.15(a), and Section 6.15(c)) and then only with respect to any breaches occurring after the Closing, (b) Article XI and any corresponding definitions set forth in Article XII and (c) Fraud Claims.

Article VIII
CONDITIONS TO OBLIGATIONS OF THE PARTIES

8.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall in all respects be subject to the satisfaction or written waiver (where permissible) by the Company and SPAC of the following conditions:

(a) Required SPAC Shareholder Approval.

(i) The Shareholder Approval Matters shall have been submitted to the vote of the SPAC Shareholders at the Special Shareholder Meeting in accordance with the Proxy Statement and shall have been approved and adopted by the requisite vote of SPAC Shareholders at the Special Shareholder Meeting in accordance with the Proxy Statement, SPAC’s Organizational Documents and the applicable provisions of the Delaware General Corporation Law and applicable requirements of any applicable Exchange (the “Required SPAC Shareholder Approval”).

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(ii) Required Company Shareholder Approval. The Company Shareholder Approvals shall have been obtained.

(b) No Law or Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and that has the effect of making the Transactions illegal or otherwise prohibiting, restraining or imposing any condition on the consummation of the Transactions (a “Legal Restraint”).

(c) Listing. SPAC’s initial listing application with Nasdaq in connection with the Transactions shall have been conditionally approved and, immediately following the Merger Effective Time, SPAC shall satisfy any applicable initial listing requirements of Nasdaq, and SPAC shall not have received any notice of non-compliance therewith, and the SPAC Shares and the SPAC Warrants shall have been approved for listing on Nasdaq.

(d) Registration Statement. The Registration Statement shall have been declared effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC that remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and not withdrawn.

(e) Consents. (i) all applicable waiting periods under the HSR Act with respect to the Transactions shall have expired or been terminated and (ii) each Consent of any Governmental Authority required to consummate the Transactions shall have been obtained and shall be in full force and effect.

(f) Minimum SPAC Investment. The PIPE Investment shall be in an amount of not less than $7,500,000 (including, for such purposes, any amounts remaining in the Trust Account following redemptions of SPAC Shares pursuant to Redemption Rights in connection with the Closing).

8.2 Conditions to Obligations of the Company. In addition to the conditions specified in Section 8.1, the obligations of the Company to consummate the Transactions are subject to the satisfaction or written waiver (by the Company, where permissible) of the following conditions:

(a) Representations and Warranties.

(i) All of the SPAC Fundamental Warranties shall be true and correct in all respects on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date), other than de minimis inaccuracies.

(ii) All of the other representations and warranties of SPAC and Merger Sub set forth in this Agreement shall be true and correct on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date, subject to clause (B) of this Section 8.2(a)(ii)) and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on SPAC.

(b) Agreements and Covenants. Each of SPAC and Merger Sub shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officer Certificate. SPAC shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an officer of SPAC, certifying as to the satisfaction of the conditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(d).

(d) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to SPAC since the date of this Agreement that is continuing and uncured.

(e) Trust Fund. SPAC shall have made all necessary and appropriate arrangements with the Trustee to have all of the funds held in the Trust Account disbursed to SPAC in accordance with this Agreement on the Closing Date, and all such funds released from the Trust Account shall be available to the Surviving Company.

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(f) Redemption. SPAC shall have provided the public holders of SPAC Class A Common Stock (prior to giving effect to the Unit Separation or any conversion of SPAC Class B Common Stock into shares of SPAC Class A Common Stock) with the opportunity to make redemption elections with respect to their SPAC Class A Common Stock pursuant to Redemption Rights.

(g) Ancillary Documents. A counterpart to the Ancillary Documents required to be executed by SPAC and Merger Sub at or prior to the Closing Date shall have been executed and delivered to the Company.

(h) Amended and Restated Organizational Documents. The SPAC Charter shall have been amended and restated in its entirety in substantially the form attached hereto as Exhibit G (with such changes as are agreed in writing between SPAC and the Company, the “A&R SPAC Charter”) and shall have become effective.

(i) Athena Expense Cap. The Athena Expense Cap shall not have been exceeded, or to the extent it has, the Sponsor has borne or repaid any amount in excess of the Athena Expense Cap.

(j) Citigroup Waiver. SPAC shall have received a written waiver of any deferred IPO fees owed to Citigroup Global Markets Inc.

(k) Capitalization of Working Capital Loans. SPAC shall have entered into binding written agreements with the holders of any working capital loans (to the extent not included within the Athena Expense Cap) to convert the unpaid amounts to equity immediately prior to Closing, such that the equity dilution will be borne by either the Sponsor or the SPAC shareholders, but not the Company shareholders.

8.3 Conditions to Obligations of SPAC and Merger Sub. In addition to the conditions specified in Section 8.1, the obligations of SPAC and Merger Sub to consummate the Transactions are subject to the satisfaction or written waiver (by SPAC where permissible) of the following conditions:

(a) Representations and Warranties.

(i) All of the Company Fundamental Warranties shall be true and correct in all respects on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date), other than de minimis inaccuracies.

(ii) All of the other representations and warranties of the Company set forth in this Agreement shall be true and correct on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date, subject to clause (B) of this Section 8.3(a)(ii)) and (B) other than representations and warranties set forth in Section 5.8(b), any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officer Certificate. The Company shall have delivered to SPAC a certificate, dated as of the Closing Date, signed by an officer the Company, certifying as to the satisfaction of the conditions specified in Section 8.3(a), Section 8.3(b) and Section 8.3(d).

(d) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company since the date of this Agreement that is continuing and uncured.

(e) Ancillary Documents. A counterpart to the Ancillary Documents required to be executed by the Company and the Company Shareholders at or prior to the Closing shall have been executed and delivered to SPAC.

(f) Ace Expense Cap. The Ace Expense Cap shall not have been exceeded, or to the extent it has, the Company’s shareholders have borne or repaid any amount in excess of the Ace Expense Cap.

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8.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by the failure of such Party or its Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article IX
TERMINATION AND EXPENSES

9.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing Date, notwithstanding receipt of any requisite approval and adoption of this Agreement and the Transactions by the shareholders of any Party, as follows:

(a) by mutual written consent of SPAC and the Company;

(b) by written notice by either SPAC or the Company to the other if any of the conditions set forth in Article VIII have not been satisfied or waived by December 3, 2025 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the principal cause of the failure of a condition set forth in Article VIII on or before the Outside Date;

(c) by written notice by either SPAC or the Company to the other if a Legal Restraint has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement was the principal cause of such Legal Restraint;

(d) by written notice by the Company to SPAC if (i) there has been a breach by SPAC or Merger Sub of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, that would result in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach (or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii))), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) 30 days after written notice of such breach or inaccuracy is provided to SPAC by the Company or (B) the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if at such time SPAC would be entitled to terminate this Agreement pursuant to Section 9.1(e);

(e) by written notice by SPAC to the Company if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Company shall have become untrue or inaccurate, in any case, that would result in a failure of a condition set forth in Section 8.3(a) or Section 8.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach (or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii))), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) 30 days after written notice of such breach or inaccuracy is provided to the Company by SPAC or (B) the Outside Date; provided that SPAC shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if at such time the Company would be entitled to terminate this Agreement pursuant to Section 9.1(d);

(f) by written notice by either the Company to SPAC if the SPAC Securities are no longer listed on NYSE American or another national securities exchange for a consecutive period of more than 12 months;

(g) by written notice by SPAC to the Company if the Company Shareholder Approvals have not been obtained by the Company Shareholder Approval Deadline; or

(h) by written notice by either SPAC or the Company to the other if the Special Shareholder Meeting is held (including any adjournment or postponement thereof) and has concluded, the SPAC Shareholders have duly voted, and the Required Shareholder Approval was not obtained.

9.2 Effect of Termination. Subject to Section 9.3, if this Agreement is terminated pursuant to Section 9.1, this Agreement shall thereupon become null and void and of no further force and effect and there shall be no Liability on the part of any Party to another Party, except that (a) the provisions of Sections 6.17, 6.18, 9.3, 10.1, Article XI and this Section 9.2 shall remain in full force and effect and (b) such termination shall not cancel or otherwise modify the Confidentiality Agreement; provided further that nothing in this Section 9.2 shall, in any way, limit the waivers against the Trust Account as set forth in Section 10.1.

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9.3 Termination Fee.

(a) If the Company or SPAC breaches this Agreement by purporting to terminate it other than as authorized under Section 9.1 then within two Business Days of such termination, SPAC shall pay to the Company, or the Company shall pay to SPAC, as applicable, by wire transfer of immediately available funds to one or more accounts designated in writing by such Party the sum of $5,000 to the Company if SPAC is the terminating Party and $150,000 to SPAC if the Company is the terminating Party (such applicable fee, the “Termination Fee”). Each of the Parties acknowledges and agrees that the Termination Fee (A) is not intended to be a penalty, but rather is liquidated damages that will compensate SPAC or the Company, as applicable, in the circumstances in which the Termination Fee is due and payable and (B) shall be the sole and exclusive remedy with respect to all actual and asserted breaches of this Agreement. Following payment of the Termination Fee in accordance with this Section 9.3, no party (or their Affiliates and their respective directors, officers, employees, stockholders, and Representatives) shall have further liability with respect to this Agreement or the Transactions. If SPAC or the Company, as applicable, fails to timely pay the Termination Fee when due, then such Party shall pay the interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment is actually received.

(b) The Parties agree that the foregoing provision is fair and reasonable. The Parties further acknowledge that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement.

9.4 Fees and Expenses. Subject to Section 6.13(b), Section 6.16(h), Section 9.3 and Section 10.1, unless otherwise expressly provided for in this Agreement, all fees, costs and expenses (whether or not invoiced) incurred in connection with entering into this Agreement shall be paid by the Party incurring such fees, costs and expenses. For the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, (i) the Company shall pay, or cause to be paid, all unpaid Company Transaction Expenses and (ii) SPAC shall pay, or cause to be paid, all unpaid SPAC Transaction Expenses and (b) if the Closing occurs, SPAC shall pay, or cause to be paid, any unpaid Company Transaction Expenses and SPAC Transaction Expenses.

Article X
WAIVERS

10.1 Waiver of Claims Against Trust. Each Party acknowledges and agrees that SPAC has established the Trust Account containing the proceeds of the IPO (including interest accrued from time to time thereon) for the benefit of the SPAC Shareholders and that, except as otherwise described in the IPO Prospectus, SPAC may disburse monies from the Trust Account only in the manner described in the IPO Prospectus: (a) to the SPAC Shareholders in the event they elect to redeem their SPAC Shares in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus, the “Business Combination”) or in connection with an amendment to SPAC’s Organizational Documents to the Business Combination Deadline, (b) to the SPAC Shareholders if SPAC fails to consummate a Business Combination by the Business Combination Deadline, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any Taxes, and (d) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company, on behalf of itself and its Affiliates, acknowledges and agrees that it does not and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom to SPAC’s public shareholders, or make any claim against the Trust Account (including any distributions therefrom to SPAC’s public shareholders), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between SPAC or any of its Representatives, on the one hand, and the Company or any Company Affiliate, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Trust Account Released Claims”). The Company, on behalf of itself and its Affiliates, hereby irrevocably waives any Trust Account Released Claims that it or any of its Affiliates may have against the Trust Account (including any distributions therefrom to SPAC’s public shareholders) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC or its Representatives and will not seek recourse against the Trust Account for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with SPAC). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC to induce SPAC to enter in this Agreement, and the Company further intends and understands such

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waiver to be valid, binding and enforceable against it and each of its Affiliates under applicable Law. To the extent that the Company or any of its Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which proceeding seeks, in whole or in part, monetary relief against SPAC or its Representatives, the Company hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account (including any funds that have been released from the Trust Account or any assets that have been purchased or acquired with any such funds) and that such claim shall not permit it or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom to SPAC’s public shareholders) or any amounts contained therein. Notwithstanding the foregoing, the Trust Account Released Claims and related waivers will not limit or prohibit the Company from (i) pursuing a claim against SPAC, Merger Sub or any other person for (A) specific performance or other equitable relief in connection with the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to any redemption pursuant to the Redemption Rights)) or (B) for damages (subject to the provisions of this Agreement) for breach of this Agreement against SPAC (or any successor entity) or Merger Sub in the event this Agreement is terminated for any reason and SPAC consummates a Business Combination with another Person or (ii) being entitled to the use of any remaining amounts in the Trust Account following the transactions contemplated by Section 6.21(b).

Article XI
MISCELLANEOUS

11.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (a) in person, (b) by e-mail (without receiving notice of non-receipt or other “bounce-back”), (c) by reputable, nationally recognized overnight courier service, or (d) by registered or certified mail, pre-paid and return receipt requested; provided, however, that notice given pursuant to clauses (c) and (d) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (without receiving notice of non-receipt or other “bounce-back”); in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to SPAC at or prior to the Closing, to: Athena Technology Acquisition Corp. II 442 5th Avenue New York, New York 10018 Attention: Isabelle Freidheim Email: Isabelle@athenasponsor.com with a copy (which will not constitute notice) to:

Latham & Watkins LLP
1271 Avenue of the Americas
New York, New York 10020
Attn: Peyton Worley and Daniel Breslin
Email: Peyton.worley@lw.com; daniel.breslin@lw.com

If to the Company, or, after the Closing, SPAC, to: Ace Green Recycling, Inc. 2700 Post Oak Blvd — Suite # 2100 Houston TX 77056 Attention: Nishchay Chadha Email: nishchay.chadha@ace-green.com with a copy (which will not constitute notice) to:

Lucosky Brookman
101 Wood Avenue S., 5th Floor
Woodbridge, NJ 08830
Attn: Joseph M. Lucosky, Christopher Haunschild Email: jlucosky@lucbro.com; chaunschild@lucbro.com

11.2 Binding Effect; Assignment. Subject to Section 11.3, this Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise prior to the Closing without the prior written consent of SPAC and the Company. Any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

11.3 Third Parties. Except for the rights of (a) the Company Shareholders set forth in Section 1.7, (b) the D&O Indemnified Persons set forth in Section 6.20, and (c) the rights of the Nonparty Affiliates set forth in Section 11.13, respectively, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the Transactions shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party or thereto or a successor or permitted assign of such a Party.

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11.4 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, however, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each Party further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11.5 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY DOCUMENT OR THE TRANSACTIONS. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.5.

11.6 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may not have adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction, specific performance or other equitable remedy to prevent or remedy any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

11.7 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

11.8 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of SPAC and the Company.

11.9 Waiver. Each of SPAC (on behalf of itself and Merger Sub) and the Company may in its sole discretion (a) extend the time for the performance of any obligation or other act of any other Party, (b) waive any inaccuracy in the representations and warranties by such other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the applicable Parties providing such

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extension or waiver, and any such extension or waiver shall only be binding upon the Party or Parties so providing (or on whose behalf it is so provided) the extension or waiver. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

11.10 Entire Agreement. This Agreement, the Ancillary Documents and the Confidentiality Agreement collectively set out the entire agreement between the Parties in respect of the subject matter contained herein and therein and, save to the extent expressly set out in this Agreement, the Ancillary Document or the Confidentiality Agreement, supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto.

11.11 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires:

(a) references to the singular shall include the plural and vice versa and references to one gender include any other gender;

(b) references to a “Person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organization, in each case whether or not having separate legal personality;

(c) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(d) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP or any other accounting principles used by the applicable Person;

(e) general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation;

(f) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement;

(g) the words “date hereof” when used in this Agreement shall refer to the date of this Agreement;

(h) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”;

(i) the term “or” shall be construed to have the same meaning and effect as the inclusive term “and/or”;

(j) the word “day” means calendar day unless Business Day is expressly specified;

(k) every reference to a particular Law shall be construed also as a reference to all other Laws made under the Law referred to and to all such Laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other Laws from time to time and whether before or after Closing; provided that, as between the Parties, no such amendment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any Party;

(l) references to “Dollars” or “$” are references to the lawful currency from time to time of the United States of America;

(m) for the purposes of applying a reference to a monetary sum expressed in Dollars, an amount in a different currency shall be deemed to be an amount in Dollars translated at the Exchange Rate at the relevant date;

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(n) references to a “company” includes any company, corporation or other body corporate wherever and however incorporated or established;

(o) references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(p) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”;

(q) the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(r) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement;

(s) unless the context of this Agreement otherwise requires, references to any statute shall include all regulations promulgated thereunder and references to any statute or regulation shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing such statute or regulation;

(t) words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things; and

(u) any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form.

The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to SPAC or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of SPAC and its Representatives and SPAC and its Representatives have been given access to the electronic folders containing such information (subject to access limitations as may be applicable to any individual electronic folders).

11.12 Counterparts. This Agreement may be executed and delivered (including by facsimile, email or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.13 No Recourse. Subject to Section 9.3, notwithstanding anything that may be expressed or implied in this Agreement, the Parties acknowledge and agree that all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the Ancillary Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the Ancillary Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the Ancillary Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Ancillary Document (the “Contracting Parties”) except as set forth in this Section 11.13. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, affiliate, agent, financing source, attorney or Representative or assignee of any of the

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foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Ancillary Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Ancillary Documents or their negotiation, execution, performance, or breach; and each Party waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Ancillary Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing. The Parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 11.13.

11.14 Legal Representation.

(a) The Parties agree that, notwithstanding the fact that Latham & Watkins LLP (“Latham”) may have, prior to the Closing, jointly represented SPAC and Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented SPAC, Sponsor and their respective Affiliates in connection with matters other than the Transactions, Latham will be permitted in the future, after the Closing, to represent Sponsor or its Affiliates in connection with matters in which such Persons are adverse to the Company, SPAC or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, who is represented by independent counsel in connection with the Transactions, hereby agrees, in advance, to waive (and to cause its Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Latham’s future representation of one or more of Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of SPAC and the Company or any of their respective Affiliates in connection with any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Latham of Sponsor, SPAC or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, Sponsor shall be deemed the client of Latham with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by SPAC; provided further, that nothing contained herein shall be deemed to be a waiver by SPAC or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b) The Parties agree that, notwithstanding the fact that Lucosky Brookman LLP (“LB”) may have, prior to the Closing, represented the Company in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented the Company and its Affiliates in connection with matters other than the Transaction, LB will be permitted in the future, after the Closing, to represent the Company or its Affiliates in connection with matters in which such Persons are adverse to Sponsor, SPAC, or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. Sponsor and SPAC, who are represented by independent counsel in connection with the Transactions, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with LB’s future representation of one or more of the Company or its Affiliates in which the interests of such Person are adverse to the interests of Sponsor, SPAC or any of their respective Affiliates in connection with any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by LB of the Company or any of its Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Company shall be deemed the client of LB with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Company, shall be controlled by the Company and shall not pass to or be claimed by SPAC or Sponsor; provided further, that nothing contained herein shall be deemed to be a waiver by SPAC, Sponsor or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

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Article XII
DEFINITIONS

12.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Ace Expense Cap” means $1 million and includes the Company’s transaction expenses, however any capital raising fees will be deducted from gross proceeds raised and will not be applied against the Ace Expense Cap or the Athena Expense Cap.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, governmental inquiry or investigation, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of SPAC prior to the Closing.

“Aggregate Fully Diluted Company Shares” means the aggregate number of Company Shares that are (a) issued and outstanding immediately prior to the Closing or (b) issuable upon, or subject to, the exercise or settlement of the vested Company Convertible Securities that are outstanding immediately prior to the Closing (it being understood that, for purposes of this clause (b), the number of Company Shares underlying such Company Convertible Securities shall be determined as of immediately prior to the Closing, assuming the conversion of all such Company Convertible Securities to Company Shares immediately prior to the Closing in accordance with the terms of the Contract(s) governing such Company Convertible Securities and will not include any such securities that are not vested as of the Merger Effective Time).

“Ancillary Documents” means each agreement, instrument, certificate or document including the SPAC Disclosure Schedules, the Company Disclosure Schedules, the Certificate of Merger, the Lock-Up Agreements, the New Registration Rights Agreement, the Sponsor Support Agreement, the Subscription Agreements, and the other agreements, instruments, certificates and documents to be executed or delivered by any of the Parties in connection with or pursuant to this Agreement (other than the Company Shareholder Written Consent).

“Athena Expense Cap” means $2 million and includes the SPAC’s legacy and transaction expense, including accrued expenses, non-accrued expenses, repayment of working capital loans, excise tax owed on redemptions of SPAC Shares pursuant to Redemption Rights, and similar expenses; provided that such $2 million amount will be increased to the higher of (x) $3 million if the aggregate PIPE Investment is equal to or above $25 million and (y) $2 million plus the amount by which the PIPE Investment sourced by the efforts of SPAC and Sponsor exceed $7.5 million (e.g., if the PIPE Investment amount sourced by SPAC and Sponsor is $9.0 million, the Athena Expense Cap would be $3.5 million). Any capital raising fees will be deducted from gross proceeds raised and will not be applied against the Ace Expense Cap or the Athena Expense Cap.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, phantom-equity, equity purchase, employment or individual consulting, severance or termination pay, holiday, vacation, bonus, hospitalization or other medical, life or other welfare benefit insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee compensation or benefit plan, program, agreement or arrangement maintained or contributed to or required to be contributed to by such Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has or could have any Liability.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

“Change of Control Transaction” means any transaction or series of related transactions other than the Transactions (a) under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) another Person or any of its Affiliates or (ii) all or a material portion of the assets, business or equity securities of another Person or (b) under which any Person(s) makes any equity or similar investment in another Person, in each case, that results, directly or indirectly, in the stockholders of a Person, as applicable, as of immediately prior to such transaction holding,

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in the aggregate, less than 50% of the voting shares of such Person (or any successor or parent company of such Person) immediately after the consummation thereof (whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of equity securities, tender offer or otherwise).

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended.

“Company Affiliate” means (a)(i) any direct or indirect shareholder, member, general or limited partner or other equity holder of the Company and (ii) any past, present or future director, officer, employee, incorporator, manager, controlling person, affiliate, subsidiary, portfolio company or Representative of, and any financing source or lender to, (A) the Company or any of its Subsidiaries or (B) any person referred to in the foregoing clause (a)(i) or (b) any of their respective heirs, executors, administrators, successors or assigns.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Affiliates or Representatives furnished in connection with this Agreement or the Transactions; provided, however, that Company Confidential Information shall not include any information that, at the time of the disclosure to SPAC or its Representatives (a) was generally available publicly and was not disclosed in breach of this Agreement or (b) was previously known by such receiving Party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any other options, warrants or rights to subscribe for or purchase any capital shares of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of the Company.

“Company Fundamental Warranties” means the representations and warranties contained in Section 5.1(a) (Organization and Standing), Section 5.2 (Authorization; Binding Agreement), Section 5.3 (Capitalization), Section 5.4 (Subsidiaries), Section 5.6(a) (Non-Contravention) and Section 5.26 (Finders and Brokers).

“Company Incentive Plan” means the Ace Green Recycling Inc. 2021 Long-Term Incentive Plan.

“Company Option” means each option (whether vested or unvested) to purchase Company Shares granted, and that remains outstanding, under the Company Incentive Plan.

“Company Owned IP” means any Intellectual Property owned by any Target Company, including the Company Registered IP.

“Company Restricted Share” means an issued and outstanding Company Share awarded under the Company Incentive Plan (whether or not vested) that is subject to restrictions that have not lapsed.

“Company RSU” means any issued and outstanding restricted stock unit denominated in Company Shares (whether or not vested) under the Company Incentive Plan.

“Company Shares” means the shares of common stock of the Company, par value $0.0001 per share.

“Company Shareholder Approvals” means the approval of this Agreement and the transactions contemplated hereby (including the Merger) by the affirmative vote or written consent of the holders of at least a majority of the outstanding Company Shares, pursuant to the terms and subject to the conditions of the Company’s Organizational Documents and applicable Law (including the DGCL).

“Company Subsidiaries” means each entity of which at least 50% of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by the Company.

“Company Transaction Expenses” means the aggregate amount of all fees, costs and expenses (whether or not yet invoiced), that have been incurred prior to the Closing by or on behalf of the Company, which the Company has agreed to pay or is otherwise liable for (including, if applicable, fees, costs and expenses of the managers, directors, officers, employees and consultants of the Company which the Company has agreed to pay or is otherwise liable for) in connection with the negotiation, execution, performance or consummation of this Agreement and the Ancillary Documents and the Transactions and that constitute fees, costs and expenses of third-party counsel, advisors, brokers, finders, consultants, investment bankers, accountants, auditors and experts, excluding any payments or benefits under any Company Benefit Plan.

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“Consent” means any consent, approval, waiver, authorization, waiting period expiration or termination, or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all binding contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other binding contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Contributor” means all Persons who created, developed, or contributed to any Intellectual Property purported to be owned by a Target Company.

“Contributor Agreement” means a Contract with a Contributor, pursuant to which the Contributor assigns to a Target Company all of the Contributor’s right, title and interest in and to (a) the Intellectual Property conceived, developed created or reduced to practice by such Contributor in connection with and within the scope of the employment or engagement of such Contributor by such Target Company, or (b) if such Contributor was not employed or engaged by a Target Company, the Intellectual Property purported to be owned by any Target Company that was conceived, developed, acquired, created, or reduced to practice by such Contributor.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 50% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 50% or more of the profits, losses, or distributions of the Controlled Person or (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person.

“Copyrights” means any intellectual property rights in works of authorship, databases, collections of data, and mask works, including all copyrights and sui generis rights therein, and all registrations, renewals, extensions or reversions thereof.

“COVID-19” means the disease known as coronavirus disease or COVID-19, the virus known as severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) and any evolutions or mutations thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, mask wearing, temperature taking, personal declaration, “purple badge standard,” shut down, closure, sequester directive, guideline or recommendation made by an applicable Governmental Authority or any other applicable Law in connection with or in response to COVID-19.

“Data Protection Laws” means the following legislations to the extent applicable: (a) national Laws implementing the Directive on Privacy and Electronic Communications (2002/58/EC); (b) the General Data Protection Regulation (2016/679) (the “GDPR”) and any national Law supplementing the GDPR or any successor laws arising out of the withdrawal of a member state from the European Union, including the UK Data Protection Act 2018 (“DPA”), the UK General Data Protection Regulation as defined by the DPA as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019; and (c) all applicable Law concerning the privacy, protection, security, collection, storage, use, transfer, disclosure, destruction, alteration or other processing of Personal Data.

“Delaware General Corporation Law” or “DGCL” means the Delaware General Corporation Law, as amended.

“Earnout Period” means the time period between the Closing Date and the five-year anniversary of the Closing Date (inclusive of such dates).

“Eligible Company Equityholder” means any holder of (a) a Company Share, (b) a Company Option, or (c) a Company RSU, in each case immediately prior to the Merger Effective Time.

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“Environmental Law” means any Law in effect on or prior to the date hereof relating to (a) the protection of human health and safety (to the extent relating to exposure to Hazardous Materials), (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the use, storage, recycling, treatment, generation, transportation, processing, handling, labelling, production, Release or disposal of Hazardous Materials.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.

“Exchange” means any national securities exchange on which any SPAC Securities are listed or the requirements of which shall apply to SPAC in connection with the Transactions, and for this purpose shall include OTC Markets Group if any SPAC Securities are quoted thereon.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Rate” means with respect to a particular currency for a particular day, the closing rate of exchange for that currency into Dollars on such date as published by Bloomberg.

“Exchange Ratio” means a number equal to the quotient of (a) the quotient of (i) $250,000,000 divided by (ii) $10.10, divided by (b) the number of Aggregate Fully Diluted Company Shares.

“Exchange Shares” means the aggregate number of SPAC Shares to be issued as part of the Merger in accordance with Article I (including any Earnout Shares to be issued by SPAC).

“Excluded Shares” means Company Shares, if any, held in the treasury of the Company.

“Fraud Claim” means any claim based in whole or in part upon fraud (which means, with respect to any Person, the making of a statement of fact in the express representations and warranties set forth in this Agreement or any certificate delivered pursuant hereto, with the intent to deceive another Person and which requires the elements defined by Delaware common law) against the Person who committed a fraud, which such claim can only be brought by the Person alleged to have suffered from such alleged fraud. In no event shall fraud hereunder or a Fraud Claim include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental, regulatory or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any chemical, waste, gas, liquid or other substance or material that is defined, listed, designated or regulated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” or “toxic chemical” (or by any similar term) under any Environmental Law, or that could result in the imposition of Liability or responsibility for Remedial Action, under any Environmental Law, including petroleum and petroleum by-products or derivatives, asbestos or asbestos-containing materials, per- and polyfluoroalkyl substances, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Incidental Licenses” means, with respect to a Target Company, any of the following Contracts entered into in the ordinary course of business: (a) an incidental permitted use right to confidential information in a non-disclosure agreement; (b) Contributor Agreements; and (c) any non-exclusive license to Intellectual Property that is merely incidental to the transaction contemplated in such license, the commercial purpose of which is primarily for something other than such license, such as: (i) sales or marketing or similar Contract that includes a license to use the Trademarks of a Target Company for the purposes of promoting the goods or services thereof; (ii) a Contract with a vendor that allows the vendor to identify a Target Company as a customer; (iii) a Contract to purchase or lease equipment or materials, such as a photocopier, computer, or mobile phone that also contains an incidental license to Intellectual Property; or (iv) license for the use of software that is preconfigured, preinstalled, or embedded on hardware or other equipment.

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“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), including “earn-outs” and “seller notes” whether accrued or not, (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, in each case to the extent drawn, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, or any other accounting principles used by such Person, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against and not settled, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by a Lien on any property of such Person and (h) all obligation described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss. For the avoidance of doubt, “Indebtedness” shall exclude (i) any amounts included in Company Transaction Expenses (with respect to Indebtedness the Company) or SPAC Transaction Expenses (with respect to Indebtedness of SPAC), (ii) accounts payable to trade creditors or accrued expenses, in each case, arising in the ordinary course of business and that are not yet due and payable or are being disputed in good faith or (iii) the endorsement of negotiable instruments for collection in the ordinary course of business.

“Infringement” means, directly or indirectly (including secondarily, contributorily, by inducement or otherwise), the infringement, misappropriation, dilution, or other violation of the Intellectual Property of any Person. “Infringed” and “Infringing” mean the correlative of Infringement.

“Intellectual Property” means all intellectual property rights, including Patents, Trademarks, internet domain names, Copyrights, design rights, and Trade Secrets.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of the SPAC Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of SPAC, dated as of December 9, 2021, and filed with the SEC on December 13, 2021 (File No. 333-261287).

“IT Systems” means all computer hardware, telecommunications and network equipment, other informational technology assets and equipment, software and industrial control systems that are owned, leased or licensed by any of the Target Companies and used in their business as currently conducted.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Knowledge” means, with respect to (a) the Company, the actual knowledge of any person set forth on Section 12.1 of the Company Disclosure Schedules, (b) SPAC, the actual knowledge of any person set forth on Section 12.1 of the SPAC Disclosure Schedules or (c) any other Party, (i) if an entity, the actual knowledge of its executive officers, directors or secretary, or (ii) if a natural person, the actual knowledge of such Party. No Party shall be deemed to have any other actual, imputed, or constructive knowledge regarding the subject matter of any of the relevant provisions.

“Law” means any federal, tribal, state, local, municipal, foreign or other law, statute, legislation, case law, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards).

“Lien” means any mortgage, pledge, security interest, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), or any filing or agreement to file a financing statement as debtor under applicable Law.

Annex A-60

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, liabilities, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries to consummate the Transactions or to perform its obligations under this Agreement or the Ancillary Documents to which it is or will be party; provided, however, that for purposes of clause (a) above, any fact, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, facts, events, occurrences, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may or would have occurred a Material Adverse Effect: (i) general global, national, regional, state or local changes in the financial or securities markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets) or general economic or political or social conditions in the country or region in which such Person or any of its Subsidiaries do business, (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries operate, (iii) changes or proposed changed in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements (or any interpretation thereof) applicable to any industry in which such Person and its Subsidiaries principally operate, (iv) conditions caused by acts of God, epidemic, pandemics (including COVID-19 or any mutation or variation thereof, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), terrorism, war (whether or not declared), natural or man-made disaster (including fires, flooding, earthquakes, hurricanes and tornados), civil unrest, terrorism or other force majeure or comparable events, (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein), (vi) changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers or employees), (vii) changes or proposed changes in applicable Law (or any interpretation thereof) after the date of this Agreement, (viii) any actions required to be taken, or required not to be taken, pursuant to the terms of this Agreement, (ix) in respect of the Company, any action taken by, or at the written request of, SPAC and in respect of SPAC, any action taken by, or at the written request of, the Company and (x) with respect to SPAC, the consummation and effects of the Redemption Rights; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i)-(iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person and its Subsidiaries, taken as a whole, compared to other participants in the industries and geographic location in which such Person or any of its Subsidiaries conducts its businesses (in which case only the incremental disproportionate impact may be taken into account). Notwithstanding the foregoing, with respect to SPAC, the aggregate amount redeemed pursuant to the Redemption Rights shall not be deemed to be a Material Adverse Effect on SPAC.

“Nasdaq” means The Nasdaq Stock Market LLC.

“NYSE American” means the NYSE American LLC.

“Order” means any order, decree, ruling, judgment, injunction, writ, binding determination or decision, verdict or judicial award that is or has been entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its articles of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended (including, solely with respect to the Company, the Shareholders Agreements).

“Patents” means any patents, utility models, and applications therefor (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Per Share Merger Consideration” means a number of fully paid, validly issued and nonassessable SPAC Shares equal to the Exchange Ratio (provided no fractional SPAC Shares shall be issued upon the conversion of Company Shares pursuant to this Agreement and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of the Surviving Company).

Annex A-61

“Permits” means all federal, state, local or foreign permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders issued by or filed with any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not yet delinquent or (ii) being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP or other applicable accounting principles with respect thereto, (b) Liens imposed by operation of Law or non-monetary encumbrances that would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred, pledges or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other social security legislation, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (e) Liens arising under this Agreement or any Ancillary Document, (f) such imperfections of title, easements, covenants, encumbrances, Liens, or other similar restrictions on real property that would not be reasonably expected to materially impair the current use or operations of the business of the Target Companies or any assets that are subject thereto, (g) materialmen’s, mechanic’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens, or deposits to obtain the release of such Liens, (h) restrictions on the transfer of securities imposed by applicable securities Laws, (i) zoning, building, land use, entitlement, conservation restrictions or other similar restrictions on real property, including rights of way and similar encumbrances identified on any surveys, and other land use and environmental regulations promulgated by Governmental Authorities, (j) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety, indemnity and appeal bonds, performance and fiduciary bonds and other obligations of a like nature, in each case in the ordinary course of business, (k) non-exclusive licenses (or sublicenses) of Intellectual Property owned by the Target Companies granted in the ordinary course of business, (l) any (i) statutory Liens in favor of any lessor or landlord, (ii) Liens set forth in leases, subleases, easements, licenses, rights of use, rights to access and rights-of-way or (iii) Liens benefiting or encumbering any superior estate, right or interest, (m) any Liens that are discharged or released at or prior to the Closing, (n) any purchase money Liens, equipment leases or similar financing arrangements, (o) the rights of lessors under leasehold interests or (p) Liens specifically identified on the consolidated balance sheet of the Target Companies.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), company, limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Data” means (a) any information relating to an identified or identifiable natural person or that is reasonable capable of being used to identify a natural person or (b) any piece of information considered “personally identifiable information,” “personal information,” “personal data” or other comparable term under applicable Data Protection Laws.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property owned or leased by the Target Companies.

“Private Warrant Agreement” means the Amended and Restated Private Warrant Agreement, between SPAC and Continental Stock Transfer & Trust Company, dated March 29, 2022.

“Pro Rata Share” means, for each Eligible Company Equityholder, a percentage determined by dividing (a) the total number of (i) Company Shares issued and outstanding immediately prior to the Merger Effective Time (including any Company Restricted Shares) held by such Eligible Company Equityholder immediately prior to the Merger Effective Time, plus (ii) Company Shares subject to Company Options that are outstanding and held by such Eligible Company Equityholder immediately prior to the Merger Effective Time, plus (iii) Company Shares subject to unsettled Company RSUs that are outstanding and held by such Eligible Company Equityholder immediately prior to the Merger Effective Time, by (b) the total number of (i) Company Shares issued and outstanding immediately prior to the Merger Effective Time (including any Company Restricted Shares), plus (ii) Company Shares subject to Company Options that are outstanding and held by the Eligible Company Equityholders immediately prior to the Merger Effective Time, calculated using the treasury stock method of accounting, plus (iii) Company Shares subject to Company RSUs that are outstanding and held by the Eligible Company Equityholders immediately prior to the Merger Effective Time.

“Public Warrant Agreement” means the Amended and Restated Public Warrant Agreement, between SPAC and Continental Stock Transfer & Trust Company, dated March 29, 2022.

Annex A-62

“Redeeming SPAC Share” means each share of SPAC Class A Common Stock in respect of which the applicable holder thereof has validly exercised its Redemption Right (and not waived, withdrawn or otherwise lost such rights in accordance with the terms of the SPAC Charter and applicable Law).

“Redemption Amount” means the aggregate amount payable with respect to all Redeeming SPAC Shares.

“Redemption Rights” means the right of an eligible (as determined in accordance with the SPAC Charter) holder of SPAC Class A Common Stock to redeem all or a portion of its SPAC Class A Common Stock (in connection with the Transactions or otherwise) as set forth in the SPAC Charter.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, disposal, discharge, dispersal, escaping, dumping, or leaching into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

“Remedial Action” means all actions required by Environmental Law to (a) clean up, remove, treat, or in any other way address any Release of Hazardous Material, (b) prevent the Release of any Hazardous Material so it does not substantially endanger or threaten to substantially endanger public health or welfare or the environment, (c) perform pre-remedial studies and investigations or post-remedial monitoring and care or (d) correct a condition of material noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shareholders Agreements” means, collectively, the Stockholders Agreement, dated as of August 11, 2021, by and among the Company and certain Company Shareholders, and the Stockholders Agreement, dated as of September 10, 2021, by and among the Company and certain Company Shareholders.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“SPAC Affiliate” means (a) any direct or indirect shareholder, member, general or limited partner, other equity holder of SPAC or any other Person that, directly or indirectly, controls, is controlled by or is under direct or indirect common control with SPAC, including the Sponsor, (b) after the Closing, the Company or any of its Subsidiaries and (c) any past, present or future director, officer, employee, incorporator, manager, controlling person, affiliate, subsidiary, portfolio company or Representative of, and any financing source or lender to (i) SPAC, (ii) after the Closing, SPAC or its Subsidiaries (including the Target Companies and their respective Subsidiaries) or (iii) any person referred to in the foregoing clause (a) or (b) any of their respective heirs, executors, administrators, successors or assigns. For purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “common control with”), shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of SPAC or such Person.

“SPAC Charter” means the amended and restated certificate of incorporation of SPAC dated December 8, 2021, as the same may be amended or modified from time to time after the date hereof.

“SPAC Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of SPAC.

“SPAC Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of SPAC.

“SPAC Confidential Information” means all confidential or proprietary documents and information concerning SPAC or any of its Representatives; provided, however, that SPAC Confidential Information shall not include any information which, at the time of the disclosure to the Company or any of its Affiliates or Representatives, (a) was generally available publicly and was not disclosed in breach of this Agreement or (b) was previously known by such receiving Party without violation of Law or any confidentiality obligation by the Person receiving such SPAC Confidential Information. For the avoidance of doubt, from and after the Closing, SPAC Confidential Information will include the confidential or proprietary information of the Target Companies.

Annex A-63

“SPAC Fundamental Warranties” means the warranties contained in Section 3.1 (Organization and Standing), Section 3.2 (Authorization; Binding Agreement), Section 3.4(a) (Non-Contravention), Section 3.5 (Capitalization), Section 3.16 (Finders and Brokers), and Section 3.22 (Trust Account).

“SPAC Private Warrant” means a warrant of SPAC entitling the holder thereof to purchase one share of SPAC Class A Common Stock in accordance with terms described of the Private Warrant Agreement with respect to the placement warrants of SPAC.

“SPAC Public Unit” means a unit consisting of one share of SPAC Class A Common Stock and one-half of one SPAC Redeemable Warrant issued in the SPAC IPO.

“SPAC Redeemable Warrant” means a warrant of SPAC entitling the holder thereof to purchase one share of SPAC Class A Common Stock in accordance with terms of the Public Warrant Agreement with respect to the redeemable warrants of SPAC.

“SPAC Securities” means the SPAC Units, SPAC Shares, and the SPAC Warrants, collectively.

“SPAC Shares” means the shares of SPAC Class A Common Stock and, after the Merger Effective Time, the shares of Common Stock of SPAC.

“SPAC Transaction Expenses” means the aggregate amount of all fees, costs and expenses (whether or not yet invoiced), that have been incurred prior to the Closing by or on behalf of SPAC, which SPAC has agreed to pay or is otherwise liable for (including, if applicable, fees, costs and expenses of the managers, directors, officers, employees and consultants of SPAC which SPAC has agreed to pay or is otherwise liable for) in connection with the negotiation, execution, performance or consummation of this Agreement and the Ancillary Documents and the Transactions or the IPO and that constitute fees, costs and expenses of third-party counsel, advisors, brokers, finders, consultants, investment bankers, accountants, auditors and experts (including deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO).

“SPAC Unit” means a unit consisting of one share of SPAC Class A Common Stock and one-half of one SPAC Redeemable Warrant, including the units initially issued in the SPAC IPO, the private placement conducted concurrently with the SPAC IPO, and any units issued upon conversion of SPAC working capital loans pursuant to the terms thereof.

“SPAC Warrants” means the SPAC Private Warrants and SPAC Redeemable Warrants, collectively.

“Sponsor Earnout Shares” means up to 1,500,000 SPAC Shares (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to SPAC Shares occurring on or after the Closing) that are subject to the vesting conditions set forth in Section 1.7(a).

“Subsidiary” means, with respect to any Person, any corporation, company, partnership, association or other business entity of which (a) if a corporation or company, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Companies” means, collectively, all of the Company and the Company Subsidiaries and “Target Company” means any of them.

Annex A-64

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed with a Governmental Authority in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, capital stock, ad valorem, value added tax, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, escheat, unclaimed property, sales, use, transfer, or registration taxes and other governmental charges, duties, levies, alternative or add-on minimum, estimated and other similar charges, in each case, imposed by a Governmental Authority, and including any interest, penalty, or addition thereto, whether disputed or not.

“Trade Secrets” means any trade secrets, and any other intellectual property rights arising under applicable Law, in confidential or proprietary information, concepts, ideas, designs, research or development information, processes, procedures, techniques, formulae technical information, specifications, methods, know-how, data, discoveries, and inventions (but excluding any Patents or Copyrights therein).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which SPAC Shares are actually traded on the principal securities exchange or securities market on which SPAC Shares are then traded.

“Treasury Regulations” means the regulations (including temporary and proposed) promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Triggering Event I” means the date on which the volume-weighted average closing sale price of one SPAC Share on The Nasdaq Capital Market (or such other Exchange on which the SPAC Shares are then listed) is greater than or equal to $15.00 (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to the SPAC Shares occurring on or after the Closing) for any 20 Trading Days within any 30 consecutive Trading Day period within the Earnout Period.

“Triggering Event II” means the date on which the volume-weighted average trading sale price of one SPAC Share on The Nasdaq Capital Market (or such other Exchange on which the SPAC Shares are then listed) is greater than or equal to $20.00 (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to the SPAC Shares occurring on or after the Closing) for any 20 Trading Days within any 30 consecutive Trading Day period within the Earnout Period.

“Triggering Event III” means the date on which the volume-weighted average trading sale price of one SPAC Share on The Nasdaq Capital Market (or such other Exchange on which the SPAC Shares are then listed) is greater than or equal to $25.00 (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to the SPAC Shares occurring on or after the Closing) for any 20 Trading Days within any 30 consecutive Trading Day period within the Earnout Period.

“Triggering Event” means any or each of Triggering Event I, Triggering Event II and Triggering Event III.

“Trust Account” means the trust account established by SPAC for the benefit of its public shareholders with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of December 9, 2021, as it may be amended (including to accommodate the Merger), by and between SPAC and the Trustee.

Annex A-65

“Trustee” means Continental Stock Transfer & Trust Company, a New York corporation, in its capacity as trustee under the Trust Agreement.

“Voting Agreement” means the Voting Agreement, dated as of August 11, 2021, by and among the Company and certain Company Shareholders.

12.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
Acquisition Proposal	6.9
Agreement	Preamble
Alternative Transaction	6.9
Audited Company Financial Statements	6.6(a)
Antitrust Laws	6.12(b)
Business Combination	10.1
Business Combination Deadline	6.24(a)
Certificate of Merger	1.1
Closing Cash	6.20(d)
Closing Filing	6.16(b)
Closing Press Release	6.16(b)
Company	Preamble
Company Benefit Plan	5.18(a)
Company Board	Recitals
Company Collective Bargaining Agreement	5.17(a)
Company D&O Tail Insurance	6.19(b)
Company Disclosure Schedules	Article V
Company Financial Statements	6.6(a)
Company Material Contract	5.12(a)
Company Permits	5.10
Company Real Property Leases	5.15
Company Registered IP	5.13(a)
Company Shareholders	Preamble
Confidentiality Agreement	6.1(c)
Contracting Parties	11.13
Customs & Export Control Laws	3.17(d)
D&O Indemnified Persons	6.19(a)
DTC	1.11
Enforceability Exceptions	3.2
Environmental Permits	5.19(a)
Extended Deadline	6.24(a)
Extension	6.3(a)
Extension Meeting	6.24(d)
Extension Proposals	6.24(a)
Extension Proxy Statement	6.24(a)
FCPA	3.17(a)
Federal Securities Laws	6.10
Financial Statement Delivery Date	6.6(a)
GRA	1.14
Intended Tax Treatment	1.14
Interim Period	6.1(a)
Latham	11.14(a)

Annex A-66

Term	Section
Legal Restraint	8.1(b)
Lock-Up Agreement	6.22
Lucosky Brookman LLP	11.14(b)
Material Customer	5.22(a)
Material Customer Agreement	5.22(a)
Material Supplier	5.23(a)
Material Supplier Agreement	5.23(a)
Merger	Recitals
Merger Closing	2.1
Merger Effective Time	1.2
Merger Sub	Preamble
New Registration Rights Agreement	6.21
Nonparty Affiliates	11.13
OFAC	3.17(d)
Outside Date	9.1(b)
Parties	Preamble
Party	Preamble
PIPE Investment	6.29
PIPE Investors	6.29
Proxy Statement	6.15(a)
Registration Statement	6.15(a)
Related Person	5.20
Required Shareholder Approval	8.1(a)
Sanctioned Jurisdiction	3.17(d)
Sanctioned Person	5.24(a)
Sanctions	3.17(d)
SEC Reports	3.6(a)
Share Acquisition Closing	2.1
Shareholder Approval Matters	6.15(a)
Signing Filing	6.16(b)
Signing Press Release	6.16(b)
SPAC Board	Recitals
SPAC Disclosure Schedules	Article III
SPAC Financials	3.6(c)
SPAC Material Contract	3.13(a)
SPAC Permits	3.9
SPAC Recommendation	3.2
SPAC Shareholders	Recitals
Special Shareholder Meeting	6.15(a)
Sponsor	Preamble
Sponsor Support Agreement	Recitals
Subscription Agreements	6.29
Surviving Company	1.1(b)
Exchange Agent	1.11
Transfer Taxes	6.14(c)
Trust Account Released Claims	10.1
Unit Separation	1.6(a)
Unaudited Annual Company Financial Statements	5.7(a)
Unaudited Interim Company Financial Statements	5.7(a)

[Signature Pages Follow]

Annex A-67

IN WITNESS WHEREOF, the following Parties have caused this Agreement to be duly executed as of the date first above written.

SPAC:
ATHENA TECHNOLOGY ACQUISITION CORP. II
By:	/s/ Isabelle Freidheim
Name:	Isabelle Freidheim
Title:	Chief Executive Officer and Chairperson of the Board of Directors
SPONSOR:
ATHENA TECHNOLOGY SPONSOR II, LLC
By:	/s/ Isabelle Freidheim
Name:	Isabelle Freidheim
Title:	Managing Member

[Signature Page to the Business Combination Agreement]

Annex A-68

Merger Sub:
PROJECT ATLAS MERGER SUB INC.
By:	/s/ Kirthiga Reddy
Name:	Kirthiga Reddy
Title:	Chief Executive Officer

[Signature Page to the Business Combination Agreement]

Annex A-69

Company:
ACE GREEN RECYCLING, INC.
By:	/s/ Nishchay Chadha
Name:	Nishchay Chadha
Title:	Chief Executive Officer

[Signature Page to the Business Combination Agreement]

Annex A-70

Annex A-1

FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT

This First Amendment to the Business Combination Agreement (this or the “Amendment”) is made and entered into as of March 19, 2026, by and between Athena Technology Acquisition Corp. II, a Delaware corporation (“SPAC”), and Ace Green Recycling, Inc., a Delaware corporation (the “Company”).

WHEREAS, SPAC, the Company, Athena Technology Sponsor II, LLC, a Delaware limited liability company (the “Sponsor”), and Project Atlas Merger Sub Inc., a Delaware corporation (the “Merger Sub”), are party to that certain Business Combination Agreement, dated as of December 4, 2024 (the “BCA”);

WHEREAS, Section 11.8 of the BCA permits amendments of the BCA by execution of a written instrument signed by each of SPAC and the Company; and

WHEREAS, SPAC and the Company desire to amend the BCA as set forth herein.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning ascribed to them in the BCA.

2.           Amendments to BCA.

(a)         Section 1.7(a) of the BCA is hereby deleted and replaced with the following:

“(a) Following the Closing, and as additional consideration for the Merger and the transactions contemplated hereby, within five Business Days after the occurrence of a Triggering Event Date, (x) SPAC shall issue or cause to be issued to the Eligible Company Equityholders (in each case, in accordance with their respective Pro Rata Share) SPAC Shares (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to SPAC Shares occurring on or after the Closing) (such shares, the “Earnout Shares”) in an aggregate amount of up to 25,500,000 and (y) Sponsor Earnout Shares shall vest upon the terms and subject to the conditions set forth in this Agreement, as follows:

(i) If Triggering Event I shall occur, (A) SPAC shall issue 3,500,000 Earnout Shares and (B) 500,000 Sponsor Earnout Shares shall vest;

(ii) If Triggering Event II shall occur, (A) SPAC shall issue 3,500,000 Earnout Shares and (B) 500,000 Sponsor Earnout Shares shall vest;

(iii) If Triggering Event III shall occur, (A) SPAC shall issue 3,500,000 Earnout Shares and (B) 500,000 Sponsor Earnout Shares shall vest;

(iv) If Triggering Event IV shall occur, SPAC shall issue 3,000,000 Earnout Shares;

(v) If Triggering Event V shall occur, SPAC shall issue 3,000,000 Earnout Shares;

(vi) If Triggering Event VI shall occur, SPAC shall issue 3,000,000 Earnout Shares;

(vii) If Triggering Event VII shall occur, SPAC shall issue 3,000,000 Earnout Shares; and

(viii) If Triggering Event VIII shall occur, SPAC shall issue 3,000,000 Earnout Shares.”

(b)         Section 1.7(b) of the BCA is hereby deleted and replaced with the following:

“(b) For the avoidance of doubt, the Eligible Company Equityholders shall be entitled to receive Earnout Shares in connection with the occurrence of each Triggering Event; provided, however, that for purposes of this Section 1.7, each Triggering Event shall only occur once, if at all, and in no event (other than as a result of

Annex A-1-1

rounding up fractional shares pursuant to Section 1.7(f)) shall the Eligible Company Equityholders be entitled to receive more than an aggregate of 25,500,000 Earnout Shares; provided, further, that Triggering Event I, Triggering Event II, Triggering Event III, Triggering Event VI, Triggering Event VII and Triggering Event VIII may be achieved at the same time or on overlapping Trading Days.”

(c)         Section 1.7(c) of the BCA is hereby deleted and replaced with the following:

“(c) If there is a Change of Control Transaction with respect to SPAC or the Surviving Company (or a successor thereof):

(i) During the Earnout Period, (A) Triggering Event I shall have been deemed to occur if the per share consideration paid in such Change of Control Transaction is equal to or in excess of $15.00, (B) each of Triggering Event I and Triggering Event II shall have been deemed to simultaneously occur if the per share consideration paid in such Change of Control Transaction is equal to or in excess of $20.00, and (C) each of Triggering Event I, Triggering Event II and Triggering Event III shall have been deemed to simultaneously occur if the per share consideration paid in such Change of Control Transaction is equal to or in excess of $25.00;

(ii) On or before the last day of the first full fiscal year following the Closing Date, then (A) Triggering Event IV shall be deemed to occur if the revenue target is achieved based on the aggregate revenues of SPAC prior to the consummation of such Change in Control Transaction and the revenues of SPAC or generated by SPAC’s assets acquired in such Change of Control Transaction, as applicable, during the 12-month period ending March 31, 2028, and (B) the reference to “SPAC’s audited financial statements” in the definition of Triggering Event IV and Triggering Event Date shall be deemed to mean the acquiring company’s audited financial statements;

(iii) On or before the last day of the fifth full fiscal year following the Closing Date, then (A) Triggering Event V shall be deemed to occur if the EBITDA target is achieved based on the operations of SPAC prior to the consummation of such Change in Control Transaction and the operations of SPAC, as a subsidiary of the acquiring entity, or its assets, as applicable, during the applicable five-year period, and (B) the reference to “SPAC’s audited financial statements” in the definition of Triggering Event V and Triggering Event Date shall be deemed to mean the acquiring company’s audited financial statements; and

(iv) On or before the three-year anniversary of the Closing Date, (A) Triggering Event VI shall have been deemed to occur if the per share consideration paid in such Change of Control Transaction is equal to or in excess of $15.00, (B) each of Triggering Event VI and Triggering Event VII shall have been deemed to simultaneously occur if the per share consideration paid in such Change of Control Transaction is equal to or in excess of $20.00, and (C) each of Triggering Event VI, Triggering Event VII and Triggering Event VIII shall have been deemed to simultaneously occur if the per share consideration paid in such Change of Control Transaction is equal to or in excess of $25.00.”

(d)         Section 1.7(d) of the BCA is hereby deleted and replaced with the following:

“(d) For the avoidance of doubt, Sponsor shall be entitled to vest Sponsor Earnout Shares in connection with the occurrence of each of Triggering Event I, Triggering Event II and Triggering Event III; provided, however, that for purposes of this Section 1.7, each such Triggering Event shall only occur once, if at all, and in no event shall Sponsor be entitled to vest more than an aggregate of 1,500,000 Sponsor Earnout Shares; provided, further, that Triggering Event I, Triggering Event II and Triggering Event III may be achieved at the same time or on overlapping Trading Days.”

(e)         Section 1.19 of the BCA is hereby deleted and replaced with the following:

“Sponsor Matters. Contemporaneous with the execution of the Amendment, Sponsor, SPAC and the Company will enter into an amended and restated letter agreement, dated as of the date of the Amendment (the “Amended and Restated Side Letter”), that amends and restates that certain side letter, dated as of December 4, 2024, between the Company, SPAC and Sponsor (the “Original Side Letter”). Pursuant to the terms of the Amended and Restated Side Letter, Sponsor shall have surrendered 6,335,000 SPAC Shares that it owned immediately prior to execution of

Annex A-1-2

the Original Side Letter, one-third of which shall be utilized by Sponsor, one-third of which shall be utilized by the Company and one-third of which shall be utilized by the Company’s financial advisor, in each case so as to facilitate participation in the Company’s efforts with respect to the PIPE Investment. The Amended and Restated Side Letter will provide that the prior deposits of 1,000,000 SPAC Shares and 750,000 SPAC Shares that the Sponsor owns into an escrow account, in each case pursuant to the Original Side Letter, shall be revoked and such SPAC Shares returned to the Sponsor.”

(f)          Section 6.2 of the BCA is hereby amended to add the following provision as Section 6.2(c):

“(c) Notwithstanding the foregoing and anything in this Agreement to the contrary, any action by the Company or any other Target Company with respect to an Alternative Transaction or a Permitted Transaction (as defined below) that is not prohibited by Section 6.9 shall not be prohibited by nor deemed to be a violation of Section 6.2(a) or Section 6.2(b).”

(g)         Section 6.3 of the BCA is hereby amended to add the following provision as Section 6.3(c):

“(c) Notwithstanding the foregoing and anything in this Agreement to the contrary, any action by SPAC with respect to an Alternative Transaction or a Permitted Transaction (as defined below) that is not prohibited by Section 6.9 shall not be prohibited by nor deemed to be a violation of Section 6.3(a) or Section 6.3(b).”

(h)         Section 6.18(a) of the BCA is hereby deleted and replaced with the following:

“(a) With effect from the Closing, each Party shall take all necessary action within its power so that the SPAC Board is initially comprised of six members (of which at least four will qualify as “independent directors” as defined in Nasdaq’s listing rules and be eligible to serve on an audit committee), with (i) the Company being entitled to nominate and appoint five members and (ii) SPAC being entitled to nominate and appoint one member.”

(i)          Section 6.18(b) of the BCA is hereby deleted and replaced with the following:

“(b) Each such nominee shall meet the applicable standard to serve as a director under the rules of the Exchange. Except as otherwise agreed in writing by the Company and SPAC prior to the Closing, SPAC shall take all necessary action so that all of the members of the SPAC Board in office prior to the Closing resign, or are otherwise validly removed, effective as of the Closing.”

(j)          Section 6.9(a) of the BCA is hereby amended to remove the period and add the following to the end thereof:

“; provided, however, that a capital raising transaction by a Party or any Subsidiary thereof, including any offer or sale of its debt (including the issuance of one or more notes) or equity securities, whether registered under the Securities Act (including, but not limited to, an initial public offering), qualified under any state “blue sky” securities Laws, or exempt from such registration or qualification (including, but not limited to, pursuant to Regulation A, Regulation D, Regulation S or Regulation CF promulgated under the Securities Act or Section 4(a)(2) of the Securities Act) (a “Permitted Transaction”), shall not be an, and shall be excluded from the definition of, “Alternative Transaction.””

(k)         Section 6.9(b) of the BCA is hereby deleted and replaced with the following:

“(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Transactions, each Party shall not, and shall cause its Representatives not to, without the prior written consent of the Company or SPAC, as applicable, directly or indirectly, (i) accept or execute any Acquisition Proposal, (ii) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (iii) enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement in furtherance of any Acquisition Proposal, (iv) release any third party from, or waive any provision of, any confidentiality agreement to which such Party is a party, or (v) allow any class of its securities to become listed on a national securities exchange; provided, however, that a Party’s pursuit of such a listing shall not require such prior written consent prior to the time that the securities in question begin trading on the applicable exchange.”

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(l)          Section 6.9(c) of the BCA is hereby deleted in its entirety.

(m)        Section 12.1 of the BCA is hereby amended to add the following definitions:

(i) “Adjusted Earnout Period” means the time period between the six-month anniversary of the Closing Date and the three-year anniversary of the Closing Date (inclusive of such dates).

(ii) “Triggering Event IV” means that SPAC’s revenue for the first full fiscal year following the Closing Date, as reflected in SPAC’s audited financial statements, equals or exceeds $75,000,000.

(iii) “Triggering Event V” means that SPAC’s aggregate Earnings Before Interest, Taxes, Depreciation, and Amortization (each as set forth in SPAC’s audited financial statements) for the five full fiscal years following the Closing Date equals or exceeds $50,000,000.

(iv) “Triggering Event VI” means the date on which the volume-weighted average closing sale price of one SPAC Share on The Nasdaq Capital Market (or such other Exchange on which the SPAC Shares are then listed) is greater than or equal to $15.00 (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to the SPAC Shares occurring on or after the Closing) for any 20 Trading Days within any 30 consecutive Trading Day period within the Adjusted Earnout Period.

(v) “Triggering Event VII” means the date on which the volume-weighted average trading sale price of one SPAC Share on The Nasdaq Capital Market (or such other Exchange on which the SPAC Shares are then listed) is greater than or equal to $20.00 (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to the SPAC Shares occurring on or after the Closing) for any 20 Trading Days within any 30 consecutive Trading Day period within the Adjusted Earnout Period.

(vi) “Triggering Event VIII” means the date on which the volume-weighted average trading sale price of one SPAC Share on The Nasdaq Capital Market (or such other Exchange on which the SPAC Shares are then listed) is greater than or equal to $25.00 (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to the SPAC Shares occurring on or after the Closing) for any 20 Trading Days within any 30 consecutive Trading Day period within the Adjusted Earnout Period.

(vii) “Triggering Event Date” means, (a) with respect to Triggering Event I, Triggering Event II, Triggering Event III, Triggering Event VI, Triggering Event VII or Triggering Event VIII, the date on which the Triggering Event occurs, (b) with respect to Triggering Event IV, the date on which SPAC’s audited financial statements for the applicable fiscal year are filed with the SEC or, if not so filed, the date that the auditor report is issued with respect thereto, and (c) with respect to Triggering Event V, the date on which SPAC’s audited financial statements for the fifth full fiscal year following the Closing Date are filed with the SEC or, if not so filed, the date that the auditor report is issued with respect thereto.

(n)         Section 12.1 of the BCA is hereby amended as follows: The definition of “Triggering Event” is hereby deleted and replaced with the following: ““Triggering Event” means any or each of Triggering Event I, Triggering Event II, Triggering Event III, Triggering Event IV, Triggering Event V, Triggering Event VI, Triggering Event VII and Triggering Event VIII.”

(o)         Section 9.1(b) of the BCA is hereby amended to change each reference to the date “December 3, 2025” to “April 30, 2026” such that thereafter the Outside Date shall refer to April 30, 2026.

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(p)         The following defined terms in Section 12.1 of the BCA are amended and restated to mean as follows:

(i)          “Ace Expense Cap” means $1.5 million and includes the Company’s transaction expenses, however any capital raising fees will be deducted from gross proceeds raised and will not be applied against the Ace Expense Cap or the Athena Expense Cap.

(ii)         “Athena Expense Cap” means $3 million and includes the SPAC’s legacy and transaction expense, including accrued expenses, non-accrued expenses, repayment of working capital loans, excise tax owed on redemptions of SPAC Shares pursuant to Redemption Rights. Any capital raising fees will be deducted from gross proceeds raised and will not be applied against the Ace Expense Cap or the Athena Expense Cap.

(q)         Exhibit G is deleted in its entirety and replaced with Exhibit G in the form attached to this Amendment.

3.           Ratification. Except as modified by this Amendment, the BCA remains unchanged and in full force and effect in its entirety, and is hereby ratified and confirmed in all respects. Whenever the BCA is referred to in the BCA or in any other agreements, documents and instruments, such reference shall be deemed to be to the BCA as amended by this Amendment. Notwithstanding the foregoing, references to the date of the BCA, and references to “the date hereof” and “the date of this Agreement” or words of like import shall continue to refer to December 4, 2024.

4.           Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall be constitute one and the same agreement. The exchange of copies of this Amendment and of signature pages by facsimile transmission or portable document format shall constitute effective execution and delivery of this Amendment as to the parties and may be used in lieu of the original agreement for all purposes. Signatures of the parties transmitted by facsimile or portable document format shall be deemed to be their original signatures for all purposes.

5.           Governing Law. THIS AMENDMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

[signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first written above.

SPAC:
ATHENA TECHNOLOGY ACQUISITION CORP. II
By:	/s/ Isabelle Freidheim
Name:	Isabelle Freidheim
Title:	Chief Executive Officer and Chairperson of the Board of Directors

[Signature Page to First Amendment to Business Combination Agreement]

Annex A-1-6

Company:
ACE GREEN RECYLING, INC.
By:	/s/ Nishchay Chadha
Name:	Nishchay Chadha
Title:	Chief Executive Officer

[Signature Page to First Amendment to Business Combination Agreement]

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Exhibit G

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ACE GREEN RECYCLING, INC.
(a Delaware corporation)

The current name of the corporation is Athena Technology Acquisition Corp. II. The corporation was incorporated under the name Athena Technology Acquisition Corp. II by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on May 20, 2021. This Amended and Restated Certificate of Incorporation of the corporation, which restates and integrates and also further amends the provisions of the corporation’s certificate of incorporation, as heretofore amended, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. The certificate of incorporation of the corporation, as heretofore amended, is hereby amended, integrated and restated to read in its entirety as follows:

ARTICLE I
NAME

The name of the corporation is Ace Green Recycling, Inc. (the “Corporation”).

ARTICLE II
AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV
STOCK

Section 4.1 Authorized Stock. The total number of shares which the Corporation shall have authority to issue is 111,000,000, of which 110,000,000 shall be designated as common stock, par value $0.0001 per share (the “Common Stock”), and 1,000,000 shall be designated as preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2 Common Stock.

(a) Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”), including any certificate of designations relating to any series of Preferred Stock (each hereinafter referred to as a “Preferred Stock Designation”), that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation).

(b) Reclassification of Class B Common Stock. Upon the filing and effectiveness of this Certificate with the Secretary of State of the State of Delaware (the “Effective Time”), each share of Class B common stock, par value $0.0001 per share, of the Corporation, issued and outstanding or held in treasury immediately prior to the Effective Time (“Old Common Stock”) and without any action on the part of the holder thereof, shall be reclassified as and converted into one share of Common Stock, with a par value of $0.0001 per share. Any stock certificate or book entry representing shares of Old Common Stock shall thereafter represent a number of whole shares of Common Stock into which such shares of Old Common Stock shall have been reclassified.

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(c) Dividends. Subject to the rights of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive dividends out of any funds of the Corporation legally available therefor when, as and if declared by the Board of Directors.

(d) Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

Section 4.3 Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. Subject to limitations prescribed by law and the provisions of this Article IV, the Board of Directors is hereby authorized to provide by resolution and by causing the filing of a Preferred Stock Designation for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers (including voting powers, whether full, limited or no voting powers), preferences, and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of each such series.

Section 4.4 No Class Vote on Changes in Authorized Number of Shares of Stock. Subject to the rights of the holders of any outstanding series of Preferred Stock, the number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of at least a majority of the voting power of the stock entitled to vote irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1 Number. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), the Board of Directors shall consist of five directors or such other number as may be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the total number of directors then authorized.

Section 5.2 Vacancies; Removal.

(a) Subject to the rights of the holders of any outstanding series of Preferred Stock, unless otherwise required by law, newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by the sole remaining director. Any director so chosen shall hold office until the next election of directors and until his or her successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

(b) Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), and unless otherwise restricted by law, any director, or the entire Board of Directors, may be removed, but only for cause, by the affirmative vote of at least a majority of the voting power of the stock outstanding and entitled to vote thereon.

(c) The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate of Incorporation, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate of Incorporation and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate of Incorporation. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate of Incorporation, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective
Annex A-1-9

successors in office, subject to their earlier death, resignation or removal. If the number of directors that constitute the Board of Directors is changed, any increase or decrease (other than with respect to directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be apportioned by the Board of Directors among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board of Directors shorten the term of any incumbent director. The Board of Directors is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Amended and Restated Certificate of Amendment (and therefore such classification) becomes effective in accordance with the DGCL.

(d) During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), and upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such number of directors that the holders of any series of Preferred Stock have a right to elect, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions; and (ii) each Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. In case any vacancy shall occur among the Preferred Stock Directors, a successor may be elected by the holders of Preferred Stock pursuant to said provisions. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to said provisions, the terms of office of all such Preferred Stock Directors elected by the holders of such Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

Section 5.3 Powers. Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 5.4 Election; Annual Meeting of Stockholders.

(a) Ballot Not Required. The directors of the Corporation need not be elected by written ballot unless the Bylaws of the Corporation so provide.

(b) Notice. Advance notice of nominations for the election of directors, and of business other than nominations, to be proposed by stockholders for consideration at a meeting of stockholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

(c) Annual Meeting. An annual meeting of stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, either within or without the State of Delaware, on such date, and at such time as the Board of Directors shall fix.

ARTICLE VI
STOCKHOLDER ACTION

Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders, unless such action has been approved in advance by the Board of Directors.

ARTICLE VII
SPECIAL MEETINGS OF STOCKHOLDERS

Except as otherwise required by law, and except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), a special meeting of the stockholders of the Corporation may be called at any time only by the Board of Directors, the Chairman of the Board or the Chief Executive Officer. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.

Annex A-1-10

ARTICLE VIII
AMENDMENT

Section 8.1 Amendment of Certificate of Incorporation. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all powers, preferences and rights of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

Section 8.2 Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE IX
EXCULPATION

Section 9.1 No Personal Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. To the fullest extent permitted by the DGCL, the officers of the Corporation for which exculpation is permitted shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer.

Section 9.2 Amendment or Repeal. Any amendment, alteration or repeal of this Article XI that adversely affects any right of a director or officer shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.

ARTICLE X
FORUM

Section 10.1 Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the bylaws of the Corporation or this Restated Certificate (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article X, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 10.2 Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article X. This Article X is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. Notwithstanding the foregoing, the provisions of this Article X shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

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Section 10.3 If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any paragraph of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

[The remainder of this page has been intentionally left blank]

Annex A-1-12

IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Certificate of Incorporation to be executed as of this __ day of ______________, 2026.

ACE GREEN RECYCLING, INC.
By:
Name:	Nishchay Chadha
Title:	Chief Executive Officer

Annex A-1-13

Annex B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ACE GREEN RECYCLING, INC.
(a Delaware corporation)

The current name of the corporation is Athena Technology Acquisition Corp. II. The corporation was incorporated under the name Athena Technology Acquisition Corp. II by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on May 20, 2021. This Amended and Restated Certificate of Incorporation of the corporation, which restates and integrates and also further amends the provisions of the corporation’s certificate of incorporation, as heretofore amended, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. The certificate of incorporation of the corporation, as heretofore amended, is hereby amended, integrated and restated to read in its entirety as follows:

ARTICLE I
NAME

The name of the corporation is Ace Green Recycling, Inc. (the “Corporation”).

ARTICLE II
AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV
STOCK

Section 4.1 Authorized Stock. The total number of shares which the Corporation shall have authority to issue is 111,000,000, of which 110,000,000 shall be designated as common stock, par value $0.0001 per share (the “Common Stock”), and 1,000,000 shall be designated as preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2 Common Stock.

(a) Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”), including any certificate of designations relating to any series of Preferred Stock (each hereinafter referred to as a “Preferred Stock Designation”), that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation).

(b) Reclassification of Class B Common Stock. Upon the filing and effectiveness of this Certificate with the Secretary of State of the State of Delaware (the “Effective Time”), each share of Class B common stock, par value $0.0001 per share, of the Corporation, issued and outstanding or held in treasury immediately prior to the Effective Time (“Old Common Stock”) and without any action on the part of the holder thereof, shall be reclassified as and converted into one share of Common Stock, with a par value of $0.0001 per share. Any stock certificate or book entry representing shares of Old Common Stock shall thereafter represent a number of whole shares of Common Stock into which such shares of Old Common Stock shall have been reclassified.

(c) Dividends. Subject to the rights of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive dividends out of any funds of the Corporation legally available therefor when, as and if declared by the Board of Directors.

Annex B-1

(d) Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

Section 4.3 Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. Subject to limitations prescribed by law and the provisions of this Article IV, the Board of Directors is hereby authorized to provide by resolution and by causing the filing of a Preferred Stock Designation for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers (including voting powers, whether full, limited or no voting powers), preferences, and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of each such series.

Section 4.4 No Class Vote on Changes in Authorized Number of Shares of Stock. Subject to the rights of the holders of any outstanding series of Preferred Stock, the number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of at least a majority of the voting power of the stock entitled to vote irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1 Number. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), the Board of Directors shall consist of six directors or such other number as may be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the total number of directors then authorized.

Section 5.2 Vacancies; Removal.

(a) Subject to the rights of the holders of any outstanding series of Preferred Stock, unless otherwise required by law, newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by the sole remaining director. Any director so chosen shall hold office until the next election of directors and until his or her successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

(b) Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), and unless otherwise restricted by law, any director, or the entire Board of Directors, may be removed, but only for cause, by the affirmative vote of at least a majority of the voting power of the stock outstanding and entitled to vote thereon.

(c) The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate of Incorporation, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate of Incorporation and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate of Incorporation. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate of Incorporation, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. If the number of directors that constitute the Board of Directors is changed, any increase or decrease (other than with respect to directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be apportioned by the Board of Directors among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board of Directors shorten the term of any incumbent director. The Board of Directors is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Amended and Restated Certificate of Amendment (and therefore such classification) becomes effective in accordance with the DGCL.

Annex B-2

(d) During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), and upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such number of directors that the holders of any series of Preferred Stock have a right to elect, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions; and (ii) each Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. In case any vacancy shall occur among the Preferred Stock Directors, a successor may be elected by the holders of Preferred Stock pursuant to said provisions. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to said provisions, the terms of office of all such Preferred Stock Directors elected by the holders of such Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

Section 5.3 Powers. Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 5.4 Election; Annual Meeting of Stockholders.

(a) Ballot Not Required. The directors of the Corporation need not be elected by written ballot unless the Bylaws of the Corporation so provide.

(b) Notice. Advance notice of nominations for the election of directors, and of business other than nominations, to be proposed by stockholders for consideration at a meeting of stockholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

(c) Annual Meeting. An annual meeting of stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, either within or without the State of Delaware, on such date, and at such time as the Board of Directors shall fix.

ARTICLE VI
STOCKHOLDER ACTION

Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders, unless such action has been approved in advance by the Board of Directors.

ARTICLE VII
SPECIAL MEETINGS OF STOCKHOLDERS

Except as otherwise required by law, and except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), a special meeting of the stockholders of the Corporation may be called at any time only by the Board of Directors, the Chairman of the Board or the Chief Executive Officer. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.

ARTICLE VIII
AMENDMENT

Section 8.1 Amendment of Certificate of Incorporation. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all powers, preferences and rights of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

Annex B-3

Section 8.2 Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE IX
EXCULPATION

Section 9.1 No Personal Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. To the fullest extent permitted by the DGCL, the officers of the Corporation for which exculpation is permitted shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer.

Section 9.2 Amendment or Repeal. Any amendment, alteration or repeal of this Article XI that adversely affects any right of a director or officer shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.

ARTICLE X
FORUM

Section 10.1 Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the bylaws of the Corporation or this Restated Certificate (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article X, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 10.2 Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article X. This Article X is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. Notwithstanding the foregoing, the provisions of this Article X shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

Section 10.3 If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any paragraph of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

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Annex B-4

IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Certificate of Incorporation to be executed as of this __ day of ______________, 2026.

ACE GREEN RECYCLING, INC.
By:
Name:	Nishchay Chadha
Title:	Chief Executive Officer

Annex B-5

Annex C

ACE GREEN RECYCLING, INC.
2025 EQUITY AND INCENTIVE PLAN

SECTION 1. GENERAL PURPOSE OF THE PLAN: DEFINITIONS

The name of the plan is the ACE GREEN RECYCLING, INC. 2025 EQUITY AND INCENTIVE PLAN (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, directors, Consultants and other key persons of ACE GREEN RECYCLING, INC., a Delaware corporation (including any successor entity, the “Company”) and its Subsidiaries, upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business, to acquire a proprietary interest in the Company.

The following terms shall be defined as set forth below:

“Affiliate” of any Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the first mentioned Person. A Person shall be deemed to control another Person if such first Person possesses directly or indirectly the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise.

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights (“SAR”), Restricted Stock Awards (including preferred stock), Unrestricted Stock Awards, Restricted Stock Units or any combination of the foregoing.

“Award Agreement” means a written or electronic agreement setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Agreement may contain terms and conditions in addition to those set forth in the Plan; provided, however, in the event of any conflict in the terms of the Plan and the Award Agreement, the terms of the Plan shall govern.

“Board” means the Board of Directors of the Company.

“Cause” shall have the meaning as set forth in the Award Agreement(s). In the case that any Award Agreement does not contain a definition of “Cause,” it shall mean: (i) the grantee’s dishonest statements or acts with respect to the Company or any Affiliate of the Company, or any current or prospective customers, suppliers vendors or other third parties with which such entity does business; (ii) the grantee’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) the grantee’s failure to perform his or her assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the grantee by the Company; (iv) the grantee’s gross negligence, willful misconduct or insubordination with respect to the Company or any Affiliate of the Company; or (v) the grantee’s material violation of any provision of any agreement(s) between the grantee and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions.

“Chief Executive Officer” means the Chief Executive Officer of the Company or, if there is no Chief Executive Officer, then the President of the Company.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Committee” means the Committee of the Board referred to in Section 2.

“Consultant” means any entity or natural person that provides bona fide services to the Company (including a Subsidiary), and such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

“Disability” means such condition which renders a Person (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expect to last for a continuous period of not less than 12 months, (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period

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of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company, (iii) determined to be totally disabled by the Social Security Administration, or (iv) determined to be disabled under a disability insurance program which provides for a definition of disability that meets the requirements of this section.

“Effective Date” has the meaning set forth in Section 16.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Committee based on the reasonable application of a reasonable valuation method that is consistent with Section 409A. If the Stock is admitted to trade on a national securities exchange, the determination shall be made by reference to the closing price reported on such exchange. If there is no closing price for such date, the determination shall be made by reference to the last date preceding such date for which there is a closing price. If the date for which Fair Market Value is determined is the first day when trading prices for the Stock are reported on a national securities exchange, the Fair Market Value shall be the “Price to the Public” (or equivalent).

“Good Reason” shall have the meaning as set forth in the Award Agreement(s). In the case that any Award Agreement does not contain a definition of “Good Reason,” it shall mean (i) a material diminution in the grantee’s base salary except for across-the-board salary reductions similarly affecting all or substantially all similarly situated employees of the Company or (ii) a change of more than 100 miles in the geographic location at which the grantee provides services to the Company, so long as the grantee provides notice of the condition giving rise to Good Reason no more than 90 days from the date on which such event occurred which gave rise to Good Reason for Termination of the Service Relationship, and the Company fails to cure such event within 30 days after such notice.

“Grant Date” means the date that the Committee designates in its approval of an Award in accordance with applicable law as the date on which the Award is granted, which date may not precede the date of such Committee approval.

“Holder” means, with respect to an Award or any Shares, the Person holding such Award or Shares, including the initial recipient of the Award or any Permitted Transferee.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Permitted Transferees” means any of the following to whom a Holder may transfer Shares hereunder (as set forth in Section 10(a)(ii)(A)): the Holder’s child, stepchild, grandchild, parent, step-parent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Holder’s household (other than a tenant or employee), a trust in which these persons have more than 50 percent of the beneficial interest, a foundation in which these persons control the management of assets, and any other entity in which these persons own more than 50 percent of the voting interests; provided, however, that any such trust does not require or permit distribution of any Shares during the term of the Award Agreement unless subject to its terms. Upon the death of the Holder, the term Permitted Transferees shall also include such deceased Holder’s estate, executors, administrators, personal representatives, heirs, legatees and distributees, as the case may be.

“Person” means any individual, corporation, partnership (limited or general), limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization or any similar entity.

“Restricted Stock Award” means Awards granted pursuant to Section 7 and “Restricted Stock” means Shares issued pursuant to such Awards.

“Restricted Stock Unit” means an Award of phantom stock units to a grantee, which may be settled in cash or Shares as determined by the Committee, pursuant to Section 8.

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“Sale Event” means the consummation of (i) a change in the ownership of the Company, (ii) a change in effective control of the Company, or (iii) a change in the ownership of a substantial portion of the assets of the Company. The occurrence of a Sale Event shall be acknowledged by the plan administrator or board of directors, by strictly applying these provisions without any discretion to deviate from the objective application of the definitions provided herein; provided, however, that any capital raising event, or a merger effected solely to change the Company’s domicile shall not constitute a “Sale Event.”

Except as otherwise provided herein, a change in the ownership of the Company occurs on the date that any one person, or more than one person acting as a group acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company. If any one person, or more than one person acting as a group, however, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company (or to cause a change in the effective control of the Company). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section. This section applies only when there is a transfer of stock of the Company (or issuance of stock) that remains outstanding after the transaction.

A change in the effective control of the Company occurs only on either of the following dates: (1) the date any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company; or (2) the date a majority of members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election.

A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one person, or more than one person acting as a group acquires (or has acquired during the 12- month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Service Relationship” means any relationship as a full-time employee, part-time employee, director or other key person (including Consultants) of the Company or any Subsidiary or any successor entity (e.g., a Service Relationship shall be deemed to continue without interruption in the event an individual’s status changes from full-time employee to part-time employee or Consultant).

“Shares” means shares of Stock.

“Stock” means the common stock, par value $0.0001 per share, of the Company.

“Stock Appreciation Right” means any right to receive from the Company upon exercise by an optionee or settlement, in cash, Shares, or a combination thereof, the excess of (i) the Fair Market Value of one Share on the date of exercise or settlement over (ii) the exercise price of the right on the date of grant, or if granted in connection with an Option, on the date of grant of the Option.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has more than a 50 percent interest, either directly or indirectly.

“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent of the Company or any Subsidiary.

Annex C-3

“Termination Event” means the termination of the Award recipient’s Service Relationship with the Company and its Subsidiaries for any reason whatsoever, regardless of the circumstances thereof, and including, without limitation, upon death, disability, retirement, discharge or resignation for any reason, whether voluntarily or involuntarily. The following shall not constitute a Termination Event: (i) a transfer to the service of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another Subsidiary; or (ii) an approved leave of absence for military service or sickness, or for any other purpose approved by the Committee, if the individual’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing.

“Unrestricted Stock Award” means any Award granted pursuant to Section 7 and “Unrestricted Stock” means Shares issued pursuant to such Awards.

SECTION 2. ADMINISTRATION OF PLAN; COMMITTEE AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a) Administration of Plan. The Plan shall be administered by the Board, or at the discretion of the Board, by a committee of the Board, comprised of not less than two directors. All references herein to the “Committee” shall be deemed to refer to the group then responsible for administration of the Plan at the relevant time (i.e., either the Board of Directors or a committee or committees of the Board, as applicable).

(b) Powers of Committee. The Committee shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i) to select the individuals to whom Awards may from time to time be granted;

(ii) to determine the time or times of grant, and the amount, if any, of Incentive Stock Options, Non-Qualified Stock Options, SARs, Restricted Stock Awards, Unrestricted Stock Awards, Restricted Stock Units, or any combination of the foregoing, granted to any one or more grantees;

(iii) to determine the number and types of Shares to be covered by any Award and, subject to the provisions of the Plan, the price, exercise price, conversion ratio or other price relating thereto;

(iv) to determine and, subject to Section 12, to modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the form of Award Agreements;

(v) to accelerate at any time the exercisability or vesting of all or any portion of any Award;

(vi) to impose any limitations on Awards, including limitations on transfers, repurchase provisions and the like, and to exercise repurchase rights or obligations;

(vii) subject to Section 5(a)(ii) and any restrictions imposed by Section 409A, to extend at any time the period in which Stock Options may be exercised; and

(viii) at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including Award Agreements); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Committee shall be binding on all persons, including the Company and all Holders.

(c) Award Agreement. Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award.

(d) Indemnification. Neither the Board nor the Committee, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Committee (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted

Annex C-4

by law and/or under the Company’s governing documents, including its certificate of incorporation or bylaws, or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

(e) Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and any Subsidiary operate or have employees or other individuals eligible for Awards, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries, if any, shall be covered by the Plan; (ii) determine which individuals, if any, outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Committee determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitation contained in Section 3(a); and (v) take any action, before or after an Award is made, that the Committee determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals.

SECTION 3. STOCK ISSUABLE UNDER THE PLAN; MERGERS AND OTHER TRANSACTIONS; SUBSTITUTION

(a) Stock Issuable. The maximum number of Shares reserved and available for issuance under the Plan shall be [___] Shares (the “Share Reserve”), subject to adjustment as provided in Section 3(b) and the following sentence regarding the annual increase. In addition, the Share Reserve will automatically increase on January 1st of each year, for a period of not more than 10 years, commencing on January 1, 2026 and ending on (and including) December 31, 2035, in an amount equal to [1,000,000] shares. Notwithstanding the foregoing, the Board may act prior to January 1st of a given year to provide that there will be no January 1st increase in the Share Reserve for such year or that the increase in the Share Reserve for such year will be a lesser number of shares of Stock than would otherwise occur pursuant to the preceding sentence. If a Stock Award or any portion thereof (i) expires or otherwise terminates without all of the shares covered by such Stock Award having been issued or (ii) is settled in cash (i.e., the participant receives cash rather than stock), the Shares subject to such Stock Award, to the extent of any such expiration, termination or settlement, will again be available for issuance under the Plan. If any shares of Stock issued pursuant to a Stock Award are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required to vest such shares in the participant, then the shares that are forfeited or repurchased will revert to and again become available for issuance under the Plan. Any shares reacquired by the Company in satisfaction of tax withholding obligations on a Stock Award or as consideration for the exercise or purchase price of a Stock Award will again become available for issuance under the Plan. For purposes of this limitation, the Shares underlying any Awards that are forfeited, canceled, reacquired by the Company prior to vesting, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the Shares available for issuance under the Plan. Subject to such overall limitations, Shares may be issued up to such maximum number pursuant to any type or types of Award. The Shares available for issuance under the Plan may be authorized but unissued Shares or Shares reacquired by the Company. The value of any Shares granted to a non-employee director of the Company, solely for services as a director, when added to any annual cash payments or awards, shall not exceed an aggregate value of $200,000 in any calendar year.

(b) Changes in Stock. Subject to Section 3(c), if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding Shares are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional Shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such Shares or other securities, in each case, without the receipt of consideration by the Company, or, if, as a result of any merger or consolidation, or sale of all or substantially all of the assets of the Company, the outstanding Shares are converted into or exchanged for other securities of the Company or any successor entity (or a parent or subsidiary thereof), the Committee shall make an appropriate and proportionate adjustment in (i) the maximum number of Shares reserved for issuance under the Plan, (ii) the number and kind of Shares or other securities subject to any then outstanding Awards under the Plan, (iii) the repurchase price, if any, per Share subject to each outstanding Award, and (iv) the exercise price for each Share subject to any then outstanding Stock Options under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options) as to which such Stock Options remain exercisable. The Committee shall in any event make such adjustments as may be required by the laws of Delaware and the rules and regulations promulgated thereunder.

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The adjustment by the Committee shall be final, binding and conclusive. No fractional Shares shall be issued under the Plan resulting from any such adjustment, but the Committee in its discretion may make a cash payment in lieu of fractional shares.

(c) Sale Events.

(i) Options.

(A) In the case of and subject to the consummation of a Sale Event, the Plan and all outstanding Options and SARs issued hereunder shall become 100 percent vested upon the effective time of any such Sale Event. New stock options or other awards of the successor entity or parent thereof shall be substituted therefor, with an equitable or proportionate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree (after taking into account any acceleration hereunder and/or pursuant to the terms of any Award Agreement).

(B) In the event of the termination of the Plan and all outstanding Options and SARs issued hereunder pursuant to Section 3(c), each Holder of Options shall be permitted, within a period of time prior to the consummation of the Sale Event as specified by the Committee, to exercise all such Options or SARs which are then exercisable or will become exercisable as of the effective time of the Sale Event; provided, however, that the exercise of Options not exercisable prior to the Sale Event shall be subject to the consummation of the Sale Event.

(C) Notwithstanding anything to the contrary in Section 3(c)(i)(A), in the event of a Sale Event, the Company shall have the right, but not the obligation, to make or provide for a cash payment to the Holders of Options, without any consent of the Holders, in exchange for the cancellation thereof, in an amount equal to the difference between (1) the value as determined by the Committee of the consideration payable per share of Stock pursuant to the Sale Event (the “Sale Price”) times the number of Shares subject to outstanding Options being cancelled (to the extent then vested and exercisable, including by reason of acceleration in connection with such Sale Event, at prices not in excess of the Sale Price) and (2) the aggregate exercise price of all such outstanding vested and exercisable Options.

(ii) Restricted Stock and Restricted Stock Unit Awards.

(A) In the case of and subject to the consummation of a Sale Event, all unvested Restricted Stock and unvested Restricted Stock Unit Awards issued hereunder shall become 100 percent vested, with an equitable or proportionate adjustment as to the number and kind of shares subject to such awards as such parties shall agree (after taking into account any acceleration hereunder and/or pursuant to the terms of any Award Agreement).

(B) Such Restricted Stock shall be repurchased from the Holder thereof at the then Fair Market Value of such shares, (subject to adjustment as provided in Section 3(b)) for such Shares.

(C) Notwithstanding anything to the contrary in Section 3(c)(ii)(A), in the event of a Sale Event, the Company shall have the right, but not the obligation, to make or provide for a cash payment to the Holders of Restricted Stock or Restricted Stock Unit Awards, without consent of the Holders, in exchange for the cancellation thereof, in an amount equal to the Sale Price times the number of Shares subject to such Awards, to be paid at the time of such Sale Event or upon the later vesting of such Awards.

SECTION 4. ELIGIBILITY

Grantees under the Plan will be such full or part-time officers and other employees, directors, Consultants and key persons of the Company and any Subsidiary who are selected from time to time by the Committee in its sole discretion; provided, however, that Awards shall be granted only to those individuals described in Rule 701(c) of the Securities Act.

SECTION 5. STOCK OPTIONS

Upon the grant of a Stock Option, the Company and the grantee shall enter into an Award Agreement. The terms and conditions of each such Award Agreement shall be determined by the Committee, and such terms and conditions may differ among individual Awards and grantees.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

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(a) Terms of Stock Options. The Committee in its discretion may grant Stock Options to those individuals who meet the eligibility requirements of Section 4. Stock Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable.

(i) Exercise Price. The exercise price per share for the Shares covered by a Stock Option shall be determined by the Committee at the time of grant but shall not be less than 100 percent of the Fair Market Value on the Grant Date. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the exercise price per share for the Shares covered by such Incentive Stock Option shall not be less than 110 percent of the Fair Market Value on the Grant Date.

(ii) Option Term. The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than 10 years from the Grant Date. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the Grant Date.

(iii) Exercisability; Rights of a Stockholder. Stock Options shall become exercisable and/or vested at such time or times, whether or not in installments, as shall be determined by the Committee at or after the Grant Date. The Award Agreement may permit a grantee to exercise all or a portion of a Stock Option immediately at grant; provided that the Shares issued upon such exercise shall be subject to restrictions and a vesting schedule identical to the vesting schedule of the related Stock Option, such Shares shall be deemed to be Restricted Stock for purposes of the Plan, and the optionee may be required to enter into an additional or new Award Agreement as a condition to exercise of such Stock Option. An optionee shall have the rights of a stockholder only as to Shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options. An optionee shall not be deemed to have acquired any Shares unless and until a Stock Option shall have been exercised pursuant to the terms of the Award Agreement and this Plan and the optionee’s name has been entered on the books of the Company as a stockholder.

(iv) Method of Exercise. Stock Options may be exercised by an optionee in whole or in part, by the optionee giving written or electronic notice of exercise to the Company, specifying the number of Shares to be purchased. Payment of the purchase price may be made by one or more of the following methods (or any combination thereof) to the extent provided in the Award Agreement:

(A) In cash, by certified or bank check, by wire transfer of immediately available funds, or other instrument acceptable to the Committee;

(B) If permitted by the Committee, through the delivery (or attestation to the ownership) of Shares that have been purchased by the optionee on the open market or that are beneficially owned by the optionee and are not then subject to restrictions under any Company plan. To the extent required to avoid variable accounting treatment under applicable accounting rules, such surrendered Shares if originally purchased from the Company shall have been owned by the optionee for at least six months. Such surrendered Shares shall be valued at Fair Market Value on the exercise date;

(C) If permitted by the Committee and by the optionee, delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure; or

(D) If permitted by the Committee, and only with respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of Shares issuable upon exercise by the largest whole number of Shares with a Fair Market Value that does not exceed the aggregate exercise price.

Payment instruments will be received subject to collection. No certificates for Shares so purchased will be issued to the optionee or, with respect to uncertificated Stock, no transfer to the optionee on the records of the Company will take place, until the Company has completed all steps it has deemed necessary to satisfy legal requirements relating to the issuance and sale of the Shares, which steps may include, without limitation, (i) receipt of a representation from the optionee at the time of exercise of the Option that the optionee is purchasing the Shares for the optionee’s own account and not with a view to any sale or distribution of the Shares or other representations relating to compliance

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with applicable law governing the issuance of securities, (ii) the legending of the certificate (or notation on any book entry) representing the Shares to evidence the foregoing restrictions, and (iii) obtaining from optionee payment or provision for all withholding taxes due as a result of the exercise of the Option. The delivery of certificates representing the shares of Stock (or the transfer to the optionee on the records of the Company with respect to uncertificated Stock) to be purchased pursuant to the exercise of a Stock Option will be contingent upon (A) receipt from the optionee (or a purchaser acting in his or her stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such Shares and the fulfillment of any other requirements contained in the Award Agreement or applicable provisions of laws and (B) if required by the Company, the optionee having entered into any stockholders agreements or other agreements with the Company and/or certain other of the Company’s stockholders relating to the Stock. In the event that an optionee chooses to pay the purchase price by previously-owned Shares through the attestation method, the number of Shares transferred to the optionee upon the exercise of the Stock Option shall be net of the number of Shares attested to by the Optionee.

(b) Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the Grant Date) of the Shares with respect to which Incentive Stock Options granted under the Plan and any other plan of the Company or its parent and any Subsidiary that become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000 or such other limit as may be in effect from time to time under Section 422 of the Code. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

(c) Termination. Any portion of a Stock Option that is not vested and exercisable on the date of termination of an optionee’s Service Relationship shall immediately expire and be null and void. Once any portion of the Stock Option becomes vested and exercisable, the optionee’s right to exercise such portion of the Stock Option (or the optionee’s representatives and legatees as applicable) in the event of a termination of the optionee’s Service Relationship shall continue until the earliest of: (i) the date that is (A) 12 months following the date on which the optionee’s Service Relationship terminates due to death or Disability (or such longer period of time as determined by the Committee and set forth in the applicable Award Agreement), or (B) three months following the date on which the optionee’s Service Relationship terminates if the termination is due to any reason other than death or Disability (or such longer period of time as determined by the Committee and set forth in the applicable Award Agreement); or (ii) the expiration date set forth in the Award Agreement; provided that notwithstanding the foregoing, an Award Agreement may provide that if the optionee’s Service Relationship is terminated for Cause, the Stock Option shall terminate immediately and be null and void upon the date of the optionee’s termination and shall not thereafter be exercisable.

SECTION 6. STOCK APPRECIATION RIGHTS

The Committee is authorized to grant SARs to optionees with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a) SARs may be granted under the Plan to optionees either alone or in addition to other Awards granted under the Plan and may, but need not, relate to specific Option granted under Section 5.

(b) The exercise price per Share under a SAR shall be determined by the Committee, provided, however, that except in the case of a substitute Award, such exercise price shall not be less than the fair market value of a Share on the date of grant of such SAR.

(c) The term of each SAR shall be fixed by the Committee but shall not exceed 10 years from the date of grant of such SAR.

(d) The Committee shall determine the time or times at which a SAR may be exercised or settled in whole or in part. Unless otherwise determined by the Committee or unless otherwise set forth in an Award Agreement, the provisions set forth in Section 5 above with respect to the exercise of an Award following termination of service shall apply to any SAR. The Committee may specify in an Award Agreement that an “in-the-money” SAR shall be automatically exercised on its expiration date.

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SECTION 7. RESTRICTED STOCK AWARDS

(a) Nature of Restricted Stock Awards. The Committee may, in its sole discretion, grant (or sell at par value or such other purchase price determined by the Committee) to an eligible individual under Section 4 a Restricted Stock Award under the Plan. The Committee shall determine the restrictions and conditions applicable to each Restricted Stock Award at the time of grant. Conditions may be based on the type of stock upon which restrictions are placed, continuing employment (or other Service Relationship), achievement of pre-established performance goals and objectives and/or such other criteria as the Committee may determine. Upon the grant of a Restricted Stock Award, the Company and the grantee shall enter into an Award Agreement. The terms and conditions of each such Award Agreement shall be determined by the Committee, and such terms and conditions may differ among individual Awards and grantees.

(b) Rights as a Stockholder. Upon the grant of the Restricted Stock Award and payment of any applicable purchase price, a grantee of Restricted Stock shall be considered the record owner of and shall be entitled to vote the Restricted Stock if, and to the extent, such Shares are entitled to voting rights, subject to such conditions contained in the Award Agreement. The grantee shall be entitled to receive all dividends and any other distributions declared on the Shares; provided, however, that the Company is under no duty to declare any such dividends or to make any such distribution. Unless the Committee shall otherwise determine, certificates evidencing the Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in subsection (d) below of this Section, and the grantee shall be required, as a condition of the grant, to deliver to the Company a stock power endorsed in blank and such other instruments of transfer as the Committee may prescribe.

(c) Restrictions. Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Award Agreement. Except as may otherwise be provided by the Committee either in the Award Agreement or, subject to Section 12 below, in writing after the Award Agreement is issued, if a grantee’s Service Relationship with the Company and any Subsidiary terminates, the Company or its assigns shall have the right, as may be specified in the relevant instrument, to repurchase some or all of the Shares subject to the Award at such purchase price as is set forth in the Award Agreement.

(d) Vesting of Restricted Stock. The Committee at the time of grant shall specify in the Award Agreement the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the substantial risk of forfeiture imposed shall lapse and the Restricted Stock shall become vested, subject to such further rights of the Company or its assigns as may be specified in the Award Agreement.

SECTION 8. UNRESTRICTED STOCK AWARDS

The Committee may, in its sole discretion, grant (or sell at par value or such other purchase price determined by the Committee) to an eligible person under Section 4 an Unrestricted Stock Award under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.

SECTION 9. RESTRICTED STOCK UNITS

(a) Nature of Restricted Stock Units. The Committee may, in its sole discretion, grant to an eligible person under Section 4 Restricted Stock Units under the Plan. The Committee shall determine the restrictions and conditions applicable to each Restricted Stock Unit at the time of grant. Vesting conditions may be based on continuing employment (or other Service Relationship), achievement of pre-established performance goals and objectives which may be based on targets for revenue, revenue growth, EBITDA, net income, earnings per share and/or other such criteria as the Committee may determine. Upon the grant of Restricted Stock Units, the grantee and the Company shall enter into an Award Agreement. The terms and conditions of each such Award Agreement shall be determined by the Committee and may differ among individual Awards and grantees. On or promptly following the vesting date or dates applicable to any Restricted Stock Unit, but in no event later than March 15 of the year following the year in which such vesting occurs, such Restricted Stock Unit(s) shall be settled in the form of cash or shares of Stock, as specified in the Award Agreement. Restricted Stock Units may not be sold, assigned, transferred, pledged, or otherwise encumbered or disposed of.

(b) Rights as a Stockholder. A grantee shall have the rights of a stockholder only as to Shares, if any, acquired upon settlement of Restricted Stock Units. A grantee shall not be deemed to have acquired any such Shares unless and until the Restricted Stock Units shall have been settled in Shares pursuant to the terms of the Plan and the

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Award Agreement, the Company shall have issued and delivered a certificate representing the Shares to the grantee (or transferred on the records of the Company with respect to uncertificated stock), and the grantee’s name has been entered in the books of the Company as a stockholder.

(c) Termination. Except as may otherwise be provided by the Committee either in the Award Agreement or in writing after the Award Agreement is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the grantee’s cessation of Service Relationship with the Company and any Subsidiary for any reason.

SECTION 10. TRANSFER RESTRICTIONS; COMPANY RIGHT OF FIRST REFUSAL; COMPANY REPURCHASE RIGHTS

(a) Restrictions on Transfer.

(i) Non-Transferability of Stock Options. Restricted Stock Awards granted under Section 7, Stock Options, SARs and, prior to exercise, the Shares issuable upon exercise of such Stock Option, shall not be transferable by the optionee otherwise than by will, by the laws of descent and distribution, or pursuant to a qualified domestic relations order provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award Agreement, including the execution of a stock power upon the issuance of Shares, and all Stock Options shall be exercisable, during the optionee’s lifetime, only by the optionee, or by the optionee’s legal representative or guardian in the event of the optionee’s incapacity or transferee if transferred pursuant to a qualified domestic relations order. Notwithstanding the foregoing, the Committee, in its sole discretion, may provide in the Award Agreement regarding a given Stock Option or Restricted Stock award that the optionee may transfer by gift, without consideration for the transfer, his or her Non-Qualified Stock Options to his or her family members (as defined in Rule 701 of the Securities Act), to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners (to the extent such trusts or partnerships are considered “family members” for purposes of Rule 701 of the Securities Act), provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award Agreement, including the execution of a stock power upon the issuance of Shares. Stock Options, SARs and the Shares issuable upon exercise of such Stock Options, shall be restricted as to any pledge, hypothecation, or other transfer, including any short position, any “put equivalent position” (as defined in the Exchange Act) or any “call equivalent position” (as defined in the Exchange Act) prior to exercise.

(ii) Shares. No Shares shall be sold, assigned, transferred, pledged, hypothecated, given away or in any other manner disposed of or encumbered, whether voluntarily or by operation of law, unless (i) the transfer is in compliance with the terms of the applicable Award Agreement, all applicable securities laws (including, without limitation, the Securities Act), and with the terms and conditions of this Section 10, (ii) the transfer does not cause the Company to become subject to the reporting requirements of the Exchange Act, and the transferee consents in writing to be bound by the provisions of the Plan and the Award Agreement, including this Section 10. In connection with any proposed transfer, the Committee may require the transferor to provide at the transferor’s own expense an opinion of counsel to the transferor, satisfactory to the Committee, that such transfer is in compliance with all foreign, federal and state securities laws (including, without limitation, the Securities Act). Any attempted transfer of Shares not in accordance with the terms and conditions of this Section 10 shall be null and void, and the Company shall not reflect on its records any change in record ownership of any Shares as a result of any such transfer, shall otherwise refuse to recognize any such transfer and shall not in any way give effect to any such transfer of Shares. The Company shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity including, without limitation, seeking specific performance or the rescission of any transfer not made in strict compliance with the provisions of this Section 10.

Subject to the foregoing general provisions, and unless otherwise provided in the applicable Award Agreement, Shares may be transferred pursuant to the following specific terms and conditions (provided that with respect to any transfer of Restricted Stock, all vesting and forfeiture provisions shall continue to apply with respect to the original recipient):

(A) Transfers to Permitted Transferees. The Holder may transfer any or all of the Shares to one or more Permitted Transferees; provided, however, that following such transfer, such Shares shall continue to be subject to the terms of this Plan (including this Section 10) and such Permitted Transferee(s) shall, as a condition to any such transfer, deliver a written acknowledgment to that effect to the Company and shall deliver a stock power to the

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Company with respect to the Shares. Notwithstanding the foregoing, the Holder may not transfer any of the Shares to a Person whom the Company reasonably determines is a direct competitor or a potential competitor of the Company or any of its Subsidiaries.

(B) Transfers Upon Death. Upon the death of the Holder, any Shares then held by the Holder at the time of such death and any Shares acquired after the Holder’s death by the Holder’s legal representative shall be subject to the provisions of this Plan, and the Holder’s estate, executors, administrators, personal representatives, heirs, legatees and distributees shall be obligated to convey such Shares to the Company or its assigns under the terms contemplated by the Plan and the Award Agreement.

(b) Company’s Right of Repurchase.

(i) Right of Repurchase for Unvested Shares Issued Upon the Exercise of an Option. Upon a Termination Event, the Company or its assigns shall have the right and option to repurchase from a Holder of Shares acquired upon exercise of a Stock Option that is still subject to a risk of forfeiture as of the Termination Event. Such repurchase rights may be exercised by the Company within the later of (A) six months following the date of such Termination Event or (B) seven months after the acquisition of Shares upon exercise of a Stock Option. The repurchase price shall be equal to the lower of the original per share price paid by the Holder, subject to adjustment as provided in Section 3(b), or the current Fair Market Value of such Shares as of the date the Company elects to exercise its repurchase rights.

(ii) Right of Repurchase With Respect to Restricted Stock. Upon a Termination Event, the Company or its assigns shall have the right and option to repurchase from a Holder of Shares received pursuant to a Restricted Stock Award any Shares that are still subject to a risk of forfeiture as of the Termination Event. Such repurchase right may be exercised by the Company within six months following the date of such Termination Event. The repurchase price shall be the lower of the original per share purchase price paid by the Holder, subject to adjustment as provided in Section 3(b), or the current Fair Market Value of such Shares as of the date the Company elects to exercise its repurchase rights.

(iii) Procedure. Any repurchase right of the Company shall be exercised by the Company or its assigns by giving the Holder written notice on or before the last day of the repurchase period of its intention to exercise such repurchase right. Upon such notification, the Holder shall promptly surrender to the Company, free and clear of any liens or encumbrances, any certificates representing the Shares being purchased, together with a duly executed stock power for the transfer of such Shares to the Company or the Company’s assignee or assignees. Upon the Company’s or its assignee’s receipt of the certificates from the Holder, the Company or its assignee or assignees shall deliver to him, her or them a check for the applicable repurchase price; provided, however, that the Company may pay the repurchase price by offsetting and canceling any indebtedness then owed by the Holder to the Company.

(c) Escrow Arrangement.

(i) Escrow. In order to carry out the provisions of this Section 10 more effectively, the Company shall hold any Shares issued pursuant to Awards granted under the Plan in escrow together with separate stock powers executed by the Holder in blank for transfer. The Company shall not dispose of the Shares except as otherwise provided in this Plan. In the event of any repurchase by the Company (or any of its assigns), the Company is hereby authorized by the Holder, as the Holder’s attorney-in-fact, to date and complete the stock powers necessary for the transfer of the Shares being purchased and to transfer such Shares in accordance with the terms hereof. At such time as any Shares are no longer subject to the Company’s repurchase and first refusal rights, the Company shall, at the written request of the Holder, deliver to the Holder a certificate representing such Shares with the balance of the Shares to be held in escrow pursuant to this Section.

(ii) Remedy. Without limitation of any other provision of this Plan or other rights, in the event that a Holder or any other Person is required to sell a Holder’s Shares pursuant to the provisions of Section 10(b) and in the further event that he or she refuses or for any reason fails to deliver to the Company or its designated purchaser of such Shares the certificate or certificates evidencing such Shares together with a related stock power, the Company or such designated purchaser may deposit the applicable purchase price for such Shares with a bank designated by the Company, or with the Company’s independent public accounting firm, as agent or trustee, or in escrow, for such Holder or other Person, to be held by such bank or accounting firm for the benefit of and for delivery to him, her, them or it, and/or, in its discretion, pay such purchase price by offsetting any indebtedness then owed by such Holder as

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provided above. Upon any such deposit and/or offset by the Company or its designated purchaser of such amount and upon notice to the Person who was required to sell the Shares to be sold pursuant to the provisions of Section 10(b), such Shares shall at such time be deemed to have been sold, assigned, transferred and conveyed to such purchaser, such Holder shall have no further rights thereto (other than the right to withdraw the payment thereof held in escrow, if applicable), and the Company shall record such transfer in its stock transfer book or in any appropriate manner.

(d) Lockup Provision. If requested by the Company, a Holder shall not sell or otherwise transfer or dispose of any Shares (including, without limitation, pursuant to Rule 144 under the Securities Act) held by him or her for such period following the effective date of a public offering by the Company of Shares as the Company shall specify reasonably and in good faith. If requested by the underwriter engaged by the Company, each Holder shall execute a separate letter confirming his or her agreement to comply with this Section.

(e) Adjustments for Changes in Capital Structure. If, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Common Stock, the outstanding Shares are increased or decreased or are exchanged for a different number or kind of securities of the Company, the restrictions contained in this Section 10 shall apply with equal force to additional and/or substitute securities, if any, received by Holder in exchange for, or by virtue of his or her ownership of, Shares.

SECTION 11. TAX WITHHOLDING

(a) Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Shares or other amounts received thereunder first becomes includable in the gross income of the grantee for income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and any Subsidiary shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver stock certificates (or evidence of book entry) to any grantee is subject to and conditioned on any such tax withholding obligations being satisfied by the grantee.

(b) Payment in Stock. The Company’s minimum required tax withholding obligation may be satisfied, in whole or in part, by the Company withholding from Shares to be issued pursuant to an Award a number of Shares having an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the minimum withholding amount due.

SECTION 12. SECTION 409A AWARDS

To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as may be specified by the Committee from time to time. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. The Company makes no representation or warranty and shall have no liability to any grantee under the Plan or any other Person with respect to any penalties or taxes under Section 409A that are, or may be, imposed with respect to any Award. It is the intent of the Board that payments and benefits under the Plan comply with or be exempt from Section 409A and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted the Plan shall be interpreted to be in compliance therewith or exempt therefrom. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed upon a participant by Section 409A or damages to a participant for failing to comply with Section 409A.

SECTION 13. AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Committee may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the consent of the Holder. The Committee may exercise its discretion to reduce the exercise price of outstanding Stock Options or effect repricing through cancellation of outstanding Stock Options and by granting such holders new Awards in replacement of the cancelled Stock Options. To the extent determined by the Committee to be required either by the Code to ensure that Incentive Stock Options

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granted under the Plan are qualified under Section 422 of the Code or otherwise, Plan amendments shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. Nothing in this Section 13 shall limit the Board’s or Committee’s authority to take any action permitted pursuant to Section 2(b). The Board reserves the right to amend the Plan and/or the terms of any outstanding Stock Options to the extent reasonably necessary to comply with the requirements of the exemption pursuant to Rule 12h-1 of the Exchange Act.

SECTION 14. STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Committee shall otherwise expressly so determine in connection with any Award.

SECTION 15. GENERAL PROVISIONS

(a) No Distribution; Compliance with Legal Requirements. The Committee may require each person acquiring Shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to distribution thereof. No Shares shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange or similar requirements have been satisfied. The Committee may require the placing of such stop-orders and restrictive legends on certificates for Stock and Awards, as it deems appropriate.

(b) Delivery of Stock Certificates. Stock certificates to grantees under the Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company; provided that stock certificates to be held in escrow pursuant to Section 10(c) shall be deemed delivered when the Company shall have recorded the issuance in its records. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records).

(c) No Employment Rights. The adoption of the Plan and the grant of Awards do not confer upon any Person any right to continued employment or Service Relationship with the Company or any Subsidiary.

(d) Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policy-related restrictions, terms and conditions as may be established by the Committee, or in accordance with policies set by the Committee, from time to time.

(e) Designation of Beneficiary. Each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award on or after the grantee’s death or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Committee and shall not be effective until received by the Committee. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

(f) Legend. Any certificate(s) representing the Shares shall carry substantially the following legend (and with respect to uncertificated Stock, the book entries evidencing such shares shall contain the following notation):

The transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including repurchase and restrictions against transfers contained in the Plan and any agreements entered into thereunder by and between the company and the holder of this certificate (a copy of which is available at the offices of the company for examination).

(g) Information to Holders of Options. In the event the Company is relying on the exemption from the registration requirements of Section 12(g) of the Exchange Act contained in paragraph (f)(1) of Rule 12h-1 of the Exchange Act, the Company shall provide the information described in Rule 701(e)(3), (4) and (5) of the Securities Act to all holders of Options in accordance with the requirements thereunder. The foregoing notwithstanding, the Company shall not be required to provide such information unless the option holder has agreed in writing, on a form prescribed by the Company, to keep such information confidential.

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SECTION 16. EFFECTIVE DATE OF PLAN

The Plan shall be effective as of [the effective date of the Merger] (the “Effective Date”), subject to approval by the stockholders of the Company. No grants of Stock Options and other Awards may be made hereunder after the 10th anniversary of the Effective Date.

SECTION 17. GOVERNING LAW

This Plan, all Awards and any controversy arising out of or relating to this Plan and all Awards shall be governed by and construed in accordance with the laws of the State of Delaware as to matters within the scope thereof, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

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Annex D

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT, is made and entered into as of December 4, 2024 (this “Agreement”), by and among Ace Green Recycling, Inc., a Delaware corporation (the “Company”), Athena Technology Acquisition Corp. II, a Delaware corporation (“SPAC”) and Athena Technology Sponsor II, LLC, a Delaware limited liability company (the “Sponsor”). The Company, SPAC and the Sponsor are each sometimes referred to herein as a “Party,” and collectively, as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement.

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, the Company, the Sponsor, and Project Atlas Merger Sub Inc., a Delaware corporation, are entering into a Business Combination Agreement (as may be amended from time to time, the “Business Combination Agreement”);

WHEREAS, as a condition and an inducement to Company’s willingness to enter into the Business Combination Agreement, the Company has required that the Sponsor agree to, and the Sponsor has agreed to, enter into this Agreement with respect to all of its Subject Securities (as defined below);

WHEREAS, the SPAC Board has unanimously (a) determined that the Business Combination Agreement, the Ancillary Documents to which it is party and the Transactions are in the best interests of SPAC, (b) approved and declared the advisability of the Business Combination Agreement, the Ancillary Documents to which SPAC is party, and the Transactions, and (c) recommended the approval and adoption of the Business Combination and the Merger by the stockholders of SPAC;

WHEREAS, the Sponsor is the Beneficial Owner (as defined below), and has either sole or shared voting power over, such number of Subject Securities as is indicated on Schedule A attached hereto; and

WHEREAS, the Company desires that the Sponsor agree, and the Sponsor is willing to agree, not to Transfer (as defined below) any of the Subject Securities Beneficially Owned by the Sponsor (other than Permitted Transfers (as defined below)), and to vote such Subject Securities in favor of the approval of the Business Combination Agreement and the Transactions, and in a manner as to facilitate the consummation of the Transactions, in each case, subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficially Own and Beneficial Ownership shall also include record ownership of securities.

“Beneficial Owners” shall mean Persons who Beneficially Own the referenced securities.

“SPAC Common Stock” shall mean shares of the SPAC Class A common stock, par value $0.0001 per share.

“Expiration Time” shall mean the earliest to occur of (i) the Merger Effective Time, (ii) such date and time as the Business Combination Agreement shall have been validly terminated pursuant to its terms, and (iii) the termination of this Agreement by mutual written consent of the Parties.

“Permitted Transfer” shall mean, in each case, with respect to the Sponsor, any Transfer of Subject Securities by the Sponsor (a) to any equityholder of the Sponsor, (b) to an Affiliate of the Sponsor, or (c) following the Required SPAC Shareholder Approval (in the case of a Transfer pursuant to any of the foregoing clauses (a) through (c), the transferee is a “Permitted Transferee”); provided, that (x) such Transfer is in accordance with applicable Law, (y) the

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Sponsor is, and at all times has been, in compliance with this Agreement in all material respects, and (z) in the case of Permitted Transfers contemplated by clauses (a) and (b), such Permitted Transferee, in connection with, and prior to, such Transfer, executes a joinder to this Agreement, in form and substance reasonably acceptable to SPAC and the Company, to become a party to this Agreement and be subject to the restrictions and obligations applicable to the Sponsor and otherwise become a party for all purposes of this Agreement; provided that, notwithstanding the foregoing, no such Transfer shall relieve the Sponsor from its obligations under this Agreement.

“Person” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including any Governmental Authority and any permitted successors and assigns of such person.

“Subject Securities” shall mean, collectively, shares of SPAC Common Stock, New SPAC Common Stock, and any warrants to acquire SPAC Common Stock.

“Transfer” shall mean (i) any direct or indirect offer, sale, lease, assignment, encumbrance, loan, pledge, grant of a security interest, hypothecation, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, loan, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any capital stock or interest in any capital stock (or any security convertible or exchangeable into such capital stock), including in each case through the Transfer of any Person or any interest in any Person, or (ii) in respect of any capital stock or interest in any capital stock, entry into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise. For purposes of this Agreement, “capital stock” shall include interests in a partnership or limited liability company.

2. Agreement to Retain Subject Securities.

2.1 Transfer of Subject Securities. From the date of this Agreement until the Expiration Time, the Sponsor shall not, with respect to any Subject Securities Beneficially Owned by the Sponsor, (a) Transfer any such Subject Securities, other than a Permitted Transfer, or (b) grant any proxies or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of the Subject Securities) with respect to any Subject Securities, or enter into any other Contract with respect to any Subject Securities that would prohibit or prevent the satisfaction of its obligations pursuant to this Agreement.

2.2 Additional Purchases; Adjustments. The Sponsor agrees that any shares of SPAC Common Stock and any other shares of capital stock or other equity securities of SPAC that the Sponsor purchases or otherwise acquires or with respect to which the Sponsor otherwise acquires voting power after the execution of this Agreement and prior to the Expiration Time, including as a result of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of SPAC affecting the Subject Securities (the “New SPAC Common Stock”), shall be subject to the terms and conditions of this Agreement.

2.3 Unpermitted Transfers; Involuntary Transfers. Any Transfer or attempted Transfer of any Subject Securities in violation of this Section 2 shall, to the fullest extent permitted by Law, be null and void ab initio. If any involuntary Transfer of any of the Sponsor’s Subject Securities shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement.

3. Agreement to Vote and Approve. From the date of this Agreement until the Expiration Time, at every meeting of the stockholders of SPAC called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of SPAC with respect to any of the following matters, the Sponsor shall, and shall cause each holder of record of Subject Securities Beneficially Owned by the Sponsor on any applicable record date to (including via proxy), (a) when such meeting is held, appear at such meeting or otherwise cause the applicable Subject Securities to be counted as present thereat for the purpose of establishing a quorum, and respond to each request by SPAC for written consent and (b) vote all the applicable Subject Securities Beneficially Owned by the Sponsor as of the record date of such meeting (solely in respect of the following

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matters, and not with respect to any other matters): (i) in favor of (A) the adoption and approval of the Business Combination Agreement, the Merger, and the other Transactions and any other matters expressly contemplated by the Business Combination Agreement, and (B) any proposal to adjourn or postpone a meeting of stockholders of SPAC to a later date if there are not sufficient votes to adopt and approve the Business Combination Agreement, the Merger and the other Transactions or to otherwise obtain the Required SPAC Shareholder Approval; and (ii) against (A) any action or agreement that would reasonably be expected to result in any condition set forth in Article VIII of the Business Combination Agreement not being fulfilled, (B) any Acquisition Proposal, Alternative Transaction or any of the transactions contemplated thereby, (C) any action that would reasonably be expected to prevent, impair, materially delay or materially adversely affect the consummation of the Merger or any of the other Transactions, and (D) any action that would reasonably be expected to result in a material breach of any representation, warranty, covenant or agreement of SPAC in the Business Combination Agreement.

4. No Inconsistent Agreements. The Sponsor hereby represents and agrees that, except pursuant to this Agreement, the Sponsor is not subject to, and shall not enter into or grant, as applicable, at any time prior to the Expiration Time, (a) any voting agreement or voting trust with respect to any Subject Securities Beneficially Owned by the Sponsor that is inconsistent with the Sponsor’s obligations pursuant to this Agreement, (b) a proxy or power of attorney with respect to any Subject Securities Beneficially Owned by the Sponsor that is inconsistent with the Sponsor’s obligations pursuant to this Agreement, or (c) any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying its obligations pursuant to this Agreement.

5. Representations and Warranties of the Sponsor. The Sponsor hereby represents and warrants to the Company and SPAC as follows:

5.1 Due Authority. The Sponsor (a) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization and (b) has capacity to, or if applicable, the full power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Sponsor and, assuming the due and valid authorization, execution and delivery hereof by the Company and SPAC, constitutes a valid and binding agreement of the Sponsor enforceable against it in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

5.2 Ownership of SPAC Common Stock. As of the date hereof, the Sponsor (a) Beneficially Owns, and has good and valid title to, the shares of SPAC Common Stock indicated on Schedule A hereto free and clear of any and all Liens, other than those created by (i) this Agreement and (ii) any applicable restrictions on transfers under the Securities Act or any applicable state securities law, and (b) has sole voting power over all of the shares of SPAC Common Stock Beneficially Owned by the Sponsor. As of the date hereof, the Sponsor does not Beneficially Own any capital stock or other securities of SPAC other than the shares of SPAC Common Stock set forth on Schedule A hereto. As of the date hereof, the Sponsor does not Beneficially Own any shares of SPAC Common Stock or rights to purchase or acquire any shares of voting stock or other voting securities of SPAC except as set forth on Schedule A.

5.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by the Sponsor does not, and the performance by the Sponsor of its obligations under this Agreement and the compliance by the Sponsor with any provisions hereof do not and will not (i) conflict with or violate any Laws applicable to the Sponsor, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the shares of SPAC Common Stock Beneficially Owned by the Sponsor pursuant to, any Contract, to which the Sponsor is a party or by which the Sponsor is bound.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Authority or any other Person, except to the extent previously given, obtained, made, or filed, is required by or with respect to the Sponsor in connection with its execution and delivery of this Agreement or the performance by the Sponsor of its obligations hereunder that would reasonably be expected to prevent, impair, materially delay or materially adversely affect the ability of the Sponsor to perform the Sponsor’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

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5.4 Absence of Litigation. There is no action, suit, investigation or proceeding (whether judicial, arbitral, administrative or other) pending against or, to the knowledge of the Sponsor, threatened against or affecting, the Sponsor that would reasonably be expected to prevent, impair, materially delay or materially adversely affect the ability of the Sponsor to perform the Sponsor’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

6. Termination. This Agreement (except to the extent provided below in this Section 6) shall terminate and shall have no further force or effect immediately as of and following the Expiration Time; provided, that the provisions set forth in this Section 6, Section 7, Section 8 and Section 10 shall survive the termination of this Agreement unless the Business Combination Agreement is terminated prior to the Closing in accordance with its terms; provided, further, nothing herein shall relieve any Party for any breach of any provision of this Agreement prior to termination.

7. Waiver of Certain Actions. The Sponsor hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any legal action, derivative or otherwise, against SPAC, the Company or any of their respective Subsidiaries or successors (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Business Combination Agreement (including any claim seeking to enjoin or delay the Closing) or (b) to the fullest extent permitted under Law, alleging a breach of any duty of the SPAC Board in connection with the Business Combination Agreement, this Agreement or the transactions contemplated thereby or hereby; provided, that this Section 7 shall not be deemed a waiver of any rights of the Sponsor or any transferee thereof for any breach of the Business Combination Agreement.

8. Release. Effective as of the Closing, the Sponsor, for itself and for each of its heirs, beneficiaries, trustees, executors, administrators, Representatives, successors and assigns, hereby generally, irrevocably, fully, unconditionally and completely releases, acquits and forever discharges, to the fullest extent permitted by Law, the Company, the Affiliates and Subsidiaries of the Company, SPAC, any of their respective Affiliates and the past, present or future officers, agents, directors, supervisors, insurers, trustees, partners, attorneys, employees, administrators, executors, predecessors, successors and assigns of each of the Company, its Affiliates and Subsidiaries, SPAC and the Affiliates of SPAC (hereinafter, the “Released Parties”) from any and all Released Claims (as defined below). The Sponsor shall not, in any federal court, state court, arbitration, regulatory agency, or other tribunal or forum, commence, file, initiate, institute, cause to be instituted, assist in instituting, or permit to be instituted on its behalf, or on behalf of any other Person, any Released Claims against any Released Party or challenging the validity of the release set forth in this Section 8.

For the purposes of this Agreement, (a) “Claims” means any actual or potential, charges, complaints, claims, counterclaims, duties, actions, causes of action in law or in equity, suits, liens, liabilities, debts due, sums of money, demands, obligations, accountings, damages, punitive damages, losses, costs or expenses, attorneys’ fees of any nature whatsoever and liabilities of any kind or nature whatsoever and (b) “Released Claims” means all Claims, known or unknown, suspected or unsuspected, whether arising under state, federal or other Law, or based on common law, statutory law, regulations or otherwise, that the Sponsor or any of its Affiliates at any time had or claimed to have or may have or claim to have, in each case in such capacity, against any of the Released Parties relating to any matter, occurrence, action or activity on, or prior to, the Closing.

9. Further Assurances. Each Party agrees to execute and deliver, or cause to be executed and delivered, such additional instruments, and to take such further actions, as another Party may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

10. Miscellaneous.

10.1 Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

10.2 Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void; provided, that, for the avoidance of doubt, no such consent shall be required for any Permitted Transfer. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

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10.3 Amendments and Modifications. No provision of this Agreement may be amended or modified unless such amendment or modification is in writing and signed by each Party. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

10.4 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by email or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or sent by email, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows (or at such other address for a Party as shall be specified by notice given in accordance with this Section 10.4):

(a) If to the Sponsor, to:

The address or email address of Sponsor as it appears on the signature page of Sponsor hereto.

if to the Company or SPAC, at the respective addresses set forth in Section 11.1 of the Business Combination Agreement.

10.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

10.6 Consent to Jurisdiction; Service of Process; Venue. Each of the Parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any Delaware State court and the Federal court of the United States of America sitting in the State of Delaware) for the purposes of any suit, action or other proceeding arising out of this Agreement. Each of the Parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim), any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware) or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

10.7 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached and that money damages are an inadequate remedy for an actual or threatened breach of this Agreement because of the difficulty of ascertaining the amount of damage that will be suffered by the non-breaching Parties in the event that this Agreement is breached. It is accordingly agreed that the Parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief, without proof of actual damages, on the basis that (a) any Party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish, secure or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.7, and each Party irrevocably waives any right it may have to require the obtaining, furnishing, securing or posting of any such bond or similar instrument.

10.8 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 10.8.

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10.9 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Business Combination Agreement (including the documents and the instruments referred to herein and therein) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement and is not intended to confer upon any Person other than the Parties hereto (and their respective successors and assigns) any rights (legal, equitable or otherwise) or remedies, whether as third party beneficiaries or otherwise, except as otherwise set forth herein, except, from and after the Closing Date, for the provisions of Section 8 and the rights of the Released Parties set forth therein.

10.10 Counterparts. This Agreement may be executed in one or more counterparts (including by any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.

10.11 Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any Party to be valid and binding on the Parties hereto, such consent or approval must be in writing and executed and delivered to the other Parties.

10.12 No Agreement Until Executed. Irrespective of negotiations among the Parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the Parties hereto unless and until (a) the Business Combination Agreement is executed and delivered by all parties thereto, and (b) this Agreement is executed and delivered by the Parties.

10.13 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense, whether or not the Merger and the other Transactions are consummated.

10.14 Action in Stockholder Capacity Only. Notwithstanding anything to the contrary in this Agreement, (a) no Person executing this Agreement (or designee or Representative of such Person) who has been, is or becomes during the term of this Agreement a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director of the Company and (b) the Parties acknowledge and agree that this Agreement is entered into by the Sponsor solely in its capacity as the Beneficial Owner of shares of SPAC Common Stock and nothing in this Agreement shall restrict in any respect any actions taken by the Sponsor or its designees or Representatives who are a director of SPAC solely in his or her capacity as a director of SPAC. For the avoidance of doubt, nothing in this Section 10.14 shall in any way modify, alter or amend any of the terms of the Business Combination Agreement.

10.15 Documentation and Information. The Sponsor consents to and hereby authorizes SPAC and the Company to publish and disclose in all documents and schedules filed with the SEC or any other Governmental Authority in connection with the Transactions, and any press release or other disclosure document that SPAC or the Company reasonably determines to be necessary in connection with the Merger and any other Transaction, the Sponsor’s identity and ownership of the Subject Securities, the existence of this Agreement and the nature of the Sponsor’s commitments and obligations under this Agreement, and the Sponsor acknowledges that SPAC and the Company may file this Agreement or a form hereof with the SEC or with any other Governmental Authority. The Sponsor agrees to promptly give SPAC and the Company any information that they may reasonably require for the preparation of any such disclosure documents, and the Sponsor agrees to promptly notify SPAC and the Company of any required corrections with respect to any written information supplied by the Sponsor specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

10.16 Obligation to Update Schedule A. The Sponsor agrees that in connection with any acquisitions or Transfers (to the extent permitted) of Subject Securities by the Sponsor, the Sponsor will, as promptly as practicable following the completion of such acquisition or Transfer, notify the Company and SPAC in writing of such acquisition or Transfer, and the Parties agree that they will update Schedule A to reflect the effect of such acquisition or Transfer.

10.17 Non-Survival of Representations and Warranties. The respective representations and warranties of the Sponsor contained herein shall not survive the Closing.

[Signature pages follow]

Annex D-6

IN WITNESS WHEREOF, the Parties have duly executed this Agreement by their authorized representatives as of the date first above written.

Ace Green Recycling, Inc.
By:	/s/ Nishchay Chadha
	Name:	Nishchay Chadha
	Title:	Chief Executive Officer

[Signature Page to Sponsor Voting and Support Agreement]

Annex D-7

IN WITNESS WHEREOF, the Parties have duly executed this Agreement by their authorized representatives as of the date first above written.

Athena Technology Acquisition Corp. II
By:	/s/ Kirthiga Reddy
	Name:	Kirthiga Reddy
	Title:	President

[Signature Page to Sponsor Voting and Support Agreement]

Annex D-8

IN WITNESS WHEREOF, the Parties have duly executed this Agreement by their authorized representatives as of the date first above written.

Athena Technology Sponsor II, LLC
By:	/s/ Kirthiga Reddy
	Name:	Kirthiga Reddy
	Title:	Authorized Person
Sponsor’s Formal Notice Information:
(to be used for formal notice)

Address:

[Signature Page to Sponsor Voting and Support Agreement]

Annex D-9

Schedule A

Number of Shares of SPAC Common Stock Beneficially Owned
9,835,000

Annex D-10

Annex E

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT, is made and entered into as of December 4, 2024 (this “Agreement”), is by and between Ace Green Recycling, Inc., a Delaware corporation (the “Company”), Athena Technology Acquisition Corp. II, a Delaware corporation (“SPAC”) and each of the other parties set forth on the signature pages hereto (each a “Stockholder” and, together, the “Stockholders”). The Company, SPAC and the Stockholders are each sometimes referred to herein as a “Party,” and collectively, as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement.

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, the Company, Athena Technology Sponsor II, LLC, a Delaware limited liability company (solely for purposes of Section 6.25 thereof), and Project Atlas Merger Sub Inc., a Delaware corporation, are entering into a Business Combination Agreement (as may be amended from time to time, the “Business Combination Agreement”);

WHEREAS, as a condition and an inducement to SPAC’s willingness to enter into the Business Combination Agreement, the SPAC has required that the Stockholders agree to, and the Stockholders have agreed to, enter into this Agreement with respect to all of their respective Subject Securities (as defined below);

WHEREAS, the Company Board has unanimously (a) determined that the Business Combination Agreement, the Ancillary Documents to which it is party and the Transactions are in the best interests of the Company, (b) approved and declared the advisability of the Business Combination Agreement, the Ancillary Documents to which the Company is party, and the Transactions, and (c) recommended the approval and adoption of the Business Combination Agreement, the Ancillary Documents to which the Company is party and the Transactions by the stockholders of the Company;

WHEREAS, each Stockholder is the Beneficial Owner (as defined below), and has either sole or shared voting power over, such number of Subject Securities as is indicated opposite each such Stockholder’s name on Schedule A attached hereto; and

WHEREAS, SPAC desires that the Stockholders agree, and the Stockholders are willing to agree, not to Transfer (as defined below) any of the Subject Securities Beneficially Owned by such Stockholder (other than Permitted Transfers (as defined below)), and to vote such Subject Securities in favor of the approval of the Business Combination Agreement and the Transactions, and in a manner as to facilitate the consummation of the Transactions, in each case, subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficially Own and Beneficial Ownership shall also include record ownership of securities.

“Beneficial Owners” shall mean Persons who Beneficially Own the referenced securities.

“Company Common Stock” shall mean shares of the Company’s common stock, par value $0.0001 per share.

“Expiration Time” shall mean the earliest to occur of (i) the Merger Effective Time, (ii) such date and time as the Business Combination Agreement shall have been validly terminated pursuant to its terms, and (iii) the termination of this Agreement by mutual written consent of the Parties.

Annex E-1

“Permitted Transfer” shall mean, in each case, with respect to each Stockholder, any Transfer of Subject Securities by such Stockholder (a) to another Stockholder or any other equityholder of the Company, (b) if such Stockholder is a natural person (i) to any member of such Stockholder’s immediate family, (ii) to a trust whose sole beneficiaries are such Stockholder and/or members of such Stockholder’s immediate family, or (iii) upon the death of such Stockholder, (c) to an Affiliate of such Stockholder, or (d) following the Company Shareholder Approvals (in the case of a Transfer pursuant to any of the foregoing clauses (a) through (d), the transferee is a “Permitted Transferee”); provided, that (x) such Transfer is in accordance with applicable Law, (y) such transferring Stockholder is, and at all times has been, in compliance with this Agreement in all material respects, and (z) in the case of Permitted Transfers contemplated by clauses (a) through (c), if such Permitted Transferee is not a Stockholder, such Permitted Transferee, in connection with, and prior to, such Transfer, executes a joinder to this Agreement in form and substance reasonably acceptable to SPAC, to become a party to this Agreement and be subject to the restrictions and obligations applicable to such transferring Stockholder and otherwise become a party for all purposes of this Agreement; provided that, notwithstanding the foregoing, no such Transfer shall relieve the transferring Stockholder from his, her or its obligations under this Agreement.

“Person” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including any Governmental Authority and any permitted successors and assigns of such person.

“Subject Securities” shall mean, collectively, shares of Company Common Stock and New Company Common Stock.

“Transfer” shall mean (i) any direct or indirect offer, sale, lease, assignment, encumbrance, loan, pledge, grant of a security interest, hypothecation, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, loan, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any capital stock or interest in any capital stock (or any security convertible or exchangeable into such capital stock), including in each case through the Transfer of any Person or any interest in any Person, or (ii) in respect of any capital stock or interest in any capital stock, entry into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise. For purposes of this Agreement, “capital stock” shall include interests in a partnership or limited liability company.

2. Agreement to Retain Subject Securities.

2.1 Transfer of Subject Securities. From the date of this Agreement until the Expiration Time, no Stockholder shall, with respect to any Subject Securities Beneficially Owned by such Stockholder, (a) Transfer any such Subject Securities, other than a Permitted Transfer, or (b) grant any proxies or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of the Subject Securities) with respect to any Subject Securities, or enter into any other Contract with respect to any Subject Securities that would prohibit or prevent the satisfaction of his obligations pursuant to this Agreement.

2.2 Additional Purchases; Adjustments. Each Stockholder agrees that any shares of Company Common Stock and any other shares of capital stock or other equity securities of the Company that such Stockholder purchases or otherwise acquires or with respect to which such Stockholder otherwise acquires voting power (or with respect to which the Stockholders collectively acquire voting power) after the execution of this Agreement and prior to the Expiration Time, including as a result of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Subject Securities (the “New Company Common Stock”), shall be subject to the terms and conditions of this Agreement.

2.3 Unpermitted Transfers; Involuntary Transfers. Any Transfer or attempted Transfer of any Subject Securities in violation of this Section 2 shall, to the fullest extent permitted by Law, be null and void ab initio. If any involuntary Transfer of any of such Stockholder’s Subject Securities shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement.

Annex E-2

3. Agreement to Vote and Approve. From the date of this Agreement until the Expiration Time, at every meeting of the stockholders of the Company called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following matters, each Stockholder shall, and shall cause each holder of record of Subject Securities Beneficially Owned by such Stockholder on any applicable record date to (including via proxy), (a) when such meeting is held, appear at such meeting or otherwise cause the applicable Subject Securities to be counted as present thereat for the purpose of establishing a quorum, and respond to each request by the Company for written consent and (b) vote all the applicable Subject Securities Beneficially Owned by such Stockholder as of the record date of such meeting (solely in respect of the following matters, and not with respect to any other matters): (i) in favor of (A) the adoption and approval of the Business Combination Agreement, the Ancillary Documents to which the Company is party and the transactions contemplated thereby and any other matters expressly contemplated by the Business Combination Agreement, and (B) any proposal to adjourn or postpone a meeting of stockholders of the Company to a later date if there are not sufficient votes to adopt and approve the Business Combination Agreement, the Ancillary Documents to which the Company is party and the transactions contemplated thereby or to otherwise obtain the Company Shareholder Approvals; and (ii) against (A) any action or agreement that would reasonably be expected to result in any condition set forth in Article VIII of the Business Combination Agreement not being fulfilled, (B) any Acquisition Proposal, Alternative Transaction or any of the transactions contemplated thereby, (C) any action that would reasonably be expected to prevent, impair, materially delay or materially adversely affect the consummation of the Merger or any of the other Transactions, and (D) any action that would reasonably be expected to result in a material breach of any representation, warranty, covenant or agreement of the Company in the Business Combination Agreement.

4. No Inconsistent Agreements. Each Stockholder hereby represents and agrees that, except pursuant to this Agreement, such Stockholder is not subject to, and shall not enter into or grant, as applicable, at any time prior to the Expiration Time, (a) any voting agreement or voting trust with respect to any Subject Securities Beneficially Owned by such Stockholder that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (b) a proxy or power of attorney with respect to any Subject Securities Beneficially Owned by such Stockholder that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, or (c) any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent him, her or it from satisfying, his, her or its obligations pursuant to this Agreement.

5. Representations and Warranties of the Stockholders. Each Stockholder, severally and not jointly, hereby represents and warrants to the Company and SPAC as follows:

5.1 Due Authority. Such Stockholder (a) if applicable, is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization and (b) has capacity to, or if applicable, the full power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform his, her or its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due and valid authorization, execution and delivery hereof by the Company and SPAC, constitutes a valid and binding agreement of such Stockholder enforceable against him, her or it in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

5.2 Ownership of the Company Common Stock. As of the date hereof, such Stockholder (a) Beneficially Owns, and has good and valid title to, the shares of Company Common Stock indicated on Schedule A hereto opposite such Stockholder’s name, free and clear of any and all Liens, other than those created by (i) this Agreement and (ii) any applicable restrictions on transfers under the Securities Act or any applicable state securities law, and (b) has sole voting power over all of the shares of Company Common Stock Beneficially Owned by such Stockholder. As of the date hereof, such Stockholder does not Beneficially Own any capital stock or other securities of the Company other than the shares of Company Common Stock set forth on Schedule A hereto opposite such Stockholder’s name. As of the date hereof, such Stockholder does not Beneficially Own any shares of Company Common Stock or rights to purchase or acquire any shares of voting stock or other voting securities of the Company except as set forth on Schedule A opposite such Stockholder’s name.

Annex E-3

5.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of his obligations under this Agreement and the compliance by such Stockholder with any provisions hereof do not and will not (i) conflict with or violate any Laws applicable to such Stockholder, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the shares of Company Common Stock Beneficially Owned by such Stockholder pursuant to, any Contract, to which such Stockholder is a party or by which such Stockholder is bound.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Authority or any other Person, except to the extent previously given, obtained, made, or filed, is required by or with respect to such Stockholder in connection with his execution and delivery of this Agreement or the performance by such Stockholder of his obligations hereunder that would reasonably be expected to prevent, impair, materially delay or materially adversely affect the ability of such Stockholder to perform such Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

5.4 Absence of Litigation. There is no action, suit, investigation or proceeding (whether judicial, arbitral, administrative or other) pending against or, to the knowledge of such Stockholder, threatened against or affecting, such Stockholder that would reasonably be expected to prevent, impair, materially delay or materially adversely affect the ability of such Stockholder to perform such Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

6. Termination. This Agreement (except to the extent provided below in this Section 6) shall terminate and shall have no further force or effect immediately as of and following the Expiration Time; provided, that the provisions set forth in this Section 6, Section 7, Section 8 and Section 10 shall survive the termination of this Agreement unless the Business Combination Agreement is terminated prior to the Closing in accordance with its terms; provided, further, nothing herein shall relieve any Party for any breach of any provision of this Agreement prior to termination.

7. Waiver of Certain Actions. Each Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any legal action, derivative or otherwise, against SPAC, the Company or any of their respective Subsidiaries or successors (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Business Combination Agreement (including any claim seeking to enjoin or delay the Closing) or (b) to the fullest extent permitted under Law, alleging a breach of any duty of the Company Board in connection with the Business Combination Agreement, this Agreement or the transactions contemplated thereby or hereby; provided, that this Section 7 shall not be deemed a waiver of any rights of any Stockholder or any transferee thereof for any breach of the Business Combination Agreement.

8. Release. Effective as of the Closing, each of the Stockholders, for himself and for each of his heirs, beneficiaries, trustees, executors, administrators, Representatives, successors and assigns, hereby generally, irrevocably, fully, unconditionally and completely releases, acquits and forever discharges, to the fullest extent permitted by Law, the Company, the Affiliates and Subsidiaries of the Company, SPAC, any of their respective Affiliates and the past, present or future officers, agents, directors, supervisors, insurers, trustees, partners, attorneys, employees, administrators, executors, predecessors, successors and assigns of each of the Company, its Affiliates and Subsidiaries, SPAC and the Affiliates of SPAC (hereinafter, the “Released Parties”) from any and all Released Claims (as defined below). Each of the Stockholders shall not, in any federal court, state court, arbitration, regulatory agency, or other tribunal or forum, commence, file, initiate, institute, cause to be instituted, assist in instituting, or permit to be instituted on his behalf, or on behalf of any other Person, any Released Claims against any Released Party or challenging the validity of the release set forth in this Section 8.

For the purposes of this Agreement, (a) “Claims” means any actual or potential, charges, complaints, claims, counterclaims, duties, actions, causes of action in law or in equity, suits, liens, liabilities, debts due, sums of money, demands, obligations, accountings, damages, punitive damages, losses, costs or expenses, attorneys’ fees of any nature whatsoever and liabilities of any kind or nature whatsoever and (b) “Released Claims” means all Claims, known or unknown, suspected or unsuspected, whether arising under state, federal or other Law, or based on common law, statutory law, regulations or otherwise, that a Stockholder or any of his Affiliates at any time had or claimed to have or may have or claim to have, in each case in such capacity, against any of the Released Parties relating to any matter, occurrence, action or activity on, or prior to, the Closing.

Annex E-4

9. Further Assurances. Each Party agrees to execute and deliver, or cause to be executed and delivered, such additional instruments, and to take such further actions, as another Party may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

10. Miscellaneous.

10.1 Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

10.2 Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void; provided, that, for the avoidance of doubt, no such consent shall be required for any Permitted Transfer. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

10.3 Amendments and Modifications. No provision of this Agreement may be amended or modified unless such amendment or modification is in writing and signed by each Party. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

10.4 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by email or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or sent by email, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows (or at such other address for a Party as shall be specified by notice given in accordance with this Section 10.4):

(a)     If to either of the Stockholders, to:

The address or email address of such Stockholder as it appears on the signature page of such Stockholder hereto.

with copies (which shall not be considered notice) to:

Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Woodbridge, NJ 08830
Email:	jlucosky@lucbro.com
chaunschild@lucbro.com
Attention:	Joseph Lucosky
Chris Haunschild

if to the Company or SPAC, at the respective addresses set forth in Section 11.1 of the Business Combination Agreement.

10.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

10.6 Consent to Jurisdiction; Service of Process; Venue. Each of the Parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any Delaware State court and the Federal court of the United States of America sitting in the State of Delaware) for the purposes of any suit, action or other proceeding arising out of this Agreement. Each of the Parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process

Annex E-5

for any action, suit or proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim), any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware) or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

10.7 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached and that money damages are an inadequate remedy for an actual or threatened breach of this Agreement because of the difficulty of ascertaining the amount of damage that will be suffered by the non-breaching Parties in the event that this Agreement is breached. It is accordingly agreed that the Parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief, without proof of actual damages, on the basis that (a) any Party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish, secure or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.7, and each Party irrevocably waives any right it may have to require the obtaining, furnishing, securing or posting of any such bond or similar instrument.

10.8 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 10.8.

10.9 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Business Combination Agreement (including the documents and the instruments referred to herein and therein) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement and is not intended to confer upon any Person other than the Parties hereto (and their respective successors and assigns) any rights (legal, equitable or otherwise) or remedies, whether as third party beneficiaries or otherwise, except as otherwise set forth herein[, except, from and after the Closing Date, for the provisions of Section 8 and the rights of the Released Parties set forth therein].

10.10 Counterparts. This Agreement may be executed in one or more counterparts (including by any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.

10.11 Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any Party to be valid and binding on the Parties hereto, such consent or approval must be in writing and executed and delivered to the other Parties.

10.12 No Agreement Until Executed. Irrespective of negotiations among the Parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the Parties hereto unless and until (a) the Business Combination Agreement is executed and delivered by all parties thereto, and (b) this Agreement is executed and delivered by the Parties.

10.13 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense, whether or not the Merger and the other Transactions are consummated.

Annex E-6

10.14 Action in Stockholder Capacity Only. Notwithstanding anything to the contrary in this Agreement, (a) no Person executing this Agreement (or designee or Representative of such Person) who has been, is or becomes during the term of this Agreement a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director of the Company and (b) the Parties acknowledge and agree that this Agreement is entered into by the Stockholders solely in their capacity as the Beneficial Owner of shares of Company Common Stock and nothing in this Agreement shall restrict in any respect any actions taken by the Stockholders or their designees or Representatives who are a director of the Company solely in his capacity as a director of the Company. For the avoidance of doubt, nothing in this Section 10.14 shall in any way modify, alter or amend any of the terms of the Business Combination Agreement.

10.15 Documentation and Information. Each Stockholder consents to and hereby authorizes SPAC and the Company to publish and disclose in all documents and schedules filed with the SEC or any other Governmental Authority in connection with the Transactions, and any press release or other disclosure document that SPAC or the Company reasonably determines to be necessary in connection with the Merger and any other Transaction, each Stockholder’s identity and ownership of the Subject Securities, the existence of this Agreement and the nature of each Stockholder’s commitments and obligations under this Agreement, and each Stockholder acknowledges that SPAC and the Company may file this Agreement or a form hereof with the SEC or with any other Governmental Authority. Each Stockholder agrees to promptly give SPAC and the Company any information that they may reasonably require for the preparation of any such disclosure documents, and each Stockholder agrees to promptly notify SPAC and the Company of any required corrections with respect to any written information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

10.16 Obligation to Update Schedule A. The Stockholders agree that in connection with any acquisitions or Transfers (to the extent permitted) of Subject Securities by any Stockholder, such Stockholder will, as promptly as practicable following the completion of such acquisition or Transfer, notify the Company and SPAC in writing of such acquisition or Transfer, and the Parties agree that they will update Schedule A to reflect the effect of such acquisition or Transfer.

10.17 Non-Survival of Representations and Warranties. The respective representations and warranties of the Stockholders contained herein shall not survive the Closing.

[Signature page follows]

Annex E-7

IN WITNESS WHEREOF, the Parties have duly executed this Agreement by their authorized representatives as of the date first above written.

Athena Technology Acquisition Corp. II
By:	/s/ Isabelle Freidheim
	Name:	Isabelle Freidheim
	Title:	Chief Executive Officer and
Chairperson of the Board of Directors
By:	/s/ Nishchay Chadha
	Name:	Nishchay Chadha
By:	/s/ Vipin Tyagi
	Name:	Vipin Tyagi

Annex E-8

Schedule A

Stockholder Name	Number of Shares of Company Common Stock Beneficially Owned
Nishchay Chadha	391,929
Vipin Tyagi	379,894

Annex E-9

Annex F

LOCK-UP AGREEMENT

This LOCK-UP AGREEMENT (this “Lock-Up Agreement”) is made and entered into as of [•], by and between Athena Technology Acquisition Corp. II, a Delaware corporation (“SPAC”), and the undersigned holder of Company Shares (the “Holder” and, together with SPAC, the “Parties”). For all purposes of this Agreement, “Holder” includes the other persons who enter into a joinder to this Agreement. All terms used but not defined in this Lock-Up Agreement shall have the same meanings as set forth in the Business Combination Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the Parties are entering into this Lock-Up Agreement pursuant to that certain Business Combination Agreement (the “Business Combination Agreement”), dated as of December 4, 2024, by and among SPAC, Athena Technology Sponsor II, LLC, a Delaware limited liability company, solely for purposes of Section 6.25 of the Business Combination Agreement, Project Atlas Merger Sub Inc., a Delaware corporation (“Merger Sub”), and Ace Green Recycling, Inc., a Delaware corporation (the “Company”), pursuant to which, and subject to the terms and conditions set forth therein, Merger Sub shall merge with and into the Company, as a result of which (i) the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving entity and a wholly owned subsidiary of SPAC and (ii) each Company Share issued and outstanding immediately prior to the Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive the Per Share Merger Consideration and a pro rata portion of any Earnout Shares that SPAC is obligated to issue;

WHEREAS, pursuant to the Business Combination Agreement, the Holder is entitled to receive shares of the SPAC Class A Common Stock (the “Lock-Up Securities”); and

WHEREAS, as a condition and inducement to the willingness of SPAC to consummate the transactions contemplated by the Business Combination Agreement, the Holder has agreed to execute and deliver this Agreement.

NOW THEREFORE, for good and valuable consideration, the sufficiency and receipt of which consideration is hereby acknowledged, the Holder and SPAC hereby agree as follows:

1. Lock-Up Period. The Holder agrees that, from the Closing Date until the date that is 180 days from the date thereof (such period, the “Lock-Up Period”), the Holder shall be subject to the lock-up restrictions set forth in Section 2 below.

2. Lock-Up Restriction.

(a) Lock-Up. During the Lock-Up Period, the Holder will not offer, sell, contract to sell, or otherwise transfer (or enter into any transaction that is designed to result in the sale, transfer or disposition (whether by actual or effective economic sale or disposition due to cash settlement or otherwise) by the Holder, directly or indirectly, including the filing (or participation in the filing) of a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to the Lock-Up Securities, unless such transaction is a Permitted Disposition (as defined below).

A “Permitted Disposition” shall include the following: (a) transfers of Lock-Up Securities to a trust or other entity formed for estate planning purposes for the benefit of the Holder or a family member of the undersigned or as a bona fide gift, by will, intestacy or the laws of descent and distribution upon death of the Holder, to a family member or trust for the benefit of a family member of the undersigned (for purposes of this lock-up agreement, “family member” means any relationship by blood, marriage or adoption, not more remote than first cousin), including current or former spouse or domestic partner, siblings, parents, spouse’s or domestic partner’s or former spouse’s or domestic partner’s parents or siblings, cousins or any lineal descendants (whether natural or adopted); (b) transfers of Lock-Up Securities to a charity or educational institution; (c) transfers of the Lock-Up Securities by the Holder upon the prior written consent of SPAC; (d) as a distribution to limited partners, members, immediate family member or other dependent; (e) to an Affiliated investment fund or other Affiliated entity controlled or under common control or managed by the Holder or its Affiliates; (f) to a nominee or custodian of a Person to whom a disposition or transfer would be permissible under clauses (a) through (e) above; provided that in the case of any transfer pursuant to the

Annex F-1

foregoing clauses (a) through (f) (i) any such transfer shall not involve a disposition for value, (ii) each transferee shall sign and deliver to SPAC a lock-up agreement substantially in the form of this Lock-Up Agreement and (iii) no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made; (g) transfers of the Lock-Up Securities by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement; (h) a pledge or hypothecation of the Lock-Up Securities as collateral for indebtedness; and (i) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction in each case made to all holders of the shares involving a Change of Control (as defined below) (including negotiating and entering into an agreement providing for any such transaction), provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, such Holder’s shares shall remain subject to the provisions of Section 2(a). In the case of a Permitted Disposition, the transferee shall be required to enter into this Agreement by executing the joinder to this Agreement in connection with the receipt of any shares from the Holder.

“Change of Control” shall mean the transfer to or acquisition by (whether by tender offer, merger, consolidation, division or other similar transaction), in one transaction or a series of related transactions, a Person or group of Affiliated Persons (other than an underwriter pursuant to an offering), of the Company’s voting securities if, after such transfer or acquisition, such Person or group of Affiliated Persons would Beneficially Own more than 50% of the outstanding voting securities of the Company (or the surviving entity).

(b) Stop Orders. The Holder further acknowledges and agrees that SPAC is authorized to, and SPAC agrees to, place “stop orders” on its books to prevent any transfer of any Lock-Up Securities held by the Holder in violation of this Lock-Up Agreement. SPAC agrees not to allow any transaction to occur that is inconsistent with this Lock-Up Agreement.

3. Miscellaneous.

(a) At any time, and from time to time, after the signing of this Lock-Up Agreement, the Holder will execute such additional instruments and take such action as may be reasonably requested by SPAC to carry out the intent and purposes of this Lock-Up Agreement.

(b) The terms and provisions of this Lock-Up Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws. Any action brought by either Party against the other concerning the transactions contemplated by this Lock-Up Agreement shall be brought only in the federal courts located in the State of Delaware. The Parties hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based on forum non conveniens. The Parties hereto and to any other agreements referred to herein or delivered in connection herewith agree to submit to the in personam jurisdiction of such courts and hereby irrevocably waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorneys’ fees and costs. In the event that any provision of this Lock-Up Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

(c) Any and all notices or other communications given under this Lock-Up Agreement shall be in writing and shall be deemed to have been duly given on (i) the date of delivery, if delivered in person to the addressee, (ii) the next business day if sent by overnight courier, or (iii) three days after mailing, if mailed within the continental United States, postage prepaid, by certified or registered mail, return receipt requested, to the party entitled to receive same, at his or its address set forth below:

If to SPAC, to:

Athena Technology Acquisition Corp. II
442 5th Avenue
New York, NY 10018
Attention: Isabelle Freidheim
Email: Isabelle@athenasponsor.com

Annex F-2

with a copy (which shall not constitute notice) to:

Lucosky Brookman LLP
101 Wood Avenue S., 5th Floor
Woodbridge, New Jersey 08830
Attn: Joseph Lucosky; Christopher Haunschild
Email: jlucosky@lucbro.com; chaunschild@lucbro.com

If to Holder, to:

[Name]
[Address]
Telephone:
Email: [______]

with a copy (which shall not constitute notice) to:

Lucosky Brookman LLP
101 Wood Avenue S., 5th Floor
Woodbridge, New Jersey 08830
Attn: Joseph Lucosky; Christopher Haunschild
Email: jlucosky@lucbro.com; chaunschild@lucbro.com

(d) The restrictions on transfer described in this Lock-Up Agreement are in addition to and cumulative with any other restrictions on transfer otherwise agreed to by the Holder or to which the Holder is subject to by applicable Law.

(e) This Lock-Up Agreement shall not be assigned in whole or in part, without the prior written consent of the other Party. Except as otherwise provided herein, this Lock-Up Agreement shall be binding upon Holder, his legal representatives, and his permitted successors and assigns.

(f) This Lock-Up Agreement may be executed and delivered in two counterparts (including by any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

(g) SPAC agrees not to take any action or allow any act to be taken that would be inconsistent with this Lock-Up Agreement.

(h) The terms and provisions of this Lock-Up Agreement may only be amended by a written instrument signed by SPAC and the Holder.

[-signature page follows-]

Annex F-3

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties hereto have executed this Lock-Up Agreement as of the date first above written.

HOLDER:

[____________]

By:
Name:
Title:
SPAC:

ATHENA TECHNOLOGY ACQUISITION CORP. II

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

Annex F-4

Annex G

LOCK-UP AGREEMENT

This LOCK-UP AGREEMENT (this “Lock-Up Agreement”) is made and entered into as of [•], by and between Athena Technology Acquisition Corp. II, a Delaware corporation (“SPAC”), (ii) Athena Technology Sponsor II, LLC, a Delaware limited company (the “Holder” and together with SPAC, the “Parties”). For all purposes of this Agreement, “Holder” includes the other persons who enter into a joinder to this Agreement. All terms used but not defined in this Lock-Up Agreement shall have the same meanings as set forth in the Business Combination Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the Parties are entering into this Lock-Up Agreement pursuant to that certain Business Combination Agreement (the “Business Combination Agreement”), dated as of December 4, 2024, by and among SPAC, the Holder, Project Atlas Merger Sub Inc., a Delaware corporation (“Merger Sub”), and Ace Green Recycling, Inc., a Delaware corporation (the “Company”), pursuant to which, and subject to the terms and conditions set forth therein, Merger Sub shall merge with and into the Company, as a result of which (i) the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving entity and a wholly owned subsidiary of SPAC and (ii) each Company Share issued and outstanding immediately prior to the Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive the Per Share Merger Consideration and a pro rata portion of any Earnout Shares that SPAC is obligated to issue;

WHEREAS, following the Business Combination Agreement, the Holder will hold shares of the SPAC Class A Common Stock (the “Lock-Up Securities”); and

WHEREAS, as a condition and inducement to the willingness of the Company to consummate the transactions contemplated by the Business Combination Agreement, the Holder has agreed to execute and deliver this Agreement.

NOW THEREFORE, for good and valuable consideration, the sufficiency and receipt of which consideration is hereby acknowledged, the Holder and SPAC hereby agree as follows:

1. Lock-Up Period. The Holder agrees that, from the Closing Date until the date that is 180 days from the date thereof (such period, the “Lock-Up Period”), the Holder shall be subject to the lock-up restrictions set forth in Section 2 below.

2. Lock-Up Restriction.

(a) Lock-Up. During the Lock-Up Period, the Holder will not offer, sell, contract to sell, or otherwise transfer (or enter into any transaction that is designed to result in the sale, transfer or disposition (whether by actual or effective economic sale or disposition due to cash settlement or otherwise) by the Holder, directly or indirectly, including the filing (or participation in the filing) of a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to the Lock-Up Securities, unless such transaction is a Permitted Disposition (as defined below).

A “Permitted Disposition” shall include the following: (a) transfers of Lock-Up Securities to a trust or other entity formed for estate planning purposes for the benefit of the Holder or a family member of the undersigned or as a bona fide gift, by will, intestacy or the laws of descent and distribution upon death of the Holder, to a family member or trust for the benefit of a family member of the undersigned (for purposes of this lock-up agreement, “family member” means any relationship by blood, marriage or adoption, not more remote than first cousin), including current or former spouse or domestic partner, siblings, parents, spouse’s or domestic partner’s or former spouse’s or domestic partner’s parents or siblings, cousins or any lineal descendants (whether natural or adopted); (b) transfers of Lock-Up Securities to a charity or educational institution; (c) transfers of the Lock-Up Securities by the Holder upon the prior written consent of SPAC; (d) as a distribution to limited partners, members, immediate family member or other dependent; (e) to an Affiliated investment fund or other Affiliated entity controlled or under common control or managed by the Holder or its Affiliates; (f) to a nominee or custodian of a Person to whom a disposition or transfer would be permissible under clauses (a) through (e) above; provided that in the case of any transfer pursuant to the foregoing clauses (a) through (f) (i) any such transfer shall not involve a disposition for value, (ii) each transferee shall sign and deliver to SPAC a lock-up agreement substantially in the form of this Lock-Up Agreement and (iii) no filing

Annex G-1

under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made; (g) transfers of the Lock-Up Securities by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement; (h) a pledge or hypothecation of the Lock-Up Securities as collateral for indebtedness; and (i) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction in each case made to all holders of the shares involving a Change of Control (as defined below) (including negotiating and entering into an agreement providing for any such transaction), provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, such Holder’s shares shall remain subject to the provisions of Section 2(a). In the case of a Permitted Disposition, the transferee shall be required to enter into this Agreement by executing the joinder to this Agreement in connection with the receipt of any shares from the Holder.

“Change of Control” shall mean the transfer to or acquisition by (whether by tender offer, merger, consolidation, division or other similar transaction), in one transaction or a series of related transactions, a Person or group of Affiliated Persons (other than an underwriter pursuant to an offering), of the Company’s voting securities if, after such transfer or acquisition, such Person or group of Affiliated Persons would Beneficially Own more than 50% of the outstanding voting securities of the Company (or the surviving entity).

(b) Stop Orders. The Holder further acknowledges and agrees that SPAC is authorized to, and SPAC agrees to, place “stop orders” on its books to prevent any transfer of any Lock-Up Securities held by the Holder in violation of this Lock-Up Agreement. SPAC agrees not to allow any transaction to occur that is inconsistent with this Lock-Up Agreement.

3. Miscellaneous.

(a) At any time, and from time to time, after the signing of this Lock-Up Agreement, the Holder will execute such additional instruments and take such action as may be reasonably requested by SPAC to carry out the intent and purposes of this Lock-Up Agreement.

(b) The terms and provisions of this Lock-Up Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws. Any action brought by either Party against the other concerning the transactions contemplated by this Lock-Up Agreement shall be brought only in the federal courts located in the State of Delaware. The Parties hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based on forum non conveniens. The Parties hereto and to any other agreements referred to herein or delivered in connection herewith agree to submit to the in personam jurisdiction of such courts and hereby irrevocably waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorneys’ fees and costs. In the event that any provision of this Lock-Up Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

(c) Any and all notices or other communications given under this Lock-Up Agreement shall be in writing and shall be deemed to have been duly given on (i) the date of delivery, if delivered in person to the addressee, (ii) the next business day if sent by overnight courier, or (iii) three days after mailing, if mailed within the continental United States, postage prepaid, by certified or registered mail, return receipt requested, to the party entitled to receive same, at his or its address set forth below:

If to SPAC, to:

Athena Technology Acquisition Corp. II

442 5th Avenue

New York, NY 10018

Attention: Isabelle Freidheim

Email: Isabelle@athenasponsor.com

Annex G-2

with a copy (which shall not constitute notice) to:

Lucosky Brookman LLP

101 Wood Avenue S., 5th Floor

Woodbridge, New Jersey 08830

Attn: Joseph Lucosky; Christopher Haunschild

Email: jlucosky@lucbro.com; chaunschild@lucbro.com

If to Holder, to:

Athena Technology Sponsor II, LLC

445 5th Avenue

New York, NY 10018

Attention: Isabelle Freidheim

Email: Isabelle@athenasponsor.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

Attn: Peyton Worley

Email: peyton.worley@lw.com

(d) The restrictions on transfer described in this Lock-Up Agreement are in addition to and cumulative with any other restrictions on transfer otherwise agreed to by the Holder or to which the Holder is subject to by applicable Law.

(e) This Lock-Up Agreement shall not be assigned in whole or in part, without the prior written consent of the other Party. Except as otherwise provided herein, this Lock-Up Agreement shall be binding upon Holder, his legal representatives, and his permitted successors and assigns.

(f) This Lock-Up Agreement may be executed and delivered in two counterparts (including by any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

(g) SPAC agrees not to take any action or allow any act to be taken that would be inconsistent with this Lock-Up Agreement.

(h) The terms and provisions of this Lock-Up Agreement may only be amended by a written instrument signed by SPAC and the Holder.

[-signature page follows-]

Annex G-3

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties hereto have executed this Lock-Up Agreement as of the date first above written.

SPAC:
ATHENA TECHNOLOGY ACQUISITION CORP. II
By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

Annex G-4

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties hereto have executed this Lock-Up Agreement as of the date first above written.

HOLDER:
ATHENA TECHNOLOGY SPONSOR II, LLC
By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

Annex G-5

Annex H

FORM OF REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], is made and entered into by and among Athena Technology Acquisition Corp. II, a Delaware corporation (“SPAC”), Athena Technology Sponsor II, LLC, a Delaware limited liability company (“Sponsor”), and the shareholders of Ace Green Recycling, Inc., a Delaware corporation (the “Company”), set forth on the signature pages hereto to this Agreement (the “Company Shareholders,” and together with Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, SPAC has entered into that certain Business Combination Agreement, dated as of [•], 2024 (the “Business Combination Agreement”), by and among SPAC, Sponsor, Project Atlas Merger Sub Inc., a Delaware corporation (“Merger Sub”), and the Company, pursuant to which, Merger Sub will merge with and into the Company (the “Merger”), as a result of which (i) the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving entity and a wholly owned subsidiary of SPAC and (ii) each Company Share issued and outstanding immediately prior to the Merger Effective Time shall no longer be outstanding and shall automatically be cancelled in exchange for the right of the holder thereof to receive the Per Share Merger Consideration and a pro rata portion of any Earnout Shares that SPAC is obligated to issue;

WHEREAS, SPAC, Sponsor and the undersigned parties listed on the signature page thereto under “Holders” entered into that certain Registration Rights Agreement, dated as of December 9, 2021 (the “Prior Agreement”);

WHEREAS, Section 5.5 of the Prior Agreement provides that any provision, covenant or condition of the Prior Agreement can be amended or modified upon the written consent of SPAC and Holders (as such term is used in the Prior Agreement) of at least a majority in interest of the Registrable Securities (as such term in used in the Prior Agreement);

WHEREAS, Sponsor owns a majority in interest of the Registrable Securities (as such term is used in the Prior Agreement);

WHEREAS, each of SPAC and Sponsor intends for its entry into this Agreement to constitute written consent pursuant to Section 5.5 of the Prior Agreement to amend the entirety of the Prior Agreement to provide for its termination without giving effect to the terms providing for the survival of certain provisions thereof as set forth in Section 5.7 (Term) of the Prior Agreement, with such termination effective as of the date hereof, in order to provide for the terms and conditions included herein;

WHEREAS, SPAC and Sponsor are parties to that certain Placement Unit Purchase Agreement, dated as of December 9, 2021, pursuant to which Sponsor purchased, among other things, an aggregate of 987,500 units each unit comprised of one share of Class A common stock of SPAC and one-half of one warrant, each whole warrant exercisable to purchase one share of Class A common stock of SPAC in a private placement transaction that occurred simultaneously with the closing of SPAC’s initial public offering;

WHEREAS, the parties hereto are entering into this Agreement concurrently with and, effective as of and contingent upon, the Closing; and

WHEREAS, SPAC and the Holders desire to enter into this Agreement, pursuant to which SPAC shall grant the Holders certain registration rights with respect to certain securities of SPAC, as set forth in this Agreement.

Annex H-1

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board or the chairman, chief executive officer or principal financial officer of SPAC (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) SPAC has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Block Trade” shall have the meaning set forth in Section 2.5(a) of this Agreement.

“Board” shall mean the board of directors of SPAC.

“Business Combination Agreement” shall have the meaning given in the Recitals.

“Business Day” shall have the meaning given in the Business Combination Agreement.

“Closing” shall have the meaning given in the Business Combination Agreement.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Commission Guidance” shall mean (i) any publicly-available guidance of the Commission staff, or any comments, requirements, or requests of the Commission staff and (ii) the Securities Act and the rules and regulations thereunder.

“Company” shall have the meaning given in the Recitals.

“Company Shares” shall have the meaning given in the Business Combination Agreement.

“Company Shareholders” shall have the meaning given in the Preamble.

“Demand Registration” shall have the meaning given in Section 2.1.1 of this Agreement.

“Demanding Holders” shall have the meaning given in Section 2.1.1 of this Agreement.

“Earnout Shares” shall have the meaning given in the Business Combination Agreement.

“Effectiveness Period” shall have the meaning given in Section 3.1.1 of this Agreement

“Exchange Act” shall mean the U.S. Securities and Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

“Holder” or “Holders” shall have the meaning given in the Preamble.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.4 of this Agreement.

“Merger” shall have the meaning given in the Recitals.

“Merger Sub” shall have the meaning given in the Recitals.

“Merger Effective Time” shall have the meaning given in the Business Combination Agreement.

Annex H-2

“Misstatement” shall mean in the case of a Registration Statement, an untrue statement of a material fact or an omission to state a material fact required to be stated therein, or necessary to make the statements therein not misleading, and in the case of a Prospectus, an untrue statement of a material fact or an omission to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

“Per Share Merger Consideration” shall have the meaning given in the Business Combination Agreement.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of any lock-up period applicable between such Holder and SPAC, and to any transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.2.1 of this Agreement.

“PIPE Subscription Agreements” shall have the meaning given to the term “Subscription Agreements” in the Business Combination Agreement.

“Prior Agreement” shall have the meaning given in the Recitals.

“Pro Rata” shall have the meaning given in Section 2.2.4 of this Agreement

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any SPAC Shares (including the SPAC Shares issued or issuable upon the exercise of any other equity security) of SPAC held by a Holder immediately following the Closing and (b) any other equity security of SPAC (including any warrants, shares of capital stock or other securities of SPAC issued or issuable as a dividend or other distribution with respect to or in exchange for or in replacement of such SPAC Shares), solely to the extent a Holder actually holds such security at the relevant time, in each case to the extent that such securities are “restricted securities” or are held by an “affiliate” (each as defined in Rule 144 under the Securities Act); provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by SPAC and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities may be sold without registration, including pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations); or (v) such securities have been sold to, or through, a broker, dealer or Underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses relating to a Registration, including, without limitation, the following:

(a) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which SPAC Shares are then listed;

(b) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c) printing, messenger, telephone and delivery expenses;

(d) reasonable fees and disbursements of counsel for SPAC;

(e) reasonable fees and disbursements of all independent registered public accountants of SPAC incurred specifically in connection with such Registration; and

Annex H-3

(f) reasonable fees and expenses of one legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration not to exceed $75,000 without the consent of SPAC.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in Section 2.1.1 of this Agreement.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended from time to time.

“Shelf Offering,” “Shelf Offering Request,” “Shelf Offering Notice” and “Shelf Registrable Securities” shall have the meaning given in Section 2.3(b) of this Agreement.

“Shelf Registration Statement” shall have the meaning given in Section 2.3(a) of this Agreement.

“SPAC” shall have the meaning given in the Preamble.

“SPAC Shares” shall mean the SPAC Class A Common Stock and the SPAC Class B Common Stock, in each case as defined in the Business Combination Agreement.

“Sponsor” shall have the meaning given in the Preamble.

“Suspension Event” shall have the meaning set forth in Section 3.4 of this Agreement.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of SPAC are sold to one or more Underwriters in a firm commitment underwriting for distribution to the public.

“Underwritten Takedown” shall have the meaning given in Section 2.3(b) of this Agreement.

Article II

REGISTRATIONS

2.1 Demand Registration.

2.1.1 Request for Registration. Subject to the provisions of Section 2.1.4 hereof and provided a Shelf Registration Statement has been filed pursuant to Section 2.3 hereof and been declared effective by the Commission, at any time and from time to time on or after the date on which the Shelf Registration Statement ceases to be effective, Holders of at least a majority in interest of the then outstanding number of Registrable Securities (the “Demanding Holders”) may make a written demand for Registration under the Securities Act of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). SPAC shall, promptly following SPAC’s receipt of a Demand Registration and, in any event, within 20 days of its receipt of such Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify SPAC, in writing, within five Business Days after the receipt by the Holder of the notice from SPAC. Upon receipt by SPAC of any such written notification from a Requesting Holder to SPAC, such Requesting Holder shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and SPAC shall effect, as soon thereafter as reasonably practicable, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. SPAC shall not be obligated to effect more than an aggregate of four Registrations pursuant to a Demand Registration under this Section 2.1.1 with respect to any or all Registrable Securities.

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2.1.2 Effective Registration. Notwithstanding the provisions of Section 2.1.1 hereof above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (a) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (b) SPAC has complied with all of its obligations under this Agreement with respect thereto; provided that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until (i) such stop order or injunction is removed, rescinded or otherwise terminated and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify SPAC in writing, but in no event later than five days of such election; provided further that SPAC shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.1.3 Underwritten Offering. Subject to the provisions of Section 2.1.4 hereof, if a majority-in-interest of the Demanding Holders so advise SPAC as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein; provided that SPAC shall only be obligated to effect an Underwritten Offering pursuant to this Section 2.1.3 if such offering shall include Registrable Securities proposed to be sold by such Holders with an anticipated aggregate offering price, before deduction of underwriting discounts and commissions, of at least $20 million. The applicable Holders shall have the right to select the underwriter(s) for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to SPAC’s prior approval which shall not be unreasonably withheld, conditioned or delayed.

2.1.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises SPAC, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other SPAC Shares or other equity securities that SPAC desires to sell and SPAC Shares, if any, as to which a Registration has been requested pursuant to separate written contractual piggyback registration rights held by any other shareholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then SPAC shall include in such Underwritten Offering, as follows: (a) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), SPAC Shares or other equity securities that SPAC desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), SPAC Shares or other equity securities of other persons or entities that SPAC is obligated to register for resale in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.5 Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Requesting Holders (if any) pursuant to a Registration under Section 2.1.1 hereof shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to SPAC and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration at least three Business Days prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, SPAC shall be responsible for the Registration Expenses incurred in connection with a Demand Registration prior to its withdrawal under this Section 2.1.5.

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2.2 Piggyback Registration.

2.2.1 Piggyback Registration Rights. If, at any time on or after the date hereof, SPAC proposes to file a Registration Statement under the Securities Act with respect to an offering equity securities or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities for its own account or for the account of persons other than the Holders of Registrable Securities, other than a Registration Statement (a) filed in connection with any employee or director share option, compensation or other benefit plan, (b) for an exchange offer or offering of securities solely to SPAC’s existing shareholders, (c) for an offering of debt that is convertible into equity securities of SPAC, (d) for an “at-the-market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (e) relating to a transaction pursuant to Rule 145 under the Securities Act or (f) for a dividend reinvestment plan, then SPAC shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as reasonably practicable, but not less than 10 days (or, in the case of a Block Trade, five days), before the anticipated filing date of such Registration Statement, which notice shall (i) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (ii) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within three Business Days (unless such offering is an overnight or bought Underwritten Offering or Block Trade, then two days), in each case after receipt of such written notice (such Registration a “Piggyback Registration”); provided, that if SPAC has been advised in writing by the managing Underwriter(s) that the inclusion of Registrable Securities for sale for the benefit of the Holders will have an adverse effect on the price, timing, or distribution method of SPAC Shares in, or probability of success of, an Underwritten Offering, then if no Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), SPAC shall not be required to offer such opportunity to such Holders. SPAC shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of SPAC included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by SPAC. SPAC may postpone or withdraw the filing or the effectiveness of a Piggyback Registration at any time in its sole discretion.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises SPAC and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of SPAC Shares that SPAC desires to sell, taken together with (a) SPAC Shares, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (b) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (c) SPAC Shares, if any, as to which Registration has been requested pursuant to separate written contractual piggyback registration rights of other shareholders of SPAC, exceeds the Maximum Number of Securities, then:

(i) If the Registration is undertaken for SPAC’s account, SPAC shall include in any such Registration: (A) first, SPAC Shares or other equity securities that SPAC desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), SPAC Shares, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other shareholders of SPAC, which can be sold without exceeding the Maximum Number of Securities; or

(ii) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then SPAC shall include in any such Registration: (A) first, SPAC Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of

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Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), SPAC Shares or other equity securities that SPAC desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), SPAC Shares or other equity securities for the account of other persons or entities that SPAC is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to SPAC and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. SPAC (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (but subject to Section 3.2 hereof), SPAC shall be responsible for up to $75,000 of the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

2.3 Shelf Registrations.

(a) SPAC shall as soon as reasonably practicable, but in any event within 30 days after the Closing Date (as defined in the Business Combination Agreement), file with the Commission a registration statement under the Securities Act for the shelf registration (a “Shelf Registration Statement”) covering, subject to Section 3.3 hereof, the public sale or resale of all of the Registrable Securities (determined as of two Business Days prior to such filing) on a delayed or continuous basis. SPAC shall use its commercially reasonable efforts to cause any Shelf Registration Statement to be declared effective under the Securities Act as soon as reasonably practicable after the initial filing of such Shelf Registration Statement, and once effective, SPAC shall cause such Shelf Registration Statement to remain continuously effective for such time period ending on the earliest of (i) the third anniversary of the initial effective date of such Shelf Registration Statement, (ii) the date on which all Registrable Securities covered by such Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement, and (iii) the date as of which there are no longer any Registrable Securities covered by such Shelf Registration Statement in existence. In order for any Holder to be named as a selling security holder in such Shelf Registration Statement, SPAC may require such Holder to deliver all information about such Holder that is required to be included in such Shelf Registration Statement in accordance with applicable law.

(b) At any time from time to time after the effectiveness of a Shelf Registration Statement, subject to any lock-up restrictions, Holders of Registrable Securities shall have the right at any time or from time to time to elect to sell pursuant to an offering (including an underwritten offering (an “Underwritten Takedown”)) Registrable Securities available for sale pursuant to such registration statement (”Shelf Registrable Securities”). The applicable Holders shall make such election by delivering to SPAC at least 10 Business Days prior to such offering a written request (a “Shelf Offering Request”) specifying the number of Shelf Registrable Securities that such Holders desire to sell pursuant to such offering and the expected price range (net of any underwriting discounts and commissions) of such offering (the “Shelf Offering”); provided that, in the event such Shelf Offering is an Underwritten Takedown, SPAC shall only be obligated to effect such Underwritten Takedown if such offering shall include Shelf Registrable Securities proposed to be sold by the Holder, either individually or together with other Holders, with an anticipated aggregate offering price, before deduction of underwriting discounts and commissions, of at least $20 million. The applicable Holders shall have the right to select the

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underwriter(s) for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to SPAC’s prior approval, which shall not be unreasonably withheld, conditioned or delayed. In the case of an Underwritten Takedown, as promptly as reasonably practicable, but no later than five Business Days after receipt of a Shelf Offering Request, SPAC shall give written notice (the “Shelf Offering Notice”) of such Shelf Offering Request to all other Holders of Shelf Registrable Securities. SPAC shall include in such Shelf Offering the Shelf Registrable Securities of any other Holder that shall have made a written request to SPAC for inclusion in such Shelf Offering (which request shall specify the maximum number of Shelf Registrable Securities intended to be sold by such Holder) within five Business Days after the receipt of the Shelf Offering Notice. SPAC shall, as expeditiously as possible, use its commercially reasonable efforts to facilitate such Shelf Offering. Notwithstanding the foregoing, SPAC is not obligated to effect (i) more than an aggregate of three Underwritten Takedowns pursuant to this Section 2.3(b) in any 12-month period, (ii) more than an aggregate of five Underwritten Takedowns pursuant to this Section 2.3(b) in total, or (iii) an Underwritten Takedown pursuant to this Section 2.3(b) within 90 days after the closing of any public offering of equity securities by SPAC.

(c) Notwithstanding the foregoing, if any Holder desires to effect a sale of Shelf Registrable Securities that does not constitute an Underwritten Takedown, the Holder shall deliver to SPAC a Shelf Offering Request no later than two Business Days prior to the expected date of the sale of such Shelf Registrable Securities, and SPAC shall use its reasonable efforts to file and effect an amendment or supplement to its Shelf Registration Statement for such purpose as soon as reasonably practicable to the extent necessary in order to enable such offering to take place in accordance with the terms of this Agreement.

(d) SPAC shall, at the reasonable request of Holders representing a majority of the Registrable Securities covered by a Shelf Registration Statement, file any prospectus supplement or, if the applicable Shelf Registration Statement is an Automatic Shelf Registration Statement, any post-effective amendments, or incorporation by reference any required information and otherwise take any action necessary to include therein all disclosure and language deemed reasonably necessary or advisable in the opinion of counsel of such Holders to effect such Shelf Offering.

2.4 Priority on Shelf Offerings. Subject to the provisions of Section 2.1.4 hereof, if the number of Registrable Securities that can be included on a Shelf Registration Statement is otherwise limited by Instruction I.B.6 to Form S-3 (or any successor provision thereto), SPAC shall include in such registration or offering prior to the inclusion of any securities that are not Registrable Securities the number of Registrable Securities requested to be included which can be included on such Shelf Registration Statement in accordance with the requirements of Form S-3, pro rata among the respective Holders thereof on the basis of the amount of Registrable Securities owned by each such Holder that such Holder of Registrable Securities shall have requested to be included therein.

2.5 Block Trades.

(a) Notwithstanding anything contained in this Section 2, following the expiration of any applicable lock-up period to such Holder, in the event of a sale of Registrable Securities in an underwritten transaction requiring the involvement of SPAC but not involving any “road show” and that is commonly known as a “block trade” (a “Block Trade”): (i) the Holder shall (A) give at least five Business Days prior notice in writing of such transaction to SPAC, (B) identify the potential underwriter(s) in such notice with contact information for such underwriter(s) and (C) indicate the maximum number of Registrable Securities to be sold in such offering and the expected gross proceeds of such offering; and (ii) SPAC shall cooperate with such requesting Holder or Holders to the extent that it is reasonably able to effect such Block Trade. Any Block Trade shall be for at least $20 million in expected gross proceeds. For the avoidance of doubt, a Block Trade shall not constitute an Underwritten Takedown. The Holders of at least a majority of the Registrable Shares being sold in any Block Trade shall select the underwriter(s) to administer such Block Trade; provided that such underwriter(s) shall be reasonably acceptable to SPAC.

(b) Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade, the Holder shall have the right to submit a written notice of withdrawal to SPAC of its intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, SPAC shall be responsible for the Registration Expenses incurred in connection with a Block Trade prior to such Holder’s withdrawal under this Section 2.5(b).

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2.6 Restrictions on Registration Rights. If: (a) during the period starting with the date 60 days prior to SPAC’s good faith estimate of the date of the filing of, and ending on a date 120 days after the effective date of, a SPAC-initiated Registration and provided that SPAC has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to Section 2.1.1 hereof and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (b) the Holders have requested an Underwritten Registration and SPAC and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (c) in the good faith judgment of the Board such Demand Registration would be seriously detrimental to SPAC and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case SPAC shall furnish to such Holders a certificate signed by the Chairman of the Board or another authorized representative of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to SPAC for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, SPAC shall have the right to defer such filing pursuant to this Section 2.6 for a period of not more than 30 days; provided, however, that SPAC shall not defer its obligation in this manner more than once in any 12-month period.

Article III
SPAC PROCEDURES

3.1 General Procedures. If at any time on or after the date hereof SPAC is required to effect the Registration of Registrable Securities, SPAC shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto SPAC shall, as soon as reasonably possible:

3.1.1 prepare and file with the Commission a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold or are no longer outstanding or no longer constitute Registrable Securities (such period, the “Effectiveness Period”);

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the majority-in-interest of the Holders with Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by SPAC or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or are no longer outstanding or no longer constitute Registrable Securities;

3.1.3 upon request made no later than five Business Days prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided, that SPAC will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of SPAC and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable

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Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that SPAC shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action that would subject it to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.6 advise each seller of such Registrable Securities, promptly after it shall receive notice of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening in writing of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.7 during the Effectiveness Period, furnish a conformed copy of each filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, promptly after such filing of such documents with the Commission to each seller of such Registrable Securities or its counsel; provided, that SPAC will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

3.1.8 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, subject to the provisions of this Agreement, notify the Holders of the happening of any event as a result of which a Misstatement exists, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.9 permit a representative of the Holders (such representative to be selected by a majority-in-interest of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriters to participate, at each such person’s own expense, in the preparation of the Registration Statement or the Prospectus, and cause SPAC’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to SPAC, prior to the release or disclosure of any such information;

3.1.10 obtain a “cold comfort” letter from SPAC’s independent registered public accountants, in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.11 on the date that the Registrable Securities are delivered for sale pursuant to such Registration, in the event of an Underwritten Registration, obtain an opinion, dated such date, of counsel representing SPAC for the purposes of such Registration, addressed to the Holders and the Underwriters, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders or Underwriters may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.12 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter(s) of such Underwritten Offering;

3.1.13 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning with the first day of SPAC’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.14 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50 million, use its reasonable efforts to make available senior executives of SPAC to participate in customary “road show” presentations that may be reasonably requested by the Underwriter(s) in any Underwritten Offering; and

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3.1.15 otherwise, in good faith, cooperate with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. All Registration Expenses of all Registrations in the aggregate shall be borne by SPAC. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable and documented fees and expenses of any external legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of SPAC pursuant to a Registration initiated by SPAC hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by SPAC and (ii) completes and executes all questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other documents as may be required under the terms of such underwriting arrangements and that are reasonable or otherwise customary.

3.4 Suspension of Sales; Adverse Disclosure. Notwithstanding anything to the contrary in this Agreement, SPAC shall be entitled to postpone the effectiveness of a Registration Statement, and from time to time to require Holders not to sell under a Registration Statement or to suspend the effectiveness thereof, for the shortest period of time determined in good faith by SPAC to be necessary for such purpose, if the Registration Statement or Prospectus (i) contains a Misstatement, or in the opinion of counsel for SPAC it is necessary to supplement or amend such Prospectus to comply with applicable law, (ii) would require the inclusion in such Registration Statement of financial statements that are unavailable to SPAC for reasons beyond SPAC’s control, (iii) in the good faith judgment of a majority of the Board, would be seriously detrimental to SPAC and the Board concludes, as a result, that it is necessary to defer such filing, initial effectiveness, or continued use at such time, (iv) if the majority of the Board, in its good faith judgment, determines to delay the filing or initial effectiveness of, or suspend the use of, a Registration Statement and such delay or suspension arises out of or is a result of, or is related to or is in connection with any Commission Guidance, (v) in the good faith judgment of a majority of the Board, would materially interfere with a significant acquisition, corporate reorganization, financing, securities offering or other similar transaction involving SPAC, (vi) in the good faith judgment of a majority of the Board, would require premature disclosure of material information that SPAC has a bona fide business purpose for preserving as confidential, or (vii) would otherwise render SPAC unable to comply with requirements under the Securities Act or Exchange Act (each, a “Suspension Event”); provided, however, that SPAC may not delay or suspend a Registration Statement on more than two occasions or for more than 60 consecutive calendar days in each case during any 12 month period. Upon notice from SPAC of the occurrence of a Suspension Event, each of the Holders shall forthwith discontinue disposition of Registrable Securities until such Holder has received copies of a supplemented or amended Registration Statement or Prospectus correcting such Suspension Event (it being understood that SPAC hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by SPAC that the use of the Registration Statement or Prospectus may be resumed. If so directed by SPAC, the Holders will deliver to SPAC or, in Holders’ sole discretion destroy, all copies of each Prospectus covering Registrable Securities in Holders’ possession; provided, however, that this obligation to deliver or destroy shall not apply (i) to the extent that the Holders are required to retain a copy of such Prospectus (A) to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data backup.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, SPAC, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by SPAC after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. SPAC further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell SPAC Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission, to the extent that such rule or such successor rule is available to SPAC), including providing any customary legal opinions. Upon the request of any Holder, SPAC shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Annex H-11

3.6 Restrictive Legend Removal. In connection with a Registration pursuant to Sections 2.1, 2.2, 2.3 or 2.5 hereof, upon the request of a Holder, SPAC shall (i) authorize SPAC’s transfer agent to remove any legend on share certificates of such Holder’s Registrable Securities restricting further transfer (or any similar restriction in book entry positions of such Holder), and cause SPAC’s counsel to issue an opinion to SPAC’s transfer agent in connection therewith, if such restrictions are no longer required by the Securities Act or any applicable state securities laws or any agreement with SPAC to which such Holder is a party, (ii) request SPAC’s transfer agent to issue in lieu thereof securities without such restrictions to the Holder upon, as applicable, surrender of any certificates or to update the applicable book entry position of such Holder so that it no longer is subject to such a restriction, and (iii) use commercially reasonable efforts to cooperate with such Holder to have such Holder’s Registrable Securities transferred into a book entry position at The Depository Trust Company, in each case, subject to delivery of customer documentation, including any documentation required by such restrictive legend or book entry notation.

Article IV
INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 SPAC agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, employees, advisors, agents, representatives and each person who controls (within the meaning of the Securities Act) such Holder against all losses, claims, damages, liabilities and expenses (including reasonable and documented external attorneys’ fees) caused by any Misstatement, except insofar as the same are arising out of, based on or contained in any information furnished in writing to SPAC by such Holder expressly for use therein. SPAC shall indemnify the Underwriters, their officers and directors and each person who controls (within the meaning of the Securities Act) such Underwriters to the same extent as provided in the foregoing with respect to the indemnification of the Holders.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to SPAC in writing such information and affidavits as SPAC reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify SPAC, its directors, officers, employees, advisors, representatives and agents and each person who controls (within the meaning of the Securities Act) SPAC against any losses, claims, damages, liabilities and expenses (including without limitation reasonable and documented external attorneys’ fees) caused by any Misstatement is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that, except in the case of fraud or willful misconduct by such Holder, the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls (within the meaning of the Securities Act) such Underwriters to the same extent as provided in the foregoing with respect to indemnification of SPAC.

4.1.3 Any person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement that cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

Annex H-12

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. SPAC and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event SPAC’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability except in the case of fraud or willful misconduct by such Holder. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 hereof, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person who was not guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, the indemnity agreement contained in this Section 4 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of SPAC, which consent shall not be unreasonably withheld, conditioned, or delayed.

Article V
MISCELLANEOUS

5.1 Notices. All notices, demands, requests, consents, approvals or waivers and other communications required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (a) in person, (b) by e-mail (having obtained electronic delivery confirmation thereof), (c) by reputable, nationally recognized overnight courier service providing evidence of delivery, or (d) by registered or certified mail, pre-paid and return receipt requested. Each notice or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the second Business Day following the date on which it is mailed, in the case of notices delivered by courier service, hand delivery or overnight mail, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation, and in the case of notices delivered by email, at such time as it is successfully transmitted to the addressee. Any notice or communication under this Agreement must be addressed to the applicable party at their respective addresses set forth in Schedule A hereto.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of SPAC hereunder may not be assigned or delegated by SPAC in whole or in part.

5.2.2 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and his, her or its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.3 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

Annex H-13

5.2.4 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate SPAC unless and until SPAC shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to SPAC, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. Delivery of a signed counterpart of this Agreement by facsimile or electronic transmission shall constitute valid and sufficient delivery thereof.

5.4 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written. Without limiting the generality of the foregoing, SPAC and Sponsor hereby agree that the Prior Agreement is hereby terminated without giving effect to the terms providing for the survival of certain provisions thereof as set forth in Section 5.7 (Term) of the Prior Agreement and of no further force or effect.

5.5 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE AS APPLIED TO AGREEMENTS AMONG DELAWARE RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the federal courts located in the State of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the above-named courts, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

5.6 WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE HOLDERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

5.7 Amendments and Modifications. Upon the written consent of SPAC and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder solely in his, her or its capacity as a holder of SPAC Shares, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected; provided further that no consent of any holder of Piggyback Registration rights pursuant to Section 2.2 hereof shall be required with respect to any such waiver, amendment or modification, except with respect to any waiver, amendment or modification that adversely affects such holder of Piggyback Registration rights solely in his, her or its capacity as a holder of Registrable Securities in a manner that is materially different from the other Holders (in such capacity). No course of dealing between any Holder or SPAC and any other party hereto or any failure or delay on the part of a Holder or SPAC in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or SPAC. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party. Any amendment, termination, or waiver effected in accordance with this Section 5.8 shall be binding on each party hereto and all of such party’s successors and permitted assigns, regardless of whether or not any such party, successor or assignee entered into or approved such amendment, termination, or waiver.

Annex H-14

5.8 Other Registration Rights. SPAC represents and warrants that no person, other than a holder of [(i) Registrable Securities [or (ii) securities of SPAC that are registrable in pursuant to the PIPE Subscription Agreements], has any right to require SPAC to register any securities of SPAC for sale or to include such securities of SPAC in any Registration by SPAC for the sale of securities for its own account or for the account of any other person. Further, SPAC represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.9 Scope of the Holders’ Obligations. In this Agreement, (a) any obligation, covenant, representation or warranty, indemnity, liability or other requirement provided by or in respect of any Holder shall be on a several basis (not jointly and not jointly and severally) as to such Holder and only pertain to it, (b) each Holder shall be liable for its own breaches and (c) no party hereto shall be entitled to recover more than once (i.e., “double recovery”) for the same loss or losses even in the event of breaches by multiple Holders.

5.10 Term. This Agreement shall terminate upon the earlier of (a) the fifth anniversary of the date of this Agreement and (b) the date as of which no Registrable Securities remain outstanding. The provisions of Section 3.5 and Article IV hereof shall survive any termination.

[SIGNATURE PAGES FOLLOW]

Annex H-15

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

SPAC:
ATHENA TECHNOLOGY ACQUISITION CORP. II
By:
Name:
Title:
COMPANY SHAREHOLDERS:
[•]
By:
Name:
Title:
OTHER HOLDERS:
[•]
By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

Annex H-16

Schedule A

SPAC:

Athena Technology Acquisition Corp. II

442 5th Avenue

New York, New York 10018

Attn: Isabelle Freidheim

Email: Isabelle@athenasponsor.com

with a required copy to (which copy shall not constitute notice):

Latham & Watkins LLP

1271 Avenue for the Americas

New York, New York 10020

Attn: Peyton Worley and Daniel Breslin

Email: Peyton.worley@lw.com; Daniel.breslin@lw.com

COMPANY SHAREHOLDERS:

[______________]:

[______________]

c/o [______________]

[______________]

[______________]

[______________]:

[______________]

c/o [______________]

[______________]

[______________]

OTHER HOLDERS:

[______________]:

[______________]

c/o [______________]

[______________]

[______________]

[______________]:

[______________]

c/o [______________]

[______________]

[______________]

Annex H-17

Annex I

AMENDED AND RESTATED BYLAWS

OF

ACE GREEN RECYCLING, INC.

Adopted as of ______ __, 2026

ARTICLE I
OFFICES

Section 1.01 Registered Office. The registered office of Ace Green Recycling, Inc. (the “Corporation”) will be fixed in the certificate of incorporation of the Corporation, as may be amended or restated from time to time (the “Certificate of Incorporation”).

Section 1.02 Other Offices. The Corporation may have other offices, both within and without the State of Delaware, as the board of directors of the Corporation (the “Board”), from time to time, shall determine or as the business and affairs of the Corporation may require.

ARTICLE II
STOCKHOLDERS MEETINGS

Section 2.01 Place of Meetings. All meetings of the stockholders of the Corporation, for the election of Directors or for any other purpose will be held at such time and place as may be designed by the Board and stated in the notice of meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.05(a). The Board may postpone and reschedule any previously scheduled annual or special meeting of the stockholders.

Section 2.02 Annual Meetings. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may property come before the meeting in accordance with these by-laws of the Corporation (“Bylaws”) shall be held at such date, time, and place, if any as shall be determined by the Board and stated in the notice of the meeting.

Section 2.03 Special Meetings. Special meetings of stockholders, for any purpose or purposes, may only be called in accordance with the Certificate of Incorporation. Special meetings of stockholders shall be held at such date, time, and place, if any, as shall be determined by the Board and stated in the notice of the meeting. The business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.

Section 2.04 Notice of Meetings. Written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the Delaware General Corporation Law (the “DGCL”). If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.08(c)) given before the date previously scheduled for such meeting.

Section 2.05 Quorum. Except as otherwise provided by applicable law, the Certificate of Incorporation, or these Bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or

Annex I-1

series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.07 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

Section 2.06 Voting of Shares.

(a) Voting Lists. The Secretary of the Corporation (the “Secretary”) shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order and showing the address and the number and class of shares registered in the name of each stockholder. Nothing contained in this Section 2.06(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.06(a) or to vote in person or by proxy at any meeting of stockholders.

(b) Manner of Voting. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.03(c)), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairman of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c) Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary until the meeting is called to order but shall be filed with the Secretary before being voted. Without affecting any vote previously taken, a stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person, by revoking the proxy by giving notice to the Secretary, or by a later appointment of a proxy. No stockholder shall have cumulative voting rights. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority: (i) A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(ii) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder.

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Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d) Required Vote. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

(e) Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall: ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

Section 2.07 Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. When a meeting is adjourned to another time or place, (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication), notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication, or (iii) set forth in the notice of meeting given in accordance with Section 2.04 of these Bylaws. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.02, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 2.08 Advance Notice for Business.

(a) Annual Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record both on the date of the giving of the notice provided for in this Section 2.08(a) and on the date of such annual meeting and who is entitled to vote at such annual meeting and (y) who

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complies with the notice procedures set forth in this Section 2.08(a). Notwithstanding anything in this Section 2.08(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.02 will be considered for election at such meeting.

(i) In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.08(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held or deemed to have been held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 2.08(a).

(ii) To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of any Stockholder Associated Person (as defied below), (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by any Stockholder Associated Person, (D) any option, warrant, convertible security, stock appreciation right, swap or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right is subject to settlement in the underlying class or series of shares of the Corporation or otherwise (a “Derivative Instrument”), directly or indirectly owned beneficially by such stockholder or by any Stockholder Associated Person and any other direct or indirect opportunity of such stockholder or any Stockholder Associated Person to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (E) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or any Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, (F) any performance-related fees (other than an asset-based fee) that such stockholder or any Stockholder Associated Person is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, including without limitation any such interests held by members of such stockholder’s or any Stockholder Associated Person’s immediate family sharing the same household, (G) a description of all agreements, arrangements or understandings (written or oral) between or among such stockholder, any Stockholder Associated Person and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (H) any material interest of such stockholder and any Stockholder Associated Person (individually or in the aggregate) in such business, (I) any other information relating to such stockholder and any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for election of directors (even if an election contest is not involved), or would be otherwise required, in each case pursuant to Section 14 of the Securities Exchange Act of 1934, as amended

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(the “Exchange Act”) and the rules and regulations promulgated thereunder, (J) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting, and (K) a statement of whether such stockholder or any Stockholder Associated Person intends, or is part of a group that intends, to solicit proxies in connection with the proposal.

(iii) The foregoing notice requirements of this Section 2.08(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Exchange Act, and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business (other than nominations) shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.08(a), provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.08(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairman of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.08(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.08(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.08(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

(iv) In addition to the provisions of this Section 2.08(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein and a failure to comply therewith shall be deemed a failure to comply with this Section 2.08. Nothing in this Section 2.08(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.02.

(c) Definitions. For purposes of these Bylaws: “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto); “Stockholder Associated Person” shall mean for any stockholder (i) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder, or (iii) any person controlling, controlled by or under common control with such person referred to in the preceding clauses (i) and (ii); “qualified representative” of a stockholder shall mean a duly authorized officer, manager, trustee or partner of such stockholder or a person authorized by a writing executed by such stockholder (or a reliable reproduction of the writing) stating that such person is authorized to act for such stockholder as proxy at the meeting of stockholders, which writing or reproduction must be delivered to the Corporation not fewer than five business days before the stockholder meeting; “close of business” shall mean 6:00 p.m. local time at the principal executive offices of the Corporation on the applicable calendar day, whether or not the day is a business day; and “opening of business” shall mean 9:00 a.m. local time at the principal executive offices of the Corporation on the applicable calendar day, whether or not the day is a business day.

Section 2.09 Conduct of Meetings. The chairman of each annual and special meeting of stockholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or,

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in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

ARTICLE III
DIRECTORS

Section 3.01 Powers; Number. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware. Subject to the Certificate of Incorporation, the number of directors shall be fixed exclusively by resolution of the Board.

Section 3.02 Advance Notice for Nomination of Directors.

(a) Only persons who are nominated in accordance with the following procedures or the procedures set forth in Section 3.04 shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (x) who is a stockholder of record both on the date of the giving of the notice provided for in this Section 3.02 and on the date of the meeting and who is entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.02.

(b) In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date or if no annual meeting was held or deemed to have been held in the preceding year, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.02.

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(c) In no event may a nominating stockholder provide timely notice with respect to a greater number of director candidates than are subject to election by stockholders at the applicable meeting. Notwithstanding anything in Section 3.02(b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board at least 10 days before the last day a stockholder may deliver a notice in accordance with Section 3.02(b), a stockholder’s notice required by this Section 3.02 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

(d) To be in proper written form, a stockholder’s notice to the Secretary must set forth: (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the person, (D) any Derivative Instrument directly or indirectly owned beneficially by such nominee and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, and (E) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice and any Stockholder Associated Person (A) the name and record address of such stockholder as they appear on the Corporation’s books and the name and address of such Stockholder Associated Person, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and Stockholder Associated Person, (C) any Derivative Instrument directly or indirectly owned beneficially by such stockholder and Stockholder Associated Person and any other direct or indirect opportunity of such stockholder and Stockholder Associated Person to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (D) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or any Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, (E) any performance-related fees (other than an asset-based fee) that such stockholder or Stockholder Associated Person is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, including without limitation any such interests held by members of such stockholder’s or any Stockholder Associated Person’s Family Member, (F) a description of all agreements, arrangements or understandings (written or oral) relating to the nomination to be made by such stockholder between or among such stockholder, such Stockholder Associated Person, and each proposed nominee and any other person or persons (including their names), (G) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, (H) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder or any Stockholder Associated Person, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, and (I) any other information relating to such stockholder and Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee in a proxy statement and form of proxy relating to the meeting at which directors are to be elected and to serve as a director if elected.

For purposes of this Section 3.02(d), each reference to a nominating stockholder shall include, collectively, any stockholder giving the notice of director nomination or, if the notice is given on behalf of a beneficial owner on whose behalf the nomination is made, such beneficial owner, and if such stockholder or beneficial owner is an entity, each Control Person thereof (in each case of a stockholder, beneficial owner or Control Person, together with any Family Member thereof), and a nominating stockholder shall be deemed to be “acting in concert” with a person if such stockholder has knowingly acted (whether or not pursuant to an express agreement, arrangement or understanding) at any time during the prior two years in concert with such person (or Control Person thereof) in relation to matters (whether or not specific to the Corporation) that will be material to the nominating stockholder’s

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solicitation of stockholders; provided, however, that a stockholder shall not be deemed to be acting in concert with a person whose primary business is to serve as investment manager or adviser with respect to investing and trading in securities for a client or its own account. Additionally, for purposes of this Section 3.02(d), “Control Person” shall mean, with respect to any person, collectively, (1) any direct and indirect control person of such first person, and (2) such first person’s and any control person’s respective directors, trustees, executive officers and managing members (including, with respect to an entity exempted from taxation under Section 501(1) of the Internal Revenue Code, each member of the board of trustee, board of directors, executive council or similar governing body thereof), and “Family Member” shall mean a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares the person’s home.

(e) If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.02, or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3.02, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.02, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(f) In addition to the provisions of this Section 3.02, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein and any failure to comply therewith shall be deemed a failure to comply with this Section 3.02. Nothing in this Section 3.02 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation or the right of the Board to fill newly created directorships and vacancies on the Board pursuant to the Certificate of Incorporation.

Section 3.03 Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors, including for service on a committee of the Board, and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

ARTICLE IV
BOARD MEETINGS

Section 4.01 Annual Meetings. The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.01.

Section 4.02 Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places as shall from time to time be determined by the Board.

Section 4.03 Special Meetings. Special meetings of the Board (a) may be called by the Chairman of the Board or President and (b) shall be called by the Chairman of the Board, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (if any) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.03, to each director: (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable

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law, the Certificate of Incorporation, or these Bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.04.

Section 4.04 Quorum; Required Vote. A majority of the total number of directors of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 4.05 Consent In Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.06 Organization. The Board shall elect a Chairman of the Board from among the directors. The chairman of each meeting of the Board shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairman elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

ARTICLE V
COMMITTEES OF DIRECTORS

Section 5.01 Establishment. The Board may by resolution of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.02 Available Powers. Any committee established pursuant to Section 5.01 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section 5.03 Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

Section 5.04 Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these Bylaws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until

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a quorum is present. Unless the Board otherwise provides and except as provided in these Bylaws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to ARTICLE III and ARTICLE IV of these Bylaws.

ARTICLE VI
OFFICERS

Section 6.01 Officers. The officers of the Corporation elected by the Board shall be a Chief Executive Officer, a Chief Financial Officer, a Secretary and such other officers (including without limitation, Presidents, Vice Presidents, Assistant Secretaries and a Treasurer) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this ARTICLE VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these Bylaws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.

(a) Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chief Executive Officer and President may be held by the same person.

(b) President. The President, if any, shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.

(c) Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.

(d) Secretary.

(i) The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chief Executive Officer or the President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

(ii) The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

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(e) Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

(f) Chief Financial Officer. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).

(g) Treasurer. The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.

Section 6.02 Term of Office; Removal; Vacancies. The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

Section 6.03 Other Officers. The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

Section 6.04 Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these Bylaws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

ARTICLE VII
SHARES

Section 7.01 Certificated and Uncertificated Shares. The shares of the Corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed in accordance with Section 7.03 representing the number of shares registered in certificate form. The Corporation shall not have power to issue a certificate representing shares in bearer form.

Section 7.02 Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Section 7.03 Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by (a) the Chief Executive Officer, the President or a Vice President and (b) the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose

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facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 7.04 Consideration and Payment for Shares.

(a) Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities, or any combination thereof.

(b) Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.

Section 7.05 Lost, Destroyed or Wrongfully Taken Certificates.

(a) If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b) If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 7.06 Transfer of Stock.

(a) If a certificate representing shares of the Corporation is presented to the Corporation with a stock power or other endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:

(i) in the case of certificated shares, the certificate representing such shares has been surrendered;

(ii) (A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;

(iii) the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;

(iv) the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.08(a); and

(v) such other conditions for such transfer as shall be provided for under applicable law have been satisfied.

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(b) Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

Section 7.07 Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person), upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 7.08 Effect of the Corporation’s Restriction on Transfer.

(a) A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.

(b) A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares.

Section 7.09 Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

ARTICLE VIII
INDEMNIFICATION

Section 8.01 Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.03 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 8.02 Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.01, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent permitted by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or
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otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this ARTICLE VIII or otherwise.

Section 8.03 Right of Indemnitee to Bring Suit. If a claim under Section 8.01 or Section 8.02 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In any suit brought by (a) the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this ARTICLE VIII or otherwise shall be on the Corporation.

Section 8.04 Non-Exclusivity of Rights. The rights provided to Indemnitees pursuant to this ARTICLE VIII shall not be exclusive of any other right that any Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

Section 8.05 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust, other enterprise or nonprofit entity against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 8.06 Indemnification of Other Persons. This ARTICLE VIII shall not limit the right of the Corporation to the extent and in the manner permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity to the fullest extent of the provisions of this ARTICLE VIII with respect to the indemnification and advancement of expenses of Indemnitees under this ARTICLE VIII.

Section 8.07 Amendments. Any repeal or amendment of this ARTICLE VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this ARTICLE VIII, shall, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

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Section 8.08 Certain Definitions. For purposes of this ARTICLE VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

Section 8.09 Contract Rights. The rights provided to Indemnitees pursuant to this ARTICLE VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 8.10 Severability. If any provision or provisions of this ARTICLE VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this ARTICLE VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this ARTICLE VIII (including, without limitation, each such portion of this ARTICLE VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE IX
MISCELLANEOUS

Section 9.01 Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these Bylaws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, that if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.05 hereof, then such meeting shall not be held at any place.

Section 9.02 Fixing Record Dates.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a record date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 9.02(a) at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9.03 Means of Giving Notice.

(a) Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery,

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(ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b) Notice to Stockholders. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in, Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(c) Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

(d) Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(e) Exceptions to Notice Requirements.

(i) Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall

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have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(ii) Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, to any stockholder to whom (A) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings to such stockholder during the period between such two consecutive annual meetings, or (B) all, and at least two, payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (A) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable (1) to any notice returned as undeliverable if the notice was given by electronic transmission and (2) applicable to any stockholder whose electronic mail address appears on the records of the corporation and to whom notice by electronic transmission is not prohibited by Section 232 of the DGCL.

Section 9.04 Waiver of Notice. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these Bylaws, a written waiver of such notice, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.05 Meeting Attendance via Remote Communication Equipment.

(a) Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(i) participate in a meeting of stockholders; and

(ii) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and, if entitled to vote, to vote on matters submitted to the applicable stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b) Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these Bylaws, members of the Board or any committee thereof may participate in a meeting of the Board or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting.

Annex I-17

Section 9.06 Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 9.07 Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 9.08 Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 9.09 Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

Section 9.10 Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 9.11 Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Section 9.12 Resignation. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time it is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 9.13 Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the Chief Executive Officer, the President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chief Executive Officer, the President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

Section 9.14 Securities and interests of Other Entities. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities or interests owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chief Executive Officer, the President, any Vice President or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of equity holders of any entity in which the Corporation may own securities or interests, or to consent in writing, in the name of the Corporation as such holder, to any action by such entity, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities or interests and that, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Section 9.15 Amendments. The Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws.

Annex I-18

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

The Existing Charter provides that all of our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the DGCL. Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)     A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)    A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)     (1) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. For indemnification with respect to any act or omission occurring after December 31, 2020, references to “officer” for purposes of paragraphs (c)(1) and (2) of this section shall mean only a person who at the time of such act or omission is deemed to have consented to service by the delivery of process to the registered agent of the corporation pursuant to § 3114(b) of Title 10 (for purposes of this sentence only, treating residents of this State as if they were nonresidents to apply § 3114(b) of Title 10 to this sentence). (2) The corporation may indemnify any other person who is not a present or former director or officer of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person to the extent he or she has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein.

(d)    Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)     Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)     The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to or repeal or elimination of the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)    A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section. For purposes of this subsection, insurance shall include any insurance provided directly or indirectly (including pursuant to any fronting or reinsurance arrangement) by or through a captive insurance company organized and licensed in compliance with the laws of any jurisdiction, including any captive insurance company licensed under Chapter 69 of Title 18, provided that the terms of any such captive insurance shall: (1) Exclude from coverage thereunder, and provide that the insurer shall not make any payment for, loss in connection with any claim made against any person arising out of, based upon or attributable to any (i) personal profit or other financial advantage to which such person was not legally entitled or (ii) deliberate criminal or deliberate fraudulent act of such person, or a knowing violation of law by such person, if (in the case of the foregoing paragraph (g)(1)(i) or (ii) of this section) established by a final, nonappealable adjudication in the underlying proceeding in respect of such claim (which shall not include an action or proceeding initiated by the insurer or the insured to determine coverage under the policy), unless and only to the extent such person is entitled to be indemnified therefor under this section; (2) Require that any determination to make a payment under such insurance in respect of a claim against a current director or officer (as defined in paragraph (c)(1) of this section) of the corporation shall be made by an independent claims administrator or in accordance with the provisions of paragraphs (d)(1) through (4) of this section; and (3) Require that, prior to any payment under such insurance in connection with any dismissal or compromise of any action, suit or proceeding brought by or in the right of a corporation as to which notice is required to be given to stockholders, such corporation shall include in such notice that a payment is proposed to be made under such insurance in connection with such dismissal or compromise.

For purposes of paragraph (g)(1) of this section, the conduct of an insured person shall not be imputed to any other insured person. A corporation that establishes or maintains a captive insurance company that provides insurance pursuant to this section shall not, solely by virtue thereof, be subject to the provisions of Title 18.

(h)    For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)     For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)     The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)    The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In accordance with Section 102(b)(7) of the DGCL, our Existing Charter provides that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of our Existing Charter is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our Existing Charter, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our Existing Charter limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, shall not adversely affect any right or protection of our director in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Our Existing Charter also provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former officers and directors, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding.

Notwithstanding the foregoing, a person eligible for indemnification pursuant to our Existing Charter will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification and advancement of expenses.

The right to indemnification which will be conferred by our Existing Charter is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our Existing Charter or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our Existing Charter may have or hereafter acquire under law, our Existing Charter, our bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of our Existing Charter affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our Existing Charter also permits us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our Existing Charter.

Our current bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those which are set forth in our Existing Charter. Our bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

We have entered into indemnity agreements with each of our officers and directors on the form that was filed as Exhibit 10.6 of our Registration Statement on Form S-1, filed with the SEC on November 22, 2021. The indemnity agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 21. Exhibits and Financial Statement Schedules

Exhibit	Description
2.1

Business Combination Agreement, dated as of December 4, 2024, by and among Athena Technology Acquisition Corp. II, Athena Technology Sponsor II, LLC, Ace Green Recycling, Inc. and Project Atlas Merger Sub Inc. (included as Annex A to the proxy statement/prospectus, which is a part of this Registration Statement).

2.2

First Amendment to Business Combination Agreement, dated as of March 19, 2026, by and between Athena Technology Acquisition Corp. II and Ace Green Recycling, Inc. (included as Annex A.1 to the proxy statement/prospectus, which is a part of this Registration Statement).

3.1(a)	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1(a) to Athena’s Form 10-Q filed with the Securities and Exchange Commission on January 20, 2022).
3.1(b)

Certificate of Correction to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1(b) to Athena’s Form 10-Q filed with the Securities and Exchange Commission on January 20, 2022).

3.1(c)

Certificate of Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Athena’s Form 8-K filed with the Securities and Exchange Commission on June 14, 2023).

3.1(d)

Certificate of Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Athena’s Form 8-K filed with the Securities and Exchange Commission on June 20, 2023).

3.1(e)

Certificate of Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Athena’s Form 8-K filed with the Securities and Exchange Commission on March 18, 2024).

3.1(f)

Certificate of Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Athena’s Form 8-K filed with the Securities and Exchange Commission on December 11, 2024).

3.1(g)

Certificate of Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Athena’s Form 8-K filed with the Securities and Exchange Commission on September 12, 2025).

3.1(h)	Form of Amended and Restated Certificate of Incorporation of Ace Green Recycling, Inc. (included as Annex B to the proxy statement/prospectus, which is a part of this Registration Statement).
3.2(a)	By-laws of Athena (incorporated by reference to Exhibit 3.3 to Athena’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 3, 2021).
3.2(b)	Form of Amended and Restated Bylaws of Ace Green Recycling, Inc. (included as Annex I to the proxy statement/prospectus, which is a part of this Registration Statement).
4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to Athena’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 6, 2021).
4.2

Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.2 to Athena’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 6, 2021).

4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to Athena’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 6, 2021).
4.4

Amended and Restated Public Warrant Agreement, dated March 29, 2022, by and between Athena and Continental Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 4.4 to Athena’s Form 10-K filed with the Securities and Exchange Commission on March 30, 2022).

4.5

Amended and Restated Private Warrant Agreement, dated March 29, 2022, by and between Athena and Continental Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 4.5 to Athena’s Form 10-K filed with the Securities and Exchange Commission on March 30, 2022).

4.5	Description of Securities (incorporated by reference to Exhibit 4.6 to Athena’s Form 10-K filed with the Securities and Exchange Commission on March 30, 2022).
4.6+	Specimen Common Stock Certificate of New Ace Green.
4.7+	Specimen Warrant Certificate of New Ace Green.
5.1*	Opinion of Latham & Watkins LLP.
8.1*	Opinion of Latham & Watkins LLP.
8.2**	Opinion of Rimon P.C.

Exhibit	Description
10.1(a)

Letter Agreement, dated December 9, 2021, by and among Athena, its officers, its directors and the Sponsor (incorporated by reference to Exhibit 10.1 to Athena’s Form 8-K filed with the Securities and Exchange Commission on December 15, 2021).

10.1(b)

Joinder Agreement, dated December 8, 2022, by and between Athena and Trier Bryant (incorporated by reference to Exhibit 10.1 to Athena’s Form 8-K filed with the Securities and Exchange Commission on December 9, 2022).

10.1(c)

Joinder Agreement, dated October 30, 2024, by and between Athena and Carolyn Trabuco (incorporated by reference to Exhibit 10.1 to Athena’s Form 10-Q filed with the Securities and Exchange Commission on November 1, 2024).

10.2(a)

Investment Management Trust Agreement, dated December 9, 2021, by and between Athena and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.2 to Athena’s Form 8-K filed with the Securities and Exchange Commission on December 15, 2021).

10.2(b)

Amendment No. 1 to Investment Management Trust Agreement, dated December 9, 2021, by and between Athena and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.1 to Athena’s Form 8-K filed with the Securities and Exchange Commission on June 14, 2023).

10.3

Registration Rights Agreement, dated December 9, 2021, by and among Athena and the Sponsor (incorporated by reference to Exhibit 10.3 to Athena’s Form 8-K filed with the Securities and Exchange Commission on December 15, 2021).

10.4

Private Placement Units Purchase Agreement, dated December 9, 2021, by and between the Company and the Sponsor (incorporated by reference to Exhibit 10.4 to Athena’s Form 8-K filed with the Securities and Exchange Commission on December 15, 2021).

10.5

Administrative Services Agreement, dated December 9, 2021, by and between the Company and the Sponsor (incorporated by reference to Exhibit 10.5 to Athena’s Form 8-K filed with the Securities and Exchange Commission on December 15, 2021).

10.6	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.5 to Athena’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 3, 2021).
10.7

Promissory Note, dated August 31, 2021, issued to Athena Technology Sponsor II LLC (incorporated by reference to Exhibit 10.6 to Athena’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 3, 2021).

10.8

Securities Subscription Agreement by and between Athena and the Sponsor, dated August 31, 2021 (incorporated by reference to Exhibit 10.7 to Athena’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 3, 2021).

10.9

Promissory Note, dated as of July 26, 2024, by and among Athena and the Sponsor (incorporated by reference to Exhibit 10.17 to Athena’s Form 10-K filed with the Securities and Exchange Commission on September 27, 2024).

10.10+	Ace Green Recycling, Inc. Equity Incentive Plan (included as Annex C to the proxy statement/prospectus, which is a part of this Registration Statement).
10.11

Sponsor Support Agreement, dated as of December 4, 2024, by and among the Sponsor, Athena and Ace Green Recycling, Inc. (incorporated by reference to Exhibit 10.1 to Athena’s Form 8-K filed with the Securities and Exchange Commission on December 5, 2024) (included as Annex D to the proxy statement/prospectus, which is a part of this Registration Statement).

10.12

Company Support Agreement, dated as of December 4, 2024, by and among the Sponsor, Athena, Ace Green Recycling, Inc and certain shareholders party thereto (incorporated by reference to Exhibit 10.2 to Athena’s Form 8-K filed with the Securities and Exchange Commission on December 5, 2024) (included as Annex E to the proxy statement/prospectus, which is a part of this Registration Statement).

10.13

Amended and Restated Subscription Agreement, dated as of December 6, 2024, by and between Polar Multi-Strategy Master Fund, Athena Technology Sponsor II, LLC, and Athena Technology Acquisition Corp. II (incorporated by reference to Exhibit 10.1 to Athena’s Form 8-K filed with the Securities and Exchange Commission on December 12, 2024)

10.14

Subscription Agreement, dated as of February 9, 2025, by and between Kevin Wright and Jeanine Percival Wright Revocable Trust and Athena Technology Sponsor II, LLC (incorporated by reference to Exhibit 10.18 to Athena’s Form 10-K filed with the Securities and Exchange Commission on March 21, 2025).

10.15

Subscription Agreement, dated as of August 11, 2025, by and between Polar Multi-Strategy Master Fund, Athena Technology Sponsor II, LLC, and Athena Technology Acquisition Corp. II (incorporated by reference to Exhibit 10.1 to Athena’s Form 10-Q filed with the Securities and Exchange Commission on August 19, 2025).

Exhibit	Description
10.16†+^	Sales Agreement between AGR Licensing, Inc. and Mel Metal LLC.
10.16.1†+	Amendment to Sales Agreement between AGR Licensing, Inc. and Mel Metal LLC, dated December 30, 2024.
10.17+	Lease between CLR Silsbee Property Owner, LLC and AGR Enterprises, Inc.
10.18†+^	Master Offtake Agreement with Glencore dated as of November 23, 2022, between Ace Green Recycling, Inc. and Glencore Ltd.
10.19+^	Lease Deed dated June 26, 2024, between Mundra Estates INC and Verdeen Chemicals Private Limited.
10.20†+	Master Offtake Agreement dated June 4, 2025, between the Ownes Group (WA) Pty Ltd and Ace Recycling Pte Ltd.
10.21+	Master Offtake Agreement dated March 5, 2025, between OM Commodities LLC and Ace Green Recycling Inc.
10.22+	Lithium Ion Battery Waste Recycling Agreement by and between Ace Green Recycling, Inc. and Spiro dated January 2, 2025.
10.23†+^	License Agreement dated December 27, 2024, between AGR Licensing, Inc. and Mel Metal LLC.
10.24†+	Additional Agreement dated December 28, 2024, on the amendment of the License Agreement dated December 27, 2024, between AGR Licensing, Inc. and Mel Metal LLC
10.25#+	Employment Agreement by and between Ace Recycling Pte. Ltd. and Nischay Chadra dated September 1, 2021
10.26†#+	Employment Agreement dated as of August 11, 2022, by and between Teodoro Alban and AGR Personnel, Inc.
10.27#+	Employment Agreement by and between Verdeen Chemicals, Inc. and Vipin Tyagi dated September 1, 2021
10.27.1#+	Addendum dated August 1, 2022, to Employment Agreement by and between Verdeen Chemicals, Inc. and Vipin Tyagi dated September 1, 2021
10.27.2#+	Addendum dated October 10, 2022, to Employment Agreement by and between Verdeen Chemicals, Inc. and Vipin Tyagi dated September 1, 2021
21.1	List of Subsidiaries of Athena Technology Acquisition Corp. II (incorporated by reference to Exhibit 21.1 to Athena’s Form 10-K filed with the Securities and Exchange Commission on March 21, 2025).
21.2+	List of Subsidiaries of Ace Green Recycling, Inc.
23.1*	Consent of Latham & Watkins LLP. (included in Exhibit 5.1).
23.2**	Consent of WithumSmith + Brown, PC.
23.3**	Consent of Marcum LLP.
23.4**	Consent of CBIZ CPAs P.C.
23.5*	Consent of Latham & Watkins LLP. (included in Exhibit 8.1).
23.6+	Consent of Nishchay Chadha to be named as a director nominee.
23.7+	Consent of Vipin Tyagi to be named as a director nominee.
23.8**	Consent of Richard Goldberg to be named as a director nominee.
23.9**	Consent of Otto C. Schwethelm to be named as a director nominee.
23.10**	Consent of Carolyn Trabuco to be named as an anticipated director of New Ace Green.
23.11**	Consent of Jeanine Wright to be named as a director nominee.
23.12**	Consent of Rimon P.C. (included in Exhibit 8.2)
24.1+	Powers of Attorney (included on the signature page of the initial filing of this Registration Statement).
99.1*	Form of Preliminary Proxy Card.
101.INS	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document).
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107+	Filing Fee Table.

____________

*        To be filed by amendment.

**      Filed herewith.

+        Previously filed.

†       Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted (indicated by “[***]”) as the co-registrant has determined that the omitted information (i) is not material and (ii) the type of information that the co-registrant customarily and actually treats as private or confidential.

#        Indicates management contract or compensatory plan or arrangement.

^        Certain exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). Ace Green agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request; Ace Green may, however, request confidential treatment of omitted items.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

A.     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.     That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.      That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.      That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

G.     That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

H.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

I.       To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

J.       To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Riyadh, Kingdom of Saudi Arabia, on March 24, 2026.

ATHENA TECHNOLOGY ACQUISITION CORP. II
By:	/s/ Isabelle Freidheim
Name:	Isabelle Freidheim
Title:	Chief Executive Officer

POWERS OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Position	Date
/s/ Isabelle Freidheim	Chief Executive Officer and Chairperson of the	March 24, 2026
Isabelle Freidheim	Board of Directors (Principal Executive Officer)
*	Chief Financial Officer	March 24, 2026
Jennifer Calabrese	(Principal Accounting and Financial Officer)
*	President and Director	March 24, 2026
Kirthiga Reddy
*	Director	March 24, 2026
Judith Rodin
*	Director	March 24, 2026
Sharon Brown-Hruska
*	Director	March 24, 2026
Trier Bryant
*	Director	March 24, 2026
Carolyn Trabuco
* By:	/s/ Isabelle Freidheim
Isabelle Freidheim Attorney-in-fact

Pursuant to the requirements of the Securities Act, the co-registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, the Republic of Singapore, on March 24, 2026.

ACE GREEN RECYCLING, INC.
By:	/s/ Nishchay Chadha
Name:	Nishchay Chadha
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Position	Date
Ace Green Recycling, Inc.
/s/ Nishchay Chadha	Director and Chief Executive Officer	March 24, 2026
Nishchay Chadha	(Principal Executive Officer)
*	Chief Financial Officer	March 24, 2026
Teodoro Alban	(Principal Financial and Accounting Officer)
*	Director	March 24, 2026
Vipin Tyagi
* By:	/s/ Nishchay Chadha
Nishchay Chadha Attorney-in-fact